As filed with the Securities and Exchange Commission on February 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JANUS PARENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	6770	86-1476200
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14 Fairmount Avenue

Chatham, New Jersey 07928

(973) 507-0359

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o Juniper Industrial Holdings, Inc.

14 Fairmount Avenue

Chatham, New Jersey 07928

Attn: Brian Cook

Chief Executive Officer and Chief Financial Officer

(973) 507-0359

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey, P.C.

Julian J. Seiguer, P.C.

Michael W. Rigdon

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

(713) 836-3600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed business combinations are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, please place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(14)
Common stock(2)(4)(8)	43,125,000	$12.79	$551,568,750(9)	$60,176
Common stock(3)(4)(8)	70,000,000	$12.79	$895,300,000(10)	$97,677
Warrants(5)(8)	22,325,000	$2.7401	$61,171,617(11)	$6,674
Warrants(6)(8)	5,075,000	$2.7401	$13,905,754(12)	$1,517
Common stock issuable upon exercise of the Warrants(6)(7)(8)	27,400,000	—	— (13)	—
Total				$166,045

(1)

All securities being registered will be issued by Janus Parent, Inc., a Delaware corporation (“Parent”). In connection with the business combination described in the included proxy statement/prospectus: (a) JIH Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, will be merged with and into Juniper Industrial Holdings, Inc. (“JIH” or the “Company”), with the Company being the surviving corporation in the merger and a wholly owned subsidiary of Parent (the “JIH Merger”), (b) each of the Blocker Merger Subs (as defined herein) will be merged with and into the corresponding Blockers (as defined herein) with each such Blocker being the surviving corporation in each such merger and a wholly owned subsidiary of Parent (the “Blocker Mergers”), and each Blocker thereafter will be merged with and into Parent with Parent being the surviving corporation in each such merger (the “Parent Mergers”, together with the JIH Merger and the Blocker Mergers, the “Mergers”), (c) each other equityholder of Janus Midco, LLC (“Midco”) will contribute certain equity interests in Midco to Parent in exchange for shares of Parent common stock and Parent warrants and will sell its remaining equity interests in Midco to the Company in exchange for cash and (d) Parent will contribute (directly or indirectly) all of the equity interests in Midco acquired pursuant to the foregoing transactions to the Company (the transactions contemplated by the foregoing clauses (a)-(d) together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”) such that, as a result of the consummation of the Transactions, Midco will become a direct or indirect wholly owned subsidiary of the Company (the “Business Combination”). As a result of the Transactions and by virtue of the JIH Merger, each outstanding share of Class A common stock of JIH, par value $0.0001 per share (“JIH Class A common stock”) and each outstanding share of Class B common stock of JIH, par value $0.0001 per share (“JIH Class B common stock”, together with JIH Class A common stock, “JIH common stock”), will be converted into one share of Parent common stock, par value $0.0001 (the “Parent common stock”), and each outstanding warrant of JIH (other than 50% of the warrants held by Juniper Industrial Sponsor, LLC (the “Sponsor”)), each entitling the holder thereof to purchase one share of JIH Class A common stock at an exercise price of $11.50 per share (each, a “JIH warrant”), will be converted into the right to receive a warrant to purchase one share of Parent common stock at an exercise price of $11.50 per share (each, a “Parent warrant”) and Parent will become the public company, and the current security holders of JIH and the equity owners of Midco and the Blockers will become security holders of Parent.

(2)

Consists of shares of Parent common stock issuable in exchange for outstanding shares of JIH common stock, including shares of JIH Class A common stock included in outstanding units of JIH (“units”), each unit consisting of one share of JIH Class A common stock and one-half of one JIH warrant. Upon the consummation of the Business Combination, all units will be separated into their component securities, which will be exchanged for equivalent securities of Parent.

(3)

Consists of shares of Parent common stock issuable in exchange for the equity interests in Midco as consideration in the Transactions calculated in accordance with the Business Combination Agreement (as defined below), and assuming all Midco equityholders elect to receive stock consideration only.

(4)

The actual number of shares of Parent common stock issuable to shareholders of JIH and in exchange for the equity interests in Midco will be determined pursuant to the amount of redemptions and the terms of the Business Combination Agreement, respectively, and is dependent on the actual elections of the holders of JIH common stock. While the exact number of shares of Parent common stock to be issued at the closing of the Business Combination cannot be known as of the filing of this Registration Statement, Parent believes that, based on the assumptions underlying the calculation of the registration fee (as set forth in footnote (3) above), the actual number of shares of Parent common stock issued will not be greater than those set forth in the Calculation of the Registration Fee table.

(5)	Consists of Parent warrants issuable in exchange for outstanding JIH warrants included in the outstanding units.
(6)	Consists of 5,075,000 Parent warrants issuable to the holders of equity interests in Midco as consideration in the Transactions.
(7)

Consists of Parent common stock issuable upon exercise of Parent warrants. Each Parent warrant will entitle the warrant holder to purchase one share of Parent common stock at a price of $11.50 per share (subject to adjustment).

(8)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(9)

Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying $12.79, which represents the average of the high and low prices of shares of JIH Class A common stock on the New York Stock Exchange on February 2, 2021, by 34,500,000, the estimated number of shares of JIH Class A common stock that will be outstanding immediately prior to the closing of the Business Combination (including shares of JIH Class A common stock that may be redeemed pursuant to the terms of JIH’s amended and restated certificate of incorporation and the shares of JIH Class A common stock included in the units).

(10)

Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying (a) $12.79, which represents the average of the high and low prices of the JIH Class A common stock, as reported on the New York Stock Exchange on February 2, 2021, by (b) 70,000,000, the estimated number of shares of Parent common stock issuable to the equityholders of Midco.

(11)

Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying $2.74, which represents the average of the high and low prices of JIH warrants on the New York Stock Exchange on February 1, 2021, by 22,325,000, the estimated number of Parent warrants issuable in exchange for outstanding JIH warrants included in the outstanding units immediately prior to the closing of the Business Combination.

(12)

Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying $2.74, which represents the average of the high and low prices of JIH warrants on the New York Stock Exchange on February 1, 2021, by 5,075,000, the estimated number of Parent warrants issuable to the holders of equity interests in Midco as consideration in the Transactions.

(13)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(14)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission (the “Commission”), acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2021

PRELIMINARY PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS OF

JUNIPER INDUSTRIAL HOLDINGS, INC.

PROSPECTUS FOR 140,525,000 SHARES OF COMMON STOCK AND 27,400,000 WARRANTS OF

JANUS PARENT, INC.

Dear Juniper Industrial Holdings, Inc. Stockholders:

On December 21, 2020, Juniper Industrial Holdings, Inc., (“we,” “us,” “our,” “JIH” or the “Company”), entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among the Company, Janus Parent, Inc. (“Parent”), JIH Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), Jade Blocker Merger Sub 1, Inc., Jade Blocker Merger Sub 2, Inc., Jade Blocker Merger Sub 3, Inc., Jade Blocker Merger Sub 4, Inc., Jade Blocker Merger Sub 5, Inc. (collectively referred to as the “Blocker Merger Subs”), Clearlake Capital Partners IV (AIV-Jupiter) Blocker, Inc., Clearlake Capital Partners IV (Offshore) (AIV-Jupiter) Blocker, Inc., Clearlake Capital Partners V (AIV-Jupiter) Blocker, Inc., Clearlake Capital Partners V (USTE) (AIV-Jupiter) Blocker, Inc., Clearlake Capital Partners V (Offshore) (AIV-Jupiter) Blocker, Inc. (collectively referred to as the “Blockers”), Janus Midco, LLC (“Midco”), Jupiter Management Holdings, LLC, Jupiter Intermediate Holdco, LLC, J.B.I., LLC and Cascade GP, LLC, solely in its capacity as equityholder representative, which provides, among other things, that (a) Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the merger and a wholly owned subsidiary of Parent (the “JIH Merger”), (b) each of the Blocker Merger Subs will be merged with and into the corresponding Blockers with each such Blocker being the surviving corporation in each such merger and a wholly owned subsidiary of Parent (the “Blocker Mergers”), and each Blocker thereafter will be merged with and into Parent with Parent being the surviving corporation in each such merger (the “Parent Mergers,” together with the JIH Merger and the Blocker Mergers, the “Mergers”), (c) each other equityholder of Midco will contribute certain equity interests in Midco to Parent in exchange for shares of Parent common stock and Parent warrants and will sell its remaining equity interests in Midco to the Company in exchange for cash and (d) Parent will contribute (directly or indirectly) all of the equity interests in Midco acquired pursuant to the foregoing transactions to the Company (the transactions contemplated by the foregoing clauses (a)-(d) together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”) such that, as a result of the consummation of the Transactions, Midco will become a direct or indirect wholly owned subsidiary of the Company (the “Business Combination”).

At the special meeting of stockholders (the “special meeting”), our stockholders will be asked to consider and vote upon a proposal, (the “Business Combination Proposal”), to approve the Business Combination and adopt the Business Combination Agreement. The aggregate consideration to be paid in the Transactions to the direct or indirect owners of Midco will consist of, (i) based on Midco’s current capitalization and assuming no redemptions, an estimated $490.0 million in cash and 70.0 million shares of Parent’s common stock or, assuming $138.8 million in redemptions, an estimated $351.2 million in cash and 83.8 million shares of Parent’s common stock and (ii) warrants to acquire 5,075,000 shares of Parent common stock. The cash consideration will be funded from the cash held in the Company’s trust account (after permitted redemptions) and the proceeds of an expected issuance and sale of $250.0 million of the Parent’s common stock in a private placement. The number of shares of the equity consideration will be based on a $10.00 per share value for Parent’s common stock.

Pursuant to the Business Combination Agreement and by virtue of the JIH Merger, each outstanding share of our common stock will be converted into one share of Parent common stock and each of our outstanding warrants (other than the warrants held by our sponsor, Juniper Industrial Sponsor, LLC (the “Sponsor”)), entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share, will be converted into the right to receive a warrant to purchase one share of Parent common stock at an exercise price of $11.50 per share upon consummation of the Business Combination. In addition, by virtue of the JIH Merger, the shares of our common stock and our warrants held by the Sponsor will be converted into the right to receive (i) an equivalent number of shares of Parent common stock, 2,000,000 of which shall be subject to the terms of an Earnout Agreement (pro rata among the Sponsor shares and shares owned by certain affiliates) and (ii) Parent warrants representing 50% of the number of Company warrants owned by Sponsor prior to the closing of the Transactions. For additional information, see the section in the accompanying proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal —Consideration.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. Accordingly, this prospectus covers an aggregate of 113,125,000 shares of Parent’s common stock and 27,400,000 Parent warrants.

Our stockholders will also be asked to consider and vote upon the following proposals: (a) to approve and adopt the Parent Omnibus Incentive Plan (an equity-based incentive plan), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Incentive Plan Proposal”); and (b) to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes received to pass the resolution to approve the Business Combination Proposal, and the Incentive Plan Proposal, (the “Adjournment Proposal”). Each of these proposals is more fully described in the accompanying proxy statement/prospectus.

Our Class A common stock, units and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “JIH,” “JIH.U” and “JIH WS,” respectively. Parent has applied to list, to be effective at the time of the Business Combination, its common stock and warrants on the NYSE under the symbols “JBI” and “JBI WS,” respectively. Upon the consummation of the Business Combination, all JIH units will be separated into their component securities, which will be exchanged for equivalent securities of Parent. We expect our Class A common stock, units and warrants will be delisted from the NYSE.

Pursuant to our charter, we are providing holders of the shares of Class A common stock included in the units issued in our initial public offering (“public stockholders”), with the opportunity, upon the closing of the Transactions and subject to the limitations described in the accompanying proxy statement/prospectus, to redeem their shares of our Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit in our trust account (as of two business days prior to the consummation of the Transactions). For illustrative purposes, based on funds in our Trust Account of approximately $347.6 million on September 30, 2020, stockholders would have received a redemption price of approximately $10.06 per share of our Class A common stock. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal.

We are providing the accompanying proxy statement/prospectus and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. The special meeting of our stockholders will be held virtually at         , Eastern Time, on                 , 2021. Whether or not you plan to attend the special meeting, we urge you to read the accompanying proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 29.

Your vote is very important, regardless of the number of shares of our common stock you own. To ensure your representation at the special meeting, please take time to vote by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote online at the special meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card and do not attend the special meeting, if you abstain from voting, or if you hold your shares in “street name” through a broker or other nominee and fail to give such nominee voting instructions (a “broker non-vote”), it will have the same effect as a vote “AGAINST” the Business Combination Proposal but will have no effect on the Incentive Plan Proposal, or the Adjournment Proposal. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote online, obtain a legal proxy from your broker or bank.

The Business Combination Proposal is not conditioned on the approval of any other proposal. The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement/prospectus. It is important for you to note that if the Business Combination Proposal is not approved by our stockholders then we will not consummate the Transactions.

Our Board unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal and “FOR” the other proposals presented in this proxy statement/prospectus. In considering the recommendation of our Board, you should keep in mind that our directors and executive officers may have interests in the Transactions that are different from, or in addition to, the interests of our stockholders generally. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Sincerely,

Brian Cook
Chief Executive Officer and Chief Financial Officer

This proxy statement/prospectus is dated                 , 2021, and is first being mailed to our stockholders on or about                 , 2021.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE TRANSACTIONS, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

JUNIPER INDUSTRIAL HOLDINGS, INC.

14 Fairmount Avenue

Chatham, NJ 07928-1835

NOTICE OF SPECIAL MEETING

OF STOCKHOLDERS OF JUNIPER INDUSTRIAL HOLDINGS, INC.

To Be Held on                 , 2021

To the Stockholders of Juniper Industrial Holdings, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”), of Juniper Industrial Holdings, Inc., a Delaware corporation, will be held on                 , 2021, at                 , Eastern Time.

The special meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the special meeting online, vote and submit your questions during the special meeting by visiting https://www.cstproxy.com/juniperindustrial/sm2021. We are pleased to utilize the virtual stockholder meeting technology to (i) provide ready access and cost savings for our stockholders and the Company and (ii) to promote social distancing pursuant to guidance provided by the Center for Disease Control and the U.S. Securities and Exchange Commission due to the novel coronavirus. The virtual meeting format allows attendance from any location in the world.

You are cordially invited to attend the special meeting which will be held to consider and vote upon the following matters:

(1)	The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination and adopt the Business Combination Agreement;

(2)	The Incentive Plan Proposal — to consider and vote upon a proposal to adopt the Parent Omnibus Incentive Plan, which we refer to as the Omnibus Plan; and

(3)

The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the special meeting by the chairman thereof to a later date, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal and the Incentive Plan Proposal.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of our common stock at the close of business on                 , 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

All JIH stockholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, however, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record, you may also cast your vote online at the special meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card and do not attend the special meeting online, if you abstain from voting, or if you hold your shares in “street name” through a broker or other nominee and fail to give such nominee voting instructions (a “broker non-vote”), it will have the same effect as a vote “AGAINST” the Business Combination Proposal but will have no effect on the Incentive Plan Proposal or the Adjournment Proposal. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote online, obtain a legal proxy from your broker or bank. Public stockholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal.

The Business Combination Proposal is not conditioned on the approval of any other proposal. The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement/prospectus. It is important for you to note that if the Business Combination Proposal is not approved by our stockholders then we will not consummate the Transactions.

After careful consideration, our Board has determined that the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal are fair to and in the best interests of JIH and our stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal and “FOR” the other proposals presented in the accompanying proxy statement/prospectus. In considering the recommendation of our Board, you should keep in mind that our directors and executive officers may have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

A complete list of JIH stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting at the principal executive offices of JIH for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the Business Combination and related transactions and each of our proposals. Whether or not you plan to attend the special meeting, we urge you to read the accompanying proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 29 thereof. If you have any questions regarding the accompanying proxy statement/prospectus or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 if you are a stockholder or collect at (212) 929-5500 if you are a broker or bank.

Chatham, New Jersey	By Order of the Board of Directors,
, 2021
Roger Fradin
Chairman

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms we, us, our, the Company and JIH refer to Juniper Industrial Holdings, Inc. Furthermore, in this proxy statement/prospectus:

“Blocker 1” means Clearlake Capital Partners IV (AIV-Jupiter) Blocker, Inc., a Delaware corporation.

“Blocker 2” means Clearlake Capital Partners IV (Offshore) (AIV-Jupiter) Blocker, Inc., a Delaware corporation.

“Blocker 3” means Clearlake Capital Partners V (AIV-Jupiter) Blocker, Inc., a Delaware corporation.

“Blocker 4” means Clearlake Capital Partners V (USTE) (AIV-Jupiter) Blocker, Inc., a Delaware corporation.

“Blocker 5” means and Clearlake Capital Partners V (Offshore) (AIV-Jupiter) Blocker, a Delaware corporation.

“Blockers” means, collectively, Blocker 1, Blocker 2, Blocker 3, Blocker 4 and Blocker 5.

“Blocker Merger Sub 1” means Jade Blocker Merger Sub 1, Inc., a Delaware corporation.

“Blocker Merger Sub 2” means Jade Blocker Merger Sub 2, Inc., a Delaware corporation.

“Blocker Merger Sub 3” means Jade Blocker Merger Sub 3, Inc., a Delaware corporation.

“Blocker Merger Sub 4” means Jade Blocker Merger Sub 4, Inc., a Delaware corporation.

“Blocker Merger Sub 5” means Jade Blocker Merger Sub 5, Inc. a Delaware corporation.

“Blocker Merger Subs” means, collectively, Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4 and Blocker Merger Sub 5.

“Blocker Owners” means the owner of the equity interests of the Blockers.

“Board” means the board of directors of JIH.

“Business Combination” or “business combination” means the Transactions contemplated by the Business Combination Agreement and the related agreements.

“Business Combination Agreement” means the Business Combination Agreement, dated as of December 21, 2020, as it may be amended, by and among JIH, Midco, Parent, Merger Sub, the Blockers, the Blocker Merger Subs, Holdings, Holdco, JBI and Equityholder Representative.

“CCG” or “Clearlake” means Clearlake Capital Group, L.P.

“Class A common stock” means Class A common stock, par value $0.0001 per share, of JIH.

“Class B common stock” means Class B common stock, par value $0.0001 per share, of JIH.

“closing” means the closing of the Transactions.

“Closing Date” means the date on which the Business Combination is consummated.

“Code” means the Internal Revenue Code of 1986, as amended and restated from time to time.

“Combined Company” means Parent and its consolidated subsidiaries after giving effect to the Business Combination.

“Company common stock” or “our common stock” means the Class A common stock and Class B common stock.

“Company Warrant Agreement” means the Warrant Agreement, dated November 13, 2019, between JIH and Continental Stock Transfer & Trust Company, as warrant agent.

“Company warrants” means the public warrants and the private placement JIH warrants.

“Contribution and Exchange” means, through a series of transactions, the contribution by Midco and the Blocker Merger Subs to Parent of all of the equity interests in Midco and the Blockers in exchange for cash and shares of Parent common stock.

“Equityholder Representative” means Cascade GP, LLC, a Delaware limited liability company, in its capacity as the equity representative.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Bylaws” means the bylaws of JIH.

“Existing Certificate of Incorporation” or “charter” means the Amended and Restated Certificate of Incorporation, dated as of November 7, 2019 of JIH.

“Existing Midco Equityholders” means JBI, Holdco and Holdings.

“Founder Shares” means the 8,625,000 shares of our Class B common stock issued prior to our IPO.

“GAAP” means generally accepted accounting principles in the United States.

“Holdco” means Jupiter Intermediate Holdco, LLC, a Delaware limited liability company.

“Holdings” means Jupiter Management Holdings, LLC, a Delaware limited liability company.

“initial stockholders” or “initial holders” means the Sponsor and any other holders of Founder Shares prior to the IPO (or their permitted transferees).

“IPO” means our initial public offering, consummated on November 13, 2019, in which we sold 34,500,000 public units at $10.00 per share.

“IRS” means the U.S. Internal Revenue Service.

“Janus” means, collectively, Janus International Group, LLC, a Delaware limited liability company, and each of its operating subsidiaries.

“JBI” means J.B.I., LLC, a Georgia limited liability company.

“JIH” or “Juniper” means Juniper Industrial Holdings, Inc., a Delaware corporation.

“JIH Merger” means the merger of JIH Merger Sub with and into JIH with JIH being the surviving corporation in the merger and a wholly owned subsidiary of Parent.

“Merger Sub” means JIH Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent.

“Midco” means Janus Midco, LLC, a Delaware limited liability company.

“Parent” means Janus Parent, Inc., a Delaware corporation.

“Parent common stock” means common stock, par value $0.0001 per share, of Parent.

“Parent Warrant Agreement” means the warrant agreement governing the converted Company warrants that shall be converted upon consummation of the Business Combination in accordance with the Company Warrant Agreement and the warrants to be issued as consideration pursuant to the Business Combination Agreement.

“Parent warrants” means the JIH warrants that have been converted into warrants of Parent upon consummation of the Business Combination and the warrants to be issued as consideration pursuant to the Business Combination Agreement.

“Parent Parties” means Parent together with Blocker Merger Subs, JIH and JIH Merger Sub.

“PIPE Investment” means the expected issuance and sale of $250.0 million of Parent’s common stock in a private placement to the PIPE Investors pursuant to the Subscription Agreements.

“PIPE Investors” means the accredited investors and qualified institutional buyers who entered into the Subscription Agreements with the Company and Parent for the PIPE Investment.

“private placement” means the private sale of private placement warrants and Founder Shares by the Sponsor that occurred simultaneously with the consummation of our IPO for total gross proceeds of $10,150,000.

“private placement warrants” means the 10,150,000 warrants purchased by the Sponsor in the private placement for $10,150,000, each of which is exercisable for one share of Class A common stock in accordance with its terms.

“public shares” means the 34,500,000 shares of our Class A common stock underlying the units issued in our IPO.

“public stockholders” means holders of public shares, including our initial stockholders to the extent our initial stockholders hold public shares, provided that our initial stockholders will be considered “public stockholders” only with respect to any public shares held by them.

“public warrants” means the 17,250,000 warrants underlying the units issued in our IPO, each of which is exercisable for one share of our Class A common stock in accordance with its terms.

“redemption rights” means the offer by JIH to redeem for cash all or a portion of the Class A common stock held by a holder of Class A common stock.

“Securities Act” means the Securities Act of 1933, as amended.

“special meeting” means the special meeting of stockholders of JIH that is the subject of this proxy statement/prospectus.

“Sponsor” means Juniper Industrial Sponsor, LLC, a Delaware limited liability company, which is our initial stockholder.

“Subscription Agreements” means the Subscription Agreements, dated December 21, 2020, entered into between the Company, Parent and each of the PIPE Investors for the PIPE Investment.

“Transactions” means, collectively, the (a) JIH Merger, (b) merger of each of the Blocker Merger Subs with and into the corresponding Blocker with each such Blocker being the surviving corporation in each such merger and a wholly owned subsidiary of Parent, and subsequent merger of each Blocker with and into Parent with Parent being the surviving corporation in each such merger, (c) contribution by each other equityholder of Midco of certain equity interests in Midco to Parent in exchange for Parent common stock and Parent warrants and sale of its remaining equity interests in Midco to the Company in exchange for cash, and (d) contribution (directly or indirectly) by Parent of all of its equity interests in Midco acquired pursuant to the foregoing transactions to the Company.

“Transfer Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

“Treasury regulations” means Treasury regulations promulgated under the Code.

“Trust Account” means the trust account into which $345.0 million of the net proceeds of our IPO and the private placement were deposited for the benefit of the public stockholders.

“Trust Agreement” means that certain Investment Management Trust Account Agreement, dated November 13, 2019, between JIH and Continental Stock Transfer & Trust Company.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Transactions. The following questions and answers do not include all the information that may be important to you. We urge stockholders to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:	Why are JIH and Janus proposing to enter into the Business Combination?

A:

JIH is a blank check company formed specifically as a vehicle to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In the course of JIH’s search for a business combination partner, JIH investigated the potential acquisition of many entities in various industries and concluded that Janus was the best candidate for a Business Combination with JIH. For more details on JIH’s search for a business combination partner and the Board’s reasons for selecting Janus as JIH’s Business Combination partner, see the sections entitled “Proposal No. 1 — The Business Combination — Background of the Business Combination” and “Proposal No. 1 — The Business Combination — Reasons for the Approval of the Business Combination.”

Q:	Why am I receiving this proxy statement/prospectus?

A:

Our stockholders are being asked to consider and vote upon a proposal to approve the Business Combination and adopt the Business Combination Agreement, among other proposals. We have entered into the Business Combination Agreement by and among JIH, Midco, Parent, Merger Sub, the Blockers, the Blocker Merger Subs, Holdings, Holdco, JBI and Equityholder Representative, which provides for (a) Merger Sub to be merged with and into the Company with the Company being the surviving corporation in the merger and a wholly owned subsidiary of Parent, (b) each of the Blocker Merger Subs will merge with and into the corresponding Blockers with each such Blocker being the surviving corporation in each such merger and a wholly owned subsidiary of Parent, and each Blocker thereafter will be merged with and into Parent with Parent being the surviving corporation in each such merger, (c) each other equityholder of Midco will contribute certain equity interests in Midco to Parent in exchange for shares of Parent common stock and Parent warrants and will sell its remaining equity interests in Midco to the Company in exchange for cash and (d) Parent will contribute (directly or indirectly) all of the equity interests in Midco acquired pursuant to the Transactions to the Company such that, as a result of the consummation of the Transactions, Midco will become a direct or indirect wholly owned subsidiary of the Company.

Pursuant to the Business Combination Agreement, the aggregate consideration to be paid in the Transactions will consist of, (i) based on Midco’s current capitalization and assuming no redemptions, an estimated $490.0 million in cash and 70.0 million shares of Parent’s common stock or, assuming $138.8 million in redemptions, an estimated $351.2 million in cash and 83.8 million shares of Parent’s common stock and (ii) warrants to acquire 5,075,000 shares of Parent common stock. The cash consideration will be funded from the cash held in the Trust Account (after permitted redemptions) and the proceeds of an expected issuance and sale of $250.0 million of the Parent’s common stock in a private placement. In addition and by virtue of the JIH Merger, each outstanding share of the Company common stock and the common stock underlying the warrants shall be converted into the right to receive one share of Parent common stock and each Company warrant (other than the warrants held by the Sponsor) shall be converted into the right to receive a Parent warrant upon consummation of the Business Combination and in accordance with the Company Warrant Agreement. By virtue of the JIH Merger, Sponsor’s Company common stock and Company warrants, respectively, will be converted into the right to receive (i) an equivalent number of shares of Parent common stock, 2.0 million of which shall be subject to the terms of the Earnout Agreement (as defined herein) and (ii) Parent warrants representing 50% of the number of Company warrants owned by our Sponsor prior to the closing of the Transactions. The number of shares of Parent’s common stock to be issued as consideration in the Business Combination will be based on a $10.00 per share value. For additional information, see the section in this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Consideration.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Our Class A common stock, units and warrants are currently listed on the NYSE under the symbols “JIH,” “JIH.U” and “JIH WS,” respectively. Parent has applied to list, to be effective at the time of the Business Combination, its common stock and warrants on the NYSE under the symbols “JBI” and “JBI WS,” respectively. At the closing, any of our units that are not already trading separately will separate into their component shares of Parent common stock and warrants to purchase one share of Parent common stock. Upon the consummation of the Business Combination, all JIH units will be separated into their component securities, which will be exchanged for equivalent securities of Parent. We expect our Class A common stock, units and warrants will be delisted from the NYSE.

This proxy statement/prospectus and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes, which we urge you to do.

Q:	What is being voted on at the special meeting?

A:	Our stockholders are being asked to vote on the following proposals:

The Business Combination Proposal — A proposal to approve and adopt the Business Combination and the Business Combination Agreement;

The Incentive Plan Proposal — A proposal to adopt the Parent Omnibus Incentive Plan; and

The Adjournment Proposal — A proposal to approve the adjournment of the special meeting to a later date, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal and the Incentive Plan Proposal.

Q:	Are the proposals conditioned on one another?

A:

The Business Combination Proposal is not conditioned on the approval of any other proposal. The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement/prospectus. It is important for you to note that if the Business Combination Proposal is not approved by our stockholders then we will not consummate the Transactions.

Q:	Why is JIH providing stockholders with the opportunity to vote on the Business Combination?

A:

Our charter requires that we provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination in conjunction with either a tender offer or a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than pursuant to a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to provide our public stockholders with the opportunity to redeem their public shares in connection with the closing of the Transactions.

Q:	What will happen in the Business Combination?

A:

At the closing, (a) Merger Sub will merge with and into the Company with the Company being the surviving corporation in the merger and a wholly owned subsidiary of Parent, (b) each of the Blocker Merger Subs will merge with and into the corresponding Blockers with each such Blocker being the surviving corporation in each such merger and a wholly owned subsidiary of Parent, and each Blocker thereafter will be merged with and into Parent with Parent being the surviving corporation in each such merger, (c) each other equityholder of Midco will contribute certain equity interests in Midco to Parent in exchange for shares of Parent common stock and Parent warrants and will sell its remaining equity interests in Midco to the Company in exchange for cash and (d) Parent will contribute (directly or indirectly) all of the equity interests in Midco acquired pursuant to the Transactions to the Company such that, as a result of the consummation of the Transactions, Midco will become a direct or indirect wholly owned subsidiary of the Company. Upon consummation of the Business Combination, Parent will become the public company and change its name to Janus International Group, Inc. Each public stockholder’s common stock and warrants will be automatically converted into an equivalent number of shares of Parent common stock and Parent warrants as a result of the Transactions.

Q:	What equity stake will current JIH stockholders and current Janus stockholders hold in Parent after the closing?

A:

We anticipate that, upon completion of the Transactions, assuming that none of our stockholders exercise redemption rights and excluding the potential dilutive effect of the Earnout Shares and exercise of the Parent warrants, and that an aggregate of 95.0 million shares of Parent’s common stock will be issued as partial consideration in the Transactions, our existing stockholders and the PIPE Investors will hold in the aggregate approximately 48.6% of Parent’s outstanding common stock (30.2% held by our public stockholders and the Sponsor (of which 25.3% will be held by our public stockholders and 4.9% by the Sponsor based on stock ownership of the Sponsor and public stockholders as of November 16, 2020) and 18.4% held by the PIPE Investors) and the Existing Midco Equityholders will hold 51.4% of Parent’s outstanding common stock. If 13.8 million shares of our Class A common stock are redeemed for cash, which assumes the maximum redemption of our shares taking into account the maximum redemption allowance of 40% of all common stock allowed for redemption pursuant to the Business Combination Agreement, and that an aggregate of 108.8 million shares of Parent’s common stock will be issued as partial consideration in the Business Combination, upon completion of the Business Combination and excluding the potential dilutive effect of the Earnout Shares and exercise of the Parent warrants, our existing stockholders and the PIPE Investors will hold in the aggregate approximately 38.5% of Parent’s outstanding common stock (20.1% will be held by our public stockholders and the Sponsor (of which 15.2% will be held by our public stockholders and 4.9% will be held by our Sponsor based on stock ownership of the Sponsor and public stockholders as of November 16, 2020) and 18.4% held by the PIPE Investors) and the Existing Midco Equityholders will hold approximately 61.5% of Parent’s outstanding common stock. These ownership percentages do not take into account (1) any warrants to purchase Parent’s common stock that will be outstanding following the Business Combination or (2) any equity awards that may be issued under our proposed Parent Omnibus Incentive Plan (the “Omnibus Plan”) following the Business Combination. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders and CCG will be different.

For additional information, see the section entitled “Summary — Impact of the Business Combination on Parent’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	Will JIH obtain new financing in connection with the Business Combination?

A:

No. Janus’ existing credit facility will remain in place following the Business Combination. For a summary of the material terms of Janus’ credit facilities, see the section entitled “Janus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for more information.

Q:	What conditions must be satisfied to complete the Transactions?

A:	There are a number of closing conditions in the Business Combination Agreement, including that our stockholders have approved the Transactions and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Transactions, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Conditions to the Closing of the Transactions.”

Q:	Why is JIH proposing the Incentive Plan Proposal?

A:

The purpose of the Omnibus Plan is to provide eligible employees, directors and consultants of Parent the opportunity to receive stock-based incentive awards in order to encourage such persons to contribute materially to the growth of Parent and align their economic interests with those of its stockholders.

Q:	What happens if I sell my shares of Company common stock before the special meeting?

A:

The record date for the special meeting is                , 2021, and is earlier than the date on which we expect the Business Combination to be completed. If you transfer your shares of common stock after the record date, but before the special meeting, unless the transferee obtains a proxy from you to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of our common stock before the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account. Regardless of whether you transfer your shares of common stock before or after the record date, your transferee will be entitled to exercise redemption rights with respect to the shares purchased by following the procedures set forth in this proxy statement/prospectus.

Q:	When and where is the special meeting?

A:	The special meeting will be held via live webcast on , 2021, at , Eastern Time. Due to the COVID-19 pandemic, JIH will be holding the special meeting virtually at the following URL: .

Q:	Who may vote at the special meeting?

A:

Only holders of record of our common stock as of the close of business on                , 2021 (the “record date”) may vote at the special meeting. As of the close of business on the record date, there were                  shares of our common stock outstanding, consisting of                  shares of Class A common stock and                  shares of Class B common stock and entitled to vote. For additional information, see the section entitled “Special Meeting of JIH Stockholders — Voting Power; Record Date.”

Q:	What constitutes a quorum at the special meeting?

A:

A quorum will be present at the special meeting if a majority of the shares of our common stock outstanding and entitled to vote at the special meeting is represented at the meeting online or by proxy. If a stockholder fails to vote his, her or its shares online or by proxy, or if a broker fails to vote online or by proxy shares held by it in nominee name, such shares will not be counted for the purposes of establishing a quorum. If a stockholder who holds his, her or its shares in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee (a “broker non-vote”) on all of the proposals set forth in this proxy statement/prospectus, such shares will not be counted for the purposes of establishing a quorum. An abstention from voting, shares represented at the special meeting online or by proxy but not voted on one or more proposals, or a broker non-vote, so long as the stockholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the special meeting may adjourn the special meeting. Our initial stockholders will count toward this quorum and pursuant to that certain Letter Agreement, entered into at the time of the IPO, by and among JIH, our initial stockholders, the Sponsor, and certain of our directors and executive officer of JIH (the “Letter Agreement”)

have agreed to vote any shares of our common stock owned by them in favor of the Business Combination. As of the record date for the special meeting, the presence online or by proxy of shares of our common stock is required to achieve a quorum.

Q:	What vote is required to approve the proposals presented at the special meeting?

A:

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the special meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of each of the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of the total votes cast on such proposal. Accordingly, neither a stockholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Incentive Plan Proposal or the Adjournment Proposal.

Unlike many other blank check companies in which the initial stockholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, after approval of our Board, our initial stockholders have agreed to vote their Founder Shares, as well as any public shares purchased during or after the IPO, in favor of the Business Combination. As a result, in addition to our initial stockholders’ Founder Shares, we would need 12,937,501, or 37.5%, of the 34,500,000 public shares outstanding to be voted in favor of a transaction in order to have the Business Combination approved. Our initial stockholders own shares representing 20% of our outstanding shares of Class A common stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if our initial stockholders agreed to vote their Founder Shares in accordance with the majority of the votes cast by our public stockholders.

Q:	May the initial stockholders, JIH’s directors, officers, advisors or their respective affiliates purchase shares in connection with the Business Combination?

A:

At any time prior to the special meeting, our initial stockholders, directors, officers, advisors or their respective affiliates may purchase shares of our common stock on the open market, and may purchase shares in privately negotiated transactions from stockholders who vote, or indicate an intention to vote, against the Business Combination Proposal, or who have elected or redeem, or indicate an intention to redeem, their shares in connection with the Business Combination. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per share pro rata portion of the Trust Account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock, to vote their shares in favor of the Business Combination Proposal or to not redeem their shares in connection with the Business Combination. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to JIH or Janus, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act.

Q:	How many votes do I have at the special meeting?

A:

Our stockholders are entitled to one vote at the special meeting for each share of our common stock held of record as of                , 2021, the record date for the special meeting. As of the close of business on the record date, there were                  outstanding shares of our common stock.

x

Q:	Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. Neither our Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that we are paying for Janus is fair to us from a financial point of view. Neither the Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the Board conducted due diligence on Janus and reviewed comparisons of selected financial data of Janus with certain of its peers in the industry and the financial terms set forth in the Business Combination Agreement. Based on the foregoing, the Board concluded that the Business Combination was in the best interest of our stockholders.

Q:	How will the initial stockholders and JIH’s directors and officers vote?

A:

In connection with our IPO, we entered into an agreement with each of our initial stockholders, our executive officers and our directors, pursuant to which they agreed to vote any shares of our common stock owned by them in favor of a proposed business combination. As of the date of this proxy statement/prospectus, our initial stockholders, executive officers and directors own approximately 19.84% of our issued and outstanding shares of common stock, including all of the Founder Shares. None of our initial stockholders, executive officers or directors have entered into agreements, and are not currently in negotiations, to purchase or sell shares prior to the record date.

Q:	What interests do JIH’s current officers and directors have in the Business Combination?

A:

Our directors and executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of our stockholders. These interests include:

•	that our Sponsor, officers and directors will hold Parent common stock following the Business Combination, subject to lock-up agreements and the Earnout Agreement;

•	that our Sponsor, officers and directors will hold warrants to purchase shares of Parent common stock following the Business Combination;

•

that our Sponsor, officers and certain of our directors paid an aggregate of $10,175,000 for their Founder Shares and private placement warrants and that such securities should have a significantly higher value at the time of the Business Combination and will have little or no value if we do not complete the Business Combination;

•

that our Sponsor, officers and directors have waived their redemption rights with respect to their shares of common stock in connection with the Business Combination, and have waived their redemption and liquidation rights with respect to their Founder Shares if we are unable to complete a business combination by November 13, 2021;

•

if we are unable to complete a business combination by November 13, 2021, our Sponsor will be liable for ensuring that the proceeds in the Trust Account are not reduced below $10.00 per public share by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or target business has not executed such a waiver;

•

that Roger Fradin and Brian Cook will be members of the board of directors of the Parent after the closing of the Business Combination and, therefore, in the future Mr. Fradin and Mr. Cook may receive any cash fees, stock options or stock awards that the Parent’s board of directors determines to pay to its non-executive directors;

•

that our Sponsor has agreed to loan us funds in an amount up to $1,500,000 for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid from the Trust Account if we are unable to complete a business combination by November 13, 2021;

•

that our officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations; however, if we fail to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement and we may not be able to reimburse these expenses if the merger or another business combination, is not completed by November 13, 2021; and

•	the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals set forth in this proxy statement/prospectus.

Q:	What voting interests will our current stockholders, Existing Midco Equityholders and the PIPE Investors hold in Parent immediately following the consummation of the Business Combination?

A:

We anticipate that, upon completion of the Business Combination, the voting interests in Parent will be as set forth in the table below (excluding the potential dilutive effect of the Earnout Shares and exercise of Parent warrants):

	No Redemption Scenario		Maximum Redemption Scenario		Mean
	Shares	%	Shares	%	Shares	%
Shares held by JIH stockholders	41,125,000	30.2%	27,325,000	20.1%	34,225,000	25.1%
Shares held by Existing Midco Equityholders	70,000,000	51.4%	83,800,000	61.5%	76,900,000	56.5%
Shares issued to PIPE Investors	25,000,000	18.4%	25,000,000	18.4%	25,000,000	18.4%
Closing shares	136,125,000	100%	136,125,000	100%	136,125,000	100%

Q:	What happens if I vote against the Business Combination Proposal?

A:

If the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by November 13, 2021, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders. Our current charter does not provide any means to extend the November 13, 2021 deadline for completing a business combination. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Covenants of the Parties” for more information.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination (including any portion of the interest earned thereon which was not previously used or distributed to us to pay dissolution expenses or taxes), upon the consummation of the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to an aggregate of 15% or more of the outstanding public shares. Our initial stockholders have waived their redemption rights with respect to their Founder Shares in connection with the Business Combination, and our initial stockholders have also waived their redemption rights with respect to any public shares they hold in connection with the Business Combination. All such shares held by our initial stockholders will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $347.6 million on September 30, 2020, the estimated per share redemption price would have been approximately $10.06. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including any portion of the interest earned thereon which was not previously used or distributed to us to pay dissolution expenses or taxes) upon our liquidation.

Q:	Do the initial stockholders or JIH’s directors and officers have redemption rights in connection with the Business Combination?

A:	No. Our initial stockholders, directors and officers have waived their redemption rights with respect to their shares of common stock in connection with the Business Combination.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights regardless of whether, or how, you vote your shares of our common stock on the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the NYSE.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must, prior to                , Eastern Time, on                , 2021 (two business days before the special meeting), (i) submit a written request, which includes the name of the beneficial owner of the shares to be redeemed, to our Transfer Agent that we redeem your public shares for cash, and (ii) deliver your stock to our Transfer Agent physically or electronically through The Depository Trust Company (“DTC”). The address of Continental Stock Transfer & Trust Company, our Transfer Agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the date of the special meeting. If you deliver your shares for redemption to our Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that our Transfer Agent return the shares to you (physically or electronically). You may make such request by contacting our Transfer Agent at the address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. Please see the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — Redemption of our Common Stock.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	What are the U.S. federal income tax consequences to me as a result of the Business Combination?

A:

We intend to treat the Business Combination transactions as qualifying as a tax-deferred transaction under Section 351 of the Code and the JIH Merger as a tax-deferred reorganization under Section 368 of the Code. If they so qualify, public stockholders generally would not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of our common stock solely for Parent common stock, and holders of JIH warrants generally would not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of JIH warrants for Parent warrants. You are strongly urged to consult your tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Business Combination (including the JIH Merger) to you. Please see the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.”

Q:	If I am a Company warrant holder, can I exercise redemption rights with respect to my warrants?

A:

No. The holders of JIH warrants have no redemption rights with respect to JIH warrants or any shares of our common stock underlying JIH warrants. Upon consummation of the Transactions, JIH warrants shall, by their terms, entitle the holders to purchase shares of Parent common stock in lieu of shares of our Class A common stock at a purchase price of $11.50 per share, subject to adjustment.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:

If you are a holder of JIH Class A common stock, no. There are no appraisal rights available to holders of the JIH Class A common stock in connection with the Business Combination. Appraisal rights are available to holders of our Class B common stock who strictly comply with the procedures set forth in Section 262 of the DGCL in connection with the Business Combination. For additional information, see the section entitled “Appraisal Rights.”

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

If the Business Combination is consummated, the funds held in the Trust Account will be released to us, and those funds will be used to pay or fund (i) the portion of consideration payable in cash pursuant to the Business Combination Agreement, (ii) the redemption price for shares of our Class A common stock redeemed by our stockholders who properly exercise redemption rights, (iii) up to $12.075 million in deferred underwriting compensation payable to UBS as underwriter of our IPO, (iv) fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by or on behalf of the Company, Parent, Merger Sub, Midco, Parent, Merger Sub, the Blockers, the Blocker Merger Subs, Holdings, Holdco, JBI, Equityholder Representative and Janus in connection with the Business Combination and the other transactions contemplated by the Business Combination Agreement, and (v) general corporate purposes of Parent, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. For additional information, see the section entitled “Certain Relationships and Related Transactions — JIH’s Related Party Transactions.”

Q:	What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Public stockholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders.

However, the consummation of the Business Combination is conditioned upon, among other things, approval and adoption by holders of our common stock of the (i) Transactions, (ii) the Business Combination Agreement and (iii) the issuance of shares of Parent common stock (including the Earnout Shares) in connection with the Transactions.

That JIH shall have no more than 40% of its public stockholders exercise their redemption rights is also a condition the Business Combination Agreement.

In addition, with fewer shares of Class A common stock and public stockholders, the trading market for Class A common stock may be less liquid than the market for shares of Class A common stock was prior to consummation of the Business Combination and JIH may not be able to meet the listing standards for the NYSE or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Parent’s business will be reduced.

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, we are unable to complete the Transactions or another business combination transaction by November 13, 2021, our charter provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem all public shares then outstanding at a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to us for regulatory withdrawals and not previously released to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to our obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Holders of our Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:

We currently anticipate that the Business Combination will be consummated within two days following the special meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived in accordance with the Business Combination Agreement. In any event, we expect the closing of the Transactions to occur on or prior to August 31, 2021.

For a description of the conditions to the consummation of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Conditions to the Closing of the Transactions.”

Q:	What do I need to do now?

A:

Whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 29, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of our common stock on                , 2021, the record date for the special meeting, you may vote with respect to the proposals at the special meeting or any adjournment thereof, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a legal proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

At the special meeting, if you abstain from voting with respect to a particular proposal, your shares will be counted as present for purposes of establishing a quorum. For purposes of approving the proposals, failure to vote or an abstention will each have the same effect as a vote “AGAINST” the Business Combination Proposal. A failure to vote or an abstention will have no effect on the outcome of each of the Incentive Plan Proposal and the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders at the special meeting or any adjournment thereof.

Q:	If I am not going to attend the special meeting, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the special meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining the existence of a quorum at the special meeting so long as a stockholder has given the broker or other nominee voting instructions on at least one of the proposals set forth in this proxy statement/prospectus. However, broker non-votes will not be counted as “votes cast” at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to our Transfer Agent at the address listed under “Who can help answer my questions” below so that it is received by the Transfer Agent prior to the special meeting, or attend the special meeting online and vote. You also may revoke your proxy by sending a notice of revocation to our chief financial officer, which must be received by our chief financial officer prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

We will pay the cost of soliciting proxies for the special meeting. We intend to engage MacKenzie Partners, Inc. (the “Proxy Solicitor”) to assist in the solicitation of proxies for the special meeting. We will pay a fee of $12,500 plus a per call fee for any incoming or outgoing stockholder calls for such services. We will reimburse the Proxy Solicitor for reasonable out-of-pocket expenses and will indemnify the Proxy Solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Brian Cook, Chief Executive Officer and Chief Financial Officer

Juniper Industrial Holdings, Inc.

14 Fairmount Avenue

Chatham, NJ 07928-1835

Tel: (973) 507-0359

Email: bcook@juniperindustrial.com

You may also contact the Proxy Solicitor at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Tel: (800) 322-2885 or banks and brokers can call collect at (212) 929-5500

Email: proxy@mackenziepartners.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our Transfer Agent prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be considered at the special meeting, including the Business Combination Proposal, whether or not you plan to attend the special meeting, we urge you to read this entire proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 29. See also the section entitled “Where You Can Find More Information.”

Unless otherwise specified, all share amounts and share calculations: (i) assume no exercise of redemption rights by our public stockholders, (ii) assume that an aggregate of $490.0 million in cash and an aggregate of 70.0 million shares of Parent common stock will be issued to the Existing Midco Equityholders as consideration in the Business Combination, based on Midco’s current capitalization, and (iii) do not include (a) any warrants to purchase Parent common stock that will be outstanding following the Business Combination, or (b) any equity awards that may be issued under our proposed Omnibus Plan following the Business Combination.

Parties to the Business Combination

JUNIPER INDUSTRIAL HOLDINGS, INC.

JIH is a blank check company, incorporated in Delaware, formed in August 2019 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Based on our business activities, JIH is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

JIH’s Class A common stock and public warrants are currently listed on the NYSE under the symbols “JIH” and “JIH WS,” respectively. Certain shares of Class A common stock and public warrants currently trade as units consisting of one share of Class A common stock and one-half of one redeemable warrant, and are listed on the NYSE under the symbol “JIH.U.” The JIH units will automatically separate into their component securities upon consummation of the Business Combination and those component securities will be converted into Parent securities and, as a result, our Class A common stock, units and warrants will no longer trade as an independent security.

The mailing address of JIH’s principal executive office is 14 Fairmount Avenue, Chatham, New Jersey 07928, and its telephone number is (973) 507-0359.

JANUS PARENT, INC.

Parent, a Delaware corporation, was formed by us on December 18, 2020 to consummate the Business Combination. Parent owns no material assets and does not operate any business. Following the Transactions, Parent will be a public company. Parent has applied to list its common stock and warrants on the NYSE under the symbols “JBI” and “JBI WS,” respectively, upon the closing of the Business Combination.

The mailing address of Parent’s principal executive office is 14 Fairmount Avenue, Chatham, New Jersey 07928, and its telephone number is (973) 507-0359.

JIH MERGER SUB, INC.

Merger Sub, a Delaware corporation, is a direct wholly-owned subsidiary of Parent formed by us on December 18, 2020 to consummate the Business Combination. In the Business Combination, Merger Sub will merge with and into JIH, with JIH being the surviving entity and wholly-owned subsidiary of Parent. Merger Sub owns no material assets and does not operate any business. After the consummation of the Business Combination, Merger Sub will cease to exist.

The mailing address of Merger Sub’s principal executive office is 14 Fairmount Avenue, Chatham, New Jersey 07928-1835, and its telephone number is (973) 507-0359.

JANUS MIDCO, LLC

Midco, a Delaware limited liability company, was formed on November 22, 2013 in connection with a prior owner’s investment in Janus International Group, LLC. In the Business Combination, each equityholder in Midco will contribute certain equity interests in Midco to Parent in exchange for Parent common stock and Parent warrants and will sell its remaining equity interests in Midco to the Company in exchange for cash. Parent will thereafter contribute (directly or indirectly) all of its equity interests in Midco acquired pursuant to the Transactions to the Company such that Midco will become a direct or indirect wholly-owned subsidiary of the Company.

The mailing address of Midco’s principal executive office is c/o Janus International Group, LLC, 135 Janus International Blvd. Temple, Georgia 30179, and its telephone number is (866) 562-2580.

JUPITER INTERMEDIATE HOLDCO, LLC

Holdco, a Delaware limited liability company, was formed on December 27, 2017 in connection with CCG affiliates’ investment in Janus International Group, LLC. Holdco’s principal business is to serve as a holding company in connection with an indirect investment by certain members of management in Janus International Group, LLC.

The mailing address of Holdco’s principal executive office is c/o Janus International Group, LLC, 135 Janus International Blvd. Temple, Georgia 30179, and its telephone number is (866) 562-2580.

JUPITER MANAGEMENT HOLDINGS, LLC

Holdings, a Delaware limited liability company, was formed on February 7, 2018 in connection with CCG affiliates’ investment in Janus International Group, LLC. Midco’s principal business is to serve as a holding company in connection with CCG affiliates’ investment .

The mailing address of the Holdings principal executive office is c/o Janus International Group, LLC, 135 Janus International Blvd. Temple, Georgia 30179, and its telephone number is (866) 562-2580.

J.B.I., LLC

JBI, a Georgia limited liability company, was formed on February 13, 2002. JBI’s principal business is to serve as a holding company in connection with indirect investments made by certain current and former members of management in Janus International Group, LLC.

The mailing address of JBI’s principal executive office is c/o Janus International Group, LLC, 135 Janus International Blvd. Temple, Georgia 30179, and its telephone number is (866) 562-2580.

CASCADE GP, LLC

The Equityholder Representative is a Delaware limited liability company that was formed on January 30, 2017 in connection with CCG affiliates’ investment in Janus International Group, LLC. The Equityholder Representative is a party to the Business Combination Agreement solely in its capacity as equity representative.

The mailing address of the Equityholder Representative’s principal executive office is c/o Clearlake Capital Group, L.P., 233 Wilshire Blvd., Suite 800, Santa Monica, California 90401, and its telephone number is (310) 400-8800.

CLEARLAKE CAPITAL PARTNERS IV (AIV-JUPITER) BLOCKER, INC.

Blocker 1, a Delaware corporation, was formed on March 9, 2016 and was utilized in connection with CCG affiliates’ in Janus International Group, LLC. In the Business Combination, Blocker Merger Sub 1 will merge with and into the Blocker 1, with Blocker 1 being the surviving entity and wholly-owned subsidiary of Parent. Thereafter, Blocker 1 will merge with and into Parent, with Parent being the surviving entity. Blocker 1 owns no material assets other than an indirect equity interest in Midco and does not operate any business. After the consummation of the Business Combination, Blocker 1 will cease to exist.

The mailing address of the Blocker 1’s principal executive office is c/o Clearlake Capital Group, L.P., 233 Wilshire Blvd., Suite 800, Santa Monica, California 90401, and its telephone number is (310) 400-8800.

CLEARLAKE CAPITAL PARTNERS IV (OFFSHORE) (AIV-JUPITER) BLOCKER, INC.

Blocker 2, a Delaware corporation, was formed on March 9, 2016 and was utilized in connection with CCG affiliates’ in Janus International Group, LLC. In the Business Combination, Blocker Merger Sub 2 will merge with and into the Blocker 2, with Blocker 2 being the surviving entity and wholly-owned subsidiary of Parent. Thereafter, Blocker 2 will merge with and into Parent, with Parent being the surviving entity. Blocker 2 owns no material assets other than an indirect equity interest in Midco and does not operate any business. After the consummation of the Business Combination, Blocker 2 will cease to exist.

The mailing address of the Blocker 2’s principal executive office is c/o Clearlake Capital Group, L.P., 233 Wilshire Blvd., Suite 800, Santa Monica, California 90401, and its telephone number is (310) 400-8800.

CLEARLAKE CAPITAL PARTNERS V (AIV-JUPITER) BLOCKER, INC.

Blocker 3, a Delaware corporation, was formed on December 26, 2017 in connection with CCG affiliates’ in Janus International Group, LLC. In the Business Combination, Blocker Merger Sub 3 will merge with and into the Blocker 3, with Blocker 3 being the surviving entity and wholly-owned subsidiary of Parent. Thereafter, Blocker 3 will merge with and into Parent, with Parent being the surviving entity. Blocker 3 owns no material assets other than an indirect equity interest in Midco and does not operate any business. After the consummation of the Business Combination, Blocker 3 will cease to exist.

The mailing address of the Blocker 3’s principal executive office is c/o Clearlake Capital Group, L.P., 233 Wilshire Blvd., Suite 800, Santa Monica, California 90401, and its telephone number is (310) 400-8800.

CLEARLAKE CAPITAL PARTNERS V (USTE) (AIV-JUPITER) BLOCKER, INC.

Blocker 4, a Delaware corporation, was formed on January 5, 2018 in connection with CCG affiliates’ in Janus International Group, LLC. In the Business Combination, Blocker Merger Sub 4 will merge with and into the Blocker 4, with Blocker 4 being the surviving entity and wholly-owned subsidiary of Parent. Thereafter, Blocker 4 will merge with and into Parent, with Parent being the surviving entity. Blocker 4 owns no material assets other than an indirect equity interest in Midco and does not operate any business. After the consummation of the Business Combination, Blocker 4 will cease to exist.

The mailing address of the Blocker 4’s principal executive office is c/o Clearlake Capital Group, L.P., 233 Wilshire Blvd., Suite 800, Santa Monica, California 90401, and its telephone number is (310) 400-8800.

CLEARLAKE CAPITAL PARTNERS V (OFFSHORE) (AIV-JUPITER) BLOCKER, INC.

Blocker 5, a Delaware corporation, was formed on December 26, 2017 in connection with CCG affiliates’ in Janus International Group, LLC. In the Business Combination, Blocker Merger Sub 5 will merge with and into the Blocker 5, with Blocker 5 being the surviving entity and wholly-owned subsidiary of Parent.

Thereafter, Blocker 5 will merge with and into Parent, with Parent being the surviving entity. Blocker 5 owns no material assets other than an indirect equity interest in Midco and does not operate any business. After the consummation of the Business Combination, Blocker 5 will cease to exist.

The mailing address of Blocker 5’s principal executive office is c/o Clearlake Capital Group, L.P., 233 Wilshire Blvd., Suite 800, Santa Monica, California 90401, and its telephone number is (310) 400-8800.

JADE BLOCKER MERGER SUB 1, INC.

Blocker Merger Sub 1, a Delaware corporation, is a direct wholly-owned subsidiary of Parent formed on December 18, 2020 to consummate the Business Combination. Blocker Merger Sub 1 owns no material assets and does not operate any business. In the Blocker Mergers, Blocker Merger Sub 1 will merge with and into the Blocker 1, with Blocker 1 being the surviving entity and wholly-owned subsidiary of Parent. Thereafter, Blocker 1 will merge with and into Parent, with Parent being the surviving entity. After the consummation of the Business Combination, Blocker Merger Sub 1 will cease to exist.

The mailing address of Blocker Merger Sub 1’s principal executive office is 14 Fairmount Avenue, Chatham, New Jersey 07928-1835, and its telephone number is (973) 507-0359.

JADE BLOCKER MERGER SUB 2, INC.

Blocker Merger Sub 2, a Delaware corporation, is a direct wholly-owned subsidiary of Parent formed on December 18, 2020 to consummate the Business Combination. Blocker Merger Sub 2 owns no material assets and does not operate any business. In the Blocker Mergers, Blocker Merger Sub 2 will merge with and into the Blocker 2, with Blocker 2 being the surviving entity and wholly-owned subsidiary of Parent. Thereafter, Blocker 2 will merge with and into Parent, with Parent being the surviving entity. After the consummation of the Business Combination, Blocker Merger Sub 2 will cease to exist.

The mailing address of Blocker Merger Sub 2’s principal executive office is 14 Fairmount Avenue, Chatham, New Jersey 07928-1835, and its telephone number is (973) 507-0359.

JADE BLOCKER MERGER SUB 3, INC.

Blocker Merger Sub 3, a Delaware corporation, is a direct wholly-owned subsidiary of Parent formed on December 18, 2020 to consummate the Business Combination. Blocker Merger Sub 3 owns no material assets and does not operate any business. In the Blocker Mergers, Blocker Merger Sub 3 will merge with and into the Blocker 3, with Blocker 3 being the surviving entity and wholly-owned subsidiary of Parent. Thereafter, Blocker 3 will merge with and into Parent, with Parent being the surviving entity. After the consummation of the Business Combination, Blocker Merger Sub 3 will cease to exist.

The mailing address of Blocker Merger Sub 3’s principal executive office is 14 Fairmount Avenue, Chatham, New Jersey 07928-1835, and its telephone number is (973) 507-0359.

JADE BLOCKER MERGER SUB 4, INC.

Blocker Merger Sub 4, a Delaware corporation, is a direct wholly-owned subsidiary of Parent formed on December 18, 2020 to consummate the Business Combination. Blocker Merger Sub 4 owns no material assets and does not operate any business. In the Blocker Mergers, Blocker Merger Sub 4 will merge with and into the Blocker 4, with Blocker 4 being the surviving entity and wholly-owned subsidiary of Parent. Thereafter, Blocker 4 will merge with and into Parent, with Parent being the surviving entity. After the consummation of the Business Combination, Blocker Merger Sub 4 will cease to exist.

The mailing address of Blocker Merger Sub 4’s principal executive office is 14 Fairmount Avenue, Chatham, New Jersey 07928-1835, and its telephone number is (973) 507-0359.

JADE BLOCKER MERGER SUB 5, INC.

Blocker Merger Sub 5, a Delaware corporation, is a direct wholly-owned subsidiary of Parent formed on December 18, 2020 to consummate the Business Combination. Blocker Merger Sub 5 owns no material assets and does not operate any business. In the Blocker Mergers, Blocker Merger Sub 5 will merge with and into the Blocker 5, with Blocker 5 being the surviving entity and wholly-owned subsidiary of Parent. Thereafter, Blocker 5 will merge with and into Parent, with Parent being the surviving entity. After the consummation of the Business Combination, Blocker Merger Sub 5 will cease to exist.

The mailing address of Blocker Merger Sub 5’s principal executive office is 14 Fairmount Avenue, Chatham, New Jersey 07928-1835, and its telephone number is (973) 507-0359.

The Business Combination Agreement

The following summary of the Business Combination and the Business Combination Agreement is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto.

The Business Combination Agreement provides for the Transactions. Pursuant to the Business Combination Agreement, the aggregate consideration to be paid to the direct or indirect owners of Midco in the Transactions will consist of, (i) based on Midco’s current capitalization and assuming no redemptions, an estimated $490.0 million in cash and 70.0 million shares of Parent’s common stock or, assuming $138.8 million in redemptions, an estimated $351.2 million in cash and 83.8 million shares of Parent’s common stock and (ii) warrants to acquire 5,075,000 shares of Parent common stock. The cash consideration will be funded from the cash held in the Trust Account (after permitted redemptions) and the proceeds of the PIPE Investment. In addition, by virtue of the JIH Merger, each outstanding share of Company common stock shall be converted into the right to receive one share of Parent common stock and each outstanding Company warrant (other than the warrants held by the Sponsor) shall be converted into the right to receive a Parent warrant upon consummation of the Business Combination and in accordance with the Company Warrant Agreement. By virtue of the JIH Merger, the Sponsor’s Company common stock and Company warrants, respectively, will be converted into the right to receive (i) an equivalent number of shares of Parent common stock, 2,000,000 of which (pro rata among the Sponsor shares and shares held by certain affiliates) shall be subject to the terms of the Earnout Agreement (as described below) and (ii) Parent warrants representing 50% of the number of Company warrants owned by Sponsor prior to the closing of the Transactions.

The number of shares of Parent common stock to be issued in the Business Combination will be based on a value of $10.00 per share. For additional information regarding the consideration payable in the Business Combination, see the section in this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Consideration.”

We intend to fund the cash portion of the Business Combination consideration with the cash held in our Trust Account and the proceeds from the PIPE Investment. To the extent not used to pay the cash portion of the Business Combination consideration, the redemption price for any properly redeemed shares of our Class A common stock, or fees and expenses related to the Business Combination and the other transactions contemplated by the Business Combination Agreement, the proceeds from the Trust Account and the PIPE Investment will be used for general corporate purposes, which may include, but not be limited to, working capital for operations, repayment of indebtedness, capital expenditures and future acquisitions.

For more information about the transactions contemplated by the Business Combination Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Other Related Agreements

Investor Rights Agreement

Concurrently with the completion of the Business Combination, Parent will enter into an Investor Rights Agreement (the “Investor Rights Agreement”) with CCG, the Sponsor, certain stockholders of JIH and certain former stockholders of Midco with respect to the shares of Parent common stock that will be issued as partial consideration under the Business Combination Agreement. The Investor Rights Agreement includes, among other things, the following provisions:

Registration Rights. Parent will be required to file a resale shelf registration statement on behalf of the Parent security holders promptly after the closing of the Transactions. The Investor Rights Agreement will also provide certain demand rights and piggyback rights to the Parent security holders, subject to underwriter cutbacks and issuer blackout periods. Parent shall bear all costs and expenses incurred in connection with the resale shelf registration statement, any demand registration statement, any underwritten takedown, any block trade, any piggyback registration statement and all expenses incurred in performing or complying with its other obligations under the Investor Rights Agreement, whether or not the registration statement becomes effective.

Director Appointment. Subject to certain step down provisions, CCG will have the right to nominate four board members (each, a “CCG Director”) and one board observer to the Parent board of directors. CCG will retain these nomination rights until, in the case of CCG Director nomination rights, it no longer beneficially owns at least 10% of the total voting power of the then outstanding shares of Parent common stock. The Sponsor will have the right to nominate two directors to the initial board (each a “Sponsor Director”). The four CCG Directors, the two Sponsor Directors, the two initial independent directors, and the Chief Executive Officer of Parent will comprise the initial board of directors appointed in connection with the Business Combination. The Board shall be divided in three classes designated as Class I, Class II and Class III, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders of Parent. One initial independent director, one CCG Director, and the Chief Executive Officer will be nominated as Class I directors with initial terms ending at Parent’s 2022 annual meeting of stockholders; one initial independent director, one CCG Director, and one Sponsor Director will be nominated as Class II directors with initial terms ending at Parent’s 2023 annual meeting of stockholders; and two CCG Directors and one Sponsor Director will be nominated as Class III directors with initial terms ending at Parent’s 2024 annual meeting of stockholders.

For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Investor Rights Agreement.”

Lock-Up Agreement

In connection with the execution of the Business Combination Agreement, Parent will enter into a Lock-Up Agreement (the “Lock-Up Agreement”) with CCG, pursuant to which CCG will not be able to (i) transfer Parent Warrants beneficially owned or otherwise held by them for a period of 30 days from the closing and (ii) transfer any other securities of Parent beneficially owned or otherwise held by them for a period of 180 days from the closing (the “Lock-Up Period”), subject to certain customary exceptions.

For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Lock-Up Agreement.”

Earnout Agreement

Concurrently with the completion of the Business Combination, Parent, Sponsor and the other holders of JIH’s Class B common stock (such holders, together with the Sponsor, the “Class B Holders”) will enter into Restricted Stock Agreement (the “Earnout Agreement”), pursuant to which 2,000,000 shares of Parent common stock (the “Earnout Shares”) held by the Class B Holders will be subject to certain voting and transfer restrictions until such Earnout Shares vest in accordance with the terms of the Earnout Agreement. Pursuant to the Earnout Agreement, (i) 400,000 Earnout Shares vest and become unrestricted by the terms of the Earnout Agreement at such time as the volume weighted average price (“VWAP”) of a share of Parent common stock exceeds $11.50 (the “Minimum Price”) for any period of 10 trading days out of 20 consecutive trading days and (ii) an additional 1,600,000 Earnout Shares, plus the amount of Earnout Shares to become vested pursuant to clause (i) above vest at such time as the VWAP of a share of Parent common stock exceeds $12.50 (the “Maximum Price”) for any period of 10 trading days out of 20 consecutive trading days.

If Parent undergoes a change of control transaction on or prior to the second anniversary of the closing, all of the Earnout Shares (to the extent not previously vested) will automatically vest immediately prior to the consummation of such change of control. If Parent undergoes a change of control transaction (or enters into definitive agreements in respect of a change of control transaction) after the second anniversary but prior to the third anniversary of the closing, then (i) 400,000 Earnout Shares (to the extent not previously vested) will automatically vest immediately prior to such change of control to the extent the per share price of Parent common stock payable to the holders thereof in such change of control exceeds the Minimum Price and (ii) an additional 1,600,000 Earnout Shares, plus the amount of Earnout Shares to become vested pursuant to clause (i) above (to the extent not previously vested) will automatically vest immediately prior to such change of control to the extent the per share of Parent common stock payable to the holders thereof in such change of control exceeds the Maximum Price.

For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Earnout Agreement.”

Warrant Agreement

Concurrently with the completion of the Business Combination and in accordance with the Company Warrant Agreement, Parent and each recipient of Parent warrants at the closing will enter into the Parent Warrant Agreement principally to (i) reflect that the warrants issuable thereunder constitute warrants exercisable for common stock of Parent (rather than the common stock of JIH), (ii) remove provisions in the warrant agreement, dated November 13, 2019, by and between JIH and Continental Stock Transfer & Trust Company that relate to JIH’s pre-closing status as a blank check company incorporated for the purpose of acquiring one or more operating businesses through a business combination (including delineations between public warrants, private placement warrants and working capital warrants, provisions related to the issuance of working capital warrants and provisions related to JIH’s initial public offering) and (iii) to reflect any other agreements amongst Parent and JIH with respect to the terms of the Parent warrants to be issued pursuant to the Warrant Agreement. At the closing, Parent shall issue the Parent warrants that are required to be issued pursuant to the terms of the Warrant Agreement.

For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Warrant Agreement.”

Sponsor Letter Agreement Amendment

Concurrently with the completion of the Business Combination, JIH, the Sponsor and the other parties to the Sponsor Letter Agreement, dated November 7, 2019 (the “Sponsor Letter Agreement”), will enter into an amendment to the Sponsor Letter Agreement (the “Sponsor Letter Agreement Amendment”), in a form mutually agreed in good faith between JIH, the Sponsor and Midco, pursuant to which (i) all references to “Founder Shares” or “Common Stock” (each as defined in the Sponsor Letter Agreement) will be deemed to be references to Parent common stock, (ii) all references to “Private Placement Warrants” (as defined in the Sponsor Letter Agreement) will be deemed to be references to Parent warrants and (iii) Parent will have third-party beneficiary rights to enforce certain rights and obligations of the Sponsor Letter Agreement.

For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Letter Agreement Amendment.”

Sponsor Registration and Stockholders Rights Agreement Amendment

Concurrently with the completion of the Business Combination, JIH, the Sponsor and the other parties to the Sponsor Registration and Stockholders Rights Agreement, dated November 13, 2019 (the “Sponsor Registration and Stockholders Rights Agreement”), will enter into an amendment to the Sponsor Registration and Stockholders Rights Agreement (the “Sponsor Registration and Stockholders Rights Amendment”), in a form mutually agreed in good faith between the Company, the Sponsor and Midco, pursuant to which (i) all references to “Founder Shares” or “Common Stock” (each as defined in the Sponsor Registration and Stockholders Rights Agreement) will be deemed to be references to Parent common stock, (ii) all references to “Private Placement Warrants” and “Working Capital Warrants” (each as defined in the Sponsor Registration and Stockholders Rights Agreement) will be deemed to be references to Parent warrants, (iii) references to the registration rights to which the Sponsor is entitled are appropriately updated for the transaction structure and (iv) certain governance rights included in Article V of the Sponsor Registration and Stockholders Rights Agreement will be removed and the governance rights included in the Investor Rights Agreement will control.

For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Registration and Stockholders Rights Agreement Amendment.”

Sponsor Voting Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor entered into a Sponsor Voting Agreement with Midco and the other parties thereto (the “Sponsor Voting Agreement”), pursuant to which the parties to the Sponsor Voting Agreement have agreed to vote their securities entitled to vote in the election of the directors of the Company (the “Voting Shares”) and to execute written consents with respect to such Voting Shares if stockholders of the Company are requested to vote their shares through the execution of an action by written consent: (i) in favor of the voting matters contemplated by the Business Combination Agreement; and (ii) against (A) any proposal or offer from any person (other than the Company or any of its affiliates) that is not a voting matter contemplated by the Business Combination Agreement concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company, or (3) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets and (B) any action, proposal, transaction or agreement that would reasonably be expected to prevent or materially impair the ability of the Company to consummate the Transactions or the fulfillment of the Company’s conditions to the consummation of the Transactions under the Business Combination Agreement. The obligations under the Sponsor Voting Agreement will terminate upon the earlier to occur of (x) the closing of the transactions contemplated by the Business Combination Agreement and (y) the date on which the Business Combination Agreement is terminated in accordance with its terms. The Sponsor Voting Agreement also provides for the designation of proxies and attorneys-in-fact to act by written consent and the waiver of certain appraisal and dissenters’ rights.

For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Voting Agreement.”

PIPE Subscription Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, certain institutional accredited investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to subscribe for and purchase up to an aggregate of 25,000,000 shares of Parent common stock (the “PIPE Shares”) at a purchase price per share of $10.00 (the “PIPE Investment”). Certain of the Company’s officers and directors have committed to purchase an aggregate of 2,400,000 of the PIPE Shares as part of the PIPE Investment. The purchase of the PIPE Shares will be consummated concurrently with the closing. The obligations to consummate the subscriptions contemplated by the PIPE Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the Business Combination as set forth in the PIPE Subscription Agreements.

For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — PIPE Subscription Agreements.”

For additional information regarding the Business Combination and the related agreements, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination.”

Organizational Structure

Pre-Business Combination Janus Structure

Pre-Business Combination JIH Structure

Post-Business Combination Parent Structure

Redemption Rights

Pursuant to our charter, holders of our public shares may elect to have their shares redeemed for cash at a redemption price per share calculated in accordance with our charter. As of September 30, 2020, this would have amounted to approximately $10.06 per share. If a holder of public shares properly exercises his, her or its redemption rights, then such holder will be exchanging his, her or its shares of our Class A common stock for cash and will no longer own such shares. See the section entitled “Special Meeting of JIH Stockholders — Redemption Rights and Procedures” for the procedures to be followed if you wish to redeem your shares for cash and not own the Parent common stock following consummation of the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any of its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to an aggregate of 15% or more of the public shares.

We will not consummate the Transactions or redeem any public shares if public stockholders redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 or that would cause us to have insufficient funds to pay the cash portion of the Business Combination consideration and other amounts payable under the Business Combination Agreement.

Impact of the Business Combination on Parent’s Public Float

We anticipate that, upon completion of the Business Combination, assuming that none of our stockholders exercise redemption rights, and excluding the potential dilutive effect of the Earnout Shares and exercise of the Parent warrants, and that an aggregate of 95.0 million shares of Parent common stock will be issued as partial consideration in the Business Combination, (1) our public stockholders and Sponsor will hold approximately 30.2% of Parent’s outstanding common stock based on the stock ownership of the public stockholders and Sponsor as of November 16, 2020, (2) the PIPE Investors will hold approximately 18.4% of Parent’s outstanding common stock and (3) Existing Midco Equityholders will hold approximately 51.4% of Parent’s outstanding common stock. If 13.8 million shares of our Class A common stock are redeemed for cash, which assumes the maximum redemption allowance of 40% of all common stock allowed for redemption as per the Business Combination Agreement after giving effect to payments to redeeming stockholders and the Company’s and certain Sponsor transaction expenses, and an aggregate of 108.8 million shares of Parent common stock will be issued as partial consideration in the Business Combination, upon completion of the Business Combination, (1) our public stockholders and Sponsor will hold approximately 20.1% of Parent’s outstanding common stock based on the stock ownership of the public stockholders and Sponsor as of November 16, 2020, (2) the PIPE Investors will hold approximately 18.4% of Parent’s outstanding common stock and (3) Existing Midco Equityholders will hold approximately 61.5% of Parent’s outstanding common stock. These ownership percentages do not take into account (1) any warrants to purchase Parent common stock that will be outstanding following the Business Combination, or (2) any equity awards that may be issued under the Parent’s proposed Omnibus Plan following the Business Combination. If any shares of our Class A common stock are redeemed by our public stockholders in connection with the Business Combination, the percentage of Parent’s outstanding common stock held by our public stockholders will decrease and the percentage of Parent’s outstanding common stock held by each of our initial stockholders and Existing Midco Equityholders will increase. Similarly, if the number of shares issued as consideration in the Business Combination is greater than our estimates, the percentage of Parent’s outstanding common stock held by our public stockholders and our initial stockholders will decrease and the percentage of Parent’s outstanding common stock held by Existing Midco Equityholders will increase.

Board of Directors of Parent Following the Business Combination

Upon consummation of the Business Combination, the Investor Rights Agreement provides that Parent’s board of directors will consist of up to nine newly appointed directors. Each of our incumbent directors, Mitchell Jacobson, Mark Levy and David M. Cote, have advised us that they will resign from our Board upon closing of the Business Combination. Roger Fradin and Brian Cook will serve on the Parent’s board of directors upon closing of the Business Combination. See the section entitled “Management Following the Business Combination” for additional information.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the related rules and regulations issued by the Federal Trade Commission (the “FTC”), certain transactions, including the Business Combination, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice (the “DOJ”) and the applicable waiting periods have expired or been terminated. The completion of the Business Combination is conditioned upon the expiration or early termination of the HSR Act waiting period. On January 6, 2021, Parent and Jupiter Topco, L.P. filed the respective notification and report forms under the HSR Act with the DOJ and the FTC, including a request for early termination of the waiting period. The waiting period expired at 11:59 p.m. Eastern Time on February 5, 2021. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Covenants of the Parties.”

Tax Considerations

We intend to treat the Business Combination transactions as qualifying as a tax-deferred transaction under Section 351 of the Code and the JIH Merger as a tax-deferred reorganization under Section 368 of the Code. If they so qualify, public stockholders generally would not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of our common stock solely for Parent common stock, and holders of JIH warrants generally would not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of JIH warrants for Parent warrants. You are strongly urged to consult your tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Business Combination (including the JIH Merger) to you. Please see the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.”

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations (“ASC 805”), in accordance with GAAP. Under this method of accounting, JIH will be treated as the “acquired” company and Midco will be considered the accounting acquiror for accounting purposes. The Business Combination will be treated as the equivalent of Midco issuing stock for the net assets of JIH, accompanied by a recapitalization. The net assets of Midco and JIH will be stated at historical cost. No goodwill or intangible assets will be recorded in connection with the Business Combination.

Appraisal Rights

Appraisal rights are not available to our holders of Class A common stock in connection with the Business Combination. Holders of Class B common stock that do not vote in favor of the Business Combination Agreement and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL, have the right to seek appraisal of the fair value of their shares of Class B common stock of JIH, as determined by the Delaware Court of Chancery, if the JIH Merger is completed. The “fair value” of shares of Class B common stock as determined by the Delaware Court of Chancery could be more or less than, or the same as, the value of the consideration that a stockholder would otherwise be entitled to receive under the terms of the Business Combination Agreement.

Pursuant to the Sponsor Voting Agreement, the Sponsor is obligated, among other things, to vote in favor of the voting matters contemplated by the Business Combination Agreement and refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Business Combination.

Reasons for the Business Combination

Our Board has unanimously approved and declared advisable the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and has determined that the Business Combination Agreement and the transactions contemplated thereby, are fair and in the best interest of JIH and its stockholders, and unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal. For a description of the reasons considered by our Board in deciding to recommend adoption of the Business Combination Agreement, see the sections entitled “Proposal No. 1 — The Business Combination Proposal — Reasons for the Approval of the Business Combination” and “Proposal No. 1 — The Business Combination Proposal — Recommendation of the Board.”

The Incentive Plan Proposal

Our proposed Omnibus Plan will be effective upon closing of the Business Combination, subject to approval by our stockholders at the special meeting. The proposed Omnibus Plan will reserve up to                  shares of Parent common stock for issuance in accordance with the plan’s terms. The purpose of the Omnibus Plan is to provide eligible employees, directors and consultants the opportunity to receive stock-based incentive awards in order to encourage them to contribute materially to Parent’s growth and to align the economic interests of such persons with those of its stockholders. The summary of the Omnibus Plan above is qualified in its entirety by reference to the complete text of the Omnibus Plan, a copy of which is attached as Annex B to this proxy statement/prospectus. You are encouraged to read the Omnibus Plan in its entirety. See the section entitled “Proposal No. 2 — The Incentive Plan Proposal.”

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting to permit us to approve the Business Combination Proposal or the Incentive Plan Proposal, the Adjournment Proposal allows us to adjourn the special meeting to a later date, if necessary, to permit further solicitation of proxies. See the section entitled “Proposal No. 3 — The Adjournment Proposal” for more information.

Quorum and Vote Required for Approval of the Proposals at the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the shares of our common stock outstanding and entitled to vote at the special meeting is represented at the meeting online or by proxy. An abstention from voting shares represented at the special meeting online or by proxy but not voted on one or more proposals or the failure of a stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee on one or more but less than all of the proposals set forth in this proxy statement/prospectus (a “broker non-vote”) will each count as present for the purposes of establishing a quorum. As of the date of this proxy statement/prospectus, our executive officers, directors and affiliates held approximately 19.84% of our outstanding shares of common stock. All of such shares will be voted in favor of the Business Combination Proposal and other proposals described in this proxy statement/prospectus and presented at the special meeting.

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of each of the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the total votes cast on such proposal. Accordingly, neither a stockholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Incentive Plan Proposal or the Adjournment Proposal.

The Business Combination Proposal is not conditioned on the approval of any proposal. The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus. It is important for you to note that if the Business Combination Proposal is not approved by our stockholders then we will not consummate the Transactions. If we do not consummate the Business Combination and fail to complete an initial business combination by November 13, 2021, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders, unless our stockholders approve an amendment extending the period for us to complete a business combination. For more information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Covenants of the Parties.”

Recommendation to JIH Stockholders

Our Board believes that each of the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interest of JIH and unanimously recommends that our stockholders vote “FOR” each of the proposals.

Interest of Certain Persons in the Business Combination

When you consider the recommendation of our Board in favor of approval of these proposals, you should also consider that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•	that our Sponsor, officers and directors will hold Parent common stock following the Business Combination, subject to lock-up agreements and the Earnout Agreement;

•	that our Sponsor, officers and directors will hold warrants to purchase shares of Parent common stock following the Business Combination;

•

that our Sponsor, officers and certain of our directors paid an aggregate of $10,175,000 for their Founder Shares and private placement warrants and that such securities should have a significantly higher value at the time of the Business Combination and will have little or no value if we do not complete the Business Combination;

•

that our Sponsor, officers and directors have waived their redemption rights with respect to their shares of common stock in connection with the Business Combination, and have waived their redemption and liquidation rights with respect to their Founder Shares if we are unable to complete a business combination by November 13, 2021;

•

if we are unable to complete a business combination by November 13, 2021, our Sponsor will be liable for ensuring that the proceeds in the Trust Account are not reduced below $10.00 per public share by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or target business has not executed such a waiver;

•

that Roger Fradin and Brian Cook will be members of the board of directors of the Parent after the closing of the Business Combination and, therefore, in the future Mr. Fradin and Mr. Cook may receive any cash fees, stock options or stock awards that the Parent’s board of directors determines to pay to its non-executive directors;

•

that our Sponsor has agreed to loan us funds in an amount up to $1,500,000 for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid from the Trust Account if we are unable to complete a business combination by November 13, 2021;

•

that our officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations; however, if we fail to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement and we may not be able to reimburse these expenses if the merger or another business combination, is not completed by November 13, 2021; and

•	the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Business Combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us, our securities or Janus, our Sponsor, directors, officers and their respective affiliates may purchase our securities on the open market, and may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who have elected or redeem, or indicate an intention to redeem, their shares in connection with the Business Combination. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per share pro rata portion of the Trust Account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Business Combination Proposal. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to us or Janus, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act.

The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved and to decrease the likelihood that holders will request redemption of public shares and cause us to have insufficient funds to pay the cash portion of the Business Combination consideration and other amounts required under the Business Combination Agreement. Entering into any such arrangements may have a depressive effect on the price of our common stock or the Parent common stock. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the closing of the Business Combination for a price below market value.

If such transactions are effected, the consequence could be to cause the Business Combination Proposal to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert disproportionate influence over the approval of the Business Combination Proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/prospectus, no such agreements to sell or purchase shares prior to the record date have been entered into with any such investor or holder. We will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that are not described in this proxy statement/prospectus and that would affect the vote on the Business Combination Proposal.

Risk Factors

Risks Relating to Janus’ Business and Industry

•	Janus’s continued success is dependent upon its ability to hire, retain and utilize qualified personnel.

•

Janus is dependent upon its on-site personnel to maximize customer satisfaction; any difficulties Janus encounters in hiring, training, and retaining skilled field personnel may adversely affect its revenues.

•	The recent COVID-19 pandemic and the global attempt to contain it may harm Janus’s industry, business, results of operations and ability to raise additional capital.

•	Janus engages in a highly competitive business. If Janus is unable to compete effectively, it could lose market share and its business and results of operations could be negatively impacted.

•	Janus’s business strategy relies in part on acquisitions to sustain its growth. Acquisitions of other companies present certain risks and uncertainties.

•

Janus’s dependence on, and the price and availability of, raw materials (such as steel coil) as well as purchased components may adversely affect its business, results of operations and financial condition.

•	Janus may be subject to liability if it breaches its contracts, and its insurance may be inadequate to cover our losses.

•	Janus’s management team has limited experience managing a public company.

•	Janus’s past growth may not be indicative of its future growth, and its revenue growth rate may decline in the future.

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Adverse macroeconomic and business conditions may significantly and negatively affect the self-storage and commercial market, which could have a negative effect on Janus’s business and therefore its results of operations.

Risks Relating to JIH and the Business Combination

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Following the consummation of the Business Combination, Parent’s only significant asset will be ownership of Janus’ business through its indirect ownership interest in Midco. If Janus’ business is not profitably operated, Midco may be unable to pay us dividends or make distributions or loans to enable Parent to pay any dividends on its common stock or satisfy its other financial obligations.

•	A market for Parent’s securities may not develop, which would adversely affect the liquidity and price of its securities.

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NYSE may not list Parent’s securities on its exchange, and, if they are listed, Parent may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in its securities and subject it to additional trading restrictions.

•	Parent will incur increased costs and obligations as a result of being a public company.

•	Even if we consummate the Business Combination, the public warrants may never be in the money, and they may expire worthless.

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Our stockholders will experience immediate dilution due to the issuance of Parent common stock to the Existing Midco Equityholders as consideration in the Business Combination. Having a minority share position likely reduces the influence that our current stockholders will have on the management of Parent.

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We are not required to obtain an opinion from an unaffiliated third-party that the price we are paying in the Business Combination is fair to our stockholders from a financial point of view. Our stockholders therefore, must rely solely on the judgment of the Board.

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Our initial stockholders, directors and officers may have a conflict of interest in determining to pursue the acquisition of Janus, since certain of their interests are different from or in addition to (and may conflict with) the interests of our public stockholders, and such interests may have influenced their decisions to approve the Business Combination and recommend that our stockholders approve the Business Combination Proposal.

•

If we are unable to complete the Business Combination with Janus or another business combination by November 13, 2021, we will cease all operations except for the purpose of winding up our affairs, redeem our outstanding public shares and dissolve and liquidate. In such event, third parties may bring claims against us and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by our stockholders could be less than $10.00 per share.

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The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.

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We may be controlled or substantially influenced by CCG, whose interests may conflict with yours. The concentrated ownership of Parent’s common stock could prevent you and other shareholders from influencing significant decisions.

Risks Relating to Redemption

•

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to 15% or more of the public shares.

•	A stockholder’s decision as to whether to redeem his, her, its shares for a pro rata portion of the Trust Account may not put the stockholder in a better future economic position.

•

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the funds held in our Trust Account.

•

Although we have a specified maximum redemption threshold in the Business Combination Agreement, such threshold may be waived by the parties thereto. If such redemption threshold was waived it may make it possible for us to complete the Business Combination with which a substantial majority of our stockholders do not agree.

Risks Relating to Tax

•

We intend to treat the Business Combination transactions as qualifying as a tax-deferred transaction under Section 351 of the Code and the JIH Merger as a tax-deferred reorganization under Section 368 of the Code. However, there is no authority directly on point with respect to a transaction involving the same facts. If the Transactions do not qualify for the intended tax treatment, your tax consequences may differ from those discussed herein. Please see the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF JIH

The following table sets forth summary historical financial information derived from JIH’s (i) unaudited financial statements included elsewhere in this proxy statement/prospectus for and as of the nine months ended September 30, 2020 and (ii) audited financial statements as of December 31, 2019 and for the period from August 12, 2019 (inception) through December 31, 2019. You should read the following summary financial information in conjunction with the section entitled “JIH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and JIH’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through September 30, 2020 were organizational activities and those necessary to complete the IPO and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the completion of the Business Combination.

	For the Nine Months Ended September 30, 2020	For the Period from August 12, 2019 (inception) through September 30, 2019
	(unaudited)
Statement of Operations Data:
General and administrative expenses	$1,495,487	$186,884
Franchise tax expense	150,050	77,310

Net (loss) from operations	(1,645,537)	(264,194)

Other income:
Interest income in operating account	1,343	100
Interest earned on marketable securities held in Trust Account	2,139,402	690,662
Unrealized gain on marketable securities held in Trust Account	780	23,879

Income (loss) before income taxes	495,988	450,447

Income tax expense	(608,606)	(128,824)

Net income (loss)	$(112,618)	$321,623

Weighted average JIH shares outstanding, basic and diluted(1)	10,105,017	8,505,410

Basic and diluted net loss per share, JIH Common Stock	$(0.14)	$(0.02)

(1)	This number excludes an aggregate of up to 32,882,934 shares subject to possible redemption at September 30, 2020.

	As of September 30, 2020	As of December 31, 2019
(dollars in thousands)	(unaudited)
Balance Sheet Data:
Cash	$2,006,387	$2,456,150
Prepaid expenses	156,042	275,686
Total Current Assets	2,162,429	2,731,836
Marketable securities held in Trust Account	347,595,310	345,714,541

Total Assets	$349,757,739	$348,446,377

Total Liabilities	$13,955,414	$12,542,858
Commitments and contingencies	330,802,316	330,903,516
Total Stockholders’ Equity	5,000,009	5,000,003

Total Liabilities and Stockholders’ Equity	$349,757,739	$348,446,377

SELECTED HISTORICAL FINANCIAL INFORMATION OF MIDCO

The following selected historical financial information and other data for Midco set forth below should be read in conjunction with “Midco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Midco’s historical consolidated financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.

The selected consolidated financial data for the nine months ended September 26, 2020 and the nine months ended September 28, 2019 has been derived from Midco’s unaudited consolidated financial statements included in this proxy statement/prospectus. The unaudited financial data presented have been prepared on a basis consistent with Midco’s audited consolidated financial statements. In the opinion of Midco’s management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The selected historical consolidated financial information and other data presented below for the year ended December 28, 2019 and the period from February 12, 2018 through December 29, 2018 (Successor Period) and the period December 31, 2017 through February 11, 2018 (Predecessor Period) have been derived from Midco’s audited consolidated financial statements included in this proxy statement/prospectus.

	Successor(1)		Successor(1)		Predecessor(2)
	Nine Months Ended		Year Ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Year Ended December 30, 2017
	September 26, 2020	September 28, 2019
Statement of Operations Data
Revenue
Sales of product	$317,048,413	$353,042,145	$460,071,382	$362,435,351	$36,877,514	$318,957,292
Sales of services	83,334,062	79,459,255	105,220,805	76,523,154	8,894,905	67,301,988

Total revenue	400,382,475	432,501,400	565,292,187	438,958,505	45,772,419	386,259,280
Cost of sales	254,755,038	281,223,489	368,394,574	284,969,471	30,467,846	240,417,501

Gross Profit	145,627,437	151,277,911	196,897,613	153,989,034	15,304,573	145,841,779
Operating Expense
Selling and marketing	25,800,711	26,073,958	34,544,621	22,434,140	2,401,205	18,666,750
General and administrative	52,875,943	57,097,022	75,692,824	92,274,874	3,669,132	48,846,919
Contingent consideration fair value adjustments	(2,875,248)	—	—	—	—	—

Operating expenses	75,801,406	83,170,980	110,237,445	114,709,014	6,070,337	67,513,669

Income from operations	69,826,031	68,106,931	86,660,168	39,280,020	9,234,236	78,328,110
Interest expense	(27,447,267)	(32,547,896)	(42,575,909)	(32,249,170)	(2,293,486)	(16,397,962)
Other income (expense)	418,302	(3,909,609)	(4,049,578)	168,736	(4,451)	(84,154)

Other expense, net	(27,028,965)	(36,457,505)	(46,625,487)	(32,080,434)	(2,297,937)	(16,482,116)

Income before taxes	42,797,066	31,649,426	40,034,681	7,199,586	6,936,299	61,845,994
Provision (benefit) for income taxes	1,054,574	479,799	635,540	1,703,022	220,293	(537,566)
Net income	$41,742,492	$31,169,627	$39,399,141	$5,496,564	$6,716,006	$62,383,560

Balance Sheet Data
Total current assets	$159,466,772		$137,460,524	$128,791,147
Total assets	864,929,782		856,873,992	818,109,065
Total liabilities	728,730,045		725,979,747	655,739,461
Total member’s equity	136,199,737		130,894,245	162,369,604

	Successor(1)		Successor(1)		Predecessor(2)
	Nine-month Period Ending		Year Ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Year Ended December 30, 2017
	September 26, 2020	September 28, 2019
Statement of Cash Flows Data
Net cash provided by (used in) operating	$76,911,053	$58,057,451	$92,712,271	$47,597,036	$(3,916,928)	$67,926,488
Net cash used in investing	(9,401,104)	(45,042,153)	(48,111,050)	(743,528,691)	(324,822)	(29,208,284)
Net cash provided by (used in) financing	(46,683,858)	(9,500,122)	(30,184,728)	703,340,108	7,900,000	(42,533,517)

(1)	The successor columns reflect the historical accounting basis in Janus Midco, LLC and its subsidiaries, which includes the activity of Janus International Group, LLC.
(2)

The predecessor columns reflect the historical accounting basis in Janus International Group, LLC’s assets and liability prior to being acquired and becoming a wholly-owned subsidiary of Janus Intermediate, LLC, which is a wholly-owned subsidiary of Janus Midco, LLC, as reflected in Midco’s audited financial statements included elsewhere in this proxy statement/prospectus.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and the other transactions contemplated by the Business Combination Agreement described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, JIH will be treated as the acquired company and Midco will be treated as the acquirer for financial statement reporting purposes. The net assets of JIH will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2020 gives pro forma effect to the Business Combination and the other transactions contemplated by the Business Combination Agreement as if they had occurred on September 30, 2020. The summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2020 and year ended December 31, 2019 give pro forma effect to the Business Combination and the other transactions contemplated by the Business Combination Agreement as if they had occurred on January 1, 2019.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Combined Company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of JIH and Midco and related notes included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the summary pro forma data does not purport to project the future financial position or operating results of the Combined Company.

The following table presents summary pro forma data after giving effect to the Business Combination and the other transactions contemplated by the Business Combination Agreement, assuming two redemption scenarios as follows:

•

No Redemption Scenario: This scenario assumes the Existing Midco Equityholders will receive aggregate consideration with a value equal to $1,190,000,000 which will consist of (i) $490,000,000 in cash and (ii) $700,000,000 in shares of Parent common stock, or 70,000,000 shares based on an assumed stock price of $10.00 per share; and

•

Maximum Redemption Scenario: This scenario assumes that Existing Midco Equityholders will receive aggregate consideration with a value equal to $1,189,172,000 which will consist of (i) $351,172,000 in cash and (ii) $838,000,000 in shares of Parent common stock, or 83,800,000 shares based on an assumed stock price of $10.00 per share.

	Unaudited Combined Pro Forma
	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Nine Months Ended September 30, 2020
Revenue	$400,382,475	$400,382,475
Basic and diluted net income per share, Class A	$0.32	$0.32
Weighted average shares outstanding of Class A Common Stock	136,125,000	136,125,000
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2019
Revenue	$565,292,187	$565,292,187
Basic and diluted net income per share, Class A	$0.32	$0.32
Weighted average shares outstanding of Class A Common Stock	136,125,000	136,125,000
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2020
Total assets	$906,680,853	$883,956,367
Total liabilities	$686,475,833	$686,475,833
Total member’s equity	$220,049,686	$197,480,534

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical equity ownership information for Parent and unaudited pro forma condensed consolidated combined per share ownership information of Parent after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•

Assuming No Redemption — This presentation assumes that none of the JIH’s public stockholders exercise redemption rights with respect to their shares for a pro rata portion of the funds in the Trust Account upon consummation of the Business Combination.

•

Assuming Maximum Redemption — This presentation assumes that JIH’s public stockholders will redeem approximately 13.8 million shares for aggregate redemption payments of $138.8 million. Aggregate redemption payments of $138.8 million were calculated as available trust cash of $347.6 million less estimated JIH transaction expenses of 14.4 million (“Available Closing Date Trust Cash”). The number of public redemption shares of approximately $13.8 million shares was calculated based on the estimated per share redemption value of $10.06, taking into account the maximum redemption allowance of 40% of all common stock allowed for redemption as per the Business Combination Agreement.

The book value per share reflects the Business Combination as if it had occurred on September 30, 2020. The loss per share information reflects the Business Combination as if it had occurred at the beginning of the period indicated.

The historical information should be read in conjunction with the sections entitled “Selected Historical Financial Information of JIH” and “Selected Historical Financial Information of Midco” and the historical consolidated and combined financial statements of the Entities and the related notes thereto included in this proxy statement/prospectus. The unaudited pro forma condensed consolidated combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the date indicated or will be realized upon the completion of the Business Combination. The historical information contained in the following table for the nine months ended September 30, 2020 should be read in conjunction with JIH’s and Midco’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2020 and the related notes included elsewhere herein. The historical information contained in the following table for the year ended December 31, 2019 should be read in conjunction with JIH’s and Midco’s audited consolidated statement of operations for the year ended December 31, 2019 and the related notes included elsewhere herein.

		Combined Pro Forma
	JIH	Assuming No Redemption	Assuming Maximum Redemption
	(in thousands, except share and per share amounts)
As of and for the nine months ended September 30, 2020 (Unaudited)
Book value per Common share(1)	3.09	1.62	1.45
Basic net income per share, Class A	(0.14)	0.32	0.32
Diluted net income per share, Class A	(0.14)	0.32	0.32
As of and for the year ended December 31, 2019(2)
Basic net income per share, Class A	(0.02)	0.32	0.32
Diluted net income per share, Class A	(0.02)	0.32	0.32

(1)	Book value per share is calculated as total equity divided by Class A common shares outstanding at September 30, 2020 for JIH and the pro forma information.
(2)	JIH - For the period from August 12, 2019 (inception) through December 31, 2019.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this proxy statement/prospectus that reflect our current views with respect to future events and financial performance, business strategies, expectations for our business, and the timing and ability for us to complete the Business Combination and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purposes of federal securities laws. These forward-looking statements include statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, the financial conditions, results of operations, earnings outlook and prospects of JIH and Midco and may include statements for the period following the consummation of the Business Combination. The information included in this proxy statement/prospectus in relation to Janus has been provided by Janus and its management, and forward-looking statements include statements relating to Janus’ management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “JIH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About JIH.”

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about the benefits of the Business Combination and the future financial performance of Parent following the Business Combination.

The forward-looking statements contained in this proxy statement/prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us and/or Parent. You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. We cannot assure you that future developments affecting us and/or Parent will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Janus) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our and/or Janus’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•	the timing to complete the Transactions;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that may be instituted against us, Janus and others following announcement of the Business Combination Agreement and transactions contemplated therein;

•	the inability to complete the Business Combination due to the failure to obtain our stockholders’ approval;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Business Combination;

•	Parent’s ability to obtain the listing of its common stock and warrants on NYSE following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of Janus as a result of the announcement and consummation of the Business Combination;

•	the ability to recognize the anticipated benefits of the Business Combination;

•	unexpected costs related to the proposed Business Combination;

•	the amount of any redemptions by public stockholders of JIH being greater than expected;

•	the management and board composition of Parent following the proposed Business Combination;

•	limited liquidity and trading of Parent’s securities;

•	the use of proceeds not held in the Trust Account or available from interest income on the Trust Account balance;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that Janus or JIH may be adversely affected by other economic, business, and/or competitive factors;

•	operational risk;

•	the possibility that the COVID-19 pandemic, or another major disease, disrupts Janus’ business;

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Janus’ resources; and

•	the risks that the consummation of the Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by our management or Janus prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to us or Janus or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, JIH and Janus undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair the business of Parent following the Business Combination. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included elsewhere in this proxy statement/prospectus.

Risks Relating to Janus’ Business and Industry

The following risk factors apply to the business and operations of Janus and its consolidated subsidiaries and will also apply to the business and operations of Parent following the completion of the Business Combination. As used in this section the terms “we,” “us” and “our” refer to Janus, Midco and Parent, as applicable.

Janus’ continued success is dependent upon its ability to hire, retain and utilize qualified personnel.

The success of Janus’ business is dependent upon its ability to hire, retain and utilize qualified personnel, including engineers, craft personnel and corporate management professionals who have the required experience and expertise at a reasonable cost. The market for these and other personnel is competitive. From time to time, it may be difficult to attract and retain qualified individuals with the expertise, and in the timeframe, demanded by Janus’ clients, or to replace such personnel when needed in a timely manner. In certain geographic areas, for example, Janus may not be able to satisfy the demand for its services because of its inability to successfully hire and retain qualified personnel. Loss of the services of, or failure to recruit, qualified technical and management personnel could limit Janus’ ability to successfully complete existing projects and compete for new projects.

In addition, if any key personnel leave or retire from Janus, Janus needs to have appropriate succession plans in place and to successfully implement such plans, which requires devoting time and resources toward identifying and integrating new personnel into leadership roles and other key positions. If Janus cannot attract and retain qualified personnel or effectively implement appropriate succession plans, it could have a material adverse impact on its business, financial condition and results of operations.

The recent coronavirus (COVID-19) pandemic and the global attempt to contain it may harm our industry, business, results of operations and ability to raise additional capital.

The global spread of the coronavirus (COVID-19) and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. In response to government mandates, health care advisories and otherwise responding to employee and vendor concerns, we have altered certain aspects of our operations. A large portion of our professional workforce has had to spend a significant amount of time working from home, which impacts their productivity. International and domestic travel has been severely curtailed, which required the cancellation of dozens of partner and potential partner meetings and the rescheduling to virtual and telephonic forums for other such meetings. Many productions are paused, including productions of third parties who supply us with necessary product. Additionally, trade shows have been cancelled globally, which is a where we have significant interactions with customers and suppliers. Other partners have similarly had their operations altered or temporarily suspended by government mandated shutdowns, both domestically and globally, including distribution partners and those partners that we use for our operations as well as development, production and post-production services. To the extent the resulting economic disruption is severe, we could see some partners and vendors go out of business, resulting in reduced demand from distributors and consequent reduction in forecasted revenue and potential increased write-downs of accounts receivable, as well as supply constraints and increased costs or delays to our production. Such production pauses may cause us temporarily to have less products available to provide our services in subsequent quarters, which could negatively impact demand for our products and services. Temporary production pauses or permanent shutdowns in production could result in asset impairments or other charges and will change the timing and amount of cash outflows associated with production activity.

Notwithstanding our continued operations and performance, the COVID-19 pandemic may continue to have negative impacts on our operations, supply chain, transportation networks and customers, which may compress our margins as a result of preventative and precautionary measures that Janus, other businesses, and governments are taking. Any resulting economic downturn could adversely affect demand for our products and contribute to volatile supply and demand conditions affecting prices and volumes in the markets for our products, services and raw materials. The progression of this matter could also negatively impact our business or results of operations through the temporary closure of our operating locations or those of our customers or suppliers, among others. In addition, the ability of our employees and our suppliers’ and customers’ employees to work may be significantly impacted by individuals contracting or being exposed to COVID-19, or as a result of the control measures noted above, which may significantly hamper our production throughout the supply chain and constrict sales channels. The extent to which the COVID-19 pandemic may adversely impact our business depends on future developments, which are highly uncertain and unpredictable, including new information concerning the severity of the pandemic and the effectiveness of actions globally to contain or mitigate its effects.

In addition to the potential direct impacts to our business, the global economy is likely to be significantly weakened as a result of the actions taken in response to COVID-19. To the extent that such a weakened global economy impacts consumers’ ability or willingness to pay for our service or vendors’ ability to provide services to us, we could see our business and results of operation negatively impacted. Additionally, if we need to access the capital markets, there can be no assurance that financing may be available on attractive terms, if at all. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our employees, customers, partners and stockholders.

Janus engages in a highly competitive business. If Janus is unable to compete effectively, it could lose market share and its business and results of operations could be negatively impacted.

Janus faces intense competition to provide technical, professional and construction services to clients. The markets Janus serves are highly competitive, and it competes against many local, regional and national companies.

The extent of Janus’ competition varies by industry, geographic area and project type. Janus’ projects are frequently awarded through a competitive bidding process, which is standard in its industry. Janus is constantly competing for project awards based on pricing, schedule and the breadth and technical sophistication of its services. Competition can place downward pressure on Janus’ contract prices and profit margins, and may force Janus to accept contractual terms and conditions that are less favorable to it, thereby increasing the risk that, among other things, it may not realize profit margins at the same rates as it has seen in the past or may become responsible for costs or other liabilities it has not accepted in the past. If Janus is unable to compete effectively, it may experience a loss of market share or reduced profitability or both, which, if significant, could have a material adverse impact on Janus’ business, financial condition and results of operations.

Janus’ business strategy relies in part on acquisitions to sustain its growth. Acquisitions of other companies present certain risks and uncertainties.

Janus’ business strategy involves growth through, among other things, the acquisition of other companies. Janus tries to evaluate companies that it believes will strategically fit into its business and growth objectives, including, for example, Janus’ acquisition of Nokē, Inc. (“NOKE”) in December 2018. If Janus is unable to successfully integrate and develop acquired businesses, it could fail to achieve anticipated synergies and cost savings, including any expected increases in revenues and operating results, which could have a material adverse effect on its financial results.

Janus may not be able to identify suitable acquisition or strategic investment opportunities or may be unable to obtain the required consent of its lenders and, therefore, may not be able to complete such acquisitions or strategic investments. Janus may incur expenses associated with sourcing, evaluating and negotiating acquisitions (including those that do not get completed), and it may also pay fees and expenses associated with financing acquisitions to investment banks and other advisors. Any of these amounts may be substantial, and together with the size, timing and number of acquisitions Janus pursues, may negatively affect and cause significant volatility in its financial results.

In addition, Janus has assumed, and may in the future assume, liabilities of the company it is acquiring. While Janus retains third-party advisors to consult on potential liabilities related to these acquisitions, there can be no assurances that all potential liabilities will be identified or known to it. If there are unknown liabilities or other obligations, Janus’ business could be materially affected.

Our dependence on, and the price and availability of, raw materials (such as steel coil) as well as purchased components may adversely affect our business, results of operations and financial condition.

We are subject to fluctuations in market prices for raw materials such as steel and energy. In recent years, the prices of various raw materials have increased significantly, and we have been unable to avoid exposure to global price fluctuations and supply limitations, such as have occurred with the cost and availability of steel coil and related products. Additionally, although most of the raw materials and purchase components we use are commercially available from a number of sources, we could experience disruptions in the availability of such materials. If we are unable to purchase materials we require or are unable to pass on price increases to our customers or otherwise reduce our cost of goods or services sold, our business, results of operations and financial condition may be adversely affected.

The outcome of pending and future claims and litigation could have a material adverse impact on Janus’ business, financial condition and results of operations.

Janus is a party to claims and litigation in the normal course of business. Since Janus engages in engineering and construction activities for large facilities and projects where design, construction or systems failures can result in substantial injury or damage to employees or others, it is exposed to claims and litigation and investigations if there is a failure at any such facility or project. Such claims could relate to, among other things, personal injury, loss of life, business interruption, property damage, pollution and environmental damage and be brought by Janus’ clients or third-parties, such as those who use or reside near its clients’ projects. Janus can also be exposed to claims if it agreed that a project will achieve certain performance standards or satisfy certain technical requirements and those standards or requirements are not met. In addition, while clients and subcontractors may agree to indemnify Janus against certain liabilities, such third-parties may refuse or be unable to pay it.

We may be subject to liability if we breach our contracts, and our insurance may be inadequate to cover our losses.

We are subject to numerous obligations in our contracts with organizations using our products and services, as well as vendors and other companies with which we do business. We may breach these commitments, whether through a weakness in our procedures, systems, and internal controls, negligence, or through the willful act of an employee or contractor. Our insurance policies, including our errors and omissions insurance, may be inadequate to compensate us for the potentially significant losses that may result from claims arising from breaches of our contracts, as well as disruptions in our services, failures or disruptions to our infrastructure, catastrophic events and disasters, or otherwise.

In addition, our insurance may not cover all claims made against us, and defending a suit, regardless of its merit, could be costly and divert management’s attention. Further, such insurance may not be available to us in the future on economically reasonable terms, or at all.

We are potentially subject to taxation related risks in multiple jurisdictions, and changes in U.S. tax laws, in particular, could have a material adverse effect on our business, cash flow, results of operations or financial condition.

We are a U.S.-based company potentially subject to tax in multiple U.S. and non-U.S. tax jurisdictions. Significant judgment will be required in determining our global provision for income taxes, deferred tax assets or liabilities and in evaluating our tax positions on a worldwide basis. While we believe our tax positions are consistent with the tax laws in the jurisdictions in which we conduct our business, it is possible that these positions may be overturned by jurisdictional tax authorities, which may have a significant impact on our global provision for income taxes.

Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. In particular, on December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “Tax Act”), which significantly revises the Code. The Tax Act was recently amended by the Coronavirus Aid, Relief, and Economic Security Act in 2020. Certain provisions of the Tax Act may adversely affect us. The Tax Act requires complex computations that were not previously provided for under U.S. tax law. Furthermore, the Tax Act requires significant judgments to be made in interpretation of the law and significant estimates in the calculation of the provision for income taxes. Additional interpretive guidance may be issued by the U.S. Internal Revenue Service, the U.S. Department of the Treasury or another governing body that may significantly differ from the Company’s interpretation of the Tax Act, which may result in a material adverse effect on our business, cash flow, results of operations or financial condition. In addition, governmental tax authorities are increasingly scrutinizing the tax positions of companies. Many countries in the European Union, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, are actively considering changes to existing tax laws that, if enacted, could increase our tax obligations in countries where we do business. If U.S. or non-U.S. tax authorities change applicable tax laws, our overall taxes could increase, and our business, financial condition or results of operations may be adversely impacted.

Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, including user and corporate information, or theft of intellectual property, including digital assets, which could adversely impact our financial condition or harm our reputation.

Our reputation and ability to attract, retain and serve our users is dependent upon the reliable performance and security of our computer systems, mobile and other user applications, and those of third parties that we utilize in our operations. These systems may be subject to cyber incident, damage or interruption from earthquakes, adverse weather conditions, lack of maintenance due to the COVID-19 pandemic, other natural disasters, terrorist attacks, power loss or telecommunications failures. Additionally, threats to network and data security are constantly evolving and becoming increasingly diverse and sophisticated. Interruptions in, destruction or manipulation of these systems, or with the internet in general, could make our service unavailable or degraded or otherwise hinder our ability to deliver our services. Service interruptions, errors in our software or the unavailability of computer systems used in our operations, delivery or user interface could diminish the overall attractiveness of our user service to existing and potential users.

Our computer systems, mobile and other applications and systems of third parties we use in our operations are vulnerable to cybersecurity risks, including cyber-attacks and loss of confidentiality, integrity or availability, both from state-sponsored and individual activity, such as hacks, unauthorized access, computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions and destruction. Such systems may periodically experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data or intellectual property. Any attempt by hackers to obtain our data (including customer and corporate information) or intellectual property, disrupt our service, or otherwise access our systems, or those of third parties we use, if successful, could harm our business, be expensive to remedy and damage our reputation. We have implemented certain systems and processes to thwart hackers and protect our data and systems. From time to time, we have experienced an unauthorized release of certain digital assets, however, to date these unauthorized releases have not had a material impact on our service or systems. There is no assurance that hackers may not have a material impact on our service or systems in the future. There is no 100% security guarantee. Our insurance may cover some, but not necessarily all expenses/losses associated with a cyber-attack and resultant business disruption. Any significant disruption to our service or access to our systems could result in a loss of users, liability and adversely affect our business and results of operation.

We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party web hosting provider. In addition, we utilize third-party “cloud” computing services in connection with our business operations. Problems faced by us or our third-party Web hosting, “cloud” computing, or other network providers, including technological or business-related disruptions, as well as cybersecurity threats, could adversely impact the experience of our users.

We face system security risks as we depend upon automated processes and the Internet and we could damage our reputation, incur substantial additional costs and become subject to litigation if our systems are penetrated.

We are increasingly dependent upon automated information technology processes, and many of our new customers come from the telephone or over the Internet. Moreover, the nature of our business involves the receipt and retention of personal information about our customers. We also rely extensively on third-party vendors to retain data, process transactions and provide other systems and services. These systems, and our systems, are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, malware, and other destructive or disruptive security breaches and catastrophic events, such as a natural disaster or a terrorist event or cyber-attack. In addition, experienced computer programmers and hackers may be able to penetrate our security systems and misappropriate our confidential information, create system disruptions, or cause shutdowns. Such data security breaches as well as system disruptions and shutdowns could result in additional costs to repair or replace such networks or information systems and possible legal liability, including government enforcement actions and private litigation. In addition, our customers could lose confidence in our ability to protect their personal information, which could cause them to discontinue our services.

If we are unable to attract and retain team members or contract with third parties having the specialized skills or technologies needed to support our systems, implement improvements to our customer-facing technology in a timely manner, quickly and efficiently fulfill our customers products and payment methods they demand, or provide a convenient and consistent experience for our customers regardless of the ultimate sales channel, our ability to compete and our results of operations could be adversely affected.

Our brand is integral to our success. If we fail to effectively maintain, promote, and enhance our brand in a cost-effective manner, our business and competitive advantage may be harmed.

We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with existing customers, providers and strategic partners, and to our ability to attract new customers, providers and strategic partners. The promotion of our brand may require us to make substantial investments, and we anticipate that, given the highly competitive nature of our market, these marketing initiatives may become increasingly difficult and expensive. Brand promotion and marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of our customers, providers, or partners, could harm our reputation and brand and make it substantially more difficult for us to attract new customers, providers, and partners. If we do not successfully maintain and enhance our reputation and brand recognition in a cost-effective manner, our business may not grow and we could lose our relationships with customers, providers, and partners, which could harm our business, financial condition and results of operations.

Economic uncertainty or downturns, particularly as it impacts particular industries, could adversely affect our business and results of operations.

In recent years, the United States and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain. This has especially been the case in 2020 as a result of the COVID-19 pandemic. Economic uncertainty and associated macroeconomic conditions make it extremely difficult for our partners, suppliers, and us to accurately forecast and plan future business activities, and could cause our customers to slow spending on our offerings, which could adversely affect our ability to complete current projects and attract new customers.

A significant downturn in the domestic or global economy may cause our customers to pause, delay, or cancel spending on our platform or seek to lower their costs by exploring alternative providers or our competitors. To the extent purchases of our offerings are perceived by customers and potential customers as discretionary, our revenue may be disproportionately affected by delays or reductions in general spending. Also, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our customers.

We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, or any industry in particular. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition and results of operations could be materially adversely affected.

If we are unable to develop new offerings, achieve increased consumer adoption of those offerings or penetrate new vertical markets, our business and financial results could be materially adversely affected.

Our success depends on our continued innovation to provide product and service offerings that make our products and service offerings useful for consumers. Accordingly, we must continually invest resources in product, technology and development in order to improve the comprehensiveness and effectiveness of our products and service offerings and effectively incorporate new technologies into them. These product, technology and development expenses may include costs of hiring additional personnel and of engaging third-party service providers and other research and development costs.

Without innovative products and service offerings, we may be unable to attract additional consumers or retain current consumers, which could adversely affect our ability to attract and retain customers, which could, in turn, harm our business and financial results. In addition, while we have historically concentrated our efforts on the self-storage and commercial markets. We may penetrate additional vertical markets in order to aid in our long-term growth goals. Our success in the self-storage and commercial markets depends on our deep understanding of these industries. In order to penetrate new vertical markets, we will need to develop a similar understanding of those new markets and the associated business challenges faced by participants in them. Developing this level of understanding may require substantial investments of time and resources and we may not be successful. In addition, these new vertical markets may have specific risks associated with them.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company following completion of the Business Combination, we will be subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

Our corporate culture has contributed to our success and, if we are unable to maintain it as we grow, our business, financial condition and results of operations could be harmed.

We have experienced and may continue to experience rapid expansion of our employee ranks. We believe our corporate culture has been a key element of our success. However, as our organization grows, it may be difficult to maintain our culture, which could reduce our ability to innovate and operate effectively. The failure to maintain the key aspects of our culture as our organization grows could result in decreased employee satisfaction, increased difficulty in attracting top talent, increased turnover and could compromise the quality of our client service, all of which are important to our success and to the effective execution of our business strategy. In the event we are unable to maintain our corporate culture as we grow to scale, our business, financial condition and results of operations could be harmed.

Our past growth may not be indicative of our future growth, and our revenue growth rate may decline in the future.

Our revenue grew from $484,730,924 in 2018 to $565,292,187 in 2019, an increase of 17%. This growth may not be indicative of our future growth, if any, and we will not be able to grow as expected, or at all, if we do not accomplish the following:

•	increase the number of customers;

•	further improve the quality of our products and service offerings, and introduce high-quality new products;

•	timely adjust expenditures in relation to changes in demand for the underlying products and services offered;

•	maintain brand recognition and effectively leverage our brand; and

•	attract and retain management and other skilled personnel for our business.

Our revenue growth rates may also be limited if we are unable to achieve high market penetration rates as we experience increased competition. If our revenue or revenue growth rates decline, investors’ perceptions of our business may be adversely affected and the market price of our common stock could decline.

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If capital is not available to us, our business, operating results and financial condition may be harmed.

We intend to continue to make investments to support our growth and may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase our marketing expenditures to improve our brand awareness, develop new product and service offerings and existing product and service offerings, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Volatility in the credit markets also may have an adverse effect on our ability to obtain debt financing.

If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be materially adversely affected.

We may not be able to generate sufficient cash to service our obligations and any debt we incur.

Our ability to make payments on our obligations and any debt we incur in the future will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to attain a level of cash flows from operating activities sufficient to permit us to pay our obligations, including amounts due under our obligations, and the principal, premium, if any, and interest on any debt we incur.

If we are unable to service our obligations and any debt we incur from cash flows, we may need to refinance or restructure all or a portion of such obligations prior to maturity. Our ability to refinance or restructure obligations and any debt we incur will depend upon the condition of the capital markets and our financial condition at such time. Any refinancing or restructuring could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. If our cash flows are insufficient to service our then-existing debt and other obligations, we may not be able to refinance or restructure any of these obligations on commercially reasonable terms or at all and any refinancing or restructuring could have a material adverse effect on our business, results of operations or financial condition.

If our cash flows are insufficient to fund our obligations and any debt we incur in the future and we are unable to refinance or restructure these obligations, we could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures or to sell material assets or operations to meet our then-existing debt and other obligations. We cannot assure you that we would be able to implement any of these alternative measures on satisfactory terms or at all or that the proceeds from such alternatives would be adequate to meet any debt or other obligations then due. If it becomes necessary to implement any of these alternative measures, our business, results of operations or financial condition could be materially and adversely affected.

We may not be able to adequately protect our proprietary and intellectual property rights in our data or technology.

Our success is dependent, in part, upon protecting our proprietary information and technology. We may be unsuccessful in adequately protecting our intellectual property. No assurance can be given that confidentiality, non-disclosure, or invention assignment agreements with employees, consultants, or other parties will not be breached and will otherwise be effective in controlling access to and distribution of our platform or solutions, or certain aspects of our platform or solutions, and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our platform or solutions. Additionally, certain unauthorized use of our intellectual property may go undetected, or we may face legal or practical barriers to enforcing our legal rights even where unauthorized use is detected.

Current law may not provide for adequate protection of our platform or data. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our data or certain aspects of our platform, or our data may increase. Competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to our proprietary information and technology.

Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our technology and intellectual property.

To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights, and we may or may not be able to detect infringement by our customers or third parties. Litigation has been and may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our platform or solutions, impair the functionality of our platform or solutions, delay introductions of new features, integrations, and capabilities, result in our substituting inferior or more costly technologies into our platform or solutions, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and we cannot be certain that we could license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete.

We may in the future be sued by third parties for various claims including alleged infringement of proprietary intellectual property rights.

There is considerable patent and other intellectual property development activity in our market, and litigation, based on allegations of infringement or other violations of intellectual property, is frequent in software and internet-based industries. We may receive communications from third parties, including practicing entities and non-practicing entities, claiming that we have infringed their intellectual property rights.

In addition, we may be sued by third parties for breach of contract, defamation, negligence, unfair competition, or copyright or trademark infringement or claims based on other theories. We could also be subject to claims based upon the services that are accessible from our website through links to other websites or information on our website supplied by third parties or claims that our collection of information from third-party sites without a license violates certain federal or state laws or website terms of use. We could also be subject to claims that the collection or provision of certain information breached laws or regulations relating to privacy or data protection. As a result of claims against us regarding suspected infringement, our technologies may be subject to injunction, we may be required to pay damages, or we may have to seek a license to continue certain practices (which may not be available on reasonable terms, if at all), all of which may significantly increase our operating expenses or may require us to restrict our business activities and limit our ability to deliver our products and services and/or certain features, integrations, and capabilities of our platform. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense and/or cause us to alter our products or services, which could negatively affect our business. Further, many of our subscription agreements require us to indemnify our customers for third-party intellectual property infringement claims, so any alleged infringement by us resulting in claims against such customers would increase our liability. Our exposure to risks associated with various claims, including the use of intellectual property, may be increased as a result of acquisitions of other companies. For example, we may have a lower level of visibility into the development process with respect to intellectual property or the care taken to safeguard against infringement risks with respect to the acquired company or technology. In addition, third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition.

Adverse macroeconomic and business conditions may significantly and negatively affect the self-storage and commercial market, which could have a negative effect on our business and therefore our results of operations.

We are susceptible to the indirect effects of adverse macro-economic events that can result in higher unemployment, shrinking demand for products, large-scale business failures and tight credit markets. Specifically, if adverse macroeconomic and business conditions significantly affect self-storage and commercial market rental rates and occupancy levels, our customers could reduce spending surrounding our products and services, which could have a negative effect on our business and therefore our results of operations. Thus, our results of operations are sensitive to changes in overall economic conditions that impact consumer spending, including discretionary spending, as well as to increased bad debts due to recessionary pressures. Adverse economic conditions affecting disposable consumer income, such as employment levels, business conditions, interest rates, tax rates, and fuel and energy costs, could reduce consumer spending or cause consumers to shift their spending to other products and services. A general reduction in the level of discretionary spending or shifts in consumer discretionary spending could adversely affect our growth and profitability.

It is difficult to determine the breadth and duration of economic and financial market disruptions and the many ways in which they may affect our customers and our business in general. Nonetheless, financial and macroeconomic disruptions could have a significant adverse effect on our sales, profitability, and results of operations.

Rising operating expenses for our customers could indirectly reduce our cash flow and funds available for future distributions.

Our customers’ self-storage and commercial market facilities and any other facilities they acquire or develop in the future are and will be subject to operating risks common to real estate in general, any or all of which may negatively affect our customers, and in turn, negatively affect us. Our customers’ self-storage and commercial market facilities are subject to increases in operating expenses such as real estate and other taxes, personnel costs including the cost of providing specific medical coverage to their employees, utilities, insurance, administrative expenses, and costs for repairs and maintenance. If our customers’ operating expenses increase without a corresponding increase in revenues, they may decrease discretionary spending, which could affect our profitability could diminish and limit our ability to make distributions to our shareholders.

Certain of our customers have negotiating leverage, which may require that we agree to terms and conditions that result in increased cost of sales, decreased revenue, and lower average selling prices and gross margins, all of which could harm our results of operations.

Some of our customers have bargaining power when negotiating new projects or renewals of existing agreements and have the ability to buy similar products from other vendors or develop such systems internally. These customers have and may continue to seek advantageous pricing and other commercial and performance terms that may require us to develop additional features in the products we sell to them or add complexity to our customer agreements. We have been required to, and may continue to be required to, reduce the average selling price of our products in response to these pressures. If we are unable to avoid reducing our average selling prices or otherwise negotiate renewals with certain of our customers on favorable terms, our results of operations could be harmed.

Privacy concerns could result in regulatory changes that may harm our business.

Personal privacy has become a significant issue in the jurisdictions in which we operate. Many jurisdictions in which we operate, including California, Canada and certain European Union member states, have imposed restrictions and requirements on the use of personal information by those collecting such information. The regulatory framework for privacy issues is rapidly evolving and future enactment of more restrictive laws, rules, or regulations and/or future enforcement actions or investigations could have a materially adverse impact on us through increased costs or restrictions on our business or our customers businesses. Failure to comply with such laws and regulations could result in consent orders or regulatory penalties and significant legal liability, including fines, which could damage our reputation and have an adverse effect on our results of operations or financial condition.

Extensive environmental regulation to which we are subject creates uncertainty regarding future environmental expenditures and liabilities.

Under environmental regulations such as the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), owners and operators of real estate may be liable for the costs of investigating and remediating certain hazardous substances or other regulated materials on or in such property. Such laws often impose liability, without regard to knowledge or fault, for removal or remediation of hazardous substances or other regulated materials upon owners and operators of contaminated property, even after they no longer own or operate the property. Moreover, the past or present owner or operator of a property from which a release emanates could be liable for any personal injuries or property damages that may result from such releases, as well as any damages to natural resources that may arise from such releases. The presence of such substances or materials, or the failure to properly remediate such substances, may adversely affect the owner’s or operator’s ability to lease, sell or rent such property or to borrow using such property as collateral.

Risks Relating to JIH and the Business Combination

Following the consummation of the Business Combination, Parent’s only significant asset will be ownership of Janus’ business through its indirect ownership interest in Midco. If Janus’ business is not profitably operated, Midco may be unable to pay us dividends or make distributions or loans to enable Parent to pay any dividends on its common stock or satisfy its other financial obligations.

Following the consummation of the Business Combination, Parent will have no direct operations and no significant assets other than the indirect ownership of Midco, which will operate Janus’ business. Parent will depend on profits generated by Janus’ business for distributions and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to its capital stock. Legal and contractual restrictions in agreements governing the indebtedness of Parent, as well as the financial condition and operating requirements of Parent, may limit its ability to receive distributions from Midco and the Janus business following the Business Combination.

Provisions in Parent’s amended and restated certificate of incorporation and Delaware law may inhibit a takeover of Parent, which could limit the price investors might be willing to pay in the future for its common stock and could entrench management.

Parent’s amended and restated certificate of incorporation and bylaws will contain provisions to limit the ability of others to acquire control of Parent’s company or cause Parent to engage in change-of-control transactions, including, among other things:

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provisions that authorize Parent’s board of directors, without action by Parent’s stockholders, to authorize by resolution the issuance of shares of preferred stock and to establish the number of shares to be included in such series, along with the preferential rights determined by Parent’s board of directors; provided that, Parent’s board of directors may also, subject to the rights of the holders of preferred stock, authorize shares of preferred stock to be increased or decreased by the approval of the board of directors and the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the corporation;

•	provisions that impose advance notice requirements and other requirements and limitations on the ability of stockholders to propose matters for consideration at stockholder meetings; and

•	a staggered board whereby Parent’s directors are divided into three classes, with each class subject to retirement and reelection once every three years on a rotating basis.

These provisions could have the effect of depriving Parent’s stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of Parent in a tender offer or similar transaction. With Parent’s staggered board of directors, at least two annual meetings of stockholders will generally be required in order to effect a change in a majority of Parent’s directors. Parent’s staggered board of directors can discourage proxy contests for the election of Parent’s directors and purchases of substantial blocks of Parent’s shares by making it more difficult for a potential acquirer to gain control of Parent’s board of directors in a relatively short period of time.

Parent’s amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Parent or its directors, officers, employees or stockholders.

Parent’s amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the state and federal courts of the State of Delaware in connection with any action brought in such court to enforce the forum provisions and to service of process on such stockholder’s counsel. Any person or entity purchasing or otherwise acquiring any interest in shares of Parent’s capital stock shall be deemed to have notice of and consented to the forum provisions in its amended and restated certificate of incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Parent or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in Parent’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, Parent may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Parent’s amended and restated certificate of incorporation will renounce any interest or expectancy that Parent has in corporate opportunities that may be presented to Parent’s directors or their respective affiliates, other than those directors who are Parent’s employees. As a result, these persons will not be required to offer certain business opportunities to Parent and may engage in business activities that compete with Parent.

CCG and its affiliates, as well as our other non-employee directors, may engage in activities where their interests conflict with Parent’s interests, such as investing in or advising businesses that directly or indirectly compete with certain portions of Parent’s business. Parent’s amended and restated certificate of incorporation will provide that it does not have an interest or expectancy in corporate opportunities that may be presented to Parent’s directors or their respective affiliates, other than those directors who are Parent’s employees. Accordingly, neither CCG, its affiliates nor any of Parent’s non-employee directors has any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which Parent operates. CCG also may pursue acquisition opportunities that may be complementary to Parent’s business, and, as a result, those acquisition opportunities may not be available to Parent. In addition, CCG may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to other stockholders of Parent. See “Description of Securities — Conflicts of Interest” for more information.

A market for Parent’s securities may not develop, which would adversely affect the liquidity and price of its securities.

Following the Business Combination, the price of Parent’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Parent’s securities following the Business Combination may never develop or, if developed, it may not be sustained.

NYSE may not list Parent’s securities on its exchange, and if they are listed Parent may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in its securities and subject it to additional trading restrictions.

As a result of the proposed Business Combination, Parent intends to apply for listing of its common stock and warrants. While Parent will apply to have its common stock and warrants listed on NYSE upon consummation of the Business Combination, it must meet NYSE’s initial listing requirements. Parent may be unable to meet those requirements. Even if its securities are listed on NYSE following the Business Combination, Parent may be unable to maintain the listing of its securities in the future.

If Parent fails to meet the initial listing requirements and NYSE does not list its securities on its exchange, or if Parent is delisted, there could be significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news and analyst coverage for Parent; and

•	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

We will incur increased costs and obligations as a result of being a public company.

As a privately held company, Janus has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, Parent will incur significant legal, accounting and other expenses that Janus was not required to incur in the recent past. These expenses will increase once Parent is no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the Dodd-Frank Act, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and NYSE, have increased the costs and the time that must be devoted to compliance matters. We expect these rules and regulations will increase Parent’s legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

For as long as Parent remains an “emerging growth company” as defined in the JOBS Act, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Parent will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering (its predecessor), (b) in which it has total annual gross revenue of at least $1.07 billion or (c) in which Parent is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. To the extent Parent chooses not to use exemptions from various reporting requirements under the JOBS Act, or if it no longer can be classified as an “emerging growth company,” we expect that Parent will incur additional compliance costs, which will reduce its ability to operate profitably.

Parent may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated.

Janus is not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the transactions related thereto, Parent will be required to comply with Section 404 of the Sarbanes-Oxley Act, which requires, among other things, Parent to evaluate annually the effectiveness of its internal controls over financial reporting. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Janus prior to the Business Combination. Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”) requires that, beginning with the second annual report following the Business Combination, management assess and report annually on the effectiveness of internal control over financial reporting and identify any material weaknesses in internal control over financial reporting. Additionally, Section 404(b) requires the independent registered public accounting firm to issue an annual report that addresses the effectiveness of internal control over financial reporting. Parent expects its first Section 404(a) assessment will take place for its annual report for the year ending December 31, 2021 and its first Section 404(b) assessment will take place for its annual report for the year ending December 31, 2022. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Parent is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its shares of common stock.

As an “emerging growth company,” Parent cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make its common stock less attractive to investors.

As an “emerging growth company,” Parent may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to obtain an assessment of the effectiveness of its internal controls over financial reporting from its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which Parent has elected to do.

Parent cannot predict if investors will find its common stock less attractive because it will rely on these exemptions. If some investors find its common stock less attractive as a result, there may be a less active market for its common stock, its share price may be more volatile and the price at which its securities trade could be less than if Parent did not use these exemptions.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and NYSE regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.

We are a public reporting company subject to the rules and regulations established from time to time by the SEC and NYSE. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Public company reporting obligations place a considerable burden on our financial and management systems, processes and controls, as well as on our personnel.

In addition, as a public company we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which will require us to document and make significant changes to our internal control over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting at such time as we cease to be an “emerging growth company,” as defined in the JOBS Act, if we are an “accelerated filer” or “large accelerated filer” at such time.

We expect to incur costs related to our internal control over financial reporting in the upcoming years to further improve our internal control environment. If we identify deficiencies in our internal control over financial reporting or if we are unable to comply with the requirements applicable to us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. If this occurs, we also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, or express an adverse opinion, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

Parent may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interest in Parent and may depress the market price of its common stock.

Parent may issue additional shares of common stock or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants under the Omnibus Plan without stockholder approval in a number of circumstances.

The issuance of additional common stock or other equity securities could have one or more of the following effects:

•	Parent’s existing stockholders’ proportionate ownership interest will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share of common stock may be diminished; and

•	the market price of its common stock may decline.

If Parent’s performance following the Business Combination does not meet market expectations, the price of its securities may decline.

If Parent’s performance following the Business Combination does not meet market expectations, the price of Parent common stock may decline. The market value of Parent common stock at the time of the Business Combination may vary significantly from the price of our Class A common stock on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Business Combination. Because the number of shares of Parent common stock issued as consideration in the Business Combination will not be adjusted to reflect any changes in the market price of our Class A common stock, the value of Parent common stock issued in the Business Combination may be higher or lower than the values of our shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of Parent common stock could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the equity interests of Parent or Midco, and trading in our Class A common stock has not been active. Accordingly, the valuation ascribed to Janus and Parent common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for Parent common stock develops and continues, the trading price of its common stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Any of the factors listed below could have a material adverse effect on your investment in Parent common stock and its common stock may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of Parent common stock following the Business Combination may include:

•	actual or anticipated fluctuations in Parent’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about its operating results;

•	success of competitors;

•	its operating results failing to meet market expectations in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning Parent or the self-storage and commercial industry and market in general;

•	operating and stock price performance of other companies that investors deem comparable to Parent;

•	its ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving Parent;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of its common stock available for public sale;

•	any significant change in its board or management;

•	sales of substantial amounts of common stock by its directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of Parent common stock irrespective of its operating performance. The stock market in general and NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Parent’s securities, may not be predictable. A loss of investor confidence in the market for industrial technology stocks or the stocks of other companies which investors perceive to be similar to Parent could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Parent common stock also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Even if we consummate the Business Combination, the public warrants may never be in the money, and they may expire worthless.

The exercise price for JIH warrants is $11.50 per share, subject to adjustment, which exceeds the market price of our Class A common stock, which was $     per share based on the closing price on                , 2021. There can be no assurance that the public warrants will ever be in the money prior to their expiration and, as such, the warrants may expire worthless.

The terms of JIH warrants may be amended in a manner that may be adverse to the holders. The Company Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our Class A common stock purchasable upon exercise of a warrant.

Parent may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making JIH warrants worthless.

Parent will have the ability to redeem outstanding Parent warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Parent warrant, provided that the last reported sales price of the Parent common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which the Parent gives proper notice of such redemption and provided certain other conditions are met. If and when the Parent warrants become redeemable by Parent, Parent may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Parent warrants could force you to (i) exercise your Parent warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Parent warrants at the then-current market price when you might otherwise wish to hold your Parent warrants or (iii) accept the nominal redemption price which, at the time the outstanding Parent warrants are called for redemption, is likely to be substantially less than the market value of your Parent warrants. Except as otherwise set forth herein, none of the Private Placement Warrants will be redeemable by JIH so long as they are held by the Sponsor or its permitted transferees.

In addition, Parent may redeem your Parent warrants after they become exercisable for $0.10 per Parent warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Parent warrants prior to redemption for a number of Class A common stock determined based on the redemption date and the fair market value of Parent common stock. Please see “Description of Securities—Warrants.” Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Parent common stock had your Parent warrants remained outstanding.

Warrants to purchase Parent common stock will become exercisable following the Business Combination, which could increase the number of shares eligible for future resale in the public market and result in dilution to its stockholders.

Outstanding warrants to purchase an aggregate of 27,400,000 shares of Parent common stock will become exercisable on the 30th day following the closing of the Business Combination in accordance with the terms of the warrant agreement governing those securities. These warrants consist of 17,250,000 warrants originally included in the units issued in our IPO and 10,150,000 warrants originally included in the JIH units (5,075,000 of which will not be issued to our Sponsor and will instead be issued to the Existing Midco Equityholders in the Transactions). Each warrant entitles its holder to purchase one share of our Class A common stock at an exercise price of $11.50 per share and will expire at 5:00 p.m., Eastern Time, five years after the closing of the Business Combination or earlier upon redemption of our Class A common stock or our liquidation. To the extent warrants are exercised, additional shares of Parent common stock will be issued, which will result in dilution to its then existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of Parent common stock.

We have not registered the shares of Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

We have not registered the shares of Class A common stock issuable upon exercise of the warrants issued in the IPO under the Securities Act or any state securities laws at this time. However, under the terms of the

Warrant Agreement, we have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants and thereafter will use commercially reasonable efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants issued in the IPO are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of Units (as defined below in Information About JIH) will have paid the full unit purchase price solely for the shares of Class A common stock included in the Units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A common stock for sale under all applicable state securities laws.

A provision in the Company Warrant Agreement may make it more difficult for us to consummate the Business Combination.

Unlike most blank check companies, if (i) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by us and, (x) in the case of any such issuance to our Sponsor or its affiliates, without taking into account any Founder Shares held by our Sponsor or such affiliates, as applicable, prior to such issuance, and (y) without taking into account the transfer of Founder Shares or private placement warrants (including if such transfer is effectuated as a surrender to us and subsequent reissuance by us) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of the Business Combination (net of redemptions), and (iii) the volume weighted average trading price of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. This may make it more difficult for us to consummate the Business Combination.

Our stockholders will experience immediate dilution due to the issuance of Parent common stock to Existing Midco Equityholders as consideration in the Business Combination. Having a minority share position likely reduces the influence that our current stockholders have on the management of Parent.

Based on Midco’s current capitalization and assuming no redemptions, we anticipate issuing an aggregate of 70.0 million shares of Parent common stock to Existing Midco Equityholders as partial consideration in the Business Combination. We anticipate that, immediately following completion of the Business Combination (excluding the potential dilutive effect of the Earnout Shares and exercise of Parent warrants), our existing stockholders and the Sponsor will hold in the aggregate approximately 48.6% of Parent’s outstanding common stock (30.2% held by our public stockholders and the Sponsor and 18.4% held by the PIPE Investors), and the Existing Midco Equityholders will hold 51.4% of Parent’s outstanding common stock. These ownership percentages do not take into account:

•	any warrants or options to purchase Parent common stock that will be outstanding following the Business Combination; or

•	any equity awards that may be issued under the proposed Omnibus Plan following the Business Combination.

If any shares of our Class A common stock are redeemed in connection with the Business Combination, the percentage of Parent outstanding common stock held by our public stockholders will decrease and the percentages of Parent outstanding common stock held immediately following the closing of the Business Combination by each of our initial stockholders, Existing Midco Equityholders, will increase. See the section entitled ”Summary — Impact of the Business Combination on Parent’s Public Float” and ”Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the outstanding warrants or options are exercised for shares of Parent common stock, or awards are issued under the proposed Omnibus Plan, our existing stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence Parent’s management through the election of directors following the Business Combination.

Neither the Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that we are paying for Janus is fair to us from a financial point of view. Neither the Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the Board conducted due diligence on Janus. The Board also consulted with the Janus’ management and its legal counsel, financial advisor and other advisors and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “Proposal No. 1 — The Business Combination — Reasons for the Approval of the Business Combination,” and concluded that the Business Combination was in the best interest of our stockholders. Accordingly, investors will be relying solely on the judgment of the Board in valuing Janus, and the Board may not have properly valued such businesses. The lack of a third-party valuation may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

Our initial stockholders, directors and officers may have a conflict of interest in determining to pursue the acquisition of Janus, since certain of their interests are different from or in addition to (and which may conflict with) the interests of our public stockholders, and such interests may have influenced their decisions to approve the Business Combination and recommend that our stockholders approve the Business Combination Proposal.

Our initial stockholders, officers and directors have interests in and arising from the Business Combination that are different from or in addition to, and which may conflict with, the interests of our public stockholders, which may result in a conflict of interest. These interests include:

•	that our Sponsor, officers and directors will hold Parent common stock following the Business Combination, subject to lock-up agreements and the Earnout Agreement;

•	that our Sponsor, officers and directors will hold warrants to purchase shares of Parent common stock following the Business Combination;

•

that our Sponsor, officers and certain of our directors paid an aggregate of $10,175,000 for their Founder Shares and private placement warrants and that such securities should have a significantly higher value at the time of the Business Combination and will have little or no value if we do not complete the Business Combination;

•

that our Sponsor, officers and directors have waived their redemption rights with respect to their shares of common stock in connection with the Business Combination, and have waived their redemption and liquidation rights with respect to their Founder Shares if we are unable to complete a business combination by November 13, 2021;

•

if we are unable to complete a business combination by November 13, 2021, our Sponsor will be liable for ensuring that the proceeds in the Trust Account are not reduced below $10.00 per public share by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or target business has not executed such a waiver;

•

that Roger Fradin and Brian Cook will be members of the board of directors of the Parent after the closing of the Business Combination and, therefore, in the future Mr. Fradin and Mr. Cook may receive any cash fees, stock options or stock awards that the Parent’s board of directors determines to pay to its non-executive directors;

•

that our Sponsor has agreed to loan us funds in an amount up to $1,500,000 for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid from the Trust Account if we are unable to complete a business combination by November 13, 2021;

•

that our officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations; however, if we fail to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement and we may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by November 13, 2021; and

•	the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may have influenced our directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals in this proxy statement/prospectus.

Our directors and officers have discretion in agreeing to changes or waivers to the terms of the Business Combination Agreement and related transactions, which may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our public stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require us to agree to amend the Business Combination Agreement, to consent to certain actions taken by Janus or to waive rights to which we are entitled to under the Business Combination Agreement. These events could arise because of changes in Janus’ business, a request by Janus to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Janus’ business and would entitle us to terminate the Business Combination Agreement. In any of such circumstances, it would be at our discretion, acting through our Board, to consent to such a request or action or waive such rights. The existence of the financial and personal interests of the directors described elsewhere in these risk factors may result in a conflict of interest on the part of one or more of the directors between what she may believe is best for the public stockholders and what she may believe is best for herself in determining whether or not to take the requested action or waive our rights. As of the date of this proxy statement/prospectus, we do not believe there will be any requests, actions or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, we will circulate a new or amended proxy statement/prospectus and resolicit our stockholders if changes to the terms of the Business Combination and other related transactions that would have a material impact on our stockholders are required prior to the vote on the Business Combination Proposal.

Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to complete the Business Combination.

Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and the closing of the Business Combination and their other businesses. Each of our officers is engaged in other business endeavors for which he may be entitled to substantial compensation and our officers are not obligated to contribute any specific number of hours per week to our affairs. Our independent directors may also serve as officers or board members for other entities. If our officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs which may have a negative impact on our ability to complete the Business Combination. For a complete discussion of our officers’ and directors’ other business affairs, please see the section of this proxy statement/prospectus entitled “Information About JIH — Directors and Executive Officers.”

Our initial stockholders have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, after approval of our Board, our initial stockholders have agreed to vote their Founder Shares, as well as any public shares purchased during or after the IPO, in favor of the Business Combination. As a result, in addition to our initial stockholders’ Founder Shares, we would need 12,937,501, or 37.5%, of the 34,500,000 public shares outstanding to be voted in favor of a transaction in order to have the Business Combination approved. Our initial stockholders own shares representing 20% of our outstanding shares of Class A common stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if our initial stockholders agreed to vote their Founder Shares in accordance with the majority of the votes cast by our public stockholders.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and other related transactions. We will pay all fees, expenses and costs we incur or incurred on our behalf in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). Additionally, the Business Combination Agreement provides that if the Business Combination is consummated, we will pay all fees, and costs incurred by Janus or on Janus’ behalf, subject to certain limited exceptions, in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). We currently estimate that transaction expenses will be approximately $58.9 million.

If we are unable to complete the Business Combination with Janus or another business combination by November 13, 2021, we will cease all operations except for the purpose of winding up our affairs, redeem our outstanding public shares and dissolve and liquidate. In such event, third parties may bring claims against us and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by our stockholders could be less than $10.00 per share.

Our charter provides that we must complete the Transactions or another business combination by November 13, 2021, or we must (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Class A common stock, at a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive $10.00 per share, and JIH warrants will expire worthless. In certain circumstances, our public stockholders may receive less than $10.00 per share on the redemption of their shares.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share distribution from the Trust Account may be less than $10.00.

If the Business Combination is not completed, potential target businesses may have leverage over us in negotiating a business combination, our ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and we may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine our ability to complete a business combination on terms that would produce value for our stockholders.

Any potential target business with which we enter into negotiations concerning an initial business combination will be aware that, unless we amend our existing charter to extend JIH’s life and amend certain other agreements we have entered into, we must complete our initial business combination by November 13, 2021. Consequently, if we are unable to complete this Business Combination, a potential target business may obtain leverage over us in negotiating an initial business combination, knowing that if we do not complete our initial business combination with that particular target business, we may be unable to complete our initial business combination with any target business. This risk will increase as we get closer to the timeframe described above. In addition, we may have limited time to conduct due diligence and may enter into our initial business combination on terms that we would have rejected upon a more comprehensive investigation. Additionally, we may have insufficient working capital to continue efforts to pursue a business combination.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in our Trust Account available for distribution to our public stockholders.

In the event that the proceeds in our Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in our Trust Account as of the date of the liquidation of our Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in our Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the consummation of the Business Combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in our Trust Account and not to seek recourse against our Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of our Trust Account or (ii) we consummate the Business Combination. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are unable to complete the Transactions with Janus or another business combination within the required time period, we must dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. We cannot assure you that we will properly assess all claims that may be potentially brought against us, nor can we assure you that third parties will not seek to recover from our stockholders amounts owed to them by us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to our public stockholders promptly after November 13, 2021, if we do not consummate the Transactions, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Moreover, our Board may be viewed as having breached its fiduciary duties to our creditors and/or having acted in bad faith, and thereby exposing the Board and us to claims for punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us or you for these reasons.

Actions taken by the initial stockholders, our officers and directors to increase the likelihood of approval of the Business Combination Proposal and the other proposals presented in this proxy statement/prospectus could have a depressive effect on the price of our or Parent common stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the initial stockholders, our directors, officers and their respective affiliates may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or enter into transactions with such investors and others to provide them with incentives to acquire shares of our Class A common stock or vote their shares in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, no such arrangement has been made with an existing investor. While the exact nature of any other incentive arrangements that may be entered into in the future has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the initial stockholders for nominal value. The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved and to decrease the likelihood that holders request redemption of public shares. Entering into any such arrangements may have a depressive effect on the price of our or Parent common stock. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the closing of the Business Combination for a price below market value.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will depend largely upon the efforts of certain key personnel, including the key personnel of Janus, all of whom we expect to stay with Parent following the Business Combination. The loss of such key personnel could adversely affect the operations and profitability of Parent’s business.

Our ability to recognize certain benefits of the Business Combination and successfully operate Janus’ business following the Business Combination will depend upon the efforts of certain key personnel of Janus. Although we expect all of such key personnel to remain with Parent following the Business Combination, the unexpected loss of key personnel may adversely affect the operations and profitability of Parent. In addition, Parent’s future success depends in part on its ability to identify and retain key personnel to succeed senior management. Furthermore, while we have closely scrutinized the skills, abilities and qualifications of the key Janus personnel that will be employed by Parent, our assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities we expect or those necessary to manage a public company, the operations and profitability of Parent’s business may be negatively impacted.

Following the Business Combination, Parent’s ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for its common stock.

The trading market for Parent common stock will be influenced by the research and reports that industry or securities analysts may publish about it, its business, its market, or its competitors. If no securities or industry analysts commence coverage of Parent, its stock price would likely be less than that which would be obtained if it had such coverage and the liquidity, or trading volume of its common stock may be limited, making it more difficult for a stockholder to sell shares at an acceptable price or amount. If any analysts do cover Parent, their projections may vary widely and may not accurately predict the results it actually achieves. Parent’s share price may decline if its actual results do not match the projections of research analysts covering it. Similarly, if one or more of the analysts who write reports on Parent downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of Parent or fails to publish reports on it regularly, its share price or trading volume could decline.

We may be controlled or substantially influenced by CCG, whose interests may conflict with yours. The concentrated ownership of Parent’s common stock could prevent you and other shareholders from influencing significant decisions.

Following the consummation of the Business Combination, we expect that CCG will control the voting of at least 50% of Parent’s outstanding common stock. As a result, CCG would have the ability to control the outcome of most matters requiring stockholder consent. Moreover, for so long as it holds at least a majority of Parent’s outstanding common stock, it would have the ability, through the board of directors, to control decision-making with respect to Parent’s business direction and policies. Matters over which CCG will, directly or indirectly, exercise control following the Business Combination include:

•	the election of Parent’s board of directors and the appointment and removal of our officers;

•	mergers and other business combination transactions requiring stockholder approval, including proposed transactions that would result in our stockholders receiving a premium price for their shares;

•	certain customary negative consent rights in connection with a change of control; and

•	amendments to Parent’s certificate of incorporation or increases or decreases in the size of our Board.

The Investor Rights Agreement will grant certain rights to nominate members of the board of Parent to CCG following the closing of the Transactions, subject to certain conditions set forth in the Investor Rights Agreement, until CCG no longer beneficially owns at least 10% of the total voting power of the then outstanding shares of Parent common stock. CCG will retain the right to nominate a board observer until CCG no longer beneficially owns at least 5% of the total voting power of the then outstanding shares of Parent common stock. In addition, CCG will have the right to designate the replacement for any of its designees whose board service has terminated prior to the end of the director’s term, regardless of CCG’s beneficial ownership at such time. CCG will also receive certain customary negative consent rights in connection with a change of control. Therefore, even if CCG’s ownership is less than 50% following consummation of the Business Combination, or if it subsequently falls below 50%, CCG may continue to be able to strongly influence or effectively control our decisions.

Subsequent to the consummation of the Business Combination, Parent may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted a due diligence examination of Janus, we cannot assure you that this examination revealed all material issues that may be present in Janus’ business, or that factors outside of our and Janus’ control will not later arise. As a result, Parent may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Parent’s liquidity, the fact that it may report charges of this nature could contribute to negative market perceptions about Parent or its securities. In addition, charges of this nature may cause Parent to be unable to obtain future financing on favorable terms or at all.

Parent may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, Parent’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Parent may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on its business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject Parent to significant liabilities.

Janus’ operations may be restricted during the pendency of the Business Combination pursuant to terms of the Business Combination Agreement.

Prior to the consummation of the Business Combination, Janus and each Blocker is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without our consent. As a result, Janus may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.

The U.S. federal tax considerations relating to holders of the outstanding Company warrants, which are currently exercisable for one share of Company common stock and, by virtue of the JIH Merger, will be converted into the right to receive a Parent warrant exercisable for one share of Parent common stock following the Business Combination, are unclear.

The outstanding Company warrants are currently exercisable for one share each of Company common stock and, by virtue of the JIH Merger, will be converted into the right to receive Parent warrants that will be exercisable for one share each of Parent common stock following the Business Combination. We intend to treat JIH warrants as exchanged in the JIH Merger, which we intend to treat as a tax-deferred reorganization under Section 368 of the Code. However, there can be no assurance that the IRS will not successfully challenge this position, arguing instead that the JIH Merger does not qualify for deferral under Section 368 of the Code. In such case, a warrant holder that does not also own our common stock would recognize gain or loss in an amount equal to the difference between the fair market value of the Parent warrants received and such holder’s tax basis in the warrants exchanged. Moreover, a public stockholder holding JIH warrants would be required to recognize gain, but not loss, equal to the lesser of (i) such stockholder’s “realized gain” from the exchange (generally the excess of the sum of the fair market value of the Parent common stock and Parent warrants received over such stockholder’s aggregate tax basis in our common stock and warrants exchanged therefor), and (ii) the fair market value of the Parent warrants received. Please see the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.”

Risks Relating to Redemption

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to 15% or more of the public shares.

A public stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to an aggregate of 15% or more of the public shares. Accordingly, if you hold 15% or more of the public shares and the Business Combination Proposal is approved, you will not be able to exercise redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. If the Business Combination is consummated, the value of such excess shares may not appreciate over time and the market price of Parent common stock may not exceed the per share redemption price paid in connection with the Business Combination.

A stockholder’s decision as to whether to redeem his, her, its shares for a pro rata portion of the Trust Account may not put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell his, her or its public shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, such as the Business Combination, may cause an increase in Parent’s share price, and may result in a lower value realized upon redemption than a stockholder might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a stockholder does not redeem his, her or its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the Business Combination, and the risk that the stockholder may not be able, in the future to sell his, her or its shares, for a greater amount than the redemption price described in this proxy statement/prospectus. A stockholder should consult his, her or its tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the funds held in our Trust Account.

Holders of Class A common stock are not required to affirmatively vote against the Business Combination Proposal in order to exercise their redemption rights. In order to exercise redemption rights, holders of public shares are required to, among other requirements, submit a request in writing and deliver their stock (either physically or electronically) to our Transfer Agent at least two business days prior to the special meeting. Stockholders electing to redeem their public shares will receive their pro rata portion of the amount on deposit in the Trust Account less taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled ”Special Meeting of JIH Stockholders — Redemption Rights and Procedures” for additional information on how to exercise your redemption rights. If you do not timely submit your redemption request and deliver your Class A common stock and comply with the other redemption requirements, you will not be entitled to redeem your Class A common stock.

We will comply with the tender offer rules or proxy rules, as applicable, when conducting redemptions in connection with the Business Combination. Despite our compliance with these rules, if a stockholder fails to receive our tender offer or proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy solicitation or tender offer materials, as applicable, that we will furnish to holders of our public shares in connection with the Business Combination will indicate the applicable delivery requirements, which will include the requirement that a beneficial holder must identify itself in order to validly tender or redeem its shares. For example, we may require our public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our Transfer Agent prior to the date set forth in the tender offer documents or proxy materials mailed to such holders, or up to two business days prior to the vote on the proposal to approve the Business Combination in the event we distribute proxy materials, or to deliver their shares to the Transfer Agent electronically. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

Although we have a specified maximum redemption threshold in the Business Combination Agreement, such threshold may be waived by the parties thereto. If such redemption threshold is waived it may make it possible for us to complete the Business Combination with which a substantial majority of our stockholders do not agree.

Our Business Combination Agreement provides a specified maximum redemption threshold although it may be waived by the parties thereto. If such redemption threshold is waived it may make it possible for us to complete the Business Combination with which a substantial majority of our stockholders do not agree, except that in no event will we redeem shares of Class A common stock in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the Business Combination and after payment of underwriter’s fees and commissions (such that we are not subject to the SEC’s “penny stock” rules). As a result, we may be able to complete the Business Combination even though a substantial majority of our public stockholders do not agree with the transaction and have redeemed their shares. In the event the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, all shares of Class A common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Janus Midco LLC (“Midco”, “Janus”, or the “Company”) is a holding company. Janus International Group, LLC is a wholly-owned subsidiary of Janus Intermediate, LLC (“Intermediate”). Intermediate is a wholly-owned subsidiary of Midco. On December 21, 2020 Janus and JIH entered into the Transactions. Upon closing of the Business Combination, current security holders of JIH and the Existing Midco Equityholders and the Blockers will become security holders of Parent. After the completion of the Transactions Parent common stock and warrants are expected to trade on the NYSE under the symbols “JBI,” and “JBI WS,” respectively and Parent will become a publicly-listed entity. After giving effect to the Business Combination, the Company will own, directly or indirectly, all of the issued and outstanding equity interests of Janus and its subsidiaries and the Janus unit holders will hold a portion of the Parent common stock. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

Juniper is a blank check company whose purpose is to acquire, through a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar transaction with one or more businesses. Juniper was incorporated in Delaware on August 12, 2019, as Juniper Industrial Holding, Inc. On November 13, 2019 Juniper consummated its IPO. Simultaneously with the closing of its IPO, Juniper consummated the private placement of 10,150,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement to the Sponsor, generating proceeds of $10.15 million.

On November 13, 2019, the Company sold 34,500,000 Units, including 4,500,000 Over-Allotment Units, at a price of $10.00 per Unit, generating gross proceeds of $345.00 million. Each Unit consists of one share of Class A common stock and one-half of one public warrant. Each whole public warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

Upon the closing of the IPO and the private placement, $345.00 million ($10.00 per Unit) of the net proceeds of the IPO and certain of the proceeds of the private placement was placed in the Trust Account, located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account. As of September of 30, 2020, there was $348.00 million held in the Trust Account. Juniper had 24 months from the closing of the IPO (by November 13, 2021) to complete a transaction.

Janus is a leading global manufacturer and supplier of turn-key self-storage, commercial and industrial building solutions including: roll up and swing doors, hallway systems, relocatable storage units, and facility and door automation technologies with manufacturing operations in Georgia, Texas, Arizona, Indiana, North Carolina, United Kingdom, Australia, and Singapore. The self-storage industry is comprised of institutional and non-institutional facilities. Institutional facilities typically include multi-story, climate controlled facilities located in prime locations owned and/or managed by large real estate investment trusts (“REITs”) or returns-driven operators of scale and are primarily located in the top 50 U.S. metropolitan statistical areas (“MSAs”), whereas the vast majority of non-institutional facilities are single-story, non-climate controlled facilities located outside of city centers owned and/or managed by smaller private operators that are mostly located outside of the top 50 U.S. MSAs. Janus is highly integrated with customers at every phase of a project, including facility planning/design, construction, access control and restore, rebuild, replace of damaged or end-of-life products.

The unaudited pro forma condensed combined financial information of JIH combines the accounting periods of JIH and Janus. JIH and Janus had different fiscal year ends. Regulation S-X, Rule 11-02(c)(3) allows the combination of financial information for companies if their fiscal years end within 93 days of each other, as described in greater detail in Note 1 - Basis of Presentation below.

The historical financial information of JIH was derived from the unaudited and audited financial statements of JIH as of and for the nine months ended September 30, 2020 and for the period from August 12, 2019 (inception) through December 31, 2019 included elsewhere in this filing. The historical financial information of Janus was derived from the unaudited and audited consolidated financial statements of Janus as of and for the nine month period ended September 26, 2020 and for the year ended December 29, 2019, included elsewhere in this filing. This information should be read together with JIH’s and Janus’ unaudited and audited financial statements and related notes, the sections titled “JIH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Janus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this filing.

Description of the Transactions

As noted above, the unaudited pro forma condensed combined financial information contained herein assumes that JIH’s stockholders approve the proposed Business Combination. JIH cannot predict how many of its public stockholders will exercise their right to have their JIH Class A common stock redeemed for cash. As a result, the Combined Company has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total Combined Company equity between holders of Parent common stock. As described in greater detail below, the first scenario, or “no redemption scenario”, assumes that none of JIH’s public stockholders will exercise their right to have their JIH Class A common stock redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of shares of JIH Class A common stock that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination will exercise their right to have their JIH Class A common stock redeemed for cash. The actual results will likely be within the parameters described by the two scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Midco is considered to be the accounting acquirer, as further discussed in Note 1 of the “Notes to The Unaudited Pro Forma Condensed Combined Financial Information”.

Subject to the terms and conditions set forth in the Business Combination Agreement and under the no redemption scenario, the Existing Midco Equityholders and the Blocker Owners will receive aggregate consideration with a value equal to $1,190,000,000 which will consist of (i) $490,000,000 in cash and (ii) $700,000,000 in shares of Parent common stock, or 70,000,000 shares based on an assumed stock price of $10.00 per share. Under the maximum redemption scenario, the Existing Midco Equityholders and the Blocker Owners will receive aggregate consideration with a value equal to $1,189,172,000, which will consist of (i) $351,172,000 in cash and (ii) $838,000,000 in shares of Parent common stock, or 83,800,000 shares based on an assumed stock price of $10.00 per share.

In connection with the closing of the Business Combination, 2,000,000 shares of Parent common stock (the Earnout Shares) are being treated as contingent consideration. The Sponsor will receive the Earnout Shares (pro rata among the Sponsor shares and shares held by certain affiliates) contingent upon achieving certain market share price milestone as outlined in the Business Combination Agreement.

Each unit of Janus Class A Preferred unit will be converted into approximately 340 shares of common stock of Juniper assuming the stock price of $10.00 per share and cash of approximately $2,381 and each unit of Janus Class B Common unit will be converted into approximately 289 shares of common stock of JIH, assuming the stock price of $10.00 per share and cash of approximately $2,025 based on the determined exchange ratio. However, such exchange ratio may be subject to change based upon factors including the timing of the closing.

The following summarizes the pro forma common stock shares outstanding under the two scenarios, excluding the potential dilutive effect of the Earnout Shares and exercise of Parent warrants:

	No Redemption Scenario		Maximum Redemption Scenario		Mean
	Shares	%	Shares	%	Shares	%
Shares held by JIH stockholders	41,125,000	30.2%	27,325,000	20.1%	34,225,000	25.1%
Shares held by Existing Midco Equityholders	70,000,000	51.4%	83,800,000	61.5%	76,900,000	56.5%
Shares issued to PIPE Investors	25,000,000	18.4%	25,000,000	18.4%	25,000,000	18.4%
Closing shares	136,125,000	100%	136,125,000	100%	136,125,000	100%

The following unaudited pro forma condensed combined balance sheets as of September 30, 2020 under the no redemption scenario and maximum redemption scenario and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020, as well as the year ended December 31, 2019 are based on the historical financial statements of JIH and Janus, respectively. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

					No Redemption Scenario			Maximum Redemption Scenario
	Juniper Industrial Holdings, Inc. as of September 30, 2020	Janus Midco, LLC as of September 26, 2020	Reclassification Adjustments		Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current Assets
Cash	$2,006,387	$39,728,599	$—		$(36,734,986	)(A)	$5,000,000	$(36,734,986	)(A)	$5,000,000
Accounts receivable, less allowance for doubtful accounts	—	72,046,668	—		—		72,046,668	—		72,046,668
Costs and estimated earning in excess of billing on uncompleted contracts	—	12,782,261	—		—		12,782,261	—		12,782,261
Inventory	—	27,086,269	—		—		27,086,269	—		27,086,269
Prepaid expenses	156,042	5,053,070	—		—		5,209,112	—		5,209,112
Other Current Asset	—	2,769,905	—		—		2,769,905	—		2,769,905

Total current assets	2,162,429	159,466,772	—		(36,734,986)		124,894,215	(36,734,986)		124,894,215

Property and equipment, net	—	31,233,938	—		—		31,233,938	—		31,233,938
Customer relationships	—	315,150,114	—		—		315,150,114	—		315,150,114
Tradename and trademarks	—	85,272,599	—		—		85,272,599	—		85,272,599
Other intangibles, net	—	17,660,699	—		—		17,660,699	—		17,660,699
Goodwill	—	254,226,225	—		—		254,226,225	—		254,226,225
Other assets	—	1,919,435	—		—		1,919,435	—		1,919,435
Cash and marketable securities held in Trust Account	347,595,310	—	—		(347,595,310	)(B)	—	(347,595,310	)(B)	—
Deferred tax asset	—	—	—		76,168,294	(C)	76,168,294	53,599,142	(C)	53,599,142

Total assets	$349,757,739	$864,929,782	$—		$(308,162,002)		$906,525,519	$(330,731,154)		$883,956,367

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities
Accounts payable	21,093	31,315,288	—		—		31,336,381	—		31,336,381
Billing in excess of costs and estimated earning on uncompleted contracts	—	25,469,134	—		—		25,469,134	—		25,469,134
Accrued expenses	1,293,200	—	(1,293,200	)(I)	—		—	—		—
Franchise tax payable	96,536	—	(96,536	)(I)	—		—	—		—
Income tax payable	469,585	—	(469,585	)(I)	—		—	—		—
Current maturities of long-term debt	—	6,523,417	—		—		6,523,417	—		6,523,417
Other accrued expenses	—	30,385,488	1,859,321	(I)	—		32,244,809	—		32,244,809

Total current liabilities	1,880,414	93,693,327	—		—		95,573,741	—		95,573,741

Line of credit	—	—	—				—	—		—
Long-term debt, net	—	618,479,982	—		(63,560,486	)(E)	554,919,496	(63,560,486	)(E)	554,919,496
Deferred tax liability	—	9,773,952	—		—		9,773,952	—		9,773,952
Other long-term liabilities	—	6,782,784	—		—		6,782,784	—		6,782,784
Deferred underwriting commissions	12,075,000	—	—		(12,075,000	)(D)	—	(12,075,000	)(D)	—
Contingent consideration	—	—	—		19,425,860	(G)	19,425,860	19,425,860	(G)	19,425,860

Total liabilities	$13,955,414	$728,730,045	$—		$(56,209,626)		$686,475,833	$(56,209,626)		$686,475,833

Common shares subject to possible redemption	330,802,316	—	—		(330,802,316	)(F)	—	(330,802,316	)(F)	—

				No Redemption Scenario			Maximum Redemption Scenario
	Juniper Industrial Holdings, Inc. as of September 30, 2020	Janus Midco, LLC as of September 26, 2020	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
MEMBER’S EQUITY
Juniper Industrial Holdings, Inc. Class A common stock, $0.0001 par value	162	—	—	13,452	(F)	13,614	13,452	(F)	13,614
Juniper Industrial Holdings, Inc. Class B common stock, $0.0001 par value	863	—	—	(663	)(F)	200	(663	)(F)	200
Janus International Group, LLC Common Stock	—	—	—	—		—	—		—
Additional paid-in capital	4,789,979	—	—	292,882,723	(F),(H)	297,672,702	270,313,571	(F),(H)	275,103,550
Common units	—	209,548	—	(209,548	)(F)	—	(209,548	)(F)	—
Preferred units	—	189,043,734	—	(189,043,734	)(F)	—	(189,043,734	)(F)	—
Accumulated other comprehensive loss	—	(2,570,968)	—	—		(2,570,968)	—		(2,570,968)
Accumulated deficit	—	(50,482,577)	—	(24,583,285	)(F),(H)	(75,065,862)	(24,583,285	)(F),(H)	(75,065,862)
Retained earnings (accumulated deficit)	209,005	—	—	(209,005	)(F)	—	(209,005	)(F)	—

Total member’s equity	$5,000,009	$136,199,737	$—	$78,849,940		$220,049,686	$56,280,788		$197,480,534

Total Liabilities and Shareholders’ Equity	$349,757,739	$864,929,782	$—	$(308,162,002)		$906,525,519	$(330,731,154)		$883,956,367

Unaudited Pro Forma Condensed Combined Statement of Operations

					No Redemption Scenario			Maximum Redemption Scenario
	Juniper Industrial Holdings, Inc. Nine Months Ended September 30, 2020	Janus Midco, LLC Nine Months Ended September 26, 2020	Reclassification Adjustments		Transaction Accounting Adjustments		Pro Forma	Transaction Accounting Adjustments		Pro Forma
REVENUE
Sales of product	$—	$317,048,413	$—		$—		$317,048,413	$—		$317,048,413
Sales of services	—	83,334,062	—		—		83,334,062	—		83,334,062

Total revenue	—	400,382,475	—		—		400,382,475	—		400,382,475
Cost of sales	—	254,755,038	—		—		254,755,038	—		254,755,038

GROSS PROFIT	—	145,627,437	—		—		145,627,437	—		145,627,437
OPERATING EXPENSE
Selling and marketing	—	25,800,711	—		—		25,800,711	—		25,800,711
General and administrative	1,495,487	52,875,943	150,050	(EE)	—		54,521,480	—		54,521,480
Fair value adjustments on contingent consideration	—	(2,875,248)	—		—		(2,875,248)	—		(2,875,248)
Franchise tax expense	150,050	—	(150,050	)(EE)	—		—	—		—

Operating Expenses	1,645,537	75,801,406	—		—		77,446,943	—		77,446,943
INCOME (LOSS) FROM OPERATIONS	$(1,645,537)	$69,826,031	$—		—		68,180,494	—		68,180,494
Interest expense	—	(27,447,267)	—		2,529,345	(CC)	(24,917,922)	2,529,345	(CC)	(24,917,922)
Other income (expense)	—	418,302	—		—		418,302	—		418,302
Interest income in operating account	1,343	—	—		(1,343	)(DD)	—	(1,343	)(DD)	—
Interest earned on marketable securities held in Trust Account	2,139,402	—	—		(2,139,402	)(AA)	—	(2,139,402	)(AA)	—
Unrealized gain on marketable securities held in Trust Account	780	—	—		(780	)(BB)	—	(780	)(BB)	—

Other Income (Expense), Net	2,141,525	(27,028,965)	—		387,820		(24,499,620)	387,820		(24,499,620)

INCOME BEFORE TAXES	495,988	42,797,066	—		387,820		43,680,874	387,820		43,680,874
Provision (Benefit) for Income Taxes	608,606	1,054,574	—		(1,312,604	)(FF)	350,576	(1,312,604	)(FF)	350,576

NET INCOME (LOSS)	(112,618)	41,742,492	—		1,700,424		43,330,298	1,700,424		43,330,298

Other Comprehensive Income (Loss)	—	(418,283)	—		—		(418,283)	—		(418,283)

COMPREHENSIVE INCOME (LOSS)	$(112,618)	$41,324,209	$—		1,700,424		42,912,015	1,700,424		42,912,015
Earnings Per Share
Weighted average shares outstanding of Class A Common Stock	10,105,017					(GG)	136,125,000		(GG)	136,125,000
Basic and diluted net income per share, Class A	$(0.14)					(GG)	$0.32		(GG)	$0.32
Weighted-average Class B common units outstanding, basic and diluted		3,388
Net income (loss) per Class B common unit, basic and diluted		19.77

Unaudited Pro Forma Condensed Combined Statement of Operations

					No Redemption Scenario			Maximum Redemption Scenario
	Juniper Industrial Holdings, Inc. For The Period From August 12, 2019 (Inception) Through December 31, 2019	Janus Midco, LLC Year Ended December 28, 2019	Reclassification Adjustments		Transaction Accounting Adjustments		Pro Forma	Transaction Accounting Adjustments		Pro Forma
REVENUE
Sales of product	$—	$460,071,382	$—		$—		$460,071,382	$—		$460,071,382
Sales of services	$—	$105,220,805	$—		$—		$105,220,805	$—		$105,220,805

Total revenue	$—	$565,292,187	$—		$—		$565,292,187	$—		$565,292,187
Cost of sales	$—	$368,394,574	$—		$—		$368,394,574	$—		$368,394,574

GROSS PROFIT	$—	$196,897,613	$—		$—		$196,897,613	$—		$196,897,613
OPERATING EXPENSE
Selling and marketing	$—	$34,544,621	$—		$—		$34,544,621	$—		$34,544,621
General and administrative	$186,884	$75,692,824	$77,310	(EE)	$—		$75,957,018	$—		$75,957,018
Franchise tax expense	$77,310	—	$(77,310	)(EE)	$—		$—	$—		$—

Operating Expenses	$264,194	$110,237,445	—		$—		$110,501,639	$—		$110,501,639
INCOME (LOSS) FROM OPERATIONS	$(264,194)	$86,660,168	$—		$—		$86,395,974	$—		$86,395,974
Interest expense	$—	$(42,575,909)	$—		$3,663,058	(CC)	$(38,912,851)	$3,663,058	(CC)	$(38,912,851)
Other income (expense)	$—	$(4,049,578)	$—		—		$(4,049,578)	$—		$(4,049,578)
Interest income in operating account	$100	$—	$—		$(100	)(DD)	$—	$(100	)(DD)	$—
Interest earned on marketable securities held in Trust Account	$690,662	$—	$—		$(690,662	)(AA)	$—	$(690,662	)(AA)	$—
Unrealized gain on marketable securities held in Trust Account	$23,879	$—	$—		$(23,879	)(BB)	$—	$(23,879	)(BB)	$—

Other Income (Expense), Net	$714,641	$(46,625,487)	$—		$2,948,417		$(42,962,429)	$2,948,417		$(42,962,429)

INCOME BEFORE TAXES	$450,447	$40,034,681	$—		$2,948,417		$43,433,545	$2,948,417		$43,433,545
Provision (Benefit) for Income Taxes	$128,824	$635,540	$—		$(1,230,543	)(FF)	$(466,179)	$(1,230,543	)(FF)	$(466,179)

NET INCOME (LOSS)	$321,623	$39,399,141	$—		$4,178,960		$43,899,724	$4,178,960		$43,899,724
Other Comprehensive Income (Loss)	$—	$481,484	$—		$—		$481,484	$—		$481,484

COMPREHENSIVE INCOME (LOSS)	$321,623	$39,880,625	$—		$4,178,960		$44,381,208	$4,178,960		$44,381,208
Earnings Per Share
Weighted average shares outstanding of Class A Common Stock	$8,505,410					(GG)	$136,125,000		(GG)	$136,125,000
Basic and diluted net income per share, Class A	$(0.02)					(GG)	$0.32		(GG)	$0.32
Weighted-average Class B common units outstanding, basic and diluted		$1,725
Net income (loss) per Class B common unit, basic and diluted		$(18,504.29)

Note 1 — Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on September 30, 2020 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2019, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, JIH will be treated as the acquired company and Janus will be treated as the acquirer for financial statement reporting purposes. Janus has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•

The Existing Midco Equityholders will hold the majority ownership and voting rights. The relative voting rights will be equivalent to equity ownership (each share of common stock is one vote). Under the no redemption scenario, JIH stockholders (IPO investors, founders, PIPE investors) will hold 48.6% voting interest compared to Janus’ 51.4% voting interest. Under the maximum redemption scenario, JIH will hold 38.5% voting interest compared to the 61.5% voting interest of the Existing Midco Equityholders.

•	The Board of Directors of the Combined Company will be composed of nine directors, with having the ability to elect or appoint a majority of the board of directors in the Combined Company.

•	Janus’ senior management will be the senior management of the Combined Company.

Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Janus with the acquisition being treated as the equivalent of Janus issuing stock for the net assets of JIH, accompanied by a recapitalization. The net assets of JIH will be stated at historical cost, with no goodwill or other intangible assets recorded.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the consummation are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the Combined Company additional paid-in capital and are assumed to be cash settled.

The unaudited pro forma condensed combined financial information of JIH combines the accounting periods of JIH and Janus. JIH and Janus had different fiscal year ends. Regulation S-X, Rule 11-02(c)(3) allows the combination of financial information for companies if their fiscal years end within 93 days of each other. To comply with SEC rules and regulations for companies with different fiscal year ends, the pro forma condensed combined financial information has been prepared utilizing periods that differ by less than 93 days.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using, and should be read in conjunction with the following:

•	JIH’s unaudited condensed balance sheet as of September 30, 2020 and the related notes for the nine months ended September 30, 2020 included elsewhere in this proxy statement/prospectus; and

•

Janus’ unaudited condensed consolidated balance sheet as of September 26, 2020 and the related notes for the nine months ended September 26, 2020 included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•	JIH’s unaudited condensed statement of operations for the nine months ended September 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•

Janus’ unaudited condensed consolidated statements of operations for the nine months ended September 26, 2020 and the related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•

JIH’s audited statement of operations for the period from August 12, 2019 (inception) through December 31, 2019 and the related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus; and

•	Janus’ audited consolidated statement of operations for the year ended December 28, 2019 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that JIH believes are reasonable under the circumstances. The unaudited condensed pro forma condensed combined adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. JIH believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Based on its initial analysis, management did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Upon consummation of the Business Combination, the Combined Company’s management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, the Combined Company’s management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of JIH and Janus.

In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 is effective on January 1, 2021. This Pro Forma financial information is presented in accordance with the guidance per Release No. 33-10786.

Note 2 — Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2020

(A) Cash. Represents pro forma adjustments to cash to reflect the following:

	No Redemption Scenario	Maximum Redemption Scenario
Cash balance of JIH prior to Business Combination	$2,006,387	$2,006,387
Cash balance of Janus prior to Business Combination	39,728,599	39,728,599
JIH cash held in trust account(1)	347,595,310	208,767,310
Proceeds from PIPE(2)	250,000,000	250,000,000
Payment of transaction cost(3)	(46,780,500)	(46,780,500)
Payment of deferred underwriting commissions(4)	(12,075,000)	(12,075,000)
Janus debt pay down(5)	(64,868,854)	(64,868,854)
Distribution of remaining cash balance of Janus to Existing Midco Equityholders prior to Business Combination(6)	(20,605,942)	(20,605,942)
Cash paid to existing Janus unit holders at the Business Combination(7)	(490,000,000)	(351,172,000)

Total cash balance after the Business Combination	$5,000,000	$5,000,000

(1)

Reflects the release of cash equivalents held in the trust account inclusive of accrued interest and to reflect that the cash equivalents are available to effectuate the Business Combination (see Note 2 (B)).

(2)

Reflects the net proceeds of $250,000,000 from the issuance and sale of 25,000,000 shares of JIH Class A common stock at $10.00 per share in a private placement pursuant to the Subscription Agreements.

(3)	Reflects payment of transaction fees.
(4)	Represents the payment of deferred underwriting costs incurred as part of the JIH IPO (see Note 2 (D)).
(5)	Reflects the paydown of Janus outstanding debt which are contractually required upon close of the Business Combination Agreement (see Note 2 (E)).
(6)	Represents distribution of any excess cash balance of Janus to existing Janus unit holders prior to closing of the Business Combination.
(7)	Represents distribution of cash balance of JIH to existing Janus unit holders at the Business Combination in excess of cash reserve of $5,000,000.

(B) Trust Account. Represents release of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination to fund the closing of the Business Combination.

(C) Tax effect of pro forma adjustments. Following the Business Combination, the Combined Company is subject to U.S. federal income taxes, in addition to state and local taxes. As a result, the pro forma balance sheet reflects an adjustment to our deferred taxes assuming the federal rates currently in effect and the highest statutory rates apportioned to each state and local jurisdiction.

(D) Underwriting Commissions. Represents the payment of deferred underwriting commissions costs incurred by JIH in consummating the public offering.

(E) Debt Pay down. Represents the Business Combination Agreement which requires JIH to pay down the First Lien Credit Facility in an amount to decrease the remaining principal balance to $573,000,000.

(F) Impact on equity. The following table represents the impact of the Business Combination on the number of shares of Class A and Class B common stock, and represents the total equity section assuming no redemptions by JIH stockholders:

	Common Stock				Members’ Units (Janus)	Additional Paid in Capital	Retained Earnings (Juniper)	Accumulated Deficit (Janus)
	Number of Shares		Par Value
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
Pre Business Combination — Juniper	34,500,000	8,625,000	$162	$863	$—	$4,789,979	$209,005	$—
Reclassification of Founders shares to Class A Stock	6,625,000	(6,625,000)	663	(663)	—	—	—	—
Private Placement	25,000,000	—	2,500	—	—	249,997,500	—	—
Class A Preferred (189,044 units outstanding)	—	—	—	—	189,043,734	—	—	—
Class B Common (19,745 units outstanding )	—	—	—	—	209,548	—	—	—
Pre Business Combination — Janus	—	—	—	—	—	—	—	(50,482,577)
Shares issued to Janus unit holders as consideration	70,000,000	—	7,000	—	—	(7,000)	—	—

Balances after share transactions of the Company	136,125,000	2,000,000	$10,325	$200	$189,253,282	$254,780,479	$209,005	$(50,482,577)

Elimination of historical retained earnings of Juniper	—	—	—	—	—	209,005	(209,005)	—
Payment of transaction cost	—	—	—	—	—	(46,305,500)	—	(475,000)
Reclassification of contingent liability related to redeemable stock to equity	—	—	—	—	—	330,799,028	—	—
Par value adjustment for redeemable stock equity	—	—	3,289	—	—	—	—	—
Elimination of historical Members’ Class A Preferred units	—	—	—	—	(189,043,734)	189,043,734	—	—
Elimination of historical Members’ Class B Common units	—	—	—	—	(209,548)	209,548	—	—
Write-off of debt issuance cost due to repayment of debt	—	—	—	—	—	—	—	(1,308,369)
Accelerated vesting of historical Janus share-based compensation plan due to change in control	—	—	—	—	—	2,193,974	—	(2,193,974)

	Common Stock				Members’ Units (Janus)	Additional Paid in Capital	Retained Earnings (Juniper)	Accumulated Deficit (Janus)
	Number of Shares		Par Value
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
Recognition of deferred tax asset as a result of the business combination	—	—	—	—	—	76,168,294	—	—
Recognition of contingent consideration related to earn out shares	—	—	—	—	—	(19,425,860)	—	—
Distribution of remaining cash balance of Janus to Existing Midco Equityholders prior to Business Combination	—	—	—	—	—	—	—	(20,605,942)
Cash paid to existing Janus unit holders at the Business Combination	—	—	—	—	—	(490,000,000)	—	—

Post-Business Combination	136,125,000	2,000,000	$13,614	$200	$—	$297,672,702	$—	$(75,065,862)

In case of maximum redemption by holders of JIH Class A common stock, the following table represents the impact of the Business Combination on the number of shares of JIH Class A and Class B common stock, and represents the total equity section:

	Common Stock				Members’ Units (Janus)	Additional Paid in Capital	Retained Earnings (Juniper)	Accumulated Deficit (Janus)
	Number of Shares		Par Value
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
Pre Business Combination — Juniper	20,700,000	8,625,000	$162	$863	$—	$4,789,979	$209,005	$—
Reclassification of Founders shares to Class A Stock	6,625,000	(6,625,000)	663	(663)	—	—	—	—
Private Placement	25,000,000	—	2,500	—	—	249,997,500	—	—
Class A Preferred (189,044 units outstanding)	—	—	—	—	189,043,734	—	—	—
Class B Common (19,745 units outstanding )	—	—	—	—	209,548	—	—	—
Pre Business Combination — Janus	—	—	—	—	—	—	—	(50,482,577)
Shares issued to Janus unit holders as consideration	83,800,000	—	7,000	—	—	(7,000)	—	—

Balances after share transactions of the Company	136,125,000	2,000,000	$10,325	$200	$189,253,282	$254,780,479	$209,005	$(50,482,577)

Elimination of historical retained earnings of Juniper	—	—	—	—	—	209,005	(209,005)	—
Payment of transaction cost	—	—	—	—	—	(46,305,500)	—	(475,000)

	Common Stock				Members’ Units (Janus)	Additional Paid in Capital	Retained Earnings (Juniper)	Accumulated Deficit (Janus)
	Number of Shares		Par Value
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
Reclassification of contingent liability related to redeemable stock to equity	—	—	—	—	—	191,971,028	—	—
Par value adjustment for redeemable stock equity	—	—	3,289	—	—	—	—	—
Elimination of historical Members’ Class A Preferred units	—	—	—	—	(189,043,734)	189,043,734	—	—
Elimination of historical Members’ Class B Common units	—	—	—	—	(209,548)	209,548	—	—
Write-off of debt issuance cost due to repayment of debt	—	—	—	—	—	—	—	(1,308,369)
Accelerated vesting of historical Janus share-based compensation plan due to change in control	—	—	—	—	—	2,193,974	—	(2,193,974)
Recognition of deferred tax asset as a result of the business combination	—	—	—	—	—	53,599,142	—	—
Recognition of contingent consideration related to earn out shares	—	—	—	—	—	(19,425,860)	—	—
Distribution of remaining cash balance of Janus to Existing Midco Equityholders prior to Business Combination	—	—	—	—	—	—	—	(20,605,942)
Cash paid to existing Janus unit holders at the Business Combination	—	—	—	—	—	(351,172,000)	—	—

Post-Business Combination	136,125,000	2,000,000	$13,614	$200	$—	$275,103,550	$—	$(75,065,862)

(G) Contingent Consideration. Represents recognition of contingent consideration related to 2,000,000 shares of JIH common stock as required under terms of the Business Combination Agreement. The contingent consideration is classified as a liability in the Unaudited Pro Forma Condensed Combined Balance Sheet as it gets fully vested upon (i) a change in control if it occurs within two years of the Business Combination or (ii) achieving certain market share price milestone as outlined in the Business Combination Agreement. The contingent consideration liability will be recognized at their estimated fair values of $19,425,860 at the closing of the Business Combination. Post-Business Combination, this liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value post-Business Combination will be recognized in the Combined Company’s statement of operations within other income/expense.

(H) Share-based compensation. Represents the accelerated vesting of the awards associated with the historical share-based compensation plan of Janus in the amount of $2,193,974. These awards fully vest upon a qualifying event (i.e. a change in control of the Combined Company), which is recognized upon closing of the Business Combination. This accelerated vesting adjustment is considered to be a one-time charge and is not expected to have a continuing impact on the combined results, thus it is not reflected in the pro forma statements of operations. The Company also has a proposal to implement an incentive plan i.e. Omnibus Plan which will be effective upon closing of the Business Combination, subject to approval by the stockholders at the special meeting. The purpose of the Omnibus Plan is to provide eligible employees, directors and consultants the opportunity to receive stock-based incentive awards in order to encourage them to contribute materially to Parent’s growth and to align the economic interests of such persons with those of its stockholders. The financial impact of the Omnibus Plan has not been included in the unaudited pro forma condensed combined financial statement as it cannot be reliably estimated at this stage.

(I) Reclassification. Reflects the reclassification of JIH accrued expenses, franchise tax payable and income tax payable to align with the balance sheet presentation of Janus.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(AA) Adjustment to eliminate historical interest income to reflect the use of cash in the Trust Account to close the Business Combination.

(BB) Represents the elimination of unrealized gain on investment held in the Trust Account to close the Business Combination.

(CC) Represents the elimination of interest expense and write off of debt issuance costs associated with the debt pay down described in Note 1 (E). The Term Loans associated with the debt pay down will be for two separate loan facilities which will be paid down pro-rata based upon the outstanding balance as of the closing date of the Business Combination. These loan facilities bear interest at a variable rate of the LIBOR Rate plus the LIBOR Rate Margin of 3.75% per annum and LIBOR Rate plus the LIBOR Rate Margin of 4.50% per annum.

(DD) Represents the elimination of interest income recognized in the operating account of JIH, as this income will not be recurring post Business Combination.

(EE) Reflects the reclassification of JIH franchise tax expense to align with the statement of operations presentation of Janus.

(FF) Reflects adjustments to income tax expense as a result of the tax impact due to pro forma adjustments to the statement of operations at the estimated statutory tax rate of 28%.

(GG) Represents pro forma net income per share based on pro forma net income and 136,125,000 total shares outstanding upon consummation of the Business Combination. There are no equity instruments that are expected to have a dilutive effect on the net income per share post-Business Combination.

SPECIAL MEETING OF JIH STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by our Board for use at the special meeting to be held on                 , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about                 , 2021.

Date and Time of Special Meeting

The special meeting will be held at                 , Eastern Time, on                 , 2021, or such other date and time to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice.

The special meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the special meeting online, vote and submit your questions during the special meeting by visiting https://www.cstproxy.com/juniperindustrial/sm2021. The virtual meeting format allows attendance from any location in the world.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on                 , 2021, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions. On the record date, there were                  shares of our common stock outstanding, of which                  are public shares and 8,520,000 are Founder Shares held by the Sponsor.

Vote of JIH Initial Stockholders

In connection with our IPO, we entered into an agreement with our initial stockholders, executive officers and directors pursuant to which they agreed to vote any shares of our common stock owned by them in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, our initial stockholders, executive officers and directors hold approximately 20% of the outstanding shares of our common stock.

Quorum and Vote Required for Approval of the Proposals at the Special Meeting

A quorum will be present at the special meeting if a majority of the shares of our common stock outstanding and entitled to vote at the special meeting is represented at the meeting online or by proxy. An abstention from voting, shares represented at the special meeting online or by proxy but not voted on one or more proposals or a broker non-vote so long as the stockholder has given the broker or other nominee voting instructions on at least one proposal in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the special meeting may adjourn the special meeting. As of the record date for the special meeting, the presence online or by proxy of                  shares of our common stock would be required to achieve a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of each of the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of the total votes cast on such proposal. Accordingly, neither a stockholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Incentive Plan Proposal or the Adjournment Proposal.

The Business Combination Proposal is not conditioned on the approval of any other proposal. The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement/prospectus. It is important for you to note that if the Business Combination Proposal is not approved by our stockholders then we will not consummate the Transactions. If we do not consummate the Business Combination and fail to complete an initial business combination by November 13, 2021, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Recommendation to JIH Stockholders

Our Board believes that each of the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the special meeting is fair to and in the best interests of us and our stockholders and unanimously recommends that our stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe certain of the proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions to your bank, broker or other nominee, it may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

An abstention from voting, shares represented at the special meeting online or by proxy but not voted on one or more proposals and a broker non-vote will each count as present for the purposes of establishing a quorum. A stockholder’s failure to vote by proxy or to vote online at the special meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the outcome of the Incentive Plan Proposal or the Adjournment Proposal.

Voting Your Shares

Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your proxy card or cards show the number of shares of our common stock that you own. There are several ways to vote your shares of common stock:

•

You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal.

•

You can attend the special meeting and vote online even if you have previously voted by submitting a proxy as described above. You will be able to attend, vote your shares and submit questions during the special meeting via a live webcast available at https://www.cstproxy.com/juniperindustrial/sm2021. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or e-mail address below. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock. Once you have your legal proxy, contact Continental Stock Transfer & Trust Company to have a control number generated. Continental Stock Transfer & Trust Company contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Brian Cook, JIH’s Chief Executive Officer, in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person (which would include presence at the virtual special meeting), as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus.

Who Can Answer Your Questions About Voting

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Company common stock, please contact MacKenzie Partners, our proxy solicitor, by calling (800) 322-2885, or banks and brokers may call collect at (212) 929-5500, or by emailing proxy@mackenziepartners.com.

Redemption Rights and Procedures

Pursuant to our charter, public stockholders may request that JIH redeem all or a portion of such public stockholder’s shares of Class A common stock for a pro rata portion of cash from the Trust Account if demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable). For illustrative purposes, based on funds in the Trust Account of approximately $347.6 million on September 30, 2020, the estimated per share redemption price would have been approximately $10.06.

In order to exercise your redemption rights, you must:

•

submit a request in writing that we redeem your public shares for cash. The request must identify the beneficial owner of the shares to be redeemed and must be sent to Continental Stock Transfer & Trust Company, our Transfer Agent, at address directly below; and

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

•

deliver your public shares either physically or electronically through DTC to our Transfer Agent at least two business days before the special meeting. Stockholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

If you do not properly comply with the procedures and requirements to redeem your public shares described above, your shares will not be redeemed. Any demand for redemption, once made, may be withdrawn at any time until the date of the special meeting. If you delivered your shares for redemption to our Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that our Transfer Agent return the shares (physically or electronically). You may make such request by contacting our Transfer Agent at the phone number or address listed above prior to the date of the special meeting.

It is a condition to closing under the Business Combination Agreement that we shall have no more than 40% of our public stockholders exercise their redemption rights. Any redemptions by our public stockholders will decrease the funds in the Trust Account available to us to consummate the Business Combination and other related transactions. A public stockholder, together with any of his, her or its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to an aggregate of 15% or more of the outstanding public shares.

Prior to exercising redemption rights, stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Parent following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If you exercise your redemption rights and the Business Combination is not consummated for any reason, your shares will be returned to you and not redeemed.

If the Business Combination is not consummated and we do not consummate an initial business combination by November 13, 2021, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders and JIH warrants will expire worthless.

Appraisal Rights

Appraisal Rights are not available to the holders of Class A common stock of the Company in connection with the Business Combination under the Delaware General Corporation Law (“DGCL”). Holders of Class B common stock of the Company that do not vote in favor of the Business Combination Agreement and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL, have the right to seek appraisal of the fair value of their shares of Class B common stock of the Company, as determined by the Delaware Court of Chancery, if the JIH Merger is completed. The “fair value” of shares of Class B common stock as determined by the Delaware Court of Chancery could be more or less than, or the same as, the value of the consideration that a stockholder would otherwise be entitled to receive under the terms of the Business Combination Agreement.

Pursuant to the Sponsor Voting Agreement, the Sponsor is obligated, among other things, to vote in favor of the voting matters contemplated by the Business Combination Agreement and refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Business Combination.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below entitled “ — The Business Combination Agreement,” for more detailed information concerning the Business Combination and the Business Combination Agreement. We also urge our stockholders to read carefully the Business Combination Agreement in its entirety before voting on this proposal. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus.

Because we are holding a stockholder vote on the Business Combination, our charter provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the then outstanding shares of our common stock.

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Transactions.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.

Schedules and other similar attachments to the Business Combination Agreement have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

Structure of the Transactions

On December 21, 2020, we entered into the Business Combination Agreement by and among JIH, Parent, Merger Sub, the Blocker Merger Subs, the Blockers, Midco, Holdings, Holdco, JBI, and the Equityholder Representative, which provides for, among other things, (a) Merger Sub to be merged with and into JIH, with JIH surviving the merger as a wholly-owned subsidiary of Parent, (b) each of the Blocker Merger Subs to be merged with and into its corresponding Blocker, with such corresponding Blocker surviving such merger (each, a “Surviving Blocker”) as a wholly-owned subsidiary of Parent, (c) each Surviving Blocker to be merged with and into Parent, with Parent surviving each such merger, (d) the Existing Midco Equityholders to contribute or sell, as applicable, all of its equity interests in Midco to Parent in exchange for warrants and/or shares of Parent common stock or cash consideration, respectively and (e) Parent to contribute all of the equity interests in Midco acquired pursuant to the foregoing transactions to JIH such that, as a result of the consummation of the Transactions, Midco will become a direct or indirect wholly-owned subsidiary of JIH. As a result of the Transactions, Parent will become the public company, and the current security holders of JIH and the Existing

Midco Equityholders and the equity owners of the Surviving Blockers (the “Blocker Owners”) will become security holders of Parent. The number of shares of Parent’s common stock to be issued as consideration in the Business Combination will be based on a $10.00 per share value for its common stock.

Pre-Business Combination Janus Structure

Pre-Business Combination JIH Structure

Post-Business Combination Parent Structure

Consideration

The aggregate consideration payable to the Existing Midco Equityholders and the Blocker Owners is calculated based on the definition of Aggregate Closing Consideration, which is comprised of (i) the enterprise value of Midco (initially equal to $1,804,000,000 and subject to adjust based on acquisitions consummated by Midco prior to closing with Parent’s consent) (the “Enterprise Value”). plus (ii) the sum of all cash and cash equivalents of Midco and its subsidiaries (the “Group Companies”) and the Blockers as of 12:01 a.m., Eastern Time on the closing date (the “Measurement Time”), minus (iii) the amount of indebtedness of the Group Companies as of the closing.

The amount of cash consideration is calculated based on the definition of Aggregate Cash Consideration, which is comprised of (i) the sum of (A) the cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the public stockholders’ redemption rights), plus (B) the cash proceeds of the PIPE Investment, plus (C) the sum of all cash and cash equivalents of JIH, plus (ii) the sum of all cash and cash equivalents of the Group Companies and the Blockers as of the Measurement Time (to the extent in excess of $5.0 million), minus (iii) transaction expenses not to exceed the cap as set forth in the Business Combination Agreement, minus (iv) the amount required to decrease the remaining principal balance of the Midco first lien credit facility to a balance of $573.0 million.

The amount of equity consideration is calculated based on the definition of Aggregate Equity Consideration, which is comprised of (i) the Aggregate Closing Consideration, minus (ii) the Aggregate Cash Consideration. In addition, the portion of the equity consideration payable to a Blocker Owner in respect of its Blocker shall be subject to reduction based on the amount of indebtedness of such Blocker as of the closing.

No later than four (4) business days prior to the closing, each Blocker Owner must deliver to Parent a good faith estimate of the outstanding indebtedness of such Blocker Owner’s Blocker. In addition, no later than four (4) business days prior to the closing, the Company must deliver to Parent a good faith estimate of the Aggregate Closing Consideration (other than the consideration payable to the Blocker Owners), which shall include an estimate of (i) the cash and cash equivalents of the Group Companies and the Blockers as of the Measurement Time, (ii) the outstanding indebtedness of the Group Companies as of the Closing and (iii) the aggregate amount paid by the Group Companies in respect of permitted acquisitions prior to the closing (the “Estimated Closing Statement”). Parent will have an opportunity to review and provide comments to the Estimated Closing Statement in advance of closing, and Midco will consider Parent’s comments in good faith. However, Parent’s approval of the Estimated Closing Statement will not be a condition to Parent’s obligation to consummate the Transactions, and Midco does not have an obligation to revise the Estimated Closing Statement to reflect any comments provided by Parent. The cash and equity consideration payable by Parent at the closing shall be adjusted based on the estimates of Blocker indebtedness, Group Company Indebtedness and the cash and cash equivalents of the Group Companies and the Blockers as set forth in the Estimated Closing Statement.

At the closing, Parent shall deliver the equity consideration to the Midco Equityholders and the Blocker Owners electronically through book entry-delivery and the cash consideration by wire transfer of immediately available funds to the Midco Equityholders and the Blocker Owners:

•	based on Midco’s current capitalization, assuming no redemptions, an estimated $490.0 million in cash (the “cash consideration”); and

•

based on Midco’s current capitalization, assuming no redemptions; (i) 70.0 million shares of Parent’s common stock and (ii) warrants to acquire 5,075,000 shares of Parent common stock (the “equity consideration”).

Cash Consideration

The amount of cash consideration is calculated based on the definition of Aggregate Cash Consideration, which is described in the subsection above entitled “— Consideration.” Based on Midco’s current capitalization and assuming no redemptions, the aggregate cash consideration expected to be payable in the Transactions is estimated to be $490.0 million, consisting of $250.0 million of PIPE proceeds and $347.6 million of Trust Account proceeds reduced by $60.0 million in transaction fees and expenses of the parties.

Pursuant to the Business Combination Agreement, the cash consideration will be distributed to the Midco Equityholders and the Blocker Owners as partial consideration in the Transactions. We intend to fund the cash consideration with cash proceeds from the PIPE Investment together with the proceeds held in the Trust Account maintained for the benefit of our public stockholders, if any, after giving effect to the exercise by our public stockholders of their redemption rights described below. In addition, a portion of the remaining proceeds held in the Trust Account may be used to pay fees and expenses incurred by the Company related to the Transactions. Any remaining proceeds of the Trust Account will be used for general corporate purposes, including working capital for operations, capital expenditures and future acquisitions.

Equity Consideration

The amount of equity consideration is calculated based on the definition of Aggregate Equity Consideration, which is described in the subsection above entitled “—Consideration.” The maximum aggregate number of shares of Parent common stock that will be issued to the Existing Midco Equityholders and the Blocker Owners at the closing of the Transactions will be equal to (i) (a) the Aggregate Closing Consideration, minus (b) the Aggregate Cash Consideration, divided by (ii) $10.00. Based on Midco’s current capitalization and assuming no redemptions, this results in equity consideration of 70.0 million shares of Parent common stock ($700 million divided by $10.00). Additionally, the Existing Midco Equityholders and the Blocker Owners will receive 5,075,000 warrants to acquire Parent common stock at an exercise price of $11.50.

Each JIH stockholder’s (other than the Sponsor) JIH common stock and JIH warrants will be automatically converted into an equivalent number of shares of Parent common stock and Parent warrants as a result of the Transactions. Sponsor’s JIH common stock and JIH warrants will be automatically converted into (i) an equivalent number of shares of Parent common stock, 2,000,000 of which (pro rata among the Sponsor shares and shares owned by certain affiliates) shall be subject to the terms of the Earnout Agreement (as described below) and (ii) Parent warrants representing 50% of the number of JIH warrants owned by Sponsor prior to the closing of the Transactions.

The Earnout Shares will become vested and unrestricted in the event that the closing sale price of Parent’s common stock exceeds certain price thresholds for any period of 10 trading days out of 20 consecutive trading days.

Earnout Shares

Concurrently with the completion of the Business Combination, the Class B Holders will be issued an additional 2.0 million shares of Parent common stock, which will be subject to the restrictions set forth in the Earnout Agreement. The Earnout Shares will vest and become free of the restrictions in the Earnout Agreement based on the achievement of the following price thresholds for Parent’s common stock:

1.

If the closing sale price of Parent’s common stock is greater than $11.50 (the “Minimum Target”) for any period of 10 trading days out of 20 consecutive trading days, 400,000 Earnout Shares will become vested and unrestricted.

2.

If the closing sale price of Parent’s common stock is greater than $12.50 (the “Maximum Target”) for any period of 10 trading days out of 20 consecutive trading days, an additional 1,600,000 Earnout Shares, plus the amount of Earnout Shares to become vested pursuant to clause (i) above will become vested and unrestricted plus any shares not previously vested for achieving the Minimum Target.

3.

If Parent undergoes a change of control transaction on or prior to the second anniversary date of the closing, all Earnout Shares that have not previously vested will become vested and free of the restrictions set forth in the Earnout Agreement immediately prior to the consummation of such change of control.

4.

If Parent undergoes a change of control transaction (or enters into definitive agreements in respect of a change of control transaction) after the second anniversary of the closing but on or prior to the third anniversary of the closing, then (i) 400,000 Earnout Shares (to the extent not previously vested) will automatically vest immediately prior to such change of control to the extent the per share price of Parent common stock payable to the holders thereof in such change of control exceeds the Minimum Target, and (ii) an additional 1,600,000 Earnout Shares, plus the amount of Earnout Shares to become vested pursuant to clause (i) above (to the extent not previously vested) will automatically vest immediately prior to such change of control to the extent the per share of Parent common stock payable to the holders thereof in such change of control exceeds the Maximum Target.

Closing of the Transactions

We expect to consummate the Transactions no later than four business days following the satisfaction or waiver of the conditions described below under the subsection entitled “—Conditions to the Closing of the Transactions.”

Conditions to the Closing of the Transactions

The Business Combination Agreement sets forth the various conditions which must be satisfied or waived prior to consummation of the Transactions. We cannot provide assurance as to when or if all of the conditions to the Transactions will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Mutual Conditions

The respective obligations of the parties to the Business Combination Agreement to consummate and effect the Transactions are subject to the satisfaction or written waiver, as of the Closing Date, of certain conditions, including principally the following:

•	The waiting period under the HSR Act and any extensions thereof shall have expired or been terminated.

•	There shall not be any law in effect that makes the consummation of the Transactions illegal or any order in effect, threatened or pending preventing the consummation of the Transactions.

•	The Company shall have received the requisite Company stockholder approval of the Business Combination Proposal contemplated by this proxy statement/prospectus.

•	The registration statement of which this proxy statement/prospectus forms a part of shall have become effective.

•	The Parent’s proposed amended and restated charter shall have been filed with the Secretary of State of Delaware and the Parent shall have adopted the proposed amended and restated bylaws.

Conditions to the Company’s, Parent’s and Merger Sub’s Obligations

The obligations of each of the Parent Parties to consummate the Transactions are subject to the satisfaction (or, where permissible, waiver by the Company), at or prior to the effective time of the Business Combination, of certain conditions, including principally the following:

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The representations and warranties of the Group Companies (other than the fundamental representations and warranties of the Group Companies), and of the Blockers (other than the fundamental representations and warranties of the Blockers) in each case without giving effect to any qualification as to “materiality” or “Material Adverse Effect” qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect (as defined below under “— Material Adverse Effect”).

•

The fundamental representations and warranties of the Group Companies (which relate to corporate organization, authorization, enforceability, non-contravention, capitalization, brokerage and affiliate transactions) and the fundamental representations and warranties of the Blockers (which relate to corporate organization, authorization, enforceability, non-contravention, capitalization and ownership), in each case, without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date), other than, in each case, immaterial inaccuracies.

•

Midco, the Equityholder Representative and the Blockers shall have performed or complied with their respective covenants and agreements to be performed or complied with on or before the closing in accordance with the Business Combination Agreement in all material respects.

•	No Material Adverse Effect shall have occurred since the date of the Business Combination Agreement.

•

Midco and each of the Blockers shall have delivered to the Company a duly executed certificate by an authorized person of such entity certifying that certain conditions required to consummate the Transactions, as applicable, have been satisfied.

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Midco shall have delivered to Parent a counterpart signature page to the Second Amended and Restated Operating Agreement of Midco duly executed by Midco, and the Blocker Owners shall deliver to Parent counterpart signatures to the Investor Rights Agreement.

Conditions to Midco’s and the Blockers’ Obligations

The obligations of Midco and the Blockers to consummate the Transactions are subject to the satisfaction (or waiver by Midco), at or prior to the effective time of the Business Combination, of certain conditions, including principally the following:

•

The representations and warranties of the Parent Parties (other than the fundamental representations of the Parent Parties), in each case, without giving effect to any “materiality” or “material adverse effect” qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on the Company.

•

The fundamental representations and warranties of the Parent Parties (which relate to corporate organization, authorization, enforceability, non-contravention, capitalization, brokerage and trust account), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, immaterial inaccuracies.

•

The Parent Parties shall perform or comply with their respective covenants and agreements to be performed or complied with on or before the closing in accordance with the Business Combination Agreement in all material respects.

•	Parent shall deliver to Midco a duly executed certificate by an authorized person of Parent certifying that certain conditions required to consummate the Transactions have been satisfied.

•	Completion of any exercised redemption rights in accordance with the terms of the Business Combination Agreement, Parent governing documents, the Trust Agreement and this proxy statement/

prospectus, and the aggregate number of shares of JIH Common Stock elected to be redeemed in connection therewith does not exceed 40% of all JIH Common Stock eligible to be redeemed in connection therewith.

•

The Company making all necessary and appropriate arrangements with the trustee under the Trust Account to have all the funds contained therein disbursed to the Company, the funds contained in the Trust Account being actually disbursed to the Company and available to the Company in respect of all of the obligations of the Company set forth in the Business Combination Agreement and there being no actions, suits, proceedings, arbitrations or mediations pending or threatened by any person (not including Midco and its affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under the Business Combination Agreement.

•	Parent common stock to be issued in connection with the Mergers shall have been listed on the New York Stock Exchange.

•	Parent shall have delivered to the Equityholder Representative counterpart signatures to the Investor Rights Agreement.

•	Consummation of the PIPE Investment.

•	Appointment of certain individuals identified in the Investor Rights Agreement to the board of directors of Parent effective as of closing.

Material Adverse Effect and JIH Material Adverse Effect

Under the Business Combination Agreement, any event, circumstance or state of facts will be deemed to have a “Material Adverse Effect” on the Group Companies if, individually or in the aggregate, such event, circumstance or state of facts, has had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition or results of operations of the Group Companies, taken as a whole, or (ii) the ability of the Group Companies to perform their respective obligations and consummate the transactions contemplated by the Business Combination Agreement; provided, however, that no event, circumstance or state of facts attributable to any of the following, either alone or in combination, will be taken into account in determining whether there has been a Material Adverse Effect under clause (i) above:

•	changes that are the result of factors generally affecting the industries or markets in which the Group Companies operate;

•	changes in law or GAAP or the interpretation thereof, in each case effected after the date of the Business Combination Agreement;

•

any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred);

•	changes that are the result of economic factors affecting the national, regional or world economy or financial markets;

•	any change in the financial, banking, or securities markets

•	any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god;

•	any national or international political conditions in any jurisdiction in which the Group Companies conduct business;

•

the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel;

•

any consequences arising from any action taken by a party to the Business Combination Agreement expressly required thereunder (other than the Group Companies’ compliance with the interim operating covenants pursuant to the Business Combination Agreement), (A) taken by any Group Company at the express direction of Parent, the Sponsor or any affiliate thereof or (B) not taken by Midco in compliance with the interim operating covenants under the Business Combination Agreement as a result of Parent’s failure to consent to such action to the extent required;

•

epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any law or guideline issued by a governmental entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19);

•

any failure in and of itself to complete one or more acquisitions by any Group Company permitted by the Business Combination Agreement once the definitive agreement with respect thereto has been executed (it being understood that the underlying event, circumstance or state of facts with respect to the Group Companies giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); or

•	the announcement or pendency of the transactions contemplated by the Business Combination Agreement.

provided, however, that any event, circumstance or state of facts resulting from a matter described in the first, second and fourth through eighth bullets may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate.

Under the Business Combination Agreement, any event, circumstance, change or effect will be deemed to have a “Material Adverse Effect” on JIH, individually or in the aggregate with all other events, circumstances or changes of effects, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of JIH and its subsidiaries taken as a while or (ii) prevent or materially delay the consummation of any Transaction or otherwise prevent or materially delay JIH from performing its obligations under the Business Combination Agreement provided, however, that any event, circumstance, change or effect resulting from a matter described in (i) will not include any event, circumstance, change or effect resulting from changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on JIH or its subsidiaries.

Representations and Warranties

Under the Business Combination Agreement, the Parent Parties made customary representations and warranties, as applicable, including those relating to: organization, authorization, enforceability, non-contravention, brokerage, SEC filings, capitalization, litigation, compliance with laws, NYSE listing, pro forma capitalization, Trust Account, information supplied, business activities, status as an emerging growth company, not being an investment company under the Investment Company Act, financing and the PIPE Investment, taxes and organization of Merger Subs.

Under the Business Combination Agreement, Midco made customary representations and warranties regarding itself and the other Group Companies, including those relating to: organization, enforceability,

authority, non-contravention, capitalization, financial statements, undisclosed liabilities, material adverse effect, absence of certain developments, real property, title to and sufficiency of assets, intellectual property, privacy and data security, software and information technology, contracts, litigation, compliance with laws, permits, environmental matters, labor and employee benefit matters, taxes, trade and ant-corruption compliance, transactions with affiliates, insurance, brokerage, information supplied and disclaimer of other representations and warranties.

Under the Business Combination Agreement, the Blockers made customary representations and warranties, including those relating to: organization, authorization, enforceability, non-contravention, holding company status, ownership, brokerage, foreign status, taxes, capitalization, information supplied, transactions with affiliates, litigation and disclaimer of other representations and warranties.

Covenants of the Parties

Conduct of the Parent Parties Prior to the Business Combination

Each of the Company and Parent has agreed that from the date of the Business Combination Agreement until the earlier of the closing of the Transactions or termination of the Business Combination Agreement, subject to certain exceptions or unless Midco provides its prior written consent, the Company and Parent will (or will cause each of its subsidiaries to) not take certain actions, including, among others, the following:

•	take any action that would reasonably likely impede or materially delay the consummation of the transactions contemplated under the Business Combination Agreement;

•	amend or otherwise modify any of their respective governing documents or, with respect to the Company, the Trust Agreement

•	with respect to the Company, withdraw any funds from the Trust Account, other than as permitted by the Trust Agreement or the Company’s organizational documents;

•

subject to certain exceptions, issue or sell, or authorize to issue or sell, any equity interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or to not enter into any contract with respect to the issuance or sale of, any equity interests of any of Parent, the Company or any Blocker Merger Sub;

•	subject to certain exceptions, take certain actions with respect to tax matters;

•	subject to certain exceptions, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to its equityholders;

•	subject to certain exceptions, split, combine, redeem or reclassify any of its equity interests;

•	subject to certain exceptions and limitations, incur any indebtedness, make any loans, advances or capital contributions to or investments in any person, or amend or modify any indebtedness;

•	convert or permit conversion of any indebtedness into Parent warrants or Company warrants;

•	commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

•	enter into certain transactions or contracts with a related party;

•	waive, release, assign, settle or compromise certain pending or threatened proceedings;

•	buy, purchase or otherwise acquire, directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any person;

•	enter into any new line of business;

•	subject to certain exceptions, maintain real property in substantially the same condition as of the date of the Business Combination Agreement; or

•	agree or commit in writing to do any of the foregoing.

Additional Company Covenants

In addition, the Company, Parent and Sponsor, as applicable, made certain customary covenants and agreements in the Business Combination Agreement, including, among others, the following:

•

with respect to the Company, to, as promptly as reasonably practicable after the date of the Business Combination Agreement (and in any event on or prior to the 10th Business Day following Midco’s delivery of the financial statements required to be provided under the Business Combination Agreement) prepare and file the registration statement of which this proxy statement/prospectus forms a part with the SEC;

•

with respect to the Company, to, take all actions in accordance with applicable law, the Company’s organizational documents and the rules of the New York Stock Exchange to duly call, give notice of, convene and promptly hold the special meeting, which meeting will be held not more than 25 days after the date on which JIH completes the mailing of this definitive proxy statement/final prospectus to the Company’s shareholders, and to recommend the adoption of the Business Combination Agreement and the JIH Shareholder Voting Matters (as defined in the Business Combination Agreement); and

•

subject to certain exceptions, prior to the earlier of the closing or the termination of the Business Combination Agreement, to not together with their respective affiliates, and to cause their representatives not to, directly or indirectly, solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from Parent, the Sponsor or any person other than Midco and its equityholders that may constitute, or would reasonably be expected to lead to, a Parent Competing Transaction (as defined in the Business Combination Agreement); enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a Parent Competing Transaction; commence due diligence with respect to any person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Parent Competing Transaction; approve, endorse or recommend any Parent Competing Transaction; or enter into a Parent Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Parent Competing Transaction or publicly announce an intention to do so.

Conduct of the Blockers and the Group Companies Prior to the Business Combination

Midco and each of the Blockers has agreed that from the date of the Business Combination Agreement until the earlier of the closing of the Transactions or termination of the Business Combination Agreement, subject to certain exceptions or unless we provide our prior written consent, Midco and each of the Blockers will (or will cause the Group Companies to) (i) conduct and operate their business and maintain intact their respective business in all material respects and preserve their existing relationships with material customers, suppliers and distributors, and other material business relations and (ii) not take certain actions, including, among others, the following:

•	amend any of their respective organizational documents;

•	make any material changes to their financial or tax accounting methods, principles or practices or change to an annual accounting period, other than as required by GAAP or applicable law;

•	subject to certain exceptions, take certain actions with respect to tax matters;

•

subject to certain exceptions, issue or sell, or authorize to issue or sell, any of their equity interests or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any of their equity interests;

•	subject to certain exceptions, declare, set aside or pay any dividend or make any other distribution;

•	subject to certain exceptions, to not split, combine, redeem or reclassify any of its equity interests;

•

subject to certain exceptions and limitations, incur, assume, guarantee or otherwise become liable or responsible for any indebtedness, make any loans, advances or capital contributions to, or investments in any person, or amend or modify any indebtedness;

•	cancel or forgive any indebtedness in excess of a certain threshold;

•	subject to certain exceptions, to not commit to or authorize certain capital expenditure above certain thresholds;

•

subject to certain exceptions, including operations in the Ordinary Course of Business, with respect to the Group Companies, enter into any material amendment of any material contract or material lease, enter into any contract that would be a material contract or material lease if entered into prior to the date of the Business Combination Agreement, or voluntarily terminate any material contract or material lease, and with respect to any Blocker, enter into any written amendment of any material contract, enter into any contract that would be a contract that is material to such Blocker if entered into prior to the date of the Business Combination Agreement, or voluntarily terminate any contract that is material to such Blocker;

•	subject to certain exceptions, enter into, renew, modify or revise any affiliate transaction;

•

subject to certain exceptions, sell, lease, exclusively license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or assets (other than owned intellectual property) that are material to its business, taken as a whole;

•

subject to certain exceptions, sell, assign, transfer, lease, license, abandon, let lapse, cancel, dispose of, or otherwise subject to a lien (other than permitted liens) any owned intellectual property;

•	adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization;

•	subject to certain exceptions, grant or otherwise create or consent to the creation of any lien on any of their material assets or real property;

•

waive, release, assign, settle or compromise certain proceedings above certain thresholds or that grant material injunctive or other equitable relief or that impose any material restrictions on the operations of any Blocker or any Group Company;

•	waive, release, assign, settle or compromise certain pending or threatened proceedings;

•	subject to certain exceptions, make, increase, decrease, accelerate or grant any compensation or benefits to employees above certain thresholds;

•

subject to certain exceptions, pay or promise to pay, grant or fund, accelerate or announce the grant or award of any equity or equity-based incentive awards, retention, sale, change-in-control or other discretionary bonus, severance or other similar compensation or benefits;

•	subject to certain exceptions, establish, modify, amend, terminate or enter into, commence participation in, or adopt any employee benefit plan;

•	hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with annual base compensation in excess of a certain threshold;

•	negotiate, modify, extend or enter into any collective bargaining agreement or recognize or certify any labor organization as bargaining representative for any employees of the Group Companies;

•

implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

•

waive or release any non-competition, non-solicitation, non-disclosure, non-interference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor, or enter into any agreement that restricts the ability of the Blockers or the Group Companies, as applicable, to engage or compete in any line of business in any respect material to any business of the Blockers or the Group Companies, as applicable;

•	subject to certain exceptions, acquire the business, properties or assets, including equity interests of another person;

•	enter into a new line of business;

•	make any material change to any cash management practices or otherwise fail to maintain normalized working capital in accordance with the ordinary course of business consistent with past practice; or

•	agree or commit in writing to do any of the foregoing.

Additional Midco and Blocker Covenants

•

In addition, Midco and the Blockers, as applicable, made certain customary covenants and agreements in the Business Combination Agreement, including, among others, the following: subject to certain exceptions, prior to the earlier of the closing or the termination of the Business Combination Agreement, to not together with their respective affiliates, and to cause their respective representatives not to, directly or indirectly, solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any person or group of persons other than Parent, the Company or the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction (as defined in the Business Combination Agreement), enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; furnish (including through any virtual data room) any information relating to the Blockers or any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of the Blockers or any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction;

•	approve, endorse or recommend any Competing Transaction; or

•

enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so;

•

with respect to Midco, delivery to Parent, prior to March 1, 2021, of the audited consolidated balance sheet of Midco and its subsidiaries as of December 26, 2020, December 28, 2019, December 29, 2018 and December 30, 2017, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal year ended on such dates, together will all of the notes and schedules related thereto, accompanied by the reports thereon of Midco’s independent auditors (which reports will be unqualified), in each case audited in accordance with the standards of the Public Company Accounting Oversight Board.

Mutual Covenants

Each party made certain mutual covenants under the Business Combination Agreement, including, among others, the following:

•

each of the parties will cooperate and use reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and made effective, in the most expeditious manner practicable, the transactions contemplated by the Business Combination Agreement;

•

each of the parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated by the Business Combination Agreement to be filed no later than 10 Business Days after the date of the Business Combination Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, (iii) make an appropriate response to any requests for additional information and documentary material made by a Governmental Entity pursuant to the HSR Act, and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated by the Business Combination Agreement as soon as practicable;

•

subject to certain exceptions, none of the parties will and each party will cause its affiliates not to, make or issue any public release or public announcement concerning the transactions contemplated by the Business Combination Agreement without the prior written consent of Parent, in the case of Midco, the Blockers and the Equityholder Representative, or the prior written consent of Midco, in the case of the Company, Parent or the Blocker Merger Subs, which consent, in each case, will not be unreasonably withheld, conditioned or delayed; and

•

among other tax-related covenants, the parties will cooperate, as and to the extent reasonably requested by each other party, in connection with the preparation and filing of tax returns and any examination or other proceeding with respect to taxes.

Board of Directors of Parent following the Business Combination

Parent’s board of directors following the Business Combination will include the individuals identified in the section of this proxy statement/prospectus entitled “Management Following the Business Combination.”

Termination

The Business Combination Agreement may be terminated at any time prior to the closing of the Business Combination:

•	by mutual written consent of the Company and Midco.

•

by either Midco or the Company by written notice to the other party, if any governmental entity has enacted any law that has become final and non-appealable and has the effect of making the consummation of the transactions contemplated by the Business Combination Agreement illegal, or any final, non-appealable order is in effect permanently preventing the consummation of the transactions contemplated by the Business Combination Agreement; provided that this right to terminate is not available to a party whose breach of any representation, warranty, covenant or agreement in the Business Combination Agreement results in or causes such final, non-appealable order or other action;

•

by either Midco or the Company, by written notice to the other party if the consummation of the transactions contemplated by the Business Combination Agreement shall not have occurred on or before August 31, 2021 (the “Outside Date”); provided that the terminating party is not in material breach of the Business Combination Agreement;.

•

by Midco, if the Company, Parent or any Merger Sub breaches in any material respect any of its representations or warranties or breaches or fails to perform in any material respect any of its covenants such that certain conditions to the obligations of Midco and the Blockers to consummate the closing, as described in the section entitled “— Conditions to the Closing of the Transactions” above, are not capable of being satisfied and the breach (or breaches) is (or are) not cured or cannot be cured by the earlier of (i) the Outside Date and (ii) 30 business days after written notice thereof and Midco has not waived such breach or failure in writing; provided that this right to terminate will not be available if Midco, any Blocker or the Equityholder Representative is in material breach of the Business Combination Agreement;

•

by the Company, if Midco or any Blocker breaches in any material respect any of their representations or warranties or Midco, any Blocker or the Equityholder Representative breaches or fails to perform in any material respect any of their covenants such that certain conditions to the obligations of the Company, Parent and the Blocker Merger Subs to consummate the closing, as described in the section entitled “— Conditions to the Closing of the Transactions” above, are not capable of being satisfied and the breach (or breaches) is (or are) not cured or cannot be cured by the earlier of (i) the Outside Date and (ii) 30 business days after written notice thereof and the Company has not waived such breach or failure in writing; provided that this right to terminate will not be available if the Company, Parent or any Blocker Merger Sub is in material breach of the Business Combination Agreement; and

•

by the Company if any written consent of the members or stockholders, as applicable, of the Blockers (“Blocker Written Consents”) approving the Business Combination Agreement and the transactions contemplated thereby shall not have been obtained and delivered to the Company within one day of the date of the Business Combination Agreement. The Blocker Written Consents were delivered to the Company on December 22, 2020, so this right to terminate is no longer available to the Company.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will become null and void, without any liability on the part of any party or any other person, and, subject to certain exceptions, all rights and obligations of each party to the Business Combination Agreement will cease.

Fees and Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and ancillary agreements, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses. However, if the closing occurs, then Midco will pay or cause to be paid, all unpaid transaction expenses as of such time. In addition, certain transaction expenses will be paid by Parent in an amount that is not to exceed the Parent Expense Cap (as defined in the Business Combination Agreement).

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by each of the Company, Midco and the Equity holder Representative.

Tax Consequences

For U.S. federal income tax purposes, (i) the Business Combination transactions are intended to qualify as a tax-deferred transaction under Section 351 of the Code, (ii) the merger of each Blocker Merger Sub with and into the corresponding Blocker, taken together with the subsequent merger of each Blocker with and into Parent, is intended to constitute an integrated plan that qualifies as a tax-deferred reorganization under Section 368(a) of the Code, and (iii) the JIH Merger is intended to qualify as a tax-deferred reorganization under Section 368(a) of the Code.

Survival and Indemnification

The representations and warranties made under the Business Combination Agreement and in any certificate delivered pursuant thereto do not survive the closing. In addition, the parties to the Business Combination Agreement made covenants and agreements that are customary for transactions of this type. The covenants and agreements made under the Business Combination generally will not survive the closing, subject to exceptions, including, among others, certain covenants and agreements that by their terms are to be performed in whole or in part after the closing. None of the provisions in the Business Combination Agreement is to be deemed a waiver by any party to the Business Combination Agreement of any right or remedy which such party may have at law or in equity in the case of fraud.

Trust Account Waiver

Midco, the Blockers and the Equityholder Representative have agreed to waive any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever; provided that the waiver does not apply to funds of the Company held outside of the Trust Account or a claim for equitable relief (including a claim for the Company to specifically perform its obligations under the Business Combination Agreement).

Certain Agreements Related to the Business Combination

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. JIH’s stockholders, warrant holders and other interested parties are urged to read such Related Agreements in their entirety.

Investor Rights Agreement

Concurrently with the completion of the Business Combination and in accordance with the Company Warrant Agreement, Parent will enter into an Investor Rights Agreement (the “Investor Rights Agreement”) with CCG, the Sponsor, certain stockholders of JIH and the Existing Midco Equityholders with respect to the shares of Parent common stock that will be issued as partial consideration under the Business Combination Agreement. The Investor Rights Agreement includes, among other things, the following provisions:

Registration Rights. Parent will be required to use its commercially reasonable efforts to file a resale shelf registration statement on behalf of the Parent security holders promptly after the closing of the Transactions. The Investor Rights Agreement will also provide certain demand rights and piggyback rights to the Parent security holders, subject to underwriter cutbacks and issuer blackout periods. Parent shall bear all costs and expenses incurred in connection with the resale shelf registration statement, any demand registration statement, any underwritten takedown, any block trade, any piggyback registration statement and all expenses incurred in performing or complying with its other obligations under the Investor Rights Agreement, whether or not the registration statement becomes effective.

Director Appointment. Subject to certain step down provisions, CCG will have the right to initially nominate four board members (each, a “CCG Director”). CCG will retain these nomination rights until it no longer beneficially owns at least 10% of the total voting power of the then outstanding shares of Parent common stock; provided, however, that CCG may nominate a board observer so long as it beneficially owns at least 5% of the total voting power of the then outstanding shares of Parent common stock. The Sponsor will have the right to nominate two directors to the initial board (each a “Sponsor Director”). The four CCG Directors, the two Sponsor Directors, the two initial independent directors, and the Chief Executive Officer of Parent will compose the initial board of directors appointed in connection with the Business Combination. The Board shall be divided in three classes designated as Class I, Class II and Class III, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders of Parent. One initial independent director, one CCG Director, and the Chief Executive Officer will be nominated as Class I directors with initial terms ending at Parent’s 2022 annual meeting of stockholders; one initial independent director, one CCG Director, and one Sponsor Director will be nominated as Class II directors with initial terms ending at Parent’s 2023 annual meeting of stockholders; and two CCG Directors and one Sponsor Director will be nominated as Class III directors with initial terms ending at Parent’s 2024 annual meeting of stockholders.

Approval Rights. For so long as CCG beneficially owns at least 35% of the then outstanding Parent common stock, Parent shall not take or commit to take, and (to the extent applicable) shall not cause or permit any of its subsidiaries to take or commit to take, directly or indirectly, whether by amendment, merger, consolidation, reorganization or otherwise, any transaction or series of related transactions involving a change of Control of the Company without the approval of such party. The Company covenants and agrees with CCG and the Sponsor that, for so long as such party has an ongoing right to nominate a director based on its percentage ownership, the Company shall not take or commit to take, and (to the extent applicable) shall not cause or permit any of its Subsidiaries to take or commit to take, directly or indirectly, whether by amendment, merger, consolidation, reorganization or otherwise, any of the following actions without the approval of such party: (a) any increase or decrease in the size or the composition of the Board, committees of the Board, or boards or committees of the subsidiaries of Parent; or (b) any action that could otherwise reasonably be expected to adversely affect either CCG’s or the Sponsor’s Board or committee designation rights.

Termination. The Investor Rights Agreement shall terminate when all Parent securities are no longer outstanding.

A copy of the Investor Rights Agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Lock-Up Agreement

In connection with the execution of the Business Combination Agreement, Parent will enter into the Lock-Up Agreement with CCG, pursuant to which CCG will not be able to (i) transfer warrants beneficially owned or otherwise held by them for a period of 30 days from the closing and (ii) transfer shares beneficially owned or otherwise held by them for a period of 180 days from the closing, subject to certain customary exceptions including:

•

transfer of any or all of the Restricted Securities by a bona fide gift or charitable contribution, so long as the distribution does not involve a disposition for value and the transferee executes an agreement stating that it is receiving the restricted securities subject to the provisions of the Lock-Up Agreement;

•

transfer of any or all of the Restricted Securities to any Permitted Transferee (as defined therein), so long as the distribution does not involve a disposition for value and the transferee executes an agreement stating that it is receiving the restricted securities subject to the provisions of the Lock-Up Agreement;

•

transfer of any shares of Parent Common Stock (as defined therein) in connection with a concurrent transfer of common stock in the Company in accordance with, as permitted by and subject to the terms and conditions of the Lock-Up Agreement, the Business Combination Agreement and the other agreements entered into in connection with the closing of the Business Combination, so long as the distribution does not involve a disposition for value; or

•

establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Restricted Securities (as defined therein), so long as the trading plan does not provide for the transfer of Restricted Securities during the applicable Lock-Up Period

A copy of the Lock-up Agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Earnout Agreement

Concurrently with the completion of the Business Combination, Parent and Sponsor will enter into the Earnout Agreement, pursuant to which the Earnout Shares will be subject to certain voting and transfer restrictions until such Earnout Shares vest in accordance with the terms of the Earnout Agreement. Pursuant to the Earnout Agreement, (i) 400,000 Earnout Shares vest and become unrestricted by the terms of the Earnout Agreement at such time as the VWAP of a share of Parent common stock exceeds the Minimum Price, $11.50, for any period of 10 trading days out of 20 consecutive trading days and (ii) an additional 1,600,000 Earnout Shares, plus the amount of Earnout Shares to become vested pursuant to clause (i) above, will vest at such time as the VWAP of a share of Parent common stock exceeds the Maximum Price, $12.50, for any period of 10 trading days out of 20 consecutive trading days.

If Parent undergoes a change of control transaction on or prior to the second anniversary of the closing, all of the Earnout Shares (to the extent not previously vested) will automatically vest immediately prior to the consummation of such change of control. If Parent undergoes a change of control transaction (or enters into definitive agreements in respect of a change of control transaction) after the second anniversary but prior to the third anniversary of the closing, then (i) 400,000 Earnout Shares (to the extent not previously vested) will automatically vest immediately prior to such change of control to the extent the per share of Parent common stock payable to the holders thereof in such change of control exceeds the Minimum Price and (ii) an additional 1,600,000 Earnout Shares, plus the amount of Earnout Shares to become vested pursuant to clause (i) above, (to the extent not previously vested) will automatically vest immediately prior to such change of control to the extent the per share of Parent common stock payable to the holders thereof in such change of control exceeds the Maximum Price.

A copy of the Earnout Agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Warrant Agreement

Concurrently with the completion of the Business Combination, Parent will enter into the Warrant Agreement principally to (i) reflect that the warrants issuable thereunder constitute warrants exercisable for common stock of the Parent warrants (rather than the common stock of JIH), (ii) remove provisions in the warrant agreement, dated November 13, 2019, by and between JIH and Continental Stock Transfer & Trust Company that relate to JIH’s pre-closing status as a blank check company incorporated for the purpose of acquiring one or more operating businesses through a business combination (including delineations between public warrants, private placement warrants and working capital warrants, provisions related to the issuance of working capital warrants and provisions related to JIH’s initial public offering) and (iii) to reflect any other agreements amongst Parent and JIH with respect to the terms of the Parent warrants to be issued pursuant to the Warrant Agreement. At the closing, Parent shall issue the Parent warrants that are required to be issued pursuant to the terms of the Warrant Agreement.

The Warrant Agreement is attached to this proxy statement/prospectus as Annex C and is incorporated by reference.

Sponsor Letter Agreement Amendment

Concurrently with the completion of the Business Combination, JIH, the Sponsor and the other parties to the Sponsor Letter Agreement will enter into an amendment to the Sponsor Letter Agreement Amendment, in a form mutually agreed in good faith between JIH, the Sponsor and Midco, pursuant to which (i) all references to

“Founder Shares” or “Common Stock” (each as defined in the Sponsor Letter Agreement) will be deemed to be references to Parent common stock, (ii) all references to “Private Placement Warrants” (as defined in the Sponsor Letter Agreement) will be deemed to be references to Parent warrants and (iii) Parent will have third-party beneficiary rights to enforce certain rights and obligations of the Sponsor Letter Agreement.

The Sponsor Letter Agreement Amendment is attached to this proxy statement/prospectus as Annex D and is incorporated by reference.

Sponsor Registration and Stockholders Rights Agreement Amendment

Concurrently with the completion of the Business Combination, JIH, the Sponsor and the other parties to the Sponsor Registration and Stockholders Rights Agreement will enter into the Sponsor Registration and Stockholders Rights Amendment in a form mutually agreed in good faith between the Company, the Sponsor and Midco, pursuant to which (i) all references to “Founder Shares” or “Common Stock” (each as defined in the Sponsor Registration and Stockholders Rights Agreement) will be deemed to be references to Parent common stock, (ii) all references to “Private Placement Warrants” and “Working Capital Warrants” (each as defined in the Sponsor Registration and Stockholders Rights Agreement) will be deemed to be references to Parent warrants, (iii) references to the registration rights to which the Sponsor is entitled are appropriately updated for the transaction structure and (iv) certain governance rights included in Article V of the Sponsor Registration and Stockholders Rights Agreement will be removed and the governance rights included in the Investor Rights Agreement will control.

The Sponsor Registration and Stockholders Rights Amendment is attached to this proxy statement/prospectus as Annex E and is incorporated by reference.

Sponsor Voting Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor entered into the Sponsor Voting Agreement with Midco and the other parties thereto, pursuant to which the parties to the Sponsor Voting Agreement have agreed to vote their Voting Shares and to execute written consents with respect to such Voting Shares if stockholders of the Company are requested to vote their shares through the execution of an action by written consent: (i) in favor of the voting matters contemplated by the Business Combination Agreement; and (ii) against (A) any proposal or offer from any person (other than the Company or any of its affiliates) that is not a voting matter contemplated by the Business Combination Agreement concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company, or (3) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets and (B) any action, proposal, transaction or agreement that would reasonably be expected to prevent or materially impair the ability of the Company to consummate the Transactions or the fulfillment of the Company’s conditions to the consummation of the Transactions under the Business Combination Agreement. The obligations under the Sponsor Voting Agreement will terminate upon the earlier to occur of (x) the closing of the transactions contemplated by the Business Combination Agreement and (y) the date on which the Business Combination Agreement is terminated in accordance with its terms. The Sponsor Voting Agreement also provides for the designation of proxies and attorneys-in-fact to act by written consent and the waiver of certain appraisal and dissenters’ rights.

A copy of the Sponsor Voting Agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

PIPE Subscription Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, the PIPE Investors entered into the PIPE Subscription Agreements pursuant to which the PIPE Investors have committed to subscribe for and purchase up to an aggregate of 25 million PIPE Shares at a purchase price per share of $10.00. Certain of the Company’s officers and directors have committed to purchase an aggregate of 2.4 million of the PIPE Shares as part of the PIPE Investment. The purchase of the PIPE Shares will be consummated concurrently with the closing. The obligations to consummate the subscriptions contemplated by the PIPE Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the Business Combination as set forth in the PIPE Subscription Agreements.

The form of PIPE Subscription Agreement was filed as Exhibit 10.2 on the Company’s report on Form 8-K filed with the SEC on December 21, 2020 and is incorporated by reference herein.

Directors’ and Officers’ Insurance

Each of the Company and Midco will purchase and maintain a fully pre-paid six-year “tail” officers’ and directors’ liability insurance policy for its respective directors and officers. The cost of such policy will be a Company transaction expense.

Background of the Business Combination

The terms of the Business Combination Agreement are the result of negotiations between the representatives of us and Janus. The following is a brief description of the background of these negotiations and related transactions.

In November 2019, we consummated our IPO and concurrent private placement. Of the proceeds from the IPO, the underwriter’s exercise in full of their over-allotment option and private placement, $345,000,000 was placed in a Trust Account established for the benefit of our public stockholders at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Simultaneously with the closing of our IPO, we consummated the sale of 10,150,000 private placement warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $10,150,000. The remaining approximately $2.3 million of proceeds were available for us to use as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The trust proceeds are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us.

Except for the withdrawal of interest to pay taxes (or dissolution expenses if a business combination is not consummated), none of the funds held in the Trust Account will be released until the earlier of the completion of our initial business combination or the redemption of all shares of our Class A common stock issued in the IPO if we are unable to consummate an initial business combination by November 13, 2021.

Prior to the consummation of our IPO, neither we, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with us.

After our IPO, our management team commenced an active search for prospective businesses and/or assets to acquire in our initial business combination, leveraging Juniper’s network of investment bankers, private equity firms, consulting firms, legal and accounting firms and numerous other business relationships, as well as the prior experience and network of Juniper’s officers and directors. Our Board and management team have extensive experience in identifying market-leading products and solutions across the industrial and manufacturing spectrums, as well as with operational management, investment and financial analysis. As such, the members of our Board and management team believe that they are qualified to conduct and analyze the due diligence required for us to identify a merger partner. For additional information regarding the experience of our Board and management team, see the section entitled “Information About JIH — Directors and Executive Officers.”

We initially focused our efforts on identifying North American-centric industrial companies such as those within aerospace and defense, automation, building products and construction, business services, capital goods, distribution, industrial services, industrial technology, packaging, safety and security, and supply chain/logistics, among others, although we were not required to limit our activities to any particular industry. In the evaluation of business combination partners, our Board and management team considered a wide variety of complex factors. Our Board did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. Important, though not exhaustive, criteria we used in evaluating prospective business transaction opportunities included:

•	Market leaders within particular industries.

•	Companies with an attractive financial profile.

•	“Channel-based” businesses with end user connections.

•	Platforms that can be expanded through bolt-on M&A.

•	Businesses that offer a degree of market strength or competitive advantage.

•	Businesses with a strong leadership team.

Our management team employed various strategies in an effort to identify an appropriate target company, including:

•	Market screening of companies that fit our Board and management team’s combination criteria including asset size, industry, financial profile and ownership history.

•	Contacting investment bankers, attorneys, accountants, venture capital funds, private equity funds, brokers and other members of the financial community and corporate executives.

•	Contacting investment banks that might be working with companies looking for exits or funding.

•	Contacting private equity and venture capital investment firms that might have portfolio companies they are looking to exit.

•	Caucusing our officers and directors, as well as their affiliates, for target business candidates of which they become aware through their contacts.

From the date of our IPO through the signing of the Business Combination Agreement with Janus, Roger Fradin, the Chairman of our Board, and Brian Cook, our Chief Executive Officer and Chief Financial Officer, reviewed target companies identified by our representatives and our financial advisors. Representatives of the Company also contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities. During this targeted search, Juniper identified an initial set of more than 100 potential business combination targets to further explore and evaluate and proceeded to conduct varying levels of preliminary due diligence on each, with a preliminary focus on certain targets with whom Juniper’s directors and officers were already familiar through their network and investment activities and that they felt were unique and attractive and could satisfy all (or a portion of) the key criteria for a business combination target, including, in the case of Janus, among other things, the ability to achieve an expeditious timeline to both signing and closing based on its preparedness and readiness to engaged in a business combination and be a public company. Juniper’s preliminary due diligence exercise included evaluations of various aspects of more than 100 companies, including market-based research, discussions with private equity funds and management teams, discussions with investment bankers and other advisors, discussions with the officers and directors of our Board and other industry executives, and public company operational and valuation benchmarking. For one of these potential opportunities, Juniper and such party (“Potential Counterparty”) entered into a letter of intent on September 15, 2020 in furtherance of a potential business combination. On September 28, 2020, Juniper engaged KPMG LLP to assist on financial due diligence and provide other related advisory services connection with Potential Counterparty and any future opportunities presented to Juniper. Juniper and its advisors engaged in a due diligence review of the Potential Counterparty’s business, and held a series of substantive business discussions among the principals and advisors from both parties regarding a potential transaction. However, Juniper and Potential Counterparty were ultimately unable to reach mutually-acceptable terms for a combination transaction.

Juniper believed that Janus provided Juniper with the most attractive potential business combination due to a number of positive factors as discussed in “Reasons for the Approval of the Business Combination” below.

The following is a brief description of the background of these negotiations and summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their representatives.

On January 9, 2020, Juniper met with CCG team to discuss potential portfolio assets, including Janus.

On August 11, 2020, Juniper held a meeting of the Board. At the meeting, the management team and the Board discussed status of potential acquisition targets including Janus.

On October 13, 2020, Morgan Stanley & Co. LLC (“Morgan Stanley”), acting as Janus’ financial advisor, reached out to Juniper to gauge interest in the company and set up a management presentation.

On October 14, 2020, Juniper and Janus entered into a confidentiality agreement to facilitate Juniper’s review of Janus’ confidential information. Subsequently, Janus and its advisors began to share, and Juniper began to evaluate, additional information regarding Janus’ business and prospects.

On October 21, 2020, representatives of Juniper management, including Roger Fradin and Brian Cook, and representatives from Janus, including Ramey Jackson and Scott Sannes, participated in a detailed management presentation to review of the business. Representatives from UBS Securities LLC (“UBS”) and Morgan Stanley (collectively, the “Placement Agents”), were also in attendance.

On October 25, 2020, representatives of Juniper, Janus, CCG and the Placement Agents held a telephonic meeting to discuss the PIPE process, presentation and potential PIPE investors.

On October 26, 2020, CCG requested that Juniper and its advisors prepare a letter of intent to facilitate discussions between the parties.

On October 27, 2020, Juniper submitted an initial letter of intent and term sheet describing its interest in pursuing a potential business combination with Janus. After exchanging comments and negotiating the letter of intent, Janus and Juniper entered into a letter of intent on October 29, 2020 describing the basic terms of the proposed combination and including a mutual exclusivity period extending through December 7, 2020. Juniper ultimately decided to pursue a business combination with Janus because it determined that Janus was a compelling opportunity given its leading position in an attractive market, strong financial profile, distinguished technology portfolio and has a strong management team with a proven track record.

On November 17, 2020, Juniper formally engaged UBS to serve as placement agent for the PIPE Investment and on November 18, 2020, Juniper formally engaged Morgan Stanley serve as placement agent for the PIPE Investment.

Over the next few weeks, the parties made considerable progress on their due diligence work and explored different alternatives for a transaction including minimum cash requirements for Janus, additional costs Janus will incur as a public company, amount of total debt the company should pay down in the transaction, and composition of Janus’ Board of Directors post-combination.

On November 19, 2020, the PIPE investor presentation was posted to the virtual data room ahead of meetings with potential PIPE investors and access to the virtual data room was provided to the potential PIPE investors by the Placement Agents. Following the initial investor meeting, the Placement Agents provided regular updates to Juniper management on the status of the wall cross and investor demand for the PIPE.

On December 1, 2020, the draft subscription agreement was posted to the virtual data room for PIPE investors to review, and over the ensuing days, Juniper’s external legal counsel (“Juniper’s Counsel”) and Juniper negotiated the definitive terms of the Subscription Agreements with the PIPE Investors.

On December 13 and 14, 2020, JIH and Clearlake discussed and confirmed revised terms of the proposed business combination. The revised terms contemplated aggregate consideration payable by Juniper of (a) an amount in cash equal to $615 million, which would be payable at closing as follows: (i) $490 million to Janus’ current equityholders, (ii) $65 million, which will be used to pay down outstanding indebtedness of Janus and (iii) $60 million, which will be used to repay certain estimated transaction fees and expenses of Juniper; and (b) the issuance by Juniper to the Existing Midco Equityholders of a number of shares of JIH common stock with an aggregate value equal to $701 million.

The revised terms also provided for a reduction of the PIPE Investment to $250 million, and contemplated that 2,000,000 of the Founder Shares held by Juniper, Sponsor and certain of the directors of JIH would be converted into Earnout Shares that would vest based on the achievement of certain performance benchmarks for the post-closing JIH Stock. On December 16, 2020, external legal counsel to Clearlake and Janus provided an initial draft of the Business Combination Agreement to Juniper’s Counsel, the proposed terms of which Juniper’s Counsel reviewed and discussed with Juniper. During the course of the next few days, representatives of the parties discussed the draft Business Combination Agreement and the preparation of various ancillary agreements. On December 17, 2020, representatives from Juniper and Clearlake held a teleconference meeting to resolve certain open points in the transaction documents relating to treatment of debt, the closing condition on redemptions and Juniper’s Earnout Shares. Following this discussion, Juniper’s Counsel provided a revised draft of the Business Combination Agreement to Company’s counsel later in the day on December 17, 2020.

From December 16, 2020 to December 21, 2020, the PIPE Subscription Agreements were negotiated between Juniper counsel and the various counsel for the various PIPE Investors.

From December 16, 2020 until signing on December 21, 2020, the parties engaged in multiple calls and email exchanges regarding the PIPE investment, including the terms of the PIPE Subscription Agreements and allocations among potential investors. In response to feedback regarding the subscription agreement from potential PIPE investors, the parties exchanged revised drafts of the subscription agreement, and representatives of K&E met telephonically with certain of the potential PIPE Investors in order to negotiate further potential changes to the subscription agreements.

On December 17, 2020, Juniper formally engaged UBS to serve as a financial advisor to Juniper in connection with the Company’s proposed business combination transaction with a third-party.

On December 18, 2020, Juniper’s management provided a set of diligence summaries to the Board to review in advance of the board meeting on Sunday, December 20 to discuss the transaction. Separately, Juniper’s Counsel provided a set of summary materials relating to the terms of the Business Combination Agreement and certain of the key ancillary documents for the Board to review and discuss at the meeting.

On December 18, 2020, Janus’s outside counsel sent a revised draft of the Business Combination Agreement back to Juniper’s counsel. Also on December 18, 2020, Janus’ Counsel provided initial drafts of the Investor Rights Agreement and Sponsor Lock-up Agreement to Juniper’s Counsel. Juniper, Janus and both of their counsel participated in a series of conference calls to discuss and seek resolution of the opening remaining issues in the draft Business Combination Agreement and in the key ancillary agreements. Initial drafts of (and minor revisions to) the post-closing organizational documents for Juniper and Janus were traded between Juniper, Janus and their respective counsel during the next few days. The agreed forms, which were attached as exhibits to the Business Combination Agreement, were exchanged on December 20-21, 2021.

On December 19, 2020, the draft Business Combination Agreement was posted to the virtual data room for potential PIPE investors to review in connection with the evaluation of their participation on the PIPE Investment.

On December 19, 2020, Juniper’s counsel sent a revised draft of the Business Combination Agreement back to the Company’s Counsel. The respective counsels exchanged a series of drafts and revisions to the Business Combination Agreement, along with revisions and edits to the Disclosure Schedules to the Business Combination Agreement.

The Board received draft resolutions, legal presentations, summary of the Business Combination Agreement and other key transaction documents and transaction structure and updated copies of the Business Combination Agreement and ancillary agreements on the morning of December 20, 2020, before meeting via videoconference that afternoon with management, UBS and Juniper’s Counsel. Juniper’s management provided an update on the PIPE Investment, the outcome of final negotiations regarding the terms of the proposed combination and anticipated benefits of the transactions to Juniper’s stockholders. Messrs. Fradin and Cook presented the background of and strategic rationale for the proposed combination with Janus, along with their perspective on Janus’ business, prospects, and valuation as implied by the terms of the proposed combination, to the Board. Juniper’s Counsel presented a summary of the currently proposed terms of the Business Combination Agreement and ancillary agreements. The Board asked questions of management and Juniper’s Counsel, and discussed the benefits of consummating the proposed combination to Juniper’s stockholders. In concluding the conversation, the Board agreed that the proposed transactions, were in Juniper’s and its stockholders’ best interests, and encouraged management to progress discussions with Janus and the transaction documents. Representatives of Juniper’s Counsel reviewed the Board’s fiduciary duties from a Delaware law perspective and representatives of Juniper’s Counsel reviewed the terms of the proposed definitive transaction documentation. The Board unanimously adopted resolutions by written consent (a) determining that it was advisable and in the best interests of Juniper and its stockholders for Juniper to enter into the Business Combination Agreement and consummate the transactions contemplated thereby (including the Mergers and the PIPE Investment), (b) approving the Business Combination Agreement and the consummation of the Transactions and (c) creating and authorizing the Transaction Execution Committee of the Board to negotiate and approve certain final terms of certain of the transaction documents. The Transaction Execution Committee met telephonically on December 21, 2020 and approved such points. Prior to reaching the decision to approve the Transactions and the Business Combination Agreement, our Board consulted with our management, as well as with our legal and financial advisors.

The terms of the Business Combination Agreement are the result of extensive arms-length negotiations between Juniper, Janus and their respective representatives. The Business Combination Agreement, related ancillary agreements and the various PIPE Subscription Agreements were executed after market close on December 21, 2020. Prior to the market open on December 22, 2020, Juniper and Janus issued a joint press release announcing the execution of the Business Combination Agreement and Juniper filed a Current Report on Form 8-K with the SEC, announcing the execution of the Business Combination Agreement and the PIPE Investment, along with related matters.

The parties have continued and expect to continue regular discussions regarding the timing to consummate the Transactions.

Reasons for the Approval of the Business Combination

The Board, in evaluating the transaction with Janus, consulted with its legal counsel, financial and accounting advisors and other advisors. In reaching its resolution (i) that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are fair and in the best interest of JIH and its stockholders and (ii) to recommend that our stockholders vote “FOR” the Business Combination Proposal, the Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the “Cautionary Note Regarding Forward-Looking Statements” section of this proxy statement.

Our Board and management have extensive experience in identifying market-leading products and solutions across the industrial and manufacturing spectrums, as well as with operational management, investment and financial analysis. As such, the members of our Board and management team believe that they are qualified to conduct and analyze the due diligence required for us to identify an acquisition partner. For additional information regarding the experience of our Board and management team, see the section entitled “Information About JIH — JIH Current Management and Board of Directors.”

In its search for a business combination partner, our Board and management believed the following considerations, which we identified in the prospectus for our IPO offering, to be important factors in identifying an acquisition candidate:

•

Focusing on companies within the industrials sector such as those within aerospace and defense, automation, building products and construction, business services, capital goods, distribution, industrial services, industrial technology, packaging, safety and security, and supply chain/logistics, among others, with an emphasis on seeking businesses that are currently North American-centric with unrealized potential for global expansion. Leveraging our management team’s deep industry experience and vast network allowed us to identify undervalued assets primed for operational improvements, organic revenue growth, and potential acquisition opportunities to drive shareholder value.

•

Identifying market leaders within their particular industries that also have distinguished technologies or proprietary processes that differentiate them from their competitors. Our management team leveraged its track record of identifying market leading technologies across the industrials spectrum and its affinity for businesses with strong brands, mission-critical offerings, and oftentimes an electronic or software foundation.

•

Seeking opportunities with attractive financial profiles able to be enhanced with the targeted expertise of our management team. While this included businesses with sound histories of growth and profitability, we also considered targeting underperforming businesses that we believed would benefit from new ownership and the implementation of enhanced operating efficiencies.

•

Seeking “channel-based” businesses with end-user connections (i.e., businesses that sell through a dealer/installer network of end-users). Our management team has deep experience with this go-to-market approach.

•	Targeting platforms that can be expanded through bolt-on M&A and/or through targeted capital deployment, such as those within fragmented markets.

•	Focusing on businesses that offered a degree of market strength or competitive advantages through regulation, strong brands, channel access, and superior technology.

•	Seeking target businesses with strong leadership teams that stood to benefit from the additional industry expertise of our management team.

In considering the Business Combination, our Board determined that Janus met all of the above criteria. In particular, the Board considered the following positive factors, although not weighed or in any order of significance:

•

Janus is a market leader in the commercial industrial sector with a focus on offering unique turn-key self-storage, commercial and industrial building solutions. Janus has experienced robust revenue growth historically driven by a combination of both organic growth and M&A opportunities. From 2017 to 2019 Janus experienced compounded annual revenue growth of 21.0%. Additionally, Janus is forecasted to grow revenue from $565.3 million in 2019 to $736.3 million in 2023 equating to an annual compounded growth rate of 6.8%. Janus is uniquely positioned among institutional self-storage facility customers with over 50% market share for interior building solutions with both institutional REITs and non-institutional self-storage customers. Janus maintains deep customer relationships and is integrated at each point in a facility’s lifecycle. Within the commercial industrial sector, Janus is a smaller participant within a larger addressable market, which provides us with significant opportunity for market share growth within a sector that is well positioned for future growth driven by the rising growth of eCommerce.

•

Janus is a leading global manufacturer and supplier of turn-key self-storage, commercial and industrial building solutions including: roll up and swing doors, hallway systems, relocatable storage units, and facility and door automation technologies with manufacturing operations in Georgia, Texas, Arizona, Indiana, North Carolina, United Kingdom, Australia, and Singapore.

•

Janus has a long history of positive earnings and free cash flow. It had $114.1 million and $122.2 million of adjusted EBITDA in 2018 and 2019, respectively, and $43.7 million and $92.7 million of net cash from operating activities in 2018 and 2019, respectively. Additionally, a strong adjusted EBITDA margin of 21.6% in 2019, coupled with forecasted adjusted EBITDA CAGR of 10.1% from 2019 through 2023 and EBITDA margin expansion of 306bps over the same period. Janus’s management team has a proven track record of acquiring add-on and value-additive companies and assets and successfully executing such acquisitions, having completed six acquisitions since 2016. Our Board believes that the Janus management team’s ability to aggregate and integrate diverse transaction types in the commercial industrial sector will further growth and value creation for stockholders. Our Board believes there is significant opportunity to enhance Janus’s financial performance utilizing Juniper’s well-tested operating framework and further leveraging Clearlake’s O.P.S. ® framework. These initiatives would include bundling products and services, growing content per square foot with customers, implementing additional pricing strategies, supply chain opportunities, footprint rationalization, sourcing technology upgrades and other key improvement actions.

•

Janus’ unique solutions and products provide its customers with distinctive industry specific features and, tools, as well as security measures, which, our management believes, leads to increased customer retention. Our Board believes Janus is differentiated by its high level of integration and deep connections with its end-user customers, which has positioned Janus for a go-to-market approach ready to leverage its diversified customer and supplier base located throughout the United States as well as in select international markets, including the United Kingdom and Australia.

•

Janus’ management team has a proven track record of acquiring add-on and value-additive companies and assets and successfully executing such acquisitions, having completed six acquisitions since 2016. Management’s previous acquisitions have led to some of Janus’ most important products and tools. Our Board believes that the Janus management team’s ability to source acquisition opportunities and execute and integrate transactions will continue to generate value for stockholders.

•

Janus has acquired a distinguished technology portfolio with the 2018 acquisition of NOKE, a proprietary locking system that re-defines access control and facility management through wireless solutions. Our Board and the Janus management team believe increased adoption of the Nokē locking systems could provide an additional avenue of growth not currently included in the financial forecast.

•

Led by Chief Executive Officer Ramey Jackson, Janus’ management team has extensive experience in the development of products and solutions in the self-storage and commercial markets, technology, operations, and acquisition execution within the self-storage and broader building products segment. Our Board believes that Janus has a strong management team, and expects that Mr. Jackson, as well as other key Janus executives, will continue serving following the Transactions to pursue execution of Janus’ strategic and growth goals. For additional information regarding management of Parent following the business combination, see the section entitled “Management Following the Business Combination — Executive Officers and Directors — Executive Officers.” Our Board believes that its combined experience growing and leading a diverse set of industrial businesses along with our expertise in strategic planning are poised to successfully support and grow Janus’ growth and expansion efforts.

In considering the Business Combination, our Board also considered certain potential deterrent factors to the Business Combination, including the following factors, although not weighed or in any order of significance:

•	the risk that the announcement of the Business Combination and potential diversion of Janus’ management and employee attention may adversely affect Janus’ operations;

•	the risk that certain key employees of Janus might not choose to remain with Janus post-closing;

•	the risk of competition in the industry, including the potential for new entrants;

•	the risks associated with the custom building products industry in general, including as it relates to COVID-19;

•	the risk associated with macroeconomic uncertainty, including as it relates to COVID-19, and the effects it could have on Janus’ revenues;

•

the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of the Company’s shareholders;

•

the risk that the Company does not obtain the proceeds of the PIPE Investment or, that some of the current Company public shareholders exercise their redemption rights, resulting in the Company being unable to retain sufficient cash in the Trust Account to meet the requirements of the Business Combination Agreement;

•	the inability to maintain the listing of our securities on the NYSE following the Business Combination;

•	the risk of failure to satisfy the conditions to closing (to the extent not waived by the parties);

•	the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

•

The risk that the Board may not have properly valued Janus’ business. For more information, see “Questions and Answers About the Proposals for Stockholders — Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?”

•	the potential conflicts of interest of the Sponsor and the Company’s officers and directors in the Business Combination; and

•	the other risks described in the “Risk Factors” section of this proxy statement/prospectus.

Our Board concluded that the potential benefits that it expected the Company and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Our Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

In approving the Business Combination, our Board determined not to obtain a fairness opinion. The officers and directors of JIH have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

The Board also considered the Business Combination in light of the investment criteria set forth in JIH’s final prospectus for its IPO including, without limitation, JIH’s analyses and due diligence, and that Janus has the potential to be a market leader and has substantial future growth opportunities, all of which the Board believes has a strong potential to create meaningful stockholder value following the consummation of the Business Combination.

The foregoing discussion of material factors considered by our Board is not intended to be exhaustive but does sets forth the principal factors considered by our Board.

Our Board also considered whether members of our management and Board may have interests in the Business Combination that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under “— Interest of Certain Persons in the Business Combination.” However, our Board concluded that (i) these interests were disclosed in our IPO prospectus and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, (iii) our stockholders will have the opportunity to redeem their public shares in connection with the Business Combination and (iv) shares of our Class B common stock held by our officers, directors and other initial stockholders are subject to transfer restrictions following the Business Combination. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Investor Rights Agreement” and “Description of Securities — Founder Shares” for a description of these transfer restrictions.

Satisfaction of the 80% Test

It is a requirement under our charter and under the NYSE’s Listing Rules that any business we acquire have a fair market value equal to at least 80% of the balance of the funds in the Trust Account held for the benefit of our public stockholders at the time of the execution of a definitive agreement for an initial business combination. Our Board determined, without seeking a valuation from a financial advisor, that subject to and based on the assumptions, matters considered and limitations and qualifications reviewed by the Board, the enterprise value of Midco equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account).

Certain Projected Financial Information

Janus provided the Company with its internally prepared financial projections for each of the years in the four-year projection period ending December 31, 2023. Janus does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. The financial projections were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections were requested by, and disclosed to, the Company for use as a component in its overall evaluation of Janus, and are included in this proxy statement because they were provided to the Board for its evaluation of the Business Combination.

The inclusion of financial projections in this proxy statement should not be regarded as an indication that the Company, our Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement, including investors or holders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the financial projections in making a decision regarding the transaction, as the financial projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Janus’ business, all of which are difficult to predict and many of which are beyond Janus’ and the Company’s control. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Janus’ and the Company’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Janus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement, respectively. As a result, there can be no assurance that the financial projections described below will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

The financial projections included in this proxy statement have been prepared by, and are the responsibility of, Janus’ management. Neither Marcum LLP nor BDO USA, LLP has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying financial projections and accordingly, neither Marcum LLP nor BDO USA, LLP expresses an opinion or any other form of assurance with respect thereto. The Marcum LLP report included in this proxy statement relates to the Company’s previously issued financial statements and the BDO USA, LLP report included in this proxy statement relates to Janus’ previously issued financial statements. Such reports do not extend to the financial projections and should not be read to do so.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared, which was in October 2020. None of Janus’ independent registered accounting firm, the Company’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement because they were made available to the Company and our Board in connection with their review of the proposed Business Combination.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF THE FINANCIAL PROJECTIONS FOR JANUS, THE COMPANY UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The key elements of the projections provided by management of Janus to the Company are summarized in the table below:

($ in millions)	2021E	2022E	2023E
Revenue(1)	$621.8	$684.6	$736.3
Gross Profit	238.8	266.9	292.9
% Margin	38.4%	39.2%	39.8%
Operating Income(2)	121.0	143.9	163.2
% Margin	19.5%	21.0%	22.2%
Adjusted EBITDA(3)	161.9	185.4	205.3
% Margin	26.0%	27.1%	27.9%
Capital Expenditure(4)	10.6	8.1	8.3
% of Sales	1.7%	1.2%	1.1%

(1)	Estimated based on actual reported revenues as determined in accordance with GAAP.
(2)	Calculated as operating profit adjusted to exclude certain unusual or non-recurring items, certain non-cash items and other items that are not indicative of ongoing operations.
(3)

Adjusted EBITDA is calculated as EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) adjusted to exclude certain unusual or non-recurring items, certain non-cash items and other items that are not indicative of ongoing operations. For a historical reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure of Net earnings (loss), please see the section entitled “Management’s Discussion and Analysis.”

(4)	Calculated as the total maintenance and growth capital expenditures.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of our Board in favor of approval of the Business Combination, you should keep in mind that our Board and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	that our Sponsor, officers and directors will hold Parent’s common stock following the Business Combination, subject to lock-up agreements and the Earnout Agreement;

•	that our Sponsor, officers and directors will hold warrants to purchase shares of Parent common stock following the Business Combination;

•

that our Sponsor, officers and certain of our directors paid an aggregate of $10,175,000 for their Founder Shares and private placement warrants and that such securities should have a significantly higher value at the time of the Business Combination and will have little or no value if we do not complete the Business Combination;

•

that our Sponsor, officers and directors have waived their redemption rights with respect to their shares of common stock in connection with the Business Combination, and have waived their redemption and liquidation rights with respect to their Founder Shares if we are unable to complete a business combination by November 13, 2021;

•

if we are unable to complete a business combination by November 13, 2021, our Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or target business has not executed such a waiver;

•

that Roger Fradin and Brian Cook will be members of the board of directors of the Parent after the closing of the Business Combination and, therefore, in the future Mr. Fradin and Mr. Cook may receive any cash fees, stock options or stock awards that the Parent’s board of directors determines to pay to its non-executive directors;

•

that our Chairman of the Board and our Chief Executive Officer have agreed to loan us funds in an amount up to $1,500,000 for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid from the Trust Account if we are unable to complete a business combination by November 13, 2021; and

•	the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Potential Purchases of Public Shares

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, directors, officers and their respective affiliates may purchase our securities on the open market, and may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who have elected or redeem, or indicate an intention to redeem, their shares in connection with the Business Combination. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per share pro rata portion of the Trust Account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Business Combination Proposal. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to us or Janus, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act.

The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved and to decrease the likelihood that holders request redemption of public shares and cause us to be unable to pay the cash consideration in the Business Combination and other amounts required under the Business Combination Agreement.

Total Shares of Parent Common Stock to be Issued in the Business Combination

We anticipate that, upon completion of the Business Combination, assuming that none of our stockholders exercise redemption rights and excluding the potential dilutive effect of the Earnout Shares and exercise of the Parent warrants, an aggregate of 95.0 million shares of Parent common stock will be issued as partial consideration in the Transactions, (1) our existing stockholders and the PIPE Investors will hold in the aggregate approximately 48.6% of Parent’s outstanding common stock (30.2% held by our public stockholders and the Sponsor (of which 25.3% will be held by our public stockholders and 4.9% by the Sponsor based on stock ownership of the Sponsor and public stockholders as of November 16, 2020) and 18.4% held by the PIPE Investors), and the Existing Midco Equityholders will hold 51.4% of Parent’s outstanding common stock. If 13.8 million shares of our Class A common stock are redeemed for cash, which assumes the maximum redemption of our shares taking into account the maximum redemption allowance of 40% of all common stock allowed for redemption as per the Business Combination Agreement and after giving effect to (i) payments to redeeming stockholders, (ii) payment of the Company’s transaction expenses and (iii) payment of up to $14.4 million of transaction expenses, and an aggregate of 108.8 million shares of Parent common stock will be issued as partial consideration in the Business Combination, upon completion of the Business Combination and excluding the potential dilutive effect of the Earnout Shares and exercise of the Parent warrants, our existing stockholders and the PIPE Investors will hold in the aggregate approximately 38.5% of Parent’s outstanding common stock

(20.1% will be held by our public stockholders and the Sponsor (of which 15.2% held by our public stockholders and 4.9% held by the Sponsor based on stock ownership of the Sponsor and public stockholders as of November 16, 2020) and 18.4% held by the PIPE Investors) and the Existing Midco Equityholders will hold approximately 61.5% of Parent’s outstanding common stock. These ownership percentages do not take into account (1) any warrants or options to purchase Parent’s common stock that will be outstanding following the Business Combination, or (2) any equity awards that may be issued under the proposed Omnibus Plan following the Business Combination. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders and Midco and the Blocker Merger Subs will be different. See the sections entitled “Summary — Impact of the Business Combination on Parent’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination as of September 30, 2020, based on our and Janus’ capitalization and financial position as of that date.

Sources and Uses — As of September 30, 2020

	Sources (dollars in millions)
	No Redemptions	Maximum Redemptions(2)	Mean(4)
Rollover Equity(1)	$700,000,000	$838,000,000	$769,000,000
Trust Account	$347,595,310	$208,767,310	$278,181,310
PIPE Investment	$250,000,000	$250,000,000	$250,000,000
Cash from Balance Sheet	$16,129,044	$16,129,044	$16,129,044
Total Sources	$1,313,724,354	$1,312,896,354	$1,313,310,354

	Uses (dollars in millions)
	No Redemptions	Maximum Redemptions(2)	Mean(4)
Rollover Equity(1)	$700,000,000	$838,000,000	$769,000,000
Cash Consideration	$490,000,000	$351,172,000	$420,586,000
Existing Debt Paydown	$64,868,854	$64,868,854	$64,868,854
Estimated Transaction Fees & Expenses(3)	$58,855,500	$58,855,500	$58,855,500
Total Uses	$1,313,724,354	$1,312,896,354	$1,313,310,354

(1)	The value of the rollover equity is based on an assumed $10.00 per share value for our Class A common stock.
(2)

Assumes the redemption of 13.8 million shares of our Class A common stock, which represents the maximum redemption after giving effect to redemptions (taking into account the maximum redemption allowance of 40% of all common stock allowed for redemption as per the Business Combination Agreement), and the proportional reallocation of cash and stock consideration paid to Janus stockholders as per the Business Combination Agreement.

(3)

Includes (i) $12.075 million in deferred underwriting commissions payable to UBS, the underwriter in our IPO; (ii) 31.5 million in fees payable to our financial advisors and creditors; (iii) an estimated $6.4 million in legal fees and expenses; and (iv) approximately $8.9 million of fees, costs and expenses (including regulatory fees, accounting fees, expenses incurred to file, print and mail this proxy statement/prospectus, fees for proxy solicitation services, and other professional fees and miscellaneous expenses) that were incurred in connection with the Business Combination and the other transactions contemplated by the Business Combination Agreement, either by or on our behalf, or by or on behalf of Janus and for which, pursuant to the Business Combination Agreement, we have agreed to reimburse or pay on behalf of Janus upon closing of the Business Combination.

(4)	The mean redemption scenario assumes the redemption of 20%, or 6.6 million shares, and corresponding proportional impact on the allocation of stock and cash consideration paid to Janus stockholders.

Board of Directors of JIH and Parent Following the Business Combination

Upon consummation of the Business Combination, our Board anticipates decreasing its size from five to two members. Each of our incumbent directors, Mitchell Jacobson, Mark Levy and David M. Cote, have advised us that they will resign from our Board upon closing of the Business Combination. Roger Fradin and Brian Cook will serve on the Parent’s board of directors upon closing of the Business Combination. Upon consummation of the Business Combination, Parent’s board of directors will initially consist of up to nine directors, with each director having a term that expires as described herein until the applicable annual meeting of stockholders, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. José Feliciano will serve as the Chairman of the Board. For additional information, see the section entitled “Management Following the Business Combination.”

Name; Headquarters

The name of Parent after the Business Combination will be Janus International Group, Inc. and its headquarters will be located in Temple, Georgia.

Appraisal Rights

There are no appraisal rights available to our holders of Class A common stock in connection with the Business Combination. Holders of Class B common stock of the Company that do not vote in favor of the Business Combination Agreement and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL, have the right to seek appraisal of the fair value of their shares of Class B common stock of the Company, as determined by the Delaware Court of Chancery, if the JIH Merger is completed. The “fair value” of shares of Class B common stock as determined by the Delaware Court of Chancery could be more or less than, or the same as, the value of the consideration that a stockholder would otherwise be entitled to receive under the terms of the Business Combination Agreement.

Pursuant to the Sponsor Voting Agreement, the Sponsor is obligated, among other things, to vote in favor of the voting matters contemplated by the Business Combination Agreement and refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations (“ASC 805”), in accordance with GAAP. Under this method of accounting, JIH will be treated as the “acquired” company and Midco will be considered the accounting acquiror for accounting purposes. The Business Combination will be treated as the equivalent of Midco issuing stock for the net assets of JIH, accompanied by a recapitalization. The net assets of Midco and JIH will be stated at historical cost. No goodwill or intangible assets will be recorded in connection with the Business Combination.

Redemption Rights

Pursuant to our charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our charter. As of September 30, 2020, this would have amounted to approximately $10.06 per public share. If a holder of public shares exercises redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of our Class A common stock and will not own shares of the Parent common stock following completion of the

Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described in this proxy statement/prospectus. For additional information, see the section entitled “Special Meeting of JIH Stockholders — Redemption Rights and Procedures” for the procedures to be followed if you wish to redeem your shares for cash.

It is a condition to closing under the Business Combination Agreement that the maximum redemption allowance of 40% of all common stock to be redeemed in connection with the Business Combination shall not be exceeded. Any redemptions by our public stockholders will decrease the funds in the Trust Account available to us to consummate the Business Combination and related transactions and, under the Business Combination Agreement, will result in a proportional reallocation of cash and stock consideration to be paid to the Existing Midco Equityholders.

Vote Required for Approval

Approval of this Business Combination Proposal is a condition to the completion of the Business Combination. If this Business Combination Proposal is not approved, the Business Combination will not take place. Approval of this Business Combination Proposal is also a condition to the Incentive Plan Proposal.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of our common stock vote “FOR” the Business Combination Proposal.

As of the record date, our initial stockholders have agreed to vote any shares of our common stock owned by them in favor of the Business Combination.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR

STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — APPROVAL OF THE JANUS INTERNATIONAL GROUP, INC. 2021 OMNIBUS INCENTIVE PLAN

Overview

The Company is asking its stockholders to approve and adopt the Janus International Group, Inc. 2021 Omnibus Incentive Plan (which we refer to as the “2021 Plan”). The Board will approve the 2021 Plan prior to the Special Meeting, subject to approval by the Company’s stockholders.

The 2021 Plan will provide for the grant of options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of our service providers with those of our stockholders. The 2021 Plan is described in more detail below. A copy of the 2021 Plan is attached to this prospectus/proxy statement as Annex B.

Summary of the 2021 Plan

This section summarizes material features of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan.

Securities to be Offered

Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the 2021 Plan, a total of                  shares of common stock will initially be reserved for issuance pursuant to awards under the 2021 Plan. A total of                 shares reserved for issuance under the 2021 Plan may be issued pursuant to incentive stock options (“ISOs”). Shares of common stock subject to an award that expires or is canceled, forfeited, exchanged, settled in cash, or otherwise terminated without delivery of shares and shares withheld to pay the exercise price of, or to satisfy the withholding obligations with respect to, an award will again be available for delivery pursuant to other awards under the 2021 Plan. The number of shares available for issuance under the 2021 Plan will not be reduced by shares issued pursuant to awards issued or assumed in connection with a merger or acquisition as contemplated by applicable stock exchange rules.

The total number of shares reserved for issuance under the 2021 Plan will be increased on January 1 of each calendar year during the term of the 2021 Plan, by the lesser of (i)                 % of the total number of shares of common stock or (ii) such smaller number of shares of common stock determined by our Board.

Administration

The 2021 Plan will be administered by our Board, except to the extent our Board elects a committee of directors to administer the 2021 Plan (as applicable, the “Administrator”). The Administrator has broad discretion to administer the 2021 Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted, and the terms and conditions of awards. The Administrator may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the 2021 Plan. To the extent the Administrator is not our Board, our Board will retain the authority to take all actions permitted by the Administrator under the 2021 Plan.

Eligibility

Our employees, consultants, and non-employee directors, and employees, consultants, and non-employee directors of our affiliates, will be eligible to receive awards under the 2021 Plan. Approximately                  individuals will be eligible to receive awards under the 2021 Plan on the basis of their services provided to us or any parent or affiliate, including Janus.

Grants to Non-Employee Directors. The fair value of any awards granted under the 2021 Plan to an outside director as compensation for services on the Board during any one fiscal year, taken together with any cash fees paid or awards granted under any other equity compensation plan to such non-employee director during such

period in respect of the non-employee director’s services as a member of the Board during such year, may not exceed $         , provided that the Administrator may make exceptions to this limit, and provided further that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Types of Awards

Options. We may grant options to eligible persons, except that ISOs may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of an option cannot be less than 100% of the fair market value of a share of common stock on the date on which the option is granted and the option must not be exercisable for longer than 10 years following the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Options granted under the 2021 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or, to the extent addressed in an award agreement, the expiration of a specified period following the optionee’s termination of employment. Each option award agreement will set forth the extent to which the optionee will have the right to exercise the option following the termination of the optionee’s service with us, and the right to exercise the option of any executors or administrators of the optionee’s estate or any person who has acquired such options directly from the optionee by bequest or inheritance. Additionally, the option awards may contain certain restrictive covenants.

Payment of the exercise price may be made in a manner approved by our compensation committee, which may include (i) immediately available funds in U.S. dollars or by certified or bank cashier’s check, (ii) delivery of Class A common stock having a value equal to the exercise price, (iii) a broker assisted cashless exercise, or (iv) any other means approved by the Administrator.

SARs. A stock appreciation right (“SAR”) is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of a share of common stock on the date on which the SAR is granted. The term of a SAR may not exceed 10 years. SARs may be granted in connection with, or independent of, other awards. The Administrator will have the discretion to determine other terms and conditions of an SAR award.

Restricted Share Awards. A restricted share award is a grant of shares of common stock subject to the restrictions on transferability and risk of forfeiture imposed by the Administrator. Unless otherwise determined by the Administrator and specified in the applicable award agreement, the holder of a restricted share award will have rights as a shareholder, including the right to vote the shares of common stock subject to the restricted share award and to receive dividends on the shares of common stock subject to the restricted share award during the restriction period. In the discretion of the Administrator, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted shares with respect to which the distribution was made.

Restricted Share Units (“RSUs”). An RSU is a right to receive cash, shares of common stock, or a combination of cash and shares of common stock at the end of a specified period equal to the fair market value of one share of common stock on the date of vesting. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Administrator.

Share Awards. A share award is a transfer of unrestricted shares of common stock on terms and conditions, if any, determined by the Administrator.

Dividend Equivalents. Dividend equivalents entitle a participant to receive cash, shares of common stock, other awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of common stock. Dividend equivalents may be granted on a free-standing basis or in connection with another award, provided that if dividend equivalents are declared during the period that an award is outstanding, such dividend equivalents will either (i) not be paid or credited with respect to such award or (ii) be paid currently or credited to an account for the participant and subject to the same terms and restrictions (including vesting requirement(s)) as the applicable award. No divided equivalents will be paid on options or SARs.

Other Share-Based Awards. Other share-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of our shares of common stock.

Cash Awards. Cash awards may be granted on a free-standing basis or as an element of, a supplement to, or in lieu of any other award.

Substitute Awards. Awards may be granted in substitution or exchange for any other award granted under the 2021 Plan or under another equity incentive plan or any other right of an eligible person to receive payment from us. Awards may also be granted under the 2021 Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation, or acquisition of another entity by or with us or one of our affiliates.

Certain Transactions

If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger, or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Administrator in the shares subject to an award under the 2021 Plan. The Administrator will also have the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the vesting or exercisability of awards, requiring the surrender of an award, with or without consideration, or making any other adjustment or modification to the award that the Administrator determines is appropriate in light of such transaction.

Clawback

All awards granted under the 2021 Plan will be subject to reduction, cancelation, or recoupment under any written clawback policy that we may adopt and that we determine should apply to awards under the 2021 Plan, in each case, in accordance with applicable law and our policy (whenever adopted).

Plan Amendment and Termination

Our Administrator may amend or terminate any award, award agreement, or the 2021 Plan at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Administrator will not have the authority, without the approval of stockholders, to reprice any outstanding option or share appreciation right. For purposes of the 2021 Plan, “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments resulting from stock splits), (ii) any other action that is treated as a repricing under generally accepted accounting principles, or (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying shares of Class A common stock. The 2021 Plan will remain in effect for a period of 10 years (unless earlier terminated by our Board).

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local, and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Nonqualified Stock Options. If an optionee is granted a nonqualified stock option (“NSO”) under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of a share of common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss depending on how long the shares were held. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options. An optionee receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the optionee should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, depending on how long the shares were held, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the optionee will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss, depending on how long the shares were held. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income on disposition of the shares.

Other Awards. The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: (i) SARs are taxed and deductible in substantially the same manner as NSOs; (ii) restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election within 30 days of the grant of the award); and (iii) RSUs, dividend equivalents, and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the grantee recognizes ordinary income.

New Plan Benefits

The benefits or amounts that may be received or allocated to participants under the 2021 Plan will be determined at the discretion of the Administrator and are not currently determinable. On                , the closing price of the underlying shares of common stock traded on                was $        per share.

Required Vote

The approval of this Janus International Group, Inc. 2021 Omnibus Incentive Plan proposal requires the affirmative vote of a majority of the votes cast by holders of shares of common stock present in person (which includes presence virtually) or by proxy and entitled to vote thereon, voting as a single class.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR

STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the Chairman’s adjournment of the special meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the special meeting to approve the Business Combination Proposal or the Incentive Plan Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the special meeting to approve the Business Combination Proposal or the Incentive Plan Proposal.

Vote Required for Approval

Assuming that a quorum is present at the special meeting, the affirmative vote of a majority of the total votes cast on the Adjournment Proposal is required to approve the Adjournment Proposal. Accordingly, neither a stockholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR

STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations for public stockholders and holders of JIH warrants related to (i) electing to have their Company common stock redeemed for cash if the Business Combination is completed, (ii) the Business Combination, and (iii) the ownership and disposition of Parent common stock and Parent warrants after the Business Combination. This discussion applies only to investors that hold shares of our common stock or warrants, or shares of Parent common stock or Parent warrants, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is general in nature and does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	financial institutions;

•	controlled foreign corporations or passive foreign investment companies;

•	persons liable for alternative minimum tax;

•	persons that hold or received our common stock or warrants pursuant to the exercise of any employee stock option or otherwise as compensation;

•	individual retirement and other tax-deferred accounts;

•	mutual funds or pension plans;

•	trusts and estates;

•	U.S. expatriates, investors subject to the U.S. “inversion” rules, and Non-U.S. holders (as defined below, and except as otherwise discussed below);

•	insurance companies, real estate investment trusts, or regulated investment companies;

•	dealers in securities;

•	traders in securities subject to a mark-to-market method of accounting with respect to shares of our common stock or warrants, or shares of Parent common stock or Parent warrants;

•	persons holding our common stock or warrants, or Parent common stock or Parent warrants, as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	persons that actually or constructively hold or have held more than five percent (5%) of our common stock;

•	the Sponsor and its affiliates or our officers or directors;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of a partnership, S corporation or other pass-through entity;

•	tax-exempt entities;

•	governmental organizations and “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•

persons subject to special tax accounting rules as a result of any item of income relating to our common stock or warrants, or Parent common stock or Parent warrants, being taken into account in an applicable financial statement.

If you are a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes), the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which may affect the tax consequences described herein. None of the Company, CCG, Parent or their respective affiliates has requested, or intends to request, any rulings from the IRS regarding any of the tax consequences described herein. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Redemption of our Common Stock. In the event that a holder’s shares of our common stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of JIH Stockholders  —  Redemption Rights and Procedures,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of our common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of our common stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.” If the redemption does not qualify as a sale of shares of our common stock, public stockholders will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.”

Whether a redemption of our common stock qualifies for sale treatment will depend largely on the total number of shares of our common stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder before the redemption as a result of directly or constructively owned warrants and, after the redemption, as a result of directly or constructively owned Parent common stock or Parent warrants acquired pursuant to the Business Combination) relative to all of our common stock outstanding both before and after the redemption. The redemption of our common stock generally will be treated as a sale of our common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests results in a redemption qualifying for sale treatment, a holder takes into account not only our common stock actually owned by the holder, but also our common stock that is constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include common stock that could be acquired pursuant to the exercise of JIH warrants. Moreover, any Parent common stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of our common stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s interest if either (i) all of our common stock actually and constructively owned by the holder is redeemed or (ii) all of our common stock actually owned by the holder is redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of our common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the redemption of shares of our common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax effects to a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in JIH warrants or possibly in other stock constructively owned by it.

A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our common stock or warrants, or Parent common stock or Parent warrants, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) that have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

Tax Consequences of the Business Combination to Public Stockholders. Subject to the limitations set forth above under “Material U.S. Federal Income Tax Considerations,” the discussion in this section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination to Public Stockholders” constitutes the opinion of Kirkland & Ellis LLP as to the material U.S. federal income tax consequences of the Business Combination to U.S. holders of our common stock that exchange our common stock for Parent common stock pursuant to the JIH Merger. The Business Combination transactions should qualify as a tax-deferred transaction under Section 351 of the Code. However, there is no authority directly on point with respect to a transaction involving the same facts. In addition, neither the obligation of the Company nor the obligation of CCG to complete the Business Combination is conditioned upon the receipt of an opinion from its counsel confirming whether the Business Combination will so qualify. Moreover, none of the Company, CCG, Parent or their respective affiliates has requested, or intends to request, a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. As such, there can be no assurance that the IRS will not successfully challenge this position.

Subject to the discussion below, if the Business Combination transactions qualify as a tax-deferred transaction under Section 351 of the Code, no gain or loss would be recognized by the public stockholders that exchange our common stock solely for Parent common stock pursuant to the JIH Merger. Accordingly, the adjusted tax basis of the shares of Parent common stock received by such a public stockholder in the JIH Merger would be the same as the adjusted tax basis of our common stock surrendered in exchange therefor. In addition, the holding period of the shares of Parent common stock received in the JIH Merger by such a public stockholder would include the period during which the surrendered shares of our common stock were held on the date of the JIH Merger. Every “significant transferor” pursuant to the exchange must include a statement on or with such transferor’s income tax return for the taxable year of the exchange. For this purpose, a significant transferor is generally a person that transferred property to a corporation and received stock of the transferee corporation if, immediately after the exchange, such person (i) owns at least five percent (5%) (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is publicly traded, or (ii) owned at least one percent (1%) (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is not publicly traded. It is expected that the Parent common stock will be publicly traded for this purpose.

If the Business Combination does not qualify as a tax-deferred transaction under Section 351 of the Code (and the JIH Merger does not qualify as a tax-deferred reorganization under Section 368 of the Code), then a U.S. holder of our common stock that exchanges such common stock solely for Parent common stock pursuant to the JIH Merger generally would be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value of the Parent common stock received by such U.S. holder in the JIH Merger and (ii) such U.S. holder’s adjusted tax basis in our common stock exchanged. A U.S. holder would have an aggregate tax basis in any Parent common stock received in the JIH Merger that is equal to the fair market value of such Parent common stock as of the effective date of the JIH Merger, and the holding period of such Parent common stock would begin on the day following the JIH Merger.

Tax Consequences of the Business Combination to JIH Warrant Holders. The warrants are currently exercisable for one share each of our common stock and will be exchanged in the JIH Merger for Parent warrants exercisable for one share each of Parent common stock following the Business Combination. Subject to the limitations set forth above under “Material U.S. Federal Income Tax Considerations,” the discussion in this section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination to JIH Warrant Holders” constitutes the opinion of Kirkland & Ellis LLP as to the material U.S. federal income tax consequences of the Business Combination to U.S. holders of JIH warrants that exchange such warrants for Parent warrants pursuant to the JIH Merger. It is at least more likely than not that the JIH Merger qualifies as a tax-deferred reorganization under Section 368 of the Code. However, there is no authority directly on point with respect to a transaction involving the same facts. The requirements for qualification of the JIH Merger as a tax-deferred reorganization under Section 368 of the Code are more stringent in certain respects than the requirements for qualification as a tax-deferred transaction under Section 351 of the Code, and there can be no assurance that the IRS will not successfully challenge the qualification of the JIH Merger under Section 368 of the Code. In addition, neither the obligation of the Company nor the obligation of CCG to complete the Business Combination is conditioned upon the receipt of an opinion from its counsel confirming whether the JIH Merger will so qualify. Moreover, none of the Company, CCG, Parent or their respective affiliates has requested, or intends to request, a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. As such, there can be no assurance that the IRS will not successfully challenge this position.

If the JIH Merger qualifies as a tax-deferred reorganization under Section 368 of the Code, a holder of JIH warrants would not recognize any gain or loss on the exchange of JIH warrants for Parent warrants pursuant to the JIH Merger and such holder’s basis in the Parent warrants received would be equal to the holder’s basis in its warrants exchanged. In addition, the holding period of the Parent warrants received in the JIH Merger by such holder would include the period during which the surrendered warrants were held on the date of the JIH Merger.

If the JIH Merger does not qualify as a tax-deferred reorganization under Section 368 of the Code, a warrant holder that does not also own our common stock generally would recognize gain or loss in an amount equal to the difference between the fair market value of the Parent warrants received and such holder’s tax basis in the warrants exchanged. If the JIH Merger does not so qualify (but the Business Combination transactions qualify as a tax-deferred transaction under Section 351 of the Code), a warrant holder holding our common stock generally would recognize gain, but not loss, equal to the lesser of (i) such stockholder’s “realized gain” from the exchange (generally the excess of the sum of the fair market value of the Parent common stock and Parent warrants received over such stockholder’s aggregate tax basis in our common stock and warrants exchanged therefor), and (ii) the fair market value of the Parent warrants received. Any such gain would generally be long-term capital gain if the holder’s holding period for our common stock and warrants (or just warrants as the case may be) was more than one year at the time of the JIH Merger, and the holder’s holding period in the Parent warrants would begin on the day following the exchange. In that case, the holder’s tax basis in the Parent warrants received in the exchange would be equal to the fair market value of such Parent warrants at the time of the JIH Merger.

Taxation of Distributions. If our redemption of a U.S. holder’s shares of our common stock is treated as a distribution, as discussed above under the section entitled “Redemption of our Common Stock,” and in the event of any future distributions with respect to Parent common stock (or deemed distributions), such distributions generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our (or Parent’s, as the case may be) current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock or Parent common stock, as applicable. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock or Parent common stock, as applicable, and will be treated as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.”

Dividends paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to our common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants. If our redemption of a U.S. holder’s shares of our common stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “Redemption of our Common Stock,” and in the event of any future sale or other taxable disposition of Parent common stock or Parent warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of our common stock redeemed or shares of Parent common stock or Parent warrants sold or exchanged. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for our common stock, Parent common stock or Parent warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to our common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in our common stock, Parent common stock or Parent warrants so disposed of. A U.S. holder’s adjusted tax basis in our common stock, Parent common stock, or Parent warrants generally will equal the U.S. holder’s acquisition cost less any prior distributions paid (or deemed paid) to such U.S. holder treated as a return of capital.

Exercise or Lapse of a Parent Warrant. Except as discussed below with respect to the cashless exercise of a Parent warrant, a U.S. holder will not recognize taxable gain or loss on the acquisition of Parent common stock upon exercise of a Parent warrant for cash. The U.S. holder’s tax basis in the share of Parent common stock received upon exercise of the Parent warrant will be an amount equal to the sum of the U.S. holder’s initial investment in the Parent warrant and the exercise price. The U.S. holder’s holding period for the Parent common stock received upon exercise of the Parent warrant will begin on the day following the date of exercise (or possibly the date of exercise) of the Parent warrant and will not include the period during which the U.S. holder held the Parent warrant. Subject to certain exceptions, if a Parent warrant is allowed to lapse unexercised, a U.S. holder will realize a capital loss equal to such U.S. holder’s tax basis in the Parent warrant. Such loss will be long-term if the U.S. holder’s holding period for the Parent warrant exceeds one year.

The tax consequences of a cashless exercise of a Parent warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s tax basis in the Parent common stock received would equal the U.S. holder’s tax basis in the Parent warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Parent common stock would be treated as commencing on the day following the date of exercise (or possibly the date of exercise) of the Parent warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Parent common stock would include the holder’s holding period for the Parent warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants having a value equal to the exercise price for the total number of Parent warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Parent warrants deemed surrendered and the U.S. Holder’s tax basis in the Parent warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Parent common stock received would equal the sum of the U.S. Holder’s tax basis in the Parent warrants exercised, and the exercise price of such Parent warrants. A U.S. Holder’s holding period for the Parent common stock would commence on the day following the date of exercise (or possibly the date of exercise) of the Parent warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Adjustment to Exercise Price. Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares of Parent common stock to be issued upon the exercise of a warrant or to the warrant’s exercise price, a U.S. holder may be deemed to have received a constructive distribution with respect to the Parent warrant, which could result in adverse consequences for the U.S. holder, including the inclusion of dividend income. These rules governing constructive distributions are complex and U.S. holders should consult their tax advisors on the tax consequences any such constructive distribution.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our common stock or warrants, or Parent common stock or Parent warrants, that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder.

Tax Consequences of the Business Combination. Subject to the limitations set forth above under “Material U.S. Federal Income Tax Considerations,” the discussion in this section entitled “Material U.S. Federal Income

Tax Considerations — Non-U.S. Holders — Tax Consequences of the Business Combination” constitutes the opinion of Kirkland & Ellis LLP as to the material U.S. federal income tax consequences of the Business Combination to Non-U.S. holders of our common stock that exchange our common stock for Parent common stock pursuant to the JIH Merger.

As described above under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination to Public Stockholders,” the Business Combination should qualify as a tax-deferred transaction under Section 351 of the Code. However, there is no authority directly on point with respect to a transaction involving the same facts. In addition, neither the obligation of the Company nor the obligation of CCG to complete the Business Combination is conditioned upon the receipt of an opinion from its counsel confirming whether the Business Combination will so qualify. Moreover, none of the Company, CCG, Parent or their respective affiliates has requested, or intends to request, a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. As such, there can be no assurance that the IRS will not successfully challenge this position.

If the Business Combination transactions qualify as a tax-deferred transaction under Section 351 of the Code, no gain or loss would be recognized by Non-U.S. holders that exchange our common stock solely for Parent common stock pursuant to the JIH Merger. Otherwise, gain recognition may be required generally as discussed below under the section entitled “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.” As described above under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination to JIH Warrant Holders,” it is at least more likely than not that the JIH Merger qualifies as a tax-deferred reorganization under Section 368 of the Code. However, there is no authority directly on point with respect to a transaction involving the same facts. If the exchange so qualifies, a Non-U.S. holder generally would not recognize any gain or loss on the exchange of warrants. If the exchange does not so qualify, a Non-U.S. holder generally would recognize gain in the manner described under the section entitled “U.S. Holders — Tax Consequences of the Business Combination to JIH Warrant Holders,” and the tax consequences with respect to such gain recognition generally would follow those described under the section entitled “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.”

Taxation of Distributions. If our redemption of a Non-U.S. holder’s shares of our common stock is treated as a distribution, as discussed above under the section entitled “Redemption of our Common Stock,” and in the event of any future distributions with respect to Parent common stock (or any constructive distributions, as described under “U.S. Holders — Adjustment to Exercise Price”), to the extent paid out of our (or Parent’s, as the case may be) current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will generally constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will generally be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock or Parent common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of our common stock or Parent common stock, which will be treated as described below under the section entitled “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.”

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States(and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants. If our redemption of a Non-U.S. holder’s shares of our common stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “Redemption of our Common Stock,” and in the event of any future sale or other taxable disposition of Parent common stock or Parent warrants, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, Parent common stock or Parent warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock or Parent common stock; or

•

the Non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year in which the redemption takes place and certain other conditions are met, in which case the Non-U.S. holder will be subject to a thirty percent (30%) tax on the individual’s net capital gain for the year.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower applicable treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder, subject to certain exceptions in the case of interests that are regularly traded on an established securities market, on the sale, taxable exchange or other taxable disposition of shares of our common stock, Parent common stock or Parent warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock (we would be treated as a buyer with respect to a redemption of our common stock), Parent common stock or Parent warrants may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. The Company does not believe that it has been, or that Parent will be, a “United States real property holding corporation” for U.S. federal income tax purposes but there can no assurance in this regard.

Exercise or Lapse of a Warrant. The U.S. federal income tax characterization of a Non-U.S. holder’s exercise or lapse of a warrant will correspond to the U.S. federal income tax characterization of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. Holders.” However, capital losses recognized by a Non-U.S. holder on lapse of a warrant will be taken into account for U.S. income tax purposes only for purposes of calculating net capital gain described in the third bullet above under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.”

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments resulting from our redemption of shares of our common stock, future sales, taxable exchanges, or other taxable dispositions of shares of Parent common stock or Parent warrants, or the payment of dividends. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

All Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding rules to them.

FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock or otherwise) on our common stock, Parent common stock or Parent warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under the applicable Treasury regulations and administrative guidance, the withholding provisions described above are in effect with respect to actual or deemed payments of dividends. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on dividends paid or deemed paid on our common stock, Parent common stock or Parent warrants.

INFORMATION ABOUT JIH

Introduction

JIH is a blank check company incorporated in Delaware on August 12, 2019, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Based on its business activities, JIH is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. Although JIH is not limited to a particular industry or geographic region for purposes of consummating a business combination, JIH has focused its search for an initial business combination on companies within the consumer industry. JIH has not commenced any operations nor generated any revenue to date. JIH generates non-operating income in the form of interest income from the proceeds derived from the IPO.

IPO

The registration statement for the IPO was declared effective on November 7, 2019. On November 13, 2019, we consummated the IPO of 34,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “public shares”), including 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.00 million, and incurring offering costs of approximately $19.58 million, inclusive of approximately $12.075 million in deferred underwriting commissions.

Simultaneously with the closing of the IPO, we consummated the private placement of 10,150,000 private placement warrants at a price of $1.00 per placement warrant in a private placement to the Sponsor, generating proceeds of $10.15 million. Upon the closing of the IPO and the private placement, $345.00 million ($10.00 per Unit) of the net proceeds of the IPO and certain of the proceeds of the private placement was placed in a Trust Account, located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account.

Fair Market Value of Target Business

The NYSE rules require that JIH’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of it signing a definitive agreement in connection with an initial business combination. The Board determined that this test was met in connection with the Business Combination as described in the section titled “The Business Combination” in this proxy statement/prospectus.

Redemption Rights

We will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding shares of Class A common stock, subject to certain limitations. The amount in the Trust Account is anticipated to be approximately $10.00 per public share. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares.

You will be entitled to receive cash for any shares of Class A common stock to be redeemed only if you:

(i)

(a) hold Class A common stock, or (b) hold JIH units and you elect to separate your units into the underlying shares of Class A common stock and public warrants prior to exercising your redemption rights with respect to the Class A common stock; and

(ii)

prior to                , Eastern Time, on                , 2021 (two Business Days prior to the vote at the special meeting), (a) submit a written request to the Transfer Agent that we redeem your shares of Class A common stock for cash and (b) deliver your shares of Class A common stock to the Transfer Agent, physically or electronically through DTC.

As noted above, holders of JIH units must elect to separate the underlying Class A common stock and public warrants prior to exercising redemption rights with respect to the Class A common stock. If holders hold their JIH units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the JIH units into the underlying Class A common stock and public warrants, or if a holder holds JIH units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their Class A common stock even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Class A common stock will not be redeemed for cash. If the Business Combination is consummated and a public stockholder properly exercises its right to redeem its Class A common stock and timely delivers its shares to the Transfer Agent, we will redeem each share of Class A common stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding shares of Class A common stock. For illustrative purposes, as of September 30, 2020, this would have amounted to approximately $10.06 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed Class A common stock for cash and will no longer own such shares. Any request to redeem Class A common stock, once made, may be withdrawn at any time until the deadline for requesting to exercise redemption rights requests and thereafter, with our consent, until the closing. Furthermore, if a holder of Class A common stock delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that JIH instruct our Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for requesting to exercise redemption rights.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its shares of Class A common stock with respect to more than an aggregate of 15% of the shares of Class A common stock, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the shares of Class A common stock, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Each redemption of shares of Class A common stock by public stockholders will decrease the amount in the Trust Account, which held total assets of approximately $347.6 million as of September 30, 2020, which JIH intends to use for the purposes of consummating the Business Combination within the time period described in this proxy statement/prospectus and to pay deferred underwriting commissions to the underwriter of the IPO. JIH will not consummate the Business Combination if the redemption of Public Shares would result in JIH’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (or any successor rule)) of less than $5,000,001.

In order for public stockholders to exercise their redemption rights in respect of the Business Combination Proposal, public stockholders must properly exercise their redemption rights no later than the close of the vote on the Business Combination Proposal and deliver their shares of Class A common stock (either physically or electronically) to the Transfer Agent prior to                 , Eastern Time, on                 , 2021 (two business days prior to the vote at the special meeting). Immediately following the consummation of the Business Combination, the Company will satisfy the exercise of redemption rights by redeeming the shares of Class A common stock issued to the public stockholders that validly exercised their redemption rights.

If the Business Combination is not consummated, shares submitted for redemption will not be redeemed for cash.

Holders of public warrants will not have redemption rights with respect to the warrants.

Voting Restrictions in Connection with Stockholder Meeting

Pursuant to the Letter Agreement, the Sponsor, officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our Business Combination within 24 months from the closing of the IPO. However, if the Sponsor, officers or directors acquire shares of Class A common stock, they will be entitled to liquidating distributions from the Trust Account with respect to such Class A common stock if we fail to complete the Business Combination within the allotted 24-month time period. As of the date hereof, the Sponsor, officers and directors own approximately 20% of the total outstanding shares of Company common stock.

Liquidation if No Business Combination

The Existing Certificate of Incorporation provides that we will have only 24 months from the closing of the IPO to complete the Business Combination. If we are unable to complete the Business Combination within such 24-month period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the public shares, at a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board in accordance with applicable law, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to public warrants, which will expire worthless if we fail to complete the Business Combination within the 24-month time period.

Pursuant to the Letter Agreement, the Sponsor, officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete the Business Combination within 24 months from the closing of the IPO. However, if our initial stockholders acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete the Business Combination within the allotted 24-month time period.

Also pursuant to the Letter Agreement, the Sponsor, officers and directors have agreed that they will not propose any amendment to the Existing Certificate of Incorporation (i) to modify the substance or timing of our obligation to provide holders of our Class A common stock the right to have their shares redeemed or to redeem 100% of our public shares if we do not complete the Business Combination within 24 months from the closing of the IPO or (ii) with respect to any other provision relating to the rights of holders of our Class A common stock, unless we provide our public stockholders with the opportunity to redeem their shares of Class A common stock upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes divided by the number of then outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the Business Combination (so that we are not subject to the SEC’s “penny stock” rules).

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $2.2 million of proceeds held outside the Trust Account (as of September 30, 2020), although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request Continental Stock Transfer & Trust Company, acting as trustee, to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. We have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $2.0 million from the proceeds of the IPO with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors. In the event that our offering expenses exceed our estimate of $1.0 million, we may fund such excess with funds from the funds not to be held in the Trust Account. In such case, the amount of funds we intend to be held outside the Trust Account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $1.0 million, the amount of funds we intend to be held outside the Trust Account would increase by a corresponding amount.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our business combination within 24 months from the closing of the IPO may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete the Business Combination within 24 months from the closing of the IPO, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete the Business Combination within 24 months from the closing of the IPO, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following our 24th month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers (other than our independent registered public accounting firm, prospective target businesses or other entities) with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only in the event of the redemption of our public shares if we do not complete the Business Combination within 24 months from the closing of the IPO or if they redeem their prospective shares for cash upon the completion of the Business Combination within 24 months from the closing of the IPO. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with the Business Combination, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above.

Facilities

Our executive offices are located at 14 Fairmount Avenue, Chatham, New Jersey 07928 and our telephone number is (973) 507-0359. Our executive offices are provided to us by our Sponsor. Commencing on the date our securities were first listed on the NYSE, we have agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. We consider our current office space adequate for our current operations.

Employees

We currently have two officers. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination.

Directors and Executive Officers

The below lists JIH’s officers and directors as of February 8, 2021. Concurrently with the consummation of the Business Combination, JIH’s officers and directors, other than Roger Fradin and Brian Cook (each of whom will be a director of Parent following the Business Combination) will resign from their respective positions at JIH:

Name	Age	Position
Roger Fradin	67	Chairman
Brian Cook	49	Chief Executive Officer, Chief Financial Officer and Director
Mitchell Jacobson	69	Director
Mark Levy	72	Director
David M. Cote	68	Director

Roger Fradin serves as JIH’s Chairman. Mr. Fradin has over 40 years of experience acquiring, building, and leading a diverse set of industrial businesses. Mr. Fradin began his career at Pittway Corporation where he held a variety of roles of increasing responsibility, including President and Chief Executive Officer of the Security and Fire Solutions segment, and helped lead an entrepreneurial team which transformed Pittway into a $2 billion world leader in electronic security and fire systems. In 2000, Pittway was acquired by Honeywell International Inc. (NYSE: HON), or Honeywell. Shortly thereafter, Mr. Fradin assumed the role of President and Chief Executive Officer of Honeywell Automation and Control Solutions, or ACS. In this role, Mr. Fradin transformed ACS from a business with $7 billion in sales in 2003 focused predominantly on the U.S. market to a $17 billion in sales (as of 2014) global business leader in the development and manufacture of environmental controls, life safety products, and building and process solutions. From 2000 to 2017, Mr. Fradin oversaw, directed, and integrated the acquisition of 60 companies at Honeywell, aggregating billions of dollars in deal value. Mr. Fradin’s strategy and execution for ACS helped create more than $85 billion of value to Honeywell’s shareholders. During his tenure at Honeywell, Mr. Fradin also served as Vice Chairman of Honeywell where he was responsible for acquisition strategy for all of Honeywell. After retiring from Honeywell, Mr. Fradin was named Chairman of Resideo Technologies, Inc. (NYSE: REZI), or Resideo, a leading provider of home comfort and security solutions. At Resideo, Mr. Fradin recruited the Chief Executive Officer, senior management team, and Board of Directors as well as installed all public company board processes and procedures. In addition to Resideo, Mr. Fradin currently sits on the boards of L3Harris Technologies Inc. (NYSE: LHX) and Vertiv Group Corp. (NYSE: VTV). Mr. Fradin also currently serves as Advisor to MSC Industrial Direct Co., Inc. (NYSE: MSM), or MSC, and as Chairman of Victory Innovation, a Carlyle Group company. Mr. Fradin formerly served on the boards of Pitney Bowes Inc. (NYSE: PBI) and GS Acquisition Holdings Corp. (NYSE: GSAH) and several of The Carlyle Group’s, or Carlyle, portfolio companies in his capacity as a Carlyle Operating Executive. Mr. Fradin holds a B.S. and M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Fradin’s significant expertise in business strategy and corporate finance and management experience makes him well qualified to serve as a director.

Brian Cook serves as JIH’s Chief Executive Officer, Chief Financial Officer and Director. Mr. Cook has over 20 years of experience within mergers and acquisitions, business development, and strategic planning across a wide range of industries. Mr. Cook began his career at PricewaterhouseCoopers (“PwC”), where he was responsible for providing business and financial due diligence and transaction structuring services to financial sponsor and corporate clients on a global basis. While at PwC, Mr. Cook’s transaction experience included Viacom’s acquisition of CBS, Ingersoll-Rand’s disposal of Ingersoll-Dresser Pump and Ford Motor Company’s acquisition of the Volvo Car Corporation. Following his tenure at PwC, Mr. Cook served as Vice President of Corporate Development and subsequently Global Head of M&A at Honeywell, in which he oversaw a global team of approximately 25 people. Over the course of his 17 years at Honeywell, Mr. Cook aided or led the execution of over 60 buy- and sell-side transactions, most of which were attributable to the ACS segment in which he partnered directly with Mr. Fradin. These transactions included the acquisitions of Novar plc, Norcross Safety Products and Intelligrated, among others. During 2018, Mr. Cook led the execution of the tax-free spinoffs of Honeywell’s Home Automation (Resideo) and Turbochargers (Garrett Motion) businesses. Mr. Cook’s transaction experience includes public and private transactions across a variety of end markets and product categories. Mr. Cook holds a B.S. from University of Rhode Island. Mr. Cook’s significant expertise in business strategy and corporate finance and management experience makes him well qualified to serves as a director.

Mitchell Jacobson serves as a member of JIH’s Board. Mr. Jacobson began his career in 1976 at MSC Industrial Direct (“MSC”) (NYSE: MSM), a premier distributor of MRO products and services to industrial customers throughout North America. In 1995, Mr. Jacobson was appointed to President and Chief Executive Officer of MSC and served as President until 2003 and Chief Executive Officer until 2005. Mr. Jacobson became Chairman of the Board of MSC in 1998 and transitioned to Non-Executive Chairman in 2013. Mr. Jacobson has served as a director of Ambrosia Holdings, L.P. (the holding company of TriMark USA, the country’s largest provider of equipment, supplies, and design services to the foodservices industry) since 2017 and previously served as a director of HD Supply Holdings, Inc. (NASDAQ: HDS) from 2007 to 2013. Mr. Jacobson is currently a member of the Board of Trustees for New York Presbyterian Hospital, as well as the hospital’s Investment and Patient Experience committees. Mr. Jacobson also serves as a Trustee for New York University School of Law. Mr. Jacobson is a graduate of Brandeis University and the New York University School of Law. Mr. Jacobson’s business strategy expertise makes him well qualified to serve as a director.

Mark Levy serves as a member of JIH’s Board. Mr. Levy has over 20 years of experience within the industrials sector. From 2000 to 2014, Mr. Levy served as President and Chief Executive Officer of Honeywell’s Life Safety division where he led the transformation of the business into a global leader in commercial fire alarm systems, gas detection, and industrial-grade personal protection equipment. Additionally, during his tenure, Mr. Levy spearheaded 26 acquisitions, growing sales from $350 million to $3.9 billion. Mr. Levy started his career at Fire-Lite Alarms, a fire alarm business in Connecticut, which he grew to $50 million before selling to Pittway Corporation, and then subsequently grew to $350 million before selling to Honeywell. Mr. Levy remained president of Fire-Lite Alarms and in 1987 was additionally named president of NOTIFIER, also acquired by Pittway. Mr. Levy previously served on the Board of Directors of the University of New Haven and as Chairman of the Board of Directors of Easter Seals/Goodwill Industries in Connecticut. Mr. Levy currently serves as a member of the Board of Directors at Quexco, Inc., Eco-Bat Technologies, Sciens Building Solutions

and Laticrete International. Mr. Levy also currently serves as Co-Chairman of the Board of Directors at Potter Electric Signal Co. Mr. Levy holds a B.S. in Business Administration from the University of Denver and an honorary Doctor of Business from the University of New Haven. Mr. Levy’s significant expertise in building businesses and corporate finance experience makes him well qualified to serve as a director.

David M. Cote serves as a member of JIH’s Board and was appointed in March 2020. Mr. Cote currently serves as the Executive Chairman of Vertiv Holdings Co (formerly known as GS Acquisition Holdings Corp). From April 2018 until February 2020, Mr. Cote served as Chief Executive Officer, President and Secretary and Chairman of the Board of Directors of GS Acquisition Holdings Corp. Mr. Cote served as Chairman and Chief Executive Officer of Honeywell from July 2002 to March 2017. Most recently, Mr. Cote was Executive Chairman of the Board of Honeywell until April 23, 2018. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as TRW’s President and Chief Executive Officer and from November 1999 to January 2001 he served as its President and Chief Operating Officer. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. Mr. Cote was a director of the Federal Reserve Bank of New York from March 2014 to March 2018. He previously served as a director of JPMorgan Chase & Co. from July 2007 to July 2013. Mr. Cote earned a bachelor’s degree in business administration from the University of New Hampshire. Mr. Cote’s significant expertise in building businesses and corporate finance experience makes him well qualified to serve as a director.

Number and Terms of Office of Officers and Directors

The Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to JIH’s first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Mitchell Jacobson, will expire at JIH’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mark Levy and David M. Cote, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Roger Fradin and Brian Cook, will expire at the third annual meeting of stockholders. JIH may not hold an annual meeting of stockholders until after the consummation of the Business Combination.

Prior to the completion of the Business Combination, any vacancy on the Board may be filled by a nominee chosen by holders of a majority of the Founder Shares. In addition, prior to the completion of the Business Combination, holders of a majority of the Founder Shares may remove a member of the Board for any reason.

JIH’s officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. The Board is authorized to appoint persons to the offices set forth in the Existing Bylaws as it deems appropriate. The Existing Bylaws provide that JIH’s officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the Board.

At the closing, JIH, the Sponsor and the other parties to the Sponsor Letter Agreement will enter into the Sponsor Registration and Stockholders Rights Amendment governing the rights of the Parent’s board of directors. Please see the section entitled “Management Following the Business Combination.”

At the closing, JIH, the Sponsor and the other parties to the Sponsor Letter Agreement will enter into the Sponsor Registration and Stockholders Rights Amendment. Pursuant to the Sponsor Registration and Stockholders Rights Amendment, among other things, the Existing Midco Equityholders agree to vote all securities of Parent that may be voted in the election of Parent’s directors in accordance with the provisions of the Sponsor Registration and Stockholders Rights Amendment. At the closing, the Parent’s board of directors will initially consist of nine directors divided into three classes and one board observer. Pursuant to the Investor Rights Agreement, in the event that a director seat on Parent’s board of directors that was previously filled by CCG or Sponsor becomes vacant, CCG or Sponsor, as applicable, will have the right to designate a replacement nominees for appointment to Parent’s board of directors to fill such vacancies.

Initially, CCG will have the right to nominate four directors to Parent’s board of directors and CCG has agreed to vote for each of those nominees at each meeting of stockholders called for the purpose of electing directors. Additionally, Sponsor has the right to nominate two directors to Parent’s initial board of directors. Pursuant to the Investor Rights Agreement, the remaining three seats on Parent’s initial board of directors will be filled by Ramey Jackson,                  and                 .

Pursuant to the Investor Rights Agreement, on and after the Closing Date, CCG, together with its affiliates, will have the right, but not the obligation, to nominate directors to Parent’s board of directors as follows: (i) four directors so long as CCG, together with its affiliates, beneficially owns at least 40% of the then outstanding shares of Parent common stock; (ii) three directors so long as so long as CCG, together with its affiliates, beneficially owns at least 30% of the then outstanding shares of Parent common stock; (iii) two directors so long as CCG, together with its affiliates, beneficially owns at least 20% of the then outstanding shares of Parent common stock; (iv) one director so long as CCG, together with its affiliates, beneficially owns at least 10% of the then outstanding shares of Parent common stock. If, after the Closing Date, CCG, together with its affiliates, beneficially owns less than 10% of the then outstanding shares of Parent common stock, CCG will no longer have any rights to nominate any directors to Parent’s board of directors but will maintain its right to appoint one observer to Parent’s board of directors until CCG no longer beneficially owns at least 5% of the then outstanding shares of Parent’s common stock.

Currently, JIH’s officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. The Board is authorized to appoint persons to the offices set forth in JIH’s Existing Bylaws as it deems appropriate. The Existing Bylaws provide that JIH’s officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the Board.

Director Independence

NYSE listing standards require that a majority of JIH’s Board be independent. An “independent director” is defined generally as a person that, in the opinion of the board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board has determined that Mark Levy, David M. Cote and Mitchell Jacobson are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. NYSE listing standards require that a majority of the Board be independent. JIH independent directors have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of JIH’s executive officers or directors have received any cash compensation for services rendered to JIH. Since the consummation of the IPO and until the earlier of the consummation of the Business Combination and JIH’s liquidation, JIH will pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. In addition, the Sponsor, executive officers and directors, and any of their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities conducted on JIH’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. JIH’s audit committee reviews all payments that were made to the Sponsor, officers or directors, or their affiliates on a quarterly basis. Any such payments prior to the Business Combination are made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, JIH does not have any additional controls in place governing JIH’s reimbursement payments to JIH’s directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating the Business Combination. Other than these payments and reimbursements, no compensation or any kind, including finder’s and consulting fees, is paid by JIH to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of the Business Combination.

After the completion of the Business Combination, directors or members of its management team who remain with Parent may be paid consulting or management fees from Parent. For more information on post-combination company executive compensation, see the section entitled “Information About JIH — Officer and Director Compensation.” JIH has not established any limit on the amount of such fees that may be paid by Parent to JIH’s directors or members of management. It is unlikely the amount of such compensation will be known at the time of the Business Combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to JIH’s executive officers will be determined, or recommended to the Board for determination, by a compensation committee constituted solely of independent directors or a majority of the independent directors on the Board.

We do not intend to take any action to ensure that members of JIH’s management team maintain their positions with us after the consummation of the Business Combination, although it is possible that some or all of JIH’s officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. JIH is not party to any agreements with JIH’s officers and directors that provide for benefits upon termination of employment or service.

Committees of the Board of Directors

The Board has three standing committees: an audit committee, a compensation committee and the nominating committee. Subject to phase-in rules and a limited exception, the NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and the NYSE rules require that the compensation committee and the nominating committee of a listed company each be composed solely of independent directors.

Audit Committee

Mark Levy, Mitchell Jacobson and David M. Cote serve as members of JIH’s audit committee, and Mark Levy serves as chairman of the audit committee. Under the NYSE listing standards and applicable SEC rules, all the directors on the audit committee must be independent. The Board has determined that each of Mark Levy, Mitchell Jacobson and David M. Cote are independent.

Each member of the audit committee is financially literate and JIH’s Board has determined that Mark Levy qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

JIH has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by JIH;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by JIH, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to JIH entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and JIH’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board (“FASB”), the SEC or other regulatory authorities.

Compensation Committee

Mark Levy, Mitchell Jacobson and David M. Cote serve on JIH’s compensation committee, and Mark Levy serves as chairman of the compensation committee. Under the NYSE listing standards, JIH is required to have a nominating committee composed entirely of independent directors. The Board has determined that each of Mark Levy, Mitchell Jacobson and David M. Cote are independent.

JIH has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to JIH’s Chief Executive Officer’s compensation, if any is paid by us, evaluating JIH’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of JIH’s Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of JIH’s other officers;

•	reviewing on an annual basis JIH’s executive compensation policies and plans;

•	implementing and administering JIH’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with JIH’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for JIH’s officers and employees;

•	if required, producing a report on executive compensation to be included in JIH’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the $10,000 per month administrative fee payable to an affiliate of the Sponsor and reimbursement of expenses, no other compensation of any kind, including finder’s, consulting or other similar fees, will be paid to any of JIH’s officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of the Business Combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with the Business Combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating Committee

Mark Levy, Mitchell Jacobson and David M. Cote serve on JIH’s nominating committee, and Mitchell Jacobson serves as chairman of the nominating committee. Under the NYSE listing standards, JIH is required to have a nominating committee composed entirely of independent directors. The Board has determined that each of Mark Levy, Mitchell Jacobson and David M. Cote are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

JIH has established the following guidelines for selecting director nominees. The guidelines for selecting nominees, which are be specified a charter to be adopted by us, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Director Nominations

JIH’s nominating committee recommends to the Board candidates for nomination for election at the annual meeting of the stockholders. JIH has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of JIH’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of JIH’s stockholders.

Compensation Committee Interlocks and Insider Participation

None of JIH’s officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on JIH’s Board.

Code of Ethics

JIH has adopted a Code of Ethics applicable to JIH’s directors, officers and employees. You may review these documents by accessing JIH’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics may be provided without charge upon request. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

JIH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company formed under the laws of the State of Delaware on August 12, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar Business Combination with one or more businesses. We intend to effectuate our Business Combination using cash from the proceeds of the IPO and the sale of the private placement warrants, our capital stock, debt or a combination of cash, stock and debt.

The issuance of additional shares of our stock in a business combination:

•	may significantly dilute the equity interest of investors in the IPO;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our Class A common stock;

•

could cause a change of control if a substantial number of shares of our Class A common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our JIH units, Class A common stock and/or warrants.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial Business Combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our Class A common stock;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Class A common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•	other disadvantages compared to our competitors who have less debt.

As indicated in the accompanying financial statements, at September 30, 2020, we had approximately $2.0 million in cash and working capital of approximately $0.8 million, which excludes franchise and income taxes payable as the net amounts can be paid from the interest earned in the Trust Account. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities as of September 30, 2020 were organizational activities, those necessary to prepare for the IPO, described below, and, after the IPO, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2020, we had a net loss of approximately $1.1 million, which consisted of approximately $0.1 million generated from the combination of interest income earned in operating account, interest earned on marketable securities held in Trust Account, and unrealized gain on marketable securities held in Trust Account, offset by approximately $1.1 million in general and administrative expenses, approximately $50,000 in franchise tax expenses and approximately $14,000 in income tax expenses.

For the nine months ended September 30, 2020, we had a net loss of approximately $0.1 million, which consisted of approximately $2.1 million generated from the combination of interest income earned in operating account, interest earned on marketable securities held in Trust Account, and unrealized gain on marketable securities held in Trust Account, offset by approximately $1.5 million in general and administrative expenses, approximately $0.2 million in franchise tax expenses and approximately $0.6 million in income tax expenses.

For the period from August 12, 2019 (inception) through December 31, 2019, we had net income of approximately $0.3 million, which consisted of approximately $0.7 million generated from interest income earned in operating account, interest earned on marketable securities held in Trust Account, and unrealized gain on marketable securities held in Trust Account, offset by approximately $0.2 million in general and administrative expenses, approximately $77,000 in franchise tax expenses and approximately $0.1 million in income tax expenses.

Liquidity and Capital Resources

On November 7, 2019, we consummated the IPO of 34,500,000 JIH units, including 4,500,000 Over-Allotment Units, at a price of $10.00 per JIH Unit, generating gross proceeds of $345.0 million. Simultaneously with the closing of the IPO, we consummated the sale of 10,150,000 private placement warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $10 million.

Following the IPO, including the exercise of the over-allotment option in full and the sale of the private placement warrants, a total of $345.0 million was placed in the Trust Account. We incurred $20.0 million in transaction costs, including $7 million of underwriting fees, $12 million of deferred underwriting fees and $618,104 of other costs.

As of September 30, 2020, we had marketable securities held in the Trust Account of $348 million (including approximately $2.1 million of interest income and unrealized gains) consisting of U.S. Treasury Bills with a maturity of 185 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. During the nine months ended September 30, 2020, we withdrew $0.3 million of interest earned on the Trust Account to pay our franchise and income taxes.

For the nine months ended September 30, 2020, cash used in operating activities was $0.7 million. Our net loss of approximately $0.1 million consisted of approximately $2.1 million generated from the combination of interest income earned in operating account, interest earned on marketable securities held in Trust Account, and unrealized gain on marketable securities held in Trust Account, offset by approximately $1.5 million in general and administrative expenses, approximately $0.2 million in franchise tax expenses and approximately $0.6 million in income tax expenses.

For the period from August 12, 2019 (inception) through December 31, 2019, cash used in operating activities was $0.4 million. Net income of $0.3 million was affected by interest earned on marketable securities held in the Trust Account of $0.7 million, an unrealized gain on marketable securities held in our Trust Account of $23,879, interest income earned in operating account of $100.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2020, we had cash of $2.2 million held outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the initial stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1.5 million of such loans may be convertible into warrants identical to the private placement warrants, at a price of $1.00 per warrant at the option of the lender.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2020.

Contractual Obligations

Registration and Stockholder Rights

The holders of Founder Shares, private placement warrants and warrants that may be issued upon conversion of working capital loans, if any, (and any shares of Class A common stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration and stockholder rights agreement entered into in connection with the consummation of the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and stockholder rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was entitled to an underwriting discount of $0.20 per unit, or $7.0 million in the aggregate, paid upon the closing of the IPO. In addition, $0.35 per unit, or approximately $12.0 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement. The underwriter has agreed to reimburse us $0.3 million for expenses under certain circumstances. We received such reimbursement on November 14, 2019.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Class A common stock Subject to Possible Redemption

We account for common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Company common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2019, 33,024,303 shares of Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Net Loss Per Share of Common Stock

Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. An aggregate of 33,024,303 shares of common stock subject to possible redemption at December 31, 2019 has been excluded from the calculation of basic loss per share of common stock, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. We have not considered the effect of the warrants sold in the IPO (including the consummation of the Over-allotment) and private placement to purchase an aggregate of 27,400,000 shares of Company common stock in the calculation of diluted loss per share, since they are not yet exercisable.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Following the consummation of the IPO, the net proceeds of the IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

BUSINESS OF JANUS

Throughout this section, unless otherwise noted “we”, “us” and the “Company” refers to Janus and its consolidated subsidiaries.

Overview

The Company is a leading global provider of turn-key self-storage, commercial and industrial building solutions. The Company provides facility and door automation and access control technologies, roll up and swing doors, hallway systems, and relocatable storage units, among other solutions. Janus is integral to its customer’s success, integrated throughout every phase of a project by providing solutions spanning from facility planning/design, construction, technology, and the replacement, remix and renovation (“R3”) of damaged or end-of-life products.

Headquartered in Temple, Georgia, the Company has seven domestic manufacturing operations in Arizona, Georgia, Indiana, North Carolina and Texas, and three international manufacturing operations in Australia, Singapore and United Kingdom. The Company focuses on two primary markets, providing building solutions to the self-storage industry and broader commercial industrial market. Within self-storage, Janus provides its solutions to both institutional and non-institutional customers, with over 50% market share in both categories. Institutionally owned facilities typically include multi-story, climate controlled facilities located in prime locations owned and/or managed by a REIT or other returns-driven operator of scale. These institutional facilities are typically located in a top 50 U.S. MSA. Non-institutional facilities are comprised of single-story, non-climate controlled facilities located outside of city centers owned and/or managed by smaller private operators that are mostly located outside of the top 50 U.S. MSAs. Janus’ business in the commercial industrial end market is comprised of roll-up sheet, rolling steel doors and other solutions for commercial and industrial clients such as manufacturing facilities, eCommerce distribution centers and other similar locations.

Company History

Janus was founded in 2002, originally to provide the best-in-industry door systems for the self-storage industry. Over the last 19 years, the Company has consistently expanded its product offerings to the self-storage industry while also diversifying its product and solution offerings into commercial industrial end markets. The Company started operations in Temple, Georgia providing value-added door systems to self-storage clients, and in 2003 expanded to Surprise, Arizona to better serve clients in the Western U.S. In 2004, Janus opened a facility in Houston, Texas to address demand in the Southwest and moved internationally in 2006 by establishing a joint venture in Peterlee, United Kingdom to provide solutions to the European market. In 2009, Janus acquired Epic Doors to strengthen the company’s presence in the sector and in 2011 acquired U.S. Door & Building Components to significantly increase its market share. In 2014, Janus opened a facility in Butler, Indiana to further penetrate the Midwestern and Canadian markets, and also acquired Steel Storage Europe to expand its offerings internationally. In 2017 the Company accelerated its plans in the commercial industrial door market through the acquisition of ASTA Industries, Inc. (“ASTA”), and in 2018 acquired software and technology platform NOKE, which brought new access control products and solutions to Janus’ suite of product offerings to both the self-storage and commercial industrial markets.

In 2013, Janus’ founder sold a majority interest in the Company to a private equity firm which subsequently sold the Company in February 2018 to existing majority shareholder CCG. In connection with the 2018 transaction, Janus became a wholly-owned subsidiary of Midco, which is majority owned by HoldCo, a CCG affiliate. Intermediate, Midco and the Company are all incorporated in Delaware.

Competitive Strengths

Janus believes the following competitive strengths have been instrumental in its growth and position the Company for continued success:

Strong Share in Growing, Well-Structured Markets. Management estimates Janus provides approximately over 50% of the market for interior building solutions with both institutional REITs and non-institutional operators. REITs comprise approximately 30% of the overall self-storage market, and have grown significantly over the past decade and at a higher rate than the non-institutional market. Within the commercial industrial sector, Janus is a smaller participant within a larger addressable market, which provides the Company significant opportunity for market share growth within a sector that is well positioned for future growth driven by the rising growth of eCommerce. Janus has achieved this success within the self-storage and commercial industrial sectors by being a full solution provider to its customers, providing expertise and a full suite of products to solve its customers’ problems.

Mission Critical Solutions for a Small Fraction of Facility Costs. Janus’ self-storage products are typically the last items installed on site before an operator can generate income from its properties. This results in a high cost of failure for Janus’ suite of product solutions and a reliance by customers on Janus’ extensive domestic and international manufacturing and distribution networks. Janus focuses on finding solutions to obstacles that arise long before a unit or facility is complete and customers place a premium on Janus’ efficiency, reliability and ability to deliver. Janus’ products also represent a small portion of the overall cost of a facility or an R3 retrofit. Janus’ value-added services, such as site pre-work planning, site drawings, installation and general contracting, project management, and third-party security, as well as its ability to differentiate itself through on-time delivery, efficient installation, best-in-class service, and a reputation for high quality products, has allowed it to gain a significant competitive advantage.

Complete Offering of Products and Solutions. Janus provides a full suite of products and services that meet a wide-range of client demands including management of third-party installation, architect drawings, R3 solutions, self-storage doors, hallway systems, relocatable systems, electronic locks and commercial doors, all of which is through a large network of best-in-class, trusted third-party installers, as well as its seven strategically placed manufacturing facilities in the United States. Janus’ current manufacturing and distribution footprint enables the company to serve customers globally, minimize lead times and reduce freight expense. Janus’ ability to provide a full suite of products and services across a nationwide network enables it to compete for complex, marquee contract opportunities and deliver highly customized solutions at both the national and local level.

First Mover with Proprietary High ROI Technology Solutions. Janus and NOKE, which Janus acquired in 2018, have been working for several years to develop proprietary access control technologies, software and solutions focused on the self-storage sector where limited technologies or products currently exist. Janus is actively selling security-as-a-service and has been able to disrupt the conventional security market by developing a platform with multiple attractive adjacencies including hardware (i.e. purpose-built locks), software (i.e. applications and a web portal) and back-end integration (i.e. APIs and a cloud platform) to support a compelling ROI opportunity for its client’s new facilities and R3 retrofits. Janus’ proprietary hardware and smart locking systems have helped businesses effortlessly manage physical security and have laid the ground work for Janus to integrate an enhanced wireless network with a self-storage facility, thus creating a segment of its business with limited competition and high barriers to entry.

Proven and Experienced Management Team. Janus’ management team has deep industry expertise and a deep bench of supporting talent. Janus is led by its Chief Executive Officer, Ramey Jackson, who has been with Janus for over 18 years and has more than 20 years of experience in the industry. Mr. Jackson is supported by an executive leadership team that also has an average of over 20 years of experience. Janus’ management team has a long track record of robust and consistent organic and inorganic growth.

Our Acquisition Strategy

General

Janus’ management team has a proven track record of identifying, executing and integrating acquisitions to support strategic growth. In order to achieve this growth, Janus utilizes a disciplined, highly accretive acquisition strategy that prioritizes portfolio diversification into logical adjacencies, geographic expansion and technological innovation. We continue to actively review a number of acquisition opportunities that fit this framework.

Recent Acquisitions

PTI Australasia Pty Ltd.

In March 2020, Janus completed the acquisition of PTI Australasia Pty Ltd, an Australian distributor of self-storage access control security and integrative technologies. Janus believes that the acquisition of PTI Australasia Pty Ltd adds to the breadth of its expertise in order to help accelerate the global adoption of the Nokē® Smart Entry System.

Steel Storage Australia and Asia Acquisitions

In January 2020, Janus completed the acquisition of Steel Storage Australia and Asia (“Steel Storage”), a provider of self-storage design and construction services in Australia, New Zealand, Singapore and surrounding regions. The acquisition of Steel Storage expands Janus’ global automated product offerings and allows it to reach customers in a broader range of geographic locations.

BETCO Acquisition

In March 2019, Janus completed the acquisition of Betco, Inc. (“BETCO”), a Delaware corporation in the business of manufacturing and installing steel building structures for self-storage customers. As a result of the acquisition, Janus has been able to grow its geographic presence and leverage its institutional customer relationships to expand its product offerings into a “one stop shopping” model that includes improved multi-story self-storage offerings.

AS&D Acquisition

In December 2018, Janus completed the acquisition of Active Supply & Design (CDM) Ltd. (UK) (“AS&D”), a company incorporated in England and Wales. AS&D is a self-storage design, construction and installation company.

As a result of the AS&D acquisition, Janus increased its geographic presence and market share of the self-storage industry, specifically in the European market, and expanded its product offerings.

NOKE Acquisition

In December 2018, Janus completed the acquisition of NOKE, a Delaware corporation in the business of designing, manufacturing, supporting and selling commercial security hardware and software solutions. As a result of the acquisition, Janus has effectively accelerated its smart entry solutions and product offerings, including its development of the Nokē® Smart Entry System, a product which provides mobile access for tenants and remote monitoring and tracking for operators. This product has provided a substantial revenue opportunity for Janus through potential large-scale adoption among operators seeking to implement the Nokē® Smart Entry System into their portfolio in order to remain competitive. The Nokē Smart Entry System also presents attractive recurring revenue opportunities that results from continued software support.

ASTA Door Corporation Acquisition

In July 2017, Janus completed the acquisition of ASTA, a U.S. supplier of rolling-door products. This acquisition has allowed Janus to expand its product offerings in the commercial door segment of the self-storage market, which Janus has served since 2002 through its roll-up sheet doors for commercial application and pre-engineered buildings. ASTA, which offers more durable, heavy-duty rolling steel doors (18, 20 or 22 gauge) and provides additional commercial and heavy industrial solutions not offered by Janus’ roll-up sheet doors, has allowed Janus to increase its market-share in the commercial door market and reduce ASTA’s manufacturing costs through economies of scale.

Industry Overview

Self-Storage

Approximately 77% of Janus’ total sales are attributable to the self-storage market. Janus focused primarily on interior self-storage solutions, which represent approximately 65% of total sales.

The self-storage industry refers to properties that offer do-it-yourself, month-to-month storage space rental for personal or business use. Self-storage provides a convenient way for individuals and businesses to store their belongings, whether due to a life events or the need for extra storage.

According to management estimates there are approximately 55,000 self-storage facilities located in the United States. Self-storage facilities can be classified into two general categories: institutional and non-institutional. Institutionally owned facilities typically include multi-story, climate controlled facilities located in prime locations owned and/or managed by a REIT or other returns-driven operator of scale. These institutional facilities are typically located in a top 50 U.S. MSA. Non-institutional facilities are comprised of single-story, non-climate controlled facilities located outside of city centers owned and/or managed by smaller private operators that are mostly located outside of the top 50 U.S. MSAs.

The self-storage market is highly fragmented with REITs comprising approximately 30% of the overall self-storage market, having grown significantly over the past decade and at a higher rate than the non-institutional market. REITs often achieve growth via acquisition of existing self-storage facilities, which creates demand for remodeling solutions to conform branding to the acquirer’s colors, logos, and aesthetic.

The self-storage market benefits from unique and attractive demand and supply attributes. Growth in self-storage demand has been driven by favorable long-term macroeconomics trends, including rising storable consumption per capita, population growth, and rising home ownership rates. Available supply of self-storage is well below long-term levels, as exhibited by the key self-storage REITs operating at 90%+ occupancy rates. In addition to ongoing tight supply conditions, management estimates that approximately 60% of existing self-storage facilities are over 20 years old, which creates the potential need for replacement and refurbishment of an aging installed base.

Given high existing occupancy rates and expected rising demand, investment in additional self-storage capacity may be required in the future. New self-storage capacity can be created in several ways, including greenfield construction, expansions of existing self-storage facilities, conversions of existing buildings into self-storage facilities (for example: mothballed Big Box retail locations), or via facility acquisitions and upgrades. Janus is the market leading in building solutions for the self-storage market, offering institutional and non-institutional operators the broadest product offering and unique end-to-end solutions.

Commercial Door

Approximately 23% of Janus’ total sales are attributable to the commercial industrial door market. Commercial doors are composed of either primarily metal, plastic, and wood and used in industrial facilities, office, retail, & lodging establishments, institutional buildings, and other non-residential infrastructure.

Janus competes within the metal commercial doors subsector with a focus on commercial roll-up sheet doors and rolling steel doors. Roll-up sheet doors are constructed of lighter gauge steel, are less durable, and less expensive than rolling steel doors. These doors are used in pre-engineered buildings and for applications where insulation is less important. Rolling steels doors are constructed of heavier gauge steel, are more durable, and more expensive than roll-up sheet and sectional doors. Primarily used in facilities such as warehouses, particularly in heavy industrial applications (ability to trap hot/cool air inside the facility).

The metal commercial door market has experienced strong growth driven by an (1) increase in construction spending, (2) aging infrastructure and (3) effort to improve security, appearance and energy efficiency of buildings.

Within the commercial industrial sector, Janus is a smaller participant within a larger addressable market, which provides the Company significant opportunity for market share growth within a sector that is well positioned for future growth driven by the rising growth of eCommerce.

Regulation

Laws, ordinances, or regulations affecting development, construction, operation, upkeep, safety and taxation requirements may result in significant unanticipated expenditures, loss of self-storage sites or other impairments to operations, which would adversely affect our cash flows from operating activities.

Insurance activities are subject to state insurance laws and regulations as determined by the particular insurance commissioner for each state in accordance with the McCarran-Ferguson Act, as well as subject to the Gramm-Leach-Bliley Act and the privacy regulations promulgated by the Federal Trade Commission pursuant thereto.

Under CERCLA, and comparable state laws, we may be required to investigate and remediate regulated hazardous materials at one or more of our properties. For additional information on environmental matters and regulation, see “Risk Factors—Risks Related to Janus’ Business and Industry-Extensive environmental regulation to which we are subject creates uncertainty regarding future environmental expenditures and liabilities.”

Employees

As of December 26, 2020, Janus had 1,603 total employees, including 332 temporary employees.

Additional Information

Additional information about Janus, not contained in this proxy statement or made a part hereof, may be found at www.janusintl.com. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement.

JANUS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Janus’s management believes is relevant to an assessment and understanding of consolidated results of operations and financial condition. You should read the following discussion and analysis of Midco’s financial condition and results of operations together with the section entitled “Summary of the Proxy Statement/Prospectus — Selected Historical Financial Information of Midco,” Midco’s audited consolidated financial statements and notes thereto and unaudited condensed consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma financial information as of and for the year ended December 28, 2019 and the nine-month period ended September 26, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for Janus’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Janus’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Factors that could cause or contribute to such differences include, but are not limited to, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this proxy statement. We assume no obligation to update any of these forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this Janus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Midco,” “Janus,” “we,” “us,” “our,” and other similar terms refer to Midco and its subsidiaries prior to the Business Combination and to Parent and its consolidated subsidiaries after giving effect to the Business Combination.

Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

Janus is both the predecessor and the successor entity for accounting and financial reporting purposes with the predecessor time period spanning from the earliest period presented through February 11, 2018 and the successor time period spanning February 12, 2018 through September 26, 2020.

Introduction

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is a supplement to the accompanying consolidated financial statements and provides additional information on our business, recent developments, financial condition, liquidity and capital resources, cash flows and results of operations. MD&A is organized as follows:

•

Business Overview: This section provides a general description of our business, and a discussion of management’s general outlook regarding market demand, our competitive position and product innovation, as well as recent developments we believe are important to understanding our results of operations and financial condition or in understanding anticipated future trends.

•	Basis of Presentation: This section provides a discussion of the basis on which our consolidated financial statements were prepared.

•

Results of Operations: This section provides an analysis of our results of operations for the nine-month periods ended September 26, 2020 and September 28, 2019, as well as the year ended December 28, 2019, the combined period from December 31, 2017 through February 11, 2018 (the “Predecessor Period”) and the period from February 12, 2018 through December 29, 2018 (the “Successor Period”), collectively the “Combined 2018 Predecessor Period and Successor Period”, and the year ended December 30, 2017.

•

Liquidity and Capital Resources: This section provides a discussion of our financial condition and an analysis of our cash flows for the nine-month periods ended September 26, 2020 and September 28, 2019, as well as fiscal year ended December 28 2019, Combined 2018 Predecessor Period and Successor Period, and the fiscal year ended December 30, 2017. This section also provides a discussion of our contractual obligations, other purchase commitments and customer credit risk that existed at September 26, 2020, as well as a discussion of our ability to fund our future commitments and ongoing operating activities through internal and external sources of capital.

•

Critical Accounting Policies and Estimates: This section identifies and summarizes those accounting policies that significantly impact our reported results of operations and financial condition and require significant judgment or estimates on the part of management in their application.

Business Overview

Janus is a leading global manufacturer and supplier of turn-key self-storage, commercial and industrial building solutions including: roll up and swing doors, hallway systems, relocatable storage units, and facility and door automation technologies with manufacturing operations in Georgia, Texas, Arizona, Indiana, North Carolina, United Kingdom, Australia, and Singapore. The self-storage industry is comprised of institutional and non-institutional facilities. Institutional facilities typically include multi-story, climate controlled facilities located in prime locations owned and/or managed by large REITs or returns-driven operators of scale and are primarily located in the top 50 U.S. MSAs, whereas the vast majority of non-institutional facilities are single-story, non-climate controlled facilities located outside of city centers owned and/or managed by smaller private operators that are mostly located outside of the top 50 U.S. MSAs. Janus is highly integrated with customers at every phase of a project, including facility planning/design, construction, access control and restore, rebuild, replace (R3) of damaged or end-of-life products.

Our business is operated through two geographic regions that comprise our two reportable segments: Janus North America and Janus International. The Janus International segment is comprised of Janus International Europe Holdings Ltd. (UK), whose production and sales are largely in Europe. The Janus North America segment is comprised of all the other entities including Janus International Group, LLC (“Janus Core”), BETCO, NOKE, ASTA, Janus Door and Steel Door Depot.com.

Furthermore, our business is comprised of three primary sales channels: New Construction-Self-storage, R3-Self-storage, and Commercial and Other. The Commercial and Other category is primarily comprised of roll-up sheet and rolling steel door sales into the commercial marketplace.

New construction consists of engineering and project managing the design, building, and logistics of a greenfield new self-storage facility tailored to customer specifications while being compliant with ADA regulations. Any Nokē Smart Entry System revenue associated with a new construction project also rolls up into this sales channel.

The concept of Janus R3 is to replace storage unit doors, optimizing unit mix and idle land, and adding a more robust security solution to enable customers to (1) charge higher rental rates and (2) compete with modern self-storage facilities and large operators. In addition, the R3 sales channel also includes new self-storage capacity being brought online through conversions and expansions. R3 transforms facilities through door replacement, Nokē Smart Entry Systems, and relocatable storage MASS (Moveable Additional Storage

Structure). The Nokē Smart Entry System is a fully mobile access control solution offering an app-based entry for storage unit doors, mandoors, and gates. Coupled with motions sensors inside each unit to report any unauthorized activity via smartphone notifications and digital key sharing provides tenants with full convenience and security. MASS units are created with the same high-quality steel frames and structure integrity as traditional interior units, with the added benefit of being able to be placed in empty spaces that traditional storage wouldn’t fit as well as not being confined to totally level ground areas.

Commercial light duty steel roll-up doors are designed for applications that require less frequent and less demanding operations. Janus offers heavy duty commercial grade steel doors (minimized dead-load, or constant weight of the curtain itself) perfect for warehouses, commercial buildings, and terminals, designed with a higher gauge and deeper guides, which combats the heavy scale of use with superior strength and durability. Heavy duty door minimized the dead-load or constant weight of the curtain itself so the door can sustain a heavier live-load which is the fluctuating pressures inflicted on the doors such as wind and rain. Janus also offers rolling steel doors known for minimal maintenance and easy installation with but not limited to the following options, commercial slat doors, heavy duty service doors, fire doors, fire rated counter shutters, insulated service doors, counter shutters and grilles.

Executive Overview

Janus’ financials reflect the result of the execution of our operational and corporate strategy to penetrate the fast-growing commercial storage market, expanding its greater than 50% self-storage market share, as well as capitalizing on the aging self-storage facilities, while continuing to diversify our products and solutions. We believe Janus is a bespoke provider of not only products, but solutions that generate a favorable financial outcome for our clients.

In our R3 Division, we sell products and services to help customers upgrade their assets within an aging storage industry, perform conversions and expansions to bring additional self-storage capacity online, and to provide access control to facilities through its Nokē Smart Entry Systems. Many facilities are controlled by the REITs and institutional customers, which are becoming a larger portion of the marketplace. Given that the larger REITs and institutional customers are financially sophisticated and returns-driven, industry consolidation is driving increased demand for our R3 services. Janus is the first mover in providing smart lock technology through our proprietary NOKE wireless system.

We provide a full line of complete building systems with our BETCO Division, as well as a complete offering of rolling steel doors for the commercial, industrial, and warehousing space with our ASTA Division.

During the last three years, we have acquired Steel Storage Asia and Australia, PTI Australasia Pty Ltd., and AS&D to expand geographically, as well as NOKE to integrate technology into the self-storage platform and BETCO to address the building and structural components of the self-storage industry. Our M&A activity has collectively enhanced our growth trajectory, technology and global footprint, while providing us access to highly attractive adjacent categories.

The COVID-19 pandemic has resulted in a decrease of revenues, however, it has also generated some key tailwinds for the business, because our business is driven by mobility. Temporary storage is on the rise and many self-storage facilities are at occupancy rates above 90%. Operators target around 85% occupancy, which will require a tremendous amount of new capacity to be brought online.

Total revenue was $400.4 million for the nine-month period ended September 26, 2020, representing a decrease of 7.4% from $432.5 million for the nine-month period ended September 28, 2019. Total revenue was $565.3 million for the year ended December 28, 2019, representing an increase of 16.6% from $484.7 million for the Combined 2018 Predecessor Period and Successor Period, which in turn increased by 25.5% from $386.3 million in the year ended December 30, 2017.

Adjusted EBITDA was $92.2 million for the nine-month period ended September 26, 2020, representing a 3.4% decrease from $95.5 million for the nine-month period ended September 28, 2019. Adjusted EBITDA was $122.2 million for the year ended December 28, 2019, representing an increase of 7.1% from $114.1 million for the Combined 2018 Predecessor Period and Successor Period, which in turn increased by 10.1% from $103.6 million in the year ended December 30, 2017.

Information regarding use of Adjusted EBITDA, a non-GAAP measure, and a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, is included in “Non-GAAP Financial Measures”.

Business Segment Information

Our business is operated through two geographic regions that comprise our two reportable segments: Janus North America and Janus International.

Janus North America is comprised of six operating segments including Janus Core, Janus Door, Steel Door Depot, ASTA, NOKE, and BETCO. Janus North America produces and provides various fabricate components such as doors, walls, hallway systems, and building components used primarily by owners or builders of self-storage facilities and also offer installation services along with the products. Janus North America represented 92.2%, 93.5%, and 92.4% of Janus’ revenue for fiscal year ended December 30, 2017, the Combined 2018 Predecessor Period and Successor Period and fiscal year ended December 28, 2019, respectively, and 92.2% and 92.1% of Janus’ revenue for the nine-month periods ended September 26, 2020 and September 28, 2019, respectively.

Janus International is comprised of solely of one operating segment, Janus International Europe Holdings Ltd (UK). The Janus International segment produces and provides similar products and services as Janus North America but largely in Europe as well as Australia and Asia with the acquisition of Steel Storage Australia and Asia (collectively “Steel Storage” or “SSA”) and PTI Australasia Pty Ltd in 2020. Janus International represented 7.8%, 6.5%, and 7.6% of Janus’ revenue for fiscal year ended December 30, 2017, Combined 2018 Predecessor Period and Successor Period and fiscal year ended December 28, 2019, respectively, and 7.8% and 7.9% of Janus’ revenue for the nine-month period ended September 26, 2020 and the nine-month period ended September 28, 2019, respectively.

Acquisitions

Our highly accretive M&A strategy focuses on (i) portfolio diversification into attractive and logical adjacencies, (ii) geographic expansion, and (iii) technological innovation.

Inorganic growth, through acquisitions, serves to increase Janus’ strategic growth. Since 2017, Janus has completed six acquisitions which attributed a combined $88.1 million inorganic revenue increase from 2017-2020. The integration of these acquisitions is critical to Janus’ success. Refer to the “Risk Factors” section for further information on the risks associated with integration of these acquisitions. Janus acquired the following six companies to fuel the inorganic growth of its manufacturing capabilities, product offerings, and technology solutions provided to customers.

On March 31, 2020, Janus purchased 100% of the assets of PTI Australasia Pty Ltd., a provider of Access Control Security in the self-storage design and commercial industries in Australia, New Zealand and surrounding regions, for $0.032 million. The PTI Australasia Pty Ltd. acquisition specifically bolstered the adoption of Nokē Smart Entry Systems in Australia and New Zealand.

On January 2, 2020, Janus’s wholly-owned subsidiary, JIE purchased 100% of the outstanding shares of SSA for $6.5 million. The rationale for the Steel Storage acquisition was geographic expansion. The Steel Storage acquisition specifically expanded Janus’ global product suite.

On March 1, 2019, Janus purchased 100% of the outstanding shares of BETCO, a corporation in the business of manufacturing and installing steel building structures for self-storage customers, for $46.7 million. The rationale for the BETCO acquisition was attractive adjacency. The BETCO acquisition expanded Janus’ exterior building product solutions and improved our ability to increase our content per square foot.

On December 11, 2018, Janus acquired 100% of the outstanding shares of NOKE, a corporation in the business of designing, manufacturing, supporting and selling commercial security hardware and software solutions, for $35.78 million. The rationale for the NOKE acquisition was technological innovation and led to a new capability in access control produced by an in-house technology platform.

On December 11, 2018, Janus acquired 100% of the outstanding shares of Activity Supply and Design (“AS&D”), a self-storage design, construction and installation company, for $7.2 million. The rationale for the AS&D acquisition was geographic expansion and led to Janus broadening its European sales and engineering capabilities.

On July 31, 2017, Janus’s wholly owned subsidiary, Janus Cobb Holdings, LLC (“Janus Cobb”), purchased 100% of the outstanding shares of ASTA, a U.S. supplier of rolling-door products, for $26.9 million. The rationale for the ASTA acquisition was attractive adjacency. The ASTA acquisition led to new capabilities in manufacturing commercial rolling steel doors and expanded Janus’ growing commercial door portfolio.

Impact of Brexit

The U.K. exit from the European Union on January 31, 2020, commonly referred to as Brexit, has caused, and may continue to cause, uncertainty in the global markets. Political and regulatory responses to the withdrawal are still developing, and we are in the process of assessing the impact that the withdrawal may have on our business as more information becomes available. Any impact from Brexit on our business and operations over the long term will depend, in part, on the outcome of tariff, tax treaties, trade, regulatory, and other negotiations the U.K. conducts.

Impact of COVID-19 and the CARES Act

In early 2020, the Coronavirus (COVID-19) swiftly began to spread globally, and the World Health Organization (WHO) subsequently declared COVID-19 to be a public health emergency of international concern on March 11, 2020. The COVID-19 outbreak has resulted in travel restrictions and in some cases, prohibitions of non-essential activities, disruption and shutdown of certain businesses and greater uncertainty in global financial markets. The full extent to which COVID-19 impacts Janus’ business, results of operations and financial condition are dependent on the further duration and spread of the outbreak mainly within the United States, Europe, and Australia.

Revenue shortfalls for the nine-month period ended September 26, 2020 are largely attributed to COVID-19. Sales were on a shortfall because of the pandemic which negatively impacted new construction activity due to shelter in place mandates (i.e. backlog at permitting offices, projects being put on hold, etc.). As a result, Janus proactively implemented measurements to preserve its strong financial position and flexibility. For instance, Janus implemented a temporary reduction to all employees pay effective in April 2020, implemented a hiring freeze, substantially cut back overtime and temporarily suspended all business travel.

To aid in combating the negative business impacts of COVID-19, the federal government enacted the “Coronavirus Aid, Relief, and Economic Security (CARES) Act” on March 27, 2020. Under the CARES Act Janus deferred $1.7 million in payroll taxes and for the 2019 tax year Janus Cobb elected to use the 50%-of-ATI rule to increase its Federal interest expense deduction under I.R.C. § 163(j).

As a result of COVID-19 and in support of continuing its manufacturing efforts, Janus has undertaken a number of steps to protect its employees, suppliers and customers, as their safety and well-being is one of our top priorities. Janus has taken several safety measures including implementing social distancing practices, requiring employees to wear masks, and performing temperature checks at all facilities. Some of our office workers in our manufacturing and distribution facilities, as well as the corporate headquarters, continue to work remotely, where possible. The senior management team meets regularly to review and assess the status of Janus’ operations and the health and safety of its employees. There was $0.5 million in COVID-19 related expenses in the nine-month period ended September 26, 2020 primarily related to COVID-19 PPE supplies, COVID tests, costs to implement temperature checks at all locations for all employees, and computer/IT infrastructure to support remote work.

Notwithstanding our continued operations and performance, the COVID-19 pandemic may continue to have negative impacts on our operations, supply chain, transportation networks and customers, which may compress our margins as a result of preventative and precautionary measures that Janus, other businesses, and governments are taking. Any resulting economic downturn could adversely affect demand for our products and contribute to volatile supply and demand conditions affecting prices and volumes in the markets for our products, services and raw materials. The progression of this matter could also negatively impact our business or results of operations through the temporary closure of our operating locations or those of our customers or suppliers, among others. In addition, the ability of our employees and our suppliers’ and customers’ employees to work may be significantly impacted by individuals contracting or being exposed to COVID-19, or as a result of the control measures noted above, which may significantly hamper our production throughout the supply chain and constrict sales channels. The extent to which the COVID-19 pandemic may adversely impact our business depends on future developments, which are highly uncertain and unpredictable, including new information concerning the severity of the pandemic and the effectiveness of actions globally to contain or mitigate its effects.

Our consolidated financial statements and discussion and analysis of financial condition and results of operations reflect estimates and assumptions made by management as of September 26, 2020. Events and changes in circumstances arising after September 26, 2020, including those resulting from the impacts of the COVID-19 pandemic, will be reflected in management’s estimates for future periods.

Management continues to monitor the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce.

Proposed Merger with Juniper

On December 21, 2020 Janus and JIH entered into the Business Combination Agreement, pursuant to which the Business Combination between Janus and JIH will be consummated. JIH is a blank check company which was incorporated to acquire one or more operating businesses through a business combination. Upon closing of the Transactions, JIH will be a wholly-owned subsidiary of Parent. After the completion of the Transactions, Parent will be known as Janus International Group, Inc. and is expected to trade on the New York Stock Exchange under the symbol “JBI”, pending NYSE approval. The Transactions will result in a corporation focused on global turn-key self-storage, commercial, and industrial building solutions: roll up and swing doors, hallway systems, relocatable storage units, and facility and door automation technologies.

Key Performance Measures

Management evaluates the performance of its reportable segments based on the revenue of services and products, gross profit, operating margins, and cash from business operations. We use adjusted EBITDA, which is a non-GAAP financial metric, as a supplemental measure of our performance in order to provide investors with an improved understanding of underlying performance trends. Please see the section “Non-GAAP Financial Measure” below for further discussion of this financial measure, including the reasons why we use such financial measures and reconciliations of such financial measures to the nearest GAAP financial measures.

Human capital is also one of the main cost drivers of the manufacturing, selling, and administrative processes of Janus. As a result, headcount is reflective of the health of Janus indicative of an expansion or contraction of the overall business. We expect to continue to increase headcount in the future as we grow our business. Moreover, we expect that we will need to hire additional accounting, finance, and other personnel in connection with our becoming, and our efforts to comply with the requirement of being, a public company.

The following table sets forth key performance measures for the nine-month period ended September 26, 2020 and September 28, 2019.

	Successor
	Nine-month period ended		Variance
	September 26, 2020	September 28, 2019	$	%

Total Revenue	$400,382,475	$432,501,400	$(32,118,925)	(7.4)%
Adjusted EBITDA	$92,210,886	$95,499,462	$(3,288,576)	(3.4)%
Adjusted EBITDA (% of revenue)	23.0%	22.1%		0.9%

As of September 26, 2020, and September 28, 2019, the headcount was 1,531 (including 300 temporary employees) and 1,493 (including 196 temporary employees) respectively.

Total revenue decreased by $32.1 million primarily due to the COVID-19 global pandemic. (See Results of Operations section).

Adjusted EBITDA decreased by $3.3 million or 3.4% primarily due to a 7.4% decrease in revenues, a decrease in cost of sales, and a decrease in general and administrative expenses.

Adjusted EBITDA as a percentage of revenue increased 0.9% for the nine-month period ended September 26, 2020 primarily due to an improvement in gross profit margins.

The following table sets forth key performance measures for the year ended December 28, 2019 compared to the Combined 2018 Predecessor Period and Successor Period

	Successor		Predecessor	Non-GAAP	Non-GAAP
	Year ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	2019 vs 2018 Change
					$	%
Total Revenue	$565,292,187	$438,958,505	$45,772,419	$484,730,924	$80,561,263	16.6%
Adjusted EBITDA	$122,209,568	$103,880,564	$10,224,145	$114,104,709	$8,104,859	7.1%
Adjusted EBITDA (% of revenue)	21.6%	23.7%	22.3%	23.5%		(1.9)%

As of December 28, 2019 and December 29, 2018, the headcount was 1,501(including 223 temporary employees) and 1,349 (including 251 temporary employees) respectively.

Total revenue increased by $80.6 million primarily attributable to acquisitions made as well as a continued aging infrastructure the coupled with new capacity continuing to be brought online through conversions and expansions. (See Results of Operations section).

Adjusted EBITDA increased by $8.1 million or 7.1% primarily due to the increase in revenues and costs as a result of acquisitions as well as the increase driven by organic growth.

Adjusted EBITDA as a percentage of revenue decreased 1.9% for the fiscal year ended December 28, 2019, primarily due to a decrease in operating expenses as a percentage of revenue.

The following table sets forth key performance measures for the Combined 2018 Predecessor Period and Successor Period compared to the year ended December 30, 2017

	Successor	Predecessor	Non-GAAP	Predecessor	Non-GAAP
	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	Year Ended December 30, 2017	2018 vs 2017 Change
					$	%
Total Revenue	$438,958,505	$45,772,419	$484,730,924	$386,259,280	$98,471,644	25.5%
Adjusted EBITDA	$103,880,564	$10,224,145	$114,104,709	$103,641,913	$10,462,796	10.1%
Adjusted EBITDA (% of revenue)	23.7%	22.3%	23.5%	26.8%		(3.3)%

As of December 29, 2018, and December 30, 2017, the headcount was 1,349 (including 251 temporary employees) and 1,180 (including 229 temporary employees) respectively.

Total revenue increased by $98.5 million primarily attributable to higher volume due to strong demand to bring new self-storage capacity online through greenfield sites and a renewed focus on building out the R3 sales channel as well as acquisitions made. (See Results of Operations section).

Adjusted EBITDA increased by $10.5 million or 10.1% primarily due to approximately 21% organic growth and the growth due to the acquisitions made, partially offset by a slight decrease in profit margins.

Adjusted EBITDA as a percentage of revenue decreased 3.3% for the fiscal year ended December 29, 2018, primarily due to a decrease in gross profit margins.

Key Factors Affecting the Business and Financial Statements

We are susceptible to the indirect effects of adverse macro-economic events that can result in higher unemployment, shrinking demand for products, large-scale business failures and tight credit markets. Specifically, if adverse macroeconomic and business conditions significantly affect self-storage and commercial market rental rates and occupancy levels, our customers could reduce spending surrounding our products and services, which could have a negative effect on our business and therefore our results of operations. Thus, our results of operations are sensitive to changes in overall economic conditions that impact consumer spending, including discretionary spending, as well as to increased bad debts due to recessionary pressures. Adverse economic conditions affecting disposable consumer income, such as employment levels, business conditions, interest rates, tax rates, and fuel and energy costs, could reduce consumer spending or cause consumers to shift their spending to other products and services. A general reduction in the level of discretionary spending or shifts in consumer discretionary spending could adversely affect our growth and profitability.

It is difficult to determine the breadth and duration of economic and financial market disruptions and the many ways in which they may affect our customers and our business in general. Nonetheless, financial and macroeconomic disruptions could have a significant adverse effect on our sales, profitability, and results of operations. Janus also closely monitors publicly available macroeconomic trends that provide insight into the commercial market activity.

Janus’ management believes that their performance and future growth depends on a number of factors that present significant opportunities but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors” in this proxy statement.

Factors Affecting Revenues

Janus’ revenues from products sold are driven by economic conditions, which impacts new construction, R3 of self-storage facilities, and commercial revenue.

Current economic conditions have negatively impacted the short term of Janus’ volume sales in new construction, due to the delay of projects triggered by the COVID-19 pandemic. However, Janus is forecasting growth of new construction in 2021 primarily due to pent up demand from the pandemic, growth in international markets and by the adoption of Nokē Smart Entry System.

R3 revenue includes revenue from restoring, rebuilding, and replacement of unit doors, conversions expansions, hallway systems, and facility unit remixes of Janus’ customers. Revenue is driven by the age of the facilities, obsolescence of the installed equipment, and adoption rate of the offered integrated security solution. R3 revenue is positively driven by an accelerated e-commerce movement which is bringing big-box-retailer, brick and mortar online to convert facilities into new capacity. R3 revenue is also driven by a continued consolidation of the market by the institutional customers. R3 revenue is expected to continue being a main source of revenue as facilities enter the 20+ year age window for renewal. Door lifecycles typically range between 25-35 years, with exterior doors being replaced more frequently. Janus expects installed capacity and facilities eligible for replacement to continue to increase and shift towards the market Janus serves. R3 revenues have remained resilient during the COVID-19 pandemic as replacements are driven by 1% growth in lifecycle replacements and 4% growth in accelerated replacements.

Commercial revenue is driven by sales of roll-up sheet and rolling steel doors for warehouses, manufacturing facilities, commercial and auto facilities. Commercial is a large addressable market where Janus is underpenetrated and gaining share. Additionally, freight terminal volume is up and Janus expects continued strong demand as distribution and warehousing space continue to come online.

BETCO revenue includes revenue relating to manufacturing and installing steel building structures for self-storage customers. Revenue growth will continue to be driven by BETCO’s ability to provide the one stop solution to customers, which competitors are not able to offer today.

Janus periodically modifies sales prices of their products due to changes in costs for raw materials and energy, market conditions, labor costs and the competitive environment. In certain cases, realized price increases are less than the announced price increases because of project pricing, competitive reactions and changing market conditions. Janus also offers a wide assortment of products that are differentiated by style, design and performance attributes. Pricing and margins for products within the assortment vary. In addition, changes in the relative quantity of products purchased at different price points can impact year-to-year comparisons of net sales and operating income.

Service revenue is driven by the product revenue and the increase in value-added services, such as pre-work planning, site drawings, installation and general contracting, project management, and 3rd party security. Janus differentiates itself through on-time delivery, efficient installation, best in-class service, and a reputation for high quality products.

Factors Affecting Growth Through Acquisitions

Janus’ business strategy involves growth through, among other things, the acquisition of other companies. Janus tries to evaluate companies that it believes will strategically fit into its business and growth objectives. If Janus is unable to successfully integrate and develop acquired businesses, it could fail to achieve anticipated synergies and cost savings, including any expected increases in revenues and operating results, which could have a material adverse effect on its financial results.

Janus may not be able to identify suitable acquisition or strategic investment opportunities or may be unable to obtain the required consent of its lenders and, therefore, may not be able to complete such acquisitions or strategic investments. Janus may incur expenses associated with sourcing, evaluating and negotiating acquisitions (including those that do not get completed), and it may also pay fees and expenses associated with financing acquisitions to investment banks and other advisors. Any of these amounts may be substantial, and together with the size, timing and number of acquisitions Janus pursues, may negatively affect and cause significant volatility in its financial results.

In addition, Janus has assumed, and may in the future assume, liabilities of the company it is acquiring. While Janus retains third-party advisors to consult on potential liabilities related to these acquisitions, there can be no assurances that all potential liabilities will be identified or known to it. If there are unknown liabilities or other obligations, Janus’ business could be materially affected.

Seasonality

Generally, Janus’ sales tend to be the slowest in January due to more unfavorable weather conditions, customer business cycles and the timing of renovation and new construction project launches.

Factors Affecting Operating Costs

Janus’ operating expenses are comprised of direct production costs (principally raw materials, labor and energy), manufacturing overhead costs, freight, costs to purchase sourced products and selling, general, and administrative (“SG&A”) expenses.

Janus’ largest individual raw material expenditure is steel coils. Fluctuations in the prices of steel coil are generally beyond Janus’ control and have a direct impact on the financial results. In 2020, Janus entered into agreements with three of its largest suppliers in order to lock in steel coil prices for part of Janus’ production needs and partially mitigate the potential impacts of short-term steel coil price fluctuations. This arrangement allows Janus to purchase quantities of product within specified ranges as outlined in the contracts.

Freight costs are driven by Janus’ volume of sales of products and are subject to the freight market pricing environment.

Basis of Presentation

The consolidated financial statements have been derived from the accounts of Janus and its wholly owned subsidiaries. Janus’s fiscal year follows a 4-4-5 calendar which divides a year into four quarters of 13 weeks, grouped into two 4-week “months” and one 5-week “month”. As a result, some monthly comparisons are not comparable as one month is longer than the other two. The major advantage of a 4-4-5 calendar is that the end date of the period is always the same day of the week, making manufacturing planning easier as every period is the same length. Every fifth or sixth year will require a 53rd week.

On February 11, 2018, Midco was acquired by a private equity group, and became the subsidiary of Holdco, which holds a majority equity interest in Midco. As part of the acquisition, Janus Intermediate, LLC (“Intermediate”), a new entity, became the 100% equity owner of Janus Core and a wholly-owned subsidiary of Midco. Holdco is a wholly owned subsidiary of Jupiter Topco, L.P. which is wholly-owned by the private equity group. As a result of the change of control of Janus, the Parent has applied the acquisition method of accounting with respect to the assets and liabilities of Janus, which have been remeasured at their estimated fair value as of the date of the transaction. Such estimated fair values have been reflected in the accompanying financial statements following the “push down method” of accounting as fully described in Note 9 to the Janus Consolidated Financial Statements.

All periods prior to the transaction reflect the historical accounting basis in Janus’s assets and liabilities and are labeled “Predecessor”. References to “Successor” relate to the balance sheet and results of operations of Midco and its subsidiaries, which includes the activity of Janus International Group, LLC. The financial statements and footnotes include a black-line division, which appears between the columns titled Predecessor and Successor, and signifies that the amounts shown for the periods prior to and following the transaction are not comparable.

We have presented results of operations, including the related discussion and analysis for the following periods:

•	the nine-month period ended September 26, 2020 compared to the nine-month period ended September 28, 2019.

•

the fiscal year ended December 28, 2019 compared to the combined period from December 31, 2017 to February 11, 2018 (Predecessor) and February 12, 2018 through December 29, 2018 (Successor)(Non-GAAP); and

•

the combined period from December 31, 2017 to February 11, 2018 (Predecessor) and the period from February 12, 2018 through December 29, 2018 (Successor), combined (Non-GAAP) compared to the fiscal year ended December 30, 2017

Components of Results of Operations

Sales of product. Sale of products represents the revenue from the sale of products, including steel roll-up and swing doors, rolling steel doors, steel structures, as well as hallway systems and facility and door automation technologies for commercial and self-storage customers. Product revenue is recognized upon transfer of control to the customer, which generally takes place at the point of destination (Janus Core) and at the point of shipping (all other segments). We expect our product revenue may vary from period to period on, among other things, the timing and size of orders and delivery of products and the impact of significant transactions. Revenues are monitored and analyzed as a function of sales reporting within the following sales channels, Self-Storage Construction, Self-Storage R3, and Commercial and Other.

Sales of services. Service revenue reflects installation services to customers for steel facilities, steel roll-up and swing doors, hallway systems, and relocatable storage units which is recognized over time based on the satisfaction of our performance obligation. Janus is highly integrated with customers at every phase of a project, including facility planning/design, construction, access control and R3 of damaged, or end-of-life products or rebranding of facilities due to market consolidation. Service obligations are primarily short term and completed within a one-year time period. We expect our service revenue to increase as we add new customers and our existing customers continue to add more and more content per square foot.

Cost of sales. Our cost of sales consists of the cost of products and cost of services. Cost of products includes the manufacturing cost of our steel roll-up and swing doors, rolling steel doors, steel structures, and hallway systems which primarily consists of amounts paid to our third-party contract suppliers and personnel-related costs directly associated with manufacturing operations as well as overhead and indirect costs. Cost of services includes third-party installation subcontractor costs directly associated with the installation of our products. Our costs of sales include purchase price variance, cost of spare or replacement parts, warranty costs, excess and obsolete inventory charges and shipping costs, and an allocated portion of overhead costs. We expect cost of sales to increase in absolute dollars in future periods as we expect our revenues to continue to grow.

Selling and marketing expense. Selling expenses consist primarily of compensation and benefits of employees engaged in selling activities as well as related travel, advertising, trade shows/conventions, meals and entertainment expenses. We expect selling expenses to increase in absolute dollars in future periods as we expect our revenues to continue to grow.

General and administrative expense. General and administrative (“G&A”) expenses are comprised primarily of expenses relating to employee compensation and benefits, travel, meals and entertainment expenses as well as depreciation, amortization, and non-recurring costs. We expect general and administrative expenses to increase in absolute dollars in future periods as we expect our revenues to continue to grow. We also expect G&A expenses to increase in the near term as a result of operating as a public company, including expenses associated with compliance with the rules and regulations of the Commission; and an increase in legal, audit, insurance, investor relations, professional services and other administrative expenses.

Interest expense. Consists of interest expense on short-term and long-term debt (see “Long Term Debt” section).

Results of Operations

The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this document. We have derived this data from our interim (unaudited), and annual consolidated financial statements included elsewhere in this proxy statement/prospectus. The following tables set forth our results of operations for the periods presented in dollars and as a percentage of total revenue.

Results of Operations — Interim

Nine-month period ending September 26, 2020 compared to the nine-month period ending September 28, 2019

	Successor
	Nine-month Period Ending		Variance
	September 26, 2020	September 28, 2019	$	%
REVENUE
Sales of product	$317,048,413	$353,042,145	$(35,993,732)	(10.2)%
Sales of services	83,334,062	79,459,255	3,874,807	4.9%

Total revenue	400,382,475	432,501,400	(32,118,925)	(7.4)%
Cost of Sales	254,755,038	281,223,489	(26,468,451)	(9.4)%

GROSS PROFIT	145,627,437	151,277,911	(5,650,474)	(3.7)%
OPERATING EXPENSE
Selling and marketing	25,800,711	26,073,958	(273,247)	(1.0)%
General and administrative	52,875,943	57,097,022	(4,221,079)	(7.4)%
Contingent consideration fair value adjustments	(2,875,248)	—	(2,875,248)	(100.0)%

Operating Expenses	75,801,406	83,170,980	(7,369,574)	(8.9)%

INCOME FROM OPERATIONS	69,826,031	68,106,931	1,719,100	2.5%
Interest expense	(27,447,267)	(32,547,896)	5,100,629	(15.7)%
Other income (expense)	418,302	(3,909,609)	4,327,911	(110.7)%

Other Expense, Net	(27,028,965)	(36,457,505)	9,428,540	(25.9)%

INCOME BEFORE TAXES	42,797,066	31,649,426	11,147,640	35.2%
Provision for Income Taxes	1,054,574	479,799	574,775	119.8%

NET INCOME	41,742,492	31,169,627	10,572,865	33.9%

Revenue

					Revenue Variance Breakdown
	Nine-month period ending September 26, 2020	Nine-month period ending September 28, 2019	Variances	Variance %	International Acquisitions	Domestic Acquisition	Organic Growth (Reduction)	Organic Growth (Reduction)%
Sales of products	$317,048,413	$353,042,145	$(35,993,732)	(10.2)%	$3,816,789	$9,907,826	$(49,718,347)	(14.1)%
Sales of services	83,334,062	79,459,255	3,874,807	4.9%	3,046,180	7,097,322	(6,268,695)	(7.9)%

Total	$400,382,475	$432,501,400	$(32,118,925)	(7.4)%	$6,862,969	$17,005,148	$(55,987,042)	(12.9)%

The $32.1 million revenue decrease is primarily attributable to an organic decrease in both product and service revenue caused by lower volumes due to the COVID-19 global pandemic. These decreases were partially offset by incremental revenue of $6.9 million from the January and March 2020 SSA and PTI Australasia Pty Ltd business acquisitions, respectively, and $17.0 million from the March 2019 acquisition of BETCO.

The following table and discussion compares Janus’ sales by sales channel.

	Successor
	Nine-month period ending				Variance
Consolidated	September 26, 2020	% of sales	September 28, 2019	% of sales	$	%
New Construction — Self-storage	$200,455,652	50.1%	$236,518,219	54.7%	$(36,062,567)	(15.2)%
R3 — Self-storage	110,852,222	27.7%	110,082,285	25.5%	769,937	0.7%
Commercial and Other	89,074,600	22.2%	85,900,896	19.9%	3,173,704	3.7%

Total	$400,382,475	100.0%	$432,501,400	100.0%	$(32,118,925)	(7.4)%

New Construction sales decreased by $36.1 million or 15.2% due to delays in projects as a result of the shelter in place mandates from the COVID-19 global pandemic.

R3 sales increased by $0.8 million or 0.7% due to the increase of conversations and expansions as more self-storage capacity continues to be brought online through R3.

Commercial and Other sales increased by $3.2 million or 3.7% due to the ASTA business continuing to gain shares in the commercial steel roll up door market and from the launch of the rolling steel product line.

Cost of Sales and Gross Margin

Gross margin increased from 35.0% to 36.4% from the nine-month period ending September 28, 2019 to the nine-month period ending September 26, 2020 due to improved material and direct labor margins.

	Nine-month period ending September 26, 2020	Nine-month period ending September 28, 2019	Variance	Variance %	Cost of Sales Variance Breakdown
					International Acquisitions	Domestic Acquisition	Organic Growth (Reduction)	Organic Growth %
Cost of Sales	$254,755,038	$281,223,489	$(26,468,451)	(9.4)%	$4,919,983	$13,639,646	$(45,028,080)	(16.0)%

The $26.5 million or 9.4% decrease in cost of sales is primarily attributable to the volume declines caused by the global pandemic, partially offset by incremental cost of sales of $4.9 million from the January and March 2020 SSA and PTI Australasia Pty Ltd acquisitions, respectively, and $13.6 million from the March 2019 acquisition of BETCO.

Janus experienced a decrease in sales of 7.4% resulting in a net reduction of costs of material of $23.8 million or 15.3%, and a reduction in freight costs of $0.9 million or 4.9% due to Janus securing more favorable freight rates in 2020.

Operating Expenses — Selling and marketing

Selling and marketing expense decreased from $26.1 million for the nine-month period ending September 28, 2019 to $25.8 million for the nine-month period ending September 26, 2020 representing the net effect of an increase of payroll related costs of $1.4 million or 8.0% primarily due to an increase in NOKE and ASTA resources to support key strategic growth initiatives offset by a $1.8 million or 255.0% decrease in travel related costs due cancelled tradeshows and limited travel due to the COVID-19 pandemic.

Operating Expenses — General and administrative

General and administrative expenses decreased $4.2 million or 7.4% from September 28, 2019 to September 26, 2020 due to a $1.1 million decrease in the management fee which was indexed to Janus’s performance as defined by a related party agreement, as well as a $1.6 million decrease in payroll related costs. Decrease in payroll related costs were due to the temporary wage reduction effective April 2020 and a 40.9% decrease in bonuses for Janus North America in 2020 as compared with the same nine-month period in 2019, primarily caused by the negative impact from the COVID-19 pandemic. The 2020 self-insurance costs related to the health care plans were 48.9% lower than the same nine-month period in 2019. Additionally, from September 28, 2019 to September 26, 2020 there was a $3.4 million decrease in amortization within BETCO.

The international operations had a $1.8 million increase in general and administrative expenses primarily due to the $0.6 million and $0.5 million stemming from the January and March 2020 Australia and Asia business acquisitions, respectively, as well as continued investment in the business as it prepares to rebound from the COVID-19 global pandemic.

Operating Expenses — FV adjustments on contingent consideration

We recognized a $2.9 million gain on fair value adjustments on contingent consideration in the nine-month period ended September 26, 2020 related to a final earnout payment for the BETCO acquisition.

Interest Expense

The interest expense decreased $5.1 million from September 28, 2019 to September 26, 2020 due to a lower interest rate environment coupled with a lower level of outstanding debt due to quarterly amortization coupled with a $2.0 million debt prepayment in 2020.

Other Income

Other income increased by $4.3 million or 110.7% from the nine-month period ending September 28, 2019 to the nine-month period ending September 26, 2020 primarily due to a $4.0 million loss on extinguishment of debt included in the nine-month period ending September 28, 2019 but not present in the period ended September 26, 2020.

Income Taxes

Income tax expense increased $0.6 million from Income tax the nine-month period ending September 28, 2019 to the nine-month period ending September 26, 2020 primarily as a result of increases in pretax book income at the taxable entities.

Net Income

The $10.6 million or 33.9% increase as compared to the prior nine-month interim period is due to increased operating income, lower interest expense, and lower other expenses.

Results of Operations — Annual Results

For the purposes of the analysis of the results presented herein, Janus is presenting the combined results of operations for the period February 12, 2018 to December 29, 2018 of the Successor Company with the period December 31, 2017 to February 11, 2018 of the Predecessor Company. Although this presentation is not in accordance with accounting principles generally accepted in the United States, Janus believes presenting and analyzing the combined results allows for a more meaningful comparison of results for the twelve-month period ended December 29, 2018 to the twelve months ended December 28, 2019. The following selected data from our audited consolidated statements of operations and other supplementary data should be referred to while reading the results of operations discussion that follows.

Year ended December 28, 2019 compared to the Combined 2018 Predecessor Period and Successor Period

	Successor		Predecessor	Non-GAAP	Non-GAAP
	Year Ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	2019 vs 2018 Change
					$	%
REVENUE
Sales of product	$460,071,382	$362,435,351	$36,877,514	$399,312,865	$60,758,517	15.2%
Sales of services	105,220,805	76,523,154	8,894,905	85,418,059	19,802,746	23.2%
Total revenue	565,292,187	438,958,505	45,772,419	484,730,924	80,561,263	16.6%

Cost of Sales	368,394,574	284,969,471	30,467,846	315,437,317	52,957,257	16.8%
GROSS PROFIT	196,897,613	153,989,034	15,304,573	169,293,607	27,604,006	16.3%

OPERATING EXPENSE
Selling and marketing	34,544,621	22,434,140	2,401,205	24,835,345	9,709,276	39.1%
General and administrative	75,692,824	92,274,874	3,669,132	95,944,006	(20,251,182)	(21.1)%
Operating Expenses	110,237,445	114,709,014	6,070,337	120,779,351	(10,541,906)	(8.7)%

INCOME FROM OPERATIONS	86,660,168	39,280,020	9,234,236	48,514,256	38,145,912	78.6%
Interest expense	(42,575,909)	(32,249,170)	(2,293,486)	(34,542,656)	(8,033,253)	23.3%
Other income (expense)	(4,049,578)	168,736	(4,451)	164,285	(4,213,863)	(2565.0)%
Other Expense, Net	(46,625,487)	(32,080,434)	(2,297,937)	(34,378,371)	(12,247,116)	35.6%

INCOME BEFORE TAXES	40,034,681	7,199,586	6,936,299	14,135,885	25,898,796	183.2%
Provision (Benefit) for Income Taxes	635,540	1,703,022	220,293	1,923,315	(1,287,775)	(67.0)%

NET INCOME	$39,399,141	$5,496,564	$6,716,006	$12,212,570	$27,186,571	222.6%

Revenue

		Non-GAAP			Revenue Variance Breakdown
	Year ended December 28, 2019	Combined year ended December 29, 2018	Variance	Variance %	Domestic Acquisition	International Acquisition	Organic Growth	Organic Growth %
Sales of Products	$460,071,382	$399,312,865	60,758,517	15.2%	$38,854,671	$8,920,533	$12,983,313	3.3%
Sales of Services	105,220,805	85,418,059	19,802,746	23.2%	12,032,490	3,997,993	3,772,263	4.0%

	$565,292,187	$484,730,924	$80,561,263	16.6%	$50,887,161	$12,918,526	$16,755,576	3.5%

The $80.6 million increase includes revenues of $50.5 million from the March 2019 acquisition of BETCO, $0.4 million from the December 2018 acquisition of NOKE, and $12.9 million from the December 2018 acquisition of AS&D as well as a 3.5% increase in organic revenue growth driven primarily by higher R3 sales.

The following table and discussion compares Janus’ sales by sales channel.

	Successor			Predecessor	Non-GAAP		Non-GAAP
	Year ended December 28, 2019	% of Sales	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	% of Sales	2019 vs 2018 Change
Consolidated							$	%
New Construction — Self-storage	$310,692,206	55.0%	$240,540,423	$29,330,012	$269,870,435	55.7%	$40,821,771	15.1%
R3 — Self-storage	141,417,823	25.0%	97,349,229	6,807,380	104,156,609	21.5%	37,261,214	35.8%
Commercial and Other	113,182,158	20.0%	101,068,853	9,635,027	110,703,880	22.8%	2,478,278	2.2%

Total	$565,292,187	100.0%	$438,958,505	$45,772,419	$484,730,924	100.0%	$80,561,263	16.6%

New Construction sales increased by $40.8 million or 15.1% primarily due to the acquisition of BETCO in 2019.

R3 sales increased by $37.3 million or 35.8% due to the continued aging infrastructure couple with new capacity continuing to be brought online through conversions and expansions.

Commercial and Other sales increased by $2.5 million or 2.2% due primarily to continued sales growth in the commercial roll-up door market and some pricing initiatives in both 2018 and 2019.

Cost of Sales / Gross Margin

Gross margin as a percentage of sales remained relatively consistent from the Combined 2018 Predecessor Period and Successor Period as compared to fiscal year December 28, 2019.

		Non-GAAP			Cost of Sales Variance Breakdown
	Year ended December 28, 2019	Combined year ended December 29, 2018	Variance	Variance %	Domestic Acquisition	International Acquisition	Organic Growth	Organic Growth %
Cost of Sales	$368,394,574	$315,437,317	$52,957,257	16.8%	$36,967,144	$9,862,955	$6,127,158	1.9%

The $53.0 million cost of sales increase includes $36.6 million from the March 2019 acquisition of BETCO, $0.4 million from the December 2018 acquisition of NOKE, and $9.9 million from the December 2018 acquisition of AS&D as well as a 1.9% increase attributable to organic growth driven by the organic revenue growth of 3.5%.

Operating Expenses — Selling and marketing

Selling and marketing expenses increased by $9.7 million or 39.1% due to an uptick in economic conditions resulting in $2.8 million or 22.0% increase in payroll related costs due to an increase in headcount and $1.0 million or 33.1% increase in travel related costs which supported our revenue growth. Additionally, the acquisition of BETCO in March 2019 and NOKE and AS&D in December 2018 resulted in an increase of consolidated selling and marketing costs of $5.0 million or 21.3% in fiscal year 2019 compared to the Combined 2018 Predecessor Period and Successor Period.

Operating Expenses — General and administrative

General and administrative expenses decreased $20.3 million or 21.1% from the Combined 2018 Predecessor Period and Successor Period to December 28, 2019 primarily due to the $30.5 million decrease in amortization of backlog in fiscal year 2019 as compared with Combined 2018 Predecessor Period and Successor

Period, a $1.2 million decrease related to amortization related to the Clearlake acquisition, and $5.2 million decrease in non-recurring expenses, all offset by a $14.2 increase of G&A expenses triggered by the March 1, 2019 acquisition of BETCO and the December 11, 2018 acquisitions of NOKE and AS&D. Outside the business combinations, management fee increased by $1.0 million or 17.9% which was indexed to Janus’s performance as defined by a related party agreement, offset by a $1.6 million or 18.4% increase in payroll related charges.

Interest Expense

Interest expense increased $8.0 million or 23.3% from Combined 2018 Predecessor Period and Successor Period to the fiscal year ended December 28, 2019 due to a $74.3 million or 13.6% increase in long term debt from $547.9 million as of December 29, 2018 to $622.2 million as of December 28, 2019. The additional debt was used to finance the March 1, 2019 acquisition of BETCO and pay off the outstanding line of credit draw used to fund the NOKE and AS&D acquisitions in late 2018. Interest rate on this additional debt (1st lien B2 Note Payable) was 6.2% as of December 28, 2019. Interest rates increased from 5.34% to 5.45% for the 1st lien notes payable from December 29, 2018 to December 28, 2019, respectively. Further, the amount of debt under the 1st lien note increased as well in August of 2019 as a result of the modification and extinguishment of the 2nd lien notes payable. Due to this additional debt, there was more principal which accrued interest at higher rates in 2019 as compared to 2018 which drove this increase in interest expense.

Other Income

Other income decreased by $4.2 million from the Combined 2018 Predecessor Period and Successor Period to the fiscal year ended December 28, 2019 primarily due to a loss on extinguishment of debt of $4.0 million that occurred within the fiscal year ended December 28, 2019.

Income Taxes

Income tax expense decreased $1.3 million primarily as a result of decreases in pretax book income at the taxable entities.

Net Income

The $27.2 million increase in net income was due to higher operating income partially offset by higher interest and other expenses.

Results of Operations — Annual Results

For the purposes of the analysis of the results presented herein, Janus is presenting the combined results of operations for the period February 12, 2018 to December 29, 2018 of the Successor Company with the period December 31, 2017 to February 11, 2018 of the Predecessor Company. Although this presentation is not in accordance with accounting principles generally accepted in the United States, Janus believes presenting and analyzing the combined results allows for a more meaningful comparison of results for the twelve-month period ended December 29, 2018 to the twelve months ended December 30, 2017. The following selected data from our audited consolidated statements of operations and other supplementary data should be referred to while reading the results of operations discussion that follow.

Combined 2018 Predecessor Period and Successor Period compared to the year ended December 30, 2017

	Successor	Predecessor	Non-GAAP	Predecessor	Non-GAAP
	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	Year ended December 30, 2017	2018 vs 2017 Change
					$	%
REVENUE
Sales of product	$362,435,351	$36,877,514	$399,312,865	$318,957,292	$80,355,573	25.2%
Sales of services	76,523,154	8,894,905	85,418,059	67,301,988	18,116,071	26.9%
Total revenue	438,958,505	45,772,419	484,730,924	386,259,280	98,471,644	25.5%

Cost of Sales	284,969,471	30,467,846	315,437,317	240,417,501	75,019,816	31.2%
GROSS PROFIT	153,989,034	15,304,573	169,293,607	145,841,779	23,451,828	16.1%

OPERATING EXPENSE
Selling and marketing	22,434,140	2,401,205	24,835,345	18,666,750	6,168,595	33.0%
General and administrative	92,274,874	3,669,132	95,944,006	48,846,919	47,097,087	96.4%
Operating Expenses	114,709,014	6,070,337	120,779,351	67,513,669	53,265,682	78.9%

INCOME FROM OPERATIONS	39,280,020	9,234,236	48,514,256	78,328,110	(29,813,854)	(38.1)%
Interest income (expense)	(32,249,170)	(2,293,486)	(34,542,656)	(16,397,962)	(18,144,694)	110.7%
Other income (expense)	168,736	(4,451)	164,285	(84,154)	248,439	(295.2)%
Other Income (Expense), Net	(32,080,434)	(2,297,937)	(34,378,371)	(16,482,116)	(17,896,255)	108.6%

INCOME BEFORE TAXES	7,199,586	6,936,299	14,135,885	61,845,994	(47,710,109)	(77.1)%
Provision (Benefit) for Income Taxes	1,703,022	220,293	1,923,315	(537,566)	2,460,881	(457.8)%

NET INCOME	$5,496,564	$6,716,006	$12,212,570	$62,383,560	$(50,170,990)	(80.4)%

Revenue

	Non-GAAP				Revenue Variance Breakdown
	Combined year ended December 29, 2018	Year ended December 30, 2017	Variance	Variance %	Domestic Acquisition	International Acquisition	Organic Growth	Organic Growth %
Sales of products	$399,312,865	$318,957,292	$80,355,573	25.2%	$16,688,625	$110,775	$63,556,173	19.9%
Sales of services	85,418,059	67,301,988	18,116,071	26.9%	594,345	47,475	17,474,251	26.0%

Total	$484,730,924	$386,259,280	$98,471,644	25.5%	$17,282,970	$158,250	$81,030,424	21.0%

The $98.5 million revenue increase includes $0.6 million from the December 2018 acquisition of NOKE, $0.2 million from the December 2018 acquisition of AS&D, and $16.7 million from the July 2017 acquisition of ASTA as well as a 21.0% increase in organic revenue growth driven by higher volumes.

The following table and discussion compares Janus’ sales by sales channel.

	Successor	Predecessor	Non-GAAP		Predecessor		Non-GAAP
	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	% of Sales	Year Ended December 30, 2017	% of Sales	2018 vs 2017 Change
Consolidated							$	%
New Construction — Self-storage	$240,540,423	$29,330,012	$269,870,435	55.7%	$234,413,278	60.7%	$35,457,157	15.1%
R3 — Self-storage	97,349,229	6,807,380	104,156,609	21.5%	76,305,427	19.8%	$27,851,181	36.5%
Commercial and Other	101,068,853	9,635,027	110,703,881	22.8%	75,540,575	19.5%	$35,163,306	46.5%

Total	$438,958,505	$45,772,419	$484,730,924	100.0%	$386,259,280	100.0%	$98,471,644	25.5%

New Construction sales increased by $35.5 million or 15.1% due to continued strong demand to continue to bring new self-storage capacity online through greenfield sites.

R3 sales increased by $27.9 million or 36.5% due to the renewed focus on this sales channel and the building out of a dedicated infrastructure focused on this segment of the marketplace.

Commercial and Other Sales increased by $35.2 million or 46.5% due to the mid-year 2017 acquisition of ASTA, which solely focuses on providing commercial products and services as well as continued growth in the commercial steel roll up door market.

Cost of Sales / Gross Margin

Gross margin decreased 2.8% from 37.8% for the fiscal year ending December 30, 2017 to 34.9% for Combined 2018 Predecessor Period and Successor Period due to an increase in material costs.

	Non-GAAP				Cost of Sales Variance Breakdown
	Combined year ended December 29, 2018	Year ended December 30, 2017	Variance	Variance %	Domestic Acquisitions	International Acquisition	Organic Growth	Organic Growth %
Cost of Sales	$315,437,317	$240,417,501	$75,019,816	31.2%	$12,657,199	$107,385	$62,255,232	25.9%

The $75.0 million cost of sales increase includes $12.4 million from the July 2017 acquisition of ASTA, $0.3 million from the December 2018 acquisition of NOKE, and $0.1 million from the December 2018 acquisition of AS&D as well as a 25.9% increase attributable to organic growth driven by an increase in organic revenue of 21.0% coupled with an increase in material costs. The cost of sales increase in ASTA is primarily due to the full year of post-acquisition operating activity of ASTA within Combined 2018 Predecessor Period and Successor Period compared to the five months of activity in fiscal year ended December 30, 2017. Cost of sales increased by $62.3 million or 25.9% primarily due to increased revenue growth, as well as an increase in steel coil prices.

Operating Expenses — Selling and marketing

Selling and marketing expenses increased by $6.2 million or 33.0% primarily due to a $4.0 million or 31.0% increase in payroll related costs needed to drive revenue growth, and a $1.5 million or 58.0% increase in travel related costs. Part of this increase, specifically $1.6 million, is directly attributable to the acquisition of ASTA in July 2017.

Operating Expenses — General and administrative

General and administrative expenses increased $47.1 million or 96.4% from the fiscal year ended December 30, 2017 to the Combined 2018 Predecessor Period and Successor Period due the $49.1 million increase in amortization of stepped up intangible assets as a result of the equity acquisition by Clearlake, a $0.4 million increase in amortization of ASTA intangible assets, a $4.8 million or 343.7% increase in management fees, $1.1 million or 14.6% increase in payroll related costs due to an increase in headcount additions to support the strategic growth plan for the organization, a $4.5 million increase of Clearlake acquisition fees, offset by a $16.9 million decrease in dividend recap.

Interest Expense

Interest expense increased $18.1 million or 110.7% from the fiscal year ended December 30, 2017 to the Combined 2018 Predecessor Period and Successor Period due to a change in the financing structure of Janus, triggered by the February 12, 2018 acquisition by Clearlake. As a result of this acquisition, the loans of the Predecessor entity were fully repaid and the debt extinguished; new debt in the Successor entity was issued in the form of a $470.0 million 1st and $100.0 million 2nd lien term loan and a $50.0 million line of credit. The Predecessor subordinated term loans and senior term loan accrued interest, respectively, at 10.00% and 5.32% as of December 30, 2017. As of December 29, 2018, interest rates on the 1st lien term loan and 2nd lien term loan were 5.34% and 10.09%, respectively. While Janus did not draw down on its 2017 line of credit, it did draw down on its 2018 line of credit which had an interest rate of 5.75% as of December 29, 2018. Long term debt increased 131.2% from $237.0 million as of December 30, 2017 to $547.9 million as of December 29, 2018. This increased amount of long term debt, coupled with greater interest rates caused the increase in interest expense from 2017 to 2018.

Other Income

Other income was relatively consistent from the fiscal year ended December 30, 2017 to the Combined 2018 Predecessor Period and Successor Period.

Income Taxes

Income tax increased by $2.5 million, of which $1.8 million was related to the enactment of the Tax Cuts and Jobs Act (“TCJA”) and the remeasurement of deferred tax assets and liabilities to the lower enacted rate in fiscal year 2017 with the remainder being a result to changes in pretax book income at the taxable entities and other various matters.

Net Income

The $50.2 million decrease in net income was due to a decrease in operating income due to higher general and administrative expenses, selling and marketing expenses, coupled with higher interest expenses. These items were partially offset by higher gross profit.

Segment Results of Operations

We operate in and report financial results for two segments: North America and International with the following sales channels, Self-Storage Construction, Self-Storage R3, and Commercial and Other.

Segment operating income is the measure of profit and loss that our chief operating decision maker uses to evaluate the financial performance of the business and as the basis for resource allocation, performance reviews and compensation. For these reasons, we believe that Segment operating income represents the most relevant measure of Segment profit and loss. Our chief operating decision maker may exclude certain charges or gains, such as corporate charges and other special charges, to arrive at a Segment operating income that is a more meaningful measure of profit and loss upon which to base our operating decisions. We define Segment operating margin as Segment operating income as a percentage of the segment’s Net revenues.

The segment discussion that follow describe the significant factors contribution to the changes in results for each segment included in Net earnings.

Results of Operations — Janus North America — Interim

For the nine-month period ending September 26, 2020 compared to the nine-month period ending September 28, 2019

	Successor
	Nine-month period ending		Variance
	September 26, 2020	September 28, 2019	$	%
REVENUE
Sales of product	$310,647,035	$337,957,101	$(27,310,066)	(8.1)%
Sales of services	69,200,338	67,319,274	1,881,064	2.8%
Total revenue	$379,847,373	$405,276,375	(25,429,002)	(6.3)%

Cost of Sales	243,878,507	263,957,156	(20,078,649)	(7.6)%
GROSS PROFIT	135,968,866	141,319,219	(5,350,353)	(3.8)%

OPERATING EXPENSE
Selling and marketing	23,569,694	24,081,401	(511,707)	(2.1)%
General and administrative	47,519,789	53,576,652	(6,056,863)	(11.3)%
Contingent consideration fair value adjustment	(2,875,248)	—	(2,875,248)	—%
Operating Expenses	68,214,235	77,658,053	(9,443,818)	(12.2)%

INCOME FROM OPERATIONS	$67,754,610	$63,661,166	$4,093,465	6.4%

Revenue

					Revenue Variance Breakdown
	Nine-month period ending September 26, 2020	Nine-month period ending September 28, 2019	Variances	Variance %	BETCO Acquisition	Organic Growth (Reduction)	Organic Growth (Reduction)%
Sales of products	$310,647,035	$337,957,101	$(27,310,066)	(8.1)%	$9,907,826	$(37,217,892)	(11.0)%
Sales of services	69,200,338	67,319,274	1,881,064	2.8%	7,097,322	(5,216,258)	(7.7)%

Total	$379,847,373	$405,276,375	$(25,429,002)	(6.3)%	$17,005,148	$(42,434,150)	(10.5)%

The $25.4 million revenue decrease relates to a 10.6% decrease in organic revenue growth driven by lower volumes due to the COVID-19 global pandemic offset by $17.0 million revenue from the March 2019 acquisition of BETCO.

The following table and discussion compares Janus North America sales by sales channel.

	Successor
	Nine-month period ending				Variance
	September 26, 2020	% of total sales	September 28, 2019	% of total sales	$	%
New Construction — Self-storage	$184,898,993	48.7%	$216,607,953	53.5%	$(31,708,960)	(14.6)%
R3 — Self-storage	98,645,228	26.0%	98,618,484	24.3%	26,744	—%
Commercial and Other	96,303,152	25.3%	90,049,938	22.2%	6,253,214	6.9%

Total	$379,847,373	100.0%	$405,276,375	100.0%	$(25,429,002)	(6.3)%

New Construction sales decreased by $31.7 million or 14.6% to $184.9 million for the nine-month period ended September 26, 2020 from $216.6 million for the nine-month period ended September 28, 2019 due to reduced volumes and delays in projects associated with the COVID-19 global pandemic, as noted above.

R3 sales remained consistent for the nine-month period ended September 26, 2020 from the nine-month period ended September 28, 2019 despite the COVID-19 global pandemic and we continue to maintain a strong backlog of R3 projects.

Commercial and Other sales increased by $6.3 million or 6.9% to $96.3 million for the nine-month period ended September 26, 2020 from $90.0 million for the nine-month period ended September 28, 2019 due to increases in both Janus Core and ASTA commercial steel roll up door market and with strong momentum with the launch of the rolling steel product line.

Cost of Sales and Gross Margin

Gross Margin increased by 0.9% from 34.9% for the nine-month period ended September 28, 2019, to 35.8% for the nine-month period ended September 26, 2020 due to declining steel coil prices and from improvements in installation margins as noted below.

	Nine-month period ending September 26, 2020	Nine-month period ending September 28, 2019			Cost of Sales Variance Breakdown
			Variance	Variance %	BETCO Acquisition	Organic Growth	Organic Growth %
Cost of Sales	$243,878,507	$263,957,156	$(20,078,649)	(7.6)%	$13,639,646	$(33,718,295)	(12.8)%

The $20.1 million or 7.6% decrease in cost of sales includes a 12.8% decline in organic growth predominately attributable to the 10.5% decline in organic revenue, partially offset by $13.6 million from the March 2019 acquisition of BETCO. The $13.6 million increase is a result of nine months of activity in the nine-month period ended September 26, 2020 as compared to the seven months of activity as a result of the BETCO acquisition in March 2019. Excluding these acquisitions, the decrease of cost of sales is in line with the 6.3% decrease in revenues coupled with increases of 1.7% in material margins due to favorable material costs from declining raw material prices in 2020 and 2.5% in improved installation margins. Additionally, there was a $1.8 million or 11.0% increase in related costs of sales due to continued staffing up in operations in advance of the launch of the rolling steel product line and Noke Smart Entry System resources.

Operating Expenses — Selling and marketing

Selling and marketing expenses decreased $0.5 million or 2.1% from $24.1 million for the nine month period ended September 28, 2019 to $23.6 million for the nine month period ended September 26, 2020 representing the net effect of an increase of payroll related costs by $1.4 million or 8.0% primarily due to continued ramp up in rolling steel and Noke Smart Entry System resources offset by a $1.8 million or 255.0% decrease in travel related costs due to the COVID-19 pandemic.

Operating Expenses — General and administrative

General and administrative expenses decreased $6.1 million or 11.3% from September 28, 2019 to September 26, 2020 due to a $0.7 million decrease in the management fee driven by reduction in adjusted EBITDA as well as a $1.6 million decrease in payroll related costs. Decrease in payroll related costs were due to a temporary wage reduction effective April 2020, a 41.0% decrease in bonus expenses in 2020 as compared with the nine-month period ended September 28, 2019 as a response to the COVID-19 pandemic. The 2020 self-insurance costs related to the health care plans were 49.0% lower than the same nine-month period in 2019. Additionally, from the nine-month period September 28, 2019 to the nine-month period September 26, 2020, there was a $3.4 million decrease in amortization within BETCO.

Operating Expenses — Contingent consideration fair value adjustment

We recognized a $2.9 million gain on fair value adjustments on contingent consideration in the nine-month period ended September 26, 2020 related to a final earnout payment for the BETCO acquisition.

Income from Operations

Income from operations increased by $4.1 million or 6.4% from September 28, 2019 to September 26, 2020 primarily due to a decrease in general and administrative expenses, a decrease in selling and marketing expenses and due to the gain recognized on fair value adjustments on contingent consideration in the nine-month period ended September 26, 2020, partially offset by a decrease in gross profit.

Results of Operations — Janus North America — Annual Year ended December 28, 2019 compared to Combined 2018 Predecessor Period and Successor Period

	Successor		Predecessor	Non-GAAP	Non-GAAP
	Year ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	2019 vs 2018 Change
					$	%
REVENUE
Sales of product	$442,499,219	$348,559,586	$33,897,784	$382,457,370	$60,041,849	15.7%
Sales of services	90,269,677	68,234,477	7,684,648	75,919,125	14,350,552	18.9%
Total revenue	532,768,896	416,794,063	41,582,432	458,376,495	74,392,401	16.2%

Cost of Sales	348,098,839	271,829,573	27,748,175	299,577,748	48,521,091	16.2%
GROSS PROFIT	184,670,057	144,964,490	13,834,257	158,798,747	25,871,310	16.3%

OPERATING EXPENSE
Selling and marketing	31,695,985	21,204,010	2,248,438	23,452,448	8,243,537	35.2%
General and administrative	71,150,226	86,737,083	3,208,415	89,945,498	(18,795,272)	(20.9)%
Operating Expenses	102,846,211	107,941,093	5,456,853	113,397,946	(10,551,735)	(9.3)%

INCOME FROM OPERATIONS	$81,823,846	$37,023,397	$8,377,404	$45,400,801	$36,423,045	80.2%

Revenue

		Non-GAAP			Revenue Variance Breakdown
	Year ended December 28, 2019	Combined year ended December 29, 2018	Variance	Variance %	BETCO Acquisition	NOKE Acquisition	Organic Growth	Organic Growth %
Sales of products	$442,499,219	$382,457,370	$60,041,849	15.7%	$38,435,546	$419,125	$21,187,178	5.5%
Sales of services	90,269,677	75,919,125	14,350,552	18.9%	12,032,490	—	2,318,062	3.1%

Total	$532,768,896	$458,376,495	$74,392,401	16.2%	$50,468,036	$419,125	$23,505,240	5.1%

Revenue increased $74.4 million or 16.2% to $532.8 million for the fiscal year ended December 28, 2019 from $458.4 million for the Combined 2018 Predecessor Period and Successor Period. The increase was attributable to $50.5 million of revenue from BETCO made through multi-story building projects that were largely the result of the conversion of cross selling opportunities with Janus’ institutional customer base coupled with geographic expansion for nine months of activity during 2019 as a result of the March 2019 acquisition of BETCO and $0.4 million revenue from NOKE for twelve months of activity during 2019 as compared to a month of activity during 2018 as a result of the December 2018 acquisition of NOKE, as well as a $23.5 million or 5.1% increase in organic revenue growth primarily driven by significant growth in R3 sales.

The following table illustrates the sales by channel for the fiscal year ended December 28, 2019 and the Combined 2018 Predecessor Period and Successor Period.

The following table and discussion compares Janus North America sales by sales channel.

	Successor			Predecessor	Non-GAAP		Non-GAAP
	Year Ended December 28, 2019	% of total sales	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	% of total sales	2019 vs 2018 Change
							$	%
New Construction — Self-storage	$279,889,907	52.5%	$223,493,492	$26,455,506	$249,948,998	54.5%	$29,940,909	12.0%
R3 — Self-storage	126,597,707	23.8%	86,881,133	5,225,607	92,106,740	20.1%	34,490,967	37.4%
Commercial and Other	126,281,282	23.7%	106,419,438	9,901,319	116,320,757	25.4%	9,960,525	8.6%

Total	$532,768,896	100.0%	$416,794,063	$41,582,432	$458,376,495	100.0%	$74,392,401	16.2%

New Construction sales increased by $29.9 million or 12.0% to $279.9 million for the fiscal year ended December 28, 2019 from $249.9 million for the Combined 2018 Predecessor Period and Successor Period due to $48.8 million revenue from BETCO and its multi-story facility projects partially offset by a decrease of $18.8 million from Janus Core due to weather and other related declines in construction activity in select areas of the United States and a shift towards R3 projects (namely new capacity being brought online through conversions and expansions which roll up under R3).

R3 sales increased $34.5 million or 37.4% to $126.6 million for the fiscal year ended December 28, 2019 from $92.1 million for the Combined 2018 Predecessor Period and Successor Period due to shift towards R3 conversion and expansion projects as noted above.

Commercial and Other sales increased $10.0 million or 8.6% to $126.3 million for the fiscal year ended December 28, 2019 from $116.3 million for the Combined 2018 Predecessor Period and Successor Period due to an increase in growth in commercial for both Janus Core and ASTA business units driven by the continued strong commercial marketplace.

Cost of Sales / Gross Margin

Gross margin as a percentage of sales remained relatively consistent for the fiscal year ended December 28, 2019 as compared to the Combined 2018 Predecessor Period and Successor Period.

		Non-GAAP			Cost of Sales Variance Breakdown
	Year ended December 28, 2019	Combined year ended December 29, 2018	Variance	Variance %	BETCO Acquisition	NOKE Acquisition	Organic Growth	Organic Growth %
Cost of Sales	$348,098,839	$299,577,748	$48,521,091	16.2%	$36,606,606	$360,538	$11,553,947	3.9%

Cost of sales increased by $48.5 million or 16.2% from $299.6 million for Combined 2018 Predecessor Period and Successor Period to $348.1 million for the fiscal year ended December 28, 2019 which was in line with the 16.2% increase in revenue primarily as a result of the BETCO acquisition, which incurred $36.6 million cost of sales for 2019.

Operating Expenses — Selling and marketing

Selling and marketing expenses increased by $8.2 million or 35.2% due to an uptick in economic conditions resulting in $2.8 million or 22.0% increase in payroll related costs due to the staffing up for the rolling steel and Nokē Smart Entry System product line growth, as noted above and $1.0 million or 33.1% increase in travel related costs which supported our revenue growth. Additionally, the acquisition of BETCO in March 2019 and NOKE in December 2018 resulted in an increase of consolidated selling and marketing costs of $3.9 million for the fiscal year ended December 28, 2019 as compared to Combined 2018 Predecessor Period and Successor Period.

Operating Expenses — General and administrative

General and administrative expenses decreased $18.8 million or 20.9% from the Combined 2018 Predecessor Period and Successor Period to December 28, 2019 primarily due to a $30.5 million decrease in amortization of backlog in fiscal year 2019 as compared with Combined 2018 Predecessor Period and Successor Period, offset by an $13.8 million increase in general and administrative expenses driven by the March 1, 2019 and December 11, 2018 acquisitions of BETCO and NOKE, respectively. Outside the business combinations, management fees increased by $1.0 million or 18.0% which was indexed to Janus’s performance as defined by a related party agreement, coupled with a $1.6 million or 19.0% increase in payroll related charges.

Income from Operations

Income from operations increased by $36.4 million or 80.2% from the Combined 2018 Predecessor Period and Successor Period to December 28, 2019 primarily due to an increase in gross profit and a decrease in general and administrative expenses, partially offset by an increase in selling and marketing expenses.

Results of Operations — Janus North America — Annual Results

Combined 2018 Predecessor Period and Successor Period compared to the year ended December 30, 2017

	Successor	Predecessor	Non-GAAP	Predecessor	Non-GAAP
	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	December 30, 2017	2018 vs 2017 Change
					$	%
REVENUE
Sales of product	$348,559,586	$33,897,784	382,457,370	301,575,792	80,881,578	26.8%
Sales of services	68,234,477	7,684,648	75,919,125	56,271,086	19,648,039	34.9%
Total revenue	416,794,063	41,582,432	458,376,495	357,846,878	100,529,617	28.1%

Cost of Sales	271,829,573	27,748,175	299,577,748	222,533,590	77,044,158	34.6%
GROSS PROFIT	144,964,490	13,834,257	158,798,747	135,313,288	23,485,459	17.4%

OPERATING EXPENSE
Selling and marketing	21,204,010	2,248,438	23,452,448	17,187,429	6,265,019	36.5%
General and administrative	86,737,083	3,208,415	89,945,498	43,097,196	46,848,304	108.7%
Operating Expenses	107,941,093	5,456,853	113,397,946	60,284,625	53,113,323	88.1%

INCOME FROM OPERATIONS	$37,023,397	$8,377,404	$45,400,801	$75,028,663	$(29,627,864)	(39.5)%

Revenue

	Non-GAAP				Revenue Variance Breakdown
	Combined year ended December 29, 2018	Year ended December 30, 2017	Variance	Variance %	NOKE Acquisition	ASTA Acquisition	Organic Growth (Reduction)	Organic Growth (Reduction) %
Sales of products	$382,457,370	$301,575,792	$80,881,578	26.8%	$550,179	$16,138,446	$64,192,953	21.3%
Sales of services	75,919,125	56,271,086	19,648,039	34.9%	—	594,345	19,053,694	33.9%

Total	$458,376,495	$357,846,878	$100,529,617	28.1%	$550,179	$16,732,791	$83,246,647	23.3%

Revenue increased by $100.5 million or 28.1% for the Combined 2018 Predecessor Period and Successor Period due to $0.6 million of revenue as a result of the December 2018 acquisition of NOKE and $16.7 million of revenue as a result of the ASTA acquisition in July 2017 for which we had twelve months of activity for ASTA for the Combined 2018 Predecessor Period and Successor Period as compared to five months of activity for the fiscal year ended December 30, 2017 as well as a $83.2 million or 23.3% increase in organic revenue growth driven by a strong performance in new construction, R3, and commercial and other product lines in terms of both sales of products and services.

The following table illustrates the sales by channel for the Combined 2018 Predecessor Period and Successor Period and the fiscal year ended December 30, 2017.

The following table and discussion compares Janus North America sales by sales channel.

	Successor	Predecessor	Non-GAAP		Predecessor		Non-GAAP
	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	% of total sales	Year Ended December 30, 2017	% of total sales	2019 vs 2018 Change
							$	%
New Construction — Self-storage	$223,493,492	$26,455,506	$249,948,998	54.5%	$212,093,079	59.3%	$37,855,919	17.8%
R3 — Self-storage	86,881,133	5,225,607	92,106,740	20.1%	67,885,226	19.0%	24,221,514	35.7%
Commercial and Other	106,419,438	9,901,319	116,320,757	25.4%	77,868,573	21.7%	38,452,184	49.4%

Total	$416,794,063	$41,582,432	$458,376,495	100.0%	$357,846,878	100.0%	$100,529,617	28.1%

New Construction sales increased by $37.9 million or 17.8% to $249.9 million for the Combined 2018 Predecessor Period and Successor Period from $212.1 million for the fiscal year ended December 30, 2017 due to a continued strong self-storage marketplace.

R3 sales increased by $24.2 million or 35.7% to $92.1 million for the Combined 2018 Predecessor Period and Successor Period from $67.9 million for the fiscal year ended December 30, 2017 due to the R3 sales growth strategy continuing to gain momentum.

Commercial and Other sales increased by $38.5 million or 49.4% to $116.3 million for the Combined 2018 Predecessor Period and Successor Period from $77.9 million for the fiscal year ended December 30, 2017 due to a continued strong commercial marketplace, coupled with a full year of ASTA revenue in the Combined 2018 Predecessor Period and Successor Period versus only 5 months of activity in the fiscal year ended December 30, 2017.

Cost of Sales

	Non-GAAP				Cost of Sales Variance Breakdown
	Combined year ended December 29, 2018	Year ended December 30, 2017	Variance	Variance %	NOKE acquisition	ASTA acquisition	Organic Growth	Organic Growth %
Cost of Sales	$299,577,748	$222,533,590	$77,044,158	34.6%	$272,142	$12,385,057	$64,386,959	28.9%

Cost of sales increased by $77.0 million or 34.6% from $222.5 million for the fiscal year ended December 30, 2017 to $299.6 million for the Combined 2018 Predecessor Period and Successor Period primarily due to a net impact of $64.4 million driven by an increase in raw material prices coupled with increased costs associated with the 28.1% increase in revenues. Additionally, cost of sales increased $12.4 million due to the full year of post-acquisition operating activity of ASTA compared to the five months of activity in 2017.

Gross margin decreased 3.2% from 34.6% for the fiscal year ended December 30, 2017 to 34.9% for Combined 2018 Predecessor Period and Successor Period due to decreases in material margins due to rising raw material prices, partially offset by the pricing increases effected in February and June 2018 for both Janus Core and ASTA, respectively, as well as a decrease in freight margins driven by increased logistics costs as a result of new Department of Transportation regulations.

Operating Expenses — Selling and marketing

Selling and marketing expenses increased by $6.3 million or 36.5% primarily due to a $4.0 million or 31.0% increase in payroll related costs needed to drive revenue growth, and a $1.5 million or 58.0% increase in travel related costs. Part of this increase, specifically $1.6 million, is directly attributable to the acquisition of ASTA in July 2017.

Operating Expenses — General and administrative

General and administrative expenses increased $46.8 million or 108.7% from the fiscal year ended December 30, 2017 to the Combined 2018 Predecessor Period and Successor Period due a $50.6 million increase in amortization of stepped up intangible assets as a result of the equity acquisition by Clearlake, a $0.5 million increase in amortization of ASTA intangible assets, a $4.6 million or 360.0% increase in management fees, a $1.8 million or 15.0% increase in payroll related cost due to an increase in headcount additions to support strategic growth plans for the organization, and a $4.5 million increase of Clearlake acquisition fees. These items were partially offset by a $16.0 million decrease in the dividend recapitalization payment.

Income from Operations

Income from operations decreased by $29.6 million or 39.5% from the fiscal year ended December 30, 2017 to the Combined Predecessor Period and Successor Period primarily due to an increase in general and administrative expenses and an increase in selling and marketing expenses, partially offset by an increase in gross profit.

Results of Operations — Janus International — Interim

Nine-month period ending September 26, 2020 compared to nine-month period ending September 28, 2019

	Successor
	Nine-month period ending		Variance
	September 26, 2020	September 28, 2019	$	%
REVENUE
Sales of product	$18,031,237	$22,513,325	$(4,482,088)	(19.9)%
Sales of services	14,133,724	12,139,981	1,993,743	16.4%
Total revenue	$32,164,961	$34,653,306	(2,488,345)	(7.2)%

Cost of Sales	22,596,956	24,629,855	(2,032,899)	(8.3)%
GROSS PROFIT	9,568,005	10,023,451	(455,446)	(4.5)%

OPERATING EXPENSE
Selling and marketing	2,231,017	1,992,557	238,460	12.0%
General and administrative	5,356,154	3,520,370	1,835,784	52.1%
Operating Expenses	7,587,171	5,512,927	2,074,244	37.6%

INCOME FROM OPERATIONS	1,980,834	4,510,524	(2,529,690)	(56.1)%

Revenue

	Nine-month period ended September 26, 2020	Nine-month period ended September 28, 2019	Variances		Revenue Variance Breakdown
				Variance %	SSA and PTI Australia Pty Ltd Acquisitions	Organic Growth (Reduction)	Organic Growth (Reduction)%
Sales of products	$18,031,237	$22,513,325	$(4,482,088)	(19.9)%	$3,816,789	$(8,298,877)	(36.9)%
Sales of services	14,133,724	12,139,981	1,993,743	16.4%	3,046,180	(1,052,437)	(8.7)%

Total	$32,164,961	$34,653,306	$(2,488,345)	(7.2)%	$6,862,969	$(9,351,314)	(27.0)%

The $2.5 million revenue decrease includes a 27.0% decrease in organic growth driven by lower volumes of sales and project delays due to the COVID-19 global pandemic offset by $6.9 million of revenue growth from the January and March 2020 business acquisitions of SSA and PTI Australasia PTY Ltd, respectively.

The following table illustrates the sales by channel for the nine-month periods ended September 26, 2020 and September 28, 2019.

The following table and discussion compares Janus International sales by sales channel.

	Successor
	Nine-month period ending				Variance
	September 26, 2020	% of total sales	September 28, 2019	% of total sales	$	%
New Construction — Self-storage	$19,903,835	61.9%	$23,189,505	66.9%	$(3,285,670)	(14.2)%
R3 — Self-storage	12,206,994	37.9%	11,463,801	33.1%	743,193	6.5%
Commercial and Other	54,132	0.2%	—	—%	54,132	—%

Total	32,164,961	100.0%	34,653,306	100.0%	$(2,488,345)	(7.2)%

New Construction sales decreased by $3.3 million or 14.2% to $19.9 million for the nine-month period ended September 26, 2020 from $23.2 million for the nine-month period ended September 28, 2019 due to the COVID-19 global pandemic, as noted above, and a shift towards R3 business.

R3 sales increased by $0.7 million or 6.5% to $12.2 million for the nine-month period ended September 26, 2020 from $11.5 million for the nine-month period ended September 28, 2019 due to customers investing in their existing sites as opposed to building new sites, largely due to the COVID-19 global pandemic.

Cost of Sales and Gross Margin

Gross Margin increased by 0.8% from 28.9% for the nine-month period ended September 28, 2019, to 29.7% for the nine-month period ended September 26, 2020 due to a trend of improved installation and freight margins.

	For the nine- month period ending September 26, 2020	For the nine- month period ending September 28, 2019			Cost of Sales Variance Breakdown
			Variance	Variance %	SSA and PTI Australasia Pty Ltd Acquisitions	Organic Growth	Organic Growth %
Cost of Sales	$22,596,956	$24,629,855	$(2,032,899)	(8.3)%	$4,919,983	$(6,952,882)	(28.2)%

Cost of sales decreased by $2.0 million or 8.3% from $24.6 million, for the nine-month period ended September 28, 2019, to $22.6 million for the nine-month period ended September 26, 2020 in line with the 7.2% decrease in revenues.

Operating Expenses — Selling and marketing

Selling and marketing expense increased $0.2 million or 12.0% from $2.0 million for the nine-month period ended September 28, 2019 to $2.2 million for the nine-month period ended September 26, 2020 primarily as a result of operations from SSA acquired in the nine-month period ended September 26, 2020 as noted above offset by decreases from limited travel and trade show cancellations due to the COVID-19 global pandemic.

Operating Expenses — General and administrative

General and administrative expenses increased $1.9 million or 57.7% from $3.4 million for the nine-month period ended September 28, 2019 to $5.4 million for the nine-month period ended September 26, 2020 primarily as a result of operations from SSA acquired in the nine-month period ended September 26, 2020 as noted above and continued investment in personnel to support the strategic growth objectives of the international business operations.

Income from Operations

Income from operations decreased by $2.5 million or 56.1% from the nine-month period ended September 28, 2019 to the nine-month period ended September 26, 2020 primarily due to a decrease in gross profit, an increase in general and administrative expenses and an increase in selling and marketing expenses.

Results of Operations — Janus International — Annual Results Year ended December 28, 2019 compared to the Combined 2018 Predecessor Period and Successor Period

	Successor		Predecessor	Non-GAAP	Non-GAAP
	Year ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	2019 vs 2018 Change
					$	%
REVENUE
Sales of product	$28,592,093	$19,204,548	$3,230,332	$22,434,880	$6,157,213	27.4%
Sales of services	14,951,128	8,288,677	1,210,257	9,498,934	5,452,194	57.4%
Total revenue	43,543,221	27,493,225	4,440,589	31,933,814	11,609,407	36.4%

Cost of Sales	31,138,856	18,468,681	2,970,273	21,438,954	9,699,902	45.2%
GROSS PROFIT	12,404,365	9,024,544	1,470,316	10,494,860	1,909,505	18.2%

OPERATING EXPENSE
Selling and marketing	2,848,636	1,230,130	152,767	1,382,897	1,465,739	106.0%
General and administrative	4,542,598	5,537,791	460,717	5,998,508	(1,455,910)	(24.3)%
Operating Expenses	7,391,234	6,767,921	613,484	7,381,405	9,829	0.1%

INCOME FROM OPERATIONS	5,013,131	2,256,623	856,832	3,113,455	1,899,676	61.0%

Revenue

		Non-GAAP			Revenue Variance Breakdown
	Year ended December 28, 2019	Combined year ended December 29, 2018	Variance	Variance %	AS&D Acquisition	Organic Growth (Reduction)	Organic Growth (Reduction) %
Sales of products	$28,592,093	$22,434,880	$6,157,213	27.4%	$8,920,533	$(2,763,320)	(12.3)%
Sales of services	14,951,128	9,498,934	5,452,194	57.4%	3,997,993	1,454,201	15.3%

Total	$43,543,221	$31,933,814	11,609,407	36.4%	$12,918,526	$(1,309,119)	(4.1)%

The $11.6 million increase includes revenues of $12.9 million from 12 months of activity for AS&D for the fiscal year ended December 28, 2019 compared to one month of activity for the Combined 2018 Predecessor Period and Successor Period due to the December 2018 acquisition of AS&D offset by a 4.1% decrease in organic revenue growth driven by delayed New Construction projects in Q4 2019.

The following table illustrates the sales by channel for the fiscal year ended December 28, 2019 and the Combined 2018 Predecessor Period and Successor Period.

The following table and discussion compares Janus International sales by sales channel.

	Successor			Predecessor	Non-GAAP		Non-GAAP
	Year Ended December 28, 2019	% of total sales	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	% of total sales	2019 vs 2018 Change
							$	%
New Construction — Self-storage	$28,723,105	66.0%	$17,025,129	$2,858,816	$19,883,945	62.3%	$8,839,160	44.5%
R3 — Self-storage	14,820,116	34.0%	10,468,096	1,581,773	12,049,869	37.7%	2,770,247	23.0%

Total	43,543,221	100.0%	$27,493,225	$4,440,589	$31,933,814	100.0%	$11,609,407	36.4%

New Construction sales increased by $8.8 million or 44.5% to $28.7 million for the fiscal year ended December 28, 2019 from $19.9 million for the Combined 2018 Predecessor Period and Successor Period due to continued strong demand for self-storage capacity especially in Europe coupled with the benefit from some of the larger construction projects that were delayed in 2018 and benefited 2019 revenue.

R3 sales increased by $2.8 million or 23.0% to $14.8 million for the fiscal year ended December 28, 2019 from $12.0 million for the Combined 2018 Predecessor Period and Successor Period due to a continued strategic focus on this segment of the marketplace and an aging infrastructure in the United Kingdom.

Cost of Sales / Gross Margin

Gross margin decreased 4.4% from 32.9% for the Combined 2018 Predecessor Period and Successor Period, to 28.5% for the fiscal year ended December 28, 2019 primarily due to decreases of 2.7% in material margins and 7.0% in installation margins largely attributable to the acquisition of AS&D in December 2018 and its dilutive impact on the overall gross profit margins of the international operations coupled with a 5.9% reduction in freight margins as a result of a general tightening of third-party freight costs experienced year-over-year.

		Non-GAAP			Cost of Sales Variance Breakdown
	Year ended December 28, 2019	Combined year ended December 29, 2018	Variance	Variance %	AS&D Acquisition	Organic Growth	Organic Growth %
Cost of Sales	$31,138,856	$21,438,954	$9,699,902	45.2%	$9,862,955	$(163,053)	(0.8)%

Cost of sales increased by $9.7 million or 45.2% from $21.4 million for the Combined 2018 Predecessor Period and Successor Period, to $31.1 million for the fiscal year ended December 28, 2019 primarily attributable to twelve months of activity from AS&D during the fiscal year ended December 28, 2019 as compared to one month of activity during the Combined 2018 Predecessor Period and Successor Period.

Operating Expenses — Selling and marketing

Selling and marketing expenses increased by $1.5 million or 106.0% primarily attributable to twelve months of activity from AS&D during the fiscal year ended December 28, 2019 as compared to one month of operations during the Combined 2018 Predecessor Period and Successor Period.

Operating Expenses — General and administrative

General and administrative expenses decreased $1.5 million or 24.3% from the Combined 2018 Predecessor Period and Successor Period to December 28, 2019 primarily due to $1.2 million decrease of amortization expense related to the Clearlake acquisition.

Income from Operations

Income from operations increased by $1.9 million or 61.0% from the Combined 2018 Predecessor Period and Successor Period to December 28, 2019 primarily due to an increase in gross profit and a decrease in general and administrative expenses, partially offset by an increase in selling and marketing expenses.

Results of Operations — Janus International — Annual Results

Combined 2018 Predecessor Period and Successor Period compared to the year ended December 30, 2017

	Successor	Predecessor	Non-GAAP	Predecessor	Non-GAAP
	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	Year ended December 30, 2017	2018 vs 2017 Change
					$	%
REVENUE
Sales of product	$19,204,548	$3,230,332	22,434,880	19,170,607	3,264,273	17.0%
Sales of services	8,288,677	1,210,257	9,498,934	11,030,902	(1,531,968)	(13.9)%
Total revenue	27,493,225	4,440,589	31,933,814	30,201,509	1,732,305	5.7%

Cost of Sales	18,468,681	2,970,273	21,438,954	19,673,018	1,765,936	9.0%
GROSS PROFIT	9,024,544	1,470,316	10,494,860	10,528,491	(33,631)	(0.3)%

OPERATING EXPENSE
Selling and marketing	1,230,130	152,767	1,382,897	1,479,321	(96,424)	(6.5)%
General and administrative	5,537,791	460,717	5,998,508	5,749,723	248,785	4.3%
Operating Expenses	6,767,921	613,484	7,381,405	7,229,044	152,361	2.1%

INCOME FROM OPERATIONS	2,256,623	856,832	3,113,455	3,299,447	(185,992)	(5.6)%

Revenue

	Non-GAAP				Revenue Variance Breakdown
	Combined year ended December 29, 2018	Year ended December 30, 2017	Variance	Variance %	AS&D Acquisition	Organic Growth (Reduction)	Organic Growth (Reduction) %
Sales of products	$22,434,880	$19,170,607	$3,264,273	17.0%	$110,775	$3,153,498	16.4%
Sales of services	9,498,934	11,030,902	(1,531,968)	(13.9)%	47,475	(1,579,443)	(14.3)%

Total	$31,933,814	$30,201,509	$1,732,305	5.7%	$158,250	$1,574,055	5.2%

The $1.7 million increase in revenue is due to a 5.2% increase in organic revenue growth driven by an increase in R3 sales, partially offset by a decline in new construction revenue coupled with $0.2 million from one month of operations for AS&D for the Combined 2018 Predecessor Period and Successor Period as a result of the December 2018 acquisition of AS&D.

The following table illustrates the sales by channel for Combined 2018 Predecessor Period and Successor Period and the year ended December 30, 2017.

The following table and discussion compares Janus International sales by sales channel.

	Successor	Predecessor	Non-GAAP		Predecessor		Non-GAAP
	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	% of total sales	Year Ended December 30, 2017	% of total sales	2019 vs 2018 Change
							$	%
New Construction — Self-storage	$17,025,129	$2,858,816	$19,883,945	62.3%	$21,781,308	72.1%	$(1,897,363)	(8.7)%
R3 — Self-storage	10,468,096	1,581,773	12,049,869	37.7%	8,420,201	27.9%	3,629,668	43.1%

Total	$27,493,225	$4,440,589	$31,933,814	100.0%	$30,201,509	100.0%	$1,732,305	5.7%

New Construction sales decreased by $1.9 million or 8.7% to $19.9 million for Combined 2018 Predecessor Period and Successor Period from $21.8 million for the fiscal year ended December 30, 2017 due to the delay of several large projects, which resulted in the positive performance in new construction sales in 2019, as explained above.

R3 sales increased by $3.6 million or 43.1% to $12.0 million for Combined 2018 Predecessor Period and Successor Period from $8.4 million for the fiscal year ended December 30, 2017 due to the continued education of the marketplace around the benefits of the continued investment in existing premises.

Cost of Sales / Gross Margin

Gross margin decreased 2.0% from 34.9% for the fiscal year ended December 30, 2017 to 32.9% for Combined 2018 Predecessor Period and Successor Period due to a 3.9% increase in overhead as a percentage of revenue offset by a 8.9% increase in freight margins.

	Non-GAAP				Cost of Sales Variance Breakdown
	Combined year ended December 29, 2018	Year ended December 30, 2017	Variance	Variance %	AS&D acquisition	Organic Growth	Organic Growth %
Cost of Sales	$21,438,954	$19,673,018	$1,765,936	9.0%	$107,385	$1,658,551	8.4%

Cost of sales increased by $1.8 million or 9.0% from $19.7 million for the fiscal year ended December 30, 2017, to $21.4 million for the Combined 2018 Predecessor Period and Successor Period in line with the 5.7% increase in revenue.

Operating Expenses — Selling and marketing

Selling and marketing expenses in terms of dollars remained relatively consistent for the Combined 2018 Predecessor Period and Successor Period from the fiscal year ended December 30, 2017.

Operating Expenses — General and administrative

General and administrative expenses increased by $0.5 million or 8.5% from the fiscal year ended December 30, 2017 to the Combined 2018 Predecessor Period and Successor Period primarily due to the larger manufacturing premises in the United Kingdom, resulting in an increased cost basis for the business.

Income from Operations

Income from operations decreased by $0.2 million or 5.6% from the fiscal year ended December 30, 2017 to the Combined 2018 Predecessor Period and Successor Period primarily due to an increase in general and administrative expenses and a decrease in gross profit, offset by a decrease in selling and marketing expenses.

Non-GAAP Financial Measure

Janus uses measures of performance that are not required by or presented in accordance with GAAP in the United States. Non-GAAP financial performance measures are used to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis.

Janus presents Adjusted EBITDA and Predecessor periods / Successor periods which are non-GAAP financial performance measures, which exclude from reported GAAP results, the impact of certain items consisting of acquisition events and other non-recurring charges. Janus believe such expenses, charges, and gains are not indicative of normal, ongoing operations, and their inclusion in results makes for more difficult comparisons between years and with peer group companies.

Predecessor Period and Successor Period

Janus’ comparison of Predecessor Period and Successor Period related financial information for 2018 on a full year basis as presented in this proxy statement/prospectus, is a supplemental measure of performance and is considered non-GAAP disclosures as they are not required by GAAP. Janus defines financial information for 2018 “on a full year basis,” which is presented in this proxy statement/prospectus, as the aggregation of financial information for the period from December 31, 2017 through February 11, 2018 (the Predecessor period) and financial information for the period from February 12, 2018 through December 29, 2018 (the Successor Period). This aggregation is not in conformity with GAAP, since the results are not comparable on a period-to-period basis or to other issuers due to the push down method of accounting as fully described in Note 1 to the consolidated financial statements. The push down method of accounting was established at the consummation of Clearlake’s acquisition of the Predecessor, which affected certain line items in the financial statements appearing elsewhere in this proxy statement/prospectus. However, Janus believes that this approach is beneficial to the reader since it provides an easier-to-read discussion of the results of operations and provides the reader with information from which to analyze financial results on a twelve months basis that is consistent with the manner in which management reviews and analyzes results of operations.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure used by Janus to evaluate its operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, Janus believes these measures provide useful information to investors and others in understanding and evaluating Janus’ operating results in the same manner as its management and board of directors. In addition, they provide useful measures for period-to-period comparisons of Janus’ business, as they remove the effect of certain non-cash items and certain variable charges. Adjusted EBITDA is defined as net income excluding interest expense, income taxes, depreciation expense, amortization, and other non-operational, non-recurring items.

Adjusted EBITDA should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the nearest GAAP equivalent of adjusted EBITDA. These limitations include that the non-GAAP financial measures:

•	exclude depreciation and amortization, and although these are non-cash expenses, the assets being depreciated may be replaced in the future;

•	do not reflect interest expense, or the cash requirements necessary to service interest on debt, which reduces cash available;

•	do not reflect the provision for or benefit from income tax that may result in payments that reduce cash available;

•	exclude non-recurring items which are unlikely to occur again and have not occurred before (i.e, the extinguishment of debt); and

•

may not be comparable to similar non-GAAP financial measures used by other companies, because the expenses and other items that Janus excludes in the calculation of these non-GAAP financial measures may differ from the expenses and other items, if any, that other companies may exclude from these non-GAAP financial measures when they report their operating results.

Because of these limitations, these non-GAAP financial measures should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table present a reconciliation of net income to adjusted EBITDA for the periods indicated:

	Successor
	Nine-month period ending		Variance
	September 26, 2020	September 28, 2019	$	%
Net Income	$41,742,492	$31,169,627	$10,572,865	33.9%
Interest Expense	27,447,267	32,547,896	(5,100,629)	(15.7)%
Income Taxes	1,054,574	479,799	574,775	119.8%
Depreciation	4,270,649	3,220,662	1,049,987	32.6%
Amortization	20,287,353	23,806,021	(3,518,668)	(14.8)%

EBITDA	$94,802,335	$91,224,005	$3,578,330	3.9%
BETCO transition fee (1)	15,000	126,662	(111,662)	(88.2)%
BETCO contingent consideration (2)	(2,875,248)	—	(2,875,248)	—%
Loss (gain) on extinguishment of debt (3)	(257,545)	3,978,795	(4,236,340)	(106.5)%
COVID-19 related expenses (4)	526,344	—	526,344	—%
Inventory fair value step up (5)	—	170,000	(170,000)	(100.0)%

Adjusted EBITDA	$92,210,886	$95,499,462	$(3,288,576)	(3.4)%

(1)	– Retainer fee paid to former BETCO owner, during the transition to a new President to run the business and related one-consulting fee.
(2)	– Contingent consideration adjustment related to the acquisition of BETCO.
(3)

– Adjustment for loss (gain) on extinguishment of debt regarding (a) the write off of unamortized fees and third-party fees as a result of refinancing in 2019 (2) the extinguishment of $2 million in debt at a discount in 2020.

(4)	– Expenses which are one-time and non-recurring related to the COVID-19 pandemic. See Impact of COVID-19 section.
(5)	– Step up of inventory to fair value due to the acquisition of BETCO and subsequent application of ASC 805;

The following table present a reconciliation of net income to adjusted EBITDA for the periods indicated:

	Successor		Predecessor	Non-GAAP	Non-GAAP
	Year ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	2019 vs 2018 Change
					$	%
Net Income	$39,399,141	$5,496,564	$6,716,006	$12,212,570	$27,186,571	222.6%
Interest Expense	42,575,909	32,249,170	2,293,486	34,542,656	8,033,253	23.3%
Income Taxes	635,540	1,703,022	220,293	1,923,315	(1,287,775)	(67.0)%
Depreciation	4,812,420	2,487,468	377,445	2,864,913	1,947,507	68.0%
Amortization	30,511,101	55,475,630	566,767	56,042,397	(25,531,296)	(45.6)%

EBITDA	$117,934,111	$97,411,854	$10,173,997	$107,585,851	$10,348,260	9.6%
Clearlake acquisition costs (1)	—	4,994,702	50,148	5,044,850	(5,044,850)	(100.0)%
Facility relocation (2)	—	243,008	—	243,008	(243,008)	(100.0)%
BETCO contingent consideration (3)	126,662	—	—	—	126,662	—%
Inventory fair value step up (4)	170,000	1,231,000	—	1,231,000	(1,061,000)	(86.2)%
Loss (gain) on extinguishment of debt (5)	3,978,795	—	—	—	3,978,795	—%

Adjusted EBITDA	$122,209,568	$103,880,564	$10,224,145	$114,104,709	$8,104,859	7.1%

(1)	– One time acquisition costs related to Janus’ acquisition by Clearlake.
(2)	– Cost associated with moving manufacturing and headquarters of the acquired ASTA business from Acworth, Georgia to Cartersville, Georgia and the UK corporate office in Twickenham, UK;
(3)	– Retainer fee paid to former BETCO owner during the transition to anew President to run the business and related one-consulting fee.
(4)	– Step up of inventory to fair value due to the acquisition by Clearlake and acquisition of BETCO and subsequent application of ASC 805;
(5)	– Adjustment for loss (gain) on extinguishment of debt regarding the write off of unamortized fees and third-party fees as a result of refinancing in 2019.

The following table present a reconciliation of net income to adjusted EBITDA for the periods indicated:

	Successor	Predecessor	Non-GAAP	Predecessor	Non-GAAP
	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	Year ended December 30, 2017	2018 vs 2017 Change
					$	%
Net Income	$5,496,564	$6,716,006	$12,212,570	$62,383,560	$(50,170,990)	(80.4)%
Interest Expense	32,249,170	2,293,486	34,542,656	16,397,962	18,144,694	110.7%
Income Taxes	1,703,022	220,293	1,923,315	(537,566)	2,460,881	(457.8)%
Depreciation	2,487,468	377,445	2,864,913	2,768,190	96,723	3.5%
Amortization	55,475,630	566,767	56,042,397	4,842,666	51,199,731	1057.3%

EBITDA	$97,411,854	$10,173,997	$107,585,851	$85,854,812	$21,731,039	25.3%
Clearlake Acquisition Costs (1)	4,994,702	50,148	5,044,850	529,579	4,515,271	852.6%
Facility relocation (2)	243,008	—	243,008	313,382	(70,374)	(22.5)%
Inventory fair value step up (3)	1,231,000	—	1,231,000	—	1,231,000	—%
One-time bonus (4)	—	—	—	16,944,140	(16,944,140)	(100.0)%

Adjusted EBITDA	$103,880,564	$10,224,145	$114,104,709	$103,641,913	$10,462,796	10.1%

(1)	– One time acquisition costs related to Janus’ acquisition by Clearlake.
(2)	– Cost associated with moving manufacturing and headquarters of the acquired ASTA business from Acworth, Georgia to Cartersville, Georgia and the UK corporate office in Twickenham, UK;
(3)	– Step up of inventory to fair value due to the acquisition by Clearlake and acquisition of ASTA and subsequent application of ASC 805;
(4)	– One-time bonus payment, in cash, to option holders of Janus.

Liquidity and Capital Resources

We assess our liquidity in terms of our ability to generate cash to fund our operating, investing and financing activities. In doing so, we review and analyze our current cash on hand, days sales outstanding, inventory turns, days payable outstanding, capital expenditure forecasts, interest and principal payments on debt and income tax payments.

Our primary sources of liquidity include cash balances on hand, cash flows from operations, proceeds from debt offerings and borrowing availability under our existing credit facility. We believe our operating cash flows, including funds available under the line of credit, provide sufficient liquidity to support Janus’ liquidity and financing needs, which are working capital requirements, capital expenditures, service of indebtedness, as well as to finance acquisitions and pay distributions to members.

Financial Policy

Our financial policy seeks to: (i) selectively invest in organic and inorganic growth to enhance our portfolio, including certain strategic capital investments; (ii) return cash to shareholders through dividends and, (iii) maintain appropriate leverage by using free cash flows to repay outstanding borrowings.

Liquidity Policy

We maintain a strong focus on liquidity and define our liquidity risk tolerance based on sources and uses to maintain a sufficient liquidity position to meet our obligations under both normal and stressed conditions. At Janus, we manage our liquidity to provide access to sufficient funding to meet our business needs and financial obligations, as well as capital allocation and growth objectives, throughout business cycles.

Cash Management

Janus manages its operating cash management activities through banking relationships for the domestic entities and international entities. Domestic subsidiaries monitor cash balances on a monthly basis and excess cash is transferred to Janus to pay down intercompany debt, interest on the intercompany debt and intercompany sales of products and materials and other services. International subsidiaries monitor excess cash balances on a periodic basis and transfer excess cash flow to Janus in the form of a dividend. Janus compiles a monthly standalone business unit and consolidated 13-week cash flow forecast to monitor various cash activities and forecast cash balances to fund operational activities.

Holding Company Status

Janus Parent Inc. was formed to consummate the business combination and as such owns no material assets and does not conduct any business operations of its own. As a result, Janus Parent Inc. is largely dependent upon cash dividends and distributions and other transfers from its subsidiaries to meet obligations. The agreements governing the indebtedness of our subsidiaries impose restrictions on our subsidiaries’ ability to pay dividends or make other distributions to us.

Foreign Exchange

We have operations in various foreign countries, principally the United States, the United Kingdom, France, Australia, and Singapore. Therefore, changes in the value of the related currencies affect our financial statements when translated into U.S. dollars.

LIBOR Reform

In connection with the potential transition away from the use of the London interbank offered rate (LIBOR) as an interest rate benchmark, we are currently in the process of identifying and managing the potential impact to Janus. The majority of Janus’ exposure to LIBOR relates to the 1st Lien and 1st Lien B2 notes payable.

Debt Profile

						Net Carrying Value
	Principal Amount		Issuance Date	Maturity Date	Interest Rate	September 26, 2020	December 28, 2019	December 29, 2018
Notes Payable - 1st Lien	$ $	470,000,000/ 106,000,000	February 2018/ August 2019	February 2025	4.82%[1]	$563,806,355	$570,125,000	$467,650,000
Notes Payable - 1st Lien B2		$75,000,000	March 2019	February 2025	5.57%[2]	74,062,499	74,625,000
Notes Payable - 2nd Lien		$100,000,000	February 2018	February 2026	10.09%[3]			100,000,000
Total principal long-term debt						637,868,854	644,750,000	567,650,000
Less unamortized deferred finance fees						(12,865,455)	(15,125,885)	(15,059,781)
Total debt						625,003,399	629,624,115	552,590,219
Less: current portion of long-term debt						6,523,417	7,431,334	4,700,000

Long-term debt, net of current portion						$618,479,982	$622,192,781	$547,890,219

[1]	The interest rate on the 1st Lien term loan as of September 26, 2020, was 4.82%, which is a variable rate based on LIBOR, subject to a 1.00% floor, plus an applicable margin percent of 3.75%
[2]	The interest rate on the 1st Lien B2 term loan as of September 26, 2020, was 5.57%, which is a variable rate based on LIBOR, subject to a 1.00% floor, plus an applicable margin percent of 4.50%
[3]	The interest rate on the 2nd Lien term loan as of December 29, 2018, was 10.09%, which is a variable rate based on LIBOR, subject to a 1.00% floor, plus an applicable margin percent of 7.75%.

Janus maintained one letter of credit totaling approximately $0.3 million, $0.3 million and $0.2 million as of September 26, 2020, December 28, 2019 and December 29, 2018, respectively, on which there were no balances due. In addition, Janus maintained a line of credit totaling approximately $50.0 million on which there was no balance outstanding as of September 26, 2020 and December 28, 2019 and a $29.3 million balance outstanding as of December 29, 2018.

In conjunction with the Business Combination with Juniper, Janus is expected to pre-pay approximately $65.0 million of existing 1st Lien Term Loan Debt, proportionately between the two debt instruments, upon the closing of the Transactions and the business becoming a public company. Refer to the pro-forma financial statements for additional detail.

Debt Before the Business Combination

On March 17, 2017, a senior term loan notes payable was originated with a syndicate of lenders that originated in the original amount of $233.0 million due in quarterly installments beginning June 30, 2017, in the amount of $5.8 million, plus interest with the remaining outstanding principal due March 16, 2022. The proceeds were used to pay off a senior term loan and a subordinated term loan in the amounts of approximately $105.9 and $8.2 million, respectively. The loan bore interest at a floating rate per annum equal to the London Interbank Offered Rate, plus the Applicable Margin which is based on predefined leverage ratios at the pricing date (5.319% at December 30, 2017). The debt is secured by substantially all business assets. This loan was refinanced on August 7, 2017, with Janus drawing an additional $20.0 million in order to fund Janus’s acquisition of ASTA. In connection with the refinancing, quarterly installments were increased to $6.3 million, plus interest beginning September 30, 2017, with the remaining outstanding principal due March 16, 2022. Other terms of the modified loan agreement were substantially the same as the original notes payable - senior term loan. Additionally, a subordinated term loan notes payable originated on March 17, 2017, in the amount of $44.0 million with interest due quarterly beginning June 30, 2017, and principal and interest due September 16, 2022. The subordinated term loans bore interest at 10% per annum. As a result of the acquisition on February 12, 2018, by the private equity group, the senior term loan and the subordinated term loan were repaid in full and terminated.

Borrowings available under the line of credit that originated on March 17, 2017 and expire on March 22, 2022 was $25.0 million. As of December 30, 2017, there were no borrowings against the line of credit. Monthly interest payments were required at the New York Prime Rate, plus the Applicable Margin, which was based on predefined leverage ratios at the pricing date (7.25% at December 30, 2017). The line of credit was secured by accounts receivable, inventories and fixed assets. Janus had a swing Note for $10.0 million that, in total with the line of credit, cannot exceed $25.0 million which was due on March 22, 2022. There was $3.0 million borrowed against the swing Note as of December 30, 2017. Monthly interest payments were required at the New York Prime Rate, plus the Applicable Margin, which is based on predefined leverage ratios at the pricing date (7.25% at December 30, 2017). As a result of the acquisition on February 12, 2018, by the private equity group, this facility was repaid in full and terminated.

Debt After the Business Combination

As a result of the Janus Business Combination, on February 12, 2018, Janus originated a 1st Lien notes payable with a syndicate of lenders in the original amount of $470.0 million with interest payable in arrears. The interest rate on the facility is based on a Base Rate, unless a LIBOR Rate option is chosen by Janus. If the LIBOR Rate is elected, the interest computation is equal to the LIBOR Rate, subject to a 1.00% floor, plus the LIBOR Rate Margin. If Base Rate is elected, the interest computation is equal to the Base Rate plus the Base Rate Margin. The outstanding loan balance is to be repaid on a quarterly basis of 0.25% of the original balance beginning the last day of June 2018 with the remaining principal due on the maturity date of February 12, 2025. The 1st Lien loan bears interest, as chosen by Janus, at a floating rate per annum consisting of the London InterBank Offered Rate, subject to a 1.00% floor, plus an applicable margin percent (total rate of 4.82%, 5.45%, and 5.34% as of September 26, 2020, December 28, 2019, and December 29, 2018). The debt is secured by substantially all business assets.

Additionally, the 2nd Lien notes payable was originated with a syndicate of lenders on February 12, 2018, in the original amount of $100.0 million with interest payable quarterly in arrears. The interest rate on the facility is based on a Base Rate, unless a LIBOR Rate option is chosen by Janus. If the LIBOR Rate is elected, the interest computation is equal to the LIBOR Rate, subject to a 1.00% floor, plus the LIBOR Rate Margin. If Base Rate is elected, the interest computation is equal to the Base Rate plus the Base Rate Margin. The outstanding loan balance was to be repaid at maturity of February 12, 2026. The 2nd Lien loan bears interest, as chosen by Janus, at a floating rate per annum consisting of the London InterBank Offered Rate, subject to a 1.00% floor, plus an applicable margin percent (total rate of 10.09% as of December 29, 2018). Subsequently, in August of 2019 the 2nd Lien was repaid and replaced with the amended 1st Lien.

On August 9, 2019, the 1st Lien notes payable was amended to increase the notes payable by $106.0 million. Interest on the 1st lien is payable in arrears, and the interest rate on the facility is based on a Base Rate, unless a LIBOR Rate option is chosen by Janus. If the LIBOR Rate is elected, the interest computation is equal to the LIBOR Rate, subject to a 1.00% floor, plus the LIBOR Rate Margin. If Base Rate is elected, the interest computation is equal to the Base Rate plus the Base Rate Margin. Previous to the amendment of the 1st Lien, the 1st Lien notes payable outstanding loan balance was to be repaid on a quarterly basis of 0.25% of the original balance beginning the last day of June 2018 with the remaining principal due on the maturity date of February 12, 2025. The 1st Lien loan bears interest, as chosen by Janus, at a floating rate per annum consisting of the London InterBank Offered Rate plus an applicable margin percent (total rate was 4.82% and 5.45% as of September 26, 2020 and as of December 28, 2019). The debt continues to be secured by substantially all business assets.

On July 21, 2020, Janus repurchased approximately $2.0 million of principal amount of the 1st Lien at an approximate $0.3 million discount, resulting in a gain on the extinguishment of debt of approximately $0.3 million. Following the repurchase of the 1st Lien, $563.8 million of principal amount of the 1st Lien remains outstanding.

On March 1, 2019, the 1st Lien B2 notes payable was originated in the amount of $75 million comprised of a syndicate of lenders, with interest payable in arrears. The interest rate on the facility is based on a Base Rate, unless a LIBOR Rate option is chosen by Janus. If the LIBOR Rate is elected, the interest computation is equal to the LIBOR Rate, subject to a 1.00% floor, plus the LIBOR Rate Margin. If Base Rate is elected, the interest computation is equal to the Base Rate plus the Base Rate Margin. The outstanding loan balance is to be repaid on a quarterly basis of 0.25% of the original balance beginning the last day of June 2019 with the remaining principal due on the maturity date of February 12, 2025. The 1st Lien B2 loan bears interest, as chosen by Janus, at a floating rate per annum consisting of the London InterBank Offered Rate plus an applicable margin percent (total rate of 5.57% and 6.20% as of September 26, 2020 and December 28, 2019). The debt is secured by substantially all business assets.

On February 12, 2018, Janus entered into a new revolving line of credit facility with a domestic bank replacing the Predecessor revolving line of credit. The line of credit facility is for $50 million with interest payments due in arrears that matures on February 12, 2023. The interest rate on the facility is based on a Base Rate, unless a LIBOR Rate option is chosen by Janus. If the LIBOR Rate is elected, the interest computation is equal to the LIBOR Rate, subject to a 1.00% floor, plus the LIBOR Rate Margin. If Base Rate is elected, the interest computation is equal to the Base Rate plus the Base Rate Margin. At the beginning of each quarter the applicable margin is set and determined by the administrative agent based on the average net availability on the line of credit for the previous quarter. As of September 26, 2020, December 28, 2019, and December 29, 2018, the interest rate in effect for the facility was 3.50%, 5.00%, and 5.75% respectively. The line of credit is secured by accounts receivable and inventories.

The revolving line of credit facility, 1st Lien note payable and 1st Lien B2 note payable contain affirmative and negative covenants, including limitations on, subject to certain exceptions, the incurrence of indebtedness, the incurrence of liens, fundamental changes, dispositions, restricted payments, investments, transactions with affiliates as well as other covenants customary for financings of these types.

The line of credit facility also includes a financial covenant, applicable only when the excess availability is less than the greater of (i) 10% of the lesser of the aggregate commitments under the line of credit facility and the borrowing base, and (ii) $5.0 million. In such circumstances, we would be required to maintain a minimum fixed charge coverage ratio for the trailing four quarters equal to at least 1.0 to 1.0; subject to our ability to make an equity cure (no more than twice in any four quarter period and up to five times over the life of the facility). As of September 26, 2020, we were compliant with our covenants under the agreements governing our outstanding indebtedness.

Statement of cash flows

The following tables present a summary of cash flows from operating, investing and financing activities for the following comparative periods. For additional detail, please see the Consolidated Statements of Cash Flows in the Consolidated Financial Statements.

For the nine-month period ending September 26, 2020 compared to the nine-month period Ending September 28, 2019:

	Successor
	Nine-month period ending		Variance
	September 26, 2020	September 28, 2019	$	%
Net cash provided by operating activities	$76,911,053	$58,057,451	$18,853,602	32.5%
Net cash (used in) investing activities	$(9,401,104)	$(45,042,153)	$35,641,049	(79.1)%
Net cash (used in) financing activities	$(46,683,858)	$(9,500,122)	$(33,260,465)	391.4%
Effect of foreign currency rate changes on cash	$(1,003,090)	$(547,882)	$(37,183,736)	83.1%

Net increase in cash and cash equivalents	$19,823,001	$2,967,294	$16,855,707	568.0%

Net cash provided by operating activities

Net cash provided by operating activities increased by $18.9 million to $76.9 million for the nine-month period ending September 26, 2020 compared to $58.1 million for the nine-month period ending September 28, 2019. This was primarily due to an increase of $1.3 million to net income adjusted for non-cash items and an improvement in net working capital of $13.0 million which was driven by a $3.1 million improvement in accounts receivable and deferred revenue, a $5.0 million improvement in inventory, a $3.5 million improvement in accounts payable and accrued expenses, a $4.5 million improvement in other current liabilities, and a $3.1 million decline in prepaid and other assets. Additionally, there was a $4.6 million improvement in other liabilities and assets.

Net cash used in investing activities

Net cash used in investing activities decreased by $35.6 million for the nine-month period ending September 26, 2020 as compared to the nine-month period ending September 28, 2019. This decrease was driven primarily by the acquisition of BETCO in March of 2019 with net payment of $39.4 million as compared with the net payment of $4.5 million for the Steel Storage and PTI Australasia Pty Ltd acquisitions made in 2020. Capital expenditures slightly decreased for the nine-month period ending September 26, 2020 as compared with the same period in 2019, primarily due to the COVID-19 pandemic.

Net cash used in financing activities

Net cash provided by financing activities decreased by $37.2 million for the nine-month period ending September 26, 2020 as compared to the nine-month period ending September 28, 2019 primarily due to a decrease of $181.0 million of proceeds received from the issuance of the 1st Lien B2 term loan and incremental 1st Lien term loan for the nine-month period ended September 28, 2019, and a $3.9 million payment of contingent consideration made in the nine-month period ending September 26, 2020, partially offset by the decrease of $98.1 million of principal payments of long-term debt driven by the full paydown of the 2nd Lien note payable in August 2019, a $29.3 million decrease in payments of line of credit, a decrease of $14.4 million of distributions to members and a $5.9 million decrease in deferred finance fee payments. See Note 6, “Long-Term Debt” in the notes to the accompanying audited consolidated financial statements for a further discussion of the debt issuances.

Year ended December 28, 2019 compared to the combined period from December 31, 2017 through February 11, 2018 and the period from February 12, 2018 through December 29, 2018:

	Successor		Predecessor	Non-GAAP	Non-GAAP
	Year ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	2019 vs 2018 Change
					$	%
Net cash provided by (used in) operating activities	$92,712,271	$47,597,036	$(3,916,928)	$43,680,108	$49,032,163	112.3%
Net cash (used in) investing activities	(48,111,050)	(743,528,691)	(324,822)	(743,853,513)	695,742,463	(93.5)%
Net cash provided by (used in) financing activities	(30,184,728)	703,340,108	7,900,000	711,240,108	(741,424,836)	(104.2)%
Effect of foreign currency rate changes on cash	(74,411)	(1,844,937)	(5,729)	(1,850,666)	1,776,255	(96.0)%

Net increase in cash	$14,342,082	$5,563,516	$3,652,521	$9,216,037	$5,126,045	55.6%

Net cash provided by (used in) operating activities

Net cash provided by operating activities increased by $49.0 million to $92.7 million for the year ended December 28, 2019 compared to $43.7 million for the Combined 2018 Predecessor Period and Successor Period primarily due to an increase of $6.3 million in net income adjusted for non-cash items and a $41.0 million improvement in net working capital. Net working capital improvement was primarily the result of the $47.2 million improvement in accounts receivable and deferred revenue, largely the result of the improvement in days sales outstanding by six days. Additionally, there was a $1.7 million increase in other assets.

Net cash (used in) investing activities

Net cash used in investing activities decreased by $695.7 million for the year ended December 28, 2019 compared to the Combined 2018 Predecessor Period and Successor Period primarily due to a $694.0 million decrease paid for 2019 acquisitions (BETCO) compared to 2018 acquisitions (Clearlake, NOKE, and AS&D). Additionally, capital expenditures decreased by $1.6 million in the year ended December 28, 2019 from the $10.4 million in the Combined 2018 Predecessor Period and Successor Period primarily as a result of the net impact of a $5.0 million decrease in growth-related leasehold improvements driven by purchases of two parcels of land in Georgia and Arizona in 2018, offset by a $3.9 million increase in manufacturing capital expenditures.

Net cash provided by (used in) financing activities

Net cash provided by financing activities decreased by $741.4 million for the fiscal year ended December 28, 2019 as compared to the Combined 2018 Predecessor Period and Successor Period primarily due to a decrease of $389.0 million of long-term debt proceeds. In addition, the variance was also driven by a decrease of $154.2 million of proceeds from issuance of member’s equity, $102.6 million increase in the payments of long-term debt driven by the full paydown of the 2nd Lien note payable in August 2019, an increase of $66.6 million of payments on the line of credit, and a $41.9 increase of distributions to members. See Note 6, “Long-Term Debt” in the notes to the accompanying audited consolidated financial statements for further discussion of the debt issuances.

Combined 2018 Predecessor Period and Successor Period compared to the year ended December 30, 2017

	Successor	Predecessor	Non-GAAP	Predecessor	Non-GAAP
	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Combined Year Ended December 29, 2018	Year ended December 30, 2017	2018 vs 2017 Change
					$	%
Net cash provided by (used in) operating activities	$47,597,036	$(3,916,928)	$43,680,108	$67,926,488	$(24,246,380)	(35.7)%
Net cash (used in) investing activities	(743,528,691)	(324,822)	(743,853,513)	(29,208,284)	(714,645,229)	2446.7%
Net cash provided by (used in) financing activities	703,340,108	7,900,000	711,240,108	(42,533,517)	753,773,625	(1772.2)%
Effect of foreign currency rate changes on cash	(1,844,937)	(5,729)	(1,850,666)	45,366	(1,896,032)	(4179.4)%

Net (decrease) increase in cash	$5,563,516	3,652,521	$9,216,037	$(3,769,947)	$12,985,984	(344.5)%

Net cash provided by (used in) operating activities

Net cash provided by operating activities decreased by $24.2 million to $43.7 million for the Combined 2018 Predecessor Period and Successor Period compared to $67.9 million for the fiscal year ended December 30, 2017 primarily due to an increase of $4.6 million in net income adjusted for non-cash items and a $26.7 million decrease in working capital, which was primarily the result of a $31.0 million decline in accounts receivable offset partially by a $5.0 million improvement in deferred revenue. The increase of accounts receivable was due to a deterioration in days sales outstanding of nine days. Additionally, there was a $2.0 million increase in other assets.

Net cash (used in) investing activities

Net cash used in investing activities increased by $714.6 million for the Combined 2018 Predecessor Period and Successor Period compared to the fiscal year ended December 30, 2017 primarily due to a $707.1 million increase paid for 2018 acquisitions (Clearlake, NOKE, AS&D) compared to 2017 acquisitions (ASTA). Additionally, capital expenditures increased by $7.4 million with $5.0 million increase in growth-related leasehold improvements and a $1.9 million increase in manufacturing capital expenditures to upgrade aged equipment in order to both reduce downtime and improve capacity and efficiencies. In addition, Janus purchased two parcels of land in both Georgia and Arizona in 2018 to allow for expansion of existing facilities to support future growth.

Net cash provided by (used in) financing activities

Net cash provided by financing activities increased by $753.8 for the Combined 2018 Predecessor Period and Successor Period as compared to the fiscal year ended December 30, 2017 primarily due to the increase of $273.0 million of long-term debt proceeds. In addition, there was a $154.2 million increase of proceeds from the issuance of member’s equity, a decrease of $140.2 million of payments on long-term debt, and a decrease of $162.9 million of distributions to members. See Note 6, “Long-Term Debt” in the notes to the accompanying audited consolidated financial statements for further discussion of the debt issuances.

Optional- Capital allocation strategy

We continually assess our capital allocation strategy, including decisions relating to M&A, dividends, stock repurchases, capital expenditures, and debt pay-downs. The timing, declaration and payment of future dividends, falls within the discretion of the Janus’ Board of Directors and will depend upon many factors, including, but not limited to, Janus’ financial condition and earnings, the capital requirements of the business, restrictions imposed by applicable law, and any other factors the Board of Directors deems relevant from time to time.

Contractual Obligations

Summarized below are our contractual obligations as of September 26, 2020 and their expected impact on our liquidity and cash flows in future periods:

	Total	Less than 1 year	1-3 years	3-5 years	Thereafter
Long Term Debt Obligations	$657,439,105	$6,523,417	$19,570,251	$32,617,085	$598,728,352
Operating Leases	58,858,583	5,363,788	13,503,573	19,328,774	20,662,448
Long Term Supply Contracts (1)	9,097,078	9,097,078
Other Long Term Liabilities (2)	6,782,784	3,263,909	1,699,438	219,734	1,599,703

Total	$732,177,550	$24,248,192	$34,773,262	$52,165,593	$620,990,503

(1)	Long Term Supply Contracts relate to the multiple fixed price agreements.
(2)	Other Long-Term Liabilities relates primarily to an earn-out payment due December 2021 and a FICA deferral under the CARES Act due in 1-3 years.

The table above does not include warranty liabilities because it is not certain when this liability will be funded and because this liability is considered immaterial.

In addition to the contractual obligations and commitments listed and described above, Janus also had another commitment for which it is contingently liable as of September 26, 2020 consisting of an outstanding letter of credit of $0.3 million.

Off-Balance Sheet Arrangements

As of September 26, 2020, we did not have any off-balance sheet arrangements that are material or reasonably likely to be material to our financial condition or results of operations.

Related Party Transactions

On July 21, 2020, Janus entered into an Assignment and Assumption Agreement with CCG, in which private equity group acted as the assignor to sell and assign to us the rights and obligations under the First Lien Term Loan Credit Agreement for the principal amount of $1,988,582 in exchange for consideration of $1,731,037.

Holdco, on behalf of Janus, has entered into a Management and Monitoring Services Agreement (MMSA) with Clearlake. We paid management fees to the Class A Preferred Unit holders group of approximately $5.2 million for the nine months ended September 26, 2020 and September 28, 2019. Approximately $0 and $0.7 million of the Class A Preferred Unit holders group management fees were accrued and unpaid as of September 26, 2020 and December 28, 2019.

As of September 26, 2020, and September 28, 2019, there were related party sales of approximately $1,100 and $43,000 from Janus to its Mexican Joint Venture.

Janus leases a manufacturing facility in Butler, Indiana, from Janus Butler, LLC, an entity wholly owned by David Curtis of the Parent. Rent payments paid to Janus Butler, LLC as of September 26, 2020 and periods ended September 28, 2019, were approximately $109,000 and $96,000, respectively. The lease extends through July 31, 2021, with monthly payments of approximately $12,000 with an annual escalation of 1.5%.

Janus is party to a lease agreement with 134 Janus International, LLC, an entity majority owned by David Curtis. Rent payments paid to 134 Janus International, LLC in the nine months ended September 26, 2020 and

September 28, 2019, were approximately $335,000 and $308,000, respectively. The lease extends through September 30, 2021, with monthly payments of approximately $37,000 per month with an annual escalation of 2.5%.

Janus leases a distribution center in Fayetteville, Georgia from French Real Estate Investments, LLC, an entity partially owned by a member of ASTA. Rent payments paid to French Real Estate Investments, LLC for the nine months ended September 26, 2020 and September 28, 2019, were approximately $79,000 and $79,000, respectively. The lease extends through July 31, 2022, with monthly payments of approximately $9,000 per month.

Janus previously acquired a lease agreement with ASTA Investment, LLC, for a manufacturing facility in Cartersville, Georgia an entity partially owned by a member of ASTA. The lease term began April 1, 2018, and extends through March 1, 2030, with monthly lease payments of approximately $66,000 per month with an annual escalation of 2.0%. Rent payments to ASTA Investment, LLC for the nine months ended September 26, 2020 and September 28, 2019, respectively, were approximately $425,000 and $376,000, respectively.

See Note 15 – “Related Party Transactions” and Note 9 – “Related Party Transactions” in the accompanying annual and interim Consolidated Financial Statements, respectively.

Subsequent Events

For the interim consolidated financial statements as of September 26, 2020, Janus has evaluated subsequent events through the financial statement’s issuance date of February 8, 2021. The following events occurring subsequent to the balance sheet date merited recognition or disclosure in these statements.

Other than the proposed Transactions with Juniper as described above, on January 18, 2021, Janus, through its wholly owned subsidiary Steel Storage Australia Pty Ltd. acquired the assets of G & M Stor-More. G & M Stor-More has over 23 years’ experience across the world in self-storage building, design, construction and consultation. As a result of the acquisition, Janus will have an opportunity to increase its customer base of the self-storage industry and expand its product offerings in the Australian market.

On February 5, 2021, Janus completed a repricing of its First Lien and First Lien B2 Term Loans in order to take advantage of currently available lower interest rates. The repricing allowed the Company to combine the two First Lien Term Loans into one Term Loan. This repricing decreases the interest rate by 50 basis points on the original First Lien Term Loan and by 125 basis points on the First Lien B2 Term Loan. The transaction did not include additional borrowings, and the maturity date of the financing arrangement remains unchanged.

Critical Accounting Policies and Estimates

For the critical Accounting Policies and Estimates used in preparing Janus’ consolidated financial statements, Janus makes assumptions, judgments and estimates that can have a significant impact on its revenue, results from operations and net income, as well as on the value of certain assets and liabilities on its consolidated balance sheets. Janus bases its assumptions, judgments and estimates on historical experience and various other factors that Janus believes to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions.

The consolidated financial statements have been prepared in accordance with GAAP. To prepare these financial statements, Janus makes estimates, assumptions, and judgments that affect what Janus reports as its assets and liabilities, what Janus discloses as contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the periods presented.

In accordance with Janus’ policies, Janus regularly evaluates its estimates, assumptions, and judgments, including, but not limited to, those concerning revenue recognition, inventory, accounts receivable, depreciation and amortization, contingencies, goodwill and other long lived asset impairment, unit-based compensation, and income taxes, and bases its estimates, assumptions, and judgments on its historical experience and on factors Janus believes reasonable under the circumstances. The results involve judgments about the carrying values of assets and liabilities not readily apparent from other sources. If Janus’ assumptions or conditions change, the actual results Janus reports may differ from these estimates. Janus believes the following critical accounting policies affect the more significant estimates, assumptions, and judgments Janus uses to prepare these consolidated financial statements.

Emerging Growth Company Status

Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. Janus qualifies as an emerging growth company. Janus intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

Revenue Recognition

Prior to the adoption of ASC 606, revenue for arrangements that include multiple elements, like: repairs and replacement parts, building components, hardware and fitting parts, and installation was allocated to each element based on the relative selling price of each element. Each element’s allocated revenue was recognized when the revenue recognition criteria for that element had been met. Selling price was generally determined by vendor-specific objective evidence (VSOE), which is based on the price charged when each element is sold separately. When VSOE was not available for an element of the arrangement, selling price was generally determined using third-party evidence (TPE), which is based on the price charged by a competitor for a largely interchangeable product in a stand-alone sale to a similarly situated customer. When neither VSOE nor TPE were available, management would determine its best estimate of the selling price of the element.

Under ASC 606 a performance obligation is a promise in a contract with a customer to transfer a distinct good or service to the customer. Our performance obligations include material, installation, and software support fees for the Nokē Smart Entry solution. Material revenue is recognized at a point in time when the product is transferred to the customer which is at the time of a customer pickup or when the delivery of the material to the customer takes place. Installation services are a separate single performance obligation and revenue is recognized over time based upon appropriate input measures. Revenue for software support fees is recognized over time for the period the software support revenue covers. For contracts with multiple performance obligations, the standalone selling price is generally readily observable. Our revenues are generated from contracts with customers and the nature, timing, and any uncertainty in the recognition of revenues is not affected by the type of good, service, customer or geographical region to which the performance obligation relates. Payment terms are short-term, are customary for our industry and in some cases, early payment incentives are offered.

Contract assets are disclosed as costs and estimated earnings in excess of billings on uncompleted contracts, and contract liabilities are disclosed as billings in excess of costs and estimated earnings on uncompleted contracts in the consolidated balance sheet.

Contracts that include installation are billed via payment requests (normally The American Institute of Architects (AIA) standard construction documents) instead of Company-generated invoices. The pay requests will often be submitted during the month following the period in which the revenues have been recognized, resulting in unbilled accounts receivable (costs and estimated earnings in excess of billings on uncompleted contracts) at the end of any given period. Accounts receivable also include any retention receivable under contracts.

Janus elected to apply an accounting policy election which permits an entity to account for shipping and handling activities as fulfillment activities rather than a promised good or service when the activities are performed, even if those activities are performed after the control of the good has been transferred to the customer. Therefore, Janus expenses shipping and handling costs at the time revenue is recognized. Janus classifies shipping and handling expenses in Cost of Sales in the Consolidated Statements of Operations.

Janus elected a practical expedient which allows an entity to recognize the promised amount of consideration without adjusting for the time value of money if the contract has a duration of one year or less, or if the reason the contract extended beyond one year is because the timing of delivery of the product is at the customer’s discretion. Janus’ contracts typically are less than one year in length and do not have significant financing components.

Janus has not experienced significant returns, price concessions or discounts to give rise to any portfolio having variable consideration. Based on this, Janus has concluded the returns, discounts and concessions are not substantive and do not materially impact the adoption and continued application of ASC 606.

Allowance for doubtful accounts

Based upon review of the outstanding receivables, historical collection information and existing economic conditions, Janus has established an allowance for doubtful accounts and other returns not yet processed. Janus has incorporated a general and specific reserve component which are reviewed and updated monthly. Janus does not typically charge interest on past due accounts.

Inventories

Inventory is costed based on management estimates associated with material costs and allocations of certain labor and overhead cost pools for which a portion is ultimately captured within inventory costs. Inventories measured using the first-in, first-out (FIFO) method. Labor and overhead costs associated with inventory produced by Janus are capitalized. Inventories are stated at the lower of cost or net realizable value.

Janus maintains a reserve with general and specific components for inventory obsolescence. The general component of the reserve is updated monthly whereas the specific component is adjusted on a periodic basis to ensure that all slow moving and obsolete inventory items are appropriately accrued for. At the end of each quarter, management within each business entity, performs a detailed review of its inventory on an item by item basis and identifies which products are believed to be obsolete, excess or slow moving. Management assesses the need for and the amount of any obsolescence write-down based on customer demand for the item, the quantity of the item on hand and the length of time the item has been in inventory.

Property and Equipment

Property and equipment acquired in business combinations are recorded at fair value, when material, as of the acquisition date and are subsequently stated less accumulated depreciation. Property and equipment otherwise acquired are stated at cost less accumulated depreciation. Depreciation is charged to expense on the straight-line basis over the estimated useful life of each asset. Leasehold Improvements are amortized over the shorter of the lease term or their respective useful lives. Maintenance and repairs are charged to expense as incurred.

The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Manufacturing machinery and equipment	3-7 years

Office furniture and equipment	3-7 years

Vehicles	3-5 years

Leasehold improvements	Over the shorter of the lease term or respective useful life

Goodwill

Janus evaluates the recoverability of goodwill at the reporting unit level annually, or more frequently if an event occurs or circumstances change in the interim that would more likely than not reduce the fair value of the asset below the carrying amount. Goodwill is considered impaired when the net book value of the reporting unit exceeds its estimated fair value. Janus first assesses qualitative factors to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If, based on the qualitative evaluation, it is determined to be more likely than not that fair value is less than the carrying value, a quantitative assessment to determine if goodwill is impaired is applied. In quantitative impairment tests, Janus first compares the fair value of the reporting unit to the carrying value. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit, is impaired and an impairment loss is recognized in an amount equal to the difference.

Janus measures fair value of the reporting units to which goodwill is allocated using an income based approach, a generally accepted valuation methodology, using relevant data available through and as of the impairment testing date. Under the income approach, fair value is determined using a discounted cash flow method, projecting future cash flows of each reporting unit, as well as a terminal value, and discounting such cash flows at a rate of return that reflects the relative risk of the cash flows. The key estimates and factors used in this approach include, but are not limited to, revenue growth rates and profit margins based on internal forecasts, a weighted average cost of capital used to discount future cash flows, and a review with comparable market multiples for the industry segment as well as our historical operating trends, all of which are subject to uncertainty. Future adverse developments relating to such matters as the growth in the market for our reporting units, competition, general economic conditions, and the market appeal of products or anticipated profit margins could reduce the fair value of the reporting units and could result in an impairment of the reporting unit.

Intangible Assets

Fair values assigned to the definite life intangible assets, consisting of customer relationships, noncompete agreements, backlog, and other intangibles (i.e., software) are amortized on the straight-line basis over estimated useful lives less than 15 years. Such assets are periodically evaluated as to the recoverability of their carrying values. In determining the impairment of intangible assets, management first considers an analysis under ASC 360-10-35-21 and a quantitative analysis of each intangible group to assess recoverability. A quantitative analysis indicates non-recoverability if the carrying amount of the asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposal of said asset. If based on a qualitative, or quantitative, analysis, the intangible asset group is not recoverable, management then compares the carrying amount of the asset to fair value. If the intangible asset is both unrecoverable and the carrying amount of the asset exceeds fair value, an impairment loss is recognized at the amount of the difference.

Trade names and trademarks have been identified as indefinite-lived intangible assets and are not amortized, but instead are tested for impairment annually or when indicators of impairment exist.

The estimated useful lives for each major classification of intangible asset are as follows:

Trademark and Trade Name	Indefinite

Customer Relationships	10-15 years

Non-Competition Agreement	3-8 years

Software	10 years

Backlog	Less than 1 year

Significant judgment is also required in assigning the respective useful lives of intangible assets. Our assessment of intangible assets that have a determinable life is based on a number of factors including the competitive environment, market share, brand history, underlying product life cycles, churn rate, operating plans, cash flows (i.e., economic life based on the discounted and undiscounted cash flows), future usage of intangible assets, and the macroeconomic environment. The costs of determinable-lived intangible assets are amortized to expense over the estimated useful life.

Potential changes in the underlying judgments, assumptions, and estimates used in our valuations of acquired intangible assets could result in different estimates of the future fair values. A potential increase in discount rates, a reduction in projected cash flows or a combination of the two could lead to a reduction in estimated fair values, which may result in impairment charges that could materially affect our financial statements in any given year.

The approaches used for determining the fair value of the definite lived trade names, customer relationships, non-compete agreements, and other intangibles acquired depends on the circumstances and can include the following:

•	The income approach (within the income approach, various methods are available such as multi-period excess earnings, with and without, incremental and relief from royalty methods).

•

In each method, a tax amortization benefit is included, which represents the tax benefit resulting from the amortization of that intangible asset depending on the tax jurisdiction where the intangible asset is held.

•	The cost approach – this approach estimates the cost to recreate the intangible assets and is used when cash flows about the intangible asset are not easily available.

Long-Lived Asset Impairment

Janus evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows to which the asset relates is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No such charges were recognized during the years or periods presented.

Using a discounted cash flow method involves significant judgment and requires Janus to make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates. Judgments are based on historical experience, current market trends, consultations with external valuation specialists and other information. If facts and circumstances change, the use of different estimates and assumptions could result in a materially different outcome. Janus generally develops these forecasts based on recent sales data for existing products, acquisitions, and estimated future growth of the market in which Janus operates.

Income Taxes

Janus is a limited liability company taxed as a partnership. Janus is generally not directly subject to income taxes under the provisions of the Internal Revenue Code and most applicable state laws. Therefore, taxable income or loss is reported to the member for inclusion in its respective tax returns.

Each of Janus’s wholly owned subsidiaries in the United States is treated as disregarded entities for tax purposes, with the exception of Janus Cobb, BETCO, ASTA and NOKE, as further discussed below. The disregarded entities’ taxable income or loss is included in income tax returns. The foreign subsidiaries file income tax returns in the United Kingdom, France, Australia, and Singapore as necessary. For tax reporting purposes, the taxable income or loss with respect to the 45% ownership in the joint venture operating in Mexico will be reflected in the income tax returns filed under that country’s jurisdiction. Janus’s provision for income taxes consists of provisions for federal, state, and foreign income taxes.

Janus’ subsidiaries, BETCO, ASTA and NOKE, account for income taxes in accordance with Accounting Standards Codification (ASC) 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. Janus determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Management of Janus is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which includes federal and certain states. Based on Janus’ evaluation, Janus has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. Tax penalties and interest, if any, would be accrued as incurred and would be classified as tax expense on the consolidated statements of operations.

Janus recognizes accrued interest associated with uncertain tax positions as part of interest expense and penalties associated with uncertain tax positions as part of other expenses.

Business combinations

Under the acquisition method of accounting, Janus recognizes tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. Janus records the excess of the fair value of the purchase consideration, plus fair value of noncontrolling interest, plus fair value of preexisting interest in the acquiree over the value of the net assets acquired as goodwill. The accounting for business combinations requires us to make significant estimates and assumptions, especially with respect to intangible assets and the fair value of contingent payment obligations. Janus uses a variety of information sources to determine the value of acquired assets and liabilities including: third-party appraisers for the values and lives of property, identifiable intangibles and inventories; and legal counsel or other advisors to assess the obligations associated with legal, environmental or other claims. Critical estimates in valuing customer relationships, noncompete agreements, trademarks and tradenames, and other intangible assets (i.e., backlog, software, and technology) acquired, include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could experience impairment charges which could be material.

We record contingent consideration resulting from a business combination at its fair value on the acquisition date. We generally determine the fair value of the contingent consideration using the Monte Carlo simulation, and Probability-Weighted Payment method. Each reporting period thereafter, we revalue these obligations and record increases or decreases in their fair value as an adjustment to operating expenses within the Consolidated Statements of Income. Changes in the fair value of the contingent consideration can result from changes in assumed discount periods and rates, and from changes pertaining to the achievement of the defined milestones. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period. Accordingly, future business and economic conditions, as well as changes in any of the assumptions described above, can materially impact the amount of contingent consideration expense we record in any given period.

Equity Incentive Plan and Unit Option Plan

2018 Equity Incentive Plan

After being acquired by CCG on February 12, 2018 (as fully described in Note 9, “Business Combination” of the accompanying consolidated financial statements), Intermediate implemented a new equity incentive program (the “2018 Plan”) on March 15, 2018 designed to enhance the profitability and value of its investment for the benefit of its members by enabling Janus to offer eligible individuals equity-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interest between such individuals and the Parent’s members. Under the 2018 Plan, incentive units are issued in the form of Class B Common Unit awards that are subject to either service condition (the “Time Vesting Units”) or market and implied performance vesting conditions (the “Performance Vesting Units”). Implied performance condition, which is a liquidity event such as an IPO or change in control, exists as the achievement of the market condition is only likely upon the occurrence of such liquidity events. Janus measures and recognizes compensation expense for all incentive units granted based on the estimated fair values on the date of grant. The compensation expense is recognized on a straight-line basis over the requisite service period for Time Vesting Units while compensation expense for Performance Vesting Units are not recognized until the implied performance condition is achieved. If the market condition is not yet achieved at the time that performance condition is achieved, the proportionate amount of compensation expense recognized on a straight-line basis over the derived service period will be recognized and the remaining compensation cost will be recognized on a straight-line basis over the remaining derived service period regardless of whether the market condition is ultimately achieved. Forfeitures are recognized as they occur.

For Time Vesting Units granted in fiscal 2018, Janus used a market approach, specifically the subject company transaction method (the “Backsolve” method), weighted on the probability of Janus’s Performance Vesting Units achieving the vesting conditions to estimate the fair value of Janus’s equity. Monte Carlo simulations were used to determine the probability. The Backsolve method was used since it is based on the terms of the then-recent acquisition of Janus by CCG in February 2018, representing the most reliable indication of value. The Black-Scholes option pricing model (“BSOPM”) was used to allocate the equity value to different classes of equity, with inputs for unit value of Janus term to exit, risk-free rate, expected volatility, and exercise price. For Performance Vesting Units granted in fiscal 2018, Janus used a combination of probability analysis and Monte Carlo Simulation to estimate the fair value with inputs for Janus’s equity value, risk-free rate, expected volatility, expected tax and non-tax distributions, probability of merger and acquisition, expected term of the awards, and expected timing of achieving the vesting conditions. Discount for lack of marketability was applied in the valuation of all grants.

For Time Vesting Units granted in fiscal 2019 and fiscal 2020, Janus used a combination of the income and market approach , guideline public company method and comparable transaction method equally to estimate the fair value of Janus’s equity. Key inputs and assumptions to the valuation include income tax rate estimate, revenue, capital expenditure, change in net working capital, operating expense, and depreciation forecasts. BSOPM was used to allocate the equity value to different classes of equity, with inputs for unit value of Janus term to exit, risk-free rate, expected volatility, and exercise price. For Performance Vesting Units granted in fiscal 2019 and fiscal 2020, Janus used a combination of probability analysis and Monte Carlo Simulation to estimate the fair value with inputs for Janus’ equity value, risk-free rate, expected volatility, expected tax and non-tax distribution, probability of merger and acquisition, expected term of the award, and expected timing of achieving the vesting condition. Discount for lack of marketability was applied in the valuation of all grants.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our share-based compensation expense could be materially different. See Note 14, “Equity Incentive Plan and Unit Option Plan”, of the accompanying consolidated financial statements for more information.

2013 Unit Option Plan

On December 11, 2013, Janus’ former parent implemented an unit option plan (the “2013 Plan”) designed to enhance the profitability and value of the former parent’s investment for the benefit of its members by enabling Janus to offer eligible individuals equity-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interest between such individuals and the former parent’s members. Under the 2013 Plan, vested unit options may be exercised for the former parent’s common units. The unit option awards are subject to both market and performance vesting conditions. As the performance criteria are conditioned upon the occurrence of an IPO or change in control, no compensation expense will be recognized until the performance condition is achieved. As the achievement of the market condition is measured on the date that the performance condition is satisfied, the derived service period will not extend beyond the date on which the performance condition is satisfied, and all compensation cost will be recognized on this date.

Upon the consummation of the acquisition by a certain private equity group on February 12, 2018, both the market and performance conditions were achieved, and all unit options awarded under the 2013 Plan fully vested and were settled in full. Refer to Note 9, “Business Combination” of the accompanying consolidated financial statements for more information on the acquisition. As part of the acquisition, employee option holders entered into subscription agreements to rollover a portion of their vested Unit Options for Class A Preferred Units of the new entity. The rollover Unit Options were net settled in Class A Preferred Units based on the acquisition date fair value of the Common Units as reflected in the deal. Non-rollover employee vested unit options and vested unit options held by former employees were net settled in cash based on the acquisition date fair value of the Common Units as reflected in the deal. No compensation costs for the vested unit options were recorded in either the Predecessor or the Successor Period. See Note 14, “Equity Incentive Plan and Unit Option Plan”, of the accompanying consolidated financial statements for more information.

Recently Issued Accounting Standards

In February 2016, the Financial accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The standard will affect all entities that lease assets and will require lessees to recognize a lease liability and a right-of-use asset for all leases as of the date on which the lessor makes the underlying asset available to the lessee. For lessors, accounting for leases is substantially the same as in prior periods. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, to clarify how to apply certain aspects of the new leasing standard. ASU 2016-02, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, and early adoption is permitted. For leases existing at, or entered into after the beginning of the earliest comparative period presented in the financial statements, lessees and lessors must apply a modified retrospective transition approach. While Janus expects the adoption of this standard to result in an increase to the reported assets and liabilities, it has not yet determined the full impact the adoption of this standard will have on its financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. ASU 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years beginning after December 15, 2022 and for interim periods within those fiscal years. Janus is currently evaluating the impact of this standard to the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, “Classification of Certain Cash Receipts and Cash Payments”. This standard addresses the diversity in practice of how certain cash receipts and payments are classified in the statement of cash flows, including contingent consideration payments made after a business combination. This update was effective for Janus beginning 2018 and Janus adopted the standard using a retrospective approach. There was no impact to any prior periods.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This update removes Step 2 of the goodwill impairment test under current guidance, which requires a hypothetical purchase price allocation. The new guidance requires an impairment charge to be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. Upon adoption, the guidance is to be applied prospectively. ASU 2017-04 is effective for nonpublic entities and Emerging Growth Companies in fiscal years beginning after December 15, 2021, with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. Janus is currently evaluating the impact of the adoption of ASU 2017-04 on the Consolidated Financial Statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted, including adoption in an interim period. Janus is currently evaluating the impact of this standard to the consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This standard provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The ASU is effective for all entities as of March 12, 2020, and will apply through December 31, 2022. Janus is currently evaluating the impact this adoption will have on Janus’ consolidated financial statements.

In August 2020, the Financial Accounting Standards Board issued Accounting Standards Update 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain convertible instruments, amends guidance on derivative scope exceptions for contracts in an entity’s own equity, and modifies the guidance on diluted earnings per share (EPS) calculations as a result of these changes. The standard will be effective for Janus beginning February 7, 2022 and can be applied on either a fully retrospective or modified retrospective basis. Early adoption is permitted for fiscal years beginning after December 15, 2020. Janus is currently evaluating the impact of this standard on Janus’ consolidated financial statements.

Quantitative and Qualitative Disclosure about Market Risk

Foreign currency exposures

Janus is exposed to foreign currency exchange risk related to currency translation exposure because the operations of its subsidiaries are measured in their functional currency which is the currency of the primary economic environment in which the subsidiary operates; particularly, the United Kingdom and Australia. Any currency balances that are denominated in currencies other than the functional currency of the subsidiary are re-measured into the functional currency, with the resulting gain or loss recorded in the other income (expense) in Janus’ income statement. In turn, subsidiary income statement balances that are denominated in currencies other than the U.S. dollar are translated into U.S. dollars, Janus’ functional currency, in consolidation using the average exchange rate in effect during each fiscal month during the period, with any related gain or loss recorded as foreign currency translation adjustments in other comprehensive income (loss). The assets and liabilities of subsidiaries that use functional currencies other than the U.S. dollar are translated into U.S. dollars in consolidation using period end exchange rates, with the effects of foreign currency translation adjustments included in accumulated other comprehensive income (loss).

Janus seeks to naturally hedge its foreign exchange transaction exposure by matching the transaction currencies for its cash inflows and outflows and maintaining access to credit in the principal currencies in which it conducts business. Janus does not currently hedge our foreign exchange transaction or translation exposure but may consider doing so in the future.

Other comprehensive income (loss) includes foreign currency translation adjustments.

Commodity/raw material price exposures and concentration of supplier risk

Janus’s biggest commodity group spend is steel coils, which is subject to price volatility due to external factors, and comprises approximately, 63.9%, 66.7% and 65.4% of commodity spend on a consolidated level for the fiscal year ended December 30, 2017, the Combined 2018 Predecessor Period and Successor Period, and the fiscal year ended December 28, 2019, respectively. Historically, exposures associated with these costs were primarily managed through terms of the sales and by maintaining relationships with multiple vendors. Prices for spot market purchases were negotiated on a continuous basis in line with the market at the time. Other than short term supply contracts and occasional strategic purchases of larger quantities of certain raw materials, we generally buy materials on an as-needed basis. In early 2020 Janus entered into multiple fixed price agreements to combat fluctuations in the price of steel locking in prices and will continue to do so in the future. These fixed price agreements expect to cover 50.7% of estimated steel purchases for fiscal year end 2020. We have not entered into hedges with respect to our raw material costs at this time, but we may choose to enter into such hedges in the future.

Interest rate exposure

As indicated in Note 6 of Janus’ consolidated financial statements, Janus’ outstanding borrowing under its credit facilities include a 1st Lien term loan for $563.8 million and borrowings under its amended credit facilities include a second tranche of the 1st Lien term loan (“1st Lien B2 term loan”) for $74.1 million. These borrowings accrue interest at our option of (i) a LIBOR rate, subject to a 1.00% floor, plus the applicable margin or (ii) a base rate (i.e., prime rate or federal funds rate) plus the applicable margin.

Janus also has a $50 million credit facility, which we have not yet drawn on, that accrues interest at our option of (i) a LIBOR rate plus the applicable margin or (ii) a base rate plus the applicable margin.

Janus experiences risk related to fluctuations in the LIBOR rate and base rate at any given time. The interest rate on the 1st Lien term loan and 1st Lien B2 term loan was the LIBOR rate plus 3.75% and 4.50%, respectively on September 26, 2020.

A hypothetical increase or decrease in 100 basis points of the LIBOR rate on the amounts outstanding under the 1st Lien term loan and 1st Lien B2 term loan as of September 26, 2020 would lead to a $4.3 million and $0.6 million increase and a $1.3 million and $0.2 million decrease in the interest expense of the 1st Lien term loan and 1st Lien B2 term loan respectively. Prior to 2017, Janus management entered into interest rate hedges, but has not done so within the periods presented. Management would consider using such mitigating strategy in the future to combat potential exposure.

Credit risk

As of September 26, 2020, our cash and cash equivalents were maintained at major financial institutions in the United States, Europe, Singapore, and Australia, and our current deposits are likely in excess of insured limits. We believe these institutions have sufficient assets and liquidity to conduct their operations in the ordinary course of business with little or no credit risk to us.

Our accounts receivable primarily relate to revenue from the sale of products and services to established customers. To mitigate credit risk, ongoing credit evaluations of customers’ financial condition are performed, deposits are required for select customers, and lien rights on any jobs in which Janus provides subcontracted installation services are available. As of September 26, 2020, Janus’ top 10 customers represented less than 20% of our gross trade accounts receivable.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our Co-Chairman, our Chief Executive Officer, and our two other most highly compensated executive officers as of the end of the fiscal year ended December 26, 2020, whom we refer to as our “named executive officers.” For the fiscal year ended December 26, 2020, our named executive officers and their positions were as follows:

•	David Curtis, Co-Chairman;

•	Ramey Jackson, Chief Executive Officer;

•	Scott Sannes, Chief Financial Officer; and

•	Peter Frayser, Vice President of Sales & Estimating

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

Name and Principal Position	Salary ($)		Option Awards ($)		Non-equity incentive plan compensation ($)(1)	All Other Compensation ($)(2)	Total
Ramey Jackson	$425,000		—		$485,338	$22,812	$914,262
Chief Executive Officer
Scott Sannes	$300,000		—		$303,336	$32,090	$623,621
Chief Financial Officer
Peter Frayser	$340,328	(4)	$241,835	(5)	—	$14,856	$597,020
Vice President of Sales & Estimating
David Curtis (3)	$120,000		—		—	—	$120,000
Co-Chairman

(1)

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect bonuses paid to Messrs. Jackson and Sannes under Janus Management Incentive Plan with respect to the fiscal year ended December 26, 2020. Messrs. Curtis and Frayser do not participate in the Management Incentive Plan. Please see the section entitled “Narrative Disclosure to Summary Compensation Table—Management Incentive Plan” below for additional details.

(2)

The amounts reported in the All Other Compensation column reflect: (i) 401(k) employer matching contributions of $7,811, $7,854 and $7,656 for each of Messrs. Jackson, Sannes, and Frayser, respectively; (ii) employer-paid car allowance of $15,000, $10,200 and $7,200, for each of Messrs. Jackson, Sannes, and Frayser, respectively; and (iii) $14,036 reimbursement for moving expenses for Mr. Sannes. See below under “Additional Narrative Disclosure—Retirement Benefits” for additional information regarding 401(k) plan contributions.

(3)	Mr. Curtis served as our Chief Executive Officer through August 31, 2019. Since September 1, 2019, Mr. Curtis has served as Co-Chairman of our Board and as an employee of Janus.
(4)	The amount reported in the Salary column for Mr. Frayser includes his base salary of $150,000 and his sales commission of $190,328.
(5)

The amount reported in the Option Awards column for Mr. Frasyer represents the grant date fair value of the Class B Tracking Units granted to Mr. Frayser on July 23, 2020 as computed in accordance with FASB Topic 718. The assumptions used in calculating the grant date fair value of the Class B Tracking Units reported in the Option Awards column are set forth in Note 14 to the consolidated financial statements included elsewhere in this prospectus. See “Narrative Disclosure to Summary Compensation Table—Equity Incentives” below for additional details.

Narrative Disclosure to Summary Compensation Table

Employment Arrangements with Named Executive Officers

We have entered into an employment agreement with Mr. Curtis and an offer letter with Messrs. Sannes and Frayser. We have not entered into an employment agreement or offer letter with Mr. Jackson.

Employment Agreement with David Curtis

On February 12, 2018, Janus entered into an employment agreement with David Curtis, our Co-Chairman of the Board. The employment agreement provides for a term of five years, which will expire on February 12, 2023. Mr. Curtis served as our Chief Executive Officer through August 31, 2019, and, since September 1, 2019, has served as Co-Chairman of the Board. Under the employment agreement, Mr. Curtis is entitled to an annual base salary and is eligible to participate in our benefit plans generally. The employment agreement subjects Mr. Curtis to noncompetition, nonsolicitation of customers or other business relationships, nonsolicitation and no-hire of employees or consultants covenants, in each case, beginning on February 12, 2018 and ending on the later of (i) February 12, 2026 or (ii) the fifth anniversary of the date of termination, perpetual non-disparagement, and perpetual confidentiality. In addition, Mr. Curtis’ employment agreement provides for certain severance benefits in the event of a termination without “cause” or resignation for “good reason.” Please see the section entitled “Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control” below for more details regarding the severance benefits provided to Mr. Curtis under his employment agreement.

Offer Letter with Scott Sannes

On April 14, 2015, Janus International Group, LLC entered into an offer letter with Mr. Sannes, our Chief Financial Officer. Under the offer letter, Mr. Sannes is entitled to an annual base salary and is eligible to participate in our benefit plans generally. Mr. Sannes is also eligible to participate in the Management Incentive Plan. Please see section entitled “Narrative Disclosure to Summary Compensation Table—Management Incentive Plan.” In addition, Mr. Sannes’ offer letter provides for certain severance benefits in the event of a termination without “cause.” Please see the section entitled “Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control” below for more details regarding the severance benefits provided to Mr. Sannes under his offer letter.

Offer Letter with Peter Frayser

On January 1, 2016, Janus entered into an offer letter with Mr. Frayser, our Vice President of Sales & Estimating. Under the offer letter, Mr. Frayser is entitled to an annual base salary and sales commission and is eligible to participate in our benefit plans generally.

Management Incentive Plan

The Janus Management Incentive Plan (“Management Incentive Plan”) is generally based on the dollar value growth of EBITDA year-over-year, sales growth of certain product lines, and working capital. The improvement in EBITDA from the prior year to the applicable year is multiplied by 6% to determine the bonus pool for the applicable bonus year. The Management Incentive Plan participants and their respective bonus pool percentage allocation is determined by the Board in its discretion. For the fiscal year ended on December 26, 2020, Messrs. Jackson and Sannes will receive a bonus in the amount of $485,338 and $303,336, respectively, following the completion of our audited financials, but in any event no later than March 15, 2021.

Equity Incentives

Janus majority-owned subsidiary, Midco, is authorized and at the discretion of the board of managers of Midco, under its Second Amended and Restated Limited Liability Company Agreement, dated as of February 12,

2018, to issue Class B Common Units of Midco (“Class B Units”). Class B Units are granted to Jupiter Management Holdings, LLC (“Management Holdco”), which in turn grants the same number of corresponding Class B Tracking Units of Management Holdco (“Class B Tracking Units”) to participating individuals. The Class B Tracking Units are structured to provide the participating individuals with an opportunity to indirectly participate in Midco’s future income and appreciation and to enhance our ability to attract and retain talented individuals to contribute to the sustained progress, growth, and profitability of Janus.

Class B Tracking Units represent an indirect interest in the future appreciation of Midco and are intended to be treated as “profits interests” for United States federal income tax purposes, meaning that the Class B Tracking Units generally entitle the holder only to value created by the future appreciation or profits of Midco.

Midco has granted Class B Units to Management Holdco, which in turn has granted Class B Tracking Units to each named executive officer. Generally, 50% of the Time Vesting Units, and the underlying Class B Units, vest as follows: 20% vest on the first anniversary of the date of grant, and 5% of the units vest at the end of each quarter thereafter, in each case, subject to each named executive officer’s continued employment through the applicable vesting date. The remaining 50% of the Performance Vesting Units, and the underlying Class B Units, vest based on the achievement by Clearlake of the specified return on investment target in connection with their investment in Janus, subject to each named executive officer’s continued employment through the applicable vesting date.

The board of directors of Janus has taken actions to accelerate outstanding and unvested Class B Tracking Units and Class B Units in connection with this offering. See below under “Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control” for additional information regarding the circumstances that could result in accelerated vesting of these awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes, for each of the named executive officers, the number of Class B Tracking Units held as of December 26, 2020.

		Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(2)	Option Expiration Date(2)
David Curtis	March 15, 2018	945	2,206	(3)	—	—
Ramey Jackson	March 15, 2018	473	1,103	(4)	—	—
	December 19, 2019	394	2,232	(5)	—	—
Scott Sannes	March 15, 2018	945	2,206	(6)	—	—
Peter Frayser	July 23, 2020	—	906	(7)	—	—

(1)

This table reflects information regarding the Class B Tracking Units in Management Holdco to our named executive officers that were outstanding as of December 26, 2020. For purposes of this proxy statement/prospectus, we have rounded the Class B Tracking Units to the nearest whole number. For more information on these incentive units, see “Narrative Disclosure to Summary Compensation Table—Equity Incentives” above.

(2)	The Class B Tracking Units are not traditional options and, therefore, there is no exercise price or option expiration date associated with them.
(3)

These Class B Tracking Units are composed of (i) 630 Time Vesting Units, which will vest in equal installments at the end of each quarter (i.e., March 31, June 30, September 30, and December 31), and accelerate upon a qualifying sale of Midco, and (ii) 1,575 Performance Vesting Units, which will vest upon the achievement by Clearlake of the specified return on investment target in connection with their investment in Janus, in each case, subject to Mr. Curtis’ continued employment with us through the applicable vesting date. In connection with this offer, our Board has taken actions to accelerate the vesting of all outstanding and unvested Class B Tracking Units held by Mr. Curtis.
(4)

These Class B Tracking Units are composed of (i) 315 Time Vesting Units, which will vest in equal installments at the end of each quarter (i.e., March 31, June 30, September 30, and December 31), and accelerate upon a qualifying sale of Midco, and (ii) 788 Performance Vesting Units, which will vest upon the achievement by Clearlake of the specified return on investment target in connection with their investment in Janus, in each case, subject to Mr. Jackson’s continued employment with us through the applicable vesting date. In connection with this offer, our Board has taken actions to accelerate the vesting of all outstanding and unvested Class B Tracking Units held by Mr. Jackson.

(5)

These Class B Tracking Units are composed of (i) 919 Time Vesting Units, which will vest in equal installments at the end of each quarter (i.e., March 31, June 30, September 30, and December 31), and fully vest upon a qualifying sale of Midco, and (ii) 1,313 Performance Vesting Units, which will vest upon the achievement by Clearlake of the specified return on investment target in connection with their investment in Janus, in each case, subject to Mr. Jackson’s continued employment with us through the applicable vesting date. In connection with this offer, our Board has taken actions to accelerate the vesting of all outstanding and unvested Class B Tracking Units held by Mr. Jackson.

(6)

These Class B Tracking Units are composed of (i) 630 Time Vesting Units, which will vest in equal installments at the end of each quarter (i.e., March 31, June 30, September 30, and December 31), and fully vest upon a qualifying sale of Midco, and (ii) 1,575 Performance Vesting Units, which will vest upon the achievement by Clearlake of the specified return on investment target in connection with their investment in Janus, in each case subject to Mr. Sannes’ continued employment with us through the applicable vesting date. In connection with this offer, our Board has taken actions to accelerate the vesting of all outstanding and unvested Class B Tracking Units held by Mr. Sannes.

(7)

These Class B Tracking Units are composed of (i) 453 Time Vesting Units, of which 20% will vest on July 23, 2021 and the remaining units will vest in equal installments at the end of each quarter thereafter (i.e., March 31, June 30, September 30, and December 31), and fully vest upon a qualifying sale of Midco, and (ii) 453 Performance Vesting Units, which will vest upon the achievement by Clearlake of the specified return on investment target in connection with their investment in Janus, in each case subject to Mr. Frayser’s continued employment with us through the applicable vesting date. In connection with this offer, our Board has taken actions to accelerate the vesting of all outstanding and unvested Class B Tracking Units held by Mr. Frayser.

Additional Narrative Disclosure

Retirement Benefits

We do not have a U.S. defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a defined contribution retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees, including the named executive officers, can make voluntary pre-tax contributions. We have the option to make discretionary employer matching and/or non-elective contributions to all participants. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted based on cost-of-living announcements by the Internal Revenue Services.

Employee Benefits and Perquisites

Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental, and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

No Tax Gross-Ups. We did not make any gross-up payments in the fiscal year ended December 26, 2020 to cover our named executive officer’s personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Potential Payments upon Termination or Change in Control

Termination of Employment without Cause or with Good Reason

David Curtis. Mr. Curtis’ employment agreement provides that, upon a termination by us without “cause” or resignation by him for “good reason” prior to the expiration of his employment agreement, he will be entitled to (i) a prorated annual bonus (if any) based on actual performance, (ii) base salary continuation for 36 months and (iii) health insurance continuation, for himself and his eligible dependents, for 36 months; however, we may elect to pay cash in lieu of such coverage if such health coverage may not be continued under applicable law. Receipt of severance is subject to Mr. Curtis executing and not revoking a general release of claims in our favor.

For purposes of Mr. Curtis’ employment agreement, “cause” generally means (i) a material breach of the employment agreement not susceptible to remedy or cure, or if susceptible to remedy or cure, a material breach that is not cured or remedied and continues for 15 business days after the Board has given written notice to Mr. Curtis specifying the manner in which he has breached the employment agreement; (ii) a conviction of or plea of guilty or nolo contendere to, or confession to, the commission by Mr. Curtis of a felony or a misdemeanor involving moral turpitude (whether or not related to his employment), or any other act or omission involving dishonesty or fraud with respect to us or our affiliates or causing material harm to our standing and reputation, or repeated intoxication or drug abuse; (iii) Mr. Curtis’ breach of his duty of loyalty to us after written notice and right to cure; or (iv) Mr. Curtis’ failure to substantially perform his duties under the employment agreement other than by reason of death or disability, after written notice and, if susceptible to remedy or cure is not cured or remedied and continues for 15 business days after the Board has given written notice to him specifying in reasonable detail the manner in which he has failed to perform his duties.

For purposes of Mr. Curtis’ employment agreement, “good reason” generally means a termination by Mr. Curtis of his employment following the occurrence, without his consent, of any of the following events: (i) a material diminution in Mr. Curtis’ job responsibilities, no longer reporting directly to the Board, or no longer serving as chief executive officer; (ii) a reduction by us in Mr. Curtis’ base salary in effect immediately prior to the effective date of such reduction; and (iii) any change of more than 50 miles in the location of the principal place of Mr. Curtis’ employment prior to the effective date of such change. For the purposes of the definition of “good reason,” no action described in clause (i) relating solely to a material diminution in job responsibilities shall constitute “good reason” if it was an isolated and inadvertent action not taken in bad faith by us and if it was remedied within the notice and cure provisions provided in Mr. Curtis’ employment agreement. Other occurrences that would “good reason” are subject to customary notice and cure provisions. Mr. Curtis voluntarily resigned as chief executive officer when he transitioned to his role as Co-Chairman of the Board.

Scott Sannes. Mr. Sannes’ offer letter provides that upon a termination by us without cause, he will be entitled to base salary continuation for six months, subject to his execution and non-revocation of a general release of claims.

Change in Control

Each named executive officer’s outstanding unvested Time Vesting Units will become 100% vested upon a “sale” of Midco, which is generally the sale of (i) Midco’s equity securities pursuant to which an independent third-party or parties acquires a majority of the voting power in Midco or (ii) all or substantially all of Midco’s assets on a consolidated basis. However, in connection with this offer, the Board has taken actions to accelerate the vesting of all outstanding and unvested Class B Tracking Units held by our named executive officers.

DIRECTOR COMPENSATION

The following table presents the total compensation to our non-employee directors for the fiscal year ended December 26, 2020.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Tom Koos(1)	$120,000	$120,000
Kelly Gallagher(2)	$60,000	$60,000
David Doll(3)	$60,000	$60,000

(1)

On March 15, 2018, Mr. Koos received a grant of 788 Class B Tracking Units, of which 394 are Time Vesting Unit and 394 are Performance Vesting Units. As of December 26, 2020, 394 Time Vesting Units, of which 236 Time Vesting Units have vested, and 394 unvested Performance Vesting Units remain outstanding.

(2)

On June 4, 2018, Mr. Gallagher received a grant of 210 Class B Tracking Units, of which 105 are Time Vesting Unit and 105 are Performance Vesting Units. As of December 26, 2020, 105 Time Vesting Units, of which 58 Time Vesting Units have vested, and 105 unvested Performance Vesting Units remain outstanding.

(3)

On June 4, 2018, Mr. Doll received a grant of 210 Class B Tracking Units, of which 105 are Time Vesting Unit and 105 are Performance Vesting Units. As of December 26, 2020, 105 Time Vesting Units, of which 58 Time Vesting Units have vested, and 105 unvested Performance Vesting Units remain outstanding.

Non-Employee Director Compensation Policy

We do not currently have a formal policy with respect to compensating our non-employee directors for service as directors. Each of Messrs. Koos, Gallagher, and Doll are entitled to annual director fees of $120,000, $60,000, and $60,000, respectively. Following the consummation of this offering, we anticipate that non-employee directors will receive compensation for their service on the Board and committees thereof. The amount and form of such compensation has not yet been determined.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Information about Director Resignations and Appointments

Upon consummation of the Business Combination, JIH will become a wholly owned subsidiary of Parent. Each of JIH’s incumbent directors, other than Brian Cook and Roger Fradin each of whom will be a director of Parent following the Business Combination) will resign from their respective positions at JIH upon the closing of the Business Combination.

Upon consummation of the Business Combination, Parent’s board of directors will initially consist of up to nine directors, with each director having a term that expires as described below until the applicable annual meeting of stockholders, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. José Feliciano will serve as the Chairman of the Board. For more information regarding the biographical information for these individuals, see the section below entitled “ — Executive Officers and Board of Directors.”

Executive Officers and Board of Directors

The following persons are anticipated to be the executive officers and directors of Parent, which will be renamed “Janus International Group, Inc.” following the consummation of the Business Combination:

Name	Age	Title
Ramey Jackson	47	Chief Executive Officer, Director
Scott Sannes	47	Chief Financial Officer
Morgan Hodges	56	Executive Vice President
Vic Nettie	53	Vice President of Manufacturing
Peter Frayser	36	Vice President of Sales and Estimating
José E. Feliciano	47	Chairman
Colin Leonard	39	Director
Roger Fradin	67	Director
Brian Cook	49	Director
David Curtis	61	Director
David Doll	62	Director

Executive Officers

Ramey Jackson will serve as an executive director and the Chief Executive Officer of Parent as of the effective date of the business combination. Mr. Jackson has been with Janus for approximately 18 years, having joined the company in 2002 when Janus was founded. Prior to Janus, Mr. Jackson was a sales executive for Doors and Building Components, Inc. and prior to that, a sales and marketing executive with Atlas Door and GA Power. Mr. Jackson is an active board member of the Self-Storage Association.

Scott Sannes will serve as Chief Financial Officer of Parent. Mr. Sannes has been with Janus for approximately 6 years, having joined the business in May of 2015. Prior to Janus, Mr. Sannes served as CFO of Fomas, Inc. (formerly Ajax Rolled Ring & Machine, LLC), Controls Southeast, Inc. (acquired by Ametek, Inc.) and Polyester Fibers, LLC. Mr. Sannes started his career at PwC in the audit practice. Mr. Sannes graduated from the University of Wisconsin-Madison with a bachelor’s degree in business administration and major in accounting.

Morgan Hodges will serve as Executive Vice President of Parent. Mr. Hodges has been with Janus since its inception. Prior to Janus, Mr. Hodges operated an independent company, CES, which specialized in self-storage construction and prior to that was an estimating executive at Doors and Building Components, Inc.

Vic Nettie will serve as Vice President of Manufacturing of Parent. Mr. Nettie has been with Janus since its inception. Prior to Janus, Mr. Nettie was the Manufacturing/Operations Manager for Doors and Building Components, Inc. Mr. Nettie has worked in the construction of self-storage facilities, in multiple facets, since the late 1980’s. Mr. Nettie is a graduate of Michigan State University with a degree in Materials and Logistics Management with an emphasis in Operations.

Peter Frayser will serve as Vice President of Sales and Estimating of Parent. Prior to joining Janus in 2016, Pete worked in real estate development in Valencia, Spain, and later in the international sports industry with MLB and the NBA in New York city. Pete has bachelor’s degrees in International Business and Spanish from the University of Georgia and a master’s degree in International Trade from the University of Castilla La Mancha (Spain).

Directors

José E. Feliciano will serve as Chairman of the Board of Parent upon the effective date of the business combination. Mr. Feliciano is a Managing Partner and Co-Founder of CCG which he co-founded in 2006. Mr. Feliciano is responsible for the day-to-day management of Clearlake and is primarily focused on investments in the industrials, energy and consumer sectors. Mr. Feliciano currently serves as a member of the board of directors of Smart Sand, a NASDAQ listed company; he also previously served as a member of the board of directors of ConvergeOne Holdings, Inc., a NASDAQ listed company until a merger in early 2019. Mr. Feliciano currently serves, or has served, on the boards of many private companies, including Amquip Crane Rental, Better for You, Gravity Oilfield Services, Innovative XCessories & Services, Janus International, Pretium, PrimeSource Building Products, Sage Automotive, Sunbelt Supply, Team Technologies, Unifrax, WellPet and Wheel Pros. Mr. Feliciano graduated with High Honors from Princeton University, where he received a Bachelor of Science in Mechanical & Aerospace Engineering. He received his Master of Business Administration from the Graduate School of Business at Stanford University. We believe Mr. Feliciano’s experience as a current and former director of public and private companies and his financial expertise make him well qualified to serve on our board of directors.

Colin Leonard will serve as a director of Parent as of the effective date of the business combination. Mr. Leonard is a Partner of Clearlake. Prior to joining Clearlake in 2007, Mr. Leonard was an investment professional at HBK Investments L.P. where he focused on investments in the industrials and transportation/logistics sectors. Mr. Leonard currently serves, or has served, on the boards of several Clearlake portfolio companies, including Gravity Oilfield Services, Innovative XCessories & Services, Jacuzzi Brands, Janus International, Knight Energy Services, PrimeSource Building Products, Sage Automotive, Smart Sand, Unifrax and Wheel Pros. Mr. Leonard graduated cum laude with a Bachelor of Science in Economics and a minor in Mathematics from the University of Pennsylvania’s Wharton School of Business. We believe Mr. Leonard’s experience as a current and former director of various companies and his financial expertise make him well qualified to serve on our board of directors.

Roger Fradin will serve as a director of Parent as of the effective date of the business combination. Mr. Fradin has over 40 years of experience acquiring, building, and leading a diverse set of industrial businesses. Mr. Fradin began his career at Pittway Corporation where he held a variety of roles of increasing responsibility, including President and Chief Executive Officer of the Security and Fire Solutions segment, and helped lead an entrepreneurial team which transformed Pittway into a $2 billion world leader in electronic security and fire systems. In 2000, Pittway was acquired by Honeywell International Inc. (NYSE: HON), or Honeywell. Shortly thereafter, Mr. Fradin assumed the role of President and Chief Executive Officer of Honeywell Automation and Control Solutions, or ACS. In this role, Mr. Fradin transformed ACS from a business with $7 billion in sales in 2003 focused predominantly on the U.S. market to a $17 billion in sales (as of 2014) global business leader in the development and manufacture of environmental controls, life safety products, and building and process solutions. From 2000 to 2017, Mr. Fradin oversaw, directed, and integrated the acquisition of 60 companies at Honeywell, aggregating billions of dollars in deal value. Mr. Fradin’s strategy and execution for ACS helped create more than $85 billion of value to Honeywell’s shareholders. During his tenure at Honeywell, Mr. Fradin also served as Vice Chairman of Honeywell where he was responsible for acquisition strategy for all of Honeywell. After retiring from Honeywell, Mr. Fradin was named Chairman of Resideo Technologies, Inc. (NYSE: REZI), or Resideo, a leading provider of home comfort and security solutions. At Resideo, Mr. Fradin recruited the Chief Executive Officer, senior management team, and Board of Directors as well as installed all public company board processes and procedures. In addition to Resideo, Mr. Fradin currently sits on the boards of L3Harris Technologies Inc. (NYSE: LHX) and Vertiv Group Corp. (NYSE: VTV). Mr. Fradin also currently serves as Advisor to MSC Industrial Direct Co., Inc. (NYSE: MSM), or MSC, and as Chairman of Victory Innovation, a Carlyle Group company. Mr. Fradin formerly served on the boards of Pitney Bowes Inc. (NYSE: PBI) and GS Acquisition Holdings Corp. (NYSE: GSAH) and several of The Carlyle Group’s, or Carlyle, portfolio companies in his capacity as a Carlyle Operating Executive. Mr. Fradin holds a B.S. and M.B.A. from The Wharton School at the University of Pennsylvania.

Brian Cook will serve as a director of Parent as of the effective date of the business combination. Mr. Cook has over 20 years of experience within mergers and acquisitions, business development, and strategic planning across a wide range of industries. Mr. Cook began his career at PricewaterhouseCoopers (“PwC”), where he was responsible for providing business and financial due diligence and transaction structuring services to financial sponsor and corporate clients on a global basis. While at PwC, Mr. Cook’s transaction experience included Viacom’s acquisition of CBS, Ingersoll-Rand’s disposal of Ingersoll-Dresser Pump and Ford Motor Company’s acquisition of the Volvo Car Corporation. Following his tenure at PwC, Mr. Cook served as Vice President of Corporate Development and subsequently Global Head of M&A at Honeywell, in which he oversaw a global team of approximately 25 people. Over the course of his 17 years at Honeywell, Mr. Cook aided or led the execution of over 60 buy- and sell-side transactions, most of which were attributable to the ACS segment in which he partnered directly with Mr. Fradin. These transactions included the acquisitions of Novar plc, Norcross Safety Products and Intelligrated, among others. During 2018, Mr. Cook led the execution of the tax-free spinoffs of Honeywell’s Home Automation (Resideo) and Turbochargers (Garrett Motion) businesses. Mr. Cook’s transaction experience includes public and private transactions across a variety of end markets and product categories. Mr. Cook holds a B.S. from University of Rhode Island.

David Curtis will serve as a director of Parent as of the effective date of the business combination. Mr. Curtis is formerly the Co-Chairman of the board of Janus and an advisor to the Company. Mr. Curtis is the former Chief Executive Officer of Janus International Group, which he founded in 2002. Prior to Janus, Mr. Curtis was the President of the Doors & Building Components Division of NCI Building Systems, a division which he founded and sold to NCI.

David Doll will serve as a director of Parent as of the effective date of the business combination. Mr. Doll is a seasoned executive in the self-storage industry, and also serves on the board of directors of Tenant Inc., a self-storage focused software development company. From 2005 through 2017, Mr. Doll was the President of Real Estate for Public Storage Inc., the world’s largest owner and operator of self-storage facilities. Prior to Public Storage, Mr. Doll was with Westfield Corporation, an international shopping center developer, owner and operator. Mr. Doll graduated from the Ross School of Business at the University of Michigan with a bachelor’s degree in business administration and a major in accounting.

Director Independence

The NYSE listing standards require that a majority of the board of directors of a company listed on the NYSE be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Parent’s board of directors has determined that seven of its nine directors will be independent under the NYSE rules. Parent’s board of directors has determined that each of Messrs. Feliciano, Leonard, Fradin, Cook and Doll are independent directors under Rule 10A-3 of the Exchange

Act. In making these determinations, Parent’s board of directors considered the current and prior relationships that each non-employee director has with JIH and will have with Parent and all other facts and circumstances its board of directors deemed relevant in determining independence, including the beneficial ownership of JIH common stock and Parent common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Classified Board of Directors

Parent’s directors will be divided into three classes designated as Class I, Class II and Class III. At Parent’s 2022 annual meeting of shareholders, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At Parent’s 2023 annual meeting of shareholders, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At Parent’s 2024 annual meeting of shareholders, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Committees of the Board of Directors

Following the closing of the Business Combination, the standing committees of Parent’s board of directors will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The expected composition of each committee following the Business Combination is set forth below.

Audit Committee

Upon consummation of the Business Combination, Parent’s Audit Committee will be composed of                 , with                  serving as chair of the committee. We intend to comply with the audit committee requirements of the SEC and the NYSE. We anticipate that, prior to the completion of the Business Combination, our Board will determine that                 ,                 , and                  meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. We anticipate that, prior to our completion of the Business Combination, our Board will determine that is                 an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of the NYSE. The Audit Committee’s responsibilities will include:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	review our policies on risk assessment and risk management;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.

Compensation Committee

Upon consummation of the Business Combination, Parent’s Compensation Committee will be composed of                 ,                 and                 , with                 serving as chair of the committee. The Compensation Committee’s responsibilities upon completion of the Business Combination will include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	conducting the independence assessment outlined in the NYSE rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the NYSE;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	reviewing and making recommendations to our Board with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Upon consummation of the Business Combination, Parent’s Nominating and Corporate Governance Committee will be composed of                 ,                 , and                 , with                  serving as chair of the committee. The Nominating and Corporate Governance Committee’s responsibilities upon completion of the Business Combination will include:

•	developing and recommending to our Board criteria for board and committee membership;

•	developing and recommending to our Board best practices and corporate governance principles;

•	developing and recommending to our Board a set of corporate governance guidelines; and

•	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

Code of Conduct and Ethics

Following the consummation of the Business Combination, Parent will adopt a code of conduct and ethics that will apply to its directors, officers and employees in accordance with applicable federal securities laws, a copy of which will be available on Parent’s website at www.                 .com. Parent will make a printed copy of the code of conduct and ethics available to any stockholder who so requests. Following the Business Combination, requests for a printed copy may be directed to:                 , Attention:         .

If Parent amends or grants a waiver of one or more of the provisions of its code of ethics, it intends to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of its code of ethics that apply to its principal executive officer, principal financial officer and principal accounting officer by posting the required information on Parent’s website at www.                .com. The information on this website is not part of this proxy statement/prospectus.

Officer and Director Compensation Following the Business Combination

The policies of Parent with respect to the compensation of its executive officers and following the Business Combination will be administered by Parent’s board of directors in consultation with its compensation committee (as described above). The compensation policies followed by Parent will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of Midco and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to Parent’s board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as Parent believes it is important to maintain a strong link between executive incentives and the creation of shareholder value. Parent believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. Following consummation of the Business Combination, Parent will adopt a long-term incentive plan which will reflect what Parent believes is a focus on performance- and equity-based compensation. Since Parent will not have a compensation committee until completion of the Business Combination, it has not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

Parent intends to be competitive with other similarly situated companies in its industry following completion of the Business Combination.

The compensation decisions regarding Parent’s executives will be based on Parent’s need to attract individuals with the skills necessary for Parent to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above Parent’s expectations.

Since Parent’s compensation committee will not be formed until consummation of the Business Combination, Parent has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by its compensation committee, Parent may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Parent’s compensation committee will be charged with performing an annual review of Parent’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Compensation Components

Base Salary. Upon consummation of the Business Combination, Parent intends to preserve the cash compensation of its executive officers, until the compensation committee has adequate opportunity to assess its executive’s compensation. Parent will seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated that base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses. Parent intends to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.

Equity Awards. Parent intends to establish an equity incentive plan to incentivize its employees.

Severance Benefit. Parent currently has no severance benefits plan. Parent may consider the adoption of a severance plan for executive officers and other employees in the future.

Director Compensation. Parent currently does not have a definitive compensation plan for its future directors. Parent, working with the compensation committee, anticipates setting director compensation at a level comparable with those directors with similar positions at comparable companies.

DESCRIPTION OF SECURITIES

General

Upon the consummation of the Business Combination, Parent’s authorized capital stock will consist of          shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of                  , 2021, Parent had no shares of common stock outstanding and no shares of preferred stock outstanding. Upon the consummation of the Business Combination, Parent expects to have          shares of Parent common stock outstanding and expects to have no shares of preferred stock outstanding. The following description of Parent capital stock is intended as a summary only and is qualified in its entirety by reference to Parent certificate of incorporation and bylaws to be in effect upon the consummation of the Business Combination, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time and the terms of the Earnout Agreement, holders of outstanding shares of common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts as Parent’s board of directors may determine from time to time.

Voting Rights

Each outstanding share of common stock will be entitled to one vote on all matters submitted to a vote of shareholders. Holders of shares of Parent’s common stock shall have no cumulative voting rights.

Preemptive Rights

Parent’s common stock will not be entitled to preemptive or other similar subscription rights to purchase any of Parent’s securities.

Conversion or Redemption Rights

Parent’s common stock will be neither convertible nor redeemable.

Liquidation Rights

Upon Parent’s liquidation, the holders of Parent’s common stock will be entitled to receive pro rata Parent’s assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding and subject to the terms of the Earnout Agreement.

Preferred Stock

Parent’s board of directors may, without further action by Parent’s shareholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of Parent’s common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of Parent’s liquidation before any payment is made to the holders of shares of Parent’s common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Parent’s securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, Parent’s board of directors, without shareholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of Parent’s common stock and the market value of Parent’s common stock.

Warrants

Upon consummation of the Business Combination, each whole public JIH warrant shall be converted into a warrant of Parent in accordance with the Parent Warrant Agreement which will automatically entitle the registered holder to purchase one whole share of Parent common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing o 30 days after the completion of the Business Combination. Pursuant to the Parent Warrant Agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of Parent common stock. This means that only a whole public warrant may be exercised at any given time by a public warrant holder. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole public warrant. The public warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Parent will not be obligated to deliver any shares of Parent common stock pursuant to the exercise of a Parent warrant and will have no obligation to settle such Parent warrant exercise unless a registration statement under the Securities Act with respect to the shares of Parent common stock underlying the Parent warrants is then effective and a prospectus relating thereto is current, subject to Parent satisfying its obligations described below with respect to registration. No Parent warrant will be exercisable and Parent will not be obligated to issue shares of Parent common stock upon exercise of a Parent warrant unless Parent common stock issuable upon such Parent warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Parent warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Parent warrant, the holder of such Parent warrant will not be entitled to exercise such Parent warrant and such Parent warrant may have no value and expire worthless.

Notwithstanding the above, if the Parent common stock is at the time of any exercise of a Parent warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Parent may, at its option, require holders of Parent warrants who exercise their Parent warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Parent so elects, Parent will not be required to file or maintain in effect a registration statement, but Parent will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Parent Warrants for Cash. Once the Parent warrants become exercisable, Parent may call the Parent warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Parent warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Parent warrant holder; and

•

if, and only if, the reported closing price of the Parent common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before Parent sends the notice of redemption to the Parent warrant holders.

If and when the Parent warrants become redeemable by Parent, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Parent established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Parent warrant exercise price. If the foregoing conditions are satisfied and Parent issues a notice of redemption of the Parent warrants, each Parent warrant holder will be entitled to exercise its Parent warrant prior to the scheduled redemption date. However, the price of the Parent common stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) Parent warrant exercise price after the redemption notice is issued.

Redemption of Parent Warrants for Parent common stock. Commencing ninety days after the Parent warrants become exercisable, Parent may redeem the outstanding Parent warrants:

•	in whole and not in part;

•

at $0.10 per Parent warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Parent warrants prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Parent common stock (as defined below) except as otherwise described below;

•

if, and only if, the last reported sale price of the Parent common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which Parent sends the notice of redemption to the Parent warrant holders;

•

if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Parent common stock) as the outstanding Parent warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Parent common stock issuable upon exercise of the Parent warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

The numbers in the table below represent the number of Parent common stock that a Parent warrant holder will receive upon exercise in connection with a redemption by Parent pursuant to this redemption feature, based on the “fair market value” of the Parent common stock on the corresponding redemption date (assuming holders elect to exercise their Parent warrants and such Parent warrants are not redeemed for $0.10 per Parent warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Parent warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Parent warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Parent warrant is adjusted as set forth in the first three paragraphs under the heading “—Anti-Dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Parent warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Parent warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Parent warrant.

	Fair Market Value of Parent common stock
Redemption Date (period to expiration of Parent warrants)	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Parent common stock to be issued for each Parent warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of the Parent common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Parent warrants is $11 per share, and at such time there are 57 months until the expiration of the Parent warrants, holders may choose to, in connection with this redemption feature, exercise their Parent warrants for 0.277 shares of Parent common stock for each whole Parent warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the Parent common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Parent warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Parent warrants, holders may choose to, in connection with this redemption feature, exercise their Parent warrants for 0.298 shares of Parent common stock for each whole Parent warrant. In no event will the Parent warrants be exercisable in connection with this redemption feature for more than 0.365 shares of Parent common stock per Parent warrant. Finally, as reflected in the table above, if the Parent warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Parent pursuant to this redemption feature, since they will not be exercisable for any shares of Parent common stock.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of Parent warrants for cash when the trading price for the Parent common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Parent warrants to be redeemed when the Parent common stock are trading at or above $10.00 per share, which may be at a time when the trading price of the Parent common stock is below the exercise price of the Parent warrants. Parent established this redemption feature to provide it with the flexibility to redeem the Parent warrants without the Parent warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Parent Warrants for Cash.” Holders choosing to exercise their Parent warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing “fair value” for their Parent warrants based on a Black-Scholes option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides Parent with an additional mechanism by which to redeem all of the outstanding Parent warrants, and therefore have certainty as to its capital structure as the Parent warrants would no longer be outstanding and would have been exercised or redeemed and Parent will be required to pay the redemption price to Parent warrant holders if Parent chooses to exercise this redemption right and it will allow Parent to quickly proceed with a redemption of the Parent warrants if Parent determines it is in its best interest to do so. As such, Parent would redeem the Parent warrants in this manner when parent believe it is in its best interest to update its capital structure to remove the Parent warrants and pay the redemption price to the Parent warrant holders.

As stated above, Parent can redeem the Parent warrants when the Parent common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing Parent warrant holders with the opportunity to exercise their Parent warrants on a cashless basis for the applicable number of shares. If Parent chooses to redeem the Parent warrants when the Parent common stock are trading at a price below the exercise price of the Parent warrants, this could result in the Parent warrant holders receiving fewer Parent common stock than they would have received if they had chosen to wait to exercise their Parent warrants for Parent common stock if and when such Parent common stock were trading at a price higher than the exercise price of $11.50.

No fractional Parent common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Parent will round down to the nearest whole number of the number of Parent common stock to be issued to the holder.

Redemption Procedures and Cashless Exercise. If Parent call the Parent warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise his, her or its Parent warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Parent warrants on a “cashless basis,” its management will consider, among other factors, its cash position, the number of Parent warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Parent common stock issuable upon the exercise of its Parent warrants. If its management takes advantage of this option, all holders of Parent warrants would pay the exercise price by surrendering their Parent warrants for that number of shares of Parent common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Parent common stock underlying the Parent warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Parent warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Parent common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Parent warrants. If its management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Parent common stock to be received upon exercise of the Parent warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Parent warrant redemption. Parent believes this feature is an attractive option to it if Parent does not need the cash from the exercise of the Parent warrants after the Business Combination. If Parent calls its Parent warrants for redemption and its management does not take advantage of this option, its sponsor and its permitted transferees would still be entitled to exercise their private placement Parent warrants for cash or on a cashless basis using the same formula described above that other Parent warrant holders would have been required to use had all Parent warrant holders been required to exercise their Parent warrants on a cashless basis, as described in more detail below.

A holder of a Parent warrant may notify Parent in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Parent warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Parent warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Parent common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Parent common stock is increased by a stock dividend payable in shares of Parent common stock, or by a split-up of shares of Parent common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Parent common stock issuable on exercise of each Parent warrant will be increased in proportion to such increase in the outstanding shares of Parent common stock. A rights offering to holders of Parent common stock entitling holders to purchase shares of Parent common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Parent common stock equal to the product of (i) the number of shares of Parent common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Parent common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Parent common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Parent common stock, in determining the price payable for Parent common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Parent common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Parent common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Parent warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Parent common stock on account of such shares of Parent common stock (or other shares of its capital stock into which the Parent warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Parent common stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Parent common stock in connection with a stockholder vote to amend its amended and restated certificate of incorporation to modify the substance or timing of its obligation to provide holders of the Parent common stock the right to have their shares redeemed or to redeem 100% of the Parent common stock if Parent does not complete the Business Combination or any other initial business combination within 24 months from the closing of this offering or with respect to any other provisions relating to the rights of holders of the Parent common stock, or (e) in connection with the redemption of its public shares upon its failure to complete an initial business combination, then the Parent warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Parent common stock in respect of such event.

If the number of outstanding shares of the Parent common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Parent common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Parent common stock issuable on exercise of each Parent warrant will be decreased in proportion to such decrease in outstanding shares of Parent common stock.

Whenever the number of shares of Parent common stock purchasable upon the exercise of the Parent warrants is adjusted, as described above, the Parent warrant exercise price will be adjusted by multiplying the Parent warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Parent common stock purchasable upon the exercise of the Parent warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Parent common stock so purchasable immediately thereafter.

In addition, if (x) Parent issues additional shares of Parent common stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by Parent and, (i) in the case of any such issuance to its sponsor or its affiliates, without taking into account any founder shares held by its sponsor or such affiliates, as applicable, prior to such issuance, and (ii) without taking into account the transfer of founder shares or private placement Parent warrants (including if such transfer is effectuated as a surrender to Parent and subsequent reissuance by us) by its sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Parent common stock during the 20 trading day period starting on the trading day prior to the day on which Parent consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Parent warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “—Redemption of Parent Warrants for Cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Parent common stock (other than those described above or that solely affects the par value of such shares of Parent common stock), or in the case of any merger or consolidation of Parent with or into another corporation (other than a consolidation or merger in which Parent is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of Parent common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Parent as an entirety or substantially as an entirety in connection with which Parent is dissolved, the holders of the Parent warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Parent warrants and in lieu of the shares of Parent common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Parent common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Parent warrants would have received if such holder had exercised their Parent warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Parent common stock in such a transaction is payable in the form of shares of Parent common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Parent warrant properly exercises the Parent warrant within thirty days following public disclosure of such transaction, the Parent warrant exercise price will be reduced as specified in the Parent warrant agreement based on the Black-Scholes value (as defined in the Parent Warrant Agreement) of the Parent warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Parent warrants when an extraordinary transaction occurs during the exercise period of the Parent warrants pursuant to which the holders of the Parent warrants otherwise do not receive the full potential value of the Parent warrants.

The Parent warrants will be issued in registered form under the Parent Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Parent Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The Parent Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Parent warrants to make any change that adversely affects the interests of the registered holders of Parent warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Parent common stock and any voting rights until they exercise their warrants and receive shares of Parent common stock. After the issuance of shares of Parent common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Parent will, upon exercise, round down to the nearest whole number of shares of Parent common stock to be issued to the warrant holder.

Anti-Takeover Effects of Parent’s Certificate of Incorporation and Parent’s Bylaws

Parent’s certificate of incorporation, bylaws and the DGCL will contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of Parent’s board of directors. These provisions are intended to avoid costly takeover battles, reduce Parent’s vulnerability to a hostile change of control and enhance the ability of Parent’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire it. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Parent by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

These provisions include:

Classified Board

Parent’s certificate of incorporation will provide that Parent’s board of directors will be divided into three classes of directors, with each class consisting, as nearly as possible, of one-third of the total number of directors and with the directors serving three-year terms. As a result, approximately one-third of Parent’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of Parent’s board of directors. Parent’s certificate of incorporation will also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by Parent’s board of directors. Upon completion of the Business Combination, Parent expects that Parent’s board of directors will have up to nine members.

Stockholder Action by Written Consent

Parent’s certificate of incorporation will preclude stockholder action by written consent at any time unless such action is recommended or approved by all directors of Parent then in office, with the exception that actions taken by holders of preferred stock may be taken without a meeting provided that the requisite number of signatures required to authorize or take such action at a meeting are delivered to the Corporation in compliance with the parameters set forth in Parent’s certificate of incorporation.

Special Meetings of Stockholders

Parent’s certificate of incorporation and bylaws will provide that, except as required by law, special meetings of Parent’s stockholders may be called at any time only by or at the direction of Parent’s board of directors, the chairman of Parent’s board of directors or the Chief Executive Officer of Parent. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of Parent.

Advance Notice Procedures

Parent’s bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of Parent’s stockholders, including proposed nominations of persons for election to Parent’s board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of Parent’s board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given Parent’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws will not give Parent’s board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Parent.

Removal of Directors; Vacancies

Parent’s certificate of incorporation will provide that directors may be removed only for cause upon the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class. In addition, Parent’s certificate of incorporation will provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on Parent’s board of directors that results from an increase in the number of directors and any vacancies on Parent’s board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

Supermajority Approval Requirements

Parent’s certificate of incorporation and bylaws will provide that Parent’s board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, Parent’s bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and Parent’s certificate of incorporation. Any amendment, alteration, rescission or repeal of Parent’s bylaws by Parent’s stockholders will require the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of Parent entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Parent’s certificate of incorporation will provide that the following provisions in Parent’s certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of Parent entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2⁄3% supermajority vote for stockholders to amend Parent’s bylaws;

•	the provisions providing for a classified board of directors (the election and term of Parent’s directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding filling vacancies on Parent’s board of directors and newly created directorships;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•	the provision requiring exclusive forum in Delaware; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.

Parent’s certificate of incorporation will provide that the provision on competition and corporate opportunity be amended only by an affirmative vote of at least 80% of the voting power of all then-outstanding shares of stock entitled to vote thereon voting together as a single class.

The combination of the classification of Parent’s board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for Parent’s existing stockholders to replace Parent’s board of directors as well as for another party to obtain control of us by replacing Parent’s board of directors.

Authorized but Unissued Shares

Parent’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable Parent’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Parent by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Parent’s management and possibly deprive Parent’s stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Parent’s shareholders will have appraisal rights in connection with a merger or consolidation. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Shareholders’ Derivative Actions

Under the DGCL, any of Parent’s shareholders may bring an action in Parent’s name to procure a judgment in Parent’s favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of Parent’s shares at the time of the transaction to which the action relates or such shareholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Parent’s certificate of incorporation will provide that, unless Parent consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on Parent’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former of Parent’s directors, officers, stockholders, agents or other employees to Parent or Parent’s shareholders, (3) any action asserting a claim against the Company or any director, officer, stockholder, agent or other employee of the Company arising pursuant to any provision of the DGCL, Parent’s certificate of incorporation or Parent’s bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery or (4) any other action asserting a claim against the Company or any director, officer, stockholder, agent or other employee of the Company that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of Parent’s capital stock will be deemed to have notice of and to have consented to the provisions of Parent’s certificate of incorporation described above. Although Parent believes these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or Parent’s directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or shareholders. Parent’s certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that Parent has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of Parent’s directors or their respective affiliates, other than those directors, who are Parent’s employees. Parent’s certificate of incorporation will provide that, to the fullest extent permitted by law, none of Parent or any director who is not employed by us (including any non-employee director who serves as one of Parent’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which Parent’s or Parent’s affiliates now engage or propose to engage or (2) otherwise competing with Parent’s or Parent’s affiliates. In addition, to the fullest extent permitted by law, in the event that Parent or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for Parent or Parent’s affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to Parent or any of Parent’s affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Parent’s certificate of incorporation will not renounce Parent’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for Parent unless Parent would be permitted to undertake the opportunity under Parent’s certificate of incorporation, Parent has sufficient financial resources to undertake the opportunity, and the opportunity would be in line with Parent’s business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Parent’s certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of Parent and Parent’s shareholders, through shareholders’ derivative suits on Parent’s behalf, to recover monetary damages from a director for certain breaches of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director for breaches of the duty of loyalty or if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Parent’s certificate of incorporation and bylaws will provide that Parent must indemnify and advance expenses to Parent’s directors and officers to the fullest extent authorized by the DGCL. Parent also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Parent’s directors, officers and certain employees for some liabilities. Parent believes that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions that will be included in Parent’s certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Parent and Parent’s shareholders. In addition, your investment may be adversely affected to the extent Parent pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Parent’s directors, officers or employees for which indemnification is sought.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Parent’s common stock or warrants for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Parent is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Parent was required to file reports) preceding the sale. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the initial holders and purchasers of JIH units will be able to sell their Founder Shares, Class A common stock, private placement warrants and warrants that may be issued on conversion of loans by the Sponsor, members of our management team or any of their respective affiliates or other third parties (and shares issued upon their exercise), as applicable, pursuant to and in accordance with Rule 144 without registration one year after Parent has completed an initial business combination. However, if they remain one of our affiliates, they will only be permitted to sell a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding, which was shares on the record date; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Parent’s affiliates under Rule 144 would also limited be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

As of the date of this proxy statement/prospectus, we had                 shares of our common stock outstanding. Of these shares, the 34,500,000 shares of Class A common stock sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144. All of the 8,625,000 Founder Shares and 10,150,000 private placement warrants are restricted securities under Rule 144 because they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are 27,400,000, warrants outstanding to purchase our Class A common stock, consisting of 17,250,000 public warrants originally sold as part of units in our IPO and 10,150,000 private placement warrants in the private placement. Parent has agreed to use reasonable best efforts to file a registration statement with respect to the Class A common stock issuable upon exercise of the public warrants. See “— Registration Rights” below for additional information.

Registration Rights

The holders of the Founder Shares and warrants that may be issued upon conversion of working capital loans (and any shares of Class A common stock issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans) have been granted registration rights in connection with our IPO as described under “Certain Relationships and Related Transactions — JIH’s Related Party Transactions.”

Parent has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial business combination, Parent will use our reasonable best efforts to file with the SEC, and within 60 business days following an initial business combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the Warrant Agreement.

Upon closing of the Business Combination, Parent will also enter into the Registration Rights Agreement pursuant to which Midco, the Blocker Merger Subs and certain of our existing stockholders will be granted registration rights with respect to shares of Parent common stock as described under “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Investor Rights Agreement.”

Transfer Agent and Registrar

The Transfer Agent and registrar for Parent’s common stock is Continental Stock Transfer & Trust Company. The Transfer Agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

Listing

Parent has applied to list, to be effective at the time of the Business Combination, Parent’s common stock and warrants on the NYSE under the symbols “JBI” and “JBI WS,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of JIH common stock as of                 , 2021 based on information obtained from the persons named below, with respect to the beneficial ownership of JIH common stock, which is prior to the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement and (ii) expected beneficial ownership of Class A common stock immediately following the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, assuming that (x) no shares of Class A common stock are redeemed and (y) 13.8 million shares of Class A common stock are redeemed for an aggregate payment of approximately $138.8 million from the Trust Account, which is the maximum redemption allowance of 40% of all common stock allowed for redemption as per the Business Combination Agreement after the closing held by:

•	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is or expected to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of JIH’s current named executive officers and directors;

•	each person who will become a named executive officer or a director of Parent upon consummation of the Business Combination;

•	all of JIH’s current executive officers and directors as a group; and

•	all of Parent’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The table below does not include the shares of Class A common stock underlying the private placement warrants held by the Sponsor because these securities are not exercisable within 60 days of this proxy statement/prospectus. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.

The beneficial ownership of JIH common stock prior to the Business Combination is based on 44,287,500 shares of common stock issued and outstanding as of                 , 2021, of which 34,500,000 shares were Class A common stock (which includes shares of Class A common stock that are underlying the JIH units) and 8,625,000 shares were Class B common stock. Voting power represents the combined voting power of shares of Class A common stock and shares of Class B common stock owned beneficially by such person. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law or as otherwise stated herein. Currently, all of the shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.

						After the Business Combination
	Prior to the Business Combination					Scenario A (No Redemptions)		Scenario B (Maximum Redemptions)
Name and Address of Beneficial Owners	Number of Class A common stock	Class A common stock Percentage of Class	Number of Shares of Class B common stock	Class B common stock Approximate Percentage of Class	Number of Shares of Parent common stock	Parent common stock Percentage of Class	Number of Shares of Parent common stock	Parent common stock Percentage of Class
Current Executive Officers and Directors(1)
UBS O’Connor LLC(2)	2,625,000	7.61%	—	—
Juniper Industrial Sponsor, LLC (the Sponsor)(3)	—	—	8,520,000	99.2%
Roger Fradin(3)	—	—	8,520,000	99.2%
Brian Cook(3)	—	—	8,520,000	99.2%
Mark Levy	—	—	35,000	*
Mitchell Jacobson	—	—	35,000	*
David M. Cote	—	—	35,000	*
All Current Executive Officers and Directors as a Group (five individuals)	—	—	8,625,000	99.2%
Executive Officers and Directors After the Business Combination(4)
All Executive Officers and Directors After the Business Combination as a Group (individuals)
5% Holders:

*	less than 1%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Juniper Industrial Holdings, Inc., 14 Fairmount Avenue, Chatham, New Jersey 07928.
(2)

As of December 31, 2019, as reported on Schedule 13G filed by UBS. UBS serves as the investment manager to (i) Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”) and (ii) Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”). In such capacity, the UBS exercises voting and investment power over the shares of Class A common stock held for the account of GLEA and OGMA. UBS is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. As a result, UBS may be deemed to have beneficial ownership of the shares of Class A common stock held for the account of GLEA and OGMA. The principal business office of the Reporting Person is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606.

(3)

Excludes 10,150,000 shares which may be purchased by exercising warrants that are not presently exercisable. Roger Fradin and Brian Cook have voting and investment discretion with respect to the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the shares of Class B common stock directly held by the Sponsor.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JIH’s Related Party Transactions

Founder Shares

In August 2019, the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000 in cash, or approximately $0.003 per share. In October 2019, the Sponsor transferred 35,000 Founder Shares to each of Mark Levy and Mitchell Jacobson, two of our independent directors. These 70,000 shares were not subject to forfeiture after the underwriter’s over-allotment option was exercised in full. On March 23, 2020, 35,000 Founder Shares were issued to David M. Cote, one of our independent directors, upon his election to the Board. The 105,000 Founder Shares transferred to our independent directors are subject to the Earnout Agreement on a pro rata basis along with the Founder Shares held by the Sponsor. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20.0% of the outstanding shares upon completion of the IPO. The Founder Shares (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. In addition, by virtue of the JIH Merger, the Sponsor’s Company common stock will be converted into the right to receive an equivalent number of shares of Parent common stock, 2,000,000 of which (pro rata among the Sponsor shares and shares held by certain affiliates) shall be subject to the terms of the Earnout Agreement.

Private Placement Warrants

The Sponsor purchased 10,150,000 private placement warrants for a purchase price of $1.00 per whole warrant, or $10,150,000 in the aggregate, in private placement transactions that occurred simultaneously with the closing of the IPO and the closing of the over-allotment option for the IPO. Each placement warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. Warrants may be exercised only for a whole number of shares of Class A common stock. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. The Sponsor’s Company warrants will be automatically converted into Parent warrants representing 50% of the number of Company warrants owned by Sponsor prior to the closing of the Transactions.

Related Party Loans

The Sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses of the IPO (the “Sponsor Loan”). On November 15, 2019, the Sponsor Loan was repaid in full.

In addition, in order to finance transaction expenses in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of JIH’s officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we would repay such loaned amounts. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into public warrants at a price of $1.00 per warrant at the option of the lender. The public warrants would be identical to the private placement warrants, including as to the exercise price, exercisability and exercise period. The terms of such loans by JIH’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

Sponsor Letter Agreement Amendment

For a summary of the Sponsor Letter Agreement Amendment, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Letter Agreement Amendment.”

Sponsor Registration and Stockholders Rights Agreement Amendment

For a summary of the Sponsor Registration and Stockholders Rights Agreement Amendment, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Registration and Stockholders Rights Agreement.”

Investor Rights Agreement

For a summary of the Investor Rights Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Investor Rights Agreement.”

Sponsor Voting Agreement

For a summary of the Sponsor Voting Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Voting Agreement.”

PIPE Subscription Agreements

For a summary of the Subscription Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — PIPE Subscription Agreements.”

Code of Ethics

JIH has adopted a code of ethics that applies to JIH’s officers, directors and employees. JIH has filed copies of its code of ethics, its audit committee charter and its compensation committee charter as exhibits to its registration statement in connection with the IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us.

Policy for Approval of Related Party Transactions

JIH has not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

JIH’s audit committee, pursuant to the audit committee charter, is responsible for reviewing and approving related party transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee are required in order to approve a related party transaction. JIH also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

To further minimize conflicts of interest, JIH has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless JIH, or a committee of independent directors, have obtained an opinion from an independent investment banking firm which is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an independent accounting firm that an initial business combination is fair to JIH from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments will be made to the Sponsor, officers or directors, or its or their affiliates, by

JIH for services rendered to us prior to or in connection with the completion of the Business Combination. However, the following payments will be made to the Sponsor, officers or directors, or its or their affiliates, none of which will be made from the proceeds of the IPO held in the Trust Account prior to the completion of the Business Combination:

•	payment to an affiliate of the Sponsor of $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support;

•	reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•

repayment of loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender.

The Sponsor and JIH’s executive officers and directors are deemed to be JIH’s “promoters” as such term is defined under the federal securities laws.

Janus’ Related Party Transactions

On July 21, 2020, Janus entered into an Assignment and Assumption Agreement with the private equity group that owns a majority of the Parent, in which private equity group acted as the assignor to sell and assign to us the rights and obligations under the First Lien Term Loan Credit Agreement for the principal amount of $1,988,582 in exchange for consideration of $1,731,037.

The Parent, on behalf of Janus, has entered into a Management and Monitoring Services Agreement (MMSA) with CCG. We paid management fees to the Class A Preferred Unit holders group of approximately $5.2 million for the nine months ended September 26, 2020 and September 28, 2019. Approximately $0 and $0.7 million of the Class A Preferred Unit holders group management fees were accrued and unpaid as of September 26, 2020 and December 28, 2019.

As of September 26, 2020, and September 28, 2019, there were related party sales of approximately $1,100 and $43,000 from Janus to its Mexican Joint Venture.

Janus leases a manufacturing facility in Butler, Indiana, from Janus Butler, LLC, an entity wholly owned by David Curtis of the Parent. Rent payments paid to Janus Butler, LLC as of September 26, 2020 and periods ended September 28, 2019, were approximately $109,000 and $96,000, respectively. The lease extends through July 31, 2021, with monthly payments of approximately $12,000 with an annual escalation of 1.5%.

Janus is party to a lease agreement with 134 Janus International, LLC, an entity majority owned by David Curtis. Rent payments paid to 134 Janus International, LLC in the nine months ended September 26, 2020 and September 28, 2019, were approximately $335,000 and $308,000, respectively. The lease extends through September 30, 2021, with monthly payments of approximately $37,000 per month with an annual escalation of 2.5%.

Janus leases a distribution center in Fayetteville, Georgia from French Real Estate Investments, LLC, an entity partially owned by a member of ASTA. Rent payments paid to French Real Estate Investments, LLC for the nine months ended September 26, 2020 and September 28, 2019, were approximately $79,000 and $79,000, respectively. The lease extends through July 31, 2022, with monthly payments of approximately $9,000 per month.

Janus previously acquired a lease agreement with ASTA Investment, LLC, for a manufacturing facility in Cartersville, Georgia an entity partially owned by a member of ASTA. The lease term began April 1, 2018, and extends through March 1, 2030, with monthly lease payments of approximately $66,000 per month with an annual escalation of 2.0%. Rent payments to ASTA Investment, LLC for the nine months ended September 26, 2020 and September 28, 2019, respectively, were approximately $425,000 and $376,000, respectively.

See Note 15 — “Related Party Transactions” and Note 9 — “Related Party Transactions” in the accompanying annual and interim Consolidated Financial Statements, respectively.

Related Party Transactions Policy Following the Business Combination

Policies and Procedures for Related Person Transactions

Prior to the consummation of the Business Combination, Parent’s board of directors intends to adopt a policy with respect to the review, approval and ratification of related party transactions. Under the policy, Parent’s Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, Parent’s Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, Parent’s policy requires Parent’s Audit Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to Parent and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

•	the benefits to Parent of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in Parent’s best interests and those of Parent’s shareholders, as the Audit Committee determines in good faith.

In addition, under Parent’s code of business conduct and ethics, which will be adopted prior to the consummation of this offering, our employees, directors and director nominees will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

All of the transactions described above were entered into prior to the adoption of the Company’s written related party transactions policy (which policy will be adopted prior to the consummation of this offering), but all were approved by Parent’s board of directors considering similar factors to those described above.

INFORMATION ON SECURITIES AND DIVIDENDS

JIH

Market Information

Class A common stock and public warrants are currently listed on the NYSE under the symbols “JIH” and “JIH WS,” respectively. Certain shares of Class A common stock and public warrants currently trade as units consisting of one share of Class A common stock and one-half of one redeemable warrant, and are listed on the NYSE under the symbol “JIH.U.” The JIH units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon consummation of the transactions contemplated by the Business Combination Agreement, we will change our name to “Janus International Group, Inc.” We intend to apply to continue the listing of Class A common stock as Class A common stock and public warrants as Parent Public Warrants on the NYSE under the symbols “JBI” and “JBI WS,” respectively, upon the closing. The JIH units and Class A common stock commenced trading on the NYSE on December 20, 2019.

The closing price of the Class A common stock. JIH units and public warrants on                , 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $                , $                and $                , respectively. As of                 , 2021 the record date for the special meeting, the most recent closing price for each JIH Unit, Class A common stock and public warrants was $                , $                 and $                , respectively.

Holders of the Class A common stock, JIH units and public warrants should obtain current market quotations for their securities. The market price of JIH’s securities could vary at any time before the Business Combination.

Holders

As of                 , 2021 there were                  holders of record of JIH units,                  holders of record of Class A common stock and                  holders of record of public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, public shares and public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy of JIH

JIH has not paid any cash dividends on Class A common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Parent’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Parent’s board of directors at such time. Parent’s ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing.

JIH has not paid any cash dividends on its Class A common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Janus

Market Information

Historical market price information for Janus’ capital stock is not provided because there is no public market for Janus’ capital stock. We are applying to list the Class A common stock and Parent Warrants on the NYSE in connection with the Business Combination. For additional information, see the section entitled “Janus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

During the year ended December 28, 2019, Janus paid dividends of approximately $30.0 million to its common stockholders. Janus’ ability to pay dividends is subject to customary limitations as provided in the Credit Agreement. As of the date of this proxy statement/prospectus, Midco had five holders of record.

Dividend Policy

Following completion of the Business Combination, Parent’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that Parent retain its earnings for use in business operations and, accordingly, we do not anticipate Parent’s board of directors declaring any dividends in the foreseeable future. As a subsidiary of Midco, Parent’s ability to pay dividends are limited by certain provisions of the Credit Agreement, and Parent’s ability to pay dividends may be restricted.

LEGAL MATTERS

Kirkland & Ellis LLP will provide an opinion regarding the validity of the Parent common stock issued in connection with the Business Combination, the U.S. federal income tax advice relating to the redemption of Parent common stock in connection with the Business Combination and as to certain federal income tax consequences of the Business Combination.

EXPERTS

The consolidated financial statements as of December 28, 2019, and December 29, 2018 (Successor) and for the year ended December 28, 2019 (Successor), the period from February 12, 2018 through December 29, 2018 (Successor), the period from December 31, 2017 through February 11, 2018 (Predecessor) and the year ended December 30, 2017 (Predecessor) included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements of JIH for the period from August 12, 2019 (inception) through December 31, 2019, appearing in this proxy statement/prospectus have been audited by Marcum, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

If the Business Combination is completed, it is expected that BDO USA, LLP will be engaged to audit the financial statements of Parent for its 2021 fiscal year.

APPRAISAL RIGHTS

Appraisal rights are not available to holders of Class A common stock of the Company in connection with the Business Combination.

If the JIH Merger is completed, the holders of Class B common stock who do not vote in favor of the proposal to adopt the Business Combination Agreement and who properly demand appraisal of their shares, who do not effectively withdraw their demand or waive or lose the right to appraisal and who otherwise comply with the requirements for perfecting and preserving appraisal rights will be entitled to appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, if you are a holder of Class B common stock and do not wish to accept the per share consideration provided for in the Business Combination Agreement, you have the right to seek appraisal of your shares of our Class B common stock and to receive payment in cash for the “fair value” of your shares, exclusive of any element of value arising from the accomplishment or expectation of the JIH Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the per share consideration that you are otherwise entitled to receive under the terms of the Business Combination Agreement. The Company’s holders of Class B common stock who do not vote in favor of the Business Combination and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex F to this proxy statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, the Company must notify each of the stockholders who were stockholders of record on the record date for notice of such meeting, with respect to shares for which appraisal rights are available, not less than twenty (20) days before the meeting to vote on the merger agreement, that appraisal rights are available. A copy of Section 262 of the DGCL must be included with the notice.

This proxy statement/prospectus constitutes the Company’s notice to our holders of Class B common stock that appraisal rights are available in connection with the JIH Merger and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex F, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex F. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our Class B common stock, the Company encourages stockholders considering exercising such rights to seek the advice of legal counsel.

If you wish to demand appraisal of your shares of our Class B common stock, you must satisfy each of the following conditions: (i) you must deliver to the Company a written demand for appraisal of your shares of our Class B common stock before the vote is taken to adopt the Business Combination Agreement, which written demand must reasonably inform us of the identity of the holder of record of shares of our Class B common stock who intends to demand appraisal of his, her or its shares of our Class B common stock; (ii) you must hold your shares of our Class B common stock from the date of making the demand through the date on which the effective time of the JIH Merger occurs (the “effective date”); (iii) you must not vote or submit a proxy in favor of, or consent in writing to, the Business Combination Agreement; and (iv) you (or the surviving corporation) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of your shares of our Class B common stock within one hundred and twenty (120) days after the effective date. The surviving corporation in the JIH Merger is under no obligation to file any such petition and has no present intent of doing so. Accordingly, it is your obligation to initiate all necessary action to perfect your appraisal rights in respect of your shares of our Class B common stock within the time prescribed in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the JIH Merger is completed, you will be entitled to receive the consideration for your shares of our Class B common stock as provided in the Business Combination Agreement, but you will not have appraisal rights with respect to your shares of our Class B common stock. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the Business Combination Proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the Business Combination Proposal or “ABSTAIN” from voting on the Business Combination Proposal. Voting against or failing to vote for the Business Combination Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Business Combination Proposal.

All demands for appraisal should be addressed to c/o Juniper Industrial Holdings, Inc., 14 Fairmount Avenue, Chatham, New Jersey 07928, Attn: Brian Cook, and must be delivered to the Company before the vote is taken on the adoption of the Business Combination Agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of our Class B common stock. The demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of our Class B common stock. A stockholder’s failure to deliver to the Company the written demand for appraisal prior to the taking of the vote on the adoption of the Business Combination Agreement at the special meeting of stockholders will result in the loss of appraisal rights.

Only a holder of record of shares of our Class B common stock is entitled to demand an appraisal of the shares registered in that holder’s name on the date the written demand for appraisal is made. Accordingly, to be effective, a demand for appraisal by a holder of our Class B common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the JIH Merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our Class B common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of our Class B common stock. If you hold your shares of our Class B common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date.

If shares of our Class B common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of our Class B common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our Class B common stock as a nominee for others may exercise his or her right of appraisal with respect to shares of our Class B common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our Class B common stock as to which appraisal is sought. Where no number of shares of our Class B common stock is expressly mentioned, the demand will be presumed to cover all shares of our Class B common stock held in the name of the record owner. If a stockholder holds shares of our Class B common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within ten (10) days after the effective date, the surviving corporation in the JIH merger must give notice of the date that the JIH merger became effective to each of the Company’s record stockholders who has complied with Section 262 of the DGCL and who did not vote in favor of the Business Combination Proposal. At any time within sixty (60) days after the effective date, any stockholder who has demanded an appraisal but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the consideration specified by the Business Combination Agreement for that holder’s shares of our Class B common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective date will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand for appraisal within sixty (60) days after the effective date, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of our

Class B common stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the consideration offered pursuant to the Business Combination Agreement.

Within one hundred and twenty (120) days after the effective date, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our Class B common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our Class B common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of our Class B common stock within the time prescribed in Section 262 of the DGCL, and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL will nullify the stockholder’s previous written demand for appraisal. In addition, within one hundred and twenty (120) days after the effective date, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the adoption of the Business Combination Agreement will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of our Class B common stock not voted in favor of the Business Combination Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after such written request has been received by the surviving corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our Class B common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder, the stockholder must deliver a copy of the petition to the surviving corporation, and the surviving corporation will then be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our Class B common stock and with whom agreements as to the value of their shares of our Class B common stock have not been reached. After notice to stockholders who have demanded appraisal and the surviving corporation from the Delaware Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our Class B common stock and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of our Class B common stock, the Delaware Court of Chancery will appraise the shares of our Class B common stock in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of our Class B common stock as of the effective date after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, by the surviving corporation to the stockholders entitled to receive the same, upon surrender by those stockholders of the certificates representing their shares of our Class B common stock or, in the case of holders of uncertificated shares of our Class B common stock, forthwith. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that, although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the consideration to be paid pursuant to JIH Merger. Moreover, we do not anticipate offering more than the JIH Merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of our Class B common stock is less than the consideration to be paid pursuant to the JIH Merger. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each stockholder seeking appraisal is responsible for his, her or its attorneys’ fees and expert witness expenses, although, upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our Class B common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective date, be entitled to vote shares of our Class B common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our Class B common stock, other than with respect to payment as of a record date prior to the effective date. If no petition for appraisal is filed within one hundred and twenty (120) days after the effective date, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time into the right to receive the consideration set forth in the Business Combination Agreement for his, her or its shares of our Class B common stock. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of our Class B common stock who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect or effectively lose the right to appraisal if no petition for appraisal is filed within one hundred and twenty (120) days after the effective date. In addition, as indicated

above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the consideration offered pursuant to the Business Combination Agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights are encouraged to consult their legal and financial advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

Pursuant to the Sponsor Voting Agreement, the Sponsor is obligated, among other things, to vote in favor of the voting matters contemplated by the Business Combination Agreement and refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Business Combination.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at (973) 507-0359 and 14 Fairmount Avenue, Chatham, New Jersey 07928.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for the securities of JIH and Parent is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

STOCKHOLDER PROPOSALS

If the Business Combination is consummated and Parent holds a 2021 annual general meeting, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual general meeting is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for Parent’s 2021 annual general meeting in accordance with Rule 14a-8 under the Exchange Act.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Juniper Industrial Holdings, Inc., 14 Fairmount Avenue, Chatham, New Jersey 07928. Following the Business Combination, such communications should be sent in care of Janus Parent, Inc., 135 Janus International Blvd. Temple, Georgia 30179, Attention: Elliot Kahler. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

JIH files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on JIH at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Brian Cook

14 Fairmount Avenue

Chatham, NJ 07928

(973) 507-0359

If you are a stockholder and would like to request documents, please do so no later than five business days before the special meeting in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to JIH has been supplied by JIH, and all such information relating to Janus has been supplied by Janus. Information provided by either JIH or Janus does not constitute any representation, estimate or projection of the other.

This document is a proxy statement of JIH for the special meeting. JIH has not authorized anyone to give any information or make any representation about the Business Combination, JIH or Janus that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

I. Index to Audited Financial Statements of Juniper Industrial Holdings, Inc. as of December 31, 2019 and for the Period from August 12, 2019 (inception) through December 31, 2019
Report of Independent Registered Public Accounting Firm	F-3
Juniper Industrial Holdings, Inc. Financial Statements
Juniper Industrial Holdings, Inc. Balance Sheet dated as of December 31, 2019	F-4
Juniper Industrial Holdings, Inc. Statement of Operations for the Period from August 12, 2019 (Inception) through December 31, 2019	F-5
Juniper Industrial Holdings, Inc. Statement of Changes in Stockholders’ Equity for the Period from August 12, 2019 (Inception) through December 31, 2019	F-6
Statement of Cash Flows	F-7
Notes to Financial Statements (Audited)	F-8

II. Index to Unaudited Condensed Financial Statements of Juniper Industrial Holdings, Inc. as of September 30, 2020 and for the Nine Months ended September 30, 2020 and September 30, 2019

Juniper Industrial Holdings, Inc. Condensed Financial Statements (Unaudited)
Unaudited Condensed Balance Sheets as of September 30, 2020 and December 31, 2019	F-21
Unaudited Condensed Statements of Operations for the three and nine months ended September 30, 2020 and for the period from August 12, 2019 (Inception) through September 30, 2019	F-22
Unaudited Condensed Statements of Changes in Stockholders’ Equity for the three and nine months ended September 30, 2020 and for the period from August 12, 2019 (Inception) through September 30, 2019	F-23
Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2020 and for the period from August 12, 2019 (Inception) through September 30, 2019	F-24
Notes to Condensed Financial Statements (Unaudited)	F-25

III. Index to Audited Financial Statements of Janus Midco, LLC for the Year ended December 28, 2019 and the Period from February 12, 2018 through December 29, 2018 (Successor Period) and the Period December 31, 2017 through February 11, 2018 and the year ended December 30, 2017 (Predecessor Period)

Report of Independent Registered Public Accounting Firm	F-39
Janus Midco, LLC Financial Statements
Consolidated Balance Sheets as of December 29, 2018 and December 28, 2019	F-40

Consolidated Statements of Operations and Comprehensive (Loss) Income for the Year ended December 28, 2019 (Successor), the Period from February 12, 2018 through December 29, 2018 (Successor) and the Period December 31, 2017 through February 11, 2018 (Predecessor) and the year ended December 30, 2017 (Predecessor)

F-41

Consolidated Statements of Changes in Members’ Equity for the Year ended December 28, 2019 (Successor), the Period from February 12, 2018 through December 29, 2018 (Successor) the Period from December 31, 2017 through February 11, 2018 (Predecessor) and the Year ended December 30, 2017 (Predecessor)

F-42

Consolidated Statements of Cash Flows for the Year ended December  28, 2019 (Successor), the Period from February 12, 2018 through December 29, 2018 (Successor), the Period from December 31, 2017 through February 11, 2018 (Predecessor) and the year ended December 30, 2017 (Predecessor)

F-43
Notes to Consolidated Financial Statements	F-45

IV. Index to Unaudited Financial Statements of Janus Midco, LLC as of September 26, 2020 and for the Nine Months Ended September 26, 2020 and the Period Ended September 28, 2019

Janus Midco, LLC Financial Statements
Unaudited Consolidated Balance Sheets as of September 26, 2020 and December 28, 2019	F-85
Unaudited Consolidated Statements of Operations and Comprehensive (Loss) Income for the nine months ended September 26, 2020 and September 28, 2019	F-86
Consolidated Statements of Changes in Members’ Equity for the nine months ended September 26, 2020 and September 28, 2019	F-87
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 26, 2020 and September 28, 2019	F-88
Notes to Consolidated Financial Statements (Unaudited)	F-89

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Juniper Industrial Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Juniper Industrial Holdings, Inc. (the “Company”) as of December 31, 2019, the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 12, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from August 12, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2019.

New York, NY

March 30, 2020

JUNIPER INDUSTRIAL HOLDINGS, INC.

BALANCE SHEET

December 31, 2019
Assets:
Current assets:
Cash	$2,456,150
Prepaid expenses	275,686

Total current assets	2,731,836
Cash and marketable securities held in Trust Account	345,714,541

Total assets	$348,446,377

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$75,406
Accrued expenses	166,318
Accrued expenses—related party	20,000
Franchise tax payable	77,310
Income tax payable	128,824

Total current liabilities	467,858
Deferred underwriting commissions	12,075,000

Total liabilities	12,542,858
Commitments
Class A common stock, $0.0001 par value; 33,024,303 shares subject to possible redemption at $10.02 per share	330,903,516

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; 1,475,697 shares issued and outstanding (excluding 33,024,303 shares subject to possible redemption)	148
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding	863
Additional paid-in capital	4,677,369
Retained earnings	321,623

Total stockholders’ equity	5,000,003

Total Liabilities and Stockholders’ Equity	$348,446,377

The accompanying notes are an integral part of these financial statements.

JUNIPER INDUSTRIAL HOLDINGS, INC.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 12, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

General and administrative expenses	$186,884
Franchise tax expense	77,310

Loss from operations	(264,194)
Other income:
Interest income in operating account	100
Interest earned on marketable securities held in Trust Account	690,662
Unrealized gain on marketable securities held in Trust Account	23,879

Income before income tax expense	450,447
Income tax expense	(128,824)

Net income	$321,623

Weighted average shares outstanding, basic and diluted (1)	8,505,410

Basic and diluted net loss per share	$(0.02)

(1)	This number excludes an aggregate of up to 33,024,303 shares subject to possible redemption at December 31, 2019.

The accompanying notes are an integral part of these financial statements.

JUNIPER INDUSTRIAL HOLDINGS, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM AUGUST 12, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	Common Stock				Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—August 12, 2019 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor (“Founder Shares”)	—	—	8,625,000	863	24,137	—	25,000
Sale of units in initial public offering, gross	34,500,000	3,450	—	—	344,996,550	—	345,000,000
Offering costs	—	—	—	—	(19,593,104)	—	(19,593,104)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	10,150,000	—	10,150,000
Common stock subject to possible redemption	(33,024,303)	(3,302)	—	—	(330,900,214)	—	(330,903,516)
Net income	—	—	—	—	—	321,623	321,623

Balance—December 31, 2019	1,475,697	$148	8,625,000	$863	$4,677,369	$321,623	$5,000,003

The accompanying notes are an integral part of these financial statements.

JUNIPER INDUSTRIAL HOLDINGS, INC.

STATEMENT OF CASH FLOWS

Cash Flows from Operating Activities:
Net income	$321,623
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust	(690,662)
Unrealized gain on marketable securities held in Trust Account	(23,879)
Changes in operating assets and liabilities:
Prepaid expenses	(275,686)
Accounts payable	1,157
Accrued expenses	81,318
Accrued expenses—related party	20,000
Franchise tax payable	77,310
Income tax payable	128,824

Net cash used in operating activities	(359,995)

Cash Flows from Investing Activities
Investment of cash in Trust Account	(345,000,000)

Net cash used in investing activities	(345,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from note payable from related parties	97,031
Repayment of note payable from related parties	(97,031)
Proceeds received from initial public offering, gross	345,000,000
Proceeds received from private placement	10,150,000
Offering costs paid	(7,673,855)
Reimbursement from underwriters for certain offering costs	315,000

Net cash provided by financing activities	347,816,145

Net change in cash	2,456,150
Cash—beginning of the period	—

Cash—end of the period	$2,456,150

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$85,000

Offering costs included in accounts payable	$74,249

Deferred underwriting commissions in connection with the initial public offering	$12,075,000

Initial value of common stock subject to possible redemption	$330,609,260

Change in value of common stock subject to possible redemption	$294,256

The accompanying notes are an integral part of these financial statements.

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

Juniper Industrial Holdings, Inc. (the “Company”) was incorporated in Delaware on August 12, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry, sector or geographical location for purposes of consummating a Business Combination, the Company intends to focus its search for a target business in the industrial sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity for the period from August 12, 2019 (inception) through December 31, 2019 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and, since the closing of the Initial Public Offering, a search for a business combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and marketable securities from the proceeds derived from the Initial Public Offering held in Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Juniper Industrial Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 7, 2019. The Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.00 million, and incurring offering costs of approximately $19.59 million, inclusive of approximately $12.08 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 10,150,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating proceeds of $10.15 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $345.00 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

As of December 31, 2019, the Company had approximately $2.5 million in cash held outside of the Trust Account. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although all of the net proceeds of the Initial Public Offering and certain of the proceeds of the sale of the Private Placement Warrants are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) excluding the amount of any deferred underwriting discount held in trust and taxes on the income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares are recorded at redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (as it may be amended and restated, the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below) and any Public Shares purchased during or after the Initial Public Offering in favor of such Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to provide holders of our Class A common stock the right to have their shares redeemed or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the time frame described below or with respect to any other provisions relating to the rights of holders of Public Shares, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or November 13, 2021 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commission (Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes. This liability will not apply with respect to any claims by a third party or Target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, Targets or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As indicated in the accompanying financial statements, at December 31, 2019, the Company had approximately $2.5 million in cash, and working capital of approximately $2.5 million (not taken into account franchise and income tax obligations), and approximately $715,000 of interest available to pay for its taxes.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founders Shares (as defined in Note 4), and loans from the Sponsor of approximately $97,000. The loan was repaid in full on November 15, 2019. Subsequent from the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds received from the consummation of the Initial Public Offering and the Private Placement.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Basis of Presentation

The accompanying balance sheet is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2—Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At December 31, 2019, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of the balance sheet in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future conforming events. Accordingly, the actual results could differ from those estimates.

Cash and marketable securities held in Trust Account

At December 31, 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering, and were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A common stock subject to possible redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable

Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2019, 33,024,303 shares of Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Loss Per Share of Common Stock

Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. An aggregate of 33,024,303 shares of common stock subject to possible redemption at December 31, 2019 has been excluded from the calculation of basic loss per share of common stock, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the Over-allotment) and Private Placement to purchase an aggregate of 27,400,000 shares of the Company’s common stock in the calculation of diluted loss per share, since they are not yet exercisable.

Reconciliation of net loss per share of common stock

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per share of common stock is calculated as follows:

For the period from August 12, 2019 (inception) through December 31, 2019
Net income	$321,623
Less: Income attributable to common stock subject to possible redemption	(486,647)

Adjusted net loss	$(165,024)

Weighted average common stock outstanding, basic and diluted	8,505,410

Basic and diluted net loss per share of common stock	$(0.02)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of December 31, 2019.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company’s currently taxable income primarily consists of interest earned and unrealized gain on marketable securities held in the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. The Company’s effective tax rate for the period from August 12, 2029 (inception) through December 31, 2019 was 28.6%, which differ from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.

No amounts were accrued for the payment of interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company’s management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on the Company’s financial statements.

Note 3—Initial Public Offering

On November 13, 2019, the Company sold 34,500,000 Units, including 4,500,000 Over-Allotment Units, at a price of $10.00 per Unit, generating gross proceeds of $345.00 million, and incurring offering costs of approximately $19.59 million, inclusive of approximately $12.08 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (Note 6).

Note 4—Related Party Transactions

Founder Shares

On August 29, 2019, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share, for an aggregate price of $25,000. On October 10, 2019, the Sponsor transferred 35,000 Founder Shares to each of the Company’s independent directors. On March 23, 2020, 35,000 Founder Shares were issued to David M. Cote, one of the Company’s independent directors, upon his election to the Company’s board of directors. The initial stockholders agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriter so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full on November 13, 2019; thus, the Founder Shares were no longer subject to forfeiture.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until one year after the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

On November 13, 2019, the Company sold 10,150,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds of $10.15 million.

Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable under certain redemption scenarios and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On August 29, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. Prior to the consummation of the Initial Public Offering, the Company has borrowed approximately $97,000 under the Note. The Company repaid this Note in full on November 15, 2019.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not consummated, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no Working Capital Loans outstanding.

Administrative Services Agreement

Upon closing of the Initial Public Offering and continuing until the earlier of the Company’s consummation of a Business Combination or the Company’s liquidation, the Company agreed to pay the Sponsor $10,000 per month for office space, utilities, secretarial support and administrative services. The Company incurred $20,000 in expenses in connection with such services and recorded in general and administrative expenses in the Statement of Operations for the period from August 12, 2019 (inception) through December 31, 2019. As of December 31, 2019, the Company had $20,000 in accrued expenses for related party in connection with such services in the accompanying Balance Sheet.

The Sponsor and the Company’s officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf, such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor or the Company’s officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf.

Note 5—Commitments

Registration and Stockholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration and stockholder rights agreement entered into in connection with the consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and stockholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was entitled to an underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $12.08 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The Underwriter has agreed to reimburse the Company $315,000 for expenses under certain circumstances. The Company received such reimbursement on November 14, 2019.

Note 6—Stockholders’ Equity

Class A Common Stock—The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2019, there were 34,500,000 shares of Class A common stock issued or outstanding, including 33,024,303 shares of Class A common stock subject to possible redemption.

Class B Common Stock—The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2019, there were 8,625,000 shares of Class B common stock outstanding.

Prior to the initial Business Combination, only holders of the Company’s Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. These provisions of the Certificate of Incorporation may only be amended if approved by holders representing a majority of the Class B common stock voting. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the initial Business Combination, except as required by applicable law or stock exchange rule, holders of the Company’s Class A common stock and holders of the Company’s Class B common stock will vote together as a single class, with each share entitling the holder to one vote.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants, will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable under certain scenarios so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company under all scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sales price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Commencing 90 days after the Public Warrants become exercisable, the Company may redeem the Public Warrants for Class A common stock:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to a table in the warrant agreement based on the redemption date and the “fair market value” the Company’s Class A common stock (the “fair market value” of the Class A common stock shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants);

•

if, and only if, the last reported sale price of Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of stock splits, stock dividends, recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) without taking into account the transfer of Founder Shares or private placement warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance)) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. The Company will recognize the value of the exercise price reset provision if and when it becomes triggered, by recognizing the value of the effect of the exercise price reset as a deemed dividend and a reduction of income available to common stockholders in computing basic earnings per share.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019
Assets:
Cash and marketable securities held in Trust Account	1	$345,714,541

Approximately $1,400 of the balance held in Trust Account was held in cash as of December 31, 2019.

Note 8—Income Taxes

The Company’s net deferred tax assets are as follows:

December 31, 2019
Deferred tax assets:
Startup/organizational costs	39,232

Total deferred tax assets	39,232
Valuation Allowance	(34,217)
Deferred tax liabilities:
Unrealized gain on marketable securities held in Trust Account	(5,015)

Total deferred tax liabilities	(5,015)

Net Deferred tax assets/(liabilities), net of allowance	$—

The income tax provision consists of the following:

For the period from August 12, 2019 (inception) through December 31, 2019
Current
Federal	$128,824
State	—
Deferred
Federal	34,217
State	—
Change in valuation allowance	(34,217)

Income tax provision expense	$128,824

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from August 12, 2019 (inception) through December 31, 2019, the change in the valuation allowance was approximately $34,000.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

December 31, 2019
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Federal tax rate change	0.0%
Valuation allowance	7.6%

Income tax provision expense	28.6%

The Company’s major tax jurisdiction is the United States. All of the Company’s tax years will remain open three years for examination by the Federal authorities from the date of utilization of the net operating loss. The Company does not have any tax audits pending.

Note 9—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, except as disclosed elsewhere in these financial statements, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the balance sheets.

JUNIPER INDUSTRIAL HOLDINGS, INC.

UNAUDITED CONDENSED BALANCE SHEETS

	September 30, 2020	December 31, 2019
Assets:
Current assets:
Cash	$2,006,387	$2,456,150
Prepaid expenses	156,042	275,686

Total current assets	2,162,429	2,731,836
Cash and marketable securities held in Trust Account	347,595,310	345,714,541

Total assets	$349,757,739	$348,446,377

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$21,093	$75,406
Accrued expenses	1,293,200	166,318
Accrued expenses—related party	—	20,000
Franchise tax payable	96,536	77,310
Income tax payable	469,585	128,824

Total current liabilities	1,880,414	467,858
Deferred underwriting commissions	12,075,000	12,075,000

Total liabilities	13,955,414	12,542,858

Commitments and Contingencies
Class A common stock, $0.0001 par value; 32,882,934 and 33,024,303 shares subject to possible redemption at $10.06 and $10.02 per share at September 30, 2020 and December 31, 2019, respectively	330,802,316	330,903,516

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; 1,617,066 and 1,475,697 shares issued and outstanding (excluding 32,882,934 and 33,024,303 shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively	162	148
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding	863	863

Additional paid-in capital	4,789,979	4,677,369
Retained earnings	209,005	321,623

Total stockholders’ equity	5,000,009	5,000,003

Total Liabilities and Stockholders’ Equity	$349,757,739	$348,446,377

The accompanying notes are an integral part of these unaudited condensed financial statements.

JUNIPER INDUSTRIAL HOLDINGS, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30, 2020	For the Nine Months Ended September 30, 2020	For the Period from August 12, 2019 (Inception) through September 30, 2019
General and administrative expenses	$1,133,520	$1,495,487	$1,179
Franchise tax expense	50,000	150,050	—

Loss from operations	(1,183,520)	(1,645,537)	(1,179)

Other income:
Interest income in operating account	58	1,343	—
Interest earned on marketable securities held in Trust Account	101,336	2,139,402	—
Unrealized gain on marketable securities held in Trust Account	780	780	—

(Loss) Income before income tax expense	(1,081,346)	495,988	(1,179)
Income tax expense	(14,447)	(608,606)	—

Net loss	$(1,095,793)	$(112,618)	$(1,179)

Weighted average shares outstanding, basic and diluted (1)	10,101,853	10,105,017	7,500,000

Basic and diluted net loss per share	$(0.11)	$(0.14)	$(0.00)

(1)	This number excludes an aggregate of up to 32,882,934 shares subject to possible redemption at September 30, 2020.

The accompanying notes are an integral part of these unaudited condensed financial statements.

JUNIPER INDUSTRIAL HOLDINGS, INC.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the Three and Nine Months Ended September 30, 2020
	Common Stock						Total Stockholders’ Equity
	Class A		Class B		Additional Paid-In Capital	Retained Earnings
	Shares	Amount	Shares	Amount
Balance—December 31, 2019	1,475,697	$148	8,625,000	$863	4,677,369	$321,623	$5,000,003
Additional offering costs					11,424		11,424
Class A common stock subject to possible redemption	11,844	1	—	—	(1,201,823)	—	(1,201,822)
Net income	—	—	—	—	—	1,190,400	1,190,400

Balance—March 31, 2020 (unaudited)	1,487,541	149	8,625,000	863	3,486,970	1,512,023	5,000,005
Class A common stock subject to possible redemption	(12,229)	(1)	—	—	207,224	—	207,223
Net loss	—	—	—	—	—	(207,225)	(207,225)

Balance—June 30, 2020 (unaudited)	1,475,312	148	8,625,000	863	3,694,194	1,304,798	5,000,003
Class A common stock subject to possible redemption	141,754	14	—	—	1,095,785	—	1,095,799
Net loss	—	—	—	—	—	(1,095,793)	(1,095,793)

Balance—September 30, 2020 (unaudited)	1,617,066	$162	8,625,000	$863	$4,789,979	$209,005	$5,000,009

	For the Period from August 12, 2019 (Inception) through September 30, 2019
	Common Stock						Total Stockholders’ Equity
	Class A		Class B		Additional Paid-In Capital	Retained Earnings
	Shares	Amount	Shares	Amount
Balance—August 12, 2019 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor (“Founder Shares”) (1)	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(1,179)	(1,179)

Balance—September 30, 2019 (unaudited)	—	$—	8,625,000	$863	24,137	$(1,179)	$23,821

(1)	This number includes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (see Note 5).

The accompanying notes are an integral part of these unaudited condensed financial statements.

JUNIPER INDUSTRIAL HOLDINGS, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30, 2020	For the Period from August 12, 2019 (Inception) through September 30, 2019
Cash Flows from Operating Activities:
Net loss	$(112,618)	$(1,179)
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust	(2,139,402)	—
Unrealized gain on marketable securities held in Trust	(780)	—
Changes in operating assets and liabilities:
Prepaid expenses	119,644	—
Accounts payable	(42,889)	1,179
Accrued expenses	1,126,882	—
Accrued expenses—related party	(20,000)	—
Franchise tax payable	19,226	—
Income tax payable	340,761	—

Net cash used in operating activities	(709,176)	—

Cash Flows from Investing Activities:
Withdrawal from Trust Account for income and franchise taxes	259,413	—

Net cash provided by investing activities	259,413	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds received from note payable to related party	—	52,250
Payment of offering costs	—	(52,250)

Net cash provided by financing activities	—	25,000

Net change in cash	(449,763)	25,000

Cash—beginning of the period	2,456,150	—

Cash—end of the period	$2,006,387	$25,000

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$267,845	$121,581

Supplemental disclosure of noncash activities:
Change in value of Class A ordinary shares subject to possible redemption	$(101,200)	$—

Deferred offering costs included in accrued expenses	$—	$305,636

Deferred offering costs included in accounts payable	$—	$23,250

The accompanying notes are an integral part of these unaudited condensed financial statements.

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 1—Description of Organization, Business Operations and Basis of Presentation

Juniper Industrial Holdings, Inc. (the “Company”) was incorporated in Delaware on August 12, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry, sector or geographical location for purposes of consummating a Business Combination, the Company intends to focus its search for a target business in the industrial sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of September 30, 2020, the Company had not commenced any operations. All activity for the three and nine months ended September 30, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and, since the closing of the Initial Public Offering, a search for a business combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and marketable securities from the proceeds derived from the Initial Public Offering held in Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Juniper Industrial Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 7, 2019. The Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), including 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.00 million, and incurring offering costs of approximately $19.58 million, inclusive of approximately $12.08 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 10,150,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating proceeds of $10.15 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $345.00 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although all of the remaining net proceeds of the Initial Public Offering and certain of the proceeds of the sale of the Private Placement Warrants are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) excluding the amount of any deferred underwriting discount held in trust and taxes on the income earned on the trust account) at the time of the agreement to enter

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares are recorded at redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (as it may be amended and restated, the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below) and any Public Shares purchased during or after the Initial Public Offering in favor of such Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to provide holders of our Class A common stock the right to have their shares redeemed or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the time frame described below or with respect to any other provisions relating to the rights of holders of Public Shares, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or November 13, 2021 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commission (Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes. This liability will not apply with respect to any claims by a third party or Target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, Targets or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As indicated in the accompanying condensed financial statements, at September 30, 2020, the Company had approximately $2.0 million in cash, and working capital of approximately $0.8 million (not taking into account franchise and income tax obligations), and approximately $2.6 million of interest available to pay for its taxes, after $0.3 million was withdrawn during the nine months ended September 30, 2020.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founders Shares (as defined in Note 4), and loans from the

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Sponsor of approximately $97,000. The loan was repaid in full on November 15, 2019. Subsequent from the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds received from the consummation of the Initial Public Offering and the Private Placement.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the period for the three and nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected through December 31, 2020.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report filed by the Company with the SEC on March 30, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

This may make comparison of the Company’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Note 2—Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At September 30, 2020 and December 31, 2019, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed financial statements, primarily due to their short in nature.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements . Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future conforming events. Accordingly, the actual results could differ from those estimates.

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020 and December 31, 2019.

Cash and marketable securities held in Trust Account

At September 30, 2020 and December 31, 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. During the nine months ended September 30, 2020, the Company withdrew $0.3 million from the Trust Account for the payment of income and franchise tax.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering, and were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A common stock subject to possible redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2020 and December 31, 2019, 32,882,934 and 33,024,303 shares of Class A common stock subject to possible redemption, respectively, is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Net Loss Per Share of Common Stock

The Company applies the two-class method in calculating earnings per share. Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. An aggregate of 32,882,934 shares of common stock subject to possible redemption at September 30, 2020 has been excluded from the calculation of basic loss per share of common stock, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the Over-allotment) and Private Placement to purchase an aggregate of 27,400,000 shares of the Company’s common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Reconciliation of net loss per share of common stock

The Company’s net (loss) income is adjusted for the portion of income (loss) that is attributable to common stock subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per share of common stock is calculated as follows:

	For the Three Months Ended September 30, 2020	For the Nine Months Ended September 30, 2020	For the Period from August 12, 2019 (Inception) through September 30, 2019
Net (loss) income	$(1,095,793)	$(112,618)	$(1,179)
Less: Income attributable to common stock subject to possible redemption	(35,902)	(1,316,732)	—

Adjusted net loss	$(1,131,695)	$(1,429,350)	$(1,179)

Weighted average common stock outstanding, basic and diluted	10,101,853	10,105,017	7,500,000

Basic and diluted net loss per share of common stock	$(0.11)	$(0.14)	$(0.00)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2020 and December 31, 2019, the Company has a deferred tax asset of approximately $490,000 and $34,000, respectively, which has a full valuation allowance recorded against it.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020 and December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company’s currently taxable income primarily consists of interest earned on marketable securities held in the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. The Company’s effective tax rate for the three and nine months ended September 30, 2020 was 1.3% and 122.7%, respectively. The effective tax rate for the three and nine months ended September 30, 2020 differs from the expected income tax rate due to start-up costs (discussed above) which are not currently deductible.

No amounts were accrued for the payment of interest and penalties as of September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions.

Recent Accounting Standards

The Company’s management does not believe that there are any recently issued, but not yet effective, accounting standards, if currently adopted, that would have a material effect on the Company’s condensed financial statements.

Note 3—Initial Public Offering

On November 13, 2019, the Company sold 34,500,000 Units, including 4,500,000 Over-Allotment Units, at a price of $10.00 per Unit, generating gross proceeds of $345.00 million, and incurring offering costs of approximately $19.58 million, inclusive of approximately $12.08 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (Note 6).

Note 4—Related Party Transactions

Founder Shares

On August 29, 2019, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share, for an aggregate price of $25,000. On October 10, 2019, the Sponsor transferred 35,000 Founder Shares to each of the Company’s independent directors. On March 23, 2020, 35,000 Founder Shares were issued to David M. Cote, one of the Company’s independent directors, upon his election to the Company’s board of directors. The initial stockholders agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriter so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full on November 13, 2019; thus, the Founder Shares were no longer subject to forfeiture.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until one year after the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

On November 13, 2019, the Company sold 10,150,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds of $10.15 million.

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable under certain redemption scenarios and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On August 29, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. Prior to the consummation of the Initial Public Offering, the Company has borrowed approximately $97,000 under the Note. The Company repaid this Note in full on November 15, 2019.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not consummated, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no Working Capital Loans outstanding.

Administrative Services Agreement

Upon closing of the Initial Public Offering and continuing until the earlier of the Company’s consummation of a Business Combination or the Company’s liquidation, the Company agreed to pay the Sponsor $10,000 per month for office space, utilities, secretarial support and administrative services. The Company incurred $30,000 and $90,000 in expenses in connection with such services and recorded in general and administrative expenses in the statement of operations for the three and nine months ended September 30, 2020, respectively. As of September 30, 2020 and December 31, 2019, the Company had $0 and $20,000, respectively, in accrued expenses for related party in connection with such services in the accompanying balance sheets.

The Sponsor and the Company’s officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf, such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor or the Company’s officers, directors or their affiliates and will determine which expenses and the amount of expenses

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf.

Note 5—Commitments & Contingencies

Registration and Stockholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration and stockholder rights agreement entered into in connection with the consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and stockholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was entitled to an underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $12.08 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The Underwriter has agreed to reimburse the Company $315,000 for expenses under certain circumstances. The Company received such reimbursement on November 14, 2019.

Note 6—Stockholders’ Equity

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2020 and December 31, 2019, there were 34,500,000 shares of Class A common stock issued or outstanding, including 32,882,934 and 33,024,303 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock—The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of September 30, 2020 and December 31, 2019, there were 8,625,000 shares of Class B common stock outstanding.

Prior to the initial Business Combination, only holders of the Company’s Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. These provisions of the Certificate of Incorporation may only be amended if approved by holders representing a majority of the Class B common stock voting. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the initial

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Business Combination, except as required by applicable law or stock exchange rule, holders of the Company’s Class A common stock and holders of the Company’s Class B common stock will vote together as a single class, with each share entitling the holder to one vote.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public

Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement.

Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants, will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable under certain scenarios so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

redeemable by the Company under all scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sales price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Commencing 90 days after the Public Warrants become exercisable, the Company may redeem the Public Warrants for Class A common stock:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to a table in the warrant agreement based on the redemption date and the “fair market value” the Company’s Class A common stock (the “fair market value” of the Class A common stock shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants);

•

if, and only if, the last reported sale price of Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of stock splits, stock dividends, recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

affiliates, as applicable, prior to such issuance, and (ii) without taking into account the transfer of Founder Shares or private placement warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance)) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. The Company will recognize the value of the exercise price reset provision if and when it becomes triggered, by recognizing the value of the effect of the exercise price reset as a deemed dividend and a reduction of income available to common stockholders in computing basic earnings per share.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Description	Level	September 30, 2020	December 31, 2019
Assets:
Cash and marketable securities held in Trust Account	1	$347,595,310	$345,714,541

JUNIPER INDUSTRIAL HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Approximately $15,000 and $1,400 of the balance held in Trust Account was held in cash as of September 30, 2020 and December 31, 2019, respectively.

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Janus Midco, LLC

Temple, GA

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Janus Midco, LLC (the “Company”) as of December 28, 2019 and December 29, 2018 (Successor), the related consolidated statements of operations and comprehensive (loss) income, members’ equity, and cash flows for the year ended December 28, 2019 (Successor), the period from February 12, 2018 through December 29, 2018 (Successor), the period from December 31, 2017 through February 11, 2018 (Predecessor) and the year ended December 30, 2017 (Predecessor), and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 28, 2019 and December 29, 2018 (Successor), and the results of its operations and its cash flows for the year ended December 28, 2019 (Successor), the period from February 12, 2018 through December 29, 2018 (Successor), the period from December 31, 2017 through February 11, 2018 (Predecessor) and the year ended December 30, 2017 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matter

As discussed in Note 1 to the consolidated financial statements, on February 12, 2018, an unrelated investor group acquired the capital stock of the Company from the Company’s existing shareholders. The financial information for the period subsequent to the change in control is presented on a different cost basis than that of the periods before the change and, therefore, is not comparable. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2018.

Atlanta, GA

February 8, 2021

Janus Midco, LLC

Consolidated Balance Sheets

	December 28,	December 29,
	2019	2018
ASSETS
Current Assets
Cash	$19,905,598	$5,563,516
Accounts receivable, less allowance for doubtful accounts; $2,321,000 and $1,380,000	72,618,541	84,339,479
Costs and estimated earning in excess of billing on uncompleted contracts	11,323,675	10,903,231
Inventory	28,167,068	23,943,078
Prepaid expenses	3,754,283	2,512,518
Other current assets	1,691,359	1,529,325

Total current assets	137,460,524	128,791,147

Property and equipment, net	30,172,182	22,710,628
Customer relationships	331,981,272	336,256,874
Tradename and trademarks	85,359,216	79,797,169
Other intangibles, net	18,784,881	20,279,780
Goodwill	251,168,300	228,117,650
Other assets	1,947,617	2,155,817

Total assets	$856,873,992	818,109,065

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable	$29,514,697	$34,408,940
Billing in excess of costs and estimated earning on uncompleted contracts	22,443,914	5,187,530
Current maturities of long-term debt	7,431,334	4,700,000
Other accrued expenses	29,935,782	22,438,973

Total current liabilities	$89,325,727	$66,735,443

Line of credit	—	29,346,188
Long-term debt, net	622,192,781	523,950,651
Long-term debt- related party, net	—	23,939,568
Deferred tax liability	9,792,867	4,266,314
Other long-term liabilities	4,668,372	7,501,297

Total liabilities	$725,979,747	655,739,461

MEMBERS’ EQUITY
Common Class B units, 21,005 units authorized, 17,933 and 14,913 issued, and 2,599 and 0 outstanding at December 28, 2019 and December 29, 2018	91,278	25,650
Preferred units, 189,044 issued and outstanding at December 28, 2019 and December 29, 2018	189,043,734	189,043,734
Accumulated other comprehensive loss	(2,152,685)	(2,634,169)
Accumulated deficit	(56,088,082)	(24,065,611)

Total members’ equity	$130,894,245	$162,369,604

Total liabilities and members’ equity	$856,873,992	$818,109,065

See accompanying Notes to the Consolidated Financial Statements

Janus Midco, LLC

Consolidated Statements of Operations and Comprehensive (Loss) Income

	Year Ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Year Ended December 30, 2017
	Successor		Predecessor
REVENUE
Sales of product	$460,071,382	$362,435,351	$36,877,514	$318,957,292
Sales of services	105,220,805	76,523,154	8,894,905	67,301,988

Total revenue	565,292,187	438,958,505	45,772,419	386,259,280
Cost of Sales	368,394,574	284,969,471	30,467,846	240,417,501

GROSS PROFIT	196,897,613	153,989,034	15,304,573	145,841,779

OPERATING EXPENSE
Selling and marketing	34,544,621	22,434,140	2,401,205	18,666,750
General and administrative	75,692,824	92,274,874	3,669,132	48,846,919
Operating Expenses	110,237,445	114,709,014	6,070,337	67,513,669

INCOME FROM OPERATIONS	86,660,168	39,280,020	9,234,236	78,328,110

Interest expense	(42,575,909)	(32,249,170)	(2,293,486)	(16,397,962)
Other income (expense)	(4,049,578)	168,736	(4,451)	(84,154)

Other Expense, Net	(46,625,487)	(32,080,434)	(2,297,937)	(16,482,116)
INCOME BEFORE TAXES	40,034,681	7,199,586	6,936,299	61,845,994
Provision (Benefit) for Income Taxes	635,540	1,703,022	220,293	(537,566)

NET INCOME	$39,399,141	$5,496,564	$6,716,006	$62,383,560
Other Comprehensive Income (Loss)	481,484	(2,634,169)	164,083	561,024

COMPREHENSIVE INCOME (LOSS)	$39,880,625	$2,862,395	$6,880,089	$62,944,584

Net income attributable to preferred unit holders	70,944,612	29,562,175	N/A	N/A
Net income attributable to unvested common unit holders	374,423	—	N/A	N/A

Net income (loss) attributable to common unit holders	$(31,919,894)	$(24,065,611)	$6,716,006	$62,383,560

Weighted-average Class A common units outstanding, basic and diluted (Note 18)	N/A	N/A	60,400	60,400
Net income per Class A common unit, basic and diluted, (Note 18)	N/A	N/A	$111.19	$1,032.84
Weighted-average Class B common units outstanding, basic and diluted (Note 18)	1,725	N/A	N/A	N/A
Net loss per Class B common unit, basic and diluted, (Note 18)	$(18,504.29)	N/A	N/A	N/A

See accompanying Notes to the Consolidated Financial Statements

Janus Midco, LLC

Consolidated Statements of Changes in Members’ Equity

	Class A Common Units		Class B Common Units		Class A Preferred Units		Accumulated Other Comprehensive Loss	Accumulated Equity (deficit)	Total
	Unit	Amount	Unit	Amount	Unit	Amount
Balance as of December 31, 2016	60,400	$—	—	$—	—	$—	$—	$20,986,186	$20,986,186
Distributions to members	—	—	—	—	—	—	—	(192,414,208)	(192,414,208)
Cumulative translation adjustment	—	—	—	—	—	—	561,024	—	561,024
Net income	—	—	—	—	—	—	—	62,383,560	62,383,560

Balance as of December 30, 2017	60,400	$—	—	$—	—	$—	$561,024	$(109,044,462)	$(108,483,438)

Cumulative translation adjustment	—	—	—	—	—	—	164,083	—	164,083
Net income	—	—	—	—	—	—	—	6,716,006	6,716,006

Balance as of February 11, 2018	60,400	$—	—	$—	—	$—	$725,107	$(102,328,456)	$(101,603,349)

Issuance of Equity at February 12, 2018	—	$—	—	$—	189,044	$189,043,734	$—	$—	$189,043,734
Distributions to Class A preferred units	—	—	—	—	—	—	—	(29,562,175)	(29,562,175)
Share-based compensation	—	—	—	25,650	—	—	—	—	25,650
Cumulative translation adjustment	—	—	—	—	—	—	(2,634,169)	—	(2,634,169)
Net income	—	—	—	—	—	—	—	5,496,564	5,496,564

Balance as of December 29, 2018	—	$—	—	$25,650	189,044	$189,043,734	$(2,634,169)	$(24,065,611)	$162,369,604

Number of Class B units vested	—	—	2,599	—	—	—	—	—	—
Distributions to Class A preferred units	—	—	—	—	—	—	—	(70,944,612)	(70,944,612)
Distribution to Class B common units	—	—	—	—	—	—	—	(477,000)	(477,000)
Share-based compensation	—	—	—	65,628	—	—	—	—	65,628
Cumulative translation adjustment	—	—	—	—	—	—	481,484	—	481,484
Net income	—	—	—	—	—	—	—	39,399,141	39,399,141

Balance as of December 28, 2019	—	$—	2,599	$91,278	189,044	$189,043,734	$(2,152,685)	$(56,088,082)	$130,894,245

See accompanying Notes to the Consolidated Financial Statements

Janus Midco, LLC

Consolidated Statements of Cash Flows

	Year Ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Year Ended December 30, 2017
	Successor		Predecessor
Cash Flows Provided From (Used In) Operating Activities

Net income	$39,399,141	$5,496,564	$6,716,006	$62,383,560

Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	4,812,420	2,487,468	377,445	2,768,190
Intangible amortization	30,511,101	55,475,630	566,767	4,842,666
Deferred finance fee amortization	2,683,536	2,317,208	226,102	1,689,202
Share based compensation	65,628	25,650	—	—
(Gain) loss on sale of assets	(8,969)	2,032	(5,500)	(4,686)
Undistributed earnings of affiliate	(89,018)	(75,815)	(18,218)	(82,985)
Deferred income taxes (benefit) expense	(689,358)	763,449	7,070	(1,993,738)
Loss on extinguishment of debt	3,978,795	—	—	198,351

Changes in operating assets and liabilities
Accounts receivable	12,754,495	(26,659,446)	(12,765,610)	(8,410,937)
Costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on uncompleted contracts	(420,444)	(652,577)	5,260,132	(349,640)
Prepaid expenses	(632,783)	(2,456,667)	557,118	—
Inventories	(193,253)	724,971	(2,140,546)	(3,855,020)
Accounts payable and accrued expenses	(9,457,005)	8,055,980	(2,090,954)	6,613,259
Other assets and liabilities	9,962,198	3,752,900	(641,531)	4,201,891
Other long-term liabilities	35,787	(1,660,311)	34,791	(73,625)

Cash provided by (used in) operating activities	$92,712,271	$47,597,036	$(3,916,928)	$67,926,488

Cash Flows Provided By (Used In) Investing Activities
Proceeds from sale of equipment	198,597	27,840	—	157,120
Purchases of property and equipment	(8,842,509)	(10,080,397)	(324,822)	(2,994,810)
Cash paid for acquisition, net of cash acquired	(39,467,138)	(733,476,134)	—	(26,370,594)

Cash provided by (used in) investing activities	$(48,111,050)	$(743,528,691)	$(324,822)	$(29,208,284)

Janus Midco, LLC

Consolidated Statements of Cash Flows

	Year Ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Year Ended December 30, 2017
	Successor		Predecessor
Cash Flows Provided By (Used In) Financing Activities
Net borrowings (paydown) on line of credit	(29,346,188)	29,346,188	7,900,000	3,000,000
Distributions to members	(71,421,612)	(29,562,175)	—	(192,414,208)
Principal payments on long-term debt	(78,675,000)	(2,350,000)	—	(142,560,560)
Principal payments on long-term debt- related party	(26,225,000)	—	—	—
Proceeds from issuance of member’s equity	—	154,153,663	—	—
Proceeds from issuance of long-term debt	181,000,000	570,000,000	—	297,000,000
Deferred financing fees	(5,516,928)	(18,247,568)	—	(7,558,749)

Cash provided by (used in) financing activities	$(30,184,728)	$703,340,108	$7,900,000	$(42,533,517)

Effect of exchange rate changes on cash and cash equivalents	(74,411)	(1,844,937)	(5,729)	45,366

Net Increase (Decrease) in Cash and Cash Equivalents	$14,342,082	$5,563,516	$3,652,521	$(3,769,947)

Cash and Cash Equivalents, Beginning of Fiscal Year	$5,563,516	$—	$2,946,129	$6,716,075

Cash and Cash Equivalents, End of Period	$19,905,598	$5,563,516	$6,598,650	$2,946,128

Supplemental Cash Flows Information
Interest paid	$39,584,529	$27,945,787	$1,489,691	$14,633,012
Income taxes paid	$1,044,564	$1,932,856	$97,236	$1,128,648

See accompanying Notes to the Consolidated Financial Statements

Janus Midco, LLC

Notes to Consolidated Financial Statements

1. Nature of Operations

Janus Midco LLC (“Midco”, “Janus”, or the “Company”) is a holding company. Janus International Group, LLC is a wholly-owned subsidiary of Janus Intermediate, LLC (“Intermediate”). Intermediate is a wholly-owned subsidiary of Midco. These entities are all incorporated in the state of Delaware. The Company manufactures and installs steel roll-up doors and steel structures for commercial and self-storage customers throughout the United States and the world. In addition, the Company rolled out a new product offering in 2018 pertaining to access control for self-storage facilities which is marketed as the Nokē Smart Entry Solution. Manufacturing operations are conducted in Georgia, Texas, Arizona, Indiana, North Carolina and the United Kingdom.

The Company’s wholly owned subsidiary, Janus International Europe Holdings Ltd. (UK) (“JIE”), owns 100% of the equity of Janus International Europe Ltd. (UK), a company incorporated in England and Wales, and its subsidiary Steel Storage France (s.a.r.l), a company incorporated in France. JIE also owns 100% of the equity for Active Supply & Design (CDM) Ltd. (UK) (“AS&D”), a company incorporated in England and Wales.

In 2017, the Company’s wholly owned subsidiary, Janus Cobb Holdings, LLC (“Cobb”), acquired 100% of the equity of Asta Industries, Inc. (“ASTA”), a company incorporated in Georgia, and its subsidiary Atlanta Door Corporation, a company incorporated in Georgia.

Prior to February 12, 2018, Janus International Group, LLC was a wholly-owned subsidiary of Midco, which was a wholly-owned subsidiary of Janus Group Holdings, LLC (“Former Parent”). On February 12, 2018, Midco was acquired by a private equity group, and Midco became the subsidiary of Jupiter Intermediate Holdco, LLC (the “Holdco”) which holds a majority equity interest in Midco. As part of the acquisition, Intermediate, a new entity, became the 100% equity owner of Janus International Group, LLC and a wholly-owned subsidiary of Midco. Holdco is a wholly owned subsidiary of Jupiter Topco, L.P. which is wholly-owned by the private equity group. Janus International Group, LLC also holds 100% equity in various subsidiaries. As a result of the change of control, Holdco has applied the acquisition method of accounting with respect to the assets and liabilities of the Company, which have been remeasured at their estimated fair value as of the date of the transaction. Such estimated fair values have been reflected in the accompanying financial statements following the “push down method” of accounting as fully described in Note 9 Business Combination.

On December 11, 2018, JIE, purchased 100% of the outstanding shares of AS&D as fully described in Note 9 Business Combination.

On December 11, 2018, Cobb purchased 100% of the outstanding shares of NOKE, Inc. (“NOKE”), as more fully described in Note 9 Business Combination.

On March 1, 2019, Cobb, purchased 100% of the outstanding shares of BETCO Inc. (“BETCO”), as more fully described in Note 9 Business Combination.

Assets held at foreign locations were approximately $37,967,000 and $38,119,000 as of December 28, 2019, and December 29, 2018, respectively. Revenues earned at foreign locations totaled approximately $43,543,000 for the year ended December 28, 2019 and $27,493,000 for the period from February 12, 2018, through December 29, 2018, $4,441,000 for the period from December 31, 2017 through February 11, 2018, and $30,202,000 for the year ended December 31, 2017.

Janus Midco, LLC

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Predecessor and Successor Accounting

As a result of the February 12, 2018, transaction described in Note 1 Nature of Operations, the Company applied the acquisition method of accounting which requires assets and liabilities to be reflected at estimated fair values. All periods prior to the transaction reflect the historical accounting basis in the Company’s assets and liabilities and are labeled “Predecessor”. The financial statements and footnotes include a black-line division, which appears between the columns titled Predecessor and Successor, and signifies that the amounts shown for the periods prior to and following the transaction are not comparable.

Fiscal Year

The Company’s fiscal year ends the Saturday closest to December 31. The years ended December 28, 2019, December 29, 2018, and December 30, 2017 each consisted of 52 weeks.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The Company’s joint venture is accounted for under the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The Company qualifies as an “Emerging Growth Company” and has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows the Company to adopt the new or revised standard at the time periods as a private company.

Use of Estimates in the Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Acquisitions

The Company accounts for business combinations under the acquisition method of accounting, in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which requires assets acquired and liabilities assumed to be recognized at their fair values on the acquisition date. Any excess of the

Janus Midco, LLC

Notes to Consolidated Financial Statements

fair value of purchase consideration over the fair value of the assets acquired less liabilities assumed is recorded as goodwill. The fair values of the assets acquired and liabilities assumed are determined based upon the valuation of the acquired business and involves management making significant estimates and assumptions. Contingent consideration is recorded at fair value at the acquisition date. See Note 9 Business Combination for details.

Revenue from Contracts with Customers

Effective December 29, 2018, the Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective approach and applying ASC 606 to all revenue contracts with customers. Results for periods beginning on or after December 29, 2018 are presented under ASC 606. In accordance with the modified retrospective approach, as the prior periods were not adjusted, and are reported under ASC Topic 605, Revenue Recognition, there was no impact on our consolidated financial statements prior to December 29, 2018. The Company’s revenue is derived from the sale and installation of steel roll-up doors, steel structures, NOKE products, and software support fees for its NOKE products. ASC 606 requires revenue recognition to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and requires certain additional disclosures.

The Company made the following accounting policy elections available under ASC 606:

•

Shipping and handling activities – amounts billed for shipping and handling costs are recorded as a component of net sales and costs as a component of cost of sale when control transfers to the customer.

•

Sales taxes/other similar taxes collected from customers on behalf of third parties – As permitted with the election of this accounting policy, the Company excludes from the transaction price all sales taxes that are assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the Company from a customer.

The Company has applied these practical expedients available under ASC 606:

•

Significant financing components – The Company’s payment terms are short-term as are customary for the industry and the contracts are typically less than one year in length and do not contain a significant financing component.

•

Costs of obtaining a contract – For incremental costs of obtaining a contract, the Company elected the practical expedient which permits an entity to recognize incremental costs to obtain a contract as an expense when incurred if the amortization period is less than one year. The Company’s contracts with customers are typically less than one year in length and incremental costs to obtain contracts for contracts with lengths greater than one year are not material.

Refer to Note 11 Revenue Recognition for additional information regarding the nature and timing of the Company’s revenues, contract balances, and disaggregation of revenues.

Shipping and Handling (Revenue & Cost of Sales)

The Company records all amounts billed to customers in sales transactions related to shipping and handling as revenue earned for the goods provided. Shipping and handling costs are included in cost of sales. Shipping and handling costs were approximately $26,287,000; $21,259,000; $2,096,000; and $16,977,000 for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017.

Janus Midco, LLC

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 28, 2019, and December 29, 2018, cash equivalents consisted primarily of money market accounts.

At December 28, 2019, the Company’s domestic cash accounts exceeded federally insured limits by approximately $17,474,000. At December 28, 2019, and December 29, 2018, cash balances of approximately $2,503,000 and $2,938,000, respectively, were held outside of the United States of America. At December 28, 2019, the Company’s foreign accounts exceeded foreign insured limits by approximately $2,123,000.

Accounts Receivable

Accounts receivable are stated at the amount billed to customers. Certain receivables are subject to liens filed and released in the ordinary course of business. Management determines when accounts are past due based on the contractual terms of the sale or from payment history on the account. Based upon review of the outstanding receivables, historical collection information and existing economic conditions, the Company has established an allowance for doubtful accounts and other returns not yet processed. The Company does not typically charge interest on past due accounts.

Inventories

Inventories are measured using the first-in, first-out (FIFO) method. Labor and overhead costs associated with inventory produced by the Company are capitalized. Inventories are stated at the lower of cost or net realizable value as of December 28, 2019, and December 29, 2018. The Company has recorded a reserve for inventory obsolescence as of December 28, 2019, and December 29, 2018, of approximately $1,282,000 and $335,000, respectively.

Investment in Joint Venture

The Company holds a 45% interest in a joint venture with a foreign corporation at December 28, 2019, and December 29, 2018. See Note 6 Investment in Joint Venture for further details.

Property and Equipment

Property and equipment acquired in business combinations are recorded at fair value as of the acquisition date and are subsequently stated less accumulated depreciation. Property and equipment otherwise acquired are stated at cost less accumulated depreciation. Depreciation is charged to expense on the straight-line basis over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the lease term or their respective useful lives. Maintenance and repairs are charged to expense as incurred. The Company recorded depreciation expense of approximately $4,812,000; $2,487,000; $377,000; and $2,768,000, for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017, respectively.

Janus Midco, LLC

Notes to Consolidated Financial Statements

The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Manufacturing machinery and equipment	3-7 years

Office furniture and equipment	3-7 years

Vehicles	3-5 years

Leasehold improvements	3-20 years

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value of the reporting units is less than its carrying amount. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then the goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, an impairment loss is recognized in an amount equal to the difference. There was no impairment of goodwill for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017.

Intangible Assets

Purchased goodwill and intangibles with indefinite lives are not amortized, but instead are tested for impairment annually or when indicators of impairment exist. Intangible assets with finite lives, primarily customer relationships, and developed technology, are amortized over their useful lives and reported net of accumulated amortization, separately from goodwill. There was no impairment of goodwill or any intangible assets for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017.

Customer Relationships

Customer relationships are finite-lived intangible assets which are amortized over their estimated useful lives for 10 to 15 years based on the assessment of a number of factors that may impact useful life including customer attrition rates and other relevant factors. The weighted average remaining life is 13 years as of December 28, 2019.

Trade names and Trademarks

Trade names and trademarks have been identified as indefinite-lived intangible assets and are not amortized, but instead are tested for impairment annually or when indicators of impairment exist.

Other intangible assets

Other intangible assets include non-completed agreements, backlog, and software which are amortized on the straight-line basis over estimated useful lives between less than 1 year to 10 years with the weighted average remaining life in 8 years for noncompete agreements and 8 years for other intangible assets.

Deferred Finance Fees

Deferred financing fees consist of loan costs, which are being amortized on the effective interest method over the life of the related debt. During the year ended December 28, 2019 and period ended December 29, 2018, the Company incurred an additional $5,516,000 and $18,248,000 in deferred finance fees in connection with the March 1, 2019, August 9, 2019 and February 12, 2018, debt issuances more fully described in Note 7 Line of Credit and Note 8 Long-Term Debt.

Janus Midco, LLC

Notes to Consolidated Financial Statements

Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No asset impairment was recognized during the fiscal years ended December 28, 2019, and December 29, 2018.

Other Income (Expense)

Other income (expense) consists primarily of the miscellaneous expenses or income that are not related to the core business operation and undistributed earnings related to investment in joint venture. For the year ended December 28, 2019, approximately $3,979,000 of loss on extinguishment of long term debt was included.

General and Administrative

General and administrative expenses consist primarily of administrative personnel costs, including salaries of general administrative, accounting, engineering, human resources, and IT departments, supplies, health benefits, management fee, depreciation of leasehold improvements and furniture and fixtures, and amortization of intangible assets.

Sales and Marketing Expense

Sales and marketing expenses consist primarily of expenses associated with advertising, marketing, commissions, salaries, travel costs, and health benefits for sales department personnel.

Income Taxes

The Company is a limited liability company taxed as a partnership. The Company is generally not directly subject to income taxes under the provisions of the Internal Revenue Code and most applicable state laws. Therefore, taxable income or loss is reported to the member for inclusion in its respective tax returns.

Each of the United States wholly owned subsidiaries are treated as disregarded entities for tax purposes, with the exception of Cobb, BETCO, ASTA and NOKE, as further discussed below. The disregarded entities’ taxable income or loss is included in the Company’s income tax returns. The foreign subsidiaries file income tax returns and are subject to income tax expense in the United Kingdom and France, as necessary. The joint venture operating in Mexico is subject to and accrues income tax expense in Mexico. The Company’s provision for income taxes consists of provisions for federal, state, and foreign income taxes.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Janus Midco, LLC

Notes to Consolidated Financial Statements

The tax effects of income tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. Recognized income tax positions are measured at the largest amount of tax benefit that has a greater than 50% likelihood of being realized. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company recognizes accrued interest associated with unrecognized tax benefits as part of interest expense and penalties associated with unrecognized tax benefits as part of other expenses. As of December 28, 2019, and December 29, 2018, there were no accrued interest and penalties associated with unrecognized tax benefits. Management believes there are no material amounts of tax positions for which there is uncertainty as of December 28, 2019, and December 29, 2018.

Warranty

Product manufactured by the Company comes with a standard warranty. The Company provides repairs or replacement parts on their doors, building components, hardware and fittings parts if they become defective during the warranty period, which is usually one to three years. Warranty expense and the Company’s related accrual is not significant for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes foreign currency translation adjustments.

Unit Compensation Plan

The Company measures compensation expense for stock options and other stock awards in accordance with ASC Topic 718, Compensation – Stock Compensation. Stock-based compensation is measured at fair value on the grant date and recognized as compensation expense over the requisite service period. The Company issued stock options under its unit option plan in the predecessor period and equity incentive units in the successor period to employees with service-based or market-based and performance-based vesting conditions. For awards with only service-based vesting conditions, the Company records compensation cost for these awards using the straight-line method. For awards with both market and performance-based vesting conditions, the Company recognizes compensation cost when the performance condition is achieved as the performance condition is the occurrence of change of control, sale of the company, or IPO and the market condition is assessed on such date. For awards with a market condition that is only expected to be probable of being achieved upon the occurrence of a liquidity event such as an IPO, sale of the company, or change of control, the Company recognizes compensation cost when such a liquidity event occurs as it is an implied performance condition. If the market condition is not yet achieved at the time that performance condition is achieved, the proportionate amount of compensation expense recognized on a straight-line basis over the derived service period on that date will be recognized and the remaining compensation cost will be recognized on a straight-line basis over the remaining derived service period regardless of whether the market condition is ultimately achieved. Forfeitures are recognized as they occur. Unit-based compensation expense related to the Class B common unit grants is allocated to general and administrative based on the functional responsibilities of the award unit holders who were all executives and board members and recorded in the accompanying consolidated statements of operations and comprehensive (loss) income.

Janus Midco, LLC

Notes to Consolidated Financial Statements

New Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The standard will affect all entities that lease assets and will require lessees to recognize a lease liability and a right-of-use asset for all leases as of the date on which the lessor makes the underlying asset available to the lessee. For lessors, accounting for leases is substantially the same as in prior periods. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, to clarify how to apply certain aspects of the new leases standard. ASU 2020-05, as subsequently amended for various technical issues, and the consideration of COVID, is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, and early adoption is permitted. For leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, lessees and lessors must apply a modified retrospective transition approach. While the Company expects the adoption of this standard to result in an increase to the reported assets and liabilities, it has not yet determined the full impact the adoption of this standard will have on its financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. ASU 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years beginning after December 15, 2022 and for interim periods within those fiscal years. The Company is currently evaluating the impact of this standard to the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, “Classification of Certain Cash Receipts and Cash Payments”. This standard addresses the diversity in practice of how certain cash receipts and payments are classified in the statement of cash flows, including contingent consideration payments made after a business combination. This update was effective for the Company beginning 2018 and the Company adopted the standard using a retrospective approach. There was no impact to any prior periods.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This update removes Step 2 of the goodwill impairment test under current guidance, which requires a hypothetical purchase price allocation. The new guidance requires an impairment charge to be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. Upon adoption, the guidance is to be applied prospectively. ASU 2017-04 is effective for nonpublic entities and Emerging Growth Companies in fiscal years beginning after December 15, 2021, with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of the adoption of ASU 2017-04 on the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted, including adoption in an interim period. Janus is currently evaluating the impact of this standard to the consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This standard provides optional expedients and

Janus Midco, LLC

Notes to Consolidated Financial Statements

exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The ASU is effective for all entities at any time after March 12, 2020, but no later than December 31, 2022. The Company is currently evaluating the impact this adoption will have on the consolidated financial statements.

In August 2020, the Financial Accounting Standards Board issued Accounting Standards Update 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain convertible instruments, amends guidance on derivative scope exceptions for contracts in an entity’s own equity, and modifies the guidance on diluted earnings per share (EPS) calculations as a result of these changes. The standard can be applied on either a fully retrospective or modified retrospective basis by an entity. Early adoption is permitted for fiscal years beginning after December 15, 2020. The Company does not expect a significant impact of this standard on the consolidated financial statement.

For other recent accounting pronouncements, there is no significant impact on the Company’s financial statements but the Company will continue monitor the impacts.

3. Inventories

The major components of inventories at each year end were:

	December 28,	December 29,
	2019	2018
Raw materials	$22,382,828	$17,237,340
Work-in-process	475,715	402,713
Finished goods	5,308,525	6,303,025

	$28,167,068	$23,943,078

4. Property and Equipment

Property, equipment, and other fixed assets as of December 28, 2019 and December 29, 2018, are as follows:

	December 28,	December 29,
	2019	2018
Land	$3,361,295	$3,361,295
Manufacturing machinery and equipment	22,390,262	11,683,896
Leasehold improvements	4,419,871	2,591,556
Construction in progress	1,752,212	2,331,738
Other	6,663,051	5,111,507

	$38,586,691	$25,079,992
Less accumulated depreciation	(8,414,509)	(2,369,364)

	$30,172,182	$22,710,628

For the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and year ended December 30, 2017, the Company recorded depreciation expense of $4,812,420; $2,487,468; $377,445; and $2,768,190, respectively.

Janus Midco, LLC

Notes to Consolidated Financial Statements

5. Acquired Intangible Assets and Goodwill

The carrying basis and accumulated amortization of recognized intangible assets at December 28, 2019, and December 29, 2018, were as follows:

	December 29,			December 29,
	2019			2018
	Gross Carrying Amount	Accumulated Amortization	Weighted Average Remaining Life in Years	Gross Carrying Amount	Accumulated Amortization
Amortized Intangible Assets
Customer relationships	$377,815,499	$45,834,227	13	$357,110,683	$20,853,809
Noncompete agreements	284,089	70,363	8	280,999	17,708
Tradenames and trademarks	85,359,216	—	Indefinite	79,797,169	—
Other intangibles	58,355,343	39,784,188	8	54,521,642	34,505,153

	$521,814,147	$85,688,778		$491,710,493	$55,376,670

Changes to gross carrying amount of recognized intangible assets due to translation adjustments include an approximate $704,000 gain for the year ended December 28, 2019, an approximate $1,490,000 loss for the period from February 12, 2018 through December 29, 2018, an approximate $133,000 gain for the period from December 31, 2017 through February 11, 2018, and an approximate $336,000 loss for the year ended December 30, 2017.

Amortization expense was approximately $30,511,000 for the period ended December 28, 2019, $55,476,000 for the period from February 12, 2018 through December 29, 2018, $567,000 for the period from December 31, 2017 through February 11, 2018, and $4,843,000 for year ended December 30, 2017. Estimated amortization expense for each of the following five years and thereafter is:

2020	$26,682,483
2021	26,680,729
2022	26,647,789
2023	26,647,788
2024	26,647,788
Thereafter	217,459,576

Total	$350,766,153

The changes in the carrying amounts of goodwill for the years ended December 28, 2019, and December 29, 2018, were:

Balance as of December 30, 2017	$54,723,993
Changes due to foreign currency fluctuations	63,234

Balance as of February 11, 2018	$54,787,227

Balance as of February 12, 2018	$212,241,073
Goodwill acquired during the period	16,312,493
Changes due to foreign currency fluctuations	(435,916)

Janus Midco, LLC

Notes to Consolidated Financial Statements

Balance as of December 29, 2018	$228,117,650

Goodwill adjusted during the period	109,510
Goodwill acquired during the period	22,685,021
Changes due to foreign currency fluctuations	256,119

Balance as of December 28, 2019	$251,168,300

6. Investment in Joint Venture

The Company holds a 45% interest in a joint venture with a foreign corporation. The joint venture, located in Mexico, manufactures and distributes steel rolling doors in Mexico and South America. The Company originally contributed $636,500 of machinery and equipment. The Company accounts for its investment in the joint venture by using the equity method of accounting under which the Company’s share of the net income of the joint venture is recognized as income in the Company’s consolidated statements of operations and added to the investment account. Distributions received from the joint venture are treated as a reduction of the investment account.

As of December 28, 2019, and December 29, 2018, the Company’s investment in the joint venture was approximately $941,000 and $852,000, respectively. The investment in joint venture is included within Other assets on the consolidated balance sheets. For the fiscal year ended December 28, 2019, and December 29, 2018, approximately $89,000 and $94,000 of undistributed earnings are included in other income (expense), respectively.

7. Line of Credit

On February 12, 2018, the Company, through Intermediate and Janus International Group LLC, entered into a new revolving line of credit facility with a financial institution. The line of credit facility is for $50,000,000 with interest payments due in arrears. The interest rate on the facility is based on a base rate, unless a LIBOR Rate option is chosen by the Company. If the LIBOR Rate is elected, the interest computation is equal to the LIBOR Rate plus the LIBOR Rate Margin. If Base Rate is elected, the interest computation is equal to the Base Rate plus the Base Rate Margin. At the beginning of each quarter the applicable margin is set and determined by the administrative agent based on the average net availability on the line of credit for the previous quarter. As of December 28, 2019, and December 29, 2018, the interest rate in effect for the facility was 5.00% and 5.75% respectively. The line of credit is secured by accounts receivable and inventories. The Company incurred deferred loan costs in the amount of $1,058,000 which are being amortized over the term of the facility that expires on February 12, 2023, using the effective interest method. The amortization of the deferred loan costs is included in Interest Expense. The unamortized portion of the fees as of December 28, 2019, and December 29, 2018, is $659,000 and $871,000, respectively. At December 28, 2019, and December 29, 2018, the balance outstanding on the line of credit was approximately $0 and $29,346,000, respectively, with accrued interest due of $0 and approximately $150,000 included in Other Accrued Expenses.

Janus Midco, LLC

Notes to Consolidated Financial Statements

8. Long-Term Debt

Long-term debt consists of the following:

	December 28,	December 29,
	2019	2018
Note payable - First Lien	$570,125,000	$467,650,000
Note payable - First Lien B2	74,625,000	—
Note payable - Second Lien	—	100,000,000

	$644,750,000	$567,650,000
Less unamortized deferred finance fees	15,125,885	15,059,781
Less current maturities	7,431,334	4,700,000

Total long-term debt	$622,192,781	$547,890,219

Notes Payable – First Lien – The First Lien notes payable is comprised of a syndicate of lenders that originated on February 12, 2018, in the original amount of $470,000,000. The First Lien was amended on August 9, 2019 to increase the notes payable by $106,000,000. The increase was accounted for as a partial modification and extinguishment. In conjunction with the refinancing transaction, approximately $190,000 of the unamortized fees were included in the extinguishment and $387,000 of the third party fees were included in the modification and were recognized in other income (expense) in the year ended December 28, 2019. Interest on the First Lien is payable in arrears, and the interest rate on the facility is based on a Base Rate, unless a LIBOR Rate option is chosen by the Company. If the LIBOR Rate is elected, the interest computation is equal to the LIBOR Rate plus the LIBOR Rate Margin. If Base Rate is elected, the interest computation is equal to the Base Rate plus the Base Rate Margin. The outstanding loan balance is to be repaid on a quarterly basis of 0.25% of the original balance beginning the last day of June 2018 with the remaining principal due on the maturity date of February 12, 2025. As chosen by the Company, the First Lien loan bears interest at a floating rate per annum consisting of LIBOR plus an applicable margin percent (total rate of 5.45% and 5.34% as of December 28, 2019 and December 29, 2018). The debt is secured by substantially all business assets. Unamortized debt issuance costs are approximately $12,873,000 at December 28, 2019 and $10,818,000 at December 29, 2018.

Notes Payable – Second Lien – The Second Lien notes payable is comprised of a syndicate of lenders that originated on February 12, 2018, in the original amount of $100,000,000 with interest payable quarterly in arrears. The interest rate on the facility is based on a base rate, unless a LIBOR Rate option is chosen by the Company. If the LIBOR Rate is elected, the interest computation is equal to the LIBOR Rate plus the LIBOR Rate Margin. If Base Rate is elected, the interest computation is equal to the base rate plus the base rate Margin. The outstanding loan balance is to be repaid at maturity of February 12, 2026. As chosen by the Company, the Second Lien loan bears interest at a floating rate per annum consisting of LIBOR plus an applicable margin percent (total rate of 10.09% as of December 29, 2018). The debt is secured by substantially all business assets. Unamortized debt issuance costs were approximately $4,242,000 at December 29, 2018. The private equity group was one of the members in the syndicate that held the Company’s Second Lien. As of December 29, 2018, the Company owed the private equity group $25,000,000. See Note 15 Related Party Transactions.

In August of 2019 this Note was repaid and replaced with an amended First Lien amount as discussed above. This transaction was accounted for as a partial modification and extinguishment. In conjunction with the refinancing transaction approximately $2,402,000 of the unamortized fees were accounted for in the extinguishment transaction and were expensed in August of 2019. The total loss on extinguishment for this transaction was approximately $3,402,000 which included a prepayment penalty of $1,000,000 and were recognized in other income (expense). The remainder of the unamortized fess of $1,472,000 were deferred and are being amortized along with the fees shown above for the Notes Payable – First Lien.

Janus Midco, LLC

Notes to Consolidated Financial Statements

Notes Payable – First Lien B2 – The First Lien amended loan (B2) is comprised of a syndicate of lenders that originated on March 1, 2019, in the original amount of $75,000,000 with interest payable in arrears. The interest rate on the facility is based on a base rate, unless a LIBOR Rate option is chosen by the Company. If the LIBOR Rate is elected, the interest computation is equal to the LIBOR Rate plus the LIBOR Rate Margin. If base rate is elected, the interest computation is equal to the base rate plus the base rate margin. The outstanding loan balance is to be repaid on a quarterly basis of 0.25% of the original balance beginning the last day of June 2019 with the remaining principal due on the maturity date of February 12, 2025. As chosen by the Company, the First Lien B2 loan bears interest at a floating rate per annum consisting of LIBOR plus an applicable margin percent (total rate of 6.20% as of December 28, 2019). The debt is secured by substantially all business assets. Unamortized debt issuance costs are approximately $2,253,000 at December 28, 2019.

As of December 28, 2019, and December 29, 2018, the Company maintains one letter of credit totaling approximately $295,000 and $245,000 respectively, on which there was no balance due.

In connection with the Company entering into the debt agreements discussed above, deferred finance fees of approximately $5,516,000 and $18,248,000 have been capitalized for the year ended December 28, 2019, and period ended December 29, 2018, respectively. These costs are being amortized over the terms of the associated debt under the effective interest method. Amortization of approximately $2,684,000 and $2,543,000 was recognized for the year ended December 28, 2019, and period ended December 29, 2018, respectively, as a component of interest expense, including those amounts amortized in relation to the deferred finance fees associated with the outstanding line of credit as discussed in Note 6 Investment in Joint Venture.

Aggregate annual maturities of long-term debt at December 28, 2019, are:

2020	$7,431,334
2021	6,523,418
2022	6,523,418
2023	6,523,418
2024	6,523,418
Thereafter	611,224,994

Total	$644,750,000

9. Business Combinations

BETCO Acquisition

On March 1, 2019, the Company, through its wholly owned subsidiary Cobb acquired 100% of the outstanding common stock of BETCO. BETCO is in the business of manufacturing and installing steel building structures for self-storage customers. As a result of the acquisition, the Company will be able to expand its product offerings. The Company also expects to reduce costs through economies of scale.

In 2019, the Company incurred approximately $736,000 of third-party acquisition-related costs. The expenses are included in general and administrative expense in the Company’s consolidated statement of operations and comprehensive (loss) income for the year ended December 28, 2019.

The goodwill of approximately $22,685,000 arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations of the Company and BETCO. All of the goodwill was assigned to the Janus North America segment of the business. The goodwill is not deductible for income tax purposes.

Janus Midco, LLC

Notes to Consolidated Financial Statements

The following table summarizes the consideration paid for BETCO and the amounts of the assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred	2019
Cash	$42,084,597
Contingent Consideration	4,600,000

Total Consideration	$46,684,597

Recognized amounts of identifiable assets acquired
Cash	$2,726,969
Accounts receivable	1,033,556
Inventories	4,030,737
Prepaid expenses and other current assets	341,859
Property and equipment	3,628,364
Identifiable intangible assets
Customer relationships	20,200,000
Trademark	5,400,000
Backlog	3,800,000
Other assets	5,500
Recognized amounts of identifiable liabilities assumed
Accounts payable	(1,937,060)
Accrued expenses	(456,637)
Other liabilities	(8,593,204)

Total identifiable net assets	$30,180,084

Deferred tax liability	(6,180,508)

Goodwill	$22,685,021

The weighted-average amortization period of acquired intangible assets is 12.3 years.

The amounts of revenue and net loss of BETCO included in the results from the transaction date of March 1, 2019 through December 28, 2019 are as follows:

Periods from March 1, 2019 through December 28, 2019
Revenue	$50,468,036
Net Loss	$(463,941)

The following unaudited pro forma information has been prepared as if the BETCO acquisition had taken place on January 1, 2018. The Company prepared the table based on certain estimates and assumptions. These estimates and assumptions were made solely for the purposes of developing such unaudited pro forma information and have not been adjusted to provide period over period comparability.

	Year Ended December 28, 2019	Year Ended December 29, 2018
Revenue	$574,284,000	$543,226,000
Net Income	$35,777,000	$13,492,000

Janus Midco, LLC

Notes to Consolidated Financial Statements

NOKE Acquisition

On December 11, 2018, the Company, through its wholly owned subsidiary Cobb acquired 100% of the outstanding common stock of NOKE. NOKE is in the business of designing, manufacturing, supporting, and selling commercial security hardware and software solutions. As a result of the acquisition, the Company will have an opportunity to accelerate its smart entry solutions and expand its product offerings. The Company also expects to reduce costs through economies of scale.

In 2018, the Company incurred approximately $470,000 of third-party acquisition-related costs. The expenses are included in general and administrative expense in the Company’s consolidated statement of operations and comprehensive (loss) income for the period from February 12, 2018 through December 29, 2018.

The goodwill of approximately $13,042,000 arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations of the Company and NOKE. The goodwill was assigned to the Janus North America segment of the business. The goodwill is not deductible for income tax purposes. In 2019, the Company finalized its purchase accounting for the NOKE business combination and recorded a net working capital adjustment of $109,510 which resulted in an increase to the goodwill balance over prior year.

The following table summarizes the consideration paid for NOKE and the amounts of the assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred	2018
Cash	$27,483,007
Contingent Consideration	8,300,000

Total Consideration	$35,783,007

Recognized amounts of identifiable assets acquired
Cash	$5,701
Accounts receivable	36,323
Inventories	303,442
Prepaid expenses and other current assets	31,203
Property and equipment	287,261
Identifiable intangible assets
Trademark	4,600,000
Software	17,600,000
Recognized amounts of identifiable liabilities assumed
Accounts payable	(137,534)
Accrued expenses	(114,987)
Other liabilities	(584,699)

Total identifiable net assets	$22,026,710

Deferred tax asset	714,512

Goodwill	$13,041,785

The weighted-average amortization period of acquired intangible assets is 14 years.

Janus Midco, LLC

Notes to Consolidated Financial Statements

AS&D Acquisition

On December 11, 2018, the Company, through its subsidiary JIE, acquired 100% of the outstanding stock of AS&D. AS&D is a self-storage design, construction and installation company. As a result of the acquisition, the Company will have an opportunity to increase its market share of the self-storage industry and expand its product offerings. The Company also expects to reduce costs through geographic presence.

In 2018, the Company incurred approximately $295,000 of third-party acquisition-related costs in conjunction with this acquisition. The expenses are included in general and administrative expense in the Company’s consolidated statement of operations and comprehensive (loss) income for the period from February 12, 2018 through December 29, 2018.

Goodwill in the amount of approximately $3,355,000 resulted from this transaction which is further detailed below. All of the goodwill was assigned to the Janus International segment of the business. The goodwill is not deductible for income tax purposes.

The following table summarizes the consideration paid for AS&D and the amounts of the assets acquired and liabilities assumed at the acquisition date:

Fair value of consideration transferred	2018
Cash	$6,322,929
Contingent Consideration	841,560

Total Consideration	$7,164,489

Recognized amounts of identifiable assets acquired
Cash	$1,421,505
Accounts receivable	1,272,048
Inventories	3,404
Property and equipment	2,401
Identifiable intangible assets
Customer relationships	3,400,000
Noncomplete agreements	100,000
Trademark	700,000
Recognized amounts of identifiable liabilities assumed
Accounts payable	(1,221,362)
Accrued expenses	(1,013,962)
Other liabilities	(145,512)

Total identifiable net assets	$4,518,522

Deferred tax liability	(708,707)

Goodwill	$3,354,674

The weighted-average amortization period of acquired intangible assets is 14.7 years.

ASTA Acquisition

On August 7, 2017, the Company (through its wholly owned subsidiary Cobb) acquired 100% of the outstanding common stock of ASTA. ASTA is a manufacturer and supplier of steel roll-up and rolling steel doors and other

Janus Midco, LLC

Notes to Consolidated Financial Statements

products for commercial and self-storage customers throughout the United States. As a result of the acquisition, the Company will have an opportunity to increase its manufacturing capacity and expand its product offerings. The Company also expects to reduce costs through economies of scale.

In 2017, the Company incurred approximately $413,000 of third-party acquisition-related costs. The expenses are included in general and administrative expense in the Company’s consolidated statement of operations and comprehensive (loss) income for the year ended December 30, 2017.

The goodwill of approximately $13,754,000 arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations of the Company and ASTA. All of the goodwill was assigned to the Janus North America segment of the business. The goodwill is not deductible for income tax purposes.

The following table summarizes the consideration paid for ASTA and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date.

Fair value of consideration transferred	2017
Cash	$26,886,676

Total Consideration	$26,886,676

Recognized amounts of identifiable assets acquired
Cash	$516,082
Accounts receivable	2,677,517
Inventories	2,327,330
Prepaid expenses and other current assets	190,245
Property and equipment	1,466,630
Identifiable intangible assets
Customer relationships	10,500,000
Trademark	3,100,000
Backlog	400,000
Technology	180,000
Other assets	5,450
Recognized amounts of identifiable liabilities assumed
Accounts payable	(1,443,214)
Accrued expenses	(822,761)
Other liabilities	(144,929)

Total identifiable net assets	$18,952,350

Deferred tax liability	(5,819,701)

Goodwill	$13,754,027

The weighted-average amortization period of acquired intangible assets is 14.4 years.

Private Equity Group Acquisition

On February 12, 2018, the Company was acquired by a private equity group. The total purchase price was approximately $742,755,000, which consisted of cash of approximately $707,865,000 and the fair value of noncontrolling interest relating to equity issued to previous owners and management of approximately $34,890,000.

Janus Midco, LLC

Notes to Consolidated Financial Statements

Upon the consumption of this acquisition, the unit options from the predecessor’s 2013 Unit Option Plan vested in full and the employees rolled over a portion of their vested unit options into Class A preferred units of the successor. Vested options that were not rolled over were settled in cash. Management assessed which period the compensation costs related to the vested unit options should be recorded and concluded that no compensation costs would be recorded in either the predecessor or the successor period.

The Company incurred approximately $4,850,000 of third-party acquisition-related costs in conjunction with this acquisition. The expenses are included in general and administrative expense in the Company’s consolidated statement of operations and comprehensive (loss) income for the period from February 12, 2018 through December 29, 2018.

Goodwill in the amount of approximately $212,241,000 resulted from this transaction which is further detailed below. Goodwill of $206,813,000 and $5,428,000 was assigned to the Janus North America and Janus International segments of the business, respectively. The goodwill is not deductible for income tax purposes.

The following table summarizes the consideration paid for the Company and the amounts of the assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred	2018
Cash	$707,865,194
Fair value of consideration transferred in non-controlling interest	34,890,071

Total consideration	$742,755,265

Recognized amounts of identifiable assets
Cash	$6,347,362
Accounts receivable	62,471,662
Inventories	24,361,204
Prepaid expenses and other current assets	5,667,757
Property and equipment	15,022,550
Identifiable intangible assets
Customer relationships	354,700,000
Technology	2,900,000
Trademark	74,900,000
Backlog	34,300,000
Other assets	1,259,539
Recognized amounts of identifiable liabilities assumed
Accounts payable	(26,070,529)
Accrued expenses	(2,620,881)
Other liabilities	(18,899,983)

Total identifiable net assets	$534,338,681

Deferred tax liability	(3,824,489)

Goodwill	$212,241,073

The fair value of the assets acquired includes receivables with a fair value of approximately $62,472,000. The gross amount due under the contracts was approximately $64,158,000, of which $1,686,000 was expected to be uncollectible.

Janus Midco, LLC

Notes to Consolidated Financial Statements

The weighted-average amortization period of acquired intangible assets is 14.0 years.

10. Accrued Expenses

Accrued expenses are summarized as follows:

	December 28,	December 29,
	2019	2018
Sales tax payable	$1,152,608	$1,484,779
Interest payable	2,897,910	2,977,007
Contingent consideration payable - short term	9,798,519	2,000,000
Other accrued liabilities	1,572,462	4,863,165
Employee compensation	3,359,619	2,776,282
Customer deposits and allowances	6,183,102	6,651,373
All other	4,971,562	1,686,367

Total	$29,935,782	$22,438,973

11. Revenue Recognition

Revenue from contracts with customers

The Company accounts for a contract with a customer when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights and payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect substantially all of the consideration it is entitled to. Our performance obligations include material (traditional and NOKE products), installation, and software support fees for NOKE Smart Entry solution. The Company generally contracts with customers at fixed amounts and has not experienced significant returns or price concessions and discounts to give rise to any contracts having variable consideration. Our payment terms generally do not contain a significant financing component given that contract terms are typically one year or less and payment terms that are short-term. A contract’s transaction price is allocated to each distinct performance obligation identified within the contract. Standalone selling prices are estimated based on historical cost plus an appropriate margin for BETCO, which does not sell NOKE products or support and maintenance services. Standalone selling prices are estimated using an adjusted market assessment approach for all performance obligations for all other entities. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation using the relative standalone selling price of each distinct good or services in the contract. Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised good or service to a customer.

For materials, which includes all traditional products such as steel roll-up doors, steel structures, and NOKE components and replacement parts, revenue is recognized at a point in time when the control over the product is transferred to the customer which is at the time of a customer pickup or upon the delivery of the material to the customer depending on the arrangement of the contract. Installation services are separate, single performance obligations and the revenue is recognized over time.

NOKE products are required to be purchased with installation for sales to domestic customers, which includes training. As installation of NOKE products requires specialized knowledge and the customers cannot install the product on their own or through an alternative third-party, the customer cannot benefit from the product until the installation is complete and the customer has been trained to use the product. NOKE products sold with installation services are therefore not capable of being distinct and considered a single performance obligation

Janus Midco, LLC

Notes to Consolidated Financial Statements

with the installation. Revenue for the single performance obligation is recognized over time. NOKE products contain embedded software which is not considered to be distinct from the product as the embedded software is integral to the functionality of the product and the customer cannot benefit from the product alone without the embedded software.

Material installation services and domestic NOKE product and installation services are recognized over time using an input measure to determine progress completed as of end of reporting periods. The Company believes cumulative costs incurred to-date as a percentage of estimated total contract costs at completion is an appropriate measure of progress towards the satisfaction of these performance obligations as it most accurately depicts the progress of the work and transfer of control to our customers.

Installation services for both materials and NOKE product sales are performed by trained third-parties designated by the Company. The Company provides necessary training to the third-party installation service providers. The customer cannot benefit from the product until the installation is complete and the customer has been trained to use the product. Therefore revenue is recognized at a point in time when the installation services and training provided by the third-party is complete.

Software support is a stand-ready obligation to provide customer support and when-and-if-available updates to the embedded software within NOKE products that do not significantly modify the functionality of the software. The customers are able to benefit from the use of the NOKE products without these updates. Software support is therefore a distinct performance obligation and revenue is recognized on a straight-line basis over the support period, which is typically one year, as the customer simultaneously receives and consumes the benefit as the Company satisfies the performance obligation.

Contract Balances

Contract assets are the rights to consideration in exchange for goods or services that the Company has transferred to a customer when that right is conditional on something other than the passage of time. Contract assets primarily result from contracts that include installation which are billed via payment requests that are submitted in the month following the period during which revenue was recognized. Contract liabilities are recorded for any services billed to customers and not yet recognizable if the contract period has commenced or for the amount collected from customers in advance of the contract period commencing. Contract assets are disclosed as costs and estimated earnings in excess of billings on uncompleted contracts, and contract liabilities are disclosed as billings in excess of costs and estimated earnings on uncompleted contracts in the consolidated balance sheet. Contract balances for the years ended as of December 28, 2019 and December 29, 2018 were as follows:

	December 28,	December 29,
	2019	2018
Contract assets, beginning of the year	$10,903,231	$9,338,462

Contract assets, end of the year	11,323,675	10,903,231

Contract liabilities, beginning of the year	5,187,530	7,564,059

Contract liabilities, end of the year	$22,443,914	$5,187,530

The increases in contract assets during fiscal 2019 and 2018 were primarily due to increased business volumes in service business segment of Janus.

Janus Midco, LLC

Notes to Consolidated Financial Statements

During fiscal 2019, the Company recognized revenue of approximately $5,050,000 related to contract liabilities at December 29, 2018. This reduction was offset by new billings for product and services for which there were unsatisfied performance obligations to customers and revenue had not yet been recognized as of December 28, 2019.

During fiscal 2018, the Company recognized revenue of approximately $7,564,000 related to contract liabilities at December 30, 2017. This reduction was offset by new billings for product and services for which there were unsatisfied performance obligations to customers and revenue had not yet been recognized as of December 29, 2018.

There were no impairment losses recognized on the Company’s accounts receivables and contract assets during fiscal 2019 and 2018.

Disaggregation of Revenues

The principal categories the Company uses to disaggregate revenues is by timing and sales channel of revenue recognition. Our business is comprised of three primary sales channels: Self-Storage-New Construction, Self-Storage-R3, and Commercial and Other. Self-Storage-New Construction consists of engineering and projects managing the design, building and logistics of new Self-Storage facilities tailored to customer specifications. Self-Storage-New Construction includes new capacity being brought on line through greenfield operations. Self-Storage-R3 consists of facility transformation projects through door replacements, smart entry systems (NOKE) implementation, and relocatable storage or MASS (Moveable Additional Storage Structure). Self-Storage-R3 includes new capacity being brought on line through conversions and expansions. Commercial and Other sales channels consists of the sale of commercial roll-up and rolling steel doors and sales that do not fall under other sales channels.

The following disaggregation of revenues depict the Company’s reportable segment revenues by its timing and sales channel of revenue recognition for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018 and the year ended December 30, 2017:

Revenue by Timing of Revenue Recognition

	Year Ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Year Ended December 30, 2017
	Successor		Predecessor
Janus North America
Goods transferred at a point in time	$442,499,219	$348,559,586	$33,897,784	$301,575,792
Services transferred over time	90,269,677	68,234,477	7,684,648	56,271,086

	532,768,896	416,794,063	41,582,432	357,846,878

Janus International
Goods transferred at a point in time	28,592,093	19,204,548	3,230,332	$19,170,607
Services transferred over time	14,951,128	8,288,677	1,210,257	11,030,902

	43,543,221	27,493,225	4,440,589	30,201,509

Elimination	(11,019,930)	(5,328,783)	(250,602)	(1,789,107)

Total Revenue	$565,292,187	$438,958,505	$45,772,419	$386,259,280

Janus Midco, LLC

Notes to Consolidated Financial Statements

Revenue by Sale Channel Revenue Recognition

Reportable Segments by Sales Channel Revenue Recognition	Year Ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Year Ended December 30, 2017
	Successor		Predecessor
Janus North America
Self-storage-New Construction	$279,889,908	$223,493,492	$26,455,506	$212,093,079
Self-storage-R3	126,597,707	86,881,133	5,225,607	67,885,226
Commercial and Other	126,281,281	106,419,438	9,901,319	77,868,573

	532,768,896	416,794,063	41,582,432	357,846,878

Janus International
Self-storage-New Construction	28,723,105	17,025,129	2,858,816	21,781,308
Self-storage-R3	14,820,116	10,468,096	1,581,773	8,420,201

	43,543,221	27,493,225	4,440,589	30,201,509
Elimination	(11,019,930)	(5,328,783)	(250,602)	(1,789,107)

Total Revenue	$565,292,187	$438,958,505	$45,772,419	$386,259,280

12. Operating Leases

The Company is party to various leases all of which are illustrated in the table below:

Leasing Entity	Property Address	Term End Date	Monthly Rate
Janus International Group, LLC	Surprise, AZ	4/30/2034	$36,134
Janus International Group, LLC	Temple, GA	4/30/2034	63,995
Janus International Group, LLC	Houston, TX	4/30/2034	25,598
Janus International Group, LLC	Anaheim, CA	6/30/2021	16,600
Janus International Group, LLC	Butler, IN	7/31/2021	12,001
Janus International Group, LLC	Orlando, FL	11/1/2023	15,369
Janus International Group, LLC	Temple, GA	9/30/2021	36,281
Janus International Group, LLC	Houston, TX	1/31/2023	10,000
Janus International Group, LLC	Sumner, WA	5/30/2023	5,169
Janus International Group, LLC	Portland, CT	9/30/2021	405
Janus International Group, LLC	Douglasville, GA	4/30/2024	12,211
Asta Industries, Inc.	Cartersville, GA	3/31/2028	41,752
Asta Industries, Inc.	Fayetteville, GA	7/31/2022	8,800
Asta Industries, Inc.	Houston, TX	1/31/2023	8,000
Janus International Europe Ltd. (UK)	Peterlee, UK	6/30/2021	21,450
Janus International Europe Ltd. (UK)	Twickenham, UK	4/29/2028	13,610
Noke, Inc.	Lehi, UT	9/30/2020	14,640
Betco, Inc.	Statesville, NC	3/31/2022	46,559
Betco, Inc.	Statesville, NC	10/31/2020	6,516
Betco, Inc.	Charlotte, NC	1/31/2023	3,000

Janus Midco, LLC

Notes to Consolidated Financial Statements

The Company also leases certain equipment under various noncancellable operating lease agreements expiring through 2024.

Total rent expense under operating leases was approximately $5,154,000; $3,603,000; $406.000; and $3,320,000 for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018 and December 29, 2018, respectively. Rent expense of approximately $347,000; $350,000; $22,000; and $218,000; was recognized for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017, respectively, in excess of cash paid for straight-line rent considerations. This amount is included in deferred rent as a part of other long-term liabilities at year-end.

Future minimum lease payments under these noncancellable operating leases are as follows:

2019
2020	$5,222,060
2021	4,508,939
2022	3,716,664
2023	3,299,995
2024	2,592,020
Thereafter	19,667,835

Total	$39,007,513

13. Profit Sharing Plan

The Company has two 401(k) plans covering substantially all U.S. employees for Janus International Group, LLC, BETCO, NOKE and ASTA. Eligible employees may contribute up to the limits established by applicable income tax regulations. The Company made employer matching contributions of approximately $867,000; $601,000; $72,000; and $475,000 for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017.

The Company may also make discretionary matching contributions to the plans. The Company did not make a discretionary contribution for the year ended December 28, 2019, and December 29, 2018.

14. Equity Incentive Plan and Unit Option Plan

2018 Equity Incentive Plan

Effective March 15, 2018, Midco implemented an equity incentive program (the “Janus 2018 Plan”) designed to enhance the profitability and value of its investment for the benefit of its members by enabling the Company to offer eligible individuals equity-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interest between such individuals and the Holdco’s members. Class B common units issued under the Janus 2018 Plan are structured to qualify as “profits interests” for tax purposes.

When Class B common units are granted, one-half of Class B common units is granted as Time Vesting Units and one-half is granted as Performance Vesting Units. Both provide the holders with the right to receive the Company’s future profits and distribution. Distributions made are first paid to Class A preferred unit Unpaid Preferred Yield then to Class A Preferred Unreturned Capital. Any remaining undistributed portion is distributed to Class A preferred unit holders and vested Class B common unit holders on a pro-rata basis subjected to the

Janus Midco, LLC

Notes to Consolidated Financial Statements

achievement of the respective Class B common unit Participation Threshold as defined in the Second Amended and Restated Limited Liability Company Agreement of Janus Midco LLC, dated February 12, 2018 (“Midco’s LLC Agreement”) and as specified in the respective Unit Grant Agreement. For some awards, the right to distributions is also subjected to a Target Value as defined in the respective Unit Grant Agreements, and the unit holders are not entitled to any distribution until the Target Value is met. Vested and unvested Class B Time Vesting Units are also entitled to tax distributions if net profits are allocated to them in a fiscal period. Class B Performance Vesting Units are not entitled to any tax distributions until vests.

As of December 28, 2019 and December 29, 2018, there were 17,932.88 and 14,913.43 outstanding Class B common units, respectively, granted to the Company’s executives and directors, all of which are subject to continuous employment with the Company through the vesting dates. Time Vesting Units vest 20% on the first anniversary of the grant date and an additional 5% at each calendar quarter end thereafter. Time Vesting Units become fully vested upon (a) a change of control of Intermediate with non-affiliates or (b) sale of all or substantially all of Intermediate’s assets determined on a consolidated basis subject to the holder’s continuous employment through such date. Performance Vesting Units vest upon the achievement of the Performance Threshold as defined in Midco’s LLC Agreement, which is a market condition with an implied performance condition (i.e. the occurrence of a liquidity event such as an IPO, change of control, or sale of the Company).

A summary of the status of the Class B common unit award activities for the year ended December 28, 2019, and period from February 12, 2018 through December 29, 2018 is presented in the table below. The number of Class B common units vested during the year ended December 28, 2019, and period from February 12, 2018 through December 29, 2018 was 2,599.35 and 0, respectively. There were 0 units and 1,260.29 units forfeited in the year ended December 28, 2019 and in the period from February 12, 2018 through December 29, 2018, respectively.

	Grant Units	Vested Units	Non-Vested Units
Balance as of February 12, 2018	—	—	—

Granted	16,173.74	—	16,173.74
Vested	—	—	—
Forfeiture	(1,260.29)	—	(1,260.29)

Balance as of December 29, 2018	14,913.45	—	14,913.45

Granted (Class B2 Units & Class B3 Units)	3,019.45	—	3,019.45
Vested	—	2,599.35	(2,599.35)
Forfeiture	—	—	—

Balance as of December 28, 2019	17,932.90	2,599.35	15,333.55

Valuation Assumptions

To determine the grant date fair value for Time Vesting Units, the Black-Scholes option pricing model (“BSOPM”) was used to allocate the equity value to different classes of equity, with inputs for unit value of the Company, term to exit (i.e. merger or IPO), risk-free rate, expected volatility, and exercise price. To determine the grant date fair value for Performance Vesting Units, the Company used a combination of probability analysis and Monte Carlo Simulation to estimate the fair value with inputs for the Company’s equity value, risk-free rate, expected volatility, expected tax and non-tax distributions, probability of merger and acquisition, expected term of the awards, and expected timing of achieving the vesting conditions. Discount for lack of marketability (“DLOM”) was applied in the valuation of all grants.

Janus Midco, LLC

Notes to Consolidated Financial Statements

For grants made in fiscal 2018, equity value of the company was determined using the market approach, specifically the subject company transaction method (the “Backsolve” method), weighted on the probability of the Company’s Performance Vesting Units achieving the vesting conditions to estimate the fair value of the Company’s equity. Monte Carlo simulations were used to determine the probability. The Backsolve method was used due to the fact that it is based on the terms of the then-recent acquisition of the Company by a certain private equity group in February 2018, representing the most reliable indication of value.

For grants made in fiscal 2019, the Company considered a combination of income and market approach to determine the equity value. The discounted cash flow method, guideline public company method and comparable transaction method were selected and weighted equally to estimate the fair value of the Company’s equity due to the fact that they all provide relevant indications of value that reasonably converge with each other. The key inputs and assumptions to the valuation include income tax rate estimate, revenue, capital expenditures, change in net working capital, operating expenses, and depreciation forecasts.

As the Company does not have publicly traded equity, the estimate of expected volatility over the expected term of the awards was derived from an analysis of the historical volatility of comparable public companies and factors specific to the Company. The comparable public companies selected in the market approach and in the volatility calculation include small, mid, and/or large capitalization companies in industries similar to the Company. The risk-free interest rate used in the analysis is based on the U.S. Treasury securities for a term consistent with the selected term. Analysis to determine the appropriate DLOM considers both the Chaffe European protective put and the Finnerty models. Qualitative factors such as the Company’s capital structure, stage of development, and other characteristics that may affect a shareholders’ ability to liquidate common shares were considered in the analysis to determine the appropriate DLOM.

Equity Allocation Key Assumptions	Class B1 Time Vesting Units	Class B1 Performance Vesting Units	Class B2 Time Vesting Units	Class B2 Performance Vesting Units	Class B3 Time Vesting Units	Class B3 Performance Vesting Units
Grant Date	3/15/2018 and 6/4/2018	3/15/2018 and 6/4/2018	4/15/2019	4/15/2019	9/2/2019	9/2/2019
Equity Valuation Date	March 31, 2018	March 31, 2018	September 2, 2019	September 2, 2019	September 2, 2019	September 2, 2019
Volatility	64%	55%	55%	51%	55%	51%
Risk Free Rate	2.39%	2.74%	1.50%	1.39%	1.50%	1.39%
Term to Exit	3	3	2	2	2	2
DLOM - Common	45%	45%	32%	32%	32%	32%
Grant Date Fair Value (Per Units for Time Vesting Units / Total for Performance Vesting Units)	$23.15	$444,000	$230.96	$50,000	$255.75	$394,000

Janus Midco, LLC

Notes to Consolidated Financial Statements

Tax distributions of $477,000 were made to Class B common units during the year ended December 28, 2019 and no distributions were made to Class B common units during the period from February 12, 2018 through December 29, 2018. Fair value of Class B common units that vested during the year ended December 28, 2019 and the period from February 12, 2018 through December 29, 2018 was approximately $60,000 and $0, respectively. The total unrecognized compensation expense related to non-vested Class B common units was approximately $1,039,000, which is expected to be recognized in 2020, 2021, and 2022. Unit-based compensation expense related to the Class B common unit grants was $65,629 and $25,650 during the year ended December 28, 2019 and in the period from February 12, 2018 through December 29, 2018, respectively. Unit-based compensation expense related to the Class B common unit grants is allocated to general and administrative based on the functional responsibilities of the award unit holders who were all executives and board members and recorded in the accompanying consolidated statements of operations and comprehensive (loss) income.

2013 Unit Option Plan

On December 11, 2013, the Former Parent company of the Company, implemented a unit option plan (the “Janus 2013 Plan”) designed to enhance the profitability and value of its investment for the benefit of its members by enabling the Company to offer eligible individuals equity-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interest between such individuals and the Former Parent’s members. The number of Former Parent common units, which may be issued under the plan, was limited to 12.5% of the total outstanding Former Parent common units, and the term of each unit option shall be fixed by the Former Parent’s board of directors but such term shall not exceed 10 years from the date the unit option is granted with further limitations of five years for a 10% equity holder. The exercise price is established by the board and may not be less than fair market value of a common unit of the Former Parent at the time of the grant or 110% of fair market value for a 10% equity holder.

The unit options issued under the Janus 2013 Plan are subjected to both market and performance-based vesting conditions. The unit options become vested and exercisable upon occurrence of a Qualified Transaction, such as a sale of the Company, change of control, or IPO. The number of unit options that become vested upon the occurrence of a Qualified Transaction is determined by the aggregated Internal Rate of Return (“IRR”) with respect to the Qualified Transaction as defined in the unit option award agreement. Options not vested upon the occurrence of a Qualified Transaction are automatically forfeited and cancelled with no value or consideration paid. No compensation costs were recorded prior to the occurrence of a Qualified Transaction as it is not deemed to be probable of being achieved until it occurs. All options, vested or not, expire by the term specified in the respective unit option award agreement from the grant date or earlier if the grantee was terminated.

As of February 11, 2018 and December 30, 2017, there were 6,476.68 outstanding units issued to 11 executives, two former employees, and one director of the company of which 1,611 expire in 2025, 336 expires in 2024 and 4,530 expires in 2023. None of the unit options were vested or exercisable as of these two dates. There were no unit options issued, vested, or forfeited during the period from December 31, 2017 through February 11, 2018 and the year ended December 30, 2017.

The initial exercise prices varied from $1,000 to $2,145 per unit. The Board approved the reduction of the exercise prices for all outstanding unit options on January 18, 2017 and again approved another reduction to the exercise price of all unit option awards on March 24, 2017 resulting from the impact of significant distributions on the per share value of the Company. The reduced exercise price for all previously mentioned unvested unit options was $0.01. There was no incremental compensation cost that resulted from the modification as the unit options were not probable of vesting before or after the modification.

Janus Midco, LLC

Notes to Consolidated Financial Statements

On February 12, 2018, the Company was acquired by a private equity group as fully described in Note 9 Business Combination. The acquisition was a Qualified Transaction and met the aggregate IRR threshold for 100% of the unit options to vest. As a result, all outstanding options became fully vested as of February 12, 2018. As part of the acquisition, employee option holders entered into subscription agreements to rollover a portion of their vested Unit Options for Class A preferred units of the new entity. The rollover Unit Options were net settled in Class A preferred units based on the acquisition date fair value of the common units as reflected in the deal. Non-rollover employee vested unit options and vested unit options held by former employees were net settled in cash based on the acquisition date fair value of the common units as reflected in the deal. No compensation costs for the vested unit options were recorded in either the predecessor or the successor period as they were reflected in equity of the successor financial statements as part of acquisition accounting adjustment. Total amount included in the acquisition accounting adjustment was $41,349,000, of which $5,812,000 was related to the rollover unit options and $35,537,000 related to cash settlement of vested non-rollover unit options.

15. Related Party Transactions

For the year ended December 30, 2017, and for the period ended February 11, 2018, the Former Parent company entered into a Management Services Agreement (MSA) with the previous private equity ownership. As part of the MSA, the previous private equity ownership provided the Company with general management services, support with financing and acquisitions, strategic planning and other agreed-upon services. In return for the support, the Company paid the previous private equity ownership a quarterly management fee equal to the greater of $125,000 or 3% of adjusted EBITDA for the trailing 12 months divided by four with a maximum fee of $250,000 per quarter. Additionally, the previous private equity ownership received additional fees in connection with the consummation of certain transactions, such as acquisitions or financing, plus the reimbursement of any out-of-pocket expenses. For the year ended December 30, 2017, the Company paid management fees of $1,070,000 and approximately $3,100,000 for transaction related fees. Approximately $25,000 of management fees were accrued and expensed as of December 30, 2017, including $3,100,000 of transaction-related fees as previously discussed. For the period from December 31, 2017 through February 11, 2018, the Company paid management fees of approximately $275,000. The agreement with the previous private equity ownership was terminated in February 2018.

For the period from February 12, 2018 through December 29, 2018, the Holdco, on behalf of the Company, has entered into a Management and Monitoring Services Agreement (MMSA) with the Class A preferred unit holders group. As part of the MMSA, the Class A preferred unit holders group will provide the Company with general management services, support with financing and acquisitions, strategic planning and other agreed-upon services. In return for the support, the Company will pay in advance to the Class A preferred unit holders group a quarterly management fee equal to the greater of $1,250,000 or 5% of the estimated adjusted consolidated EBITDA calculated according to the Company’s current credit agreements for the applicable quarter. The Company will also pay, or deduct from subsequent amounts due, any additional fees due or refundable to or by the Class A preferred unit holders group on a quarterly basis once the actual consolidated EBITDA is calculated under the existing credit agreements. Additionally, the Class A preferred unit holders group will receive additional fees in connection with the consummation of certain transactions, such as acquisitions or financing, plus the reimbursement of any out-of-pocket expenses. For the year ended December 28, 2019, and for the period from February 12, 2018 through December 29, 2018, the Company paid management fees to the Class A preferred unit holders group of approximately $6,947,000 and $5,228,000, respectively. Approximately $679,000 and $448,000 of the Class A preferred unit holders group management fees were accrued and unpaid as of December 28, 2019 and December 29, 2018, respectively.

The private equity group is one of the members of the syndicate that held the Company’s Second Lien. As of December 29, 2018, the Company owed the private equity group $25,000,000 of outstanding principal on this

Janus Midco, LLC

Notes to Consolidated Financial Statements

facility. Interest and principal payments will be made to the private equity group under the terms of the credit facility described in Note 7 Line of Credit. The Company made interest payments of $1,970,000 to the private equity group during the period February 12, 2018 to December 29, 2018 and $1,815,000 for the year ended December 28, 2019. As more fully described in Note 8 Long-Term Debt this debt was paid in full in August of 2019.

For the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017, there were related party sales of approximately $43,000; $144,000; $0 and $173,000 from the Company to its Mexican Joint Venture.

The Company leases a manufacturing facility in Butler, Indiana, from Janus Butler, LLC, an entity wholly owned by a board of director member of the Company. Rent payments paid to Janus Butler, LLC for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017, were approximately $132,000; $130,000; $12,000; and $150,000 respectively. The lease extends through July 31, 2021, with monthly payments of approximately $12,000 with an annual escalation of 1.5%.

The Company is party to a lease agreement with 134 Janus International, LLC, an entity majority owned by a board of director member of the Company. Rent payments paid to 134 Janus International, LLC for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017, were approximately $417,000; $188,000; $17,000; and $280,000, respectively. The lease extends through September 30, 2021, with monthly payments of approximately $37,000 per month with an annual escalation of 2.5%. The Company executed an amendment in December 2018 to assume the entire square footage of the building effective January 1, 2019.

The Company leases a distribution center in Fayetteville, Georgia with French Real Estate Investments, LLC, an entity partially owned by a unit holder of the Company. Rent payments paid to French Real Estate Investments, LLC for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017, were approximately $114,000; $88,000; $18,000; and $53,000, respectively. The lease extends through July 31, 2022, with monthly payments of approximately $9,000 per month. The Company additionally acquired a lease agreement with ASTA Investment, LLC, for a manufacturing facility in Cartersville, Georgia an entity partially owned by a unit holder of the Company. The lease term began April 1, 2018, and extends through March 31, 2028, with monthly lease payments of $42,000 per month with an annual escalation of 2.0%. Rent payments to ASTA Investment, LLC for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017, were approximately $541,000; $410,000; $0; and $92,000, respectively.

16. Income Taxes

In December 2017, the U.S. government enacted comprehensive tax legislation, the Tax Cuts and Jobs Act (the Act), which significantly revised the ongoing U.S. corporate income tax law by lowering the U.S. federal corporate income tax rate from 34% to 21%, implementing a territorial tax system, imposing a one-time tax on foreign unremitted earnings, and setting limitations on deductibility of certain costs (e.g. interest expense and executive compensation), among other things.

Janus Midco, LLC

Notes to Consolidated Financial Statements

The Company accounted for the effects of the Act in its reporting period that included the December 22, 2017 enactment date. As a result of enactment of the legislation, the Company incurred an additional one-time net income tax benefit of approximately $1,833,000 during 2017, primarily related to the remeasurement of certain deferred tax assets and liabilities.

The Company is a limited liability company taxed as a partnership for U.S. federal income tax purposes. The Company is generally not directly subject to income taxes under the provisions of the Internal Revenue Code and most applicable state laws. Therefore, taxable income or loss is reported to the member for inclusion on its respective tax returns.

The provisions for income taxes for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017 include amounts related to entities within the group taxed as corporations in the United States, the United Kingdom, and France. Additionally, amounts relating to state taxes on margins and other income tax equivalents accounted for under FASB ASC 740, Income Taxes, are included in the Company’s income tax provisions for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017.

For the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017, income from continuing operations before taxes consist of the following:

	Year Ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Year Ended December 30, 2017
	Successor		Predecessor
U.S. operations	$35,179,312	$4,861,173	$6,105,758	$58,689,227
Foreign operations	4,855,369	2,338,414	830,541	3,156,767

	$40,034,681	$7,199,587	$6,936,299	$61,845,994

Income tax expense (benefit) attributable to income from continuing operations consists of:

	Current	Deferred	Total
Year ended December 28, 2019:
U.S. federal	$(222,593)	$(568,720)	$(791,313)
State and local	313,407	(193,760)	119,647
Foreign jurisdiction	1,234,084	73,122	1,307,206

	$1,324,898	$(689,358)	$635,540

	Current	Deferred	Total
Period from February 12, 2018, through December 29, 2018:
U.S. federal	$233,663	$55,309	$288,972
State and local	427,461	(26,806)	400,655
Foreign jurisdiction	1,006,066	7,329	1,013,395

	$1,667,190	$35,832	$1,703,022

Janus Midco, LLC

Notes to Consolidated Financial Statements

	Current	Deferred	Total
Period from December 31, 2017, through February 11, 2018:
U.S. federal	$(11,870)	$12,628	$758
State and local	17,277	1,435	18,712
Foreign jurisdiction	207,816	(6,993)	200,823

	$213,223	$7,070	$220,293

	Current	Deferred	Total
Year ended December 30, 2017:
U.S. federal	$308,294	$(1,948,331)	$(1,640,037)
State and local	357,554	(66,906)	290,648
Foreign jurisdiction	790,324	21,499	811,823

	$1,456,172	$(1,993,738)	$(537,566)

Income tax expense attributable to income from continuing operations was approximately $636,000; $1,703,000; $220,000; and $(538,000) for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017, respectively, and differed from the amounts computed by applying the partnership’s U.S. federal income tax rate of zero for all years presented to pretax income from continuing operations as a result of the following:

	Year Ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11, 2018	Year Ended December 30, 2017

	Successor		Predecessor
Income before taxes	$40,034,681	$7,199,586	$6,936,299	$61,845,994
Increase (reduction) in income taxes resulting from:
Statutory rate differential	12,914	935,932	140,424	656,112
Permanent difference	363,695	205,694	31,696	48,110
State income taxes, net of federal benefit	154,332	381,673	19,568	278,164
Change in tax rates	172,178	89,105	1,964	125,819
Change in estimate	(151,605)	26,438	5,830	10,640
Remeasurement of deferred tax for changes in tax law	—	—	—	(1,833,227)
Other, net	84,026	64,180	20,811	176,816

	$635,540	$1,703,022	$220,293	$(537,566)

Janus Midco, LLC

Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 28, 2019 and December 29, 2018 are presented below.

	December 28,	December 29,
	2019	2018
Deferred tax assets
Allowance for doubtful accounts	$13,825	$17,760
Other accrued expenses	61,353	32,339
Inventories	5,835	9,240
Interest expense	629,284	45,360
Leases	18,175	25,791
Net operating loss carryforward	2,148,348	747,698
Other	18,576	1,938

Total gross deferred tax assets	2,895,396	880,126
Less: valuation allowance	—	—

Net deferred tax assets	2,895,396	880,126

Deferred tax liabilities
Intangibles	(10,777,140)	(4,600,492)
Property and equipment	(1,911,123)	(545,948)

Total gross deferred liabilities	(12,688,263)	(5,146,440)

Net deferred tax liability	$(9,792,867)	$(4,266,314)

The difference between income tax expense recorded in our consolidated statements of operations and comprehensive (loss) income and income taxes computed by applying the statutory federal income tax rate (21% for 2019 and 2018 and 35% for 2017) to income before income tax expense is due to the fact that the majority of our income is not subject to federal income tax due to our status as a limited liability company. We record a tax provision related to the amount of undistributed earnings of our foreign subsidiaries expected to be repatriated.

The Company has not recognized a deferred tax liability related to its investments in foreign subsidiaries that are considered indefinitely reinvested. If the undistributed earnings were remitted, certain jurisdictions may impose withholding taxes. As the Company would only be subject to withholding tax upon a distribution to the parent company, the amount of the unrecognized deferred tax liability is not deemed as material.

At December 28, 2019 and December 29, 2018, Cobb has net operating loss carryforwards for Federal income tax purposes of $9,260,000 and $3,270,000, respectively, which are available to offset future Federal taxable income, if any, and are not subject to expiration. At December 28, 2019 and December 29, 2018, the Company has net operating loss carryforwards for state income tax purposes of $6,767,000 and $1,992,000 which are available to offset future state taxable income, of which $2,812,000 and $520,000 are subject to expiration beginning in 2024 and 2036, respectively.

The Company recognizes accrued interest associated with unrecognized tax benefits as part of interest expense and penalties associated with unrecognized tax benefits as part of other expenses. As of December 28, 2019 and December 29, 2018, there were no accrued interest and penalties associated with unrecognized tax benefits. Management believes there are no material amounts of tax positions for which there is uncertainty as of December 28, 2019 and December 29, 2018 no reasonably possible changes are expected in the next 12 months. For the years before 2015, the Company is no longer subject to U.S. federal or state income tax examinations. For the years before 2016, the Company is no longer subject to examination by the United Kingdom and French taxing authorities in those jurisdictions.

Janus Midco, LLC

Notes to Consolidated Financial Statements

17. Preferred and Common Units

Class A Preferred Units

On February 12, 2018, the Company was acquired by a private equity group. In connection with the transaction, 154,154 units of Class A preferred units were acquired by the private equity group, 29,079 units of Class A preferred units were issued to former owners of the Company for the rollover portion of their shares in the Company, and 5,811 units were issued to vested unit option holders for the rollover portion of their vested unit options. The total of 189,044 units of Class A preferred units was priced at $1,000 per unit. The Company was authorized to issue 189,044 Class A preferred units. As of December 28, 2019 and December 29, 2018, 189,044 Class A preferred units are issued and outstanding.

Preferred Yield:

The Class A preferred unit holders are entitled to receive a preferred yield equal to 10% per annum, accruing daily, compounded each calendar quarter on the Class A preferred unit Unreturned Capital and Unpaid Preferred Yield. Preferred Yield amounts accrued in a period that have not been paid through distributions are accumulated as Unpaid Preferred Yield.

Voting Rights

The holders of the Class A preferred units are entitled to notice of all unit holder meetings and are entitled to vote on all matters submitted to the unit holders. Each Class A preferred unit is entitled to one vote.

Non-liquidation Distribution and Tax Distribution

The Class A preferred units are entitled to receive distributions prior and in preference on Class A preferred unit unpaid cumulative dividends (“Unpaid Preferred Yield”) followed by Class A preferred unit capital contributions that have not been paid back to the holders (the “Unreturned Capital”). Thereafter, any distribution declared in excess is distributed to Class A preferred unit holders then to participating Class B common unit holders on a pro-rata basis. Class B common units will only participate in distributions if they have vested and the respective Participation Threshold as defined in Midco’s LLC Agreement and the respective Unit Grant Agreement has been met. Some Class B common units awarded are not entitled to participate in any distributions until the aggregate amounts distributed to all outstanding equity interests of Intermediate is also at least equal to the Target Value specified and defined within the respective Unit Grant Agreements.

In accordance with the provisions of Midco’s LLC Agreement, the Company pays quarterly tax distributions to unit holders of Class A preferred units and both vested and unvested Class B Time Vesting Units if net profits are allocated to them in the fiscal quarter. Net profit or net loss allocation to each unit holder in each period is determined by the change in each unit holder’s capital account determined as if the Company were to hypothetically liquidate as of the reporting date. Tax distributions are not subjected to the same rights and preferences described above for non-liquidation distributions.

The distributions declared by the Board of Directors and made to Class A preferred units and Class B common units in the year ended December 28, 2019 and the period from February 12, 2018 through December 29, 2018 are provided in the below table.

Distributions	Class A Preferred Units	Class B Common Units
Period from February 12, 2018 through December 29, 2018	(29,562,175)	—
Year ended December 28, 2019	(70,944,612)	(477,000)

Janus Midco, LLC

Notes to Consolidated Financial Statements

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, the assets of the Company will be paid and distributed first to creditors then distributed to the Class A preferred and Class B common unit holders in accordance with the non-liquidation distribution priority and preference noted above.

Common Units

In Midco’s LLC Agreement, Midco was authorized to issue Class B common units, which are profits interests, to existing or new employees, officers, directors, managers, other service providers or consultants of the LLC or its Subsidiaries pursuant to written agreements (“Unit Grant Agreement”) approved by the Board. Class B common units do not require any capital contribution. For each grant of Class B common units, one-half are granted as Time Vesting Units and one-half are granted as Performance Vesting Units. The 2018 equity incentive plan is fully described in Note 14 Equity Incentive Plan and Unit Option Plan.

Voting Rights

The holders of Class B common units are not entitled to a vote in respect of any such units or any matters submitted to the unit holders for a vote.

Time Vesting Units

20% of the Time Vesting Units vest on the first anniversary from the grant date (First vesting date) and 5% of Time Vesting Units shall vest on each calendar quarter-end thereafter (i.e. March 31, June 30, September 30 and December 31). Continuous employment from the issuance date through each of the vesting dates is required. Only vested Time Vesting Units are entitled to participate in distributions declared in accordance with the non-liquidation distribution priority and preference noted above.

Performance Vesting units

Performance Vesting Units are deemed fully vested as and when the Performance Threshold, as defined in Midco’s LLC Agreement, has been achieved. Continuous employment from the issuance date through the vesting dates is required. Performance Vesting Units are not entitled to any distribution until it vests.

As of December 28, 2019, and December 29, 2018, the Company had 2,599.35 and 0 Class B common units vested, respectively. There was a tax distribution of $477,000 made to the Class B common unit holders for the year ended December 28, 2019 and no distribution made for the period from February 12, 2018 through December 29, 2018.

18. Net Income (Loss) Per Unit

Successor Periods

During the year ended December 28, 2019 and the period from February 12, 2018 through December 29, 2018, the Company computed net income (loss) per unit (“EPU”) using the two-class method required for participating securities. The two-class method requires net income to be allocated between common units and participating securities based upon their respective rights to receive distributions as if all income for the period had been distributed.

Janus Midco, LLC

Notes to Consolidated Financial Statements

The Company’s Class A preferred units and certain Class B common units are participating securities. Vested Class B common units that met the Participation Threshold and, if applicable, Target Value associated with those units are participating securities because holders of such units have non-forfeitable distribution rights in the event a cash distribution is declared and participate in liquidation distributions. Tax distributions may be declared and paid to unvested Class B Time Vesting Units in periods where net profit was allocated to the respective capital accounts. Unvested Class B Time Vesting Units are participating securities in such periods as the holders have non-forfeitable rights to the tax distribution declared or paid. Holders of unvested Class B Time Vesting Units do not have non-forfeitable rights to undistributed earnings as they do not have the rights to participate in either non-liquidation or liquidation distributions until the Time Vesting Units vest. Unvested Performance Vesting Units are not entitled to receive any form of distribution.

As discussed in Note 17 Preferred and Common Units, the holders of the Class A preferred units are entitled to certain distributions declared prior and in preference to common unit holders. Vested Class B common units participate in the remaining distribution on a pro-rata basis with Class A preferred units if they have met the Participation Threshold and, if applicable, the Target Value associated with them. The holders of Class A preferred units and unvested Class B common units are not contractually obligated to fund the Company’s losses regardless of whether the Company is liquidating. As such, in periods of net loss or periods where total distribution exceeds the net income, all such losses will be allocated to Class B common units.

The Company’s basic EPU is calculated by dividing net income (loss) attributable to common unit holders by the weighted-average number of units of Class B common units outstanding for the period, without consideration of potentially dilutive securities. The diluted EPU is calculated by giving effect to all potentially dilutive securities (representing the unvested Class B Time Vesting Units) outstanding for the period using the more dilutive of the treasury stock method and the two-class method. Unvested Class B Performance Vesting Units are not included in the diluted EPU calculation as none met the contingency to be considered contingently issuable potential common units as of any of the reporting dates. Diluted EPU is the same as basic EPU in periods when the effects of potentially dilutive units of common unit are anti-dilutive.

During the year ended December 28, 2019, unvested Class B Time Vesting Units received tax distribution proportionately with the vested Class B common units and were participating securities for the basic EPU calculation. Class A preferred units were allocated the preferred distribution. The total distribution in the year exceeded the net income and resulted in an undistributed net loss, which was allocated entirely to the outstanding Class B common units as the Class A preferred units and the unvested Class B common units were not contractually obligated to fund losses in the Company.

During the period from February 12, 2018 through December 29, 2018, unvested Class B common units did not receive any tax distributions and were not participating securities for the basic EPU calculation. Class A preferred units were allocated the preferred distribution. The total distribution in the year exceeded the net income and resulted in an undistributed net loss, which was allocated entirely to the outstanding Class B common units as the Class A preferred units and unvested Class B common units were not contractually obligated to fund losses in the Company. During this period, no Class B common units were vested and outstanding, as such, the calculation of the basic EPU is not applicable.

Predecessor Periods

For the period from December 31, 2017 through February 11, 2018 and the year ended December 30, 2017, the Company had Class A common units being the only common units outstanding. Unit options were also issued under the 2013 Unit Option Plan. As discussed in Note 14 Equity Incentive Plan and Unit Option Plan, no unit options vested during the predecessor periods. Basic EPU is determined using the weighted average number of Class A common units outstanding during the period. Diluted EPU is the same as basic EPU during the

Janus Midco, LLC

Notes to Consolidated Financial Statements

predecessor periods as none of the unvested unit options met the contingency to be considered contingently issuable potential common units as of any of the reporting dates. The Company’s net income has not been adjusted for any period presented for the predecessor periods for purposes of computing basic or diluted EPU due to the Company’s simple capital structure.

The following table sets forth the computation of basic and diluted EPU attributable to common and participating unit holders for the year ended December 28, 2019, the period from February 12, 2018 through December 29, 2018, the period from December 31, 2017 through February 11, 2018, and the year ended December 30, 2017:

	Year Ended December 28, 2019			Period from February 12, 2018 through December 29, 2018			Period from December 31, 2017 through February 11 2018	Year Ended December 30, 2017
	Successor			Successor			Predecessor	Predecessor
Numerator:	Class A Preferred Units	Unvested Class B Units	Class B Common Units	Class A Preferred Units	Unvested Class B Units	Class B Common Units	Class A Common Units	Class A Common Units
Net income (loss) attributable to unit holders:
Distributions	$70,944,612	$374,423	$102,577	$29,562,175	$—	$—	$—	$192,414,208
Allocation of undistributed income (loss) attributable to unit holders	—	—	(32,022,471)	—	—	(24,065,611)	6,716,006	(130,030,648)

Basic	$70,944,612	$374,423	$(31,919,894)	$29,562,175	$—	$(24,065,611)	$6,716,006	$62,383,560
Diluted	$70,944,612	$374,423	$(31,919,894)	$29,562,175	$—	$(24,065,611)	$6,716,006	$62,383,560
Denominator:
Weighted average number of units:
Basic	189,044	6,297	1,725	189,044	—	—	60,400	60,400
Diluted	189,044	6,297	1,725	189,044	—	—	60,400	60,400
Basic net income (loss) per unit attributable to unit holders	$375.28	$59.46	$(18,504.29)	$156.38	N/A	N/A	$111.19	$1,032.84
Diluted net income (loss) per unit attributable to unit holders	$375.28	$59.46	$(18,504.29)	$156.38	N/A	N/A	$111.19	$1,032.84

For the year ended December 28, 2019 and the period from February 12, 2018 through December 29, 2018, since the Company was in a loss position attributable to vested Class B common unit holders, the effect of earnings per incremental unit of the unvested Class B common units would have been anti-dilutive. As such, 6,027 and 6,289 incremental units of unvested Class B common units for the year ended December 28, 2019 and December 29, 2018 were excluded from the computation of diluted EPU, respectively, and basic EPU was the same as diluted EPU.

Janus Midco, LLC

Notes to Consolidated Financial Statements

19. Segment Information

The Company operates its business and reports its results through two operating and reportable segments: Janus North America and Janus International, in accordance with ASC Topic 280, Segment Reporting. The Janus International segment is comprised of JIE which its production and sales are largely in Europe. The Janus North America segment is comprised of all the other entities including Janus Core, BETCO, NOKE, ASTA, Janus Door and Steel Door Depot. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has determined that its Chief Executive Officer and Chief Financial Officer are the CODM. To date, the Company’s CODM has made such decisions and assessed performance across the operating units. The reportable segments are determined based on several factors including, but not limited to, customer base, homogeneity of products, distribution channels and similar economic characteristics. The basis of accounting used for the transactions between reportable segments is following the principles of consolidations noted in Note 2 Summary of Significant Accounting Policies.

Janus North America

The Company manufactures and installs steel roll-up doors and steel structures for commercial and self-storage customers throughout the United States and the world. In addition, the Company rolled out a new product offering in 2018 pertaining to access control for self-storage facilities which is marketed as the Nokē Smart Entry Solution. Manufacturing operations are conducted in Georgia, Texas, Arizona, Indiana and North Carolina.

Janus International

The Company produces and provides similar products and services with the exception of building components as Janus North America but focused on the self-storage industry in Europe.

Janus Midco, LLC

Notes to Consolidated Financial Statements

Summarized financial information for the Company’s segments is shown in the following tables:

	Year Ended December 28, 2019	Period from February 12, 2018 through December 29, 2018	Period from December 31, 2017 through February 11 2018	Year Ended December 30, 2017

	Successor		Predecessor
Revenue
Janus North America	$532,768,896	$416,794,063	$41,582,432	$357,846,878
Janus International	43,543,221	27,493,225	4,440,589	30,201,509
Intersegment	(11,019,930)	(5,328,783)	(250,602)	(1,789,107)

Consolidated Revenue	$565,292,187	$438,958,505	$45,772,419	$386,259,280

Operating Income
Janus North America	$81,823,846	$37,023,397	$8,377,404	$75,028,663
Janus International	5,013,131	2,256,623	856,832	3,299,447
Eliminations	(176,809)	—	—	—

Total Segment Operating income	$86,660,168	$39,280,020	$9,234,236	$78,328,110

Depreciation Expense
Janus North America	$4,532,989	$2,287,015	$352,845	$2,547,707
Janus International	279,431	200,453	24,600	220,483

Consolidated Depreciation Expense	$4,812,420	$2,487,468	$377,445	$2,768,190

Amortization of intangible Assets
Janus North America	$29,414,574	$53,458,238	$528,667	$4,525,336
Janus International	1,096,527	2,017,392	38,100	317,330

Consolidated Amortization	$30,511,101	$55,475,630	$566,767	$4,842,666

	December 28,	December 29,
	2019	2018
Capital Expenditures
Janus North America	8,568,247	9,758,637
Janus International	274,262	321,760

Consolidated Capital Expenditures	8,842,509	10,080,397

Identifiable Assets
Janus North America	$818,405,230	$779,771,694
Janus International	38,468,762	38,337,371

Consolidated Assets	$856,873,992	$818,109,065

Equity Method Investments
Janus North America	$940,823	$851,805
Janus International	$—	$—

Janus Midco, LLC

Notes to Consolidated Financial Statements

20. Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial statements.

Self-Insurance

Under the Company’s workers’ compensation insurance program, coverage is obtained for catastrophic exposures under which the Company retains a portion of certain expected losses. Provision for losses expected under this program is recorded based upon the Company’s estimates of the aggregate liability for claims incurred and totaled approximately $500,000 and $372,000 as of December 28, 2019, and December 29, 2018, respectively. The amount of actual losses incurred could differ materially from the estimates reflected in these consolidated financial statements.

Under the Company’s health insurance program, coverage is obtained for catastrophic exposures under which the Company retains a portion of certain expected losses. The Company has stop loss insurance for claims in excess of $225,000 and $200,000 as of December 28, 2019, and December 29, 2018, respectively. Provision for losses expected under this program is recorded based upon the Company’s estimates of the aggregate liability for claims incurred and totaled approximately $561,000 and $478,000 at December 28, 2019, and December 29, 2018, respectively. The amount of actual losses incurred could differ materially from the estimates reflected in these consolidated financial statements.

Significant Estimates

The Company employs estimates in a number of areas in financial reporting. It is reasonably possible that events could occur that would change the estimated amounts of these items materially in the near term. In addition to the estimates discussed above, the more significant estimates include:

Accounts receivable allowance – based on an analysis of customers’ return histories, current status, aging of the receivable’s balances and management’s expectations of collections.

Inventory costing – based on management estimates associated with material costs and allocations of certain labor and overhead cost pools for which a portion is ultimately captured within inventory costs.

Goodwill and other intangibles – evaluated for impairment by management whenever events or circumstances indicate the carrying amount may not be recoverable.

Revenue recognized over time

In addition to the wide array of product offerings, the Company also offers installation services to customers. Installation revenue is recognized over time based on appropriate input measures.

Janus Midco, LLC

Notes to Consolidated Financial Statements

21. Subsequent Events

The Company has evaluated events subsequent to December 28, 2019, and through the financial statements issuance date of February 8, 2021. The following events occurring subsequent to the balance sheet date merited recognition or disclosure in these statements.

On January 2, 2020, 100% of the outstanding stock of Steel Storage Asia Pte Ltd and Steel Storage Australia Pty Ltd (”Steel Storage”), was acquired by JIE. As a result of the acquisition, the Company has expanded its geographic presence and will have an opportunity to expand its product offering to the respective marketplace.

The purchase price for Steel Storage was approximately $6,500,000 subject to various adjustments for net working capital, closing date cash and cash equivalents, closing date indebtedness and unpaid seller expenses. Steel Storage was purchased with the Company’s existing cash balances.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

As of the date of this report, the COVID-19 pandemic may continue to have negative impacts on our operations, supply chain, transportation networks and customers. Any resulting economic downturn could adversely affect demand for our products and contribute to volatile supply and demand conditions affecting prices and volumes in the markets for our products, services and raw materials. The progression of this matter could also negatively impact our business or results of operations through the temporary closure of our operating locations or those of our customers or suppliers, among others. The extent to which COVID-19 pandemic may adversely impact our business depends on future developments, which are highly uncertain and unpredictable, including new information concerning the severity of the pandemic and the effectiveness of actions globally to contain or mitigate its effects. COVID-19 has not had a material direct effect on the Company’s financial condition, liquidity or operations. The Company and the majority of its customers and vendors continue to operate in a normal capacity. The Company continues to monitor the impact of the global situation on financial condition, liquidity, operations, supplier, industry and workforce.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. Under the CARES Act, Cobb elected to use the 50%-of-ATI rule to increase its Federal interest expense deduction under I.R.C. § 163(j) for the 2019 tax year.

On December 21, 2020, the Company entered into a Business Combination Agreement with Juniper Industrial Holding Inc. Immediately following the closing of the proposed transaction, the post-combination company intends to change its name to Janus International Group, Inc. and expects to trade on the NYSE under the ticker symbol “JBI”, pending NYSE approval. The Company and any of its subsidiaries will be the surviving company listed on the NYSE.

Janus Midco, LLC

Notes to Consolidated Financial Statements

On January 18, 2021, the Company, through its wholly owned subsidiary Steel Storage Australia Pty Ltd. acquired 100% of the net assets of G & M Stor-More. G & M Stor-More has over 23 years’ experience in self-storage building, design, construction and consultation. As a result of the acquisition, the Company will have an opportunity to increase its customer base of the self-storage industry and expand its product offerings in the Australia market.

On February 5, 2021, the Company completed a repricing of its First Lien and First Lien B2 Term Loans in order to take advantage of currently available lower interest rates. The repricing allowed the Company to combine the two First Lien Term Loans into one Term Loan. This repricing decreases the interest rate by 50 basis points on the original First Lien Term Loan and by 125 basis points on the First Lien B2 Term Loan. The transaction did not include additional borrowings, and the maturity date of the financing arrangement remains unchanged.

Janus Midco, LLC

Consolidated Balance Sheets

	September 26, 2020	December 28, 2019
	(Unaudited)
ASSETS
Current Assets
Cash	$39,728,599	$19,905,598
Accounts receivable, less allowance for doubtful accounts, $2,249,000 and $2,321,000, at September 26, 2020 and December 28, 2019, respectively	72,046,668	72,618,541
Costs and estimated earning in excess of billing on uncompleted contracts	12,782,261	11,323,675
Inventory	27,086,269	28,167,068
Prepaid expenses	5,053,070	3,754,283
Other current asset	2,769,905	1,691,359

Total current assets	159,466,772	137,460,524

Property and equipment, net	31,233,938	30,172,182
Customer relationships	315,150,114	331,981,272
Tradename and trademarks	85,272,599	85,359,216
Other intangibles, net	17,660,699	18,784,881
Goodwill	254,226,225	251,168,300
Other assets	1,919,435	1,947,617
Total assets	$864,929,782	$856,873,992

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable	$31,315,288	$29,514,697
Billing in excess of costs and estimated earning on uncompleted contracts	25,469,134	22,443,914
Current maturities of long-term debt	6,523,417	7,431,334
Other accrued expenses	30,385,488	29,935,782

Total current liabilities	93,693,327	89,325,727

Long-term debt, net	618,479,982	622,192,781
Deferred tax liability	9,773,952	9,792,867
Other long-term liabilities	6,782,784	4,668,372

Total liabilities	728,730,045	725,979,747

MEMBERS’ EQUITY
Common units, 21,005 units authorized, 19,745 and 17,933 issued, 3,767 and 2,599 outstanding at September 26, 2020 and December 28, 2019 respectively	209,548	91,278
Preferred units, 189,044 issued and outstanding at September 26, 2020 and December 28, 2019, respectively	189,043,734	189,043,734
Accumulated other comprehensive loss	(2,570,968)	(2,152,685)
Accumulated deficit	(50,482,577)	(56,088,082)

Total members’ equity	136,199,737	130,894,245

Total liabilities and members’ equity	$864,929,782	$856,873,992

See accompanying Notes to the Consolidated Financial Statements

Janus Midco, LLC

Consolidated Statements of Operations and Comprehensive (Loss) Income

	Nine Months Ended
	September 26, 2020	September 28, 2019
REVENUE
Sales of product	$317,048,413	$353,042,145
Sales of services	83,334,062	79,459,255

Total revenue	400,382,475	432,501,400

Cost of Sales	254,755,038	281,223,489

GROSS PROFIT	145,627,437	151,277,911
OPERATING EXPENSE
Selling and marketing	25,800,711	26,073,958
General and administrative	52,875,943	57,097,022
Contingent consideration fair value adjustments	(2,875,248)	—

Operating Expenses	75,801,406	83,170,980

INCOME FROM OPERATIONS	$69,826,031	$68,106,931

Interest expense	(27,447,267)	(32,547,896)
Other income (expense)	418,302	(3,909,609)

Other Expense, Net	(27,028,965)	(36,457,505)

INCOME BEFORE TAXES	42,797,066	31,649,426

Provision for Income Taxes	1,054,574	479,799

NET INCOME	$41,742,492	$31,169,627
Other Comprehensive Income (Loss)	(418,283)	(1,421,544)

COMPREHENSIVE INCOME	$41,324,209	$29,748,083

Net income attributable to preferred unit holders	41,560,932	50,073,100
Net income attributable to unvested common unit holders	114,599	378,027

Net income (loss) attributable to common unit holders	66,961	$(19,281,500)

Weighted-average Class B common units outstanding, basic and diluted (Note 12)	3,388	1,435
Net income (loss) per Class B common unit, basic and diluted (Note 12)	19.77	$(13,436.59)

See accompanying Notes to the Consolidated Financial Statements.

Janus Midco, LLC

Consolidated Statements of Changes in Members’ Equity

	Class B Common Units		Class A Preferred Units		Accumulated Other Comprehensive Loss	Accumulated Equity (deficit)	Total
	Unit	Amount	Unit	Amount
Balance as of December 29, 2018	—	$25,650	189,044	$189,043,734	$(2,634,169)	$(24,065,611)	$162,369,604

Number of Class B units vested	2,227	—	—	—	—	—	—
Distributions to Class A preferred units	—	—	—	—	—	(50,073,100)	(50,073,100)
Distributions to Class B common units	—	—	—	—	—	(464,517)	(464,517)
Share-based compensation	—	37,936	—	—	—	—	37,936
Cumulative translation adjustment	—	—	—	—	(1,421,544)	—	(1,421,544)
Net income	—	—	—	—	—	31,169,627	31,169,627

Balance as of September 28, 2019	2,227	$63,586	189,044	$189,043,734	$(4,055,713)	$(43,433,601)	$141,618,006

	Class B Common Units		Class A Preferred Units		Accumulated Other Comprehensive Loss	Accumulated Equity (deficit)	Total
	Unit	Amount	Unit	Amount
Balance as of December 28, 2019	2,599	$91,278	189,044	$189,043,734	$(2,152,685)	$(56,088,082)	$130,894,245
Number of Class B units vested	1,168	—	—	—	—	—	—
Distributions to Class A preferred units	—	—	—	—	—	(35,955,426)	(35,955,426)
Distributions to Class B common units	—	—	—	—	—	(181,561)	(181,561)
Share-based compensation	—	118,270	—	—	—	—	118,270
Cumulative translation adjustment	—	—	—	—	(418,283)	—	(418,283)
Net income	—	—	—	—	—	41,742,492	41,742,492

Balance as of September 26, 2020	3,767	$209,548	189,044	$189,043,734	$(2,570,968)	$(50,482,577)	$136,199,737

See accompanying Notes to the Consolidated Financial Statements

Janus Midco, LLC

Consolidated Statements of Cash Flows

	Nine Months Ended
	September 26, 2020	September 28, 2019
Cash Flows Provided By (Used In) Operating Activities

Net income	$41,742,492	$31,169,627
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	4,270,649	3,220,662
Intangible amortization	20,287,353	23,806,021
Deferred finance fee amortization	2,419,061	2,227,389
Share based compensation	118,270	37,936
(Gain) loss on sale of assets	22,595	31,907
Undistributed earnings of affiliate	(12,685)	(96,906)
Deferred income taxes (benefit) expense	237,359	266,297
Change in fair value of contingent consideration	(2,875,248)	—
(Gain) loss on extinguishment of debt	(257,545)	3,978,795
Changes in operating assets and liabilities
Accounts receivable	571,872	(6,443,369)
Costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on uncompleted contracts	1,392,227	5,356,994
Prepaid expenses	(2,846,461)	288,580
Inventories	1,033,221	(3,981,393)
Accounts payable and accrued expenses	1,011,609	(2,521,795)
Other assets and liabilities	7,728,116	323,528
Other long-term liabilities	2,068,168	393,178

Cash provided by (used in) operating activities	76,911,053	58,057,451

Cash Flow Provided By (Used In) Investing Activities
Proceeds from sale of equipment	7,348	111,574
Purchases of property and equipment	(4,936,347)	(5,769,869)
Cash paid for acquisition, net of cash acquired	(4,472,105)	(39,383,858)

Cash provided by (used in) investing activities	(9,401,104)	(45,042,153)

Cash Flow Provided By (Used In) Financing Activities
Net (paydown) borrowings on line of credit	—	(29,346,188)
Distributions to members	(36,136,986)	(50,537,617)
Principal payments on long-term debt	(6,623,601)	(78,534,375)
Principal payments on long-term debt- related party	—	(26,178,125)
Proceeds from issuance of long-term debt	—	181,000,000
Payment of contingent consideration	$(3,923,271)	—
Deferred financing fees	—	(5,903,817)

Cash provided by (used in) financing activities	$(46,683,858)	$(9,500,122)

Effect of exchange rate changes on cash and cash equivalents	(1,003,090)	$(547,882)
Net Increase in Cash and Cash Equivalents	19,823,001	2,967,294

Cash and Cash Equivalents, Beginning of Fiscal Year	$19,905,598	$8,290,485

Cash and Cash Equivalents as of September 26, 2020 and September 28, 2019	$39,728,599	$11,257,779

See accompanying Notes to the Consolidated Financial Statements

Janus Midco, LLC

Notes to Consolidated Financial Statements

1. Nature of Operations

Janus Midco LLC (“Midco”, “Janus”, or the “Company”) is a holding company. Janus International Group, LLC (the “Company”) is a wholly-owned subsidiary Janus Intermediate, LLC (“Intermediate”). Intermediate is a wholly-owned subsidiary of Midco. These entities are all incorporated in the state of Delaware. The Company manufactures and installs steel roll-up doors and steel structures for commercial and self-storage customers throughout the United States and the world. Manufacturing operations are conducted in Georgia, Texas, Arizona, Indiana, North Carolina, the United Kingdom, Australia and Singapore.

In 2018, the Company was a wholly-owned subsidiary of Midco, which was a wholly-owned subsidiary of Janus Group Holdings, LLC (“Former Parent”). On February 12, 2018, Midco was acquired by a private equity group, and Midco became the subsidiary of Jupiter Intermediate Holdco, LLC (the “Holdco”) which holds majority equity interest in Midco. As part of the acquisition, Janus Intermediate, LLC, a new entity, became the 100% equity owner of the Company and a wholly-owned subsidiary of Midco. Holdco is a wholly owned subsidiary of Jupiter Topco, L.P. which is wholly-owned by the private equity group. The Company also holds 100% equity in various subsidiaries. As a result of the change of control of the Company, the Midco has applied the acquisition method of accounting with respect to the assets and liabilities of the Company, which have been remeasured at their estimated fair value as of the date of the transaction.

The Company’s wholly owned subsidiary, Janus International Europe Holdings Ltd. (UK) (“JIE”), owns 100% of the equity of Janus International Europe Ltd. (UK), a company incorporated in England and Wales, and its subsidiary Steel Storage France (s.a.r.l), a company incorporated in France. JIE owns 100% of the equity for Active Supply & Design (CDM) Ltd. (UK) (“AS&D”), a company incorporated in England and Wales and 100% of the equity for Steel Storage Australia & Asia (“Steel Storage”), companies incorporated in Australia and Singapore.

The Company’s wholly owned subsidiary, Janus Cobb Holdings, LLC (“Cobb”), owns 100% of the equity of Asta Industries, Inc. (“ASTA”), a company incorporated in Georgia, and its subsidiary Atlanta Door Corporation, a company incorporated in Georgia. Cobb also owns 100% of the equity of Nokē, Inc. (“NOKE”), a company incorporated in Delaware, and Betco, Inc. (“BETCO”), a company also incorporated in Delaware.

On January 2, 2020, the Company’s wholly owned subsidiary JIE, purchased 100% of the outstanding shares of Steel Storage, as more fully described in Note 7 Business Combination.

Assets held at foreign locations were approximately $48,526,000 and $37,967,000 as of September 26, 2020, and December 28, 2019, respectively. Revenues earned at foreign locations totaled approximately $32,165,000 and $34,653,000 for the periods ended September 26, 2020 and September 28, 2019, respectively.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information.

In the opinion of the Company’s management, the unaudited consolidated financial statements include all adjustments necessary for the fair presentation of the Company’s balance sheet as of September 26, 2020, and

Janus Midco, LLC

Notes to Consolidated Financial Statements

its results of operations, including its comprehensive income, members’ equity and its cash flows for the nine months ended September 26, 2020, and September 28, 2019. The results for the nine months ended September 26, 2020 are not necessarily indicative of the results to be expected for any subsequent quarter or for the fiscal year ending December 26, 2020.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The Company’s joint venture is accounted for under the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant items subject to such estimates and assumptions include, but are not limited to, the recognition of the valuations of unit-based compensation arrangements, the useful lives of property and equipment, revenue recognition, fair values and impairment of intangible assets and goodwill obtained through business combinations, and assumptions used in the recognition of contract assets.

Coronavirus Outbreak

COVID-19 outbreak will continue to have a negative impact on our operations, supply chain, transportation networks and customers. The impact on our business and the results of operations included temporary closure of our operating locations, or those of our customers or suppliers, among others. In addition, the ability of our employees and our suppliers’ and customers’ employees to work may be significantly impacted by individuals contracting or being exposed to COVID-19, which may significantly hamper our production throughout the supply chain and constrict sales channels. The extent of all of which are uncertain and cannot be predicted. Our consolidated financial statements reflect estimates and assumptions made by management as of September 26, 2020. Events and changes in circumstances arising after September 26, 2020, including those resulting from the impacts of COVID-19 pandemic, will be reflected in management’s estimates for future periods.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The Company qualifies as an “Emerging Growth Company” and has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows the Company to adopt the new or revised standard at the time periods as private companies.

Shipping and Handling (Revenue & Cost of Sales)

The Company records all amounts billed to customers in sales transactions related to shipping and handling as revenue earned for the goods provided. Shipping and handling costs are included in cost of sales. Shipping and

Janus Midco, LLC

Notes to Consolidated Financial Statements

handling costs were approximately $17,729,000 and $18,640,000 for the periods ended September 26, 2020 and September 28, 2019, respectively.

Inventories

Inventories measured using the first-in, first-out (FIFO) method. Labor and overhead costs associated with inventory produced by the Company are capitalized. Inventories are stated at the lower of cost or net realizable value as of September 26, 2020, and December 28, 2019. The Company has recorded a reserve for inventory obsolescence as of September 26, 2020, and December 28, 2019, of approximately $1,520,000 and $1,282,000, respectively.

Property and Equipment

Property and equipment acquired in business combinations are recorded at fair value as of the acquisition date and are subsequently stated less accumulated depreciation. Property and equipment otherwise acquired are stated at cost less accumulated depreciation. Depreciation is charged to expense on the straight-line basis over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the lease term or their respective useful lives. Maintenance and repairs are charged to expense as incurred.

The estimated useful lives for each major depreciable classification of property and equipment are as follows

Manufacturing machinery and equipment	3-7 years
Office furniture and equipment	3-7 years
Vehicles	3-5 years
Leasehold improvements	3-20 years

Income Taxes

The Company is a limited liability company taxed as a partnership. The Company is generally not directly subject to income taxes under the provisions of the Internal Revenue Code and most applicable state laws. Therefore, taxable income or loss is reported to the member for inclusion in its respective tax returns.

Each of the United States wholly owned subsidiaries are treated as disregarded entities for tax purposes, with the exception of Cobb, BETCO, ASTA and NOKE, as further discussed below. The disregarded entities’ taxable income or loss is included in the Company’s income tax returns. The foreign subsidiaries file income tax returns and are subject to income tax expense in the United Kingdom, France, Australia, and Singapore, as necessary. The joint venture operating in Mexico is subject to and accrues income tax expense in Mexico. The Company’s provision for income taxes consists of provisions for federal, state, and foreign income taxes.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Janus Midco, LLC

Notes to Consolidated Financial Statements

The tax effects of income tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. Recognized income tax positions are measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company recognizes accrued interest associated with unrecognized tax benefits as part of interest expense and penalties associated with unrecognized tax benefits as part of other expenses. As of September 26, 2020, and September 28, 2019, there were no accrued interest and penalties associated with unrecognized tax benefits. Management believes there are no material amounts of tax positions for which there is uncertainty as of September 26, 2020, and September 28, 2019.

Recently Issued Accounting Pronouncements not yet adopted

ASU 2020-05 deferred the effective date for ASC 842, Leases, for one year. For private companies, the leasing standard will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption would continue to be allowed. The FASB anticipates that it will provide a 15-day public comment period on these proposed deferrals once the proposed accounting standards updates are published. The Company is evaluating the impact the standard will have on the consolidated financial statements; however, the standard is expected to have a material impact on the consolidated financial statements due to the recognition of additional assets and liabilities for operating leases.

Although there are several other new accounting pronouncements issued or proposed by the FASB, which we have adopted or will adopt, as applicable, the Company does not believe any of these accounting pronouncements has had or will have a material impact on its consolidated financial position or results of operations.

3. Inventories

The major components of inventories at:

	September 26	December 28
	2020	2019
Raw materials	$19,322,860	$22,382,828
Work-in-process	567,626	475,715
Finished goods	7,195,783	5,308,525

	$27,086,269	$28,167,068

Janus Midco, LLC

Notes to Consolidated Financial Statements

4. Property and Equipment

Property, equipment, and other fixed assets as of September 26, 2020 and December 28, 2019 are as follows:

	September 26	December 28
	2020	2019
Land	3,361,295	3,361,295
Manufacturing machinery and equipment	23,333,419	22,390,262
Leasehold improvements	5,001,264	4,419,871
Construction in progress	4,751,046	1,752,212
Other	7,972,839	6,663,051

	$44,419,863	$38,586,691
Less accumulated depreciation	13,185,925	8,414,509

	$31,233,938	$30,172,182

5. Acquired Intangible Assets and Goodwill

Intangible assets acquired in a business combination are recognized at fair value and amortized over their estimated useful lives. The carrying basis and accumulated amortization of recognized intangible assets at September 26, 2020, and December 28, 2019, were as follows:

	September 26			December 28
	2020			2019
	Gross Carrying Amount	Accumulated Amortization	Average Remaining Life in Years	Gross Carrying Amount	Accumulated Amortization
Amortized Intangible Assets
Customer relationships	$379,901,690	$64,855,154	12	$377,815,499	$45,834,227
Tradenames and trademarks	$85,272,599	—	Indefinite	85,359,216	—
Other intangibles	$58,741,622	$40,977,345	7	58,639,432	39,854,551

	$523,915,911	$105,832,499		$521,814,147	$85,688,778

Changes to gross carrying amount of recognized intangible assets due to translation adjustments include an approximate $245,000 and $374,000 loss for the period ended September 26, 2020 and September 28, 2019, respectively.

Amortization expense was approximately $20,287,000 and $23,806,000 for the periods ended September 26, 2020 and September 28, 2019, respectively.

Janus Midco, LLC

Notes to Consolidated Financial Statements

The changes in the carrying amounts of goodwill for the periods ended September 26, 2020, and the year ended December 28, 2019 were as follows:

Balance as of December 29, 2018	$228,117,650

Goodwill adjusted during the period	109,510
Goodwill acquired during the period	22,685,021
Changes due to foreign currency fluctuations	256,119

Balance as of December 28, 2019	$251,168,300

Goodwill acquired during the period	3,156,825
Changes due to foreign currency fluctuations	(98,900)

Balance as of September 26, 2020	$254,226,225

6. Long-Term Debt

Long-term debt consists of the following:

	September 26	December 28
	2020	2019
Note payable - First Lien	$563,806,355	$570,125,000
Note payable - First Lien B2	74,062,499	74,625,000

	$637,868,854	$644,750,000

Less unamortized deferred finance fees	12,865,454	15,125,885
Less current maturities	6,523,418	7,431,334

Total long-term debt	$618,479,982	$622,192,781

Notes Payable – First Lien – The First Lien notes payable is comprised of a syndicate of lenders that originated on February 12, 2018, in the original amount of $470,000,000 with interest payable in arrears. The Company subsequently entered into the first amendment of the First Lien notes payable on March 1, 2019, to issue an additional tranche of the notes payable in the amount of $75,000,000 (First Lien B2), and the second amendment of the First Lien notes payable on August 9, 2019, to increase the first tranche of the notes payable by $106,000,000. Both tranches bear interest, as chosen by the Company, at a floating rate per annum consisting of the LIBOR plus an applicable margin percentage, and are secured by substantially all business assets.

The total interest rate for the First Lien was 4.82% and 5.45% as of September 26, 2020 and December 28, 2019, respectively. The outstanding loan balance is to be repaid on a quarterly basis of 0.25% of the original balance beginning the last day of June 2018 with the remaining principal due on the maturity date of February 12, 2025. Unamortized debt issuance costs are approximately $10,947,000 and $12,873,000 at September 26, 2020 and December 28, 2019, respectively.

On July 21, 2020, the Company repurchased $1,989,000 principal amount of the First Lien (the “Open Market Purchase”) at an approximate $258,000 discount, resulting in a gain on the extinguishment of debt of approximately $258,000. Following the repurchase of the First Lien in the Open Market Purchase, approximately $563,806,000 principal amount of the 1st Lien remains outstanding.

Janus Midco, LLC

Notes to Consolidated Financial Statements

The total interest rate for the First Lien B2 was 5.57% and 6.20% as of September 26, 2020 and December 28, 2019, respectively. The outstanding loan balance is to be repaid on a quarterly basis of 0.25% of the original balance beginning the last day of June 2019 with the remaining principal due on the maturity date of February 12, 2025. Unamortized debt issuance costs are approximately $1,918,000 and $2,253,000 at September 26, 2020 and December 28, 2019, respectively.

As of September 26, 2020, and December 28, 2019, the Company maintains one letter of credit totaling approximately $295,000 and $295,000 respectively, on which there was no balance due.

In connection with the Company entering into the debt agreements discussed above, deferred finance fees of approximately $5,516,000 have been capitalized for the year ended December 28, 2019. These costs are being amortized over the terms of the associated debt under the effective interest rate method. Amortization of approximately $2,419,000 and $2,227,000 was recognized for the nine months ended September 26, 2020 and September 28, 2019, respectively, as a component of interest expense, including those amounts amortized in relation to the deferred finance fees associated with the outstanding line of credit.

Aggregate annual maturities of long-term debt at September 26, 2020, are:

2020	$1,630,854
2021	$8,154,272
2022	6,523,418
2023	6,523,418
2024	6,523,418
Thereafter	$608,513,474

Total	$637,868,854

7. Business Combination

Steel Storage Acquisition

On January 2, 2020, The Company, through its wholly owned subsidiary JIE, acquired 100% of the outstanding common stock of Steel Storage for approximately $6,500,000. Steel Storage has over 20 years’ experience across the world in self-storage building, design, construction and consultation. As a result of the acquisition, the Company will have an opportunity to increase its customer base of the self-storage industry and expand its product offerings.

In 2020, the Company incurred approximately $205,850 of third-party acquisition-related costs. The expenses are included in general and administrative expense in the Company’s consolidated statement of operations and comprehensive (loss) income for the nine months ended September 26, 2020.

The goodwill of approximately $2,900,000 arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations of the Company and Steel Storage. All of goodwill was assigned to the Janus International segment of the business. The goodwill is not deductible for income tax purposes.

In aggregate, approximately $4,300,000 was attributed to tangible assets, $2,500,000 was attributed to intangible assets, $2,900,000 was attributed to goodwill, and $3,200,000 was attributed to net liabilities assumed.

Janus Midco, LLC

Notes to Consolidated Financial Statements

Pro forma results of operations for this acquisition have not been presented because the acquisition occurred at the beginning of this reporting period and the historic results of operations for Steel Storage are not material to the consolidated results of operations in the prior year.

BETCO Acquisition

On March 1, 2019, the Company, through Cobb, acquired 100% of the outstanding common stock of BETCO. BETCO is in the business of manufacturing and installing steel building structures for commercial and self-storage customers. As a result of the acquisition, the Company will be able to expand its product offerings. The Company also expects to reduce costs through economies of scale.

In the nine months ended September 26, 2020, the final settlement of the contingent consideration occurred. The total contingent consideration paid was less than the original estimate. As such, an approximate $2,875,000 adjustment to the earn-out liability was recorded in the period.

8. Equity Incentive Plan and Unit Option Plan

2018 Equity Incentive Plan

Effective March 15, 2018, Midco implemented an equity incentive program designed to enhance the profitability and value of its investment for the benefit of its members by enabling the Company to offer eligible individuals equity-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interest between such individuals and the Holdco’s members.

A summary of the status of the Class B unit award activity for the nine months ended September 26, 2020 is presented in the table below:

	Grant Units	Vested Units	Non-Vested Units
Balance as of December 28, 2019	17,933	2,599	15,334

Granted	1,812	—	1,812
Vested	—	1,879	(1,879)
Forfeiture	—	—	—

Balance as of September 26, 2020	19,745	4,478	15,267

9. Related Party Transactions

On July 21, 2020, the Company entered into an Assignment and Assumption Agreement with the private equity group that owns a majority of the Holdco, in which private equity group acted as the assignor to sell and assign to the Company rights and obligations under the First Lien Term Loan Credit Agreement for the approximate principal amount of $1,989,000 in exchange for consideration of $1,731,000. This transaction resulted in an approximate $258,000 gain for the Company.

Holdco, on behalf of the Company, has entered into a Management and Monitoring Services Agreement (MMSA) with the Class A Preferred Unit holders group. The Company paid management fees to the Class A Preferred Unit holders group of approximately $5,241,000 and $5,231,000 for the nine months ended September 26, 2020 and September 28, 2019, respectively. Approximately $0 and $679,000 of the Class A Preferred Unit holders group management fees were accrued and unpaid as of September 26, 2020 and December 28, 2019.

Janus Midco, LLC

Notes to Consolidated Financial Statements

As of September 26, 2020, and September 28, 2019, there were related party sales of approximately $1,100 and $43,000 from the Company to its Mexican Joint Venture.

The Company leases a manufacturing facility in Butler, Indiana, from Janus Butler, LLC, an entity wholly owned by a member of the board of directors of Midco. Rent payments paid to Janus Butler, LLC as of nine months period ended September 26, 2020 and September 28, 2019, were approximately $109,000 and $96,000, respectively. The lease extends through July 31, 2021, with monthly payments of approximately $12,000 with an annual escalation of 1.5%.

The Company is party to a lease agreement with 134 Janus International, LLC, an entity majority owned by a member of the board of directors of the Midco. Rent payments paid to 134 Janus International, LLC in the nine months ended September 26, 2020 and September 28, 2019, were approximately $335,000 and $308,000, respectively. The lease extends through September 30, 2021, with monthly payments of approximately $37,000 per month with an annual escalation of 2.5%.

The Company leases a distribution center in Fayetteville, Georgia from French Real Estate Investments, LLC, an entity partially owned by a unit holder of the Company. Rent payments paid to French Real Estate Investments, LLC for the nine months ended September 26, 2020 and September 28, 2019, were approximately $79,000 and $79,000, respectively. The lease extends through July 31, 2022, with monthly payments of approximately $9,000 per month.

The Company previously acquired a lease agreement with ASTA Investment, LLC, for a manufacturing facility in Cartersville, Georgia an entity partially owned by a unit holder of the Company. The lease term began April 1, 2018, extends through March 31, 2028, with monthly lease payments of $42,000 with an annual escalation of 2.0%. An amendment was entered in June 2019 and it was commenced on March 1, 2020, with monthly lease payments of approximately $66,000 and an annual escalation of 2% and extends the lease through 2030. Rent payments to ASTA Investment, LLC for the nine months ended September 26, 2020 and September 28, 2019, were approximately $425,000 and $376,000, respectively.

10. Revenue Recognition

The Company accounts for a contract with a customer when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights and payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect substantially all of the consideration to which it is entitled. Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised good or service to a customer.

Contract Balances

Contract assets are the rights to consideration in exchange for goods or services that the Company has transferred to a customer when that right is conditional on something other than the passage of time. Contract assets primarily result from contracts that include installation which are billed via payment requests that are submitted in the month following the period during which revenue was recognized. Contract liabilities are recorded for any services billed to customers and not yet recognizable if the contract period has commenced or for the amount collected from customers in advance of the contract period commencing. Contract assets are disclosed as costs and estimated earnings in excess of billings on uncompleted contracts, and contract liabilities are disclosed as

Janus Midco, LLC

Notes to Consolidated Financial Statements

billings in excess of costs and estimated earnings on uncompleted contracts in the consolidated balance sheet. Contract balances for the period ended September 26, 2020 were as follows:

September 26
2020
Contract assets, beginning of the year	$11,323,675

Contract assets, end of the period	12,782,261

Contract liabilities, beginning of the year	22,443,914

Contract liabilities, end of the period	$25,469,134

During the nine months ended September 26, 2020, the Company recognized revenue of approximately $16,991,000 related to contract liabilities at December 28, 2019. This reduction was offset by new billings of approximately $22,618,000 for product and services for which there were unsatisfied performance obligations to customers and revenue had not yet been recognized as of September 26, 2020.

Disaggregation of Revenues

The principal categories we use to disaggregate revenues are by timing and sales channel of revenue recognition. The following disaggregation of revenues depict the Company’s reportable segment revenues by timing and sales channel of revenue recognition for the nine months ended September 26, 2020 and September 28, 2019:

Revenue by Timing of Revenue Recognition

	Nine Months Ended
Reportable Segments by Timing of Revenue Recognition	September 26, 2020	September 28, 2019
Janus North America
Goods transferred at a point in time	$310,647,035	$337,957,101
Services transferred over time	69,200,338	67,319,274

	379,847,373	405,276,375

Janus International
Goods transferred at a point in time	18,031,237	22,513,325
Services transferred over time	14,133,724	12,139,981

	32,164,961	34,653,306

Elimination	(11,629,859)	(7,428,281)

Total Revenue	$400,382,475	$432,501,400

Janus Midco, LLC

Notes to Consolidated Financial Statements

Revenue by Sale Channel Revenue Recognition

	Nine Months Ended
Reportable Segments by Sales Channel Revenue Recognition	September 26, 2020	September 28, 2019
Janus North America
Self-Storage-New Construction	$184,898,993	$216,607,953
Self-Storage-R3	98,645,228	98,618,484
Commercial and Others	96,303,152	90,049,938

	379,847,373	405,276,375

Janus International
Self-Storage-New Construction	19,903,835	23,189,505
Self-Storage-R3	12,206,994	11,463,801
Commercial and Others	54,132	—

	32,164,961	34,653,306

Elimination	(11,629,859)	(7,428,281)

Total Revenue	$400,382,475	$432,501,400

11. Income Taxes

The Company is a limited liability company taxed as a partnership for U.S. federal income tax purposes. The Company is generally not directly subject to income taxes under the provisions of the Internal Revenue Code and most applicable state laws. Therefore, taxable income or loss is reported to the member for inclusion on its respective tax returns.

The provision for income taxes for the nine months ended September 26, 2020 and September 28, 2019 includes amounts related to entities within the group taxed as corporations in the United States, United Kingdom, France, Australia, and Singapore. The Company determines its provision for income taxes for interim periods using an estimate of its annual effective tax rate and records any changes affecting the estimated annual effective tax rate in the interim period in which the change occurs, including discrete tax items.

During the nine months ended September 26, 2020 and September 28, 2019, the Company recorded a total income tax provision of $1,055,000 and $480,000 on pre-tax income of $42,797,000 and $31,649,000 resulting in an effective tax rate of 2.5% and 1.5%, respectively. The effective tax rates for these periods were primarily impacted by statutory rate differentials, changes in estimated tax rates, and permanent differences.

On March 27, 2020, the CARES Act was signed into law in response to the COVID-19 pandemic and provides certain tax relief to businesses. Tax provisions of the CARES Act include, among other things, the deferral of certain payroll taxes, relief for retaining employees, and certain income tax provisions for corporations. During the nine months ended September 26, 2020, the Company deferred approximately $1.7 million in payroll taxes under the CARES Act. Other than the deferral of payroll taxes, the CARES Act did not have an impact on the Company’s tax accounts, including its effective tax rate, during the nine months ended September 26, 2020.

12. Net Income (Loss) Per Unit

During the nine months ended September 26, 2020 and September 28, 2019, the Company computed net income (loss) per unit (EPU) using the two-class method required for participating securities. The two-class method

Janus Midco, LLC

Notes to Consolidated Financial Statements

requires net income to be allocated between common units and participating securities based upon their respective rights to receive distributions as if all income for the period had been distributed.

The Class A preferred units are entitled to receive distributions prior and in preference on Class A preferred unit unpaid cumulative dividends (“Unpaid Preferred Yield”) followed by Class A preferred unit capital contributions that have not been paid back to the holders (the “Unreturned Capital”). Vested Class B common units participate in the remaining distribution on a pro-rata basis with Class A preferred units if they have met the respective Participation Threshold and, if applicable, the Target Value defined in the respective Unit Grant Agreement. Unvested Class B common units are participating securities in periods where net profit was allocated to the respective capital accounts and tax distributions are declared to the respective holders. The holders of Class A preferred units and unvested Class B common units are not contractually obligated to fund the Company’s losses regardless of whether the Company is liquidating. As such, in periods of net loss or periods where total distribution exceeds the net income, all such losses will be allocated to Class B common units.

During the nine months ended September 26, 2020, unvested Class B Time Vesting Units received tax distribution proportionately with the vested Class B common units and were participating securities for the basic EPU calculation. Class A preferred units were allocated the preferred distribution. The undistributed net income was allocated entirely to Class A preferred units as its holders are entitled to preferred distributions on Unreturned Capital prior and in preference to the vested Class B common units.

During the nine months ended September 28, 2019, unvested Class B Time Vesting Units received tax distribution proportionately with the vested Class B common units and were participating securities for the basic EPU calculation. Class A preferred units were allocated the preferred distribution. The total distribution in the period exceeded the net income and resulted in an undistributed net loss, which was allocated entirely to the outstanding Class B common units as the Class A preferred units and the unvested Class B common units were not contractually obligated to fund losses in the Company.

The following table sets forth the computation of basic and diluted EPU attributable to common and participating unit holders for the nine months ended September 26, 2020 and September 28, 2019:

	Nine Months Ended
	September 26, 2020			September 28, 2019
Numerator:	Class A Preferred Units	Unvested Class B Units	Class B Common Units	Class A Preferred Units	Unvested Class B Units	Class B Common Units
Net income (loss) attributable to unit holders:
Distributions	35,955,426	114,599	66,961	50,073,100	378,027	86,490
Allocation of undistributed income (loss) attributable to unit holders	5,605,506	—	—	—	—	(19,367,990)

Basic	41,560,932	114,599	66,961	50,073,100	378,027	(19,281,500)
Add: distributions to unvested Class B common units	—	—	—	—	—	—

Janus Midco, LLC

Notes to Consolidated Financial Statements

	Nine Months Ended
	September 26, 2020			September 28, 2019
Numerator:	Class A Preferred Units	Unvested Class B Units	Class B Common Units	Class A Preferred Units	Unvested Class B Units	Class B Common Units
Add: undistributed income (loss) allocated to participating securities	(5,605,506)	—	5,605,506	—	—	—
Reallocation of undistributed earnings (loss)	5,605,506	—	(5,605,506)	—	—	—

Diluted	41,560,932	114,599	66,961	50,073,100	378,027	(19,281,500)
Denominator:
Weighted average number of units:
Basic	189,044	5,798	3,388	189,044	6,272	1,435
Adjustment for dilutive effect of unvested Class B common units	—	—	—	—	—	—

Diluted	189,044	5,798	3,388	189,044	6,272	1,435

Basic net income (loss) per unit attributable to unit holders	219.85	19.77	19.77	264.88	60.27	(13,436.59)
Diluted net income (loss) per unit attributable to unit holders	219.85	19.77	19.77	264.88	60.27	(13,436.59)

For the nine months ended September 26, 2020, the effect of the earnings per incremental unit of unvested Class B common units would have been anti-dilutive. As such, 5,478 incremental units of unvested Class B common units as of September 26, 2020 were excluded from the computation of diluted EPU as of September 26, 2020.

For the nine months ended September 28, 2019, since the Company was in a loss position attributable to vested Class B common unit holders, the effect of earnings per incremental unit of the unvested Class B common units would have been anti-dilutive. As such, 6,076 incremental units of unvested Class B common units as of September 28, 2019 were excluded from the computation of diluted EPU as of September 28, 2019, and basic EPU was the same as diluted EPU.

13. Segments Information

The Company operates its business and reports its results through two reportable segments: Janus North America and Janus International, in accordance with ASC Topic 280, Segment Reporting. The Janus International segment is comprised of JIE. Its production and sales are largely in Europe and Australia.

Janus Midco, LLC

Notes to Consolidated Financial Statements

Summarized financial information for the Company’s segments is shown in the following tables:

	September 26	September 28
	2020	2019
Revenue
Janus North America	$379,847,373	$405,276,375
Janus International	32,164,961	34,653,306
Intersegment	(11,629,859)	(7,428,281)

Consolidated Revenue	$400,382,475	$432,501,400

Operating Income
Janus North America	$67,754,631	$63,661,166
Janus International	1,980,834	4,510,524
Eliminations	90,566	(64,759)

Total Segment Operating income	$69,826,031	$68,106,931

Depreciation Expense
Janus North America	$3,960,580	$3,018,245
Janus International	310,069	202,417

Consolidated Depreciation Expense	$4,270,649	$3,220,662

Amortization of intangible Assets
Janus North America	$19,244,828	$22,706,127
Janus International	1,042,525	1,099,894

Consolidated Amortization	$20,287,353	$23,806,021

	September 26	December 28
	2020	2019
Identifiable Assets
Janus North America	$814,247,416	$818,405,230
Janus International	50,682,366	38,468,762

Consolidated Assets	$864,929,782	$856,873,992

14. Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company.

Janus Midco, LLC

Notes to Consolidated Financial Statements

Self-Insurance

Under the Company’s workers’ compensation insurance program, coverage is obtained for catastrophic exposures under which the Company retains a portion of certain expected losses. Provision for losses expected under this program is recorded based upon the Company’s estimates of the aggregate liability for claims incurred and totaled approximately $441,000 and $500,000 as of September 26, 2020, and December 28, 2019, respectively. The amount of actual losses incurred could differ materially from the estimates reflected in these consolidated financial statements.

Under the Company’s health insurance program, coverage is obtained for catastrophic exposures under which the Company retains a portion of certain expected losses. The Company has stop loss insurance for claims in excess of $250,000 and $225,000 as of September 26, 2020, and December 28, 2019, respectively. Provision for losses expected under this program is recorded based upon the Company’s estimates of the aggregate liability for claims incurred and totaled approximately $502,000 and $561,000 as of September 26, 2020, and December 28, 2019, respectively. The amount of actual losses incurred could differ materially from the estimates reflected in these consolidated financial statements.

15. Subsequent Events

For the interim consolidated financial statements as of September 26, 2020, the Company has evaluated subsequent events through the financial statements issuance date of February 8, 2021. The following events occurring subsequent to the balance sheet date merited recognition or disclosure in these statements.

On December 21, 2020, the Company entered into a Business Combination Agreement with Juniper Industrial Holding Inc. Immediately following the closing of the proposed transaction, the post-combination company intends to change its name to Janus International Group, Inc. and expects to trade on the NYSE under the ticker symbol “JBI”, pending NYSE approval. Janus or any of its subsidiaries will be the surviving company listed on the NYSE.

On January 18, 2021, the Company, through its wholly owned subsidiary Steel Storage Australia Pty Ltd. acquired 100% of the net assets of G & M Stor-More. G & M Stor-More has over 23 years’ experience in self-storage building, design, construction and consultation. As a result of the acquisition, the Company will have an opportunity to increase its customer base of the self-storage industry and expand its product offerings in the Australia market.

On February 5, 2021, the Company completed a repricing of its First Lien and First Lien B2 Term Loans in order to take advantage of currently available lower interest rates. The repricing allowed the Company to combine the two First Lien Term Loans into one Term Loan. This repricing decreases the interest rate by 50 basis points on the original First Lien Term Loan and by 125 basis points on the First Lien B2 Term Loan The transaction did not include additional borrowings, and the maturity date of the financing arrangement remains unchanged.

Annex A:

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

JUNIPER INDUSTRIAL HOLDINGS, INC.,

JANUS PARENT, INC.,

JIH MERGER SUB, INC.,

JADE BLOCKER MERGER SUB 1, INC.,

JADE BLOCKER MERGER SUB 2, INC.,

JADE BLOCKER MERGER SUB 3, INC.,

JADE BLOCKER MERGER SUB 4, INC.,

JADE BLOCKER MERGER SUB 5, INC.,

CLEARLAKE CAPITAL PARTNERS IV (AIV-JUPITER) BLOCKER, INC.,

CLEARLAKE CAPITAL PARTNERS IV (OFFSHORE) (AIV-JUPITER) BLOCKER, INC.,

CLEARLAKE CAPITAL PARTNERS V (AIV-JUPITER) BLOCKER, INC.,

CLEARLAKE CAPITAL PARTNERS V (USTE) (AIV-JUPITER) BLOCKER, INC.,

CLEARLAKE CAPITAL PARTNERS V (OFFSHORE) (AIV-JUPITER) BLOCKER, INC.,

JANUS MIDCO, LLC,

JUPITER MANAGEMENT HOLDINGS, LLC,

JUPITER INTERMEDIATE HOLDCO, LLC,

J.B.I., LLC,

THE THOMAS D. KOOS LIVING REVOCABLE TRUST

AND

CASCADE GP, LLC, SOLELY IN ITS CAPACITY AS REPRESENTATIVE OF THE BLOCKER OWNERS AND THE COMPANY EQUITYHOLDERS

DATED AS OF DECEMBER 21, 2020

A-i

A-ii

EXHIBITS

Exhibit A	Form of Investor Rights Agreement
Exhibit B	Form of Parent Revised Certificate of Incorporation
Exhibit C	Form of Parent Revised Bylaws
Exhibit D	Form of Surviving JIH Certificate of Incorporation
Exhibit E	Form of Surviving JIH Bylaws
Exhibit F	Sponsor Voting Agreement
Exhibit G	Form of Lock-Up Agreement

A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 21, 2020 (the “Effective Date”), by and among (i) Janus Parent, Inc., a Delaware corporation (“Parent”), (ii) Juniper Industrial Holdings, Inc., a Delaware corporation (“JIH”), (iii) JIH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“JIH Merger Sub”), (iv) Jade Blocker Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 1”), (v) Jade Blocker Merger Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 2”), (vi) Jade Blocker Merger Sub 3, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 3”), (vii) Jade Blocker Merger Sub 4, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 4”), (viii) Jade Blocker Merger Sub 5, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 5”, and together with Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3 and Blocker Merger Sub 4, the “Blocker Merger Subs” together with JIH, JIH Merger Sub, and Parent, the “Parent Parties”), (ix) Clearlake Capital Partners IV (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 1”), (x) Clearlake Capital Partners IV (Offshore) (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 2”), (xi) Clearlake Capital Partners V (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 3”), (xii) Clearlake Capital Partners V (USTE) (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 4”), (xiii) Clearlake Capital Partners V (Offshore) (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 5”), and together with Blocker 1, Blocker 2, Blocker 3 and Blocker 4, the “Blockers”), (xiv) Janus Midco, LLC, a Delaware limited liability company (the “Company”), (xv) Jupiter Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”), (xvi) Jupiter Intermediate Holdco, LLC, a Delaware limited liability company (“Holdco”), (xvii) J.B.I., LLC, a Georgia limited liability company (“JBI”), (xviii) The Thomas D. Koos Living Revocable Trust dated February 18, 2016 (“Koos Trust”), and (xix) Cascade GP, LLC, a Delaware limited liability company, solely in its capacity as representative of the Blocker Owners (as defined below) and the Company Equityholders (as defined below) (the “Equityholder Representative”). Each of the Parent, JIH, JIH Merger Sub, the Blocker Merger Subs, the Blockers, the Company, Management Holdings, Holdco, JBI, Koos Trust and the Equityholder Representative is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, JIH is a blank check company incorporated to acquire one or more operating businesses through a Business Combination.

WHEREAS, Parent is a newly-formed entity, and was formed for the purpose of the Business Combination, and the Parties have agreed that it is desirable for Parent to register with the SEC to become a publicly traded company.

WHEREAS, JIH Merger Sub is a newly-formed, wholly-owned direct subsidiary of Parent, and was formed for the sole purpose of the JIH Merger (as defined below).

WHEREAS, each Blocker Merger Sub is a newly-formed, wholly-owned direct subsidiary of Parent, and was formed for the sole purpose of the applicable Blocker Merger (as defined below).

WHEREAS, subject to the terms and conditions hereof, JIH Merger Sub is to merge with and into JIH on the Closing Date, with JIH surviving as the surviving company and a wholly-owned subsidiary of Parent (the “JIH Merger”) pursuant to which the (i) JIH Public Shareholders will receive Parent Common Stock and Parent Warrants, and (ii) the Sponsor will receive Parent Common Stock, Parent Warrants and the Earnout Shares.

WHEREAS, on the Closing Date immediately following the JIH Merger, Clearlake Capital Partners IV (AIV-Jupiter) Mini-Master, L.P., a Delaware limited partnership (“Splitter 1”) will adopt an agreement and plan of liquidation pursuant to which, Splitter 1 will liquidate and distribute equity interests in Jupiter Topco, L.P., a Delaware limited partnership (“Topco”) to each of Clearlake Capital Partners IV GP, L.P., a Delaware limited partnership, Clearlake Capital Partners IV (AIV-Jupiter), L.P., a Delaware limited partnership, Blocker 1, and Blocker 2 (the “Splitter 1 Liquidation”).

WHEREAS, on the Closing Date immediately following the JIH Merger and simultaneous with the Splitter 1 Liquidation, Clearlake Capital Partners V (AIV-Jupiter) Mini-Master, L.P., a Delaware limited partnership (“Splitter 2”) will adopt an agreement and plan of liquidation pursuant to which Splitter 2 will liquidate and distribute equity interests in Topco to each of Clearlake Capital Partners V GP, L.P., a Delaware limited partnership, Clearlake Capital Partners V (AIV-Jupiter), L.P., a Delaware limited partnership, Blocker 3, Blocker 4, and Blocker 5 (the “Splitter 2 Liquidation”).

WHEREAS, on the Closing Date immediately following the Splitter 1 Liquidation and the Splitter 2 Liquidation, Holdco will distribute Company Units to Topco (the “Holdco Distribution”).

WHEREAS, on the Closing Date immediately following the Holdco Distribution, Topco will distribute Company Units to the Blockers in redemption of their respective equity interest in Topco (the “Topco Distribution and Redemption”).

WHEREAS, concurrently with the execution of this Agreement, each of Parent and JIH entered into those certain subscription agreements (each, a “Subscription Agreements”) listed on Schedule A with the applicable investors named therein (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in the aggregate amount of two hundred fifty million dollars ($250,000,000) in exchange for public equity in the form of 25,000,000 shares of Parent Common Stock (the “PIPE Investment”) on the Closing Date and on the terms and subject to the conditions set forth therein.

WHEREAS, on the Closing Date immediately following the Topco Distribution and Redemption simultaneously (a) Blocker Merger Sub 1 will merge with and into Blocker 1, with Blocker 1 as the surviving company and a wholly-owned subsidiary of Parent (the “Blocker 1 Merger”), (b) Blocker Merger Sub 2 will merge with and into Blocker 2 with Blocker 2 as the surviving company and wholly-owned subsidiary of Parent (the “Blocker 2 Merger”), (c) Blocker Merger Sub 3 will merge with and into Blocker 3, with Blocker 3 as the surviving company and wholly-owned subsidiary of Parent (the “Blocker 3 Merger”), (d) Blocker Merger Sub 4 will merge with and into Blocker 4, with Blocker 4 as the surviving company and wholly-owned subsidiary of Parent (the “Blocker 4 Merger”), and (e) Blocker Merger Sub 5 will merge with and into Blocker 5, with Blocker 5 as the surviving company and wholly-owned subsidiary of Parent (the “Blocker 5 Merger”, together with the Blocker 1 Merger, the Blocker 2 Merger, the Blocker 3 Merger, and the Blocker 4 Merger, the “Blocker Mergers”), and the Blocker Owners will receive the Blocker Merger Consideration and Parent Warrants in connection with the Blocker Mergers.

WHEREAS, on the Closing Date immediately following the Blocker Mergers, each of the Blockers will merge with and into Parent, with Parent as the surviving company (the “Parent Mergers”, together with the JIH Merger and the Blocker Mergers, the “Mergers”).

WHEREAS, on the Closing Date immediately following the Parent Mergers, each of the Company Class A Preferred Unitholders and Company Class B Common Unitholders (other than the Deemed Class B Common Unitholders) will contribute the Class A Preferred Rollover Units and the Class B Common Rollover Units to Parent in exchange for public equity in the form of Parent Common Stock and Parent Warrants (the “Contributions”).

WHEREAS, on the Closing Date immediately following the Contributions, each of the Company Equityholders will sell to JIH their respective Company Units (other than the Rollover Units) in exchange for the Company Class A Preferred Unitholder Cash Consideration, the Company Class B Preferred Unitholder Cash

Consideration, and the Company Class B Common Unitholder Cash Consideration, as applicable (the “Company Units Sale”).

WHEREAS, on the Closing Date immediately following the Company Units Sale, Parent will contribute all of its Company Units to JIH (the “Subsequent Contribution”).

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of Parent, JIH, JIH Merger Sub, Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4, Blocker Merger Sub 5, the Company, Holdco, Management Holdings, JBI, Koos Trust, Blocker 1, Blocker 2, Blocker 3, Blocker 4 and Blocker 5 have approved and declared advisable entry into this Agreement, the JIH Merger, the Blocker Mergers, the Parent Mergers, the Contributions, Company Units Sale, and the other transactions contemplated hereby, upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), as applicable.

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of the Parent, JIH, JIH Merger Sub, Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4, Blocker Merger Sub 5, the Company, Holdco, Management Holdings, JBI, Koos Trust, Blocker 1, Blocker 2, Blocker 3, Blocker 4 and Blocker 5 have determined that this Agreement, the Mergers and the other transactions contemplated hereby are fair to, advisable to and in the best interest of their respective equityholders and have recommended to their respective equityholders the approval of the JIH Merger, the Blocker Mergers, the Parent Mergers, the Contributions, the Company Units Sale and the other transactions contemplated hereby.

WHEREAS, simultaneously with the Closing, the Blocker Owners, the Sponsor, Parent and certain other parties thereto will enter into an Investor Rights Agreement in the form attached hereto as Exhibit A (the “Investor Rights Agreement”).

WHEREAS, simultaneously with the Closing, Parent, each Blocker Owner and each Company Stock Recipient will enter into the Lock-Up Agreement.

WHEREAS, simultaneously with the execution of this Agreement, the Sponsor, JIH and certain other parties thereto entered into the Sponsor Voting Agreement, which is attached hereto as Exhibit F (the “Sponsor Voting Agreement”).

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and by the Ancillary Agreements, JIH shall provide an opportunity to its shareholders to exercise their rights to participate in the JIH Share Redemption, and on the terms and subject to the conditions and limitations, set forth herein and the applicable JIH Governing Documents in conjunction with, inter alia, obtaining the Required Vote.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.

“Accounting Principles” means (a) the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the unaudited balance sheet of the Company and its Subsidiaries as of September 26, 2020, and (b) to the extent not addressed in clause (a), GAAP.

“Actual Enterprise Value” means $1,804,000,000.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no portfolio company of a private equity fund or other investment fund that is an Affiliate of a Group Company shall be deemed an “Affiliate” for purposes of this Agreement.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Aggregate Cash Consideration” means an amount equal to (a) the Available Closing Date Equity, plus (b) the Cash and Cash Equivalents in excess of $5,000,000, minus (c) the Transaction Expenses (other than Pre-Paid Transaction Expenses) (in an amount not to exceed the Parent Expense Cap), minus (d) the Payoff Amount.

“Aggregate Closing Consideration” means (a) Enterprise Value, plus (b) the amount of Cash and Cash Equivalents, minus (c) the amount of Closing Company Indebtedness.

“Aggregate Equity Consideration” means an amount equal to (a) the Aggregate Closing Consideration, minus (b) the Aggregate Cash Consideration.

“Aggregate Permitted Acquisition Price Amount” means, without duplication, (i) (A) the aggregate amount of cash consideration paid by any Group Company prior to Closing in respect of all Permitted Acquisitions, minus (B) the amount paid by any Group Company in respect of cash of Permitted Acquisition Targets, plus (C) the amount of indebtedness of Permitted Acquisition Targets (as defined in the applicable purchase agreement governing such Permitted Acquisition, to the extent taken into account in the calculation of consideration, or that would constitute “Indebtedness” hereunder), plus (ii) the amount of transaction expenses paid on behalf of sellers or Permitted Acquisition Targets, plus (iii) the aggregate value (as set forth in the applicable definitive agreement governing such Permitted Acquisition or, if not so set forth, then as mutually agreed by the parties hereto) of all “rollover equity” issued, by the Company prior to the Closing Date in connection with the consummation of such Permitted Acquisitions.

“Allocable Percentage” means, with respect to each Blocker Owner and each Company Equityholder, the percentage set forth across from such Blocker Owner’s or Company Equityholder’s name on the Allocation Schedule under the heading “Allocable Percentage.”

“Allocation Schedule” means a schedule dated as of the Closing Date setting forth, (x) for each Company Equityholder and each Blocker Owner: (a) the name and payment instructions for such Company Equityholder or Blocker Owner, (b) (i) the number and type of Company Units held as of the Closing Date by such Company Equityholder or such Blocker Owner’s Blocker, as applicable, and (ii) the number and type of Equity Interests held in each Blocker by each Blocker Owner, (c) the Allocable Percentage for such Company Equityholder or Blocker Owner and, (d) (i) subject to any adjustments to the Aggregate Closing Consideration in accordance with the terms of this Agreement, for each Blocker Owner, the Blocker Merger Consideration for such Blocker Owner, (ii) for each Company Class A Preferred Unitholder, the Company Cash Consideration and Company Equity Consideration for such Company Class A Preferred Unitholder, (iii) for each Company Class B Preferred Unitholder, the Company Closing Cash Consideration for such Company Class B Preferred Unitholder and (iv) for each Company Class B Common Unitholder, the Company Cash Consideration and the Company Equity Consideration for such Company Class B Common Unitholder, and (y) for each JIH Public Shareholder (other than the Sponsor), the portion of the JIH Public Consideration (including the number of shares of Parent Common Stock and Parent Warrants) to which such JIH Public Shareholder is entitled as a result of the consummation of the JIH Merger pursuant to the terms of this Agreement.

“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including the Subscription Agreements, the Lock-Up Agreements, the Earnout Agreement, the Investor Rights Agreement and the documents entered in connection therewith, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws related to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010, the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Available Closing Date Equity” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the JIH Share Redemptions), plus (b) the amount of PIPE Proceeds, plus (c) the sum (expressed in United States dollars) of all cash and cash equivalents which are convertible (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit and calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared as of the time of calculation) of JIH.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R § 1010.230.

“Blocker Disclosure Schedules” means the Disclosure Schedules delivered by the Blockers to Parent concurrently with the execution and delivery hereof.

“Blocker Equity Interests” means the issued and outstanding limited liability company interests or other Equity Interest in a Blocker immediately prior to the Blocker Effective Time.

“Blocker Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.2(a) (Non-contravention), Section 5.3 (Capitalization), Section 5.4 (Holding Company; Ownership), Section 5.7 (Brokerage) and Section 5.9 (Affiliate Transactions).

“Blocker Indebtedness” means, without duplication, with respect to any Blocker, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Blocker (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) any letters of credit, bankers acceptances or other obligation by which such Blocker assured a creditor against loss, in each case to the extent drawn upon or currently payable, (d) in respect of dividends declared or distributions required to be paid but unpaid, (e) owed under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above, and (g) for any Blocker Tax Amount.

“Blocker Merger Consideration” means, with respect to each Blocker Owner, (a) (i) the number of shares of Parent Common Stock set forth opposite the name of such Blocker Owner on the Allocation Schedule, minus (ii) the Estimated Closing Blocker Indebtedness of such Blocker Owner’s Blocker, divided by the Reference Price, (b) the portion of the Aggregate Cash Consideration set forth opposite such Blocker Owner’s name on the Allocation Schedule, and (c) the number of Parent Warrants set forth opposite such Blocker Owner’s name on the Allocation Schedule.

“Blocker 1 Owner” means the owner of the Equity Interests of Blocker 1.

“Blocker 2 Owner” means the owner of the Equity Interests of Blocker 2.

“Blocker 3 Owner” means the owner of the Equity Interests of Blocker 3.

“Blocker 4 Owner” means the owner of the Equity Interests of Blocker 4.

“Blocker 5 Owner” means the owner of the Equity Interests of Blocker 5.

“Blocker Owners” means the Blocker 1 Owner, the Blocker 2 Owner, the Blocker 3 Owner, the Blocker 4 Owner, and the Blocker 5 Owner.

“Blocker Tax Amount” means, with respect to any Blocker, an amount (not less than zero) equal to the sum of the aggregate current accrued but unpaid income Tax liabilities of such Blocker attributable to any taxable period (or portion thereof) beginning on or after January 1, 2020 and ending on or before the Closing Date, calculated in a manner consistent with past practice (including reporting positions, elections and accounting methods) of such Blocker in preparing the relevant income Tax Returns (determined with respect to any Straddle Period in accordance with Section 10.1(b)), provided that such amounts shall be calculated (i) as of the end of the Closing Date but without regard to any transactions or events outside the Ordinary Course of Business occurring on the Closing Date and after the Closing, (ii) by including estimated (or other prepaid) income Tax payments, credits or other income Tax refunds, in each case, that have the effect of reducing (but not below zero) the current accrued but unpaid income Tax liability to which it relates, (iii) by taking into account any Transaction Tax Deductions, and (iv) by otherwise excluding (A) all deferred Tax liabilities and deferred Tax assets, (B) any financing or refinancing arrangements entered into at any time by or at the direction of the Parent or JIH or any other transactions entered into by or at the direction of the Parent or JIH in connection with the transactions contemplated hereby and (C) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent income Taxes or with respect to uncertain Tax positions.

“Blocker Written Consents” means, collectively, the written consents executed by all of the members or stockholders, as applicable, of each of the Blockers evidencing (a) the approval of this Agreement, such Blocker’s Blocker Merger and the other transactions contemplated hereby, (b) the appointment of the Equityholder Representative pursuant to Section 14.1 hereof, and (c) an agreement to enter into any agreements or documentation reasonably required in connection with the obligations of the Blockers pursuant to Section 8.16.

“Business Combination” has the meaning ascribed to such term in JIH Governing Documents.

“Business Data” means any and all data (whether or not in a Database), including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons), whether in electronic or any other form or medium, that is subject to Processing by any of the IT Assets.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of California or the State of New York.

“Cash and Cash Equivalents” means the sum (expressed in United States dollars) of all cash and cash equivalents which are convertible (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit of the Blockers and the Group Companies) of the Blockers and the Group Companies as of the Measurement Time, in each case, calculated in accordance with the Accounting Principles; provided, that Cash and Cash Equivalents shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared as of the Measurement Time.

“Cash Consideration Percentage” means a fraction, expressed as a percentage, equal to (a) the Aggregate Cash Consideration, divided by (b) (i) the Aggregate Closing Consideration.

“Class A Preferred Rollover Units” means, with respect to each Company Class A Preferred Unitholder, a number of Company Class A Preferred Units held by such Company Class A Preferred Unitholder equal to the product of (a) such Company Class A Preferred Unitholder’s Total Class Preferred A Units, multiplied by (b) the Equity Consideration Percentage.

“Class A Preferred Units” has the meaning set forth in the Company LLCA.

“Class B Common Rollover Units” means, with respect to each Company Class B Common Unitholder (other than the Deemed Class B Common Unitholders), a number of Company Class B Common Units held by such Company Class B Common Unitholder equal to the product of (a) such Company Class B Common Unitholder’s Total Class B Common Units, multiplied by (b) the Equity Consideration Percentage.

“Class B Common Units” has the meaning set forth in the Company LLCA.

“Class B Preferred Units” has the meaning set forth in the Company LLCA.

“Clayton Act” means the Clayton Act of 1914.

“Clearlake Member” means each of the Persons set forth on Schedule 1.1(a).

“Closing” means the closing of the transactions.

“Closing Blocker Indebtedness” means the Blocker Indebtedness of each Blocker as of the Closing, calculated in accordance with the Accounting Principles applicable to the Blockers.

“Closing Company Indebtedness” means the Company Indebtedness as of the Closing, calculated in accordance with the Accounting Principles.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Cash Consideration” means collectively, the aggregate amount of the Company Class A Preferred Unitholder Cash Consideration, the Company Class B Preferred Unitholder Cash Consideration and the Company Class B Common Unitholder Cash Consideration for all Company Equityholders.

“Company Class A Preferred Unitholder” means each holder (other than the Blockers prior to the Parent Merger and Parent after the Parent Merger) of Class A Preferred Units.

“Company Class A Preferred Unitholder Cash Consideration” means, with respect to each Company Class A Preferred Unitholder, an amount in cash equal to (a) the product of the Aggregate Cash Consideration, multiplied by (b) such Company Class A Preferred Unitholder’s Allocable Percentage.

“Company Class B Common Unitholder” means each holder (other than Parent after the Parent Merger) of Class B Common Units. In its sole discretion, the board of managers of the Company may elect to treat the counterparties to the agreements set forth in items (b)(i)(1)-(3) of Schedule 4.3 (the “Deemed Class B Common Unitholders”) as Class B Common Unitholders and, upon such election, such Persons shall be deemed to be Class B Common Unitholders for purposes of this Agreement, including in respect of the Company Cash Consideration and the Company Equity Consideration payable to Company Class B Common Unitholders hereunder.

“Company Class B Common Unitholder Cash Consideration” means, with respect to each Company Class B Common Unitholder, an amount in cash equal to (a) the Aggregate Cash Consideration, multiplied by (b) such Company Class B Common Unitholder’s Allocable Percentage.

“Company Class B Preferred Unitholder” means each holder (other than the Blockers prior to the Parent Mergers and Parent after the Parent Mergers) of Class B Preferred Units.

“Company Class B Preferred Unitholder Consideration” means, with respect to each Company Class B Preferred Unitholder, (a) the product of the Aggregate Cash Consideration, multiplied by (b) such Company Class B Preferred Unitholder’s Allocable Percentage.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, stay, deferred compensation, commission, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract, in each case whether written or otherwise enforceable, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies or under or with respect to which any of the Group Companies has any Liability, but in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA or any statutory plan maintained or administered by a Governmental Entity outside of the United States.

“Company Equity Consideration” means, (a) with respect to each Company Class A Preferred Unitholder, (i) a number of shares of Parent Common Stock equal to (x) such Company Class A Preferred Unitholder’s Allocable Percentage of the Aggregate Equity Consideration, divided by (y) the Reference Price, and (ii) and the number of Parent Warrants set forth opposite such Class B Unitholder’s name on the Allocation Schedule, and (b) with respect to each Company Class B Common Unitholder, (i) a number of shares of Parent Common Stock equal to (x) such Company Class B Unitholder’s Allocable Percentage of the Aggregate Cash Consideration, divided by (y) the Reference Price, in each case, as set forth in the Allocation Schedule and (ii) and the number of Parent Warrants set forth opposite such Class A Unitholder’s name on the Allocation Schedule.

“Company Equityholders” means the Company Class A Preferred Unitholders, Company Class B Preferred Unitholders and Company Class B Common Unitholders.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2(a) (Non-contravention), Section 4.3 (Capitalization), Section 4.13 (Brokerage) and Section 4.20 (Affiliate Transactions).

“Company Indebtedness” means, without duplication, with respect to the Group Companies on a consolidated basis, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of the Group Companies (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) any letters of credit, bankers acceptances or other obligation by which any Group Company assured a creditor against loss, in each case to the extent drawn upon or currently payable, (d) in respect of dividends declared or distributions payable but unpaid, (e) owed under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above, (g) for the avoidance of doubt, any obligations described in the foregoing clauses (a) through (f) above acquired in connection with the acquisition of a Person in a Permitted Acquisition, and (h) for any Company Tax Amount. For the avoidance of doubt, Company Indebtedness (other than the Company Tax Amount, which shall be computed in accordance with such defined term) will (x) be measured on a consolidated basis and exclude any intercompany Company Indebtedness among the Group Companies which are wholly-owned, (y) exclude deferred revenue and (z) exclude any items included in the calculation of Transaction Expenses (including Pre-Paid Transaction Expenses).

“Company LLCA” means the Second Amended and Restated Operating Agreement of the Company, dated as of February 12, 2018.

“Company Sale Consideration” means (a) the Company Cash Consideration and (b) the Company Equity Consideration.

“Company Stock Recipient” means any Company Equityholder that is entitled to receive shares of Parent Common Stock at the Closing in connection with the transactions contemplated by this Agreement.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Tax Amount” means an amount (not less than zero) equal to the sum of the aggregate current accrued but unpaid income Tax liabilities of the Group Companies attributable to any taxable period (or portion thereof) beginning on or after January 1, 2020 and ending on or before the Closing Date, calculated in a manner consistent with past practice (including reporting positions, elections and accounting methods) of the Group Companies in preparing the relevant income Tax Returns (determined with respect to any Straddle Period in accordance with Section 10.1(b)), provided that such amounts shall be calculated (i) as of the end of the Closing Date but without regard to any transactions or events outside the Ordinary Course of Business occurring on the Closing Date and after the Closing, (ii) by including estimated (or other prepaid) income Tax payments credits or other income Tax refunds, in each case, that have the effect of reducing (but not below zero) the current accrued but unpaid income Tax liability to which it relates, (iii) by taking into account any Transaction Tax Deductions, and (iv) by otherwise excluding (A) all deferred Tax liabilities and deferred Tax assets, (B) any financing or refinancing arrangements entered into at any time by or at the direction of the Parent or JIH or any other transactions entered into by or at the direction of the Parent or JIH in connection with the transactions contemplated hereby and (C) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent income Taxes or with respect to uncertain Tax positions.

“Company Unitholder” means each Company Class A Preferred Unitholder, Company Class B Preferred Unitholder and Company Class B Common Unitholder, which collectively includes the Blocker, Management Holdings, Holdco, JBI and Koos Trust.

“Company Units” means the Class A Preferred Units, Class B Preferred Units, and the Class B Common Units.

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Blocker or any Group Company, which upon consummation thereof, would result in any Blocker or any Group Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, exclusive license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of any Blocker or the Group Companies, taken as a whole (but excluding non-exclusive licenses of Intellectual Property or other transactions in the Ordinary Course of Business), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities convertible into equity of any Blocker or any Group Company (excluding any such sale between or among the

Group Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except to the extent contemplated hereby or in connection with a Permitted Acquisition and as permitted by the terms of this Agreement), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course Of Business (but not the acquisition of a Person or business via an asset transfer), by either a Blocker or any Group Company of the equity or voting interests of, or a material portion of the assets or business of, a third party (except, in each case, for any Permitted Acquisition), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Blocker or any Group Company (except to the extent expressly permitted by the terms hereof), in all cases of clauses (a) through (e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Company Equityholder, Blocker Owner, Blocker, other direct or indirect equityholder of any Group Company or any of their respective directors, officers or Affiliates (other than any Group Company) or any representatives of the foregoing).

“Confidential Information” means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by Parent, the Company Equityholders, Blocker or any Group Company (each, a “Disclosing Party”) to any other Party (each, a “Recipient”), which in any way related or pertains to the Disclosing Party or its Affiliates; provided, however, that “Confidential Information” shall not include information that is (at the time of disclosure) or becomes (a) available to the public through no fault of the Recipient or its Affiliates (other than the Disclosing Party) or representatives, (b) was properly known to the Recipient or its Affiliates (other than the Disclosing Party) or representatives, without restriction, prior to disclosure by the Disclosing Party, as shown by documentary or other reasonable evidence, (c) was properly disclosed to the Recipient or its Affiliates (other than the Disclosing Party) or representatives by another Person without restriction or (d) was independently developed by the Recipient or its Affiliates (other than the Disclosing Party) or representatives without use of or reference to the Confidential Information, as shown by documentary or other reasonable evidence.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 14, 2020 among JIH and the Company.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences) or any mutations thereof and/or related or associated epidemics, pandemics, or disease outbreaks.

“Credit Agreements” means (i) that certain ABL Credit and Guarantee Agreement, dated as of February 12, 2018 (as may be further amended, restated, amended and restated, supplemented or modified from time to time), by and among Janus Intermediate, LLC, as holdings, Janus International Group, LLC, as parent borrower, the other borrowers party thereto, the subsidiary guarantors party thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent and (ii) the First Lien Credit Facility.

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“Default” means, with respect to any Credit Agreement, a “Default” or an “Event of Default” as defined in such Credit Agreement.

“Disclosure Schedules” means the Parent Disclosure Schedules, the Blocker Disclosure Schedules and the Company Disclosure Schedules.

“Earnout Agreement” means that certain Earnout Agreement to be entered into at the Closing by and between Parent and Sponsor and containing substantially the terms set forth on Schedule 1.1(b).

“Earnout Shares” means 2,000,000 shares of Parent Common Stock, which Earnout Shares shall automatically upon issuance to the Sponsor in accordance with the terms of this Agreement at the JIH Effective Time become subject to the restrictions set forth in the Earnout Agreement.

“Enterprise Value” means the Actual Enterprise Value plus the Aggregate Permitted Acquisition Price Amount.

“Environmental Laws” means all Laws concerning pollution, human health or safety, Hazardous Materials or protection of the environment.

“Equity Consideration Percentage” means an amount, expressed as a percentage, equal to (a) one hundred percent (100%), minus (b) the Cash Consideration Percentage.

“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements to subscribe for or acquire Equity Interests in Parent in exchange for cash prior to or in connection with the transactions contemplated hereby (the “Equity Financing”), including the parties named in any Subscription Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in such subscription or acquisition and, in each case, their respective successors and assigns.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.

“Ex-Im Laws” means export, controls, import, deemed export, reexport, transfer, and retransfer controls, including, contained in the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Excluded Shares” means shares of JIH Common Stock, if any, (i) held in the treasury of JIH or (ii) for which a JIH Shareholder has demanded that JIH redeem such shares of JIH Class A Common Stock.

“Executives” means Scott Sannes and Ramey Jackson.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“First Lien Credit Facility” means that certain First Lien Credit and Guarantee Agreement, dated as of February 12, 2018 (as amended by that certain Incremental Amendment No. 1 to the First Lien Credit and Guarantee Agreement, dated as of March 1, 2019, by that certain Incremental Amendment No. 2 to the First Lien

Credit and Guarantee Agreement, dated as of August 12, 2019, and as may be further amended, restated, amended and restated, supplemented or modified from time to time) by and among Janus Intermediate, LLC, as holdings, Janus International Group, LLC, as borrower, the subsidiary guarantors party thereto, the lenders party thereto, and UBS AG, Stamford Branch as administrative agent and collateral agent.

“Flow-Through Tax Return” means any income Tax Return filed by or with respect to any Group Company if (i) such entity is treated as a partnership, disregarded entity, or other “flow-through entity” for purposes of such Tax Return, and (ii) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of any direct or indirect owners of any Group Company, including, for the avoidance of doubt, any Tax Return required to be filed on IRS Form 1065 (or any similar state or local Tax Return).

“Form S-4” means the Registration Statement on Form S-4 containing a proxy statement/prospectus to be filed with the SEC by JIH in connection with the JIH Shareholder Meeting, including any amendments thereto.

“Fraud” means actual and intentional common law fraud committed by a Party with respect to the making of the representations and warranties set forth in Article IV, Article V or Article VI, as applicable. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means (a) in the case of a company or corporation, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association as amended from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Governmental Plan” means any statutory plan maintained or administered by a Governmental Entity outside of the United States and to which any Group Company is required to contribute.

“Group Companies” means, collectively, the Company and the Company Subsidiaries.

“Hazardous Materials” means all substances, materials or wastes regulated by, or for which Liability or standards of conduct may be imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, noise, mold, odor, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, with respect to any Person other than a Group Company or a Blocker, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which such Person assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) owed under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, and (i) in the nature of guarantees of the obligations described in clauses (a) through (h) above.

“Intellectual Property” means rights in all of the following in any jurisdiction throughout the world: (a) all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media accounts and rights in telephone numbers and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets, all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures and all improvements thereto, and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (“Trade Secret”), (f) all Software and Databases, and (g) all other similar proprietary rights.

“Interested Party” means the Company Equityholders, the Blocker Owners, the Blockers, and any of their respective directors, executive officers or Affiliates (other than any Group Company).

“IT Assets” means Software, systems, Databases, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Group Companies.

“JIH Class A Common Stock” means shares of Class A common stock of JIH, par value $0.0001 per share.

“JIH Class B Common Stock” means shares of Class B common stock of JIH, par value $0.0001 per share.

“JIH Common Stock” means JIH Class A Common Stock and JIH Class B Common Stock, collectively.

“JIH Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of JIH and its subsidiaries taken as a whole or (ii) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay JIH from performing its obligations under this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on JIH or its subsidiaries.

“JIH Public Consideration” means 34,500,000 shares of Parent Common Stock and 17,250,000 Parent Warrants.

“JIH Public Shareholder” means any JIH Shareholder other than the Sponsor.

“JIH SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by JIH with the SEC, including the Form S-4, Additional JIH Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“JIH Share Redemption” means the election of an eligible holder of shares of JIH Class A Common Stock (as determined in accordance with the applicable JIH Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of JIH Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable JIH Governing Documents and the Trust Agreement) in connection with the JIH Shareholder Meeting.

“JIH Shareholder Meeting” means a general meeting of the JIH Shareholders to vote on JIH Shareholder Voting Matters.

“JIH Shareholder Voting Matters” means the Required JIH Shareholder Voting Matters and the Other JIH Shareholder Voting Matters.

“JIH Shareholders” means the holders of the JIH Class A Common Stock, JIH Class B Common Stock or JIH Warrants.

“JIH Sponsor Consideration” means 6,625,000 shares of Parent Common Stock (excluding the Earnout Shares), 5,075,000 Parent Warrants and the Earnout Shares.

“JIH Warrant Agreement” means that certain Warrant Agreement, dated as of November 13, 2019, by and between JIH and the Trustee, as warrant agent.

“JIH Warrants” means the issued and outstanding warrants to purchase shares of JIH Class A Common Stock at an exercise price of $11.50 per JIH Warrant, whether or not redeemable by JIH.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, including after reasonable due inquiry of such Executive’s direct reports, (b) as used in the phrase “to the Knowledge of such Blocker” or phrases of similar import means the actual knowledge of any of the officers or managing member of such Blocker, including after reasonable due inquiry and (c) as used in the phrase “to the Knowledge of the Parent” or phrases of similar import means the actual knowledge of Brian Cook or Roger Fradin, including after reasonable due inquiry.

“Latest Balance Sheet Date” means September 26, 2020.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, directives, pronouncements, rulings and any Orders of a Governmental Entity, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“Lock-Up Agreement” means a Lock-Up Agreement to be entered into by and among Parent, each Blocker Owner and each Company Stock Recipient at the Closing in substantially the form attached hereto as Exhibit G.

“Lookback Date” means the date which is three (3) years prior to the Effective Date.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Group Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated hereby and by the Ancillary Agreements; provided, however, that, solely with respect to the foregoing clause (a), none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god; (vii) any national or international political conditions in any jurisdiction in which the Group Companies conduct business; (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (ix) any consequences arising from any action (A) taken by a Party expressly required by this Agreement (other than the Group Companies’ compliance with Section 7.1(a)), (B) taken by any Group Company at the express direction of Parent, the Sponsor or any Affiliate thereof or (C) not taken by the Company in compliance with Section 7.1 as a result of Parent’s failure to consent to such action pursuant to Section 7.1); (x) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); (xi) any failure in and of itself to complete one or more Permitted Acquisitions once the definitive agreement with respect thereto has been executed (it being understood that the underlying event, circumstance or state of facts with respect to the Group Companies giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); or (xii) the announcement or pendency of the transactions contemplated hereby; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i),(ii), (iv) (v), (vi), (vii) and (viii) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate.

“Material Suppliers” means the top ten (10) suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased by the Group Companies) during the twelve (12) months ended September 26, 2020.

“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken by such Person in the ordinary course of business consistent with past practice and (b) any other reasonable action taken by such Person in good faith in response to the actual or anticipated effect on such Person’s business of COVID-19 or any Pandemic Measure, in each case with respect to this clause (b) in connection with or in response to COVID-19.

“Ordinary Course Tax Sharing Agreement” means any commercial agreement with customary tax indemnification terms entered into in the ordinary course of business of which the principal subject matter is not Tax.

“Other JIH Shareholder Voting Matters” means (a) the adoption and approval of the EIP, (b) the adoption and approval of a proposal for the adjournment of JIH Shareholder Meeting, if necessary, to permit further solicitation of proxies, and (c) the adoption and approval of any other proposals that are required for the consummation of the transactions contemplated hereby that are submitted to, and require the vote of, JIH Shareholders in the Form S-4.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Group Companies.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Entity, in each case, in connection with or in response to COVID-19.

“Parent Board” means, at any time, the board of directors of the Parent.

“Parent Common Stock” means the common stock of Parent, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Parent Governing Documents.

“Parent Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving Parent or JIH (or any Affiliate or Subsidiary of Parent or JIH) and any party other than the Company or the Company Unitholders, other than the actual or announced pursuit, incorporation or initial public offering of a blank-check company incorporated for the purpose of acquiring on or more operating companies in a business combination by Affiliates of the Sponsor.

“Parent Disclosure Schedules” means the Disclosure Schedules delivered by Parent to the Company concurrently with the execution and delivery of this Agreement.

“Parent Expense Cap” means in respect of Transaction Expenses (including Pre-Paid Transaction Expenses), an amount not to exceed the specific amount in respect of each such Transaction Expense (including Pre-Paid Transaction Expenses) set forth on Schedule 1.1(c).

“Parent Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization; Authority; Enforceability), Section 6.2(a) (Non-Contravention), Section 6.3 (Capitalization), Section 6.6 (Brokerage) and Section 6.6 (Trust Account).

“Parent Governing Documents” means the certificate of incorporation of Parent and the bylaws of Parent, as in effect at such time.

“Parent Revised Bylaws” means the amended and restated bylaws of Parent in the form attached hereto as Exhibit C.

“Parent Revised Certificate of Incorporation” means the certificate of incorporation of Parent in the form attached hereto as Exhibit B.

“Parent Warrants” means warrants to purchase shares of Parent Common Stock at an exercise price of $11.50 per Parent Warrant.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Acquisition” means any acquisition by any Group Company set forth on Schedule 1.5 or consented to by Parent pursuant to Section 8.21. Notwithstanding anything to the contrary contained in this Agreement, to the extent any Permitted Acquisition requires any Group Company to pay or issue consideration in excess of $5,000,000 (including any contingent or deferred consideration), such transaction shall not constitute a Permitted Acquisition pursuant to the terms of this Agreement and shall require the prior written consent of JIH.

“Permitted Acquisition Target” means the Person or Persons, assets or liabilities acquired (whether through stock purchase, merger, asset purchase or otherwise) in connection with a Permitted Acquisition.

“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, other similar Liens of record affecting title to the property which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business of any of the Group Companies conducted thereon, (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves required pursuant to GAAP have been made on the Financial Statements in respect thereof, (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made on the Financial Statements in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made on the Financial Statements in respect thereof), (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) municipal bylaws, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, regulating the use or occupancy of such Real Property and promulgated by any Governmental Entity having jurisdiction over the Real Property, which do not materially impair the applicable Group Company’s current use or occupancy of the Real Property or the operation of the business thereon, (g) Liens arising under in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, (h) Securities Liens, (i) Liens created by non-exclusive licenses granted to customers in the Ordinary Course of Business in any Owned Intellectual Property, and (j) those Liens set forth on Schedule 1.6.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information that, alone or in combination with other data or information, can be reasonably used to identify (directly or indirectly) an individual or household, or that relates to an identified or identifiable individual, including, e-mail address, social security number, personal financial account number, driver’s license number, or government issued identification number, and any information defined as “personal information,” “personal data,” or similar terms under applicable Privacy Laws.

“PIPE Investor” means any Person (other than JIH and Parent) that has executed a Subscription Agreement.

“PIPE Proceeds” means an amount equal to the cash proceeds from the PIPE Investment.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Pre-Paid Transaction Expenses” means all fees, costs, expenses and other payments paid by Parent, JIH, any Merger Sub, any Blocker, any Group Company, the Equityholder Representative, or any Company Equityholder prior to the Closing Date, in each case as set forth on Schedule 1.1(d).

“Premium Cap” has the meaning set forth in Section 8.13(b)(i).

“Privacy and Security Requirements” means any and all of the following to the extent relating to Personal Information or the Processing thereof by or on behalf of the Group Companies or otherwise relating to privacy, data and cyber security, or security breach notification requirements and applicable to the Group Companies, to the conduct of their respective businesses, or to any of the IT Assets or any Business Data: (a) all applicable Laws, including Privacy Laws, (b) obligations of any Group Company under Contracts to which it is a party or by which it is otherwise bound, (c) all applicable Privacy Policies and (d) the Payment Card Industry Data Security Standard.

“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, and general consumer protection Laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar Laws

“Privacy Policies” means all current and former written, external-facing policies of any Group Company governing the Processing of Personal Information, including all website and mobile application privacy policies.

“Proceeding” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Profits Interest Units” means the Class B Common Units of the Company granted pursuant the applicable Profits Interest Unit grant agreement, subject to the terms of the Company LLCA.

“Real Property” means all Owned Real property identified in Schedule 4.7(a)(i) and all Leased Real Property identified in Schedule 4.7(b)(i).

“Reference Price” means $10.00.

“Required JIH Shareholder Voting Matters” means, collectively, proposals to approve (a) the adoption and approval of this Agreement and the transactions contemplated hereby, (b) the adoption and approval of Parent Revised Certificate of Incorporation, and (c) the adoption and approval of the issuance of shares of Parent Common Stock (including the Earnout Shares) in connection with the transactions contemplated hereby, including the PIPE Investment, as may be required under the Stock Exchange listing requirements.

“Required Vote” means the affirmative vote of JIH Shareholders set forth in the Form S-4 to the extent required to approve the required JIH Shareholders Voting Matters.

“Rollover Units” means collectively, the Class A Preferred Rollover Units and the Class B Common Rollover Units.

“Sanctioned Country” means any country or region that is, or in the last five (5) years has been, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, or the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Incident” means any cyber or security incident, the unauthorized access, use, disclosure, modification or destruction of information or interference, other Processing, or any other breach of security, phishing incident, ransomware or malware attack by a Third Party to any IT Assets, Personal Information or Trade Secret, including those collected, used or held for use on the IT Assets.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” means all computer software programs, data and Databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including software compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other items and documentation related to or associated with any of the foregoing.

“Sponsor” means Juniper Industrial Sponsor, LLC.

“Sponsor Letter Agreement” means that certain Letter Agreement, dated as of November 7, 2019, by and among JIH, the Sponsor and the other parties thereto.

“Sponsor Registration and Stockholder Rights Agreement” means that certain Registration and Stockholder Rights Agreement, dated as of November 13, 2019, by and among JIH, the Sponsor and other parties thereto.

“Stock Exchange” means the New York Stock Exchange.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax” or “Taxes” means all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, minimum, capital gains, user, lease, franchise, capital, estimated, goods and services, or other taxes, assessments, duties, imposts, levies, escheat or unclaimed property obligations, or similar charges, including all interest, penalties and additions imposed with respect to any of the foregoing, imposed by (or otherwise payable to) any Governmental Entity.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Transaction Expenses” means the (i) Pre-Paid Transaction Expenses and (ii) to the extent not paid as of the Closing by Parent, JIH, any Merger Sub, any Blocker, any Group Company, the Equityholder Representative, or any Company Equityholder:

(a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including the Deferred Discount, as such term is defined in the Trust Agreement), or other advisors, service providers, representatives) including brokerage fees and commissions, incurred or payable by Parent or the Sponsor through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with Parent’s or JIH’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

(b) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Group Companies, the Blocker Owners, the Blockers, the Equityholder Representative or the Company Equityholders through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby;

(c) any fees, costs and expenses incurred or payable by Parent, the Sponsor, the Blocker Owners, the Blockers or any Group Company through the Closing in connection with entry into and the negotiation of the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;

(d) any amounts incurred under or in connection with any retention, severance, transaction, change in control and similar bonuses or arrangements that are owed by a Group Company to any current or former employee or other individual service provider and that will be triggered, in whole or in part, as a result of the transactions contemplated by this Agreement plus the employer portion of any payroll or other employment Taxes related thereto in each case;

(e) all fees, costs and expenses paid or payable pursuant to the Tail Policy;

(f) all filing fees paid or payable to a Governmental Entity in connection with any filing required to be made under the HSR Act;

(g) all fees, costs and expenses paid or payable to the Transfer Agent; and

(h) any amounts unpaid under the terms of any Affiliated Transaction, or related to the termination of any Affiliated Transaction.

“Transaction Tax Deductions” means any amount that is deductible for income Tax purposes that is incurred by any Group Company in connection with the transactions contemplated herein (excluding, for the avoidance of doubt, any amount (including with respect to any Transaction Expense) that is or was an obligation of, or incurred or payable by, JIH or the Sponsor or their relevant Affiliates), including, without duplication, (i) the payment of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar or other compensatory payments made by any Group Company prior to the Measurement Time; (ii) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any Group Company with respect to the payment of Company Indebtedness by (or for the benefit of) the Group Companies on or prior to the Closing Date; and (iii) the employer portion of the amount of any employment taxes with respect to the amounts set forth in clause (i) of this definition paid by any Group Company on or prior to the Closing Date; and (iv) the payment of any Transaction Expenses. The amount of the Transaction Tax Deductions will be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct 70% of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Trust Account” means the trust account established by JIH pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Account Agreement, dated of November 13, 2019, by and between JIH and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

Section 1.2 Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
ACA	Section 4.15(c)
Additional JIH Filings	Section 8.10(f)
Affiliated Transactions	Section 4.20
Agreement	Preamble
Allocation	Section 10.1(g)
Antitrust Laws	Section 8.8(c)
Assets	Section 4.19
Audited Financial Statements	Section 4.4(a)(i)
Authorized Action	Section 14.1(b)
Blocker 1	Preamble
Blocker 1 Merger	Recitals
Blocker 2	Preamble
Blocker 2 Merger	Recitals
Blocker 3	Preamble
Blocker 3 Merger	Recitals
Blocker 4	Preamble
Blocker 4 Merger	Recitals
Blocker 5	Preamble
Blocker 5 Merger	Recitals
Blocker Affiliated Transactions	Section 5.9
Blocker Bring-Down Certificate	Section 11.2(d)
Blocker Certificates of Merger	Section 2.2(b)
Blocker Effective Time	Section 2.2(b)
Blocker Letter of Transmittal	Section 3.3(a)
Blocker Merger Closing	Section 2.2(a)
Blocker Merger Sub 1	Preamble
Blocker Merger Sub 2	Preamble
Blocker Merger Sub 3	Preamble
Blocker Merger Sub 4	Preamble
Blocker Merger Sub 5	Preamble
Blocker Merger Subs	Preamble
Blocker Mergers	Recitals
Blocker Owned Company Equity Interests	Section 5.4(b)
Blockers	Preamble
Cancelled Equity Interests	Section 3.1(f)
CBA	Section 4.9(a)(i)
Claims	Section 13.9
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Form 8-K	Section 8.10(g)
Closing Press Release	Section 8.10(g)
Company	Preamble
Company Bring-Down Certificate	Section 11.2(d)
Company Equity Interests	Section 4.3(a)
Company Sale Closing	Section 2.2(a)
Company Units Sale	Recitals
Competing Buyer	Section 8.19
Contributions	Recitals

Defined Term	Reference
Contributions Closing	Section 2.2(a)
control	Section 1.1
D&O Provisions	Section 8.13(a)
Data Room	Section 13.5
Deemed Class B Common Unitholders	Section 1.1
DGCL	Recital
Disclosing Party	Section 1.1
DLLCA	Recitals
Effective Date	Preamble
EIP	Section 8.4
Environmental Permits	Section 4.17
Equity Financing	Section 1.1
Equityholder Materials	Section 3.3(b)
Equityholder Representative	Preamble
Estimated Aggregate Closing Consideration	Section 3.2(b)(ii)
Estimated Closing Blocker Indebtedness	Section 3.2(b)(i)
Estimated Closing Statement	Section 3.2(b)(ii)
Final Allocation	Section 10.1(g)
Financial Statements	Section 4.4(a)
Foreign Plan	Section 4.15(e)
Holdco	Preamble
Holdco Distribution	Recitals
Indemnified Persons	Section 8.13(a)
Insurance Policies	Section 4.15(b)
Intended Tax Treatment	Section 10.1(e)
Internal Controls	Section 4.4(c)
Investor Rights Agreement	Recitals
IPO	Section 13.9
IRS	Section 4.15(a)
JBI	Preamble
JIG	Section 4.4(e)
JIH	Preamble
JIH Balance Sheet	Section 6.11(c)
JIH Certificate of Merger	Section 2.2(b)
JIH Effective Time	Section 2.2(b)
JIH Merger	Recitals
JIH Merger Closing	Section 2.2(a)
JIH Merger Sub	Preamble
JIH Preferred Stock	Section 6.3(d)
JIH Public Securities	Section 6.9
JOBS Act	Section 6.10
Koos Trust	Preamble
Management Holdings	Preamble
Material Contract	Section 4.9(b)
Material Customer	Section 4.9(c)
Material Leases	Section 4.7
Mergers	Recitals
Non-Party Affiliate	Section 13.14
OFAC	Section 1.1
Outside Date	Section 12.1(c)
Parent	Preamble

Defined Term	Reference
Parent Bring-Down Certificate	Section 11.3(c)
Parent Certificates of Merger	Section 2.2(d)
Parent Contribution Amount	Section 3.2(e)(i)
Parent Effective Time	Section 2.2(d)
Parent Equity Interests	Section 6.16
Parent Merger Closing	Section 2.2(a)
Parent Mergers	Recitals
Parent Parties	Preamble
Parent Party Written Consents	Section 8.18
Parent Warrant Agreement	Section 8.26(a)
Parties	Preamble
Party	Preamble
Payoff Amount	Section 3.2(e)(ii)
PCAOB Financial Statements	Section 8.10(h)
Permits	Section 4.17(b)
PIPE Investment	Recitals
PIPE Investors	Recitals
Pre-Closing Period	Section 7.1
Premium Cap	Section 8.13(b)(ii)
Privileged Communications	Section 13.16
Prospectus	Section 13.9
Public Stockholders	Section 13.9
Recipient	Section 1.1
Section 16	Section 8.25
Seller Group	Section 13.16
Signing Form 8-K	Section 8.10(b)
Signing Press Release	Section 8.10(b)
Splitter 1	Recitals
Splitter 1 Liquidation	Recitals
Splitter 2	Recitals
Splitter 2 Liquidation	Recitals
Sponsor Letter Agreement Amendment	Section 8.26(b)
Sponsor Registration and Stockholders Rights Amendment	Section 8.26(c)
Sponsor Voting Agreement	Recitals
Subscription Agreements	Recitals
Subsequent Contribution	Recitals
Surviving Blocker 1	Section 2.1(b)
Surviving Blocker 2	Section 2.1(c)
Surviving Blocker 3	Section 2.1(d)
Surviving Blocker 4	Section 2.1(e)
Surviving Blocker 5	Section 2.1(f)
Surviving Blocker Interests	Section 3.1(b)(i)
Surviving Blockers	Section 2.1(f)
Surviving JIH	Section 2.1(a)
Surviving Parent	Section 2.1(g)
Tail Policy	Section 8.13(b)(ii)
Tax Accounting Firm	Section 10.1(g)
Tax Contest	Section 10.1(i)
Tax Positions	Section 10.1(h)
Topco	Recitals
Topco Distribution and Redemption	Recitals

Defined Term	Reference
Total Individual Blocker Merger Consideration	Section 3.1(b)(ii)
Trade Controls	Section 4.21(a)
Trade Secret	Section 1.1
Transaction Expenses Amount	Section 3.2(e)(iii)
Trust Amount	Section 6.7
Unaudited Balance Sheet	Section 4.4(a)(ii)
Unaudited Financial Statements	Section 4.4(a)(ii)
Waived 280G Benefits	Section 8.16

ARTICLE II

THE MERGERS; CLOSING

Section 2.1 Closing Transactions; Mergers; Contributions and Company Units Sale.

(a) The JIH Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the JIH Effective Time, JIH Merger Sub shall be merged with and into JIH. As a result of the JIH Merger, the separate corporate existence of JIH Merger Sub shall cease, and JIH shall continue as the surviving company and as a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as “Surviving JIH”).

(b) The Blocker 1 Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time and after the JIH Merger, Blocker Merger Sub 1 shall be merged with and into the Blocker 1. As a result of the Blocker 1 Merger, the separate corporate existence of Blocker Merger Sub 1 shall cease, and the Blocker 1 shall continue as the surviving company and as a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Blocker 1”).

(c) The Blocker 2 Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time and after the JIH Merger, Blocker Merger Sub 2 shall be merged with and into the Blocker 2. As a result of the Blocker 2 Merger, the separate corporate existence of Blocker Merger Sub 2 shall cease, and the Blocker 2 shall continue as the surviving company and as a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Blocker 2”).

(d) The Blocker 3 Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time and after the JIH Merger, Blocker Merger Sub 3 shall be merged with and into the Blocker 3. As a result of the Blocker 3 Merger, the separate corporate existence of Blocker Merger Sub 3 shall cease, and the Blocker 3 shall continue as the surviving company and as a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Blocker 3”).

(e) The Blocker 4 Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time and after the JIH Merger, Blocker Merger Sub 4 shall be merged with and into the Blocker 4. As a result of the Blocker 4 Merger, the separate corporate existence of Blocker Merger Sub 4 shall cease, and the Blocker 4 shall continue as the surviving company and as a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Blocker 4”).

(f) The Blocker 5 Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time and after the JIH Merger, Blocker Merger Sub 5 shall be merged with and into the Blocker 5. As a result of the Blocker 5 Merger, the separate corporate existence of Blocker Merger Sub 5 shall cease, and the Blocker 5 shall continue as the surviving company and as a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Blocker 5” and together with the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3 and the Surviving Blocker 4, the “Surviving Blockers”).

(g) The Parent Mergers. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at Parent Effective Time and immediately after the Blocker Mergers, each of (i) the Surviving Blocker 1, (ii) the Surviving Blocker 2, (iii) Surviving Blocker 3, (iv) the Surviving Blocker 4 and (v) the Blocker 5 shall be merged with and into Parent. As a result of the Parent Mergers, the separate corporate existence of each of (v) the Surviving Blocker 1, (w) the Surviving Blocker 2, (x) the Surviving Blocker 3, (y) the Surviving Blocker 4 and (z) the Surviving Blocker 5 shall cease, and Parent shall continue as the surviving company (sometimes referred to, in such capacity, as “Surviving Parent”).

(h) The Company Contributions. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL and the DLLCA, immediately after the Parent Mergers, the parties shall cause the Contributions to occur.

(i) The Company Units Sale. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL and the DLLCA, on the Closing Date immediately following the Contributions, the parties shall cause the Company Units Sale to occur.

(j) The Subsequent Contribution. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL and the DLLCA, on the Closing Date immediately following the Company Units Sale, Parent will cause the Subsequent Contribution to occur.

Section 2.2 Closing; Effective Time.

(a) The closing of the JIH Merger (the “JIH Merger Closing”), the closing of the Blocker Mergers (“Blocker Merger Closing”), the closing of the Parent Mergers (the “Parent Merger Closing”), the closing of the Contributions (the “Contributions Closing”), the closing of the Company Units Sale (the “Company Sale Closing”), and the closing of the other transactions contemplated hereby (together with the Blocker Merger Closing, the Parent Merger Closing, the Contributions Closing, and the Company Sale Closing, the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the fourth (4th) Business Day after the conditions set forth in Article XI have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

(b) On the Closing Date, the Parties shall cause the JIH Merger to be consummated simultaneously by filing a certificate of merger (the “JIH Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filings, or, if another date and time is specified in such filings, such specified date and time, being the “JIH Effective Time”).

(c) On the Closing Date, the Parties shall cause the Blocker Mergers to be consummated simultaneously by filing certificates of merger (the “Blocker Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filings, or, if another date and time is specified in such filings, such specified date and time, being the “Blocker Effective Time”).

(d) On the Closing Date, and immediately after the Blocker Effective Time, the Parties shall cause the Parent Mergers to be consummated by filing certificates of merger (the “Parent Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Parent Effective Time”).

Section 2.3 Effects of the Mergers.

(a) At the JIH Effective Time, the effect of the JIH Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the JIH Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of JIH Merger Sub shall vest in JIH, and all debts, liabilities, duties and obligations of JIH and JIH Merger Sub shall become the debts, liabilities, duties and obligations of Surviving JIH.

(b) At the Blocker Effective Time, the effect of the Blocker 1 Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 1 and Blocker Merger Sub 1 shall vest in the Surviving Blocker 1, and all debts, liabilities, duties and obligations of Blocker 1 and Blocker Merger Sub 1 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 1.

(c) At the Blocker Effective Time, the effect of the Blocker 2 Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 2 and Blocker Merger Sub 2 shall vest in the Surviving Blocker 2, and all debts, liabilities, duties and obligations of Blocker 2 and Blocker Merger Sub 2 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 2.

(d) At the Blocker Effective Time, the effect of the Blocker 3 Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 3 and Blocker Merger Sub 3 shall vest in the Surviving Blocker 3, and all debts, liabilities, duties and obligations of Blocker 3 and Blocker Merger Sub 3 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 3.

(e) At the Blocker Effective Time, the effect of the Blocker 4 Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 4 and Blocker Merger Sub 4 shall vest in the Surviving Blocker 4, and all debts, liabilities, duties and obligations of Blocker 4 and Blocker Merger Sub 4 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 4.

(f) At the Blocker Effective Time, the effect of the Blocker 5 Merger shall be as provided in the applicable provisions of the DGCL and DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 5 and Blocker Merger Sub 5 shall vest in the Surviving Blocker 5, and all debts, liabilities, duties and obligations of Blocker 5 and Blocker Merger Sub 5 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 5.

(g) At the Parent Effective Time, the effect of the Parent Mergers shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at Parent Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of each of (i) the Surviving Blocker 1, (ii) the Surviving Blocker 2, (iii) the Surviving Blocker 3, (iv) the Surviving Blocker 4 and (v) the Surviving Blocker 5 and Parent shall vest in Surviving Parent, and all debts, liabilities, duties and obligations of each of (v) the Surviving Blocker 1, (w) the Surviving Blocker 2, (x) the Surviving Blocker 3, (y) the Blocker 4 and (z) the Surviving Blocker 5 and the Parent shall become the debts, liabilities, duties and obligations of Surviving Parent.

Section 2.4 Governing Documents.

(a) At the JIH Effective Time, the certificate of incorporation and bylaws of JIH in effect immediately prior to the JIH Effective Time shall be amended and restated in the forms attached hereto as Exhibit D and Exhibit E, respectively, which, from and after the JIH Effective Time, shall be the certificate of incorporation and bylaws of Surviving JIH until duly amended in accordance with their respective terms and the DGCL.

(b) At the Blocker Effective Time, the certificates of incorporation and bylaws of each of the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3, the Surviving Blocker 4, and the Surviving Blocker 5 shall be amended and restated in the forms of the certificates of incorporation and bylaws of Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4, and Merger Sub 5, respectively, as in effect immediately prior to the Blocker Effective Time until duly amended in accordance with their respective terms and the DGCL.

(c) At the Parent Effective Time, the Governing Documents of the Parent in effect immediately prior to the Parent Effective Time shall be amended and restated in the forms attached hereto as Exhibit B and Exhibit C, which, from and after the Parent Effective Time, shall be the Governing Documents of Surviving Parent until duly amended in accordance with their respective terms and the DGCL.

Section 2.5 Directors and Officers.

(a) At the Blocker Effective Time, (i) (x) the managers of Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4, Merger Sub 5 prior to the Blocker Effective Time shall be the initial managers of the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3, the Surviving Blocker 4, and the Surviving Blocker 5, as applicable and (ii) the officers of Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4, and Merger Sub 5 immediately prior to the Blocker Effective Time shall be the initial officers of the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3, the Surviving Blocker 4, and the Surviving Blocker 5, respectively, each to hold office in accordance with the Governing Documents of the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3, the Surviving Blocker 4, and the Surviving Blocker 5.

(b) Effective as of the Closing, (i) the Sponsor and the Equityholder Representative shall cooperate such that the board of directors of Parent shall be composed as set forth in the Investor Rights Agreement, to serve in accordance with the Governing Documents of Parent, and (ii) such board of directors of Parent shall appoint the officers of Parent to be effective from and after the Closing, to serve in accordance with the Governing Documents of Parent.

ARTICLE III

CONVERSION OF SECURITIES; CONTRIBUTION; MERGER CONSIDERATION;

CLOSING DELIVERIES

Section 3.1 Conversion of Securities; Contribution.

(a) The JIH Merger. At the JIH Effective Time, by virtue of the JIH Merger and without any action on the part of any Party or JIH Shareholder, (i) each share of capital stock of JIH Merger Sub that is issued and outstanding immediately prior to the JIH Effective Time shall cease to be outstanding and shall be converted into one validly issued share of capital stock of Surviving JIH, and (ii) each share of JIH Common Stock (other than any Excluded Shares, which shall not constitute JIH Common Stock hereunder) and each JIH Warrant that was outstanding immediately prior to the JIH Effective Time shall cease to be outstanding and shall be converted into, (A) with respect to each share of JIH Common Stock and JIH Warrant owned by the Sponsor, the right to receive the JIH Sponsor Consideration, and (B) with respect to each share of JIH Common Stock or JIH Warrant owned by a JIH Public Shareholder, as applicable, the right to receive the portion of the JIH Public Consideration payable to each such JIH Public Shareholder as set forth in the Allocation Schedule. As a result of the consummation of the JIH Merger, Parent shall, in accordance with Section 2.3, directly own all of the Equity Interests in Surviving JIH.

(b) The Blocker Mergers.

(i) Blocker Merger Sub Interests. At the Blocker Effective Time, by virtue of the Blocker Mergers and without any action on the part of any Party, each share of capital stock of each of Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4 and Blocker Merger Sub 5 that is issued and outstanding immediately prior to the Blocker Effective Time shall cease to be outstanding and shall be converted into one validly issued share of capital stock of the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3, the Surviving Blocker 4, and the Surviving Blocker 5, respectively, and shall constitute the total amount of issued and outstanding shares of capital stock of the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3, the Surviving Blocker 4, and the Surviving Blocker 5, respectively, as of immediately following the Blocker Effective Time. After the Blocker Mergers, Parent shall own all of the issued and outstanding shares of capital stock, as applicable, of each Surviving Blocker (such shares of capital stock, the “Surviving Blocker Interests”).

(ii) Blocker Equity Interests. At the Blocker Effective Time, by virtue of the Blocker Mergers and without any action on the part of any Party, the Equity Interests of each Blocker that are issued and outstanding immediately prior to the Blocker Effective Time (other than Cancelled Equity Interests) shall, at the Blocker Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and, upon each Blocker Owner’s execution of a Blocker Letter of Transmittal, shall be converted into the right to receive (A) the Blocker Merger Consideration for such Blocker as set forth on the Allocation Schedule, and (B) any cash in lieu of any fractional share (clauses (A) and (B) together, the “Total Individual Blocker Merger Consideration”). No holder of Blocker Equity Interests, when so converted pursuant to this Section 3.1(b)(ii), shall have any further rights with respect thereto.

(c) Parent Mergers. At the Parent Effective Time, by virtue of the Parent Mergers and without any action on the part of any Party, each Surviving Blocker Interest that is issued and outstanding immediately prior to the Parent Effective Time shall be cancelled, shall cease to exist and shall no longer be outstanding. In connection with the Parent Mergers, Parent shall, in accordance with Section 2.3(g), directly own all of the Company Units held by the Surviving Blockers immediately prior to the Parent Effective Time.

(d) Contributions and Exchanges. Immediately following the consummation of the Parent Mergers, (i) each Company Class A Preferred Unitholder shall (other than Parent) (and, subject only to the consummation of the Closing, hereby does) contribute to Parent all rights, title and interest in and to all of the Class A Preferred Rollover Units held by such Company Class A Preferred Unitholder, free and clear of all Encumbrances, and in exchange therefor, Parent shall (and subject only to the consummation of the Closing, hereby does) issue to such Company Class A Preferred Unitholder, the portion of the Company Equity Consideration and number of Parent Warrants, in each case set forth opposite such Company Class A Preferred Unitholder’s name on the Allocation Schedule, and (ii) each Company Class B Common Unitholder shall (and, subject only to the consummation of the Closing, hereby does) contribute to Parent all rights, title and interest in and to all of Class B Common Rollover Units held by such Company Class B Common Unitholder, free and clear of all Encumbrances, and in exchange therefor, Parent shall (and subject only to the consummation of the Closing, hereby does) issue to such Company Class B Common Unitholder (including the Deemed Class B Common Unitholders), the portion of the Company Equity Consideration and the number of Parent Warrants, in each case set forth opposite such Company Class B Common Unitholder’s name on the Allocation Schedule.

(e) Company Units Sale. Immediately following the consummation of the transactions contemplated by Section 3.1(d), each Company Equityholder shall (and, subject only to the consummation of the Closing, hereby does) sell, assign, transfer and deliver to Surviving JIH, and Surviving JIH shall purchase, acquire and accept delivery from such Company Equityholder of, all rights, title and interest in all of such Company Equityholders’ Company Units (other than the Rollover Units), as applicable. In consideration for the foregoing sale of the Company Units (other than the Rollover Units), Surviving JIH shall pay the Company Cash Consideration to the

Company Equityholders as follows (and Parent shall pay any cash in lieu of any fractional share in accordance with Section 3.3(c)):

(i) with respect to any Company Class A Preferred Units (other than Class A Preferred Rollover Units) held by a Company Equityholder other than Parent: in the aggregate with respect to all such Company Class A Preferred Units held by such Company Equityholder, the Company Class A Preferred Equityholder Cash Consideration;

(ii) with respect to any Company Class B Preferred Units held by a Company Equityholder other than Parent in the aggregate with respect to all such Company Class B Preferred Units held by such Company Equityholder, the right to receive the Company Class B Preferred Equityholder Cash Consideration; and

(iii) with respect to any Company Class B Common Units (assuming all applicable performance based vesting criteria are met) (other than Class B Common Rollover Units) held by a Company Equityholder (including Company Class B Common Units deemed to be held by Deemed Class B Common Unitholders) other than Parent: in the aggregate with respect to all such Company Class B Common Units held by such Company Equityholder, the right to receive the Company Class B Common Equityholder Cash Consideration.

(f) Equity Interests Held in Treasury or Owned. (i) At the Blocker Effective Time, any Equity Interests of a Blocker held in the treasury of such Blocker or owned by such Blocker immediately prior to the Blocker Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto and (ii) at the Effective Time, any Company Units held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto (any such limited liability company interests or other Equity Interests or such Company Units contemplated by clauses (i) and (ii), “Cancelled Equity Interests”).

Section 3.2 Estimated Merger Consideration.

(a) The aggregate consideration payable with respect to the Blocker Mergers, the Contributions and the Company Units Sale taken together, shall consist of (i) the Blocker Merger Consideration, plus (ii) the Company Sale Consideration.

(b) Estimated Blocker Merger Consideration; Estimated Closing Blocker Indebtedness; Estimated Aggregate Closing Consideration.

(i) No later than four (4) Business Days prior to the Closing, each Blocker shall deliver to the Company and Parent a good faith estimate of such Blocker’s Closing Blocker Indebtedness (such Blocker’s “Estimated Closing Blocker Indebtedness”).

(ii) No later than four (4) Business Days prior to the Closing, the Company shall deliver to Parent: (i) a good faith estimate of the Company Sale Consideration (the “Estimated Aggregate Closing Consideration”) pursuant to which the Company shall (A) use the Actual Enterprise Value and (B) estimate (1) the amount of Cash and Cash Equivalents, (2) the amount of Closing Company Indebtedness, and (3) the Aggregate Permitted Acquisition Price Amount, and (ii) the Allocation Schedule as a schedule thereto ((i) and (ii) together, the “Estimated Closing Statement”). Following delivery of the Estimated Closing Statement, the Company will provide Parent, its accountants and other representatives with a reasonable opportunity to review the Estimated Closing Statement and the Company shall consider in good faith Parent’s, its accountant’s and its other representative’s reasonable comments thereto (or to any component thereof) (it being understood that Parent’s approval of the Estimated Closing Statement will not be a condition to Parent’s obligation to consummate the transactions contemplated hereunder and the Company shall have no obligation to revise the Estimated Closing Statement to reflect any comments provided by

Parent, its accountants or its other representatives). The Equityholder Representative (on behalf of the Blocker Owners and the Company Equityholders) hereby acknowledges and agrees that Parent may rely upon the Allocation Schedule, and in no event will Parent or any of its Affiliates (including JIH and the Company after the Closing) have any liability to any Blocker Owner, Company Equityholder or other Person with respect to the allocation of the Blocker Merger Consideration or Company Sale Consideration payable under this Agreement or pursuant to the Mergers or on account of payments made in accordance with the terms hereof as set forth in the Allocation Schedule.

(c) Payment of the Blocker Merger Consideration. At the Effective Time, Parent shall (A) cause the Transfer Agent to provide to each Blocker Owner immediately prior to the Effective Time, evidence of book-entry shares representing the number of whole shares of Parent Common Stock to which such Blocker Owner is entitled pursuant to Section 3.1(b)(ii) and (B) cause the Transfer Agent to pay an amount in cash equal to the amount to which such Blocker Owner is entitled to pursuant to Section 3.1(b)(ii), by wire transfer of immediately available funds to the account such Blocker Owner has identified in such Blocker Owner’s Blocker Letter of Transmittal. It is expressly understood and agreed that the delivery of the shares of Parent Common Stock and payment of cash under this Section 3.2(c), shall be in full satisfaction of Parent’s obligation with respect to such amounts, and, once paid in accordance with the terms hereof, Parent and its Affiliates shall have no liability to the Equityholder Representative, any Blocker Owner, any Blocker or any other Person for any amounts in respect of the same.

(d) Payment of the Company Sale Consideration. At the Effective Time, Parent shall (A) cause the Transfer Agent to provide to each Company Class A Preferred Unitholder and each Company Class B Common Unitholder immediately prior to the Effective Time, evidence of book-entry shares representing the number of whole shares of Parent Common Stock, pursuant to Section 3.1(d) and (B) cause the Transfer Agent to pay an amount in cash equal to the amount each Company Equityholder is entitled to pursuant to Section 3.1(e), by wire transfer of immediately available funds to the account such Company Equityholder has identified in such Company Equityholder’s Equityholder Materials. It is expressly understood and agreed that the delivery of the shares of Parent Common Stock and payment of cash under this Section 3.2(d), shall be in full satisfaction of Parent’s obligation with respect to such amounts, and, once paid in accordance with the terms hereof, Parent and its Affiliates shall have no liability to the Equityholder Representative, any Company Equityholder or any other Person for any amounts in respect of the same.

(e) Parent Contribution; Payment of Other Amounts at Closing. On the terms and subject to the conditions set forth herein, at the Closing:

(i) Surviving JIH shall contribute to the Company, as a capital contribution (A) cash in the amount of Available Closing Date Equity (after giving effect to the JIH Share Redemptions), less (B) the sum of (1) the Aggregate Cash Consideration and (2) the aggregate amount payable by Parent in lieu of any fractional share of Parent Common Stock (the “Parent Contribution Amount”).

(ii) Parent shall cause the Company to pay or to cause to pay, out of the Parent Contribution Amount, a repayment under the First Lien Credit Facility in an amount required to decrease the remaining principal balance thereof to $573,000,000 (such amount the “Payoff Amount”); and

(iii) Parent shall cause the Company to pay or to cause to pay, out of the Parent Contribution Amount, the Transaction Expenses in an amount not to exceed the Parent Expense Cap (provided that each item set forth on such Schedule 1.1(c) shall not individually exceed the amount set forth on such schedule) to the accounts provided by the Parties at least one (1) Business Day prior to the Closing Date (the “Transaction Expenses Amount”).

Section 3.3 Exchange Procedures for Blocker Owners

(a) Payment Procedures. Prior to the Closing, the Company shall mail or otherwise deliver, or the Parent shall cause the Transfer Agent to mail or otherwise deliver, to each Blocker Owner entitled to receive such

Blocker Owner’s Total Individual Blocker Merger Consideration pursuant to Section 3.1(b)(ii), a letter of transmittal in the form as may be reasonably agreed to among the Company, the Parent and the Transfer Agent prior to the Closing (the “Blocker Letter of Transmittal”), together with any notice required pursuant to Section 262 of the DGCL, if applicable. In the event that at least three (3) Business Days prior to the Closing Date, a Blocker Owner does not deliver to the Transfer Agent a duly executed and completed Blocker Letter of Transmittal then such failure shall not alter, limit or delay the Closing; provided, that such Blocker Owner shall not be entitled to receive its Blocker Merger Consideration until such Person delivers a duly executed and completed Blocker Letter of Transmittal to the Transfer Agent. Upon delivery of such duly executed Blocker Letter of Transmittal of such Blocker Owner to the Transfer Agent, such Blocker Owner shall be entitled to receive, subject to the terms and conditions hereof, the Blocker Merger Consideration in respect of its Equity Interest which shall be referenced in such Blocker Letter of Transmittal. Until surrendered as contemplated by this Section 3.3(a), each Blocker Equity Interest shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Total Individual Blocker Merger Consideration to which such Blocker Owner is entitled pursuant to this Article III.

(b) Company Equityholder Materials. Prior to the Closing, (i) each Company Equityholder shall deliver, or cause to be delivered, not less than three (3) Business Days prior to the Closing Date, (A) wiring instructions for the amounts payable to such Company Equityholder pursuant to Section 3.2(d), (B) duly executed counterparts to the Investor Rights Agreement and (C) a letter agreement in the form as may be reasonably agreed to by and among the Company and the Company Equityholder, pursuant to which each Company Equityholder shall appoint the Equityholder Representative as its agent and representative as set forth in Section 14.1, and (ii) the Company Stock Recipients deliver, or cause to be delivered, not less than three (3) Business Days prior to the Closing Date, duly executed counterparts to the Lock-Up Agreement (such materials described in clauses (i) and (ii), collectively, the “Equityholder Materials”). The Company and the Blockers shall use their commercially reasonable efforts to cause such Equityholder Materials to be timely delivered to Parent in accordance with the immediately preceding sentence.

(c) Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing any fractional share of Parent Common Stock shall be issued in exchange for Blocker Equity Interests or Company Units. In lieu of the issuance of any such fractional share, Parent shall pay to each Blocker Owner or Company Equityholder who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the Reference Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to this Article III.

Section 3.4 Company Closing Deliveries. At the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(a) to Parent, the Rollover Units in accordance with Section 3.1(d);

(b) to Parent, all of the Company Equityholders’ Company Units (other than the Rollover Units) in accordance with Section 3.1(e);

(c) to Parent, duly executed counterparts of the Investor Rights Agreement, executed by the Clearlake Member;

(d) to Parent, duly executed counterparts of the Lock-Up Agreement, executed by each Blocker Owner and each Company Stock Recipient;

(e) to Parent evidence of the termination of the Affiliated Transactions pursuant to Section 8.15;

(f) to Parent, from each Company Unitholder (that is not otherwise a Blocker), a duly executed IRS Form W-9 (it being understood that Parent’s sole remedy for any failure to provide the foregoing shall be to withhold such amounts as are required by applicable Tax Law in accordance with Section 3.7); and

(g) to Parent, a duly executed Company Bring-Down Certificate from an authorized Person of each of the Company.

Section 3.5 Blocker Closing Deliveries. At the Closing, each Blocker shall deliver, or shall cause to be delivered, the following:

(a) to Parent, duly executed counterparts of the Investor Rights Agreement, executed by each of the Blocker Owners;

(b) to Parent, a duly executed Blocker Bring-Down Certificate from an authorized Person of each Blocker;

(c) to Parent, evidence of the termination of the Blocker Affiliated Transactions pursuant to Section 8.15;

(d) to Parent, a duly executed certificate, dated as of the Closing Date, from such Blocker stating that such Blocker is not, and has not been at any time during the five (5) year period preceding the date of such statement, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, such certificate in form and substance conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), together with an executed notice of such statement to the IRS in a manner consistent with the provisions of Treasury Regulations Section 1.897-2(h)(2) (it being understood that Parent’s sole remedy for any failure to provide the foregoing shall be to withhold such amounts as are required by applicable Tax Law in accordance with Section 3.7); and

(e) to Parent, duly executed counterparts of each of the Blocker Merger Certificates; and

(f) to Parent, all certificates, if any, representing Blocker Equity Interests of such Blocker.

Section 3.6 Parent Deliveries. At Closing, Parent shall deliver, or shall cause to be delivered, the following:

(a) to each Company Equityholder, (i) the shares Parent Common Stock issuable to such Company Equityholder in respect of the Company Units held by such Company Equityholder pursuant to the Company Units Sale as provided in Section 2.1(i), which shares of Parent Common Stock shall not be certificated, and (ii) any cash in lieu of any fractional share of Parent Common Stock payable to such Company Equityholder;

(b) to each Blocker Owner and the Company, the JIH Certificate of Merger, executed by each of JIH and JIH Merger Sub;

(c) to each Blocker Owner, such Blocker Owner’s Total Individual Blocker Merger Consideration;

(d) to the Company, a duly executed counterpart to each of (i) the Investor Rights Agreement, (ii) the Lock-Up Agreement and (iii) the Parent Warrant Agreement, (iv) the Sponsor Letter Agreement Amendment and (v) the Sponsor Registration and Stockholders Rights Amendment;

(e) to the Company, a duly executed Earnout Agreement from Parent and Sponsor;

(f) to the Company, a duly executed Parent Bring-Down Certificate from an authorized Person of Parent; and

(g) to the Company and each Blocker, a duly executed copy of each Blocker Certificate of Merger and each Parent Certificate of Merger.

Section 3.7 Withholding. The Parties shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided that each Party will (and Parent will cause the Transfer Agent to), prior to any deduction or withholding, use commercially reasonable efforts to (A) notify the Equityholder Representative of any anticipated withholding, except with respect to any compensatory wage payments or as a result of any failure to deliver the certificates described in Section 3.4(f) and Section 3.5(d), (B) consult with the Equityholder Representative in good faith to determine whether such deduction or withholding is required under applicable Law, and (C) cooperate with the Equityholder Representative to minimize the amount of any such applicable deduction or withholding. To the extent that such deducted or withheld amounts are so paid over to or deposited with the applicable Taxing Authority, such withheld amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction or withholding were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to the Parent Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Group Company Disclosure Schedules, the Company represents and warrants to the Parent Parties as follows:

Section 4.1 Organization; Authority; Enforceability.

(a) The Company is a limited liability company formed under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have a Material Adverse Effect.

(b) Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c) Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(d) The Company is not in violation of any of its Governing Documents and no other Group Company is in material violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(e) The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Group Company will be a party will be) duly executed and delivered by such Group Company and constitutes a valid, legal and binding agreement of each Group Company, enforceable against such Group Company in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2 Non-contravention. Except as set forth on Schedule 4.2, and subject to the filings pursuant to Section 8.8, and assuming the truth and accuracy of the Parent Parties’ representations and warranties in Section 6.2 and in Section 6.10, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Group Company will (a) conflict with or result in any breach of any material provision of the Governing Documents of any Group Company; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Material Contract or Material Lease or material Company Employee Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; (e) result in a Default under any Credit Agreements; or (f) except for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (f), such requirements, violations or defaults which would not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Capitalization.

(a) Schedule 4.3(a) sets forth the Equity Interests of the Company (including the number and class or series (as applicable) of Equity Interests) (the “Company Equity Interests”) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Schedule 4.3(a) comprise all of the authorized capital stock, limited liability company interests or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Effective Date and immediately prior to giving effect to the transactions occurring on the Closing Date contemplated hereby and by the Ancillary Agreements.

(b) Except as set forth on Schedule 4.3(b) or for this Agreement or the Company LLCA:

(i) there are no outstanding options, phantom equity, equity appreciation rights, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests; and

(v) the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests.

(c) All of the Company Equity Interests have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Company) or applicable Law.

(d) Schedule 4.3(d) sets forth, as of the Effective Date, (i) a list of all outstanding Profits Interest Units, (ii) the name of each holder of Profits Interest Units, (iii) the total number of Class B Common Units subject to each Profits Interest Unit, (iv) the vesting schedule, (v) the applicable participation threshold or hurdle attributable to each Profits Interest Unit, and (vi) the intended treatment of such Profits Interest Units in connection with the transactions contemplated by this Agreement. Each Profits Interest Unit constitutes a “profits interest” as that term is used in Revenue Procedures 93-27 and 2001-43, and an election under Section 83(b) of the Code has been made with respect to each award of Profits Interest Units.

(e) Schedule 4.3(e)(i) sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). All of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

Section 4.4 Financial Statements; No Undisclosed Liabilities.

(a) Attached as Schedule 4.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 28, 2019 and December 29, 2018 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements”); and

(ii) the unaudited consolidated balance sheet of the Company as of September 26, 2020 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss, cash flows for the nine-month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b) Except as set forth on Schedule 4.4(b), the Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate).

(c) The books of account and other financial records of each Group Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(d) The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies; (ii) any fraud that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record, process, summarize and report financial information.

(e) Except as set forth on Schedule 4.4(e), (i) the Company (A) has not conducted and does not conduct any material business or engage in any material activities other than those directly related to holding 100% of the limited liability company interests of Janus Intermediate, LLC, (B) has no assets other than 100% of the limited liability company interests of Janus Intermediate, LLC, (C) has no Liabilities and (ii) Janus Intermediate, LLC (A) was formed solely for the purpose of holding 100% of the limited liability company interests of Janus International Group, LLC (“JIG”), (B) has not conducted any material business or engaged in any material activities other than those directly related to holding 100% of the limited liability company interests of JIG and Cash, (C) has no assets other than 100% of the limited liability company interests of JIG and Cash and has never engaged in any other activities other than incident to its ownership of JIG.

(f) Except as set forth on Schedule 4.4(f), no Group Company has any Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, except (i) Liabilities specifically reflected and adequately reserved against in the Audited Financial Statements or specifically identified in the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of Contract, infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Company of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transaction contemplated by this Agreement.

(g) No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.

(h) No Default exists and is continuing under any Credit Agreement.

Section 4.5 No Material Adverse Effect. Since the date of the Unaudited Balance Sheet through the Effective Date, there has been no Material Adverse Effect.

Section 4.6 Absence of Certain Developments. Except as set forth on Schedule 4.6, since the Latest Balance Sheet Date, (a) each Group Company has conducted its business in the Ordinary Course of Business in all material respects and (b) no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Effective Date, require JIH’s consent in accordance with Section 7.1.

Section 4.7 Real Property.

(a) Schedule 4.7(a)(i) sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (A) the applicable Group Company has good and marketable indefeasible fee simple title to such

Owned Real Property, free and clear of all Liens, except Permitted Liens, (B) except as set forth in Schedule 4.7(a)(ii), the applicable Group Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (C) other than the right of Parent Parties pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No Group Company is a party to any agreement or option to purchase any real property or interest therein.

(b) Schedule 4.7(b)(i) sets forth a true, correct and complete list of all Leases with annual rental payments of over $500,000 (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Real Property (such Leases, the “Material Leases”). Except as set forth on Schedule 4.7(b)(ii), with respect to each of the Material Leases: (i) no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof to a third party; (ii) such Material Lease is legal, valid, binding, enforceable and in full force and effect; (iii) the Group Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed and, to the Knowledge of the Company there are no disputes with respect to such Material Lease; (iv) no Group Company is currently in breach or default under, nor has any event occurred or, to the Knowledge of the Group Company, does any circumstance exist that, with notice or lapse of time or both would constitute a breach or default by the Group Company under any Material Lease; (v) to the Knowledge of the Group Company, no breach or default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a breach or default by any counterparty to any such Material Lease; and (vi) no Group Company has collaterally assigned or granted any other security interest in such Material Lease or any interest therein. The Group Company has made available to JIH a true, correct and complete copy of all Material Leases.

(c) The Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Group Companies.

Section 4.8 Tax Matters. Except as set forth on Schedule 4.8,

(a) All material Tax Returns required to be filed under applicable Tax Law by or with respect to each Group Company have been timely filed. All such material Tax Returns are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has timely paid all material amounts of Taxes due and payable by it (whether or not reflected on any Tax Return). Each Group Company has withheld and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, or equityholder.

(b) There is no Tax audit or examination now being conducted with respect to any Taxes or Tax Returns of or with respect to any Group Company, and no such Tax audit or examination has been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(c) Outside of the Ordinary Course of Business, no Group Company has agreed to any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority) within which to file any Tax Return.

(d) No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(e) Each Group Company is, and has been since formation, treated as a partnership (and not as a publicly traded partnership within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal and all applicable state and local income Tax purposes.

(f) No Group Company will be required to include a material item of income, or exclude a material item of deduction, for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Tax Law); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal or state or local income Tax purposes; (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside of the Ordinary Course of Business; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) a ”closing agreement” entered into with any Taxing Authority under Section 7121 of the Code (or any similar agreement with any Taxing Authority) on or prior to the Closing Date.

(g) There is no Lien for Taxes on any of the assets of any Group Company, other than Permitted Liens.

(h) No Group Company has ever been a member of any Affiliated Group (other than such an Affiliated Group the common parent of which is a Group Company). No Group Company has any liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor or by operation of Law. No Group Company is party to or bound by any tax sharing, indemnification or allocation agreement or arrangement, except for any Ordinary Course Tax Sharing Agreement.

(i) No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the past two (2) years.

(j) There are no material amounts due and payable by any Group Company to any Governmental Entity as a result of escheat or unclaimed property obligations under applicable Law.

Section 4.9 Contracts.

(a) Except as set forth on Schedule 4.9(a), no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any:

(i) collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(ii) Contract with any Material Customer or Material Supplier (excluding any purchase orders);

(iii) written Contract for the employment or engagement of any directors, officers, employees or individual independent contractors providing for an annual base compensation in excess of two hundred fifty thousand dollars ($250,000) ;

(iv) Contract under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case, in an amount in excess of one million five hundred thousand dollars ($1,500,000);

(v) Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;

(vi) Contract to which the Group Companies are a party with respect to any Intellectual Property that grants a license to any Group Company to use any third party Intellectual Property, or grants a license to any other Person to use any Owned Intellectual Property (in each case, other than Contracts relating to unmodified, commercially available off-the-shelf Software licensed on commercially-available terms for less than one million dollars ($1,000,000) in annual fees or Contracts granting non-exclusive licenses to customers, vendors, distributors, suppliers, or resellers of any Group Company entered into in the Ordinary Course of Business); or (y) under which any Person has developed any Intellectual Property for the Group Companies, other than agreements with employees entered into in the Ordinary Course of Business on standard forms of agreements;

(vii) Contract (x) entered into within the five year period preceding the date hereof, for the settlement or avoidance of any dispute regarding the ownership, use, validity or enforceability of Intellectual Property (including consent-to-use and similar contracts), or (y) that restricts the use or licensing of any Owned Intellectual Property;

(viii) Contract providing for any Group Company to make any capital contribution to, or other investment in, any Person, in an amount in excess of one million dollars ($1,000,000);

(ix) Contract providing for aggregate future payments to or from any Group Company in excess of five million dollars ($5,000,000) in any calendar year, other than those that can be terminated without material penalty by such Group Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(x) joint venture, partnership, strategic alliance or similar Contract, except for any partnership or strategic alliance Contracts or non-exclusive reseller agreement entered into in the Ordinary Course of Business on a Group Company form reseller agreement, a copy of which has been made available to JIH;

(xi) power of attorney;

(xii) Contract that limits or restricts any Group Company (or after the Closing, JIH or any Group Company) from (x) engaging or competing in any line of business or business activity in any jurisdiction or (y) acquiring any material product or asset or receiving material services from any Person or selling any product or asset or performing services for any Person;

(xiii) Contract that binds any Group Company to any of the following restrictions or terms: (v) a “most favored nation” or similar provision with respect to any Person; (w) a provision providing for the sharing of any revenue or cost-savings with any other Person; (x) “minimum purchase” requirement in excess of one million dollars ($1,000,000) annually; (y) rights of first refusal or first offer (other than those related to real property Leases) or (z) a “take or pay” provision;

(xiv) Contract pursuant to which any Group Company has granted any sponsorship rights, exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business) in each case, that generated or is expected to generate annual recurring revenue in fiscal year 2020 or fiscal year 2021 in excess of one million dollars ($1,000,000);

(xv) Contract involving the settlement, conciliation or similar agreement (x) of any Proceeding or threatened Proceeding since December 30, 2017, (y) with any Governmental Entity or (z) pursuant to which any Group Company will have any material outstanding obligation after the Effective Date;

(xvi) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed one million dollars ($1,000,000);

(xvii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed five hundred thousand dollars ($500,000);

(xviii) any Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of one million dollars ($1,000,000) annually or two million dollars ($2,000,000) over the life of the Contract;

(xix) Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;

(xx) material interest rate, currency, or other hedging Contracts;

(xxi) Contracts providing for indemnification by any Group Company, except for any such Contract that is entered into in the Ordinary Course of Business;

(xxii) Contract concerning confidentiality or non-solicitation obligations that are on-going (other than confidentiality and non-solicitation agreements with customers or prospective customers of the Group Companies or with any of the Group Company’s employees set forth in the applicable Group Company’s standard terms and conditions of sale or standard form of employment agreement, copies of which have previously been delivered to JIH, or non-disclosure agreements entered into by the Group Companies with respect to possible business transactions);

(xxiii) Contract that relates to the future disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties, except for (i) any agreement related to the transactions contemplated hereby, (ii) any non-disclosure or similar agreement entered into in connection with the potential sale of the Company or (iii) any agreement for the purchase or sale of inventory in the Ordinary Course of Business;

(xxiv) Contract that relates to any completed disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties in each case, entered into or consummated after December 30, 2017, other than sales of inventory in the Ordinary Course of Business;

(xxv) Contract involving the payment of any earn-out or similar contingent payment on or after the date hereof; and

(xxvi) Contracts between any of the Group Companies, on the one hand, and any of their respective Affiliates (except for any other Group Company), on the other hand.

(b) Except as specifically disclosed on Schedule 4.9(b), each Contract listed on Schedule 4.9(a) (each, a “Material Contract”) is in full force and effect and is legal, valid, binding and enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company has delivered to, or made available for inspection by, JIH a complete and accurate copy of each Material Contract (including all exhibits thereto and all material amendments, waivers or other material changes thereto). With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company any other party to any such Material Contract, is in material breach thereof or default thereunder. During the last twelve (12) months, no Group Company has received any written, or to the Knowledge of the Company, oral claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last twelve (12) months, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract.

(c) Schedule 4.9(c) sets forth a complete and accurate list of the names of the ten (10) largest customers of the Group Companies (measured by aggregate billings) during the twelve (12) months ended December 28, 2019 (each, a “Material Customer”) and the amount of revenue generated by such Material Customer during such twelve (12) month period then ended. Since December 28, 2019, (x) no such Material Customer has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (y) there have been no material disputes between any Group Company and any Material Customer.

(d) Schedule 4.9(d) sets forth a complete and accurate list of the names of the Material Suppliers and the amount paid by the Group Companies during such twelve (12) month period then ended. Since December 28, 2019, (x) no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (y) there have been no material disputes between any Group Company and any Material Supplier.

Section 4.10 Intellectual Property.

(a) The former and current products, services and operation of the business of the Group Companies have not since the Lookback Date infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. Except as set forth on Schedule 4.10(a), no Group Company has since the Lookback Date received any written charge, complaint, claim, demand, or notice, or been subject to any Proceeding, alleging any such infringement, misappropriation or other violation of any Intellectual Property rights of any Person (including any claim that such Group Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any Owned Intellectual Property. To the Knowledge of the Company, no Person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property.

(b) Each Group Company owns, or has a valid right to use, all Intellectual Property that is used in or necessary for the business of such Group Company as currently conducted, free and clear of all Liens other than Permitted Liens. Schedule 4.10(b) identifies each patented, issued or registered Intellectual Property and applications for the foregoing, including all domain names, in each case which is owned by or filed in the name of a Group Company. All the Intellectual Property required to be disclosed in Schedule 4.10(b) is valid, subsisting and, to the Knowledge of the Company, enforceable. Each Group Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens, and the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Group Company or the business of the Group Companies. All the Owned Intellectual Property required to be disclosed in Schedule 4.10(b) that is an issued patent, patent application, registration or application for registration has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except where the applicable Group Company has made a reasonable business judgment to permit such registrations or applications to expire, be canceled or become abandoned.

(c) Each Group Company has taken commercially reasonable measures to protect the confidentiality of all material Trade Secrets and any other material confidential information owned by such Group Company (and any confidential information owned by any Person to whom any of the Group Companies has a valid, enforceable confidentiality obligation with respect to such confidential information). Except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such material trade secret or material confidential information has been disclosed by any Group Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such Person. No current or former founder, employee, contractor or consultant of any Group Company has any right, title or interest, directly or indirectly, in whole or in part, in any material Owned Intellectual Property. Each Person who has developed any material Owned Intellectual Property for any Group Company has assigned all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement.

(d) The IT Assets are materially sufficient for the purposes for which such IT Assets are used in current business operations of the Group Companies. The Group Companies have in place disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the availability, security and integrity of the IT Assets and all material confidential data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. The Group Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.

(e) Each item of Intellectual Property owned, or material Intellectual Property licensed from a third party, by the Group Companies immediately prior to the Closing will be owned or available for use by the Group Companies immediately subsequent to the Closing on identical terms and conditions as owned or licensed for use by the Group Companies immediately prior to the Closing, except as would not have a Material Adverse Effect.

(f) Except as set forth on Schedule 4.10(f) the Group Companies have not experienced any Security Incidents since the Lookback Date and none of the Group Companies is aware of any written or, to the Knowledge of the Company, oral notices or complaints from any Person regarding such a Security Incident. None of the Group Companies has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority) or entity regarding any of the Group Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements. Since the Lookback Date, none of the Group Companies have provided or have been obligated to provide notice under any Privacy and Security Requirements regarding any Security Incident or other suspected unauthorized access to or use of any IT Asset, Personal Information, Owned Intellectual Property or Software included in the Owned Intellectual Property.

(g) Except as set forth on Schedule 4.10(g), the Group Companies are and have been in compliance in all material respects with all applicable Privacy and Security Requirements since the Lookback Date. The Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information and Business Data that is subject to Processing by or on behalf of the Group Companies in connection with the use and/or operation of its products, services and business, in the manner such Personal Information and Business Data is accessed and used by the Group Companies. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Group Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the Group Companies.

(h) The Group Companies have implemented Privacy Policies as required by applicable Privacy and Security Requirements, and the Group Companies are in compliance in all material respects with all such Privacy Policies.

(i) The Group Companies have implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in their possession or control from unauthorized access by any Person, including each of the Group Companies’ employees and contractors, and designed to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

(j) No source code that constitutes Owned Intellectual Property has been disclosed, licensed, released, escrowed, or made available to any third party, other than an escrow agent or a contractor, consultant or developer pursuant to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that an escrow agent disclose or deliver any such source code to any third party by any Group Company. None of the Software included in the Owned Intellectual Property links to or integrates with any code licensed under an “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL,

AGPL, SSPL or other open source software license) in a manner that has or would require any public distribution of any Software, create material obligations any Group Company’s rights to use or license Software included in the Owned Intellectual Property, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software.

(k) The key terms with respect to licensing of Intellectual Property (e.g., non-perpetual term, restrictions on sublicensing, absence of a source code license) contained in the customer Contracts provided to JIH in the Data Room are representative of the key terms with respect to licensing of Intellectual Property contained in such Contracts entered into by the Group Companies in the Ordinary Course of Business. No vendor, distributor, supplier, or reseller Contracts to which the Group Companies are a party contain a grant to the applicable vendor, distributor, supplier, or reseller of a perpetual Intellectual Property license or a license to source code.

Section 4.11 Information Supplied. The information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to JIH Shareholders; (d) the time of JIH Shareholder Meeting, except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by JIH or its Affiliates for inclusion therein; or (e) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings and/or mailings).

Section 4.12 Litigation. Except as set forth on Schedule 4.12, since the Lookback Date, there have been, and there are no, Proceedings or Orders pending, or to the Knowledge of the Company, threatened by or against or affecting any Group Company or any of their respective properties at Law or in equity or, to the Knowledge of the Company, any director, officer or employee of any Group Company in his or her capacity as such that would, individually or in the aggregate, be material to the Group Companies, taken as a whole.

Section 4.13 Brokerage. Except as set forth on Schedule 4.13, no Group Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Group Company or any of its Affiliates, or the Parent Parties or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.14 Labor Matters.

(a) The Company has delivered to the Parent Parties a complete (anonymized) list of all employees, workers and individual consultants and contractors of each of the Group Companies as of October 1, 2020 and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, title and/or job description, leave status and job location, and with respect to each employee, compensation (current annual base salary or wage rate and current target bonus opportunity, if any). All employees of the Group Companies are legally permitted to be employed by the Group Companies in the jurisdiction in which such employees are employed in their current job capacities. Except as set forth on Schedule 4.14(a) and except as would not reasonably be expected to result in material Liabilities to the Group Companies, no freelancer, consultant or other contracting party treated as self-employed whose services the Group Companies uses or has used can effectively claim the existence of an employment relationship with one of these companies.

(b) No Group Company is a party to or bound by any CBA (including generally applicable collective bargaining agreements), works agreements and company practices relating to employees of any Group Company and no employees of any Group Company are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with the Group Companies. Since the Lookback Date, no labor union or other labor organization, or group of employees of any Group Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no ongoing or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of any Group Company and no such activities have occurred since the Lookback Date. Since the Lookback Date, there has been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges, material grievances, strikes, walkouts, work stoppages, slowdowns, picketing, hand billing, arbitrations, or other material labor disputes against or affecting any Group Company. The Group Companies have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or consummation of the transactions contemplated hereby. No Group Company is bound by a social compensation plan that has not yet been implemented in all material respects and no material reconciliation of interests regarding operational changes has been performed by the respective employer and employees’ representatives. All material liabilities of Group Companies arising from social compensation plans have been met in full and all reconciliations of interests agreed have been fully carried out and the operational changes regulated therein have been fully implemented.

(c) Except as set forth in Schedule 4.14(c), the Group Companies are and, since the Lookback Date, have been in compliance in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights or benefits, maternity benefits, accessibility, pay equity, workers’ compensation, affirmative action, COVID-19, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance and the payment of social security, employee provident fund and other Taxes. There are no obligations or commitments on the part of the Group Companies to maintain a certain number of employees (employment guarantees). Except as set forth in Schedule 4.14(c), (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee or individual independent contractor of any Group Company and (ii) since the Lookback Date, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no such plant closings or employee layoffs are currently planned or announced.

(d) Since the Lookback Date, (i) no Group Company has been party to any Proceeding, Order or other dispute involving, or had any material Liability with respect to, any single employer, joint employer or co-employer claims or causes of action by any individual who was employed or engaged by a third party and providing services to any Group Company, and (ii) to the Knowledge of the Company, each third party providing individuals to any Group Company on a temporary, seasonal or leased basis is in compliance in all material respects with all applicable labor and employment Laws.

(e) Except as would not reasonably be expected to result in material Liabilities to the Group Companies: since the Lookback Date, (i) each of the Group Companies has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; (ii) no Group Company has been liable for any arrears of wages, compensation, Taxes, penalties or other sums; (iii) each of the Group Companies has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees or individual independent contractor; and (iv) each individual who has provided or is currently providing services to any Group Company, and has been classified as (x) an independent contractor, consultant, leased employee, or other non-employee service provider, or (y) an exempt employee, has been properly classified as such under all applicable Laws, including relating to wage and hour and Tax. None of the Group Companies is materially liable for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Group Company personnel (other than routine payments to be made in the Ordinary Course of Business).

(f) To the Knowledge of the Company, no employee or individual independent contractor of any Group Company is, with respect to his or her employment by or relationship with any Group Company, in material breach of the terms of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement or restrictive covenant (i) owed to the Group Companies; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Group Companies. No senior executive or employee with annualized base compensation at or above $100,000 of any Group Company has provided oral or written notice of any present intention to terminate his or her relationship with any Group Company within the first twelve (12) months following the Closing.

(g) Since the Lookback Date, the Group Companies have promptly, thoroughly, and impartially investigated all sexual harassment or other discrimination or retaliation allegations of which any of them has Knowledge. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations and to the Knowledge of the Company, there are no allegations which have been made relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would bring the Group Companies into material disrepute.

(h) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of any Group Company has occurred since January 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. The Company has not otherwise experienced any material employment-related Liability with respect to COVID-19. No current or former employee of any Group Company has filed or, to the Knowledge of the Company, has threatened, any claims against any Company Group related to COVID-19.

Section 4.15 Employee Benefit Plans.

(a) Schedule 4.15(a) sets forth a list of each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, the Company has provided to JIH true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, and (v) all related insurance Contracts, trust agreements or other funding arrangements.

(b) Except as set forth on Schedule 4.15(b), no Company Employee Benefit Plan provides, and no Group Company has any current or potential obligation to provide, retiree, post-ownership or post-employment health or life insurance or any other retiree, post-ownership or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage. No Company Employee Benefit Plan is, and no Group Company

sponsors, maintains or contributes to (or is required to contribute to), or has any Liability(including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status or to adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in a material Liability to any of the Group Companies, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding or claim (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended (the “ACA”), and none of the Group Companies has incurred (whether or not assessed), nor is reasonably expected to incur or be subject to, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan and except as would not reasonably be expected to result in a material Liability to any of the Group Companies, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. Each “defined contribution plan” (as defined in Section 3(34) of ERISA) that was previously maintained, merged into another plan or terminated by any Group Company was at any relevant time merged into another plan or terminated, as applicable, in accordance with such plan’s terms and the requirements of all applicable Laws, including ERISA and the Code and Treasury Regulation Section 1.401(k)-1(d)(4)(i) in all material respects, and none of the Group Companies has any current or outstanding material Liability with respect to any such prior plan.

(d) Except as set forth on Section 4.15(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event (whether contingent or otherwise) would, directly or indirectly, (i) result in any payment (whether in cash, property or the vesting of property) or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Group Companies to any current or former officer, employee, director or individual independent contractor of the Group Companies, (v) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Employee Benefit Plan, or (vi) limit or restrict the Group Companies’ or JIH’s ability to merge, amend or terminate any Company Employee Benefit Plan.

(e) Without limiting the generality of the foregoing, with respect to each Company Employee Benefit Plan that is primarily for the benefit of employees, directors, individual service providers or individual independent contractors of the Group Company who reside or work primarily outside of the United States (each, a “Foreign Plan”): (i) each Foreign Plan required to be registered or intended to meet certain regulatory requirements for favorable tax treatment has been timely and properly registered and has been maintained in all material respects in good standing with the applicable regulatory authorities and requirements; (ii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, or gratuity fund, scheme, plan or arrangement; and (iii) all Foreign Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded. With respect to any Governmental Plan, all contributions required to be made by the Group Companies have been timely made in all material respects.

(f) Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or related interest or penalties incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.

(g) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

Section 4.16 Insurance. Schedule 4.16 contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Group Companies (the “Insurance Policies”) and the scope of coverage of each such Insurance Policy. Each Insurance Policy is legal, valid, binding and enforceable on the applicable Group Company, is in full force and effect, and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. All premiums due under such policies have been paid in accordance with the terms of such Insurance Policy. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the Effective Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

Section 4.17 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 4.17(a), (i) each Group Company is and, since the Lookback Date has been, in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written, or oral notice from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws or Orders that remains uncured and outstanding.

(b) Each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity required for the ownership and use of its assets and properties or the conduct of its business (including for the occupation and use of the Real Property) as currently conducted (collectively, “Permits”) and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, material to the business of the Group Companies. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby. No Group Company is in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business.

Section 4.18 Environmental Matters. Except as set forth in Schedule 4.17, (a) each Group Company is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws; (b) each Group Company has since the Lookback Date timely obtained and maintained, and is, and since the Lookback Date, has been, in compliance in all material respects with, all Permits required by Environmental Laws (collectively, the “Environmental Permits”); (c) no Group Company has received any written notice regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved; (d) no Group Company has (i) used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or (ii) to the Knowledge of the Company, exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted or could result in material Liability to any of the Group Companies under Environmental Laws; (e) no consent, approval or authorization of or registration or filing with any Governmental Entity is required by Environmental Laws or Environmental Permits in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; and (f) no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws. The Group Companies have provided to JIH true and correct copies of all material environmental, health and safety assessments, reports and audits relating to any of the Group Companies or their current properties, facilities or operations, that in each case, were prepared or conducted on or after the Lookback Date and are in the Group Companies’ possession or reasonable control.

Section 4.19 Title to and Sufficiency of Assets. Each Group Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its assets and properties free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). The Assets constitute all of the material assets and properties necessary to conduct the business of the Group Companies after the Closing, in all material respects, as it has been operated for the twelve (12) months prior to the Effective Date.

Section 4.20 Affiliate Transactions. Except for (a) employment relationships and compensation and benefits, (b) transactions with any portfolio company of any Interested Party in the Ordinary Course of Business on arms’-length terms, or (c) as disclosed on Schedule 4.20, (x) there are no Contracts (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand and (y) no Interested Party (i) owes any amount to any Group Company, (ii) owns any material property or right, tangible or intangible, that is used by any Group Company, or (iii) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a supplier, customer or landlord, of any Group Company (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company) (such transactions or arrangements described in clauses (x) and (y), “Affiliated Transactions”).

Section 4.21 Trade & Anti-Corruption Compliance.

(a) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its respective the directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, is or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned country; (iii) operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Company; (iv) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (v) otherwise in violation of any applicable Sanctions or applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Company.

(b) In the last five (5) years, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the directors, officers, managers or employees of the Company or any agent or third party representative acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.

(c) As of the Effective Date, there are no, and in the last five (5) years there have been no, Proceedings or Orders alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct by or on behalf of any Group Company or any other such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company.

Section 4.22 No Other Representations and Warranties. EACH PARENT PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV OR IN ANY ANCILLARY AGREEMENT AND THE BLOCKERS IN ARTICLE V OR IN ANY ANCILLARY AGREEMENT, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PARENT PARTIES, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NONE OF THE PARENT PARTIES NOR THEIR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY GROUP COMPANY OR ANY AFFILIATE THEREOF, INCLUDING ANY COMPANY EQUITYHOLDER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 4.22 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS

As an inducement to the Parent Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Blocker Disclosure Schedules, the Blockers hereby severally, and not jointly, represent and warrant to the Parent Parties as follows:

Section 5.1 Organization; Authority; Enforceability.

(a) Such Blocker is a corporation, as the case may be, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Such Blocker has all the requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c) Such Blocker is not in violation of any of the Governing Documents of such Blocker. Such Blocker is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(d) Such Blocker has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby, subject in the case of the consummation of such Blocker’s Blocker Merger, to receiving such Blocker’s Blocker Written Consent. Such Blocker’s Blocker Written Consent is the only vote or approval of the holders of any class or series of capital stock of such Blocker necessary to adopt this Agreement and to approve the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company actions, as applicable. This Agreement has been duly executed and delivered by such Blocker and constitutes a valid, legal and binding agreement of such Blocker, enforceable against such Blocker in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2 Non-contravention. Except as set forth in Schedule 5.2, and subject to the receipt of such Blocker’s Blocker Written Consent, the filing of such Blocker’s Blocker Certificate of Merger and the filings pursuant to Section 8.8, and assuming the truth and accuracy of the Parent Parties’ representations and warranties in Section 6.2 and in Section 6.10, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby by such Blocker will (a) conflict with or result in any breach of any material provision of the Governing Documents of such Blocker; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any material Contract or material lease (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Blocker; or (e) except for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to such Blocker, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults which would not reasonably be expected to be material to such Blocker.

Section 5.3 Capitalization. The issued and outstanding Blocker Equity Interests and the owners thereof for each Blocker are set forth on Schedule 5.3. All outstanding Blocker Equity Interests of such Blocker are validly issued and are not subject to preemptive rights or any other Liens (other than Securities Liens). Other than such Blocker’s Blocker Equity Interests, there are no options, warrants or other rights to subscribe for, purchase or acquire from such Blocker any Equity Interests in such Blocker or securities convertible into or exchangeable or exercisable for any Equity Interests in such Blocker. Other than such Blocker’s Governing Documents, there are no stockholder agreements, operating agreements, voting trusts or other agreements or understandings to which such Blocker is a party or by which it is bound relating to the voting of any such Blocker’s Blocker Equity Interests.

Section 5.4 Holding Company; Ownership.

(a) Such Blocker is a holding company and was formed for the sole purpose of investing in Equity Interests of the Company and has never owned, and does not own, any assets except for Equity Interests of the Company, and cash. Since its respective formation, such Blocker has not engaged in any business activities. Except for (i) Liabilities incident to its formation and organization, and maintenance of its existence, (ii) indebtedness issued to, or held by, the direct owners of such Blocker that will be contributed to capital prior to the Closing Date, (iii) Tax liabilities incurred in connection with its ownership of Equity Interests in the Company, such Blocker has not incurred any Liabilities.

(b) Such Blocker is the owner of record of the Equity Interests of the Company set forth next to such Blocker’s name on Schedule 4.3(a) (such Equity Interests, the Blocker’s “Blocker Owned Company Equity Interests”). Each Blocker has, and as of immediately prior to the Closing, such Blocker will have, good and valid title to such Blocker’s Blocker Owned Company Equity Interests, free and clear of all Liens, other than Permitted Liens and Securities Liens.

Section 5.5 Information Supplied. The information supplied or to be supplied by such Blocker for inclusion or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4(or any amendment thereof or supplement thereto) is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or amendment thereof or supplement thereto) is fist mailed to JIH Shareholders; or (d) the time of JIH Shareholder Meeting, except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by JIH or its Affiliates for inclusion therein, and subject, in each case, to the qualifications and limitations set forth in the materials provided by such Blocker or that are included in such filings and/or mailings.

Section 5.6 Litigation. Since the Lookback Date, there have not been, and there are no, material Proceedings or Orders (including those brought or threatened by or before any Governmental Entity) pending, or to the Knowledge of such Blocker, threatened against or otherwise relating to such Blocker or any of its properties at Law or in equity (provided that for purposes of this Section 5.6, any direct or indirect Equity Interest in any Group Company shall not be deemed a “property” of such Blocker), or any director, officer or employee of such Blocker in such Person’s capacity as such.

Section 5.7 Brokerage. Except as set forth on Schedule 5.7, such Blocker does not have any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of such Blocker or any of its Affiliates, or JIH or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 5.8 Foreign Status. Such Blocker is not a “foreign person” as defined in 31 CFR 800.24.

Section 5.9 Affiliate Transactions. Except as disclosed on Section 5.9, there are no transactions or arrangements (a) between any Blocker, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Blocker or any family member of the foregoing Persons (such transactions or arrangements, “Blocker Affiliated Transactions”).

Section 5.10 Tax Matters.

(a) All material Tax Returns required to be filed under applicable Tax Law by or with respect to such Blocker have been timely filed. All such material Tax Returns are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Tax Laws. Such Blocker has timely paid all material amounts of Taxes due and payable by it (whether or not reflected on any Tax Return). Such Blocker has withheld and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, or equityholder.

(b) There is no Tax audit or examination now being conducted with respect to any Taxes or Tax Returns of or with respect to such Blocker, and no such Tax audit or examination has been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against such Blocker have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(c) Outside of the Ordinary Course of Business, such Blocker has not agreed to any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. Such Blocker is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority) within which to file any Tax Return.

(d) Such Blocker is, and has been since formation, treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.

Section 5.11 No Other Representations or Warranties. EACH PARENT PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE, SEVERALLY AND NOT JOINTLY, BY EACH BLOCKER IN THIS ARTICLE V OR IN ANY ANCILLARY AGREEMENT AND BY THE COMPANY IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, NONE OF THE BLOCKERS, ANY AFFILIATE THEREOF OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE BLOCKERS OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PARENT PARTIES, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NONE OF THE PARENT PARTIES NOR THEIR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY BLOCKER OR ANY AFFILIATE THEREOF, INCLUDING ANY GROUP COMPANY OR ANY BLOCKER OWNER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE, SEVERALLY AND NOT JOINTLY, BY EACH BLOCKER IN THIS ARTICLE V OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY EACH OF THE BLOCKERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 5.11 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

As an inducement to the Blockers, Blocker Owners, and the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Parent Disclosure Schedules or as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by JIH and publicly available prior to the Effective Date, the Parent Parties hereby represent and warrant as follows:

Section 6.1 Organization; Authority; Enforceability.

(a) Each of Parent and JIH is a corporation and each of Parent and JIH is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each Merger Sub is a corporation and each Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Parent Parties have all the requisite corporate power and authority to own, lease and operate their assets and properties and to carry on their businesses as presently conducted in all material respects.

(c) Each Parent Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Parent Parties, taken as a whole.

(d) None of the Parent Parties are the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(e) Each Parent Party has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the requisite approval of the JIH Shareholder Voting Matters by the JIH Shareholders, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Parent Party will be a party will be) duly executed and delivered by such Parent Party and constitutes a valid, legal and binding agreement of each Parent Party, enforceable against such Parent Party in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 6.2 Non-contravention. Subject to the receipt of the Required Vote and the Parent Party Written Consents, the filing of the Certificates of Merger, and the filings pursuant to Section 8.8 and Section 8.19, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 4.1(a) and each Blocker’s representations and warranties contained in Section 5.2, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Governing Documents of any Parent Party; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which any Parent Party is a party or by which any Parent Party or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Parent Party, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, violations or defaults which would not reasonably be expected to be material to the Parent Parties, taken as a whole, or materially affect any Parent Parties’ ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions hereby or thereby. The Required Vote is the only vote of the holders of any class or series of JIH capital stock necessary to approve the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 6.3 Capitalization.

(a) As of immediately prior to the JIH Merger (and for the avoidance of doubt, without giving effect to the PIPE Investment), the authorized share capital of Parent consists of consists of 1,000 shares of Parent Common Stock, none of which has been issued or is outstanding. Except for the Equity Interests the Parent holds in the Merger Subs, Parent does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b) Each Merger Sub is wholly-owned by Parent, and no Merger Sub holds equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(c) The Parent Common Stock to be issued to the Blocker Owners and the Company Equityholders pursuant to this Agreement, will, upon issuance and delivery at the Closing, assuming the Required Vote is obtained and the effectiveness of the Parent Revised Certificate of Incorporation and Form S-4, will (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to the Blocker Owners and the Company Equityholders with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the Parent Governing Documents and the Investor Rights Agreement.

(d) As of the Effective Date, the authorized share capital of JIH consists of (i) 550,000,000 shares of JIH Class A Common Stock, (ii) 50,000,000 shares of JIH Class B Common Stock and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (“JIH Preferred Stock”). As of the Effective Date (and for the avoidance of doubt, without giving effect to the JIH Merger), (A) 34,500,000 shares of JIH Class A Common Stock are issued and outstanding, (B) 8,625,000 shares of JIH Class B Common Stock are issued and outstanding, (C) zero shares of JIH Preferred Stock are issued and outstanding and (D) 27,400,000 JIH Warrants are issued and outstanding. As of the Effective Date, all outstanding shares of JIH Class A Common Stock, shares of JIH Class B Common Stock and JIH Warrants are (1) issued in compliance in all material respects with applicable Law and (2) not issued in breach or violation of preemptive rights or Contract. As of the Effective Date, except in each case (i) as set forth in the JIH Governing Documents, the Subscription Agreements, this Agreement, or JIH SEC Filings, there are no outstanding (x) outstanding Equity Interests of JIH, (y) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to JIH or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of JIH to acquire from any Person, and no obligation of JIH to issue or sell, or cause to be issued or sold, any Equity Interest of JIH, or (z) obligations of JIH to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). JIH does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(e) As of the Effective Date, other than as set forth on Schedule 6.3(e), neither the Parent nor JIH has any obligations with respect to or under any Indebtedness, including any working capital loans.

Section 6.4 Information Supplied; Form S-4. The information supplied or to be supplied by Parent and JIH for inclusion in the Form S-4 or the Additional JIH Filings, as applicable, any other JIH SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC (or any amendment thereof or supplement thereto); (c) the time of JIH Shareholder Meeting; or (d) the Closing (subject to the qualifications and limitations set forth in the materials provided by JIH and Parent, as applicable, or that are included in such filings and/or mailings). The Form S-4 will, at the time the Form S-4 is declared effective by the SEC, comply in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Form S-4.

Section 6.5 Litigation. There is no material Proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent, JIH, or any Merger Sub or any of its or their respective properties or rights.

Section 6.6 Brokerage. Except for fees and expenses payable to UBS Securities LLC in connection with the Mergers and fees and expenses payable to UBS Securities LLC in connection with the PIPE Investment, all of which will be paid as of the Closing, none of Parent, JIH, or any of the Merger Subs have incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any of Parent, JIH, or any Merger Sub to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 6.7 Trust Account. As of the Effective Date, JIH has at least three hundred forty eight million dollars ($348,000,000) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of JIH, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by JIH or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by JIH. JIH is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the JIH SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the JIH Shareholders who shall have exercised their rights to participate in the JIH Share Redemption, (ii) the underwriters of the JIH’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) JIH, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses), to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of Parent, investigations) pending or, to the Knowledge of Parent, threatened with respect to the Trust Account.

Section 6.8 JIH SEC Documents; Controls.

(a) JIH has timely filed or furnished all material JIH SEC Filings. As of their respective dates, each of the Parent Parties SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such JIH SEC Filings None of the JIH SEC Filings contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements of JIH included in the JIH SEC Filings, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent, as of their respective dates and the results of operations and the cash flows of each of JIH for the periods presented therein.

(c) Since the consummation of the initial public offering of each of JIH’s securities, JIH has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any JIH SEC Filing. Each such certification is correct and complete. Each of Parent and JIH maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning JIH is made known on a timely basis to the individuals responsible for the preparation of the JIH SEC Filings. As used in this Section 6.8(c), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 6.9 Listing. The issued and outstanding shares of JIH Common Stock and JIH Warrants (the foregoing, collectively, the “JIH Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of Parent, threatened against JIH by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the JIH Public Securities or prohibit or terminate the listing of the JIH Public Securities on the Stock Exchange. JIH has taken no action that would reasonably be likely to result in the termination of the registration of the JIH Public Securities under the Securities Exchange Act. None of Parent, JIH, and the Merger Subs has received any written or, to the Knowledge of Parent oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the JIH Public Securities.

Section 6.10 Investment Company; Emerging Growth Company. Neither Parent nor JIH is an “investment company” within the meaning of the Investment Company Act of 1940. JIH constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Section 6.11 Business Activities.

(a) Since its incorporation, other than as described in the JIH SEC Filings, none of Parent, JIH, or any of the Merger Subs has conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the respective Governing Documents of Parent, JIH, and the respective Merger Subs, there is no Contract, commitment, or Order binding upon any of the respective Parent Parties or to which a Parent Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any Parent Party or any acquisition of property by any Parent Party or the conduct of business by any Parent Party after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Parent Parties.

(b) Except for this Agreement and the transactions contemplated hereby, the Parent Parties have no interests, rights, obligations or Liabilities with respect to, and the Parent Parties are not party to, bound by or has their respective assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. None of the Parent Parties have, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c) JIH does not have any Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities expressly set forth in or reserved against in the balance sheet of JIH as of September 30, 2020 (the “JIH Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by JIH of its obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of JIH Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of JIH or the Sponsor, including with respect to legal, accounting or other advisors incurred by JIH in connection with the transactions contemplated hereby.

Section 6.12 Compliance with Laws. Each of the Parent Parties are, and have been at all times, in compliance in all material respects with all Laws applicable to the conduct of each of the Parent Parties and none of the Parent Parties have received any written notices from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws.

Section 6.13 Organization of Merger Subs. Each Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated hereby, other than entry into this Agreement, has not conducted any business activities, and has no assets or Liabilities other than those incident to its formation.

Section 6.14 Financing. Parent and JIH have delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by each of Parent and JIH with the PIPE Investors. To the Knowledge of Parent and assuming the accuracy of the representations and warranties of the applicable Equity Financing Source set forth in the Subscription Agreements with respect to each Equity Financing Source, as of the Effective Date, the Subscription Agreements, are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by any party thereto. Each of the Subscription Agreements is a legal, valid and binding obligation of Parent and JIH and, to the Knowledge of Parent and assuming the accuracy of the representations and warranties of the applicable Equity Financing Source set forth in the Subscription Agreements, each Equity Financing Source, and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement, violates any Laws. The Subscription Agreements provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement against the applicable Equity Financing Source, to the extent set forth therein. There are no other agreements, side letters, or arrangements between Parent and any Equity Financing Source relating to any Subscription Agreement, and, as of the Effective Date, to Parent’s Knowledge, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the aggregate amount of all Subscription Amounts (as defined in the Subscription Agreements) not being available to Parent and JIH on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or JIH, as applicable, or, to the Knowledge of Parent, any Equity Financing Source party thereto, under any term or condition of any Subscription Agreement and, as of the Effective Date, to the Knowledge of Parent, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) make any of the statements by Parent, JIH, or any Equity Financing Source party thereto set forth in the Subscription Agreements inaccurate in any material respect or (ii) subject to the satisfaction (or waiver by the Parent Parties) of the conditions set forth in Section 11.1 and Section 11.2 of this Agreement, otherwise result in any portion of the financing pursuant to the Subscription Agreements not being available. The Subscription Agreements contain all of the conditions precedent to the obligations of the Equity Financing Sources to contribute to Parent and JIH such Equity Financing Source’s Subscription Amount (as defined in the Subscription Agreements) set forth in such Equity Financing Source’s Subscription Agreement on the terms therein. No fees, consideration or other discounts are payable or have been agreed to by either Parent or JIH to any Equity Financing Source in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.15 Tax Matters.

(a) All material Tax Returns required to be filed under applicable Tax Law by or with respect to the Parent Parties have been filed. All such material Tax Returns are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Tax Laws. Each Parent Party has timely paid all material amounts of Taxes due and payable by it (whether or not reflected on any Tax Return). Each Parent Party has withheld and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, or equityholder.

(b) There is no Tax audit or examination now being conducted with respect to any Taxes or Tax Returns of or with respect to any Parent Party, and no such Tax audit or examination has been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against any Parent Party have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(c) Outside of the Ordinary Course of Business, no Parent Party has agreed to any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Parent Party is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority) within which to file any Tax Return.

(d) Each of JIH and Parent is, and has been since formation, treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.

Section 6.16 Pro Forma Capitalization of Holdings. As of the Closing and after giving effect to the transactions contemplated by this Agreement (including the PIPE Investment and assuming all such transactions are consummated in accordance with the terms thereof and without giving effect to any JIH Share Redemption or any Equity Interests issuable pursuant to the EIP, if any), the capitalization of Parent will consist of (a) the number of shares of Parent Common Stock and Parent Warrants issued pursuant to the Mergers, (b) the number of shares of Parent Common Stock and Parent Warrants issued pursuant to the Contributions and (c) the number of shares issued as part of the PIPE Investment (collectively, the “Parent Equity Interests”). Other than the Parent Equity Interests (and any Equity Interests issuable pursuant to the EIP as of the Closing, if any), immediately following the Closing, Parent will not have outstanding (i) any Equity Interests, (ii) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to Parent or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Parent to acquire from any Person, and no obligation of Parent to issue or sell, or cause to be issued or sold, any Equity Interest of Parent, or (iii) obligations of Parent to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement).

ARTICLE VII

COVENANTS RELATING TO THE CONDUCT OF THE BLOCKERS AND THE GROUP COMPANIES AND PARENT

Section 7.1 Interim Operating Covenants of the Blockers and the Group Companies. From and after the Effective Date until the earlier of the date this Agreement is terminated in accordance with Article XII and the Closing Date (such period, the “Pre-Closing Period”):

(a) each Blocker and the Company shall, and the Company shall cause the other Group Companies to, (i) conduct and operate their business in the Ordinary Course of Business and (ii) to maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom such Blocker or Group Company has a material business relationship, except, in each case, (x) with the prior written consent of Parent; (y) as expressly required hereby; or (z) as set forth on Schedule 7.1(a); and

(b) without limiting Section 7.1(a), except (w) for payments made in respect of Pre-Paid Transaction Expenses; (x) with the prior written consent of Parent; (y) as expressly required hereby or otherwise required by applicable Law; or (z) as set forth on Schedule 7.1(b), each Blocker and the Company shall not, and the Company shall cause the other Group Companies not to:

(i) amend or otherwise modify any of its Governing Documents;

(ii) except as may be required by Law or GAAP, make any material change in the financial or Tax accounting methods, principles or practices (or change an annual accounting period);

(iii) make, change or revoke any material election relating to Taxes; enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter; change any material method of accounting or make any other similar request with a Taxing Authority; surrender any right to claim a material Tax refund, credit or other similar Tax benefit; file any material amended Tax Return; or enter into any tax sharing, indemnification or allocation agreement or arrangement (other than an Ordinary Course Tax Sharing Agreement);

(iv) issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, other than in the case of the Company issuance of “rollover equity” in connection with a Permitted Acquisition in form and substance reasonably acceptable to Parent (and with Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed) with respect to the rights and obligations of any Person in receipt of such equity following the Closing) and entered into in accordance with the terms hereof, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests or capital stock or any other ownership interests;

(v) declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions prior to the Measurement Time from excess cash balances not needed for operations in the Ordinary Course of Business;

(vi) split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable;

(vii) other than in connection with any Permitted Acquisition (and in such case, solely to the extent in form and quantum reasonably acceptable to Parent and entered into in accordance with the terms hereof) or in the Ordinary Course of Business pursuant to clause (a) of the definition thereof (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Blocker Indebtedness or Company Indebtedness (other than under the Credit Agreements), as applicable; (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any Blocker Indebtedness or Company Indebtedness, as applicable;

(viii) cancel or forgive any Indebtedness in excess of two hundred and fifty thousand dollars ($250,000) owed to the Blockers, the Company or any of the Company Subsidiaries, as applicable;

(ix) commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than capital expenditures (x) in the Ordinary Course of Business as contemplated by the Group Companies’ capital expenditure budget set forth on Schedule 7.1(b)(x) or (y) in an amount not to exceed one million dollars ($1,000,000) individually or two million dollars ($2,000,000) in the aggregate;

(x) (A) with respect to the Company or any other member of the Group Companies, enter into any material amendment of any Material Contract or Material Lease, enter into any Contract that if entered into prior to the Effective Date would be a Material Contract or Material Lease, in each case other than in the Ordinary Course of Business pursuant to clause (a) of the definition thereof or the entry into any purchase agreement or customary documentation ancillary thereto regarding a Permitted Acquisition on terms and conditions, and for a purchase price, reasonably acceptable to Parent and JIH and entered into in accordance with the terms hereof, or voluntarily terminate any Material Contract or Material Lease, except for any termination at the end of the term of such Material Contract or Lease pursuant to the terms of such Material Contract or Material Lease, and (B) with respect to any Blocker, enter into any written amendment of any material Contract, enter into any Contract that if entered into prior to the Effective Date would be a Contract that is material to such Blocker, in each case other than in the Ordinary Course of Business pursuant to clause (a) of the definition thereof, or voluntarily terminate any Contract that is material to such Blocker, except for any termination at the end of the term of such material Contract or Lease pursuant to the terms of such material Contract;

(xi) enter into, renew, modify or revise any Affiliated Transaction or Blocker Affiliated Transaction, as applicable, other than those that will be terminated at Closing;

(xii) sell, lease, license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or assets (other than Intellectual Property assets) that are, (A) with respect to the Company or any other member of the Group Companies, material to the businesses of the Group Companies, taken as a whole, except in the Ordinary Course of Business pursuant to clause (a) of the definition thereof, and (B) with respect to any Blocker, material to its business;

(xiii) sell, assign, transfer, lease, license, abandon, let lapse, cancel, dispose of, or otherwise subject to a Lien (other than a Permitted Lien) any Owned Intellectual Property, except non-exclusive licenses granted in the Ordinary Course of Business and the full-term expiration of registered Intellectual Property;

(xiv) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xv) grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Real Property;

(xvi) waive, release, assign, settle or compromise any Proceeding (whether civil, criminal, administrative or investigative) (w) involving payments (exclusive of attorney’s fees) in excess of five hundred thousand dollars ($500,000) in any single instance or in excess of two million dollars ($2,000,000) in the aggregate; (x) granting material injunctive or other equitable remedy; or (y) which imposes any material restrictions on the operations of any Blocker or Group Company;

(xvii) make, increase, decrease, accelerate (with respect to funding, payment or vesting) or grant any base salary, base wages, bonus opportunity, equity or equity-based award or other compensation or employee benefits other than (A) as required pursuant to a Company Employee Benefit Plan as in effect on the Effective Date that has been provided to JIH and Parent prior to the date hereof; (B) annual base compensation increases made in the Ordinary Course of Business pursuant to clause (a) of the definition thereof for employees or individual independent contractors who are eligible to earn an annual base compensation equal to or less than $200,000, or (C) entering into any Company Employee Benefit Plan with any employee or independent contractor hired, engaged or promoted by any of the Group Companies following the Effective Date in the Ordinary Course of Business pursuant to clause (a) of the definition thereof and who is eligible to earn an annual base compensation equal to or less than $200,000 to provide for cash compensation and benefits (other than equity or equity-based compensation and/or deferred compensation) for such individuals that are substantially similar to the cash compensation and benefits (other than equity or equity-based compensation and/or deferred compensation) made available to other similarly situated employees and service providers of the Group Companies;

(xviii) pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards, retention, sale, change-in-control or other discretionary bonus, severance or similar compensation or benefits; in each case, other than as required pursuant to a Company Employee benefit Plan as in effect on the Effective Date.

(xix) establish, modify, amend (other than as required by applicable Law or as required for the annual insurance renewal for health and/or welfare benefits), terminate, enter into, commence participation in, or adopt any Company Employee Benefit Plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the Effective Date;

(xx) hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with annual base compensation in excess of one hundred thousand dollars ($100,000);

(xxi) negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(xxii) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(xxiii) waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor or enter into any agreement that restricts the ability of the Blockers or the Group Companies, as applicable, to engage or compete in any line of business in any respect material to any business of the Blockers or the Group Companies, as applicable;

(xxiv) on terms and conditions reasonably satisfactory to Parent, buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course of Business or (B) other assets in an amount not to exceed five million dollars ($5,000,000) individually;

(xxv) enter into any new line of business;

(xxvi) make any material change to any of the cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable, or otherwise fail to maintain normalized working capital in accordance with the ordinary course of business consistent with past practice; or

(xxvii) agree or commit in writing to do any of the foregoing.

(c) From the Measurement Time until the Closing, the Blockers and the Company shall not, and the Company shall cause the other Group Companies not to, use any Cash and Cash Equivalents to pay any Transaction Expenses, make any distributions, repay any Blocker Indebtedness or Company Indebtedness, as applicable, or make any payments in respect of Taxes or that may increase the amounts payable to the Company Equityholders or Blocker Owners at the Closing.

(d) Nothing contained herein shall be deemed to give Parent, JIH or any Merger Sub, directly or indirectly, the right to control or direct the Company or any operations of any Blocker or any Group Company prior to the Closing. Prior to the Closing, the Blockers and the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.

Section 7.2 Interim Operating Covenants of Parent Parties.

(a) During the Pre-Closing Period, except (x) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required hereby or (z) as set forth on Schedule 7.2(a), each of JIH and Parent shall not, and shall cause each of its Subsidiaries, including the other Parent Parties (excluding JIH) not to:

(i) take any action that would reasonably likely impede or materially delay the consummate of the transactions contemplated hereunder;

(ii) amend or otherwise modify any of their respective Governing Documents or, with respect to JIH, the Trust Agreement;

(iii) with respect to JIH, withdraw any of the Trust Amount, other than as permitted by JIH or JIH Governing Documents or the Trust Agreement;

(iv) other than in connection a JIH Share Redemption or the Subscription Agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any of Parent, JIH, or any of the Merger Subs;

(v) make, change or revoke any material election relating to Taxes; enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, change any material method of accounting or make any other similar request with a Taxing Authority; surrender any right to claim a material Tax refund, credit or other similar Tax benefit; file any material amended Tax Return; or enter into any tax sharing, indemnification or allocation agreement or arrangement (other than an Ordinary Course Tax Sharing Agreement);

(vi) other than in connection with a JIH Share Redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of any of the Parent Parties;

(vii) split, combine, redeem (other than a JIH Share Redemption) or reclassify any of its Equity Interests;

(viii) (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness, other than Indebtedness incurred in order to finance working capital needs (including to pay amounts which would be treated as a Transaction Expense if unpaid as of the Closing Date and any ordinary course operating expenses) (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any Indebtedness;

(ix) convert or permit conversion of any Indebtedness into Parent Warrants or JIH Warrants;

(x) commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

(xi) enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by any of the Parent Parties to the Sponsor, the officers or directors of the respective Parent Parties, or any Affiliate of the Sponsor or a Parent Party’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

(xii) waive, release, assign, settle or compromise any pending or threatened Proceeding, other than Proceedings which are not material to any of the Parent Parties and which do not relate to the transactions contemplated by this Agreement; or

(xiii) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person;

(xiv) enter into any new line of business

(xv) maintain the Real Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted; or

(xvi) agree or commit in writing to do any of the foregoing.

(b) Nothing contained herein shall be deemed to give the Blocker Owners, Blockers or any Group Company, directly or indirectly, the right to control or direct Parent prior to the Closing. Prior to the Closing, Parent shall exercise, consistent with the terms and conditions hereof, control over its business.

ARTICLE VIII

PRE-CLOSING AGREEMENTS

Section 8.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and the Blockers and the Group Companies shall use reasonable best efforts, and Parent shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents of any Persons that may be required in connection with the transactions contemplated hereby or by the Ancillary Agreements prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to the HSR Act, no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Subject to the terms set forth herein, each Party shall take such further actions (including the execution and delivery of such further instruments and documents) as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 8.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article XI (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice JIH shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and Parent Governing Documents, at the Closing, JIH shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to JIH Shareholders who shall have validly elected to redeem their JIH Common Stock pursuant to the JIH Memorandum and Articles and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, and pay as and when due all amounts payable pursuant to Section 3.2(e).

Section 8.3 Status Preservation.

(a) Listing. From the date hereof through the Closing, JIH shall use reasonable best efforts to ensure JIH remains listed as a public company on, and for shares of JIH Common Stock to be listed on, the Stock Exchange.

(b) Qualification as an Emerging Growth Company. Parent shall, at all times during the Pre-Closing Period use reasonable best efforts to (i) take all customary actions necessary to continue to maintain the requirements needed to qualify, at the Closing of the Business Combination, as an “emerging growth company” within the meaning of the JOBS Act; and (ii) not take any action that in and of itself would cause Parent to not qualify, at the Closing of the Business Combination, as an “emerging growth company” within the meaning of the JOBS Act.

(c) Public Filings. During the Pre-Closing Period, JIH will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.4 EIP. Prior to the Closing Date, Parent shall approve and, subject to the approval of Parent’s shareholders as required under Parent Governing Documents, adopt, a management incentive equity plan reasonably acceptable to Parent and the Equityholder Representative to be effective from and after the Closing (the “EIP”).

Section 8.5 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated hereby or at the request of Parent or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliate or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Parent, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 8.6 Access to Information. During the Pre-Closing Period, upon reasonable prior notice, the Blockers and the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of Parent reasonable access, during normal business hours, to the properties, books and records of the Blockers and the Group Companies, as applicable, and furnish to the representatives of Parent such additional financial and operating data and other information regarding the business of the Blockers and the Group Companies as Parent or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby and preparing to operate the business of the Blockers and the Group Companies following the Closing; provided, nothing herein shall require the Blockers or any Group Company to provide access to, or to disclose any information to, the Parent Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of a Blocker or the Company, as applicable, (a) would waive any legal privilege or (b) would be in violation of applicable Laws or regulations of any Governmental Entity (including the HSR Act).

Section 8.7 Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 11.1 or Section 11.2 to be satisfied.

Section 8.8 Antitrust Laws.

(a) Each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than 10 Business Days after the Effective Date; (ii) request early termination of the waiting period relating to such HSR Act filings; (iii) make an appropriate response to any requests for additional information and documentary material made by a Governmental Entity pursuant to the HSR Act; and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. All filing fees required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be Transaction Expenses.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated hereby, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby.

(c) Each Party shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 8.8(c), each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Effective Date.

Section 8.9 Requisite Blocker Consent. Within one (1) day following the Effective Date, each Blocker shall deliver to Parent and JIH evidence of such Blocker’s Blocker Written Consent.

Section 8.10 Communications; Press Release; SEC Filings.

(a) None of the Parties shall and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning the transactions contemplated hereby without the prior written consent of Parent, in the case of the Company, the Blockers and the Equityholder Representative, or the prior written consent of the Company, in the case of JIH, Parent or the Merger Subs, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law, which is required by the requirements of any national securities exchange applicable to such Party (including in connection with the exercise of the fiduciary duties of the JIH Board or that is contemplated hereby) and (ii) each Company Unitholder or Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential financing sources, including direct or indirect limited partners and members (whether current or prospective) solely to the extent that such disclosures do not constitute material nonpublic information and are subject to customary obligations of confidentiality.

(b) As promptly as practicable following the Effective Date, JIH shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements, and make public all material nonpublic information provided to potential PIPE Investors prior to the Effective Date (the “Signing Form 8-K”), and JIH and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, JIH will make available to the Company and the Equityholder Representative a draft of the Signing Form 8-K and will provide the Company and the Equityholder Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(c) As promptly as reasonably practicable after the date of this Agreement (and in any event on or prior to the tenth (10th) Business Day following the delivery of the financial statements pursuant to clauses (i) and (ii) of Section 8.10(h)), JIH shall, in consultation with the Company, prepare and JIH shall file with the SEC a Form S-4, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from JIH Shareholders to vote at JIH Shareholder Meeting in favor of JIH Shareholder Voting Matters. JIH shall file an amendment to the Form S-4 containing a definitive proxy statement/final prospectus with the SEC and cause the definitive proxy statement/final prospectus to be mailed to its shareholders of record, as of the record date to be established by JIH Board within five (5) Business Days of the notification of the completion of the review of the Form S-4 by the SEC.

(d) Prior to filing with the SEC, JIH will make available to the Company and the Equityholder Representative drafts of the Form S-4 and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Form S-4 or such other document and will provide the Company and the Equityholder Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. JIH will advise the Company and the Equityholder Representative promptly after it receives notice thereof, of (i) the time when the Form S-4 has been filed; (ii) receipt of oral or written notification of the completion of the review by the SEC; (iii) the filing of any supplement or amendment to the Form S-4; (iv) any request by the SEC for amendment of the Form S-4; (v) any comments, written or oral, from the SEC relating to the Form S-4 and responses thereto; and (vi) requests by the SEC for additional information in connection with the Form S-4, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between Parent or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4. In consultation with the Company, JIH shall promptly respond to any comments of the SEC on the Form S-4 and the Parties shall use their respective reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act and Securities Exchange Act as soon after filing as practicable.

(e) If, at any time prior to the JIH Shareholder Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Form S-4, so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and, subject to Section 8.10(d), JIH shall promptly file (and the Company shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, transmit to the JIH Shareholders such amendment or supplement to the Form S-4 containing such information.

(f) The Parties acknowledge that a substantial portion of the Form S-4 and certain other forms, reports and other filings required to be made by JIH under the Securities Act and Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional JIH Filings”) shall include disclosure regarding the Blockers and the Group Companies and the business of the Blockers and the Group Companies and the management, operations and financial condition of the Blockers and the Group Companies. Accordingly, the Blockers and the Company agree to, and the Company agrees to cause the Group Companies to, as promptly as reasonably practicable, provide JIH with all information concerning the Blocker Owners, the Company Equityholders, the Blockers, the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, Additional JIH Filings or any other JIH SEC Filing. The Blockers and the Company shall make, and the Company shall cause the Group Companies to, make, and shall cause their Affiliates, directors, officers, managers and employees to make, available to Parent and its counsel, auditors and other representatives in connection with the drafting of the Proxy Statement, Additional JIH Filings and any other JIH SEC Filing and responding in a timely manner to comments thereto from the SEC all information concerning the Blockers and the Group Companies, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, such Additional JIH Filing or other JIH SEC Filing. JIH shall be permitted to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company and the Equityholder Representative with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Blockers and the Company shall reasonably cooperate in connection therewith.

(g) At least five (5) days prior to Closing, the Parties shall mutually begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(h) On or prior to March 1, 2021, the Company shall provide to Parent and JIH (i) audited consolidated balance sheet of the Company and its Subsidiaries as of December 26, 2020, December 28, 2019, December 29, 2018 and December 30, 2017, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) unaudited consolidated financial statements of the Company and its Subsidiaries including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the nine month period ended September 30, 2020 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Form S-4 and/or the Closing Form 8-K (including pro forma financial information); (iv) all selected financial data of the Group Companies required by Item 301 of Regulation S-K of the Securities Exchange Act, as necessary for inclusion in the Form S-4 and Closing Form 8-K; and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i), (ii) and (iii) above, as necessary for inclusion in the Form S-4 and Closing Form 8-K (including pro forma financial information).

Section 8.11 JIH Shareholder Meeting. JIH, acting through JIH Board, shall take all actions in accordance with applicable Law, JIH’s Governing Documents and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold JIH Shareholder Meeting for the purpose of considering and voting upon JIH Shareholder Voting Matters, which meeting shall be held not more than twenty-five (25) days after the date on which JIH completes the mailing of the definitive proxy statement/final prospectus to JIH Shareholders pursuant to Section 8.10(c). JIH Board shall recommend adoption of this Agreement and approval of JIH Shareholder Voting Matters and include such recommendation in the Form S-4, and, unless this Agreement has been duly terminated in accordance with the terms herein and except as required by applicable Law upon the advice of outside counsel, neither JIH Board nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company or the Blockers, the recommendation of JIH Board that JIH Shareholders vote in favor of the approval of JIH Shareholder Voting Matters. Unless this Agreement has been duly terminated in accordance with the terms herein, JIH shall take all reasonable lawful action to solicit from JIH Shareholders proxies in favor of the proposal to adopt this Agreement and approve the Required JIH Shareholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the vote or consent of JIH Shareholders that are required by the rules of the Stock Exchange. Notwithstanding anything to the contrary contained in this Agreement, JIH may (and in the case of the following clause (ii), at the reasonable request of the Company, shall) adjourn or postpone JIH Shareholder Meeting: (i) to the extent necessary to ensure that any legally required supplement or amendment to the Form S-4 is provided to JIH Shareholders and (ii), in each case, for one period of no longer than 15 calendar days, (x) if as of the time for which JIH Shareholder Meeting is originally scheduled (as set forth in the Form S-4), there are insufficient voting Equity Interests of JIH represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of JIH Shareholder Meeting or (y) in order to solicit additional proxies from JIH Shareholders for purposes of obtaining approval of the Required JIH Shareholder Voting Matters.

Section 8.12 Expenses. Except as otherwise provided herein, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. To the extent there are any Transaction Expenses that become due and payable following the Closing or which are not paid at the Closing, such Transaction Expenses shall be borne by the Company following the Closing.

Section 8.13 Directors and Officers.

(a) From and after the Parent Effective Time, Parent shall cause the Group Companies to indemnify and hold harmless (including through reimbursement of expenses and exculpation) each Person that prior to the Closing served as a director or officer of any Group Company or who, at the request of any Group Company, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Effective Time, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Effective Date and any indemnification agreement between any Group Company and any Indemnified Person in effect as of the Effective Date (“D&O Provisions”) and acknowledges and agrees such D&O Provisions are rights of Contract. Without limiting the foregoing, Parent shall cause each of the Group Companies to (i) maintain, for a period of six (6) years following the Closing Date, provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to the Indemnified Persons than the D&O Provisions in effect as of the Effective Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.

(b) Tail Policy.

(i) For a period of six (6) years from and after the Closing Date, Parent shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the Indemnified Persons and Parent with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii) At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Group Company’s and Parent’s fiduciary policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or Parent’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall Parent be required to expense on the premium thereof in excess of two hundred and fifty percent (250%) of the annual premium currently payable by the Company with respect to such current policy (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of the Company. The Indemnified Persons are intended third party beneficiaries of this Section 8.13.

Section 8.14 Subscription Agreements. Parent or JIH may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of a Subscription Agreement or any remedy under any Subscription Agreement, in each case, without the prior written consent of the Company; provided, that any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a Subscription Agreement shall not require the prior written consent of the Company. If Parent or JIH is required to consummate the Closing hereunder, each of Parent and JIH shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy on a timely basis all conditions and covenants applicable to Parent and JIH in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (c) deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; and (d) without limiting the Company’s rights to enforce the Subscription Agreements, enforce Parent’s rights and JIH’s rights under the Subscription Agreements, subject to all provisions thereof, if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the applicable Equity Financing Sources fund the amounts set forth in the Subscription Agreements in accordance with their terms.

Section 8.15 Affiliate Obligations. On or before the Closing Date, except for this Agreement and any Ancillary Agreements and except as set forth on Schedule 8.15, (a) each Blocker shall take all actions necessary to cause all Liabilities and obligations of such Blocker under any Blocker Affiliated Transaction to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of such Blocker, Parent, or JIH and (b) the Company shall take all actions necessary to cause all Liabilities and obligations of the Group Companies under any Affiliated Transaction to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company, Parent, or JIH.

Section 8.16 280G. Prior to the Closing, the Company shall (i) use commercially reasonable efforts to (i) obtain an executed waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of that portion of any payments or economic benefits received or payable to such Person that is reasonably expected to constitute “parachute payments” (as defined in Section 280G(b) of the Code) (the

“Waived 280G Benefits”), and (ii) solicit the approval of its shareholders of any Waived 280G Benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company shall forward to JIH at least ten (10) days prior to distribution to the intended recipients, copies of all documents prepared by the Company in connection with this Section 8.16 (including supporting analysis and calculations, form of waiver agreement, equityholder consent and disclosure statement) for JIH’s review and comment, and the Company shall incorporate all reasonable comments received from JIH. Prior to the Closing, the Company shall deliver to JIH evidence of the results of such vote. Such shareholder approval, if obtained, shall establish the disqualified individual’s right to receive or retain the Waived 280G Benefits, such that if such shareholder approval is not obtained, no portion of the Waived 280G Benefits shall be paid, payable, received or retained.

Section 8.17 No JIH or Parent Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated hereby, none of the Company, any of its controlled Affiliates, any Blocker, any Blocker Owner or any Company Equityholder, directly or indirectly, shall engage in any transactions involving the securities of JIH without the prior written consent of JIH.

Section 8.18 Parent Party Written Consents. Within one (1) day of the Effective Date, Parent shall deliver to the Company (a) a written consent of the board of directors of Parent and (b) a written consent of the board of directors of each of Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4, Blocker Merger Sub 5 and JIH Merger Sub (the written consents described in the foregoing clauses (a) and (b), the “Parent Party Written Consents”), in each case evidencing the approval of this Agreement and the applicable Mergers.

Section 8.19 Exclusivity.

(a) From the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 12.1, the Blockers and their respective controlled Affiliates and the Company and its Affiliates shall not, and shall cause their Subsidiaries and their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than Parent, JIH, and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to the Blockers or any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of the Blockers or any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b) From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 12.1, Parent, JIH, the Sponsor and their respective Affiliates shall not, and shall cause their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from Parent, the Sponsor, any Person or group of Persons other than the Company and the Company Equityholders that may constitute, or would reasonably be expected to lead to, a Parent Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a Parent Competing Transaction; (c) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Parent Competing Transaction; (d) approve, endorse or recommend any Parent Competing Transaction; or (e) enter into a Parent Competing Transaction, or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Parent Competing Transaction, or publicly announce an intention to do so.

Section 8.20 Registration. In the event that the shares of Parent Common Stock (including any Earnout Shares) are not registered in connection with the consummation of the transactions contemplated by this Agreement pursuant to the Investor Rights Agreement, each of Parent shall use reasonable best efforts to include all Parent Common Stock (including all Earnout Shares), as applicable, issued hereunder pursuant to Section 3.5 to be included in the Registration Statement (as defined in the Subscription Agreements) in accordance with Section 7 of the Subscription Agreements.

Section 8.21 Permitted Acquisitions. The Company shall reasonably cooperate with, and keep Parent reasonably informed of, any Permitted Acquisition. In furtherance of the foregoing, the Company shall provide Parent with drafts of all material documentation related to, or to be entered into in connection with, any such Permitted Acquisition (including any amendment thereto), and provide Parent with a reasonable opportunity to review and comment on all such documentation and consider in good faith all reasonable Parent comments thereto. Notwithstanding the foregoing, all such documentation shall be consistent with the terms of Parent’s consent to such Permitted Acquisition (including as set forth on Schedule 1.5) and any deviations to such terms shall require the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). No Group Company shall be permitted to enter into a Permitted Acquisition to the extent such Permitted Acquisition would reasonably be expected to materially delay or materially impair the transactions contemplated hereby, including under this Agreement. Without limiting the foregoing, no Group Company shall be permitted to enter into any Permitted Acquisition that would delay the preparation, filing or effectiveness of the Form S-4.

Section 8.22 Reserved.

Section 8.23 Reserved.

Section 8.24 Use of PIPE Proceeds. Notwithstanding anything to the contrary contained in this Agreement, Parent shall apply the PIPE Proceeds as follows: (a) first, to pay the Payoff Amount; (b) second, to the extent there are PIPE Proceeds in excess of the Payoff Amount, to pay Transaction Expenses (other than Pre-Paid Transaction Expenses), subject to the Parent Expense Cap; and (c) third, to the extent there are PIPE Proceeds remaining following the payments contemplated by the foregoing clauses (a) and (b), to satisfy other payment obligations of the Parent Parties to the Company Unitholders pursuant to this Agreement. For the avoidance of doubt, in no event shall any portion of the PIPE Proceeds be used to pay any portion of the Aggregate Cash Consideration prior to the payments contemplated by clauses (a) and (b) above.

Section 8.25 Section 16 of the Exchange Act. Prior to the Closing, the board of directors of Parent, or an appropriate committee of nonemployee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Shares, in each case, pursuant to this Agreement and the Ancillary Agreements by any officer, director or shareholder (by reason of “director by deputization”) of the Group Companies who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 8.26 Parent Warrant Agreement; Amended Sponsor Documents.

(a) At the Closing, Parent and each recipient of Parent Warrants at the Closing as provided in this Agreement shall enter into a mutually agreeable warrant agreement on substantially the same terms as contained in the JIH Warrant Agreement, except for such changes as are necessary to (i) reflect the warrants issuable thereunder constitute Parent Warrants (rather than JIH Warrants), (ii) remove provisions in the JIH Warrant Agreement that relate to JIH’s pre-Closing status as a blank check company incorporated for the purpose of acquiring one or more operating businesses through a Business Combination (including delineations between Public Warrants, Private Placement Warrants and Working Capital Warrants, provisions related to the issuance of Working Capital Warrants and provisions related to JIH’s initial public offering) and (iii) to reflect any other agreements amongst Parent and the Company with respect to the terms of the Parent Warrants to be issued pursuant to this Agreement (such warrant agreement containing the foregoing terms, the “Parent Warrant Agreement”). At the Closing, Parent shall issue the Parent Warrants that are required to be issued pursuant to this Agreement pursuant to the terms of the Parent Warrant Agreement.

(b) At the Closing, JIH, the Sponsor and the other parties to the Sponsor Letter Agreement shall enter into an amendment to the Sponsor Letter Agreement, in a form mutually agreed in good faith between JIH, the Sponsor and the Company, pursuant to which (i) all references to Founder Shares or Common Stock (each as defined in the Sponsor Letter Agreement) shall be deemed to be references to Parent Common Stock, (ii) all references to Private Placement Warrants (as defined in the Sponsor Letter Agreement) shall be deemed to be references to Parent Warrants and (iii) Parent shall have third-party beneficiary rights to enforce the rights and obligations contained in Section 8 of the Sponsor Letter Agreement (such amendment containing the foregoing terms, the “Sponsor Letter Agreement Amendment”).

(c) At the Closing, JIH, the Sponsor and the other parties to the Sponsor Registration and Stockholders Rights Agreement shall enter into an amendment to the Sponsor Registration and Stockholders Rights Agreement, in a form mutually agreed in good faith between JIH, the Sponsor and the Company, pursuant to which (i) all references to Founder Shares or Common Stock (each as defined in the Sponsor Registration and Stockholders Rights Agreement) shall be deemed to be references to Parent Common Stock, (ii) all references to Private Placement Warrants and Working Capital Warrants (each as defined in the Sponsor Registration and Stockholders Rights Agreement) shall be deemed to be references to Parent Warrants, (iii) references to the registration rights to which the Sponsor may be entitled pursuant to the Investor Rights Agreement are appropriately included and (iv) certain governance rights included in Article V of the Sponsor Registration and Stockholders Rights Amendment are being removed and replaced with the governance rights set forth in the Investor Rights Agreement (such amendment containing the foregoing terms, the “Sponsor Registration and Stockholders Rights Amendment”).

ARTICLE IX

ADDITIONAL AGREEMENTS

Section 9.1 Access to Books and Records. From and after the Closing, Parent and its Affiliates shall make or cause to be made available to the Equityholder Representative (at the Equityholder Representative’s sole expense) all books, records, and documents relating to periods prior to the Closing Date of any Blocker or any Group Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by the Equityholder Representative or the Company arising under this Agreement or (ii) brought or threatened to be brought by Parent or its Affiliates against the Equityholder Representative, any Blocker Owner or any Group Company arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding brought by the Equityholder Representative or their Affiliates against Parent or by Parent or its Affiliates against the Equityholder Representative relating to or arising out of this Agreement) for which access to such documents is reasonably necessary. Parent shall (at the Company’s sole expense) cause each Group Company to maintain and preserve all such books, records and other documents in the possession of the Group Companies as of the Closing Date for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything herein to the contrary, Parent shall not be required to provide any access or information to the Equityholder Representative or any of its respective representatives, which Parent reasonably believes, upon the advice of counsel, constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law. This Section 9.1 shall not apply to Taxes or Tax matters, which are the subject of Section 10.1.

ARTICLE X

TAX MATTERS

Section 10.1 Certain Tax Matters.

(a) Preparation of Tax Returns for the Group Company.

(i) Parent shall prepare, or cause to be prepared, at the cost and expense of Parent all Tax Returns of each Group Company for any taxable period ending on or before the Closing Date and any Straddle Period, in each case, that are due after the Closing Date (taking into account applicable extensions). Each such Tax Return that is a Flow-Through Tax Return shall be prepared in a manner consistent with the Group Companies’ past practices, except as otherwise required by applicable Law, and shall claim the Transaction Tax Deductions in the Pre-Closing Tax Period to the maximum extent permitted under applicable Law. Each such Tax Return that is a Flow-Through Tax Return shall be prepared using the historical income Tax Return preparers of the applicable Group Company and shall be submitted to the Equityholder Representative for review, comment and approval no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). Parent shall incorporate, or cause to be incorporated, all reasonable comments received from the Equityholder Representative no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions), and the Parent will cause such Tax Returns to be timely filed and will provide a copy of such filed Tax Returns to the Equityholder Representative.

(ii) Notwithstanding the foregoing, each Flow-Through Tax Return described in this Section 10.1(a) for a taxable period that includes the Closing Date (i) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method and (ii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election.

(b) Straddle Period. For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll of the Group Companies or Blockers for the Pre-Closing Tax Period shall be determined based on an “interim closing of the books” as of the close of business on the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” as defined in Section 957 of the Code, partnership or other pass-through entity in which any Group Company or Blocker holds a beneficial interest shall be deemed to terminate at such time) and the amount of any other Taxes of the Group Companies or Blockers for any Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled, in its sole discretion, to cause any Group Company to make any “push out” of imputed underpayments under Section 6226 of the Code (or any similar provisions under state or local Law) with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date, unless (i) the Company Equityholders (and their direct or indirect owners, as applicable) amend their Tax Returns (including pursuant to Section 6225(c)(2) of the Code (or any similar provisions under state or local Law)) or utilize the alternative “pull-in” procedure in accordance with Section 6225(c)(2)(B) of the Code (or any similar provisions under state or local Law), and (ii) any such imputed underpayment attributable to the Company Equityholders (or their direct or indirect owners, as applicable) is reduced to zero. Each of the Parties shall cooperate in good faith in connection with Parent’s decision to cause any Group Company to make any such “push out” of imputed underpayments.

(d) Cooperation. Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 10.1(a) and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company or Blocker. Such cooperation shall include the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Parent, the Group Companies, the Blockers, the Company Equityholders and the Blocker Owners shall (and the Company Equityholders and Blocker Owners shall cause their respective Affiliates to) retain all books and records with respect to Tax matters pertinent to JIH, the Group Companies or Blockers relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Equityholders’ Representative, any extensions thereof) with respect to the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or other Proceeding or information request with respect to any Taxes of the Group Companies. Parent, the Company Equityholders and Blocker Owners shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow Holdco, the Parent or any Group Company or Blocker to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(e) Transfer Taxes. All Transfer Taxes shall be borne by Parent. Parent shall cause the Group Company and Blockers, as applicable, to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company Equityholders, the Blocker Owners, the Company, the Blockers and Parent will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(f) The Parties acknowledge and agree that for U.S. federal and, as applicable, state and local Tax purposes, they intend that (i) the JIH Merger, the Contribution, and the PIPE Investment, taken together with the integrated plan described in clause (ii), be treated as part of an integrated transaction that qualifies as a contribution pursuant to Section 351 of the Code , (ii) each Blocker Merger and the corresponding Parent Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) the JIH Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (i) through (iii), the “Intended Tax Treatment”), and (iv) this Agreement be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 368 of the Code with respect to the reorganizations described in clauses (ii) and (iii).

(g) Purchase Price Allocation. Within one hundred twenty (120) days following the Closing Date, (i) the Equityholder Representative will prepare, and deliver to the JIH, an allocation statement allocating the Company Cash Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes with respect to the Company Units among the assets of the Company and the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) (the “Allocation”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within twenty (30) days after the receipt of the draft Allocation, JIH will propose any changes or will indicate its concurrence therewith. If JIH and the Equityholder Representative do not initially agree with respect to the draft Allocation or any proposed changes, then JIH and the Equityholder Representative shall attempt in good faith to reach agreement on the Allocation, as applicable, in a manner consistent with applicable income Tax Law. If JIH and the Equityholder Representative cannot reach agreement on the Allocation within thirty (30) days after receipt of JIH’s proposed changes, then JIH and the Equityholder Representative shall submit the dispute to the Valuation Firm or, if unavailable, another nationally recognized accounting firm mutually acceptable to JIH and the Equityholder Representative (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). For this purpose, (i) the Tax Accounting Firm may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any party or less than the lowest value for such disputed item claimed by any party and (ii) all fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be allocated between JIH, on the one hand, and the Equityholder Representative (on behalf of the Company Equityholders), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Tax Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Tax Accounting Firm) bears to the total amount of such disputed items so submitted. The Allocation, as agreed to by JIH and the Equityholder Representative or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Allocation”).

(h) The Parties shall, and shall cause each of their respective applicable Affiliates to: (1) prepare and file all Tax Returns consistent with the Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (2) take no position in any communication (whether written or unwritten) with any Taxing Authority or any other action inconsistent with the Tax Positions; (3) promptly inform each other of any challenge by any Taxing Authority to any portion of the Tax Positions; and (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

(i) Tax Contests. In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or Proceeding reasonably expected to impact any Flow-Through Tax Return of any Group Company with respect to any Pre-Closing Tax Period (a “Tax Contest”), JIH will, or will cause the applicable Group Company to, within 5 days of becoming aware of such Tax Contest, notify the Equityholder Representative of such Tax Contest. JIH or the applicable Group Company shall include in such notice any written notice or other documents received from any Taxing Authority with respect to such Tax Contest. JIH will control the contest or resolution of any such Tax Contest; provided, JIH will obtain the prior consent of the Equityholder Representative (which consent will not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; provided, further, the Equityholder Representative will be entitled to participate in the defense of such claim (to the extent permitted by the applicable Taxing Authority) and to employ counsel of its choice for such purpose.

(j) After the Closing, except as otherwise provided in this Agreement, Parent and its Affiliates (including the Group Companies) will not, without the consent of the Equityholder Representative (which consent will not be unreasonably withheld, conditioned or delayed), (a) file, amend or otherwise modify any Flow-Through Tax Return relating to any Pre-Closing Tax Period of any Group Company, (b) extend or waive, or cause or request to be extended or waived, any statute of limitations or other period for the assessment of any Taxes with respect to any Flow-Through Tax Return for any Pre-Closing Tax Period of any Group Company, (c) voluntarily approach any Taxing Authority regarding any Flow-Through Tax Return of any Group Company relating to any Pre-Closing Tax Period, (d) make or change any election or accounting method or practice with respect to any Flow-Through Tax Return for any Pre-Closing Tax Period, or (e) take any other action (or inaction) relating to any Flow-Through Tax Return for any Pre-Closing Tax Period, in each case, to the extent that Holdco, Management Holdings, JBI, Koos Trust or the Blocker Owners, or their direct or indirect owners, could have an additional Tax liability for a Pre-Closing Tax Period as a result of such action.

(k) Each Party shall, and shall cause its respective Affiliates, to (i) cooperate in order to facilitate the issuance of any opinions relating to Tax matters to be filed in connection with the Form S-4, and (ii) deliver to Kirkland & Ellis LLP (or other applicable legal counsel to the Parent Parties), in each case, to the extent requested by such counsel, a duly executed certificate dated as of the date requested by such counsel, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion.

ARTICLE XI

CONDITIONS TO OBLIGATIONS OF PARTIES

Section 11.1 Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(a) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act, and any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, shall have expired or been terminated.

(b) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect, threatened or pending preventing the consummation of the transactions contemplated hereby.

(c) Required Vote. The Required Vote shall have been obtained.

(d) Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(e) Parent Governing Documents. The Parent Revised Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and Parent shall have adopted Parent Revised Bylaws.

Section 11.2 Conditions to the Obligations of Parent Parties. The obligations of each of the Parent Parties to consummate the transactions to be performed by the respective Parent Parties in connection with the Closing is subject to the satisfaction or written waiver by JIH (where permissible), at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Group Companies set forth in Article IV hereof (other than the Company Fundamental Representations) and of the Blockers set forth in Article V hereof (other than the Blocker Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect; and

(ii) the Company Fundamental Representations and the Blocker Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, immaterial inaccuracies.

(b) Performance and Obligations of the Company, Equityholder Representative and the Blockers. The respective covenants and agreements of the Company, the Equityholder Representative and the Blockers to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) Material Adverse Effect. Since the Effective Date, there has been no Material Adverse Effect.

(d) Officers Certificate. The Company and each Blocker shall deliver to JIH a duly executed certificate from an authorized Person of (x) the Company (the “Company Bring-Down Certificate”) and (y) each Blocker (a “Blocker Bring-Down Certificate”), in each case, dated as of the Closing Date, certifying, (i) with respect to the Company, that the conditions set forth in Section 11.2(a), (b) and (c) have been satisfied with respect to the Company and (ii) with respect to each Blocker, that the conditions set forth in Section 11.2(a) and (b) have been satisfied with respect to such Blocker.

(e) Ancillary Agreements. The Company shall have delivered to Parent a counterpart signature page to the Company LLCA duly executed by the Company, and counterpart signature pages to the Investor Rights Agreement duly executed by the Blocker Owners.

Section 11.3 Conditions to the Obligations of the Blockers and the Company. The obligation of the Blockers and the Company to consummate the transactions to be performed by the Blockers and the Company, as applicable, in connection with the Closing is subject to the satisfaction or written waiver by the Company, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Parent Parties set forth in Article VI (other than the Parent Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on JIH.

(ii) The Parent Fundamental Representations in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, immaterial inaccuracies.

(b) Performance and Obligations of the Parent Parties. The covenants and agreements of the Parent Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) Officers Certificate. Parent shall deliver to the Company, a duly executed certificate from a director or an officer of Parent (the “Parent Bring-Down Certificate”) dated as of the Closing Date, certifying that the conditions set forth in Section 11.3(a) and Section 11.3(b) have been satisfied.

(d) JIH Share Redemption. (i) The JIH Share Redemptions shall have been completed in accordance with the terms hereof, the applicable Parent Governing Documents, the Trust Agreement and the Form S-4 and (ii) the aggregate number of shares of JIH Common Stock elected to be redeemed in connection with all JIH Share Redemptions shall in no event exceed 40% of all JIH Common Stock eligible to be redeemed in connection therewith.

(e) Trust Account. (i) JIH shall have made all necessary and appropriate arrangements with the Trustee to disburse all of the remaining funds contained in the Trust Account available to JIH to be released to JIH at the Closing and shall be available to JIH in respect of all of the obligations of JIH and Parent set forth in this Agreement and (ii) there shall be no Proceedings pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on JIH’s or Parent’s ability to perform their respective obligations hereunder.

(f) Listing. The Parent Common Stock (including the Earnout Shares) to be issued in the Mergers shall be listed on the Stock Exchange.

(g) Ancillary Agreements. Parent shall have delivered to the Equityholder Representative counterpart signature pages to the Investor Rights Agreement duly executed by Parent and the Sponsor.

(h) PIPE Investment. The PIPE Investment shall have been consummated.

(i) Appointment to the Board. The individuals identified in the Investor Rights Agreement as the initial directors of Parent as of Closing shall have been appointed to the Parent Board effective as of the Closing.

Section 11.4 Frustration of Closing Conditions. None of the Blockers, the Company or Parent may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the closing conditions of each such other Party to be satisfied.

Section 11.5 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article XI that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE XII

TERMINATION

Section 12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and JIH;

(b) by either the Company or JIH by written notice to the other Party if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or causes such final, non-appealable Order or other action;

(c) by either the Company or JIH by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before August 31, 2021 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 12.1(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement;

(d) by the Company, if JIH, Parent or any Merger Sub breaches in any material respect any of its representations or warranties contained herein or breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s and Blocker’s obligations to consummate the transactions set forth in Section 11.1 or Section 11.3 hereof not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to JIH by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to the Company if the Company, any Blocker or the Equityholder Representative is then in material breach of any representation, warranty, covenant or agreement contained herein;

(e) by JIH, if the Company or any Blocker breaches in any material respect any of their representations or warranties contained herein or the Company, any Blocker or the Equityholder Representative breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to Parent’s, JIH’s and any Merger Sub’s obligations to consummate the transactions set forth in Section 11.1 or Section 11.2 hereof not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Equityholder Representative by JIH, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) Business Days after the delivery of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period) and Parent has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 12.1(e) shall not be available to JIH if Parent, JIH, or any Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained herein; or

(f) by JIH, if any Blocker Written Consent shall not have been obtained and delivered to JIH within one (1) day of the Effective Date.

Section 12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 8.10(a), Section 8.12, this Section 12.2 and Article XIII hereof survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by JIH, the Company, and the Equityholder Representative. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 13.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by e-mail (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 13.2, notices, demands and communications to the Company, Parent, and Equityholder Representative shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

Notices to the Parent Parties:

Juniper Industrial Holdings, Inc.

14 Fairmount Avenue

Chatham, New Jersey, 07928

Attention: Roger Fradin

                 Brian Cook

E-mail:     roger.fradin@fradin.com

                 bcook@juniperindustrial.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Douglas E. Bacon, P.C.

 Will Mabry

E-mail:     doug.bacon@kirkland.com

     will.mabry@kirkland.com

and

Kirkland & Ellis LLP

1601 Elm Street

Dallas, Texas 75201

Attention: Alex Rose

E-mail: alex.rose@kirkland.com

Notices to Equityholder Representative:

Cascade GP, LLC

233 Wilshire Blvd, Suite 800

Santa Monica, CA 90401

Attention: José E. Feliciano, Colin Leonard, and Fred Ebrahemi

E-mail: febrahemi@clearlake.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

2049 Century Park East, 37th Floor

Los Angeles, CA 90067

Attention: Luke Guerra, P.C.

E-mail: luke.guerra@kirkland.com

and

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attention: Aisha P. Lavinier

E-mail: aisha.lavinier@kirkland.com

Notices to the Blockers and to the Company:

c/o Janus Midco, LLC

233 Wilshire Blvd, Suite 800

Santa Monica, CA 90401

Attention: José E. Feliciano, Colin Leonard, and Fred Ebrahemi

E-mail: febrahemi@clearlake.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

2049 Century Park East, 37th Floor

Los Angeles, CA 90067

Attention: Luke Guerra, P.C.

E-mail: luke.guerra@kirkland.com

and

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attention: Aisha P. Lavinier

E-mail: aisha.lavinier@kirkland.com

Notices to the Company and following the Closing, Parent:	with copies to (which shall not constitute notice):

135 Janus International Blvd. Temple, GA 30179 Attention: Ramey Jackson E-mail: rameyj@janusintl.com

Kirkland & Ellis LLP

2049 Century Park East, 37th Floor

Los Angeles, CA 90067

Attention: Luke Guerra, P.C.

Aisha Lavinier,

E-mail: luke.guerra@kirkland.com

and

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attention: Aisha P. Lavinier

E-mail: aisha.lavinier@kirkland.com

Section 13.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties; provided that any Group Company may assign its rights under this Agreement to the Debt Financing Sources as collateral security. Any purported assignment or delegation not permitted under this Section 13.3 shall be null and void.

Section 13.4 Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 13.5 Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 13.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments thereto (or with respect to customer or supplier Contracts, only those amendments that include a restrictive covenant or place any other material restriction on the ability of any Group Company to operate) (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to the Group Companies as a whole, any Group Company, or the operations, business or assets of any Group Company, solely for purposes of Article IV as of any date prior to the date a Permitted Acquisition was consummated, will be deemed not to include any Person or business acquired in connection with such Permitted Acquisition or the business, operations, assets or liabilities thereof. An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to Parent if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Project Jade” online data site hosted by Intralinks at https://services.intralinks.com for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to Parent’s representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article IV and Article V, at least one (1) Business Day prior to the Effective Date.

Section 13.6 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 13.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in

any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 13.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 13.8 Non-Survival. None of the representations, warranties, covenants or agreements set forth herein or in any certificate delivered pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (i) those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until thirty (30) days following the date of the expiration, by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 13.9 Trust Account Waiver. Reference is made to the final prospectus of JIH, filed with the SEC (File No. 333-234264) (the “Prospectus”), and dated as of November 7, 2019. As described in the Prospectus, JIH has established the Trust Account initially in an amount of $345,000,000 for the benefit of JIH’s public stockholders (the “Public Stockholders”) and certain parties (including the underwriters of JIH’s IPO (the “IPO”)) and that JIH may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem the shares of JIH Class A Common Stock in connection with the consummation of JIH’s initial Business Combination, (b) to the Public Stockholders if JIH fails to consummate a Business Combination within 24 months from the closing of the IPO, (c) any interest earned on the amounts held in the Trust Account necessary to pay for franchise and income taxes, or (d) to JIH after or concurrently with the consummation of a Business Combination. For and in consideration of JIH entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, each Blocker and the Equityholder Representative hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against, the Trust Account, with respect to claims arising out of this Agreement, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Each of the Company, each Blocker and the Equityholder Representative hereby irrevocably waives any Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, this Agreement, and will not seek recourse against the Trust Account (including any distributions therefrom) for Claims arising out of this Agreement. Each of the Company, each Blocker and the Equityholder Representative agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by JIH to induce it to enter in this Agreement, and each of the Company, each Blocker and the Equityholder Representative further intends and understands such waiver to be valid, binding and enforceable under applicable Law. Notwithstanding the foregoing, nothing in this Section 13.9 shall serve to limit or prohibit (i) the Company’s, each Blocker’s, any Company Equityholder’s or the Equityholder Representative’s right to pursue a claim against JIH for legal relief against assets held outside the Trust Account or pursuant to Section 13.11 for specific performance or other non-monetary relief, or (ii) any claims that the Company, any Blocker, any Company Equityholder or the Equityholder Representative may have in the future against JIH’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than the Trust Distributions) and any assets that have been purchased or acquired with any such funds) other than as contemplated by this Agreement.

Section 13.10 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by e-mail, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or e-mail as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 13.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 13.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 13.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (x) Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the provisions of Section 13.14 and (y) the Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 8.15).

Section 13.13 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion (x) be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, (y) represent a determination that such item or matter did not arise in the Ordinary Course of Business or (z) be deemed or interpreted to expand the scope of the Company’s representations and warranties, obligations, covenants, conditions or agreements contained herein or in the Agreements, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. The inclusion of any item or information in the Schedules shall not be deemed an admission of any fact, circumstance, liability or obligation to any third party. Moreover, in disclosing the information in the Schedules, the Company and the Blockers expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 13.14 No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 13.14. Notwithstanding any provision hereof to the contrary, in no event shall the Group Companies, the Blockers or the Equityholder Representative or any of their respective Affiliates or representatives seek to recover monetary damages from any Equity Financing Source in connection with the obligations of the Equity Financing Sources for the Equity Financing under the applicable Subscription Agreement. Nothing in this Section 13.14 shall in any way limit or qualify the rights and obligations of the Equity Financing Sources for the applicable Equity Financing and the other parties to the Subscription Agreements to each other thereunder or in connection therewith (including the Company’s rights as a third party beneficiary to the Subscription Agreements in accordance with their terms to the extent expressly set forth therein).

Section 13.15 Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of JIH Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of JIH Capital Stock will be appropriately adjusted to provide to the Blocker Owners and the Company Equityholders and JIH Shareholders the same economic effect as contemplated hereby prior to such event.

Section 13.16 Waiver of Conflicts; Attorney-Client Communications. Each of the Parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to the Group Companies and any Blocker, on the one hand, and the Company Equityholders, the Blocker Owners, the Equityholder Representative

or certain of their respective Non-Party Affiliates (individually and collectively, the “Seller Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any of its respective successors) may serve as counsel to the Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries and/or Blocker, and each of the parties hereto (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of Kirkland & Ellis LLP representing the Group Companies and the Blockers in connection with any of the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by the Equityholder Representative on behalf of the Company Equityholders, the Blocker Owners, and their respective Non-Party Affiliates. As to any privileged attorney-client communications between Kirkland & Ellis LLP and the Group Companies and the Blockers in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Privileged Communications”), the Parent Parties, the Company and each of its Subsidiaries, the Surviving Blockers, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the transactions contemplated by this Agreement are consummated, all Privileged Communications related to such transactions will become property of (and be controlled by) the Equityholder Representative, and none of Parent, JIH, any Parent Party, any Group Company, any Blocker or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that JIH or any other Parent Party is legally required or requested by any Governmental Entity to access or obtain a copy of all or a portion of the Privileged Communications, JIH or such Parent Party shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided that JIH shall promptly notify the Equityholder Representative in writing (prior to the disclosure by JIH of any Privileged Communications to the extent practicable) so that the Equityholder Representative can seek a protective order and the Parent Parties agree to use commercially reasonable efforts (at the sole cost and expense of the Equityholder Representative) to assist therewith.

ARTICLE XIV

AUTHORIZATION OF THE EQUITYHOLDER REPRESENTATIVE

Section 14.1 Authorization of Equityholder Representative.

(a) Appointment. By adoption of this Agreement, execution of a Blocker Letter of Transmittal or Equityholder Materials, and the acceptance of any portion of the Blocker Merger Consideration or Company Sale Consideration, each Blocker Owner and Company Equityholder hereby irrevocably constitutes and appoints the Equityholder Representative as his, her or its, agent and representative to, in addition to the other rights and authority granted to the Equityholder Representative elsewhere in this Agreement, to execute any and all instruments or other documents on behalf of such Blocker Owner and Company Equityholder, and to do any and all other acts or things on behalf of such Blocker Owner and Company Equityholder, which the Equityholder Representative may deem necessary, advisable, convenient or appropriate, or which may be required pursuant to this Agreement, the Ancillary Agreements or otherwise, in connection with the facilitation of the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, including the exercise of the power to: (i) execute the Ancillary Agreements, instruments or certificates on behalf of each Blocker Owner and Company Equityholder; (ii) act for each Blocker Owner and Company Equityholder with respect to any adjustment to the Estimated Aggregate

Closing Consideration and the Ancillary Agreements; (iii) give and receive notices and communications to or from the Parent Parties relating to this Agreement, the Ancillary Agreements or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or any Ancillary Agreement expressly contemplates that any such notice or communication shall be given or received by such Blocker Owner or Company Equityholder individually); (iv) administration of the provisions of this Agreement; (v) give or agree to, on behalf of all or any of the Blocker Owner and Company Equityholders, any and all consents, waivers, amendments or modifications deemed by the Equityholder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement, any Ancillary Agreement or any of the instruments to be delivered to Parent hereunder or thereunder; (vii) (A) dispute or refrain from disputing, on behalf of each Blocker Owner and Company Equityholder, any amounts to be received by such Blocker Owner and Company Equityholder under this Agreement or any claim made by the Parent Parties under this Agreement, (B) negotiate and compromise, on behalf of each such Blocker Owner and Company Equityholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) execute, on behalf of each such Blocker Owner and Company Equityholder, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) engage attorneys, accountants, agents or consultants on behalf of the Blocker Owners and Company Equityholders in connection with this Agreement or any Ancillary Agreement and pay any fees related thereto, and (ix) take all actions necessary or appropriate in the judgment of the Equityholder Representative for the accomplishment of the foregoing. For the avoidance of doubt, the Equityholder Representative shall have authority and power to act on behalf of each Blocker Owner and Company Equityholder with respect to the disposition, settlement or other handling of all claims under this Agreement or the Ancillary Agreements and all rights or obligations arising under this Agreement or thereunder. The Blocker Owners and the Company Equityholders shall be bound by all actions taken and documents executed by the Equityholder Representative in connection with this Agreement and the Ancillary Agreements, and the Parent Parties shall be entitled to rely on any action or decision of the Equityholder Representative. Notices or communications to or from the Equityholder Representative shall constitute notice to or from each Blocker Owner or any Company Equityholder.

(b) Authorization. Notwithstanding Section 14.1(a), in the event that the Equityholder Representative is of the opinion that it requires further authorization or advice from the Blocker Owners, and Company Equityholders on any matters concerning this Agreement, the Equityholder Representative shall be entitled to seek such further authorization from the Equityholders prior to acting on their behalf. In such event, each Blocker Owner and Company Equityholder shall vote in accordance with the pro rata portion of the Aggregate Closing Consideration paid to such Blocker Owner and Company Equityholder in accordance with this Agreement and the authorization of a majority of such Persons shall be binding on all of the Blocker Owners and Company Equityholders and shall constitute the authorization of the Blocker Owners and Company Equityholders. The appointment of the Equityholder Representative is coupled with an interest and shall be irrevocable by any Blocker Owner and Company Equityholder in any manner or for any reason. This authority granted to the Equityholder Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Cascade GP, LLC hereby accepts its appointment as the initial Equityholder Representative. Any decision, act, consent or instruction taken by the Equityholder Representative, on behalf of the Equityholders, pursuant to this Section 14.1(b) (each, an “Authorized Action”) shall be final, binding and conclusive on each Blocker Owner and Company Equityholder as fully as if such Person had taken such Authorized Action. The Parent Parties agree that the Equityholder Representative, as the Equityholder Representative, shall have no liability to any Parent Party for any Authorized Action.

(c) Resignation; Vacancies. The Equityholder Representative may resign from its position as Equityholder Representative at any time by written notice delivered to Parent and the Equityholders. If there is a vacancy at any time in the position of the Equityholder Representative for any reason, such vacancy shall be filled by a majority vote in accordance with the method set forth in Section 14.1(b).

(d) No Liability. All acts on behalf of the Equityholder Representative hereunder in its capacity as such shall be deemed to be acts of the Blocker Owners and Company Equityholders and not of the Equityholder Representative individually. Without limiting Section 13.11, the Equityholder Representative shall not be liable to Parent, any Blocker Owner or Company Equityholder or any other Person in its capacity as the Equityholder Representative for any reason, including for anything which it may do or refrain from doing in connection with this Agreement or any Ancillary Agreement; provided, subject to Section 14.1(e), the foregoing will not prevent liability to Parent for the Equityholder Representative’s willful breach of this Agreement. The Equityholder Representative shall not be liable to the Blocker Owners and Company Equityholders, in its capacity as the Equityholder Representative, for any liability of any Blocker Owner and Company Equityholder or otherwise, or for any error of judgment or for any mistake in fact or Law, except in the case of the Equityholder Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Equityholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or any Ancillary Agreement or its duties or rights hereunder or thereunder, and it shall be fully protected with respect to any action taken, omitted or suffered by it in accordance with the advice of such counsel. The Equityholder Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Equityholder, except in respect of amounts received on behalf of any Blocker Owner and Company Equityholder (if any). The Parent Parties shall be entitled to rely conclusively on any decision, action (or inaction), consent or instruction of the Equityholder Representative as being the decision, action, consent or instruction of the Blocker Owners and Company Equityholders, and Parent and the Merger Subs shall be entitled to deal solely with the Equityholder Representative (and shall not be required to deal with any individual Blocker Owner or Company Equityholder, in its capacity as such) with respect to all matters in connection with this Agreement. The Parent Parties are hereby relieved from any Liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction of the Equityholder Representative.

(e) Indemnification; Expenses. Each Blocker Owner and Company Equityholder shall severally (based on each such Blocker Owner’s or Company Equityholder’s Allocable Percentage), and not jointly, indemnify and hold harmless the Equityholder Representative from and against any loss incurred without gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) on the part of the Equityholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. The Equityholder Representative may use the Equityholder Representative Expense Amount to pay any fees, costs, expenses or other obligations incurred by the Equityholder Representative acting in its capacity as such. Any expenses or taxable income incurred by the Equityholder Representative in connection with the performance of its duties under this Agreement or any Ancillary Agreement shall not be the personal obligation of the Equityholder Representative but shall be payable by and attributable to the Blocker Owners and Company Equityholders based on each such Blocker Owner’s and Company Equityholder’s Allocable Percentage. The Equityholder Representative may from time to time submit invoices to the Equityholders covering such expenses and liabilities, which shall be paid by the Blocker Owners and Company Equityholders promptly following the receipt thereof based on their respective Allocable Percentages. Upon the request of any Blocker Owner and Company Equityholder, the Equityholder Representative shall provide such Blocker Owner and Company Equityholder with an accounting of all material expenses and liabilities paid by the Equityholder Representative in its capacity as such.

*    *    *    *    *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

JIH:

JUNIPER INDUSTRIAL HOLDINGS, INC.

By:	/s/ Brian Cook
Name:	Brian Cook
Title:	Chief Executive Officer, Chief Financial Officer and Director

BLOCKER MERGER SUB 1:

JADE BLOCKER MERGER SUB 1, INC.

By:	/s/ Brian Cook
Name:	Brian Cook
Title:	President

BLOCKER MERGER SUB 2:

JADE BLOCKER MERGER SUB 2, INC.

By:	/s/ Brian Cook
Name:	Brian Cook
Title:	President

BLOCKER MERGER SUB 3:

JADE BLOCKER MERGER SUB 3, INC.

By:	/s/ Brian Cook
Name:	Brian Cook
Title:	President

Signature Page to Business Combination Agreement

BLOCKER MERGER SUB 4:

JADE BLOCKER MERGER SUB 4, INC.

By:	/s/ Brian Cook
Name:	Brian Cook
Title:	President

BLOCKER MERGER SUB 5:

JADE BLOCKER MERGER SUB 5, INC.

By:	/s/ Brian Cook
Name:	Brian Cook
Title:	President

JIH MERGER SUB:

JIH MERGER SUB, INC.

By:	/s/ Brian Cook
Name:	Brian Cook
Title:	President

Signature Page to Business Combination Agreement

BLOCKER 1:

CLEARLAKE CAPITAL PARTNERS IV (AIV-JUPITER) BLOCKER, INC.

By:	/s/ José E. Feliciano
Name:	José E. Feliciano
Title:	Manager

BLOCKER 2:

CLEARLAKE CAPITAL PARTNERS IV (OFFSHORE) (AIV-JUPITER) BLOCKER, INC.

By:	/s/ José E. Feliciano
Name:	José E. Feliciano
Title:	Manager

BLOCKER 3:

CLEARLAKE CAPITAL PARTNERS V (AIV-JUPITER) BLOCKER, INC.

By:	/s/ José E. Feliciano
Name:	José E. Feliciano
Title:	Manager

BLOCKER 4:

CLEARLAKE CAPITAL PARTNERS V (USTE) (AIV-JUPITER) BLOCKER, INC.

By:	/s/ José E. Feliciano
Name:	José E. Feliciano
Title:	Manager

BLOCKER 5:

CLEARLAKE CAPITAL PARTNERS V (OFFSHORE) (AIV-JUPITER) BLOCKER, INC.

By:	/s/ José E. Feliciano
Name:	José E. Feliciano
Title:	Manager

Signature Page to Business Combination Agreement

COMPANY:

JANUS MIDCO, LLC

By:	/s/ Ray Pierce Jackson, Jr.
Name: Ray Pierce Jackson, Jr.
Title: Chief Executive Officer and Secretary

JUPITER MANAGEMENT HOLDINGS, LLC

By: Janus Midco, LLC
Its: Manager

By:	/s/ Ray Pierce Jackson, Jr.
Name:	Ray Pierce Jackson, Jr.
Title:	Chief Executive Officer, President and Secretary

HOLDCO:

JANUS INTERMEDIATE HOLDCO, LLC

By:	/s/ José E. Feliciano
Name: José E. Feliciano
Title: Co-President

J.B.I., LLC:

By:	/s/ David B. Curtis
Name: David B. Curtis

EQUITYHOLDERS REPRESENTATIVE:

CASCADE GP, LLC

By: Clearlake Capital Partners IV GP, L.P.
Its: Sole Member

By:	/s/ Fred Ebrahemi
Name: Fred Ebrahemi
Title: Co-President and Secretary

CLEARLAKE CO-INVESTORS:

The Thomas D Koos Living Revocable Trust dated Feb 18, 2016

By:	/s/ Thomas D. Koos
Name: Thomas D. Koos
Title: Trustee

Signature Page to Business Combination Agreement

Annex B:

Janus 2021 Omnibus Incentive Plan

[To Come.]

B-1

Annex C:

Warrant Agreement

[To Come.]

C-1

Annex D:

Sponsor Letter Agreement Amendment

FORM OF

AMENDMENT

TO

LETTER AGREEMENT

This Amendment to the Letter Agreement (this “Amendment”) is made on [●], 2021, by and among Juniper Industrial Holdings, Inc., a Delaware corporation (“JIH” or the “Company”), Juniper Industrial Sponsor, LLC (the “SPAC Sponsor”) and the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (collectively, the “Insiders” and, together with the Company and the SPAC Sponsor, the “Parties”).

RECITALS

WHEREAS, the Company is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, in connection with the Company’s Public Offering, the Company and the SPAC Sponsor entered into that certain letter agreement dated November 7, 2019 (the “Letter Agreement”), pursuant to which, inter alia, the SPAC Sponsor and the Insiders agreed not to Transfer any Founder Shares or Private Placement Warrants until certain conditions are satisfied.

WHEREAS, the Company has entered into a Business Combination Agreement, dated of even date herewith, by and among (i) Janus Parent, Inc., a Delaware corporation (“Parent”), (ii) JIH, (iii) JIH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“JIH Merger Sub”), (iv) Jade Blocker Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 1”), (v) Jade Blocker Merger Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 2”), (vi) Jade Blocker Merger Sub 3, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 3”), (vii) Jade Blocker Merger Sub 4, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 4”), (viii) Jade Blocker Merger Sub 5, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 5”, and together with Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3 and Blocker Merger Sub 4, the “Blocker Merger Subs” together with JIH, JIH Merger Sub, and Parent, the “Parent Parties”), (ix) Clearlake Capital Partners IV (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 1”), (x) Clearlake Capital Partners IV (Offshore) (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 2”), (xi) Clearlake Capital Partners V (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 3”), (xii) Clearlake Capital Partners V (USTE) (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 4”), (xiii) Clearlake Capital Partners V (Offshore) (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 5”), and together with Blocker 1, Blocker 2, Blocker 3 and Blocker 4, the “Blockers”), (xiv) Janus Midco, LLC, a Delaware limited liability company (“Janus Midco”), (xv) Jupiter Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”), (xvi) Jupiter Intermediate Holdco, LLC, a Delaware limited liability company (“Holdco”), (xvii) J.B.I., LLC, a Georgia limited liability company (“JBI”), and (xviii) Cascade GP, LLC, a Delaware limited liability company, solely in its capacity as representative of the Blocker Owners (as defined below) and the Company Equityholders (as defined below) (the “Equityholder Representative”) (as the same may be amended from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (i) Merger Sub merged with and into JIH, with JIH surviving as the surviving company and a wholly-owned subsidiary of Parent (the “JIH Merger”) and (ii) each of the Blockers will merge with and into Parent, with Parent as the surviving company (the “Parent Mergers” and together with the JIH Merger, the “Transactions”), effective as of the date hereof (the “Closing”);

WHEREAS, as partial inducement for the Parties to enter into the Business Combination Agreement, the Company has agreed to amend the Letter Agreement in accordance with Section 13 thereof as set forth herein; and

WHEREAS, capitalized terms used but not defined herein shall have the respective meaning ascribed to such terms in the Letter Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the SPAC Sponsor and the Insiders hereby agrees with the Company as follows:

1. Section 8 is hereby amended so that (a) references to Founder Shares, shares of Common Stock issuable upon conversion of the Founder Shares, and shares of Common Stock shall refer to Parent Common Stock (as defined in the Business Combination Agreement, and (b) references to Private Placement Warrants shall refer to Parent Warrants (as defined in the Business Combination Agreement).

2. A new Section 18 is hereby added after Section 17 and shall read in its entirety:

“18. Janus Parent, Inc. shall be an express third-party beneficiary to the rights and obligations contained in Section 8 hereto.”

3. This Amendment may be executed in any number of original or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4. Except as expressly set forth in this Amendment, no other amendment or modifications are made to any other provisions of the Letter Agreement, and the Letter Agreement shall remain in full force and effect, as amended hereby, and so amended, the Parties hereby reaffirm all of their respective rights and obligations thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have each executed and delivered this Amendment as of the day and year first above written.

JUNIPER INDUSTRIAL SPONSOR, LLC

By:
Name: Roger Fradin
Title: Managing Member

By:
Name: Roger Fradin

By:
Name: Brian Cook

By:
Name: Mitchell Jacobson

By:
Name: Mark Levy

Acknowledged and Agreed:

JUNIPER INDUSTRIAL HOLDINGS, INC.

By
Name: Brian Cook
Title: Chief Financial Officer

Acknowledged and Agreed, for purposes of Section 8 and Section 18:

JANUS PARENT, INC.

By
Name:
Title:

[Signature Page to Amendment to Letter Agreement]

Annex E:

Sponsor Registration and Stockholders Rights Amendment

FORM OF

AMENDMENT

TO

REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT

This Amendment (this “Amendment”) to the Registration and Stockholder Rights Agreement, dated November 13, 2019, among the Company and the Sponsor and certain directors of the Company the “Registration Rights Agreement”), is made on [●], 2021, by and among Juniper Industrial Holdings, Inc., a Delaware corporation (“JIH” or the “Company”), Juniper Industrial Sponsor, LLC (the “Sponsor”) and the undersigned individuals, (collectively, the “Parties”).

RECITALS

WHEREAS, the Company is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, in connection with the Company’s Public Offering, the Company and the Sponsor entered into the Registration Rights Agreement, which provides for customary demand and piggy-back registration rights for the Sponsor, and customary piggy-back registration rights for such directors, as well as certain transfer restrictions applicable to the Sponsor with respect to the Company’s securities, and, upon consummation of our initial business combination, certain board nomination rights.

WHEREAS, the Company has entered into a Business Combination Agreement, dated of even date herewith, by and among (i) Janus Parent, Inc., a Delaware corporation (“Parent”), (ii) JIH, (iii) JIH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“JIH Merger Sub”), (iv) Jade Blocker Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 1”), (v) Jade Blocker Merger Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 2”), (vi) Jade Blocker Merger Sub 3, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 3”), (vii) Jade Blocker Merger Sub 4, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 4”), (viii) Jade Blocker Merger Sub 5, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 5”, and together with Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3 and Blocker Merger Sub 4, the “Blocker Merger Subs” together with JIH, JIH Merger Sub, and Parent, the “Parent Parties”), (ix) Clearlake Capital Partners IV (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 1”), (x) Clearlake Capital Partners IV (Offshore) (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 2”), (xi) Clearlake Capital Partners V (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 3”), (xii) Clearlake Capital Partners V (USTE) (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 4”), (xiii) Clearlake Capital Partners V (Offshore) (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 5”), and together with Blocker 1, Blocker 2, Blocker 3 and Blocker 4, the “Blockers”), (xiv) Janus Midco, LLC, a Delaware limited liability company (“Janus Midco”), (xv) Jupiter Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”), (xvi) Jupiter Intermediate Holdco, LLC, a Delaware limited liability company (“Holdco”), (xvii) J.B.I., LLC, a Georgia limited liability company (“JBI”), and (xviii) Cascade GP, LLC, a Delaware limited liability company, solely in its capacity as representative of the Blocker Owners (as defined below) and the Company Equityholders (as defined below) (the “Equityholder Representative”) (as the same may be amended from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (i) Merger Sub merged with and into JIH, with JIH surviving as the surviving company and a wholly-owned subsidiary of Parent (the “JIH Merger”) and (ii) each of the Blockers will merge with and into Parent, with Parent as the surviving company (the “Parent Mergers” and together with the JIH Merger, the “Transactions”), effective as of the date hereof (the “Closing”);

WHEREAS, as partial inducement for the Parties to enter into the Business Combination Agreement, the Company and the Holders of a majority in interest of the Registrable Securities at the date hereof have agreed to amend the Registration Rights Agreement in accordance with Section 6.8 thereof as set forth herein; and

WHEREAS, capitalized terms used but not defined herein shall have the respective meaning ascribed to such terms in the Registration Rights Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holders of a majority in interest of the Registrable Securities at the date hereof hereby agree with the Company as follows:

1. The Registration Rights Agreement is hereby amended so that (a) references to Founder Shares, shares of Common Stock issuable upon conversion of the Founder Shares, and shares of Common Stock shall refer to Parent Common Stock (as defined in the Business Combination Agreement, and (b) references to Private Placement Warrants and Working Capital Warrants shall refer to Parent Warrants (as defined in the Business Combination Agreement).

2. Section 1.1 is hereby amended to add the following definition (in alphabetical order):

“Investor Rights Agreement” shall mean the Investor Rights Agreement, dated [●], 2021, by and among Janus Parent, Inc., a Delaware corporation, the Sponsor and the other parties thereto.

3. Section 2.2(a) is hereby amended to read in its entirety as follows:

“If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and the Common Stock or other securities as to which registration has been requested pursuant to the Investor Rights Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

4. Article V is hereby amended to read in its entirety as follows:

“ARTICLE V

RESERVED”

5. This Amendment may be executed in any number of original or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6. Except as expressly set forth in this Amendment, no other amendment or modifications are made to any other provisions of the Registration Rights Agreement, and the Registration Rights Agreement shall remain in full force and effect, as amended hereby, and so amended, the Parties hereby reaffirm all of their respective rights and obligations thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have each executed and delivered this Amendment as of the day and year first above written.

JUNIPER INDUSTRIAL HOLDINGS, INC.

By:
Name: Brian Cook
Title: Chief Financial Officer

HOLDERS

JUNIPER INDUSTRIAL SPONSOR, LLC

By:
Name: Roger Fradin
Title: Managing Member

By:
Name: Mitchell Jacobson

By:
Name: Mark Levy

[Signature Page to Amendment to Registration and Stockholder Rights Agreement]

Annex F:

Section 262 of the General Corporation Law of the State of Delaware

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

F-1

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

F-2

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together

F-3

with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

F-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our charter provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended. Our bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

2.1	Business Combination Agreement, dated December 21, 2020, by and among Juniper Industrial Holdings, Inc., Janus Parent, Inc., Janus Midco, LLC, Jupiter Management Holdings, LLC, Jupiter Intermediate Holdco, LLC and the other parties named therein (included as Annex A to the proxy statement/prospectus).

3.1	Amended and Restated Certificate of Incorporation of Juniper Industrial Holdings, Inc.(3)

3.2	Amended and Restated Bylaws of Juniper Industrial Holdings, Inc.(3)

3.3	Certificate of Incorporation of Janus Parent, Inc.*

3.4	Bylaws of Janus Parent, Inc.*

3.5	Form of Amended and Restated Certificate of Incorporation of Janus Parent, Inc.*

3.6	Form of Amended and Restated Bylaws of Janus Parent, Inc.*

4.1	Specimen Common Stock Certificate.*

4.2	Specimen Warrant Certificate.*

4.3	Warrant Agreement, dated November 13, 2019, between the Company and Continental Stock Transfer & Trust Company.(3)

4.4	Description of the Company’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.(3)

5.1	Opinion of Kirkland & Ellis LLP.**

8.1	Opinion of Marcum LLP.**

10.1	Sponsor Warrants Purchase Agreement, dated November 7, 2019 among the Company and Juniper Industrial Sponsor, LLC.(3)

Exhibit No.	Description

10.2	Investment Management Trust Account Agreement, dated November 13, 2019, between the Company and Continental Stock Transfer & Trust Company.(3)

10.3	Registration and Stockholder Rights Agreement, dated November 13, 2019, between the Company, Juniper Industrial Sponsor, LLC and certain directors of the Company.(3)

10.4	Letter Agreement between the Company and Juniper Industrial Sponsor, LLC and each of the officers and directors of the Company.(3)

10.5	Administrative Support Agreement, dated November 13, 2019, between the Company and Juniper Industrial Sponsor, LLC.(3)

10.6	Sponsor Voting Agreement, dated December 21, 2020, by and among Janus Midco LLC, Juniper Industrial Sponsor, LLC and the other parties named therein.(4)

10.7	Form of PIPE Subscription Agreement.(4)

10.8	Form of Sponsor Lock-Up Agreement.*

10.9	Form of Investor Rights Agreement.*

10.10	Form of Indemnity Agreement.(1)

10.11	Promissory Note, dated August 29, 2019, issued to Juniper Industrial Sponsor, LLC.(1)

10.12	Form of Janus Parent, Inc. Omnibus Incentive Plan (included as Annex B to the proxy statement/prospectus).

10.13	Form of Janus International Group, Inc. Restricted Stock Agreement. **

23.1	Consent of Marcum, LLP, independent registered accounting firm for Juniper Industrial Holdings, Inc.*

23.2	Consent of BDO USA, LLP, independent registered accounting firm for Janus International Group, LLC.*

23.3	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).**

24.1	Power of Attorney (included on the signature page hereto).

99.1	Form of Proxy Card.

*	Filed herewith.
**	To be filed by amendment.
(1)	Previously filed as an exhibit to JIH’s Registration Statement on Form S-1, as amended (File No. 333-234264).
(2)	Previously filed as an exhibit to JIH’s Current Report on Form 8-K filed on November 13, 2019.
(3)	Previously filed as an exhibit to JIH’s Annual Report on Form 10-K filed on March 30, 2020.
(4)	Previously filed as an exhibit to JIH’s Current Report on Form 8-K filed on December 22, 2020.

(b) Financial Statement Schedules

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 22. Undertakings

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriter, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 8th day of February, 2021.

JANUS PARENT, INC.

By:	/s/ Brian Cook
Brian Cook Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Each person whose individual signature appears below hereby authorizes and appoints Roger Fradin and Brian Cook, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including post-effective amendments, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Pursuant to the requirements of the Exchange Act, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Roger Fradin Roger Fradin	Chairman of the Board of Directors	February 8, 2021

/s/ Brian Cook Brian Cook	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive, Financial Officer and Principal Accounting Officer)	February 8, 2021